Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-283181

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF
INFLECTION POINT ACQUISITION CORP. II
(A CAYMAN ISLANDS EXEMPTED COMPANY)
AND
PROSPECTUS FOR UP TO 171,952,234 SHARES OF COMMON STOCK,
4,630,896 SHARES OF SERIES A PREFERRED STOCK,
20,150,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK AND
SERIES A PREFERRED INVESTOR WARRANTS TO PURCHASE 4,495,098 SHARES OF COMMON STOCK
OF
INFLECTION POINT ACQUISITION CORP. II

(TO BE RENAMED “USA RARE EARTH, INC.” FOLLOWING DOMESTICATION IN
THE STATE OF DELAWARE AND IN CONNECTION WITH THE BUSINESS COMBINATION
DESCRIBED HEREIN)

The board of directors of Inflection Point Acquisition Corp. II, a Cayman Islands exempted company (“Inflection Point”), has unanimously approved and determined to be in the best interests of Inflection Point and its shareholders the business combination among Inflection Point, IPXX Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Inflection Point (“Merger Sub”), and USA Rare Earth, LLC, a Delaware limited liability company (referred to herein prior to the Business Combination (as defined below) as “USARE”, and, subsequent to the Business Combination, as “USARE OpCo”), pursuant to which, (1) at the closing of the transactions contemplated by the Business Combination Agreement (as defined below) (the “Closing”) and following the Domestication (as defined below), Merger Sub will merge with and into USARE (the “Merger”), with USARE surviving as a wholly-owned subsidiary of Inflection Point, pursuant to the terms and subject to the conditions set forth in the Business Combination Agreement, dated as of August 21, 2024 (the “Signing Date”), as amended by Amendment No. 1 to the Business Combination Agreement, dated November 12, 2024, and Amendment No. 2 to the Business Combination Agreement, dated January 30, 2025, by and among Inflection Point, Merger Sub and USARE, attached to this proxy statement/prospectus as Annex A, Annex A-1 and Annex A-2 (as it may be further amended, modified, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), resulting in a combined company whereby Inflection Point will become the manager of USARE OpCo, and substantially all of the assets and the business of the combined company will be held and operated by USARE OpCo and its subsidiaries, as more fully described elsewhere in this proxy statement/prospectus; (2) Inflection Point will domesticate (the “Domestication”) as a Delaware corporation in accordance with the Delaware General Corporation Law (“DGCL”), the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) and the amended and restated memorandum and articles of association of Inflection Point (as may be amended from time to time, the “Cayman Constitutional Documents”), and (3) the other transactions contemplated by the Business Combination Agreement and documents related thereto will be consummated (such transactions, together with the Merger and the Domestication, the “Business Combination”). In connection with the Business Combination, Inflection Point will be renamed “USA Rare Earth, Inc.” (“New USARE”).

At least one day prior to the Domestication, Inflection Point will redeem the public shares properly tendered for redemption in connection with the Business Combination pursuant to the Cayman Constitutional Documents (the “Redemption”). Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents and the Sponsor Support Agreement (as defined below) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of Inflection Point (each an “Inflection Point Class B Ordinary Share”) will convert automatically, on a one-for-one basis, into one (1) Class A ordinary share, par value $0.0001 per share, of Inflection Point (each an “Inflection Point Class A Ordinary Share” and together with the Inflection Point Class B Ordinary Shares, the “Inflection Point Ordinary Shares”) (the “Sponsor Share Conversion”). In connection with the Domestication, (i) each then issued and outstanding Inflection Point Class A Ordinary Share (that was not redeemed pursuant to the Redemption) shall convert automatically, on a one-for-one basis, into one (1) share of common stock, par value $0.0001 per share, of New USARE (after the Domestication) (the “New USARE Common Stock”); (ii) each of the then issued and outstanding warrants representing the right to purchase one Inflection Point Class A Ordinary Share (each an “Inflection Point Warrant”) shall convert automatically into a warrant to acquire one (1) share of New USARE Common Stock (each a “New USARE Warrant”); and (iii) each of the then issued and outstanding units of Inflection Point will be cancelled and each holder thereof will be entitled to one share of New USARE Common Stock and one-half (1/2) of one New USARE Warrant.

In connection with Closing and subject to the satisfaction or waiver of the conditions to Closing set forth in the Business Combination Agreement, (i) USARE OpCo and New USARE will enter into a Seventh Amended and Restated Limited Liability Company Operating Agreement of USARE OpCo, to, among other things, admit New USARE as the manager of USARE OpCo, and (ii) Inflection Point

(following the Domestication) and in connection with the consummation of the Business Combination will file with the Secretary of State of the State of Delaware a Certificate of Designations of Preferences, Rights and Limitations of 12% Series A Cumulative Convertible Preferred Stock (such stock, the “Series A Preferred Stock”, and such certificate, the “Series A Preferred Stock Certificate of Designation”) which sets forth the rights, preferences and privileges of the Series A Preferred Stock having the characteristics described more fully elsewhere in this proxy statement/prospectus.

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, immediately prior to the effective time of the Merger (the “Effective Time”), (i) each warrant that is outstanding and unexercised immediately prior to the Effective Time to purchase Class C convertible preferred units of USARE (the “USARE Class C Convertible Preferred Units”) or Class C-1 convertible preferred units of USARE (the “USARE Class C-1 Convertible Preferred Units”) shall automatically be exercised on a cashless basis in full in accordance with its terms and (ii) immediately thereafter, each then-issued and outstanding USARE Class C Convertible Preferred Unit and each then-issued and outstanding USARE Class C-1 Convertible Preferred Unit (including each USARE Class C Convertible Preferred Unit and USARE Class C-1 Convertible Preferred Unit issued upon the automatic exercise described in the preceding clause (i)) shall automatically convert into such number of Class B units of USARE (the “USARE Class B Units”) into which such USARE Class C Convertible Preferred Unit or USARE Class C-1 Convertible Preferred Unit, as applicable, is convertible in connection with the Merger pursuant to USARE’s Sixth Amended and Restated Operating Agreement, as amended (the “USARE OA”).

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, at the Effective Time:

i.       each unit of USARE that is owned by Inflection Point, Merger Sub or USARE (in treasury or otherwise) immediately prior to the Effective Time (each an “Excluded Unit”) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefore;

ii.      each incentive unit (the “USARE Incentive Units”) that is issued and outstanding immediately prior to the Effective Time (other than Excluded Units) shall, by virtue of the occurrence of the Merger, (x) to the extent the holder of such USARE Incentive Unit is continuously employed by or providing services to USARE from the Signing Date through the Effective Time, be automatically deemed to be fully vested, (y) regardless of such employment or service status, be automatically deemed exchanged or converted (on a cashless basis) into a number of Class A units of USARE (the “USARE Class A Units”) equal to the number of USARE Incentive Units covered by the award multiplied by an exchange ratio generally based on the in-the-money value of the USARE Incentive Units, as determined in accordance with the terms of the Business Combination Agreement, the USARE OA, the Second Amended and Restated USA Rare Earth, LLC Incentive Plan (as amended) and the award agreements thereunder, and each USARE Class A Unit issued or issuable upon such deemed exchange or conversion shall be treated as being issued and outstanding immediately prior to the Effective Time;

iii.     each warrant to purchase units of USARE (excluding the USARE Class A Preferred Investor Warrants (as defined below)) (the “USARE Warrants”) that is outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the occurrence of the Merger, automatically be exercised or deemed exercised on a cashless basis in full in accordance with its terms immediately prior to the Effective Time, and each USARE Class A Unit or USARE Class B Unit issued or issuable upon such exercise shall be treated as being issued and outstanding immediately prior to the Effective Time and shall be canceled and converted into the right to receive the Per Unit Base Consideration and the Per Unit Earn-out Consideration (as defined below);

iv.      each USARE Class A Unit that is issued and outstanding immediately prior to the Effective Time (including all USARE Class A Units outstanding or deemed outstanding (a) upon the deemed exchange or conversion of the USARE Incentive Units and (b) upon the deemed exercise of the USARE Warrants, but excluding the Excluded Units) shall be cancelled and converted into the right to receive a number of shares of New USARE Common Stock equal to the Exchange Ratio (as defined below) (the “Per Unit Base Consideration”) and the right to receive, subject to the vesting conditions described below, a number of shares of New USARE Common Stock equal to the Earn-out Exchange Ratio (as defined below) (the “Per Unit Earn-out Consideration”);

v.       each USARE Class B Unit that is issued and outstanding immediately prior to the Effective Time (including all USARE Class B Units outstanding or deemed outstanding upon the deemed exercise of the USARE Warrants, but excluding the Excluded Units) shall be cancelled and converted into the right to receive the Per Unit Base Consideration and the Per Unit Earn-out Consideration;

vi.     each Class A-1 convertible preferred unit of USARE (the “USARE Class A-1 Convertible Preferred Units”) and each Class A-2 convertible preferred unit of USARE (the “USARE Class A-2 Convertible Preferred Units”, and together with the USARE Class A-1 Convertible Preferred Units, the “USARE Class A Convertible Preferred Units”) that is issued and outstanding immediately prior to the Effective Time (other than Excluded Units) and each USARE Class A Convertible Preferred Unit that would be outstanding upon payment-in-kind of all accrued and unpaid dividends on the USARE Class A Convertible Preferred Units shall be cancelled and converted into the right to receive one share of Series A Preferred Stock; and

vii.    each warrant to purchase USARE Class A Units at an initial exercise price of $12.00 per USARE Class A Unit, subject to adjustment, and initially issued to a holder of USARE Class A Convertible Preferred Units (each such warrant, a “USARE Class A Preferred Investor Warrant”) shall be cancelled and converted into the right to receive a Series A Preferred Investor Warrant (as defined below) exercisable for a number of shares of New USARE Common Stock equal to the aggregate number of USARE Class A Units that would be issued upon full exercise of such USARE Class A Preferred Investor Warrant.

Pursuant to the Business Combination Agreement, the aggregate consideration to be paid in, or in connection with, the Merger in respect of the outstanding equity securities of USARE (excluding the USARE Class A Convertible Preferred Units and the USARE Class A Preferred Investor Warrants) will be (A) (i) the number of shares of New USARE Common Stock equal to the quotient of (a) (i) $800,000,000 minus (ii) the aggregate indebtedness of USARE and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions) divided by (b) the amount equal to the price at which each Inflection Point Class A Ordinary Share may be redeemed pursuant to the Redemption (collectively, the “Aggregate Base Consideration”) plus (B) subject to the vesting conditions described below, up to 10,000,000 shares of New USARE Common Stock (the “Aggregate Earn-out Consideration”). The Aggregate Earn-out Consideration is subject to certain customary adjustments as described in the Business Combination Agreement. The “Exchange Ratio” will be equal to the quotient of (A) the Aggregate Base Consideration divided by (B) the sum (without duplication) of the aggregate number of (i) USARE Class A Units that are issued and outstanding immediately prior to the Effective Time, (ii) USARE Class B Units that are issued and outstanding immediately prior to the Effective Time (including all USARE Class B Units issued upon conversion of all outstanding USARE Class C Convertible Preferred Units and USARE Class C-1 Convertible Preferred Units), (iii) all USARE Class A Units and USARE Class B Units issuable upon full exercise of all issued and outstanding USARE Warrants (calculated using the treasury method of accounting on a cashless exercise basis), and (iv) all USARE Class A Units and USARE Class B Units issuable upon full exercise, exchange or conversion of all issued and outstanding USARE Incentive Units (calculated using the treasury method of accounting on a cashless exercise basis) (such sum, the “USARE Fully Diluted Capital”).

The “Earn-out Exchange Ratio” will be equal to the quotient of (A) the Aggregate Earn-out Consideration divided by (B) the USARE Fully Diluted Capital. 50% of the Aggregate Earn-out Consideration shall vest and be issued if, during the five year period beginning on the first anniversary of the Closing Date (the “Earnout Period”) the closing sale price of one share of New USARE Common Stock as reported on the national securities exchange on which such shares are then listed is greater than or equal to $15.00 for a period of at least twenty out of thirty consecutive days on which shares of New USARE Common Stock are actually traded on the principal securities exchange or securities market on which shares of New USARE Common Stock are then traded (each a “Trading Day”). The remaining 50% of the Aggregate Earn-out Consideration shall vest and be issued if, during the Earnout Period, the closing sale price of one share of New USARE Common Stock as reported on the national securities exchange on which such shares are then listed is greater than or equal to $20.00 for a period of at least twenty out of thirty consecutive Trading Days. The Aggregate Earn-out Consideration may also vest upon a transaction or series of transactions the result of which is (a) the acquisition by any person or “group” (as defined in the Exchange Act of 1934, as amended (the “Exchange Act”)) of persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of New USARE, (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of New USARE or the surviving person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of New USARE (“Change of Control”), pursuant to which New USARE or its shareholders have the right to receive consideration if the implied value per share of New USARE Common Stock is equal to or above such price targets, with the amount of such consideration dependent upon the implied per share value reaching the thresholds discussed above. Should the implied value per share of New USARE Common Stock pursuant to a Change of Control be less than $15.00, then the vesting conditions discussed above shall no longer apply and no further shares of New USARE Common Stock will be issued as Aggregate Earn-out Consideration.

Since Inflection Point’s initial public offering (the “IPO”), its only material financing consists of a convertible promissory note (the “Convertible Promissory Note”) issued to Michael Blitzer, Inflection Point’s Chairman and Chief Executive Officer, pursuant to which Inflection Point may borrow up to $2,500,000 from Mr. Blitzer, for ongoing expenses reasonably related to the business of Inflection Point and the consummation of the Business Combination or any other initial business combination. Pursuant to a securities purchase agreement, dated as of August 21, 2024, as amended on January 22, 2025, by and among Inflection Point, Michael Blitzer (Inflection Point’s Chairman and Chief Executive Officer) and USARE (the “Blitzer Series A SPA”), Inflection Point has agreed to issue at Closing, a number of shares of Series A Preferred Stock equal to the number of Blitzer Conversion Preferred Shares (as defined below) in exchange for Mr. Blitzer’s forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note.

Concurrently with the execution of the Business Combination Agreement, on August 21, 2024, (A) USARE and certain investors of USARE Class A-1 Convertible Preferred Units (the “Class A-1 Convertible Preferred Unit Investors”) entered into securities purchase agreements (the “Class A-1 Convertible Preferred SPAs”), pursuant to which the Class A-1 Convertible Preferred Unit Investors purchased an aggregate of (i) 1,176,471 USARE Class A-1 Convertible Preferred Units and (ii) USARE Class A Preferred Investor Warrants exercisable for an aggregate of 1,426,471 USARE Class A Units for an aggregate purchase price of approximately $12.0 million and (B) USARE and certain funds related to Inflection Point (Inflection Point Fund, Newtyn Partners, LP and Newtyn TE Partners, LP) (collectively, the “Class A-2 Convertible Preferred Unit Investors”) entered into securities purchase agreements (the “Class A-2 Convertible Preferred SPAs” and together with the Class A-1 Convertible Preferred SPAs, the “Class A Convertible Preferred SPAs”), pursuant to which the Class A-2 Convertible Preferred Unit Investors purchased an aggregate of (i) 1,323,529 USARE Class A-2 Convertible Preferred Units and (ii) USARE Class A Preferred Investor Warrants exercisable for an aggregate of 1,542,279 USARE Class A Units for an aggregate purchase price of approximately $13.5 million. In addition, pursuant to a securities purchase agreement, dated as of August 21, 2024, by and between USARE and Mr. Blitzer (the “Blitzer Class A SPA”), USARE has issued 122,549 USARE Class A-2 Convertible Preferred Units (excluding accrued and unpaid payment-in-kind interest) and a USARE Class A Preferred Investor Warrant to purchase up to 31,250 USARE Class A Units in exchange for Mr. Blitzer’s promise to forgive, at Closing, the remaining 50% of the then-outstanding balance of the Convertible Promissory Note.

The USARE Class A Convertible Preferred Units accrue dividends daily at the rate of (a) if paid in kind, 12% per annum of the original issue price (defined as $12.00 per unit), plus the amount of previously accrued dividends paid in kind, or (b) if paid in cash, 10% per annum of the original issue price (defined as $12.00 per unit), plus the amount of previously accrued dividends. Such dividends compound quarterly. In addition, the holders of the USARE Class A-2 Convertible Preferred Units are to be paid, on an as-converted basis, any dividend or other distribution, whether paid in cash, in-kind or in other property (including, for the avoidance of doubt, any securities), authorized and paid by USARE on the issued and outstanding USARE Class A Units in an amount determined by assuming that the number of USARE Class A Units into which such USARE Class A-2 Convertible Preferred Units could be converted pursuant to the USARE OA.

Also concurrently with the execution of the Business Combination Agreement, on August 21, 2024, Inflection Point, USARE and Inflection Point Fund I, LP, a Delaware limited partnership (“Inflection Point Fund”), an accredited investor that is an affiliate of Inflection Point, entered into a securities purchase agreement (the “Series A SPA”), pursuant to which Inflection Point Fund agreed to purchase 759,804 shares of Series A Preferred Stock and a warrant exercisable to purchase 759,804 shares of New USARE Common Stock at an initial exercise price of $12.00 (the “Series A Preferred Investor Warrants”) for an aggregate purchase price of $9,117,648 (the “Series A Preferred Stock Investment”). Subsequently, on February 3, 2025, Inflection Point Fund pre-funded the Series A Preferred Stock Investment by purchasing, pursuant to an Additional Class A-2 Convertible Preferred SPA (as defined below), an aggregate of 833,333 additional USARE Class A-2 Convertible Preferred Units and a USARE Class A Preferred Investor Warrant exercisable for an aggregate of 833,333 USARE Class A Units for an aggregate purchase price of approximately $8.5 million as part of the Additional Class A-2 Convertible Preferred Unit Investment (as defined below). Pursuant to a termination agreement, dated as of January 31, 2025, by and among Inflection Point, USARE and Inflection Point Fund (the “Series A SPA Termination Agreement”), upon the pre-funding of the Series A Preferred Stock Investment, the Series A SPA was terminated.

On January 31, 2025, USARE entered into securities purchase agreements (the “Additional Class A-2 Convertible Preferred SPAs”) with the Class A-2 Convertible Preferred Unit Investors, Mr. Blitzer, and Collective Capital Management (collectively, the “Additional Class A-2 Convertible Preferred Unit Investors”), pursuant to which the Additional Class A-2 Convertible Preferred Unit Investors agreed to purchase an aggregate of (i) 1,495,098 USARE Class A-2 Convertible Preferred Units and (ii) USARE Class A Preferred Investor Warrants exercisable for an aggregate of 1,495,098 USARE Class A Units for an aggregate purchase price of approximately $15.0 million (the “Additional Class A-2 Convertible Preferred Unit Investment”). The Additional Class A-2 Convertible Preferred Unit Investment closed on February 3, 2025.

The Inflection Point Units (as defined below), Inflection Point Class A Ordinary Shares and Inflection Point Warrants are currently listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “IPXXU”, “IPXX” and “IPXXW”, respectively. Pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), the New USARE Common Stock issued in connection with the Business Combination is to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. Following the Closing, the New USARE Common Stock and New USARE Warrants are intended to be listed, subject to Nasdaq approval, under the proposed symbols “USAR” and “USARW”, respectively. It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the New USARE Common Stock and New USARE Warrants or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the New USARE securities would not be listed on any nationally recognized securities exchange.

In connection with Inflection Point’s IPO, Inflection Point Holdings II LLC, (the “Sponsor”), and Inflection Point’s directors and executive officers entered into letter agreements to vote their Inflection Point Ordinary Shares in favor of the Business Combination Proposal (as defined herein). Further, concurrently with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement with Inflection Point and USARE, dated as of August 21, 2024 (the “Sponsor Support Agreement”), pursuant to which the Sponsor agreed to vote its shares in favor of all proposals being presented at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 73.9% of the total outstanding Inflection Point Ordinary Shares.

Compensation of the Sponsor and its affiliates in connection with the Business Combination:

The Sponsor will receive at the Closing (i) 6,250,000 shares of New USARE Common Stock pursuant to the Sponsor Share Conversion and the Domestication, which shares it acquired for an aggregate purchase price of $25,000 and (ii) 6,000,000 New USARE Warrants upon the conversion of 6,000,000 Inflection Point Warrants in the Domestication, which it acquired in a private placement consummated simultaneously with the IPO at a price of $1.00 per warrant, for an aggregate purchase price of $6,000,000 (each, a “Private Placement Warrant”).

Inflection Point Fund, an affiliate of Inflection Point, Mr. Blitzer and the Sponsor, will receive at the Closing 1,191,498 shares of Series A Preferred Stock in exchange for 1,176,470 USARE Class A Convertible Preferred Units (taking into account accrued payment-in-kind interest through December 31, 2024; such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 1,395,220 shares of New USARE Common Stock at an initial exercise price of $12.00 (the “Series A Preferred Investor Warrants”) in exchange for USARE Class A Preferred Investor Warrants exercisable for 1,395,220 USARE Class A Units, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were acquired for an aggregate purchase price of approximately $12.0 million, which includes purchases in connection with both the Class A Convertible Preferred Investment and the Additional Class A-2 Convertible Preferred Unit Investment.

Mr. Blitzer, Inflection Point’s Chairman and Chief Executive Officer, the sole managing member of the Sponsor and the Chief Investment Officer of Inflection Point Fund, will receive at the Closing (i) 127,916 shares of Series A Preferred Stock in exchange for 122,549 USARE Class A-2 Convertible Preferred Units (taking into account accrued payment-in-kind interest through December 31, 2024; such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) (such shares of Series A Preferred Stock issued, the “Blitzer Conversion Preferred Shares”) and a

Series A Preferred Investor Warrant exercisable for 31,250 shares of New USARE Common Stock in exchange for a USARE Class A Preferred Investor Warrant to purchase up to 31,250 USARE Class A Units, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were issued in exchange for Mr. Blitzer’s promise to forgive, at Closing, 50% of the then-outstanding balance of the Convertible Promissory Note, (ii) a number of shares of Series A Preferred Stock equal to the number of Blitzer Conversion Preferred Shares in exchange for Mr. Blitzer’s forgiveness of the other 50% of the then-outstanding balance of the Convertible Promissory Note and (iii) 147,509 shares of Series A Preferred Stock in exchange for 147,059 USARE Class A Convertible Preferred Units (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 147,059 shares of New USARE Common Stock in exchange for a USARE Class A Preferred Investor Warrant exercisable for 147,059 USARE Class A Units, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were acquired for an aggregate purchase price of $1,500,000.

Collective Capital Management, LLC (“Collective Capital Management”), an affiliate of The Venture Collective LLC (“TVC”), Inflection Point and two of Inflection Point’s directors, Nicholas Shekerdemian and Elliot Richmond, will receive at the Closing 24,510 shares of Series A Preferred Stock in exchange for 24,510 USARE Class A Convertible Preferred Units (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 24,510 shares of New USARE Common Stock in exchange for a USARE Class A Preferred Investor Warrant exercisable for 24,510 USARE Class A Units, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were acquired for an aggregate purchase price of $250,000.

The securities issued to the Sponsor, Inflection Point Fund and Mr. Blitzer may result in a material dilution of the equity interests of non-redeeming holders of the Inflection Point Class A Ordinary Shares sold in the IPO (“Public Shareholders”). See “Dilution”, “The Business Combination Proposal — Interests of Certain Inflection Point Persons in the Business Combination” and “Information About Inflection Point — Executive and Director Compensation”.

Except for services fees paid to The Venture Collective LLC, an affiliate of Inflection Point and one of its directors, Nicholas Shekerdemian (“TVC”), no compensation of any kind, including finder’s and consulting fees, have been paid or will be paid to the Sponsor, or any of its affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The reimbursement of expenses and advances and the securities issued to the Sponsor and Mr. Blitzer may result in a material dilution of the equity interests of non-redeeming Public Shareholders. See “Dilution”, “The Business Combination Proposal — Interests of Certain Inflection Point Persons in the Business Combination” and “Information About Inflection Point — Executive and Director Compensation”.

Potential conflicts of interest in connection with the Business Combination:    There may be actual or potential material conflicts of interest between or among (i) the Sponsor, Inflection Point’s officers and directors, USARE’s officers and directors and (ii) unaffiliated security holders of Inflection Point. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Business Combination, the compensation of Inflection Point’s directors and officers and the compensation of the Sponsor, Michael Blitzer, Inflection Point Fund and TVC in connection with the Business Combination. See the section entitled “The Business Combination Proposal — Interests of Certain Inflection Point Persons in the Business Combination”. USARE’s managers and executive officers have interests in the Business Combination that are different from, or in addition to, those of the Inflection Point shareholders and warrant holders generally. See the section entitled “The Business Combination Proposal — Interests of the USARE Directors and Executive Officers”.

This proxy statement/prospectus covers (A) 171,952,234 shares of New USARE Common Stock shares that are to be issued or may be issuable (including (i) up to 8,455,349 shares of New USARE Common Stock upon the conversion of Inflection Point Ordinary Shares into New USARE Common Stock, (ii) up to 83,281,035 shares of New USARE Common Stock as consideration in the Merger to certain members of USARE (including 10,000,000 shares of New USARE Common Stock constituting the Aggregate Earn-out Consideration), (iii) up to 20,150,000 shares of New USARE Common Stock issuable upon the exercise of the New USARE Warrants, (iv) up to 55,570,752 shares of New USARE Common Stock issuable upon the conversion of certain shares of Series A Preferred Stock (assuming, solely for this purpose, a $1.00 conversion price), which amount represents a good-faith estimate of the maximum amount of shares of New USARE Common Stock that may become issuable upon conversion of such shares of

Series A Preferred Stock) and (v) up to 4,495,098 shares of New USARE Common Stock issuable upon the exercise of certain Series A Preferred Investor Warrants, (B) up to 4,630,896 shares of Series A Preferred Stock to be issued as consideration in the Merger to the holders of USARE Class A Convertible Preferred Units, (C) Series A Preferred Investor Warrants exercisable for up to 4,495,098 shares of New USARE Common Stock to be issued as consideration in the Merger to the holders of USARE Class A Preferred Investor Warrants and (D) 20,150,000 New USARE Warrants upon the conversion of Inflection Point Warrants.

Inflection Point will hold an extraordinary general meeting (the “extraordinary general meeting”) to consider matters relating to the Business Combination at 10:00 a.m., Eastern Time, on March 10, 2025 at the offices of White & Case LLP located at 1221 Avenue of the Americas, New York, NY 10020, and virtually via live webcast at https://www.cstproxy.com/inflectionpointacquisitionii/2025. For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the extraordinary general meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020. You or your proxyholder will be able to attend and vote at the extraordinary general meeting in-person or online by visiting and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

If you have any questions or need assistance voting your Inflection Point Ordinary Shares, please contact Sodali & Co, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing IPXX.info@investor.sodali.com. The notice of the extraordinary general meeting and the proxy statement/prospectus relating to the Business Combination will be available at https://www.cstproxy.com/inflectionpointacquisitionii/2025.

For terms used in this notice but not otherwise defined herein, please refer to the Frequently Used Terms section of this proxy statement/prospectus.

This proxy statement/prospectus provides shareholders of Inflection Point with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of Inflection Point. It also contains or references information about Inflection Point, USARE and New USARE and certain related matters. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. In particular, when you consider the recommendation regarding these proposals by the board of directors of Inflection Point, you should keep in mind that the Sponsor and Inflection Point’s directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, your interests as a shareholder. For instance, the Sponsor, Inflection Point’s officers and directors and/or their affiliates will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating Inflection Point. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain Inflection Point Persons in the Business Combination” for a further discussion of these considerations. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 30 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated February 14, 2025, and is first being mailed to Inflection Point’s shareholders on or about February 18, 2025.

PROXY STATEMENT/PROSPECTUS
DATED FEBRUARY 14, 2025

INFLECTION POINT ACQUISITION CORP. II
A Cayman Islands Exempted Company
(Company Number 398145)
167 Madison Avenue, Suite 205 #1017
New York, New York 10016

NOTICE OF EXTRAORDINARY GENERAL MEETING TO BE HELD ON MARCH 10, 2025

TO THE SHAREHOLDERS OF INFLECTION POINT ACQUISITION CORP. II:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of Inflection Point Acquisition Corp. II, a Cayman Islands exempted company (“Inflection Point”), to be held at 10:00 a.m., Eastern Time, on March 10, 2025 at the offices of White & Case LLP located at 1221 Avenue of the Americas, New York, NY 10020, and virtually via live webcast at https://www.cstproxy.com/inflectionpointacquisitionii/2025. The extraordinary general meeting will be held for the following purposes:

Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, the Business Combination Agreement, dated as of August 21, 2024, as amended by Amendment No. 1 to the Business Combination Agreement, dated November 12, 2024 and Amendment No. 2 to the Business Combination Agreement, dated January 30, 2025 (as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), by and among Inflection Point, IPXX Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Inflection Point (“Merger Sub”), and USA Rare Earth, LLC, a Delaware limited liability company (referred to herein prior to the Business Combination as “USARE”, and, subsequent to the Business Combination, as “USARE OpCo”), pursuant to which, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) and following the Domestication (as defined below), Merger Sub will merge with and into USARE (the “Merger”), with USARE surviving as a wholly-owned subsidiary of Inflection Point, resulting in a combined company whereby Inflection Point will become the manager of USARE OpCo, and substantially all of the assets and the business of the combined company will be held and operated by USARE OpCo and its subsidiaries and the transactions contemplated thereby, as more fully described in the accompanying proxy statement/prospectus. We refer to this proposal as the “Business Combination Proposal”. A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A, Annex A-1 and Annex A-2.

Proposal No. 2 — The Domestication Proposal — To consider and vote upon a proposal to approve, by special resolution, of holders of Inflection Point Class B Ordinary Shares, a change in the corporate structure and domicile of Inflection Point, which will be accomplished by continuation of Inflection Point from an exempted company incorporated in accordance with the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware (the “Domestication”). The Domestication will be effected at least one day prior to the Closing by Inflection Point filing a certificate of corporate domestication and the proposed new certificate of incorporation of New USARE (the “Proposed Certificate of Incorporation”) with the Delaware Secretary of State and filing an application to de-register with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Domestication, Inflection Point will become a Delaware corporation and will change its corporate name to “USA Rare Earth, Inc.” (Inflection Point following the Domestication and the Business Combination, “New USARE”) and all outstanding securities of Inflection Point will convert to outstanding securities of New USARE, as described in more detail in the accompanying proxy statement/prospectus. We refer to this proposal as the “Domestication Proposal”.

Proposal No. 3 — The Stock Issuance Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, including for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance or potential issuance of (i) shares of Series A Preferred Stock (as defined below) and Series A Preferred Investor Warrants (as defined below), (ii) New USARE Common Stock to the USARE Members and (iii) any other issuances of common stock and securities convertible into or exercisable for common stock pursuant to subscription, purchase or similar agreements Inflection Point has entered, or may enter, into prior to Closing. We refer to this proposal as the “Stock Issuance Proposal”.

Proposal No. 4 — Organizational Documents Proposal — To consider and vote upon a proposal to approve, by special resolution, the Proposed Certificate of Incorporation and the proposed new by-laws (the “Proposed By-Laws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of New USARE in connection with the Business Combination. We refer to this proposal as the “Organizational Documents Proposal”. The form of each of the Proposed Certificate of Incorporation and the Proposed By-Laws is attached to the accompanying proxy statement/prospectus as Annex C and Annex D, respectively.

Proposal No. 5 — The Advisory Organizational Documents Proposals — To consider and vote upon the following three separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve on an advisory, non-binding basis by special resolution the following material differences between the amended and restated memorandum and articles of association of Inflection Point (as may be amended from time to time, the “Cayman Constitutional Documents”) and the Proposed Organizational Documents:

Advisory Organizational Documents Proposal 5A — Under the Proposed Organizational Documents, New USARE would be authorized to issue (A) 750,000,000 shares of common stock, par value $0.0001 per share (“New USARE Common Stock”), and (B) 50,000,000 shares of preferred stock, par value $0.0001 per share (“New USARE Preferred Stock”).

Advisory Organizational Documents Proposal 5B — The Proposed Organizational Documents would adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Advisory Organizational Documents Proposal 5C — The Proposed Certificate of Incorporation would require the affirmative vote of at least two-thirds of the total voting power of all then-outstanding shares of New USARE to amend, alter, repeal or rescind certain provisions of the Proposed Certificate of Incorporation.

Proposal No. 6 — The Incentive Plan Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, the USA Rare Earth, Inc. 2024 Omnibus Incentive Plan (the “New Equity Incentive Plan”). We refer to this proposal as the “Incentive Plan Proposal”.

Proposal No. 7 — The Director Election Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, the election of eight (8) directors to serve on the New USARE board of directors until the first annual meeting of stockholders of New USARE to be held following the date of Closing and until any such director’s successor is elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal. We refer to this proposal as the “Director Election Proposal” and collectively with the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal and the Organizational Documents Proposal, the “Condition Precedent Proposals”.

Proposal No. 8 — The Adjournment Proposal — To consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if Inflection Point determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other transaction contemplated by the Business Combination Agreement or the related agreements. We refer to this proposal as the “Adjournment Proposal”.

These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of the Inflection Point Class A Ordinary Shares (as defined below) and the Inflection Point Class B Ordinary Shares (as defined below) (collectively, the “Inflection Point Ordinary Shares”) at the close of business on January 29, 2025 (the “Record Date”) are entitled to notice of and to have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting. Pursuant to the Cayman Constitutional Documents, the approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the Class B ordinary shares of Inflection Point, par value $0.0001 per share (“Inflection Point Class B Ordinary Shares”), who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the Class A ordinary shares of Inflection Point, par value $0.0001 per share (“Inflection Point Class A Ordinary Shares”) will have no right to vote on the Domestication Proposal, in accordance with Article 49.2 of the Cayman Constitutional Documents.

The approval of each of the Organizational Documents Proposal and the Advisory Organizational Documents Proposals requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the Inflection Point Ordinary Shares, who being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting.

The approval of each of the Business Combination Proposal, the Stock Insurance Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the Inflection Point Ordinary Shares, who, being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting. The Business Combination was not structured to require the approval of at least a majority of Inflection Point’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.

The accompanying proxy statement/prospectus and proxy card are being provided to Inflection Point’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of Inflection Point’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 30 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of Inflection Point (the “Inflection Point Board”) has unanimously approved and determined to be in the best interests of Inflection Point and its shareholders the Business Combination and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to Inflection Point’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the Inflection Point Board, you should keep in mind that Inflection Point’s sponsor, Inflection Point Holdings II LLC (the “Sponsor”) and Inflection Point’s directors and officers, and/or their affiliates, have interests in the Business Combination that may conflict with your interests as a shareholder. For instance, the Sponsor and Inflection Point’s officers and directors, and/or their affiliates, will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating Inflection Point. See the section of the accompanying proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain Inflection Point Persons in the Business Combination” for a further discussion of these considerations.

In connection with the Business Combination, certain related agreements have been or will be entered into on or prior to the closing of the Business Combination, including the Registration Rights Agreement, the Sponsor Support Agreement, the Member Support Agreement, the Series A SPA, the Series A Preferred Investor Warrants and the Sponsor Lock-Up Agreement (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal — Related Agreements” and “Certain Relationships and Related Person Transactions” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Cayman Constitutional Documents, a holder of Public Shares (as defined below) (a “Public Shareholder”) may request to redeem all or a portion of such holder’s Public Shares for cash if the Business Combination is consummated. As a Public Shareholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a) hold Inflection Point Class A Ordinary Shares sold in the IPO (as defined below), whether they were purchased in the IPO as part of the Inflection Point Units (as defined in the accompanying proxy statement/prospectus) or thereafter in the open market (“Public Shares”) or (b) hold Public Shares through Inflection Point Units and elect to separate your Inflection Point Units into the underlying Public Shares and Public Warrants (as defined in the accompanying proxy statement/prospectus) prior to exercising your redemption rights with respect to the Public Shares;

(ii)    submit a written request to Continental Stock Transfer & Trust Company (“Continental”), Inflection Point’s transfer agent, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that Inflection Point redeem all or a portion of your Public Shares for cash; and

(iii)   deliver your share certificates for Public Shares (if any) along with other applicable redemption forms to Continental, physically or electronically through The Depository Trust Company.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on March 6, 2025 (two business days prior to the initially scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

Public Shareholders may elect to redeem Public Shares regardless of if or how they vote in respect of the Business Combination Proposal, and regardless of whether they hold Public Shares on the Record Date. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank.

If a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, and Inflection Point initiates the redemption of Public Shares in connection with the Business Combination (the “Redemption”) pursuant to the Cayman Constitutional Documents, Inflection Point will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of the IPO (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination (the “Redemption Price”). For illustrative purposes, as of the Record Date, this would have amounted to approximately $10.95 per Public Share. Prior to exercising redemption rights, Public Shareholders should verify the market price of the Inflection Point Class A Ordinary Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. Inflection Point cannot assure shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in our securities when our shareholders wish to sell their shares. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests, which is two business days prior to the initially scheduled date of the extraordinary general meeting, and, thereafter, with Inflection Point’s consent, until the Redemption. If a Public Shareholder delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that Inflection Point instruct Continental to return the shares (physically or electronically). The holder can make such request by contacting Continental, at the address or email address listed in the accompanying proxy statement/prospectus. See “Extraordinary General Meeting of Inflection Point — Redemption Rights” of the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and each director and officer of Inflection Point have agreed to, among other things, vote in favor of the Business Combination, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any Inflection Point Ordinary Shares held by them. None of Inflection Point’s Sponsor, directors or officers received separate consideration for their waiver of redemption rights. The Founder Shares (as defined in the accompanying proxy statement/prospectus) held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the Sponsor owned approximately 73.9% of the issued and outstanding Inflection Point Ordinary Shares.

Since Inflection Point’s initial public offering (the “IPO”), its only material financing consists of a convertible promissory note (the “Convertible Promissory Note”) issued to Michael Blitzer, Inflection Point’s Chairman and Chief Executive Officer, pursuant to which Inflection Point may borrow up to $2,500,000 from Mr. Blitzer, for ongoing expenses reasonably related to the business of the Company and the consummation of the Business Combination or any other initial business combination. Pursuant to a securities purchase agreement, dated as of August 21, 2024, as amended on January 22, 2025, by and among Inflection Point, Michael Blitzer (Inflection Point’s Chairman and Chief Executive Officer) and USARE (the “Blitzer Series A SPA”), Inflection Point has agreed to issue at Closing, a number of shares of Series A Preferred Stock equal to the number of Blitzer Conversion Preferred Shares (as defined below) in exchange for Mr. Blitzer’s forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note.

Concurrently with the execution of the Business Combination Agreement, on August 21, 2024, (A) USARE and certain investors of USARE Class A-1 Convertible Preferred Units (as defined in the accompanying proxy statement/prospectus) (the “Class A-1 Convertible Preferred Unit Investors”) entered into securities purchase agreements (the “Class A-1 Convertible Preferred SPAs”), pursuant to which the Class A-1 Convertible Preferred Unit Investors purchased an aggregate of (i) 1,176,471 USARE Class A-1 Convertible Preferred Units and (ii) USARE Class A Preferred Investor Warrants exercisable for an aggregate of 1,426,471 Class A units of USARE (“USARE Class A Units”) for an aggregate purchase price of approximately $12.0 million and (B) USARE and certain funds related to Inflection Point (Inflection Point Fund, Newtyn Partners, LP and Newtyn TE Partners, LP) (collectively, the “Class A-2 Convertible Preferred Unit Investors”) entered into securities purchase agreements (the “Class A-2 Convertible Preferred SPAs” and together with the Class A-1 Convertible Preferred SPAs, the “Class A Convertible Preferred SPAs”), pursuant to which the Class A-2 Convertible Preferred Unit Investors purchased an aggregate of (i) 1,323,529 USARE Class A-2 Convertible Preferred Units (as defined in the accompanying proxy statement/prospectus) and (ii) USARE Class A Preferred Investor Warrants exercisable for an aggregate of 1,542,279 USARE Class A Units for an aggregate purchase price of approximately $13.5 million. In addition, pursuant to a securities purchase agreement, dated as of August 21, 2024, by and between USARE and Mr. Blitzer (the “Blitzer Class A SPA”), USARE has issued 122,549 USARE Class A-2 Convertible Preferred Units (excluding accrued and unpaid payment-in-kind interest) and a USARE Class A Preferred Investor Warrant to purchase up to 31,250 USARE Class A Units in exchange for Mr. Blitzer’s promise to forgive, at Closing, the remaining 50% of the then-outstanding balance of the Convertible Promissory Note.

The USARE Class A Convertible Preferred Units accrue dividends daily at the rate of (a) if paid in kind, 12% per annum of the original issue price (defined as $12.00 per unit), plus the amount of previously accrued dividends paid in kind, or (b) if paid in cash, 10% per annum of the original issue price (defined as $12.00 per unit), plus the amount of previously accrued dividends. Such dividends compound quarterly. In addition, the holders of the USARE Class A-2 Convertible Preferred Units are to be paid, on an as-converted basis, any dividend or other distribution, whether paid in cash, in-kind or in other property (including, for the avoidance of doubt, any securities), authorized and paid by USARE on the issued and outstanding USARE Class A Units in an amount determined by assuming that the number of USARE Class A Units into which such USARE Class A-2 Convertible Preferred Units could be converted pursuant to USARE’s Sixth Amended and Restated Operating Agreement, as amended (“USARE OA”).

Also concurrently with the execution of the Business Combination Agreement, on August 21, 2024, Inflection Point, USARE and Inflection Point Fund I, LP, a Delaware limited partnership (“Inflection Point Fund”), an accredited investor that is an affiliate of Inflection Point, entered into a securities purchase agreement (the “Series A SPA”), pursuant to which Inflection Point Fund agreed to purchase 759,804 shares of Series A Preferred Stock and a warrant exercisable to purchase 759,804 shares of New USARE Common Stock at an initial exercise price of $12.00 (the “Series A Preferred Investor Warrants”) for an aggregate purchase price of $9,117,648 (the “Series A Preferred Stock Investment”). Subsequently, on February 3, 2025, Inflection Point Fund pre-funded the Series A Preferred Stock Investment by purchasing, pursuant to an Additional Class A-2 Convertible Preferred SPA (as defined below), an aggregate of 833,333 additional USARE Class A-2 Convertible Preferred Units and a USARE Class A Preferred Investor Warrant exercisable for an aggregate of 833,333 USARE Class A Units for an aggregate purchase price of approximately $8.5 million as part of the Additional Class A-2 Convertible Preferred Unit Investment (as defined below). Pursuant to a termination agreement, dated as of January 31, 2025, by and among Inflection Point, USARE and Inflection Point Fund (the “Series A SPA Termination Agreement”), upon the pre-funding of the Series A Preferred Stock Investment, the Series A SPA was terminated.

On January 31, 2025, USARE entered into securities purchase agreements (the “Additional Class A-2 Convertible Preferred SPAs”) with the Class A-2 Convertible Preferred Unit Investors, Mr. Blitzer, and Collective Capital Management (collectively, the “Additional Class A-2 Convertible Preferred Unit Investors”), pursuant to which the Additional Class A-2 Convertible Preferred Unit Investors purchased an aggregate of (i) 1,495,098 USARE Class A-2 Convertible Preferred Units and (ii) USARE Class A Preferred Investor Warrants exercisable for an aggregate of 1,495,098 USARE Class A Units for an aggregate purchase price of approximately $15.0 million (the “Additional Class A-2 Convertible Preferred Unit Investment”). The Additional Class A-2 Convertible Preferred Unit Investment closed on February 3, 2025.

In connection with Closing and subject to the satisfaction or waiver of the conditions to Closing set forth in the Business Combination Agreement, (i) USARE OpCo and New USARE will enter into a Seventh Amended and Restated Limited Liability Company Operating Agreement of USARE OpCo, to, among other things, admit New USARE as the manager of USARE OpCo, and (ii) Inflection Point (following the Domestication) and in connection with the consummation of the Business Combination will file with the Secretary of State of the State of Delaware a Certificate of Designations of Preferences, Rights and Limitations of 12% Series A Cumulative Convertible Preferred Stock (such stock, the “Series A Preferred Stock) which sets forth the rights, preferences and privileges of the Series A Preferred Stock having the characteristics described more fully in the accompanying proxy statement/prospectus.

Mr. Blitzer will receive at the Closing (i) 127,916 shares of Series A Preferred Stock in exchange for 122,549 USARE Class A-2 Convertible Preferred Units (taking into account accrued payment-in-kind interest through December 31, 2024; such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) (such shares of Series A Preferred Stock issued, the “Blitzer Conversion Preferred Shares”) and a Series A Preferred Investor Warrant exercisable for 31,250 shares of New USARE Common Stock in exchange for a USARE Class A Preferred Investor Warrant to purchase up to 31,250 USARE Class A Units, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were issued in exchange for Mr. Blitzer’s promise to forgive, at Closing, 50% of the then-outstanding balance of the Convertible Promissory Note, (ii) a number of shares of Series A Preferred Stock equal to the number of Blitzer Conversion Preferred Shares in exchange for Mr. Blitzer’s forgiveness of the other 50% of the then-outstanding balance of the Convertible Promissory Note and (iii) 147,509 shares of Series A Preferred Stock in exchange for 147,059 USARE Class A Convertible Preferred Units (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 147,059 shares of New USARE Common Stock in exchange for a USARE Class A Preferred Investor Warrant exercisable for 147,059 USARE Class A Units, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were acquired for an aggregate purchase price of $1,500,000.

The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including without limitation: (i) the adoption and/or approval, as applicable, by Inflection Point’s shareholders of the Condition Precedent Proposals, (ii) the registration statement of which the accompanying proxy statement/prospectus forms a part becoming effective, (iii) approval of the listing of the New USARE Common Stock on the Nasdaq Stock Market LLC (“Nasdaq”), subject to satisfaction of the round lot holders requirement for initial listing, (iv) the accuracy of the representations and warranties of each party to the Business Combination Agreement and the performance of the covenants and agreements of the parties to the Business Combination Agreement, (v) the completion of the Domestication, (vi) the absence of a Company Material Adverse Effect or a Purchaser Material Adverse Effect (each as defined in the accompanying proxy statement/prospectus) and (vii) the substantially simultaneous closing of the Series A Preferred Stock Investment by Inflection Point Fund. We cannot assure you as to whether these conditions will be satisfied or waived.

The Inflection Point Units, Inflection Point Class A Ordinary Shares and Inflection Point Warrants (each as defined in the accompanying proxy statement/prospectus) are currently listed on Nasdaq under the symbols “IPXXU”, “IPXX” and “IPXXW”, respectively. Pursuant to the terms of the Business Combination Agreement, as a closing condition, (subject to certain exceptions), Inflection Point is required to cause the New USARE Common Stock issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. Following the Closing, New USARE Common Stock and warrants to acquire one (1) share of New USARE Common Stock deemed issued upon conversion of an Inflection Point Warrant pursuant to the Domestication (“New USARE Warrants”) are intended to be listed, subject to Nasdaq approval, under the proposed symbols “USAR” and “USARW”, respectively. It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the New USARE Common Stock and New USARE Warrants or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in the accompanying proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the New USARE securities would not be listed on any nationally recognized securities exchange.

For terms used in this notice but not otherwise defined herein, please refer to the Frequently Used Terms section of the accompanying proxy statement/prospectus.

Your vote is very important.    Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting or any adjournment thereof. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting, and if the other conditions to closing are satisfied or waived. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. The Incentive Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO CONTINENTAL THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND DELIVER YOUR PUBLIC SHARES TO CONTINENTAL, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS ABANDONED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE EXTRAORDINARY GENERAL MEETING — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

On behalf of the Inflection Point Board, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,
/s/ Michael Blitzer
Michael Blitzer
Chief Executive Officer and Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated February 14, 2025 and is first being mailed to shareholders on or about February 18, 2025.

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FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we”, “us”, “our”, and “Inflection Point” refer to Inflection Point Acquisition Corp. II (which prior to the Domestication (as defined below) is an exempted company incorporated under the laws of the Cayman Islands and thereafter, subject to shareholder approval, will be a corporation incorporated under the laws of the State of Delaware). Following the Domestication, Inflection Point will be renamed “USA Rare Earth, Inc.” Inflection Point, following the Domestication, is referred to in this document as New USARE, and USARE, following the Closing (as defined below), is referred to in this document as USARE OpCo.

In this document:

“Additional Class A-2 Convertible Preferred SPAs” means those certain securities purchase agreements, dated as of January 31, 2025, by and between USARE and the Additional Class A-2 Convertible Preferred Unit Investors.

“Additional Class A-2 Convertible Preferred Unit Investment” means, collectively, the investments pursuant to the Additional Class A-2 Convertible Preferred SPAs and the related warrant agreements.

“Additional Class A-2 Convertible Preferred Unit Investors” means, collectively, the Class A-2 Convertible Preferred Unit Investors, Collective Capital Management, and Michael Blitzer, Inflection Point’s Chairman and Chief Executive Officer.

“Adjournment Proposal” means the proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if Inflection Point determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction.

“Advisory Organizational Documents Proposals” means the three proposals to be considered at the extraordinary general meeting to approve, on a non-binding advisory basis and as required by applicable SEC guidance, certain material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents.

“Aggregate Base Consideration” means (A) (i) the number of shares of New USARE Common Stock equal to the quotient of (a) (i) $800,000,000 minus (ii) the aggregate indebtedness of USARE and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions) divided by (b) the Redemption Price.

“Aggregate Earn-out Consideration” means subject to the vesting conditions described in this proxy statement/prospectus, up to 10,000,000 shares of New USARE Common Stock.

“ASC” means the Financial Accounting Standard Board’s Accounting Standards Codification.

“Blitzer Class A SPA” means the securities purchase agreement, dated as of August 21, 2024, by and between USARE and Michael Blitzer (Inflection Point’s Chairman and Chief Executive Officer), pursuant to which USARE issued 122,549 USARE Class A-2 Convertible Preferred Units (excluding accrued and unpaid payment-in-kind interest) and a USARE Class A Preferred Investor Warrant to purchase up to 31,250 USARE Class A Units in exchange for Mr. Blitzer’s promise to forgive, at Closing, 50% of the then-outstanding balance of the Convertible Promissory Note.

“Blitzer Conversion Preferred Shares” means the shares of Series A Preferred Stock to be issued to Michael Blitzer pursuant to the Business Combination Agreement, in exchange for the USARE Class A-2 Convertible Preferred Units issued to him pursuant to the Blitzer Class A SPA, taking into account accrued payment-in-kind interest.

“Blitzer Series A SPA” means the securities purchase agreement, dated as of August 21, 2024, by and among Inflection Point, Michael Blitzer and USARE, as amended on January 22, 2025, pursuant to which Inflection Point has agreed to issue at Closing, a number of shares of Series A Preferred Stock to Mr. Blitzer equal to the number of Blitzer Conversion Preferred Shares in exchange for his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note.

“Business Combination” means, collectively, the Merger, the Domestication and the other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of August 21, 2024, as amended by the First Amendment to the Business Combination Agreement, dated November 12, 2024, by and among Inflection Point, Merger Sub and USARE, as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, Annex A-1 and Annex A-2.

“Business Combination Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Business Combination.

“Cantor” means Cantor Fitzgerald & Co.

“Cantor Fee Reduction Agreement” means that certain fee reduction agreement, dated August 20, 2024, by and among Inflection Point, Cantor and USARE, pursuant to which, upon consummation of the Business Combination, Cantor will accept, in lieu of the Original Deferred Fee: (i) either (at Inflection Point’s option) (A) a cash fee of $4,000,000 or (B) (1) a cash fee of $2,000,000 plus (2) 400,000 shares of New USARE Common Stock at an implied value of $10.00 per share, plus (ii) 2.0% of the amount by which the Total Capital Raised (as defined in the Fee Reduction Agreement) exceeds $50,000,000. Additionally, solely if Inflection Point elects to pay the all-cash fee discussed above, Cantor will forfeit 1,650,000 Private Placement Warrants.

“Cayman Constitutional Documents” means Inflection Point’s Amended and Restated Memorandum and Articles of Association, as amended from time to time.

“CCM” means Cohen & Company Capital Markets division.

“Certificate of Merger” means the certificate of merger to be filed with the Secretary of State of the State of Delaware to effect the Merger, a copy of the form of which is attached hereto as Annex B.

“Change of Control” means a transaction or series of transactions the result of which is (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of New USARE, (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of New USARE or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of New USARE.

“Class A Convertible Preferred Investment” means, collectively, the investments pursuant to the Class A Convertible Preferred SPAs and the related warrant agreements.

“Class A Convertible Preferred Unit Investors” means collectively, the Class A-1 Convertible Preferred Unit Investors, the Class A-2 Convertible Preferred Unit Investors and the Additional Class A-2 Convertible Preferred Unit Investors.

“Class A Convertible Preferred SPAs” means those certain securities purchase agreements, dated as of August 21, 2024, by and between USARE and certain Class A Convertible Preferred Unit Investors.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Capital Management” means Collective Capital Management, LLC, an affiliate of TVC, Inflection Point and two of Inflection Point’s directors, Nicholas Shekerdemian and Elliot Richmond.

“Companies Act” means the Companies Act (as revised) of the Cayman Islands.

“Condition Precedent Proposals” mean the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal and the Director Election Proposal.

“Continental” means Continental Stock Transfer & Trust Company.

“Convertible Promissory Note” means the convertible promissory note issued to Michael Blitzer, Inflection Point’s Chairman and Chief Executive Officer, pursuant to which Inflection Point may borrow up to $2,500,000 from Mr. Blitzer, for ongoing expenses reasonably related to the business of the Company and the consummation of the Business Combination or any other initial business combination.

“D&O Indemnified Party” means any individual who, at or prior to the Closing, was a director, officer, employee or agent of Inflection Point, Merger Sub or the Target Companies, as the case may be, or who, at the request of Inflection Point, Merger Sub or the Target Companies, as the case may be, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators).

“DGCL” means the Delaware General Corporation Law, as amended.

“Director Election Proposal” means the proposal to be considered at the extraordinary general meeting to elect eight (8) directors to serve on the New USARE Board until the first annual meeting of stockholders of New USARE to be held following the date of Closing and until any such director’s successor is elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

“Disclosure Schedules” means the disclosure schedules to the Business Combination Agreement.

“Domestication” means the continuation of Inflection Point by way of domestication of Inflection Point into a Delaware corporation under the applicable provisions of the Companies Act and the DGCL; the term includes all matters and necessary or ancillary changes required in order to effect such Domestication, including the adoption of the Proposed Certificate of Incorporation (attached hereto as Annex C) consistent with the DGCL and changing the name and registered office of Inflection Point.

“Domestication Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Domestication.

“DTC” means The Depository Trust Company.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Earn-out Exchange Ratio” means the quotient of (A) the Aggregate Earn-out Consideration divided by (B) the USARE Fully Diluted Capital.

“Earnout Period” means the five-year period beginning on the first anniversary of the Closing Date.

“Earnout Shares” means the up to 10,000,000 shares of New USARE Common Stock that may be issued to the holders of USARE Class A Units, USARE Class B Units, USARE Convertible Units, USARE Incentive Units or USARE Warrants as of immediately prior to the Effective Time and each of their respective successors and assigns.

“Effective Time” means the effective time of the Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient of (A) the Aggregate Base Consideration divided by (B) the USARE Fully Diluted Capital.

“Excluded Units” means each unit of USARE that is owned by Inflection Point, Merger Sub or USARE (in treasury or otherwise) immediately prior to the Effective Time.

“Extension Amendment” means the proposal to extend the date by which Inflection Point must complete the Business Combination or another initial business combination from November 30, 2024 to August 21, 2025 (or such earlier date as determined by the Inflection Point Board) presented to and approved by Inflection Point’s shareholders at the Extension Meeting, as more fully described in the Definitive Proxy Statement on Schedule 14A filed by Inflection Point on October 7, 2024, as amended by the supplement the Definitive Proxy Statement on Schedule 14A filed by Inflection Point on November 4, 2024.

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“Extension Meeting” means the extraordinary general meeting in lieu of an annual general meeting of shareholders of Inflection Point held on November 18, 2024, to, among other things, amend the Cayman Constitutional Documents then in effect to extend the date by which Inflection Point must consummate the Business Combination or another initial business combination from November 30, 2024 to August 21, 2025 (or such earlier date as determined by the Inflection Point Board).

“extraordinary general meeting” means the extraordinary general meeting of Inflection Point’s shareholders, to be held at 10:00 a.m. Eastern Time on March 10, 2025 at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020 and virtually at https://www.cstproxy.com/inflectionpointacquisitionii/2025, and any adjournments or postponements thereof.

“Founder Shares” means an aggregate of 6,250,000 Inflection Point Ordinary Shares, initially issued to the Sponsor as 6,250,000 Inflection Point Class B Ordinary Shares, and the Inflection Point Class A Ordinary Shares issued upon conversion thereof. As of the date of this proxy statement/prospectus, the Sponsor holds 6,250,000 Founder Shares, consisting of 6,200,000 Inflection Point Class A Ordinary Shares and 50,000 Inflection Point Class B Ordinary Shares.

“GAAP” means U.S. generally accepted accounting principles.

“Incentive Plan Proposal” means the proposal to be considered at the extraordinary general meeting to approve the New Equity Incentive Plan.

“Inflection Point” means Inflection Point Acquisition Corp. II (which prior to the Domestication is an exempted company incorporated under the laws of the Cayman Islands and after the Domestication will be a corporation incorporated under the laws of the State of Delaware).

“Inflection Point Board” means the board of directors of Inflection Point.

“Inflection Point Class A Ordinary Shares” means the Class A ordinary shares of Inflection Point, par value $0.0001 per share.

“Inflection Point Class B Ordinary Shares” means the Class B ordinary shares of Inflection Point, par value $0.0001 per share.

“Inflection Point Fund” means Inflection Point Fund I, LP, an accredited investor that is an affiliate of Inflection Point, Mr. Blitzer and the Sponsor.

“Inflection Point Ordinary Shares” means, collectively, the Inflection Point Class A Ordinary Shares and the Inflection Point Class B Ordinary Shares.

“Inflection Point Units” means the units sold in the IPO (including pursuant to the overallotment option), each consisting of one Inflection Point Class A Ordinary Share and one-half of one Public Warrant.

“Inflection Point Warrant” means a redeemable warrant exercisable for an Inflection Point Class A Ordinary Share, which includes the Private Placement Warrants and the Public Warrants.

“Interim Period” means the period beginning on the Signing Date and ending on the earlier of the termination of the Business Combination Agreement or the Closing Date.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPAX” means Inflection Point Acquisition Corp., a special purpose acquisition company that completed its initial business combination with Intuitive Machines, LLC on February 13, 2023, and changed its name to Intuitive Machines, Inc.

“IPO” means Inflection Point’s initial public offering of the Inflection Point Units, Public Shares and Public Warrants pursuant to a registration statement on Form S-1 declared effective by the SEC on May 24, 2023 (SEC File No. 333-271128). On May 30, 2023, Inflection Point completed the sale of 25,000,000 Inflection Point Units, including the issuance of 3,000,000 Inflection Point Units as a result of the underwriters’ exercise of their over-allotment option, in its initial public offering.

“IPXX Director Election” means the proposal to elect two Class I directors to the Inflection Point Board presented to and approved by Inflection Point’s shareholders at the Extension Meeting, as more fully described in the Definitive Proxy Statement on Schedule 14A filed by Inflection Point on October 7, 2024, as amended by the supplement to the Definitive Proxy Statement on Schedule 14A filed by Inflection Point on November 4, 2024.

“Item 1300” means Item 1300 of Regulation S-K.

“JOBS Act” means the Jumpstart our Business Startups Act of 2012.

“Letter Agreement” means the letter agreement, dated May 24, 2023, by and among Inflection Point, its directors and officers and the Sponsor containing provisions relating to transfer restrictions of the Founder Shares and Private Placement Warrants, indemnification of the Trust Account, voting obligations, waiver of redemption rights and participation in liquidation distributions from the Trust Account.

“Maturity Date” means, with respect to the Convertible Promissory Note, the earlier of (i) August 21, 2025, or such later date by which Inflection Point must consummate an initial business combination pursuant to its governing documents (as may be amended by a shareholder vote) and (ii) the effective date of Inflection Point’s initial business combination.

“Member Support Agreement” means that certain Member Support Agreement, dated as of August 21, 2024 (as it may be amended or supplemented from time to time), by and between Inflection Point, USARE and certain USARE Members.

“Merger” means, at Closing, the process whereby Merger Sub will merge with and into USARE, with USARE OpCo being the surviving company of the Merger, pursuant to the Business Combination Agreement and the Certificate of Merger.

“Merger Sub” means, prior to Closing, IPXX Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Inflection Point.

“Nasdaq” means the Nasdaq Stock Market LLC.

“New Equity Incentive Plan” means the USA Rare Earth, Inc. 2024 Omnibus Incentive Plan.

“New USARE” means Inflection Point following the Closing (which will be renamed “USA Rare Earth, Inc.”).

“New USARE Board” means the board of directors of New USARE subsequent to the Closing.

“New USARE Common Stock” means the common stock of New USARE, par value $0.0001 per share.

“New USARE Preferred Stock” means the preferred stock of New USARE, par value $0.0001 per share.

“New USARE Warrant” means a warrant to acquire one (1) share of New USARE Common Stock deemed issued upon conversion of an Inflection Point Warrant pursuant to the Domestication.

“Organizational Documents Proposal” means the proposal to be considered at the extraordinary general meeting to approve by special resolution the Proposed Certificate of Incorporation and the Proposed By-Laws. A copy of each of the Proposed Certificate of Incorporation and the Proposed By-Laws is attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

“Original Deferred Fee” means an aggregate cash amount of $13,100,000 as “deferred underwriting commissions” that Inflection Point agreed to pay to Cantor upon the consummation of an initial business combination pursuant to the Underwriting Agreement prior to its amendment by the Fee Reduction Agreement.

“Outside Date” means August 21, 2025.

“PCAOB” means the Public Company Accounting Oversight Board (United States).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

“Per Unit Base Consideration” means a number of shares of New USARE Common Stock equal to the Exchange Ratio.

“Per Unit Earn-out Consideration” means the right to receive, subject to the vesting conditions described in this proxy statement/prospectus, a number of shares of New USARE Common Stock equal to the Earn-out Exchange Ratio.

“PIPE Investment” means any purchase of New USARE Common Stock, shares of one or more series of New USARE Preferred Stock or convertible debt securities of New USARE (excluding, for the avoidance of doubt, the Series A Preferred Stock Investment) with such purchases to be consummated prior to or substantially concurrently with the Closing (but, for the avoidance of doubt, no earlier than the calendar day after the day in which the Domestication is consummated), solely to the extent that the terms of any such purchase have been approved in writing by USARE.

“Private Placement Warrants” means the 7,650,000 Inflection Point Warrants, each exercisable for one Inflection Point Class A Ordinary Share at $11.50 per share, purchased by the Sponsor and Cantor for an aggregate purchase price of $7,650,000, or $1.00 per warrant in a private placement that closed simultaneously with the IPO. Of the 7,650,000 Private Placement Warrants, the Sponsor purchased 6,000,000 Private Placement Warrants and Cantor purchased 1,650,000 Private Placement Warrants.

“Proposed By-Laws” mean the proposed by-laws of New USARE to be in effect following the Domestication and Business Combination, a form of which is attached to this proxy statement/prospectus as Annex D.

“Proposed Certificate of Incorporation” means the proposed certificate of incorporation of New USARE to be in effect following the Domestication and the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex C.

“Proposed Organizational Documents” means the Proposed Certificate of Incorporation and the Proposed By-Laws.

“Projects” means, collectively, the Stillwater Facility and the Round Top Project.

“Public Shareholders” means the holders of Public Shares.

“Public Shares” means the Inflection Point Class A Ordinary Shares sold in the IPO (whether they were purchased in the IPO as part of the Inflection Point Units or thereafter in the open market).

“Public Warrant Holders” means the holders of the Public Warrants.

“Public Warrants” means the Inflection Point Warrants included in the Inflection Point Units sold in the IPO (whether they were purchased in the IPO as part of the Inflection Point Unit or thereafter in the open market).

“Record Date” means January 29, 2025.

“Redemption” means the redemption of Inflection Point’s Public Shares properly tendered for redemption in connection with the Business Combination pursuant to the Cayman Constitutional Documents.

“Redemption Price” means an amount equal to the price at which each Inflection Point Class A Ordinary Share may be redeemed pursuant to the Redemption, which price will be the per-share price, equal to a pro rata portion of the aggregate amount on deposit in the Trust Account (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing) as of two business days prior to the completion of the Business Combination, calculated in accordance with the Cayman Constitutional Documents, payable upon the Redemption of Public Shares.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into by and among Inflection Point, USARE, the Sponsor, and certain other parties thereto upon the completion of the Business Combination. A form of the Registration Rights Agreement in substantially the form it will be executed in connection with the Closing is attached to this proxy statement/prospectus as Annex I.

“Related Agreements” means the Sponsor Support Agreement, the Member Support Agreement, the Seventh A&R Operating Agreement, the Registration Rights Agreement, the Sponsor Lock-Up Agreement, the Series A Preferred Stock Certificate of Designation and all documents and agreements entered into in connection with the Series A Preferred Stock Investment, including the Series A SPA.

“Round Top Deposit” means the rare earth and critical minerals deposits at Round Top Mountain.

“Round Top Mountain” means that certain mountain known as “Round Top mountain” located at the western end of the Sierra Blanca area in Hudspeth County, Texas near the town of Sierra Blanca.

“Round Top Project” means USARE’s (and New USARE’s, after the consummation of the Business Combination) operations and rights related to Round Top Mountain and the Round Top Deposit, including, but not limited to, land rights, water rights, and the Colorado Facility, which supports USARE’s operations at Round Top Mountain.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Investor Warrant” means a warrant to purchase a number of shares of New USARE Common Stock at an initial exercise price of $12.00, subject to adjustment, in substantially the form attached to this proxy statement/prospectus as Annex F.

“Series A Preferred Stock” means New USARE’s 12% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, having the rights, preferences and privileges set forth in the Series A Preferred Stock Certificate of Designation.

“Series A Preferred Stock Certificate of Designation” means that certain Certificate of Designations of Preferences, Rights and Limitations of 12% Series A Cumulative Convertible Preferred Stock Series A Preferred Stock, which sets forth the rights, preferences and privileges of the Series A Preferred Stock, which Inflection Point will file with the Secretary of State of the State of Delaware following the Domestication in connection with the Closing, in substantially the form attached to this proxy statement/prospectus as Annex E.

“Series A Preferred Stock Investment” refers to the previously anticipated purchase by Inflection Point Fund, at Closing, of 759,804 shares of Series A Preferred Stock and a Series A Preferred Investor Warrant to purchase 759,804 shares of New USARE Common Stock at an initial exercise price of $12.00 per share, subject to adjustment, for an aggregate purchase price of $9,117,648, pursuant to the Series A SPA. On February 3, 2025, in connection with the Additional Class A-2 Convertible Preferred Unit Investment, Inflection Point Fund pre-funded its investment obligation with respect to the Series A Preferred Stock Investment, and therefore, the Series A SPA was terminated upon such funding and no additional investment will be made by Inflection Point Fund at Closing.

“Series A SPA” means the securities purchase agreement, dated as of August 21, 2024, by and among Inflection Point, USARE and Inflection Point Fund, pursuant to, and on the terms and subject to the conditions of which, New USARE will issue and sell (i) an aggregate of 759,804 shares of Series A Preferred Stock and (ii) a Series A Preferred Investor Warrant to purchase 759,804 shares of New USARE Common Stock at an initial exercise price of $12.00 per share, subject to adjustment, for an aggregate purchase price of $9,117,648. On February 3, 2025, in connection with the Additional Class A-2 Convertible Preferred Unit Investment, Inflection Point Fund pre-funded its investment obligation with respect to the Series A Preferred Stock Investment, and therefore, the Series A SPA was terminated upon such funding and no additional investment will be made by Inflection Point Fund at Closing.

“Series A SPA Termination Agreement” means the termination agreement, dated as of January 31, 2025, by and among Inflection Point, USARE and Inflection Point Fund, terminating the Series A SPA in connection with the pre-funding of the Series A Preferred Stock Investment as part of the Additional Class A-2 Convertible Preferred Unit Investment.

“Seventh A&R Operating Agreement” means the seventh amended and restated limited liability company agreement of USARE OpCo to be adopted in connection with the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex K.

“Shareholder Proposals” means, collectively, (a) the Business Combination Proposal, (b) the Domestication Proposal, (c) the Stock Issuance Proposal, (d) the Organizational Documents Proposal, (e) the Advisory Organizational Documents Proposals, (f) the Incentive Plan Proposal, (g) the Director Election Proposal, and (h) the Adjournment Proposal, if presented.

“Signing Date” means August 21, 2024, the date of the Business Combination Agreement.

“Sponsor” means Inflection Point Holdings II LLC, a Delaware limited liability company.

“Sponsor Lock-Up Agreement” means the lock-up agreement to be entered into by and between New USARE and the Sponsor at Closing, pursuant to which the Sponsor and its permitted assigns will agree not to, prior to the date that is six (6) months after the Closing Date (the “Initial Common Stock Lock-Up Period”), (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, (a) any shares of New USARE Common Stock the Sponsor received upon conversion of its Inflection Point Class A Ordinary Shares (following the Sponsor Share Conversion) in connection with the Domestication (the “Sponsor Lock-Up Shares”), (ii) enter into any swap or other transfer arrangement in respect of the Sponsor Lock-Up Shares or (iii) take any other similar actions (the actions specified in the foregoing clauses (i) through (iii), collectively, “Transfer”) in each case, without the prior written consent of the New USARE Board). The Sponsor and its permitted assigns will also agree not to, prior to the date that is one (1) year after the Closing Date (the “Second Common Stock Lock-Up Period”) Transfer more than 50% of the Sponsor Lock-Up Shares in each case, without the prior written consent of the New USARE Board. In addition, the Sponsor will agree to not Transfer any Warrants received upon conversion of Private Placement Warrants in connection with the Domestication (or the shares of New USARE Common Stock issuable upon exercise of such warrants), prior to the date that is 30 days after the Closing Date. The Sponsor Lock-Up Agreement will provide for certain permitted transfers, including but not limited to, transfers to certain affiliates or family members, transfers of shares acquired on the open market after the consummation of the Business Combination, subject to certain conditions, or the exercise of certain stock options and warrants.

“Sponsor Share Conversion” means the conversion, immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents and the Sponsor Support Agreement, of each of the then issued and outstanding Inflection Point Class B Ordinary Share, on a one-for-one basis, into one (1) Inflection Point Class A Ordinary Share, subject to the approval of the Domestication Proposal.

“Sponsor Support Agreement” means the sponsor support agreement, dated August 21, 2024, by and among Inflection Point, the Sponsor and USARE, as it may be amended and supplemented from time to time. A copy of the Sponsor Support Agreement is attached to this proxy statement/prospectus as Annex G.

“Stated Value” means the $12.00 stated value of each share of Series A Preferred Stock.

“Stillwater Facility” means USARE’s magnet production facility located in Stillwater, Oklahoma.

“Stock Issuance Proposal” means the proposal to be considered at the extraordinary general meeting to approve, by ordinary resolution, including for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance or potential issuance of (i) shares of Series A Preferred Stock and Series A Preferred Investor Warrants, (ii) New USARE Common Stock to the USARE Members and (iii) any other issuances of common stock and securities convertible into or exercisable for common stock pursuant to subscription, purchase or similar agreements Inflection Point has entered, or may enter, into prior to Closing.

“Target Companies” means USARE and its direct and indirect subsidiaries.

“Trading Day” means a day on which shares of New USARE Common Stock are actually traded on the principal securities exchange or securities market on which shares of New USARE Common Stock are then traded.

“Transaction Documents” means each of the agreements and instruments contemplated by the Business Combination Agreement or otherwise related to the transactions contemplated by the Business Combination Agreement and such other agreements or instruments contemplated by the Business Combination Agreement, in each case, that was executed and delivered on the date of the Business Combination Agreement or will be executed and delivered on or prior to the date of Closing by a USARE Member, USARE, New USARE, Inflection Point, the Sponsor and/or any of their respective affiliates, including the Related Agreements.

“Transactions” means, collectively, the Business Combination and the other transactions contemplated by the Transaction Documents.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code, as promulgated by the U.S. Department of Treasury from time to time.

“Trust Account” means the trust account of Inflection Point, which holds the remaining net proceeds from the IPO and the sale of the Private Placement Warrants, together with interest earned thereon, less amounts released to pay taxes.

x

“Trust Agreement” means the Investment Management Trust Agreement, dated as of May 24, 2023, by and between Inflection Point and Continental.

“TVC” means The Venture Collective LLC, an affiliate of Inflection Point and one of its directors, Nicholas Shekerdemian.

“Underwriting Agreement” means that certain Underwriting Agreement between Inflection Point and Cantor, dated May 24, 2023.

“USARE” means USA Rare Earth, LLC, a Delaware limited liability company, prior to the Closing.

“USARE Board” means the board of managers of USARE.

“USARE Class A Preferred Investor Warrant” means a warrant to purchase USARE Class A Units at an initial exercise price of $12.00 per unit issued to the holders of USARE Class A Convertible Preferred Units.

“USARE Class A Units” means Class A units of USARE.

“USARE Class B Units” means Class B units of USARE.

“USARE Class A Convertible Preferred Units” means, collectively, the USARE Class A-1 Convertible Preferred Units and the USARE Class A-2 Convertible Preferred Units.

“USARE Class A-1 Convertible Preferred Units” means Class A-1 convertible preferred units of USARE.

“USARE Class A-2 Convertible Preferred Units” means Class A-2 convertible preferred units of USARE.

“USARE Class C Convertible Preferred Units” means Class C convertible preferred units of USARE.

“USARE Class C-1 Convertible Preferred Units” means Class C-1 convertible preferred units of USARE.

“USARE Fully Diluted Capital” means the sum (without duplication) of the aggregate number of (i) USARE Class A Units that are issued and outstanding immediately prior to the Effective Time, (ii) USARE Class B Units that are issued and outstanding immediately prior to the Effective Time (including all USARE Class B Units issued upon conversion of all outstanding USARE Class C Convertible Preferred Units and USARE Class C-1 Convertible Preferred Units), (iii) all USARE Class A Units and USARE Class B Units issuable upon full exercise of all issued and outstanding USARE Warrants (calculated using the treasury method of accounting on a cashless exercise basis) and (iv) all USARE Class A Units and USARE Class B Units issuable upon full exercise, exchange or conversion of all issued and outstanding USARE Incentive Units (calculated using the treasury method of accounting on a cashless exercise basis).

“USARE Incentive Units” means each incentive unit of USARE that is issued and outstanding immediately prior to the Effective Time.

“USARE Lock-Up Holders” means the existing USARE Members (excluding the holders of the USARE Class A Convertible Preferred Units and the USARE Class A Preferred Investor Warrants, solely with respect to the New USARE securities received in exchange for such USARE securities), prior to the Closing.

“USARE Members” means all members of USARE prior to the Closing.

“USARE OA” means USARE’s Sixth Amended and Restated Operating Agreement, as amended.

“USARE OpCo” means USA Rare Earth, LLC, following the Closing.

“USARE Supporting Members” means the USARE Members party to the Member Support Agreement.

“USARE Warrants” means warrants to purchase units of USARE (excluding the USARE Class A Preferred Investor Warrants) that are outstanding and unexercised immediately prior to the Effective Time.

“Warrant Agreement” means the Warrant Agreement, dated as of May 24, 2023, between Inflection Point and Continental, which governs the outstanding Inflection Point Warrants.

MARKET AND INDUSTRY DATA

Inflection Point and USARE are responsible for the disclosure contained in this proxy statement/prospectus. Information contained in this proxy statement/prospectus concerning the market and the industry in which USARE competes, including its market position, general expectations of market opportunity, size and growth rates, is based on information from various third-party sources, on assumptions made by USARE based on such sources and USARE’s knowledge of the markets for its services and solutions. This information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. Neither Inflection Point nor USARE have independently verified this third-party information. The industry in which USARE operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors — Risks Related to Our Business and Industry” and elsewhere in this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. These forward-looking statements include, without limitation, statements relating to expectations for future financial performance, business strategies or expectations for Inflection Point’s, USARE’s and New USARE’s respective businesses, and the timing for and ability of Inflection Point and USARE to complete the Business Combination. These statements are based on the beliefs and assumptions of the management of Inflection Point and USARE. Although Inflection Point and USARE believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither Inflection Point nor USARE can assure you that either will achieve or realize these plans, intentions or expectations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “seek”, “should”, “strive”, “target”, “will”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about Inflection Point and USARE prior to the Business Combination and New USARE and USARE OpCo following the Business Combination, including:

•        the ability to realize the benefits expected from the Business Combination;

•        the ability to consummate the Business Combination;

•        the ability to obtain and/or maintain the listing of the New USARE Common Stock and the New USARE Warrants on Nasdaq following the Business Combination;

•        the ability to raise financing in the future and to comply with restrictive covenants related to long-term indebtedness;

•        the future financial performance of New USARE and USARE OpCo following the Business Combination;

•        New USARE’s and USARE OpCo’s ability to retain or recruit, or to effect changes required in, their respective officers, key employees or directors following the Business Combination;

•        New USARE’s and USARE OpCo’s ability to comply with laws and regulations applicable to its business; and

•        expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and Inflection Point’s and USARE’s management teams’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of Inflection Point, USARE and their respective directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing Inflection Point’s or USARE’s management teams’ views as of any subsequent date. Neither Inflection Point nor USARE undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

•        the fact that USARE has no history in commercial operations which limits the accuracy of any forward-looking forecasts, prospects or business outlook or plans;

•        that USARE may not be able to generate positive cashflow from its expected future business operations;

•        there may be time delays, unforeseen expenses, increased capital costs, and other complications;

•        the magnet production business is subject to the availability of rare earth element oxide and metal feedstock;

•        fluctuations in demand for, and prices of, Neodymium Iron Boron (“NdFeB”) magnets, magnet materials, and necessary feedstock;

•        inability to convert current commercial discussions and/or memorandums of understanding with customers into definitive contracts;

•        the growth of existing and emerging uses for NdFeB magnets;

•        changes in the global supply of NdFeB magnets;

•        the Round Top Project is at the exploration stage and may not develop into a producing mine;

•        operating in a highly competitive industry;

•        changes in China’s or the United States’ political environment and policies;

•        inability to obtain sufficient capital or other resources necessary to provide for such production;

•        any failure by management to manage growth properly could negatively impact our business.

•        power or other utility disruption or shortage;

•        increasing costs, including rising electricity and other utility costs, or limited access to raw materials;

•        fluctuations in transportation costs or disruptions in transportation services or damage or loss during transport;

•        any inability to meet individual customer specifications;

•        diminished access to water;

•        work stoppages or similar difficulties, breakdown in labor relations, or a shortage of skilled technicians and engineers;

•        failure to retain key personnel or attract additional qualified personnel;

•        inability to hire and retain a qualified Chief Financial Officer (“CFO”);

•        failure to comply with certain agreements with government entities that have provided us with certain incentives and favorable financing;

•        inability to access debt capital when otherwise necessary or advisable;

•        impacts of force majeure events;

•        failure to develop and maintain relationships with local communities and stakeholders;

•        that USARE has generated negative operating cash flows and may experience negative cash flow from operations in the future;

•        extensive and costly environmental requirements;

•        the need to obtain and sustain governmental permits and approvals;

•        failure to comply with applicable anti-corruption, anti-bribery, anti-money laundering and similar laws and regulations;

•        costs of compliance with environmental, health and safety regulations;

•        the impacts of climate change;

•        possible litigation risks, including permit disputes (including in respect of access and/or validity of tenure), environmental claims, occupational health and safety claims and employee claims;

•        any infringement of the intellectual property rights of third parties;

•        failure to adequately protect intellectual property rights;

•        issue with information technology systems, including cyber threats, disruption, damage and failure; and

•        use of resources and management attention related to the requirements of being a public company in the United States.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF INFLECTION POINT

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the Business Combination. The following questions and answers do not include all the information that is important to Inflection Point’s shareholders. Inflection Point urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the Business Combination and the voting procedures for the extraordinary general meeting, which will be held at 10:00 a.m., Eastern Time, on March 10, 2025 at the offices of White & Case LLP located at 1221 Avenue of the Americas, New York, NY 10020, and virtually via live webcast. To participate in the extraordinary general meeting online, visit https://www.cstproxy.com/inflectionpointacquisitionii/2025 and enter the 12 digit control number included on your proxy card. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the extraordinary general meeting, as described in this proxy statement/prospectus.

Q.     Why am I receiving this proxy statement/prospectus?

A.     Inflection Point shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the Business Combination. The Business Combination Agreement provides that, among other things, following the Domestication of Inflection Point to Delaware as described below, Merger Sub will merge with and into USARE, with USARE surviving as a wholly-owned subsidiary of Inflection Point, resulting in a combined company whereby Inflection Point will become the manager of USARE OpCo, and substantially all of the assets and the business of the combined company will be held by USARE OpCo and its subsidiaries, in accordance with the terms and subject to the conditions of the Business Combination Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal” for more detail.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, Annex A-1 and Annex A-2, which is incorporated by reference into this proxy statement/prospectus, and you are encouraged to read it in its entirety.

In connection with the completion of the Business Combination, Inflection Point will provide its Public Shareholders the opportunity to redeem their Public Shares on the terms and conditions set forth in the Business Combination Agreement and Inflection Point’s governing documents. Inflection Point will complete the Redemption of properly tendered Public Shares at least one day prior to the Domestication. As a condition to, and at least one day prior to the Closing, Inflection Point will change its jurisdiction of incorporation by effecting a deregistration under Section 206 of the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which Inflection Point’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents and the Sponsor Support Agreement, each Inflection Point Class B Ordinary Share will convert automatically, on a one-for-one basis, into an Inflection Point Class A Ordinary Share. Immediately following such conversion, in connection with the Domestication, (i) each of the then issued and outstanding Inflection Point Class A Ordinary Shares will convert automatically, on a one-for-one basis, into a share of New USARE Common Stock; (ii) each of the then issued and outstanding Inflection Point Warrants will automatically become a New USARE Warrant; and (iii) each Inflection Point Unit issued and outstanding as of immediately prior to the Domestication will automatically be canceled and each holder will receive one share of New USARE Common Stock and one-half of one New USARE Warrant, per Inflection Point Unit held immediately prior to the Domestication. See the section of this proxy statement/prospectus entitled “The Domestication Proposal” for additional information.

THE VOTE OF PUBLIC SHAREHOLDERS IS IMPORTANT. PUBLIC SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF INFLECTION POINT AND USARE, CAREFULLY AND IN ITS ENTIRETY.

Q.     What proposals are shareholders of Inflection Point being asked to vote upon?

A.     At the extraordinary general meeting, Inflection Point is asking holders of Inflection Point Ordinary Shares to consider and vote upon:

•        The Business Combination Proposal;

•        The Domestication Proposal;

•        The Stock Issuance Proposal;

•        The Organizational Documents Proposal;

•        The Advisory Organizational Documents Proposals;

•        The Incentive Plan Proposal;

•        The Director Election Proposal; and

•        The Adjournment Proposal, if presented.

If Inflection Point’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could be terminated and the Business Combination may not be consummated. See the sections of this proxy statement/prospectus entitled “The Business Combination Proposal”, “The Domestication Proposal”, “The Stock Issuance Proposal”, “The Organizational Documents Proposal”, “The Incentive Plan Proposal”, and “The Director Election Proposal”.

Inflection Point will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of Inflection Point should read it carefully.

After careful consideration, the Inflection Point Board has determined that each of (a) the Business Combination Proposal, (b) the Domestication Proposal, (c) the Stock Issuance Proposal, (d) the Organizational Documents Proposal, (e) the Advisory Organizational Documents Proposals, (f) the Incentive Plan Proposal, (g) the Director Election Proposal, and (h) and the Adjournment Proposal, if presented, are in the best interests of Inflection Point and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of Inflection Point’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Inflection Point and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Inflection Point’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain Inflection Point Persons in the Business Combination” for a further discussion of these considerations.

Q.     Are the proposals conditioned on one another?

A.     Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. The Incentive Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal.

Q.     Why is Inflection Point proposing the Business Combination?

A.     Inflection Point was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

USA Rare Earth, LLC is a Delaware limited liability company formed in 2019. USARE is a company whose mission is to establish a vertically integrated, domestic rare earth magnet supply chain that supports the future state of energy, mobility, and national security in the United States. USARE is developing a NdFeB magnet manufacturing plant in the United States, and establishing domestic rare earth and critical minerals supply, extraction, and processing capabilities to both supply its magnet manufacturing plant and market surplus materials to third-parties. Based on Inflection Point’s due diligence investigations of USARE and the industry in which it operates, including the financial and other information provided by USARE in the course of Inflection Point’s due diligence investigations, the Inflection Point Board believes that the Business Combination with USARE is in the best interests of Inflection Point and its shareholders. However, there is no assurance of this. See “The Business Combination Proposal — The Inflection Point Board’s Reasons for the Approval of the Business Combination” of this proxy statement/prospectus for additional information.

Although the Inflection Point Board believes that the Business Combination with USARE presents a unique business combination opportunity and is in the best interests of Inflection Point and its shareholders, the Inflection Point Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section entitled “The Business Combination Proposal — The Inflection Point Board’s Reasons for the Approval of the Business Combination”, of this proxy statement/prospectus as well as in the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to Our Business and Industry”.

Q.     What will USARE Members receive in connection with the Business Combination?

A.     Pursuant to the Business Combination Agreement, prior to the Effective Time, (i) each warrant to purchase USARE Class C Convertible Preferred Units and each warrant to purchase USARE Class C-1 Convertible Preferred Unit, in each case, that is outstanding and unexercised immediately prior to the Effective Time, shall automatically be exercised on a cashless basis in full in accordance with its terms and (ii) immediately thereafter, each then-issued and outstanding USARE Class C Convertible Preferred Unit and each then-issued and outstanding USARE Class C-1 Convertible Preferred Unit (including each USARE Class C Convertible Preferred Unit and USARE Class C-1 Convertible Preferred Unit issued upon the automatic exercise described in the preceding clause (i)) shall automatically convert into such number of USARE Class B Units into which such USARE Class C Convertible Preferred Unit or USARE Class C-1 Convertible Preferred Unit, as applicable, is convertible in connection with the Merger and pursuant to the USARE OA.

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, at the Effective Time:

(i)     each Excluded Unit shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefore;

(ii)     each USARE Class A Unit that is issued and outstanding immediately prior to the Effective Time (including all USARE Class A Units outstanding or deemed outstanding (a) upon the deemed exchange or conversion of the USARE Incentive Units and (b) upon the deemed exercise of the USARE Warrants, but excluding the Excluded Units) shall be cancelled and converted into the right to receive the Per Unit Base Consideration and the right to receive, subject to the vesting conditions described below, the Per Unit Earn-out Consideration;

(iii)   each USARE Incentive Unit that is issued and outstanding immediately prior to the Effective Time (other than Excluded Units) shall, by virtue of the occurrence of the Merger, (x) to the extent the holder of such USARE Incentive Unit is continuously employed by or providing services to USARE from the Signing Date through the Effective Time, be automatically deemed to be fully vested, (y) regardless of such employment or service status, be automatically deemed exchanged or converted (on a cashless basis) into a number of USARE Class A Units equal to the number of USARE Incentive Units covered by the award multiplied by an exchange ratio generally based on the in-the-money value of the USARE Incentive Units, as determined in accordance with the terms of the Business Combination Agreement, the USARE OA, the Second Amended and Restated USA Rare Earth, LLC Incentive Plan (as amended) and the award agreements thereunder, and each USARE Class A Unit issued or issuable upon such deemed exchange or conversion shall be treated as being issued and outstanding immediately prior to the Effective Time and such USARE Class A Unit shall be treated as noted above;

(iv)   each USARE Warrant (excluding the USARE Class A Preferred Investor Warrants) that is outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the occurrence of the Merger, automatically be exercised or deemed exercised on a cashless basis in full accordance with its terms immediately prior to the Effective Time, and each USARE Class A Unit or USARE Class B Unit issued or issuable upon such exercise shall be treated as being issued and outstanding immediately prior to the Effective Time and such USARE Class A Unit and USARE Class B Unit shall be treated as noted above;

(v)    each USARE Class B Unit that is issued and outstanding immediately prior to the Effective Time (including all USARE Class B Units outstanding or deemed outstanding upon the deemed exercise of the USARE Warrants, but excluding the Excluded Units) shall be cancelled and converted into the right to receive the Per Unit Base Consideration and the Per Unit Earn-out Consideration;

(vi)   each USARE Class A Convertible Preferred Unit that is issued and outstanding immediately prior to the Effective Time (other than Excluded Units) and each USARE Class A Convertible Preferred Unit that would be outstanding upon payment-in-kind of all accrued and unpaid dividends on the USARE Class A Convertible Preferred Units shall be cancelled and converted into the right to receive one share of Series A Preferred Stock; and

(vii)  each USARE Class A Preferred Investor Warrant shall be cancelled and converted into the right to receive a Series A Preferred Investor Warrant exercisable for a number of shares of New USARE Common Stock equal to the aggregate number of USARE Class A Units that would be issued upon full exercise of such USARE Class A Preferred Investor Warrant.

Pursuant to the Business Combination Agreement, the aggregate consideration to be paid in, or in connection with, the Merger in respect of the outstanding equity securities of USARE (excluding the USARE Class A Convertible Preferred Units and the USARE Class A Preferred Investor Warrants) will be the Aggregate Base Consideration plus the Aggregate Earn-out Consideration. The Aggregate Earn-out Consideration is subject to certain customary adjustments as described in the Business Combination Agreement. The Exchange Ratio shall be equal to the quotient of the Aggregate Base Consideration divided by the USARE Fully Diluted Capital.

Q.     What equity stake will current Inflection Point shareholders and USARE Members hold in New USARE immediately after the consummation of the Business Combination?

Upon consummation of the Business Combination, the post-Closing share ownership of New USARE under (1) the No Additional Redemptions Scenario, (2) the 25% Additional Redemptions Scenario, (3) the 50% Additional Redemptions Scenario, (4) the 75% Additional Redemptions Scenario and (5) the Maximum Additional Redemptions Scenario, excluding the dilutive effect of Public Warrants, Private Placement Warrants, Series A Preferred Investor Warrants and Earn-out consideration would be as follows:

	Voting Interests in New USARE
	No Additional Redemptions(1)		25% Additional Redemption(2)		50% Additional Redemption(3)		75% Additional Redemption(4)		Maximum Additional Redemption(5)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Inflection Point Public Shareholders	2,205,349	2.5%	1,654,012	1.9%	1,102,675	1.3%	551,337	0.6%	—	—%
Sponsor	6,250,000	7.2%	6,250,000	7.2%	6,250,000	7.3%	6,250,000	7.3%	6,250,000	7.4%
USARE shareholders/members(6)	73,281,035	84.3%	73,281,035	84.8%	73,281,035	85.3%	73,281,035	85.9%	73,281,035	86.4%
Series A Cumulative Convertible Preferred shareholders(7)	4,360,417	5.0%	4,360,417	5.0%	4,360,417	5.1%	4,360,417	5.1%	4,360,417	5.1%
Shares issued to CCM	877,500	1.0%	877,500	1.0%	877,500	1.0%	877,500	1.0%	877,500	1.0%
Total*	86,974,301	100.0%	86,422,964	100.0%	85,871,627	100.0%	85,320,289	100.0%	84,768,952	100.0%
Potential sources of dilution:
Earnout Shares	10,100,000	11.6%	10,100,000	11.7%	10,100,000	11.8%	10,100,000	11.8%	10,100,000	11.9%
Public Warrants	12,500,000	14.4%	12,500,000	14.5%	12,500,000	14.6%	12,500,000	14.7%	12,500,000	14.7%
Private Placement Warrants(8)	6,000,000	6.9%	6,000,000	6.9%	6,000,000	7.0%	6,000,000	7.0%	6,000,000	7.1%
Series A Preferred Investor Warrants(9)	4,495,098	5.2%	4,495,098	5.2%	4,495,098	5.2%	4,495,098	5.3%	4,495,098	5.3%

____________

*        Percentages may not sum to 100.0% due to rounding. The percentages shown for the potential sources of dilution reflect the percentage of the total shares for the applicable scenario without including the issuance of such additional shares in each respective case.

(1)      Assumes that no Public Shareholders exercise redemption rights with respect to their Inflection Point Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)      Assumes that 25% of Public Shareholders, holding 551,337 Public Shares, will exercise their redemption rights for an aggregate payment of approximately $6.0 million (based on the estimated per-share redemption price of approximately $10.92 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2024, which is a redemption scenario that could occur.

(3)      Assumes that 50% of Public Shareholders, holding 1,102,674 Public Shares, will exercise their redemption rights for an aggregate payment of approximately $12.0 million (based on the estimated per-share redemption price of approximately $10.92 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2024, which is a redemption scenario that could occur.

(4)      Assumes that 75% of Public Shareholders, holding 1,654,012 Public Shares, will exercise their redemption rights for an aggregate payment of approximately $18.1 million (based on the estimated per-share redemption price of approximately $10.92 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2024, which is a redemption scenario that could occur.

(5)      Assumes that all of Public Shareholders, holding 2,205,349 Public Shares, will exercise their redemption rights for an aggregate payment of approximately $24.1 million (based on the estimated per-share redemption price of approximately $10.92 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2024, which is a redemption scenario that could occur.

(6)      Assumes (i) there is no aggregate indebtedness of USARE and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions), (ii) the Base Purchase Price (as defined in the Business Combination Agreement) is $800 million, and (iii) the amount at which each Public Share may be redeemed pursuant to the Redemption is approximately $10.92.

(7)      Includes 4,104,585 shares of New USARE Common Stock underlying 4,104,585 shares of Series A Preferred Stock issued to the Class A Convertible Preferred Unit Investors upon conversion of 3,995,098 USARE Class A Convertible Preferred Units (taking into account accrued payment-in-kind interest through December 31, 2024; such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units), 127,916 shares of New USARE Common Stock underlying 127,916 shares of Series A Preferred Stock to be issued to Mr. Blitzer upon conversion of 122,549 USARE Class A-2 Convertible Preferred Units (taking into account accrued payment-in-kind interest through December 31, 2024; such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) issued to him pursuant to the Blitzer Class A SPA, 127,916 shares of New USARE Common Stock underlying 127,916 shares of Series A Preferred Shares (taking into account accrued payment-in-kind interest through December 31, 2024 on the USARE Class A-2 Convertible Preferred Units issued to Mr. Blitzer pursuant to the Blitzer Class A SPA; such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) to be issued to Mr. Blitzer at the close of the Business Combination pursuant to the Blitzer Series A SPA. In each case, assuming no adjustment to the $12.00 initial conversion price of the Series A Preferred Stock.

(8)      Excludes 1,650,000 Private Placement Warrants held by Cantor, which are expected to be forfeited under the Cantor Fee Reduction Agreement.

(9)      Includes 4,463,848 shares of New USARE Common Stock underlying Series A Preferred Investor Warrants to be issued to the Class A Convertible Preferred Unit Investors and 31,250 shares of New USARE Common Stock underlying a Series A Preferred Investor Warrant to be issued to Mr. Blitzer upon conversion of a USARE Class A Preferred Investor Warrant issued to him pursuant to the Blitzer Class A SPA.

The following table illustrates the potential dilutive effect of New USARE Warrants and Series A Preferred Investor Warrants, excluding the Earn-out consideration (in all scenarios) assuming (i) all New USARE Warrants are exercised and (ii) all Series A Preferred Investor Warrants are exercised:

	Voting Interests in New USARE
	No Additional Redemptions(1)(2)		25% Additional Redemption(3)		50% Additional Redemption(4)		75% Additional Redemption(5)		Maximum Additional Redemption(6)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Inflection Point Public Shareholders	2,205,349	2.0%	1,654,012	1.5%	1,102,675	1.0%	551,337	0.5%	—	—%
Public Warrantholders	12,500,000	11.4%	12,500,000	11.4%	12,500,000	11.5%	12,500,000	11.5%	12,500,000	11.6%
Sponsor(7)	6,250,000	5.7%	6,250,000	5.7%	6,250,000	5.7%	6,250,000	5.8%	6,250,000	5.8%
Private Placement Warrantholders(8)(9)	6,000,000	5.5%	6,000,000	5.5%	5,760,000	5.5%	5,400,000	5.5%	5,100,000	5.6%
USARE shareholders/members(10)	73,281,035	66.6%	73,281,035	67.0%	73,281,035	67.3%	73,281,035	67.7%	73,281,035	68.0%
Shares issued to CCM	877,500	0.8%	877,500	0.8%	877,500	0.8%	877,500	0.8%	877,500	0.8%
Series A Cumulative Convertible Preferred shareholders(11)	8,855,515	8.1%	8,855,515	8.1%	8,855,515	8.1%	8,855,515	8.2%	8,855,515	8.2%
Total	109,969,399	100.0%	109,418,062	100.0%	108,866,725	100.0%	108,315,387	100.0%	107,764,050	100.0%

____________

*        Percentages may not sum to 100.0% due to rounding.

(1)      Share ownership presented under each redemptions scenario in the tables above are only presented for illustrative purposes. Inflection Point cannot predict how many Public Shareholders will exercise their right to have their Public Shares redeemed for cash. As a result, the redemption amount and the number of Public Shares redeemed in connection with the Business

Combination may differ from the amounts presented above. As such, the ownership percentages of current Inflection Point Shareholders may also differ from the presentation above if the actual redemptions are different from these assumptions. See “Risk Factors — Risks Related to the Business Combination — The ability of our Public Shareholders to exercise redemption rights with respect to a large number of our Public Shares could increase the probability that the Business Combination will be unsuccessful and that you would have to wait for liquidation in order to redeem your Public Shares”.

(2)      This scenario assumes that no Public Shares are redeemed, which is a redemptions scenario that could occur.

(3)      Assumes that 25% of Public Shareholders, holding 551,337 Public Shares, will exercise their redemption rights for an aggregate payment of approximately $6.0 million (based on the estimated per-share redemption price of approximately $10.92 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2024, which is a redemption scenario that could occur.

(4)      Assumes that 50% of Public Shareholders, holding 1,102,674 Public Shares, will exercise their redemption rights for an aggregate payment of approximately $12.0 million (based on the estimated per-share redemption price of approximately $10.92 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2024, which is a redemption scenario that could occur.

(5)      Assumes that 75% of Public Shareholders, holding 1,654,012 Public Shares, will exercise their redemption rights for an aggregate payment of approximately $18.1 million (based on the estimated per-share redemption price of approximately $10.92 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2024, which is a redemption scenario that could occur.

(6)      Assumes that all of Public Shareholders, holding 2,205,349 Public Shares, will exercise their redemption rights for an aggregate payment of approximately $24.1 million (based on the estimated per-share redemption price of approximately $10.92 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2024, which is a redemption scenario that could occur.

(7)      Represents Founder Shares held by the Sponsor.

(8)      Excludes 1,650,000 Private Placement Warrants held by Cantor, which are expected to be forfeited under the Cantor Fee Reduction Agreement.

(9)      The 50% Additional Redemptions Scenario assumes 240,000 Private Placement Warrants are forfeited by the Sponsor under the terms of the Sponsor Support Agreement. The 75% Additional Redemptions Scenario assumes 600,000 Private Placement Warrants are forfeited by the Sponsor under the terms of the Sponsor Support Agreement. The Maximum Additional Redemptions scenario assumes 900,000 Private Placement Warrants are forfeited by the Sponsor under the terms of the Sponsor Support Agreement.

(10)    Assumes (i) there is no aggregate indebtedness of USARE and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions), (ii) the Base Purchase Price (as defined in the Business Combination Agreement) is $800 million and (iii) the amount at which each Public Share may be redeemed pursuant to the Redemption is approximately $10.86.

(11)    Includes 4,104,585 shares of New USARE Common Stock underlying 4,104,585 shares of Series A Preferred Stock upon conversion of 3,995,098 USARE Class A Convertible Preferred Units (taking into account accrued payment-in-kind interest through December 31, 2024; such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and 4,463,848 shares of New USARE Common Stock underlying Series A Preferred Investor Warrants issued to the Class A Convertible Preferred Unit Investors, 127,916 shares of New USARE Common Stock underlying 127,916 shares of Series A Preferred Stock issued to Mr. Blitzer upon conversion of 122,549 USARE Class A-2 Convertible Preferred Units (taking into account accrued payment-in-kind interest through December 31, 2024; such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) issued to him pursuant to the Blitzer Class A SPA, 127,916 shares of New USARE Common Stock underlying 127,916 shares of Series A Preferred Shares (taking into account accrued payment-in-kind interest through December 31, 2024 on the USARE Class A-2 Convertible Preferred Units issued to Mr. Blitzer pursuant to the Blitzer Class A SPA; such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) to be issued to Mr. Blitzer at the close of the Business Combination pursuant to the Blitzer Series A SPA and 31,250 shares of New USARE Common Stock underlying a Series A Preferred Investor Warrant to be issued to Mr. Blitzer upon conversion of a USARE Class A Preferred Investor Warrant issued to him pursuant to the Blitzer Class A SPA.

The following table illustrates the potential dilutive effect of New USARE Warrants, Series A Preferred Investor Warrants, and Earn-out consideration (in all scenarios) assuming (i) all outstanding warrants are exercised, (ii) all Series A Preferred Investor Warrants are exercised, and (iii) all Earnout Shares are vested:

	Voting Interests in New USARE
	No Redemptions(1)(2)		25% Additional Redemption(3)		50% Additional Redemption(4)		75% Additional Redemption(5)		Maximum Additional Redemption(6)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Inflection Point Public Shareholders	2,205,349	1.8%	1,654,012	1.4%	1,102,675	0.9%	551,337	0.5%	—	—%
Public Warrantholders	12,500,000	10.4%	12,500,000	10.5%	12,500,000	10.5%	12,500,000	10.6%	12,500,000	10.6%
Sponsor(7)	6,250,000	5.2%	6,250,000	5.2%	6,250,000	5.3%	6,250,000	5.3%	6,250,000	5.3%
Private Placement Warrantholders(8)	6,000,000	5.0%	6,000,000	5.0%	6,000,000	5.0%	6,000,000	5.1%	6,000,000	5.1%
USARE shareholders/members(9)	83,281,035	69.4%	83,281,035	69.7%	83,281,035	70.0%	83,281,035	70.3%	83,281,035	70.7%
Shares issued to CCM(10)	977,500	0.8%	977,500	0.8%	977,500	0.8%	977,500	0.8%	977,500	0.8%
Series A Cumulative Convertible Preferred shareholders(11)	8,855,515	7.4%	8,855,515	7.4%	8,855,515	7.4%	8,855,515	7.5%	8,855,515	7.5%
Pro forma fully diluted common stock at September 30, 2024	120,069,399	100.0%	119,518,062	100.0%	118,966,725	100.0%	118,415,387	100.0%	117,864,050	100.0%

____________

*        Percentages may not sum to 100.0% due to rounding.

(1)      Share ownership presented under each redemptions scenario in the tables above are only presented for illustrative purposes. Inflection Point cannot predict how many Public Shareholders will exercise their right to have their Public Shares redeemed for cash. As a result, the redemption amount and the number of Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current Inflection Point Shareholders may also differ from the presentation above if the actual redemptions are different from these assumptions. See “Risk Factors — Risks Related to the Business Combination — The ability of our Public Shareholders to exercise redemption rights with respect to a large number of our Public Shares could increase the probability that the Business Combination will be unsuccessful and that you would have to wait for liquidation in order to redeem your Public Shares”.

(2)      This scenario assumes that no Public Shares are redeemed, which is a redemptions scenario that could occur.

(3)      Assumes that 25% of Public Shareholders, holding 551,337 Public Shares, will exercise their redemption rights for an aggregate payment of approximately $6.0 million (based on the estimated per-share redemption price of approximately $10.92 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2024, which is a redemption scenario that could occur.

(4)      Assumes that 50% of Public Shareholders, holding 1,102,674 Public Shares, will exercise their redemption rights for an aggregate payment of approximately $12.0 million (based on the estimated per-share redemption price of approximately $10.92 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2024, which is a redemption scenario that could occur.

(5)      Assumes that 75% of Public Shareholders, holding 1,654,012 Public Shares, will exercise their redemption rights for an aggregate payment of approximately $18.1 million (based on the estimated per-share redemption price of approximately $10.92 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2024, which is a redemption scenario that could occur.

(6)      Assumes that all of Public Shareholders, holding 2,205,349 Public Shares, will exercise their redemption rights for an aggregate payment of approximately $24.1 million (based on the estimated per-share redemption price of approximately $10.92 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2024, which is a redemption scenario that could occur.

(7)      Represents Founder Shares held by the Sponsor.

(8)      Excludes 1,650,000 Private Placement Warrants held by Cantor, which are expected to be forfeited under the Cantor Fee Reduction Agreement.

(9)      Assumes (i) there is no aggregate indebtedness of USARE and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions), (ii) the Base Purchase Price (as defined in the Business Combination Agreement) is $800 million and (iii) the amount at which each Public Share may be redeemed pursuant to the Redemption is approximately $10.92. Includes 10,000,000 Earnout Shares which may be issued to USARE shareholders/members received as earnout consideration.

(10)    Includes 100,000 Earnout Shares which may be issued to CCM received as earnout consideration.

(11)    Includes 4,104,585 shares of New USARE Common Stock underlying 4,104,585 shares of Series A Preferred Stock upon conversion of 3,995,098 USARE Class A Convertible Preferred Units (taking into account accrued payment-in-kind interest through December 31, 2024; such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and 4,463,848 shares of New USARE Common Stock underlying Series A Preferred Investor Warrants issued to the Class A Convertible Preferred Unit Investors, 127,916 shares of New USARE Common Stock underlying 127,916 shares of Series A Preferred Stock issued to Mr. Blitzer upon conversion of 122,549 USARE Class A-2 Convertible Preferred Units (taking into account accrued payment-in-kind interest through December 31, 2024; such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) issued to him pursuant to the Blitzer Class A SPA, 127,916 shares of New USARE Common Stock underlying 127,916 shares of Series A Preferred Shares (taking into account accrued payment-in-kind interest through December 31, 2024 on the USARE Class A-2 Convertible Preferred Units issued to Mr. Blitzer pursuant to the Blitzer Class A SPA; such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) to be issued to Mr. Blitzer at the close of the Business Combination pursuant to the Blitzer Series A SPA and 31,250 shares of New USARE Common Stock underlying a Series A Preferred Investor Warrant to be issued to Mr. Blitzer upon conversion of a USARE Class A Preferred Investor Warrant issued to him pursuant to the Blitzer Class A SPA.

Q.     How has the announcement of the Business Combination affected the trading price of the Inflection Point Class A Ordinary Shares?

A.     On August 20, 2024, the last trading date prior to the public announcement of the Business Combination, Inflection Point Units, Inflection Point Class A Ordinary Shares and Public Warrants closed at $10.87, $10.69 and $0.20, respectively. As of January 30, 2025, the last practicable trading day immediately prior to the filing date of this proxy statement/prospectus, the closing price for each Inflection Point Unit, Inflection Point Class A Ordinary Share and Public Warrant was $13.98, $12.61 and $0.86 respectively.

Q.     Will Inflection Point obtain new financing in connection with the Business Combination?

A.     No. Inflection Point Fund agreed to purchase 759,804 shares of Series A Preferred Stock and Series A Preferred Investor Warrants to purchase 759,804 shares of New USARE Common Stock at an initial exercise price of $12.00, subject to adjustment, for an aggregate purchase price of $9,117,648, in the Series A Preferred Stock Investment. However, on February 3, 2025, Inflection Point Fund pre-funded the Series A Preferred Stock Investment by purchasing an aggregate of 833,333 additional USARE Class A-2 Convertible Preferred Units and a USARE Class A Preferred Investor Warrant exercisable for an aggregate of 833,333 USARE Class A Units as part of the Additional Class A-2 Convertible Preferred Unit Investment. Pursuant to the Series A SPA Termination Agreement, upon the pre-funding of the Series A Preferred Stock Investment, the Series A SPA was terminated.

Pursuant to the Blitzer Series A SPA, Inflection Point has agreed to issue at Closing, a number of shares Series A Preferred Stock equal to the number of Blitzer Conversion Preferred Shares to Mr. Blitzer in exchange for his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note.

See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Related Agreements — Series A SPA, Series A Preferred Stock and Series A Preferred Investor Warrants”.

Q.     Will USARE obtain new financing in connection with the Business Combination?

A.     Yes. Certain Class A Convertible Preferred Unit Investors agreed to purchase (i) 2,500,000 USARE Class A Convertible Preferred Units and (ii) USARE Class A Preferred Investor Warrants exercisable for an aggregate of 2,968,750 USARE Class A Units, for an aggregate purchase price of approximately $25.5 million, pursuant to the Class A Convertible Preferred SPAs.

In addition, the Additional Class A-2 Convertible Preferred Unit Investors agreed to purchase (i) 1,495,098 USARE Class A-2 Convertible Preferred Units and (ii) USARE Class A Preferred Investor Warrants exercisable for an aggregate of 1,495,098 USARE Class A Units for an aggregate purchase price of approximately $15.0 million, pursuant to the Additional Class A-2 Convertible Preferred SPAs.

Pursuant to the Blitzer Class A SPA, USARE has issued 122,549 USARE Class A-2 Convertible Preferred Units (excluding accrued and unpaid payment-in-kind interest) and a USARE Class A Preferred Investor Warrant to purchase up to 31,250 USARE Class A Units in exchange for Mr. Blitzer’s promise to forgive, at Closing, 50% of the then-outstanding balance of the Convertible Promissory Note.

See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Related Agreements — Class A Convertible Preferred Investment”.

Q.     Why is Inflection Point proposing the Domestication?

A.     The Inflection Point Board believes that there are significant advantages to New USARE that will arise as a result of a change of Inflection Point’s domicile to the State of Delaware, including (a) the prominence, predictability and flexibility of the DGCL, (b) Delaware’s well-established principles of corporate governance and (c) the increased ability for Delaware corporations to attract and retain qualified directors. Further, the Inflection Point Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. Each of the foregoing are discussed in greater detail in the section of this proxy statement/prospectus entitled “The Domestication Proposal — Reasons for the Domestication”.

To effect the Domestication, Inflection Point will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Proposed Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Inflection Point will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to closing the Business Combination under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the Inflection Point Class B Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of Inflection Point Class A Ordinary Shares will have no right to vote on the Domestication Proposal, in accordance with Article 49.2 of the Cayman Constitutional Documents. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

Q.     What amendments will be made to the Cayman Constitutional Documents?

A.     The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, Inflection Point’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace the Cayman Constitutional Documents, in each case, under the Companies Act, with the Proposed Certificate of Incorporation and the Proposed By-Laws, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents. These differences are discussed in greater detail in the section of this proxy statement/prospectus entitled “The Domestication Proposal”.

Q.     How will the Domestication affect my Inflection Point Class A Ordinary Shares, Inflection Point Warrants and Inflection Point Units?

A.     Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents and the Sponsor Support Agreement, each Inflection Point Class B Ordinary Share issued and outstanding will be automatically converted into one Inflection Point Class A Ordinary Share. Immediately following such conversion, in connection with the Domestication, (a) each Inflection Point Class A Ordinary Share issued and outstanding immediately prior to the Domestication will automatically convert into one share of New USARE Common Stock, (b) each Inflection Point Warrant will be automatically converted into a New USARE Warrant on substantially the same terms as the Inflection Point Warrants, and (c) each Inflection Point Unit issued and outstanding as of immediately prior to the Domestication will automatically be canceled and each holder will receive one share of New USARE Common Stock and one-half of one New USARE Warrant in lieu thereof (provided that no fractional New USARE Warrants will be issued).

Q.     What are the material U.S. federal income tax considerations of the Domestication?

A.     As discussed more fully under “U.S. Federal Income Tax Considerations” of this proxy statement/prospectus, whether the Domestication will qualify as an F Reorganization is not free from doubt due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to an entity that holds only investment-type assets. Inflection Point will receive an opinion of counsel, to be filed by amendment as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms a part, that the Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). Assuming that the Domestication so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “U.S. Federal Income Tax Considerations for Holders of Inflection Point Securities

and New USARE Securities — II. U.S. Holders — A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations”, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations for Holders of Inflection Point Securities and New USARE Securities — II. U.S. Holders”) will be subject to Section 367(b) of the Code in connection with the Domestication and, as a result:

•        a U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of Inflection Point shares entitled to vote or 10% or more of the total value of all classes of Inflection Point shares (a “10% U.S. Shareholder”) on the date of the Domestication generally will be required to include in income as a deemed dividend deemed paid by Inflection Point the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the Inflection Point Class A Ordinary Shares held directly by such U.S. Holder;

•        a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose Inflection Point Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication generally will recognize gain (but not loss) with respect to its Inflection Point Class A Ordinary Shares as if such U.S. Holder exchanged its Inflection Point Class A Ordinary Shares for New USARE Common Stock in a taxable transaction unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by Inflection Point the “all earnings and profits” amount attributable to such U.S. Holder’s Inflection Point Class A Ordinary Shares; and

•        a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose Inflection Point Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication generally will not recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication.

Inflection Point does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

As discussed more fully under “U.S. Federal Income Tax Considerations for Holders of Inflection Point Securities and New USARE Securities — II. U.S. Holders — A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations”, Inflection Point believes that it is likely classified as a PFIC for U.S. federal income tax purposes. If Inflection Point were classified as a PFIC for U.S. federal income tax purposes, then notwithstanding the U.S. federal income tax consequences of the Domestication discussed in the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive effective dates), if finalized in their current form, generally would require a U.S. Holder to recognize gain (but not loss) on the exchange of Inflection Point Class A Ordinary Shares or Inflection Point Warrants for New USARE Common Stock or New USARE Warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code and such other PFIC rules may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations for Holders of Inflection Point Securities and New USARE Securities — II. U.S. Holders — A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations — d. QEF Election and Mark-to-Market Election” with respect to their Inflection Point Class A Ordinary Shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Under current law, no such elections may be made with respect to Inflection Point Warrants. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations for Holders of Inflection Point Securities and New USARE Securities — II. U.S. Holders”.

Each U.S. Holder is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of Inflection Point Class A Ordinary Shares and Inflection Point Warrants for New USARE Common Stock and New USARE Warrants pursuant to the Domestication.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations for Holders of Inflection Point Securities and New USARE Securities — III. Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s New USARE Common Stock after the Domestication.

Although the redemptions of holders that exercise redemption rights with respect to Inflection Point Class A Ordinary Shares will occur prior to the Domestication, it is possible that the IRS could assert that for U.S. federal income tax purposes such redemptions should be treated as occurring after the Domestication. If such redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication, holders exercising redemption rights would still be subject to the potential tax consequences of the Domestication, and for U.S. Holders, the determination of whether a U.S. Holder is a 10% U.S. Shareholder or is otherwise subject to Section 367 of the Code would be determined as if the redemptions had not yet occurred at the time of the Domestication. Holders should consult their tax advisors regarding the possibility that the redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemptions occurring in form prior to the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations for Holders of Inflection Point Securities and New USARE Securities”.

Q.     What are the material U.S. federal income tax considerations of the Merger?

A.     Inflection Point, holders of Inflection Point Class A Ordinary Shares and Public Warrants will not be subject to any material U.S. federal income tax consequences solely as a result of the Merger. Inflection Point and USARE intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, King & Spalding LLP intends to deliver an opinion to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligations of each of Inflection Point and USARE to complete the Merger, however, are not conditioned on the receipt of any such opinion. If the Merger qualifies as a reorganization, then USARE and USARE Members generally are not expected to recognize taxable gain or loss as a result of the receipt of New USARE securities in exchange for USARE securities pursuant to the Merger. If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the USARE Members generally are expected to recognize taxable gain or loss with respect to such exchange. However, a portion of any gain attributable to receipt of Per Unit Earn-out Consideration will be classified as “imputed interest” and taxable to USARE Member recipients as interest income. For a more complete discussion of the U.S. federal income tax considerations of the Merger, see “U.S. Federal Income Tax Considerations of the Merger for Holders of USARE Securities and USARE”.

Q.     Do I have redemption rights?

A.     If you are a Public Shareholder, you have the right to request that we redeem all or a portion of your Public Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other Person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor has agreed to waive its redemption rights with respect to all of the Founder Shares in connection with the consummation of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the Redemption Price.

Q.     How do I exercise my redemption rights?

A.     If you are a Public Shareholder and wish to exercise your right to redeem the Public Shares, you must:

(a)     (i) hold Public Shares or (ii) hold Public Shares through Inflection Point Units and elect to separate your Inflection Point Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

(b)    submit a written request to Continental, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that Inflection Point redeem all or a portion of your Public Shares for cash; and

(c)     deliver your share certificates for Public Shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on March 6, 2025 (two business days before the initial scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

The address of Continental is listed under the question “Who can help answer my questions?” of this proxy statement/prospectus.

Public Shareholders will be entitled to request that their Public Shares be redeemed for the Redemption Price. For illustrative purposes, as of the Record Date, this would have amounted to approximately $10.95 per issued and outstanding Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of Inflection Point’s creditors, if any, which could have priority over the claims of the Public Shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote, how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to Public Shareholders electing to redeem their Public Shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Inflection Point’s consent, until the Redemption, which will take effect at least one business day prior to the Domestication. Furthermore, if a holder of a Public Share delivers its share certificates (if any) along with the redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that Inflection Point permit the withdrawal of the request for redemption and instruct Continental, to return the share certificates (physically or electronically). The holder can make such request by contacting Continental, at the address or email address listed in this proxy statement/prospectus.

Any corrected or changed written exercise of redemption rights must be received by Continental at least two business days prior to the initial scheduled date of the extraordinary general meeting. No request for redemption will be honored unless the holder’s certificates for Public Shares (if any) along with the redemption forms have been delivered (either physically or electronically) to Continental, at least two business days prior to the initial scheduled date of the extraordinary general meeting.

If a Public Shareholder properly makes a request for redemption and the certificates for Public Shares (if any) along with the redemption forms are delivered as described above, then, if the Business Combination is consummated, Inflection Point will redeem the Public Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. If the Business Combination is abandoned, the Public Shares will be returned to the respective holder, broker or bank.

If you are a Public Shareholder and you exercise your redemption rights, such exercise will not result in the loss of any Public Warrants that you may hold.

Q.     If I am a Public Warrant Holder, can I exercise redemption rights with respect to my Public Warrants?

A.     No. The Public Warrant Holders have no redemption rights with respect to such securities.

In connection with the Extension Amendment, holders of 22,794,651 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $246.9 million (approximately $10.83 per Public Share) was removed from the Trust Account and paid to such holders. Assuming that each such former Public Shareholder holds one-half of one Public Warrant for each Public Share they redeemed (representing the number of Public Warrants included in each Inflection Point Unit) and using the closing warrant price on Nasdaq of $0.20 as of August 20, 2024 (the last trading day before the announcement of the Business Combination Agreement), the aggregate fair value of Public Warrants that can be retained by such former Public Shareholders is approximately $2,279,465. Assuming that no more than 1,102,674 Public Shares, representing 50% of the outstanding Public Shares issued in connection with the IPO, are redeemed for an aggregate payment of approximately $12.0 million from the Trust Account (based on the approximate balance of the Trust Account as of December 31, 2024) in connection with the Business Combination, which is a potential amount of redemptions, and assuming that each redeeming Public Shareholder holds one-half of one Public Warrant for each Public Share being redeemed (representing the number of Public Warrants included in each Inflection Point Unit) and using the closing warrant price on Nasdaq of $0.20 as of August 20, 2024 (the last trading day before the announcement of the Business Combination Agreement), the aggregate fair value of Public Warrants that can be retained by redeeming Public Shareholders is approximately $110,267.40. Assuming the maximum redemptions scenario, resulting in 2,205,349 Public Shares redeemed for an aggregate payment of approximately $24.1 million from the Trust Account in connection with the Business Combination, and assuming that each redeeming Public Shareholder holds one-half of one Public Warrant for each Public Share being redeemed (representing the number of Public Warrants included in each Inflection Point Unit) and using the closing warrant price on Nasdaq of $0.20 as of August 20, 2024 (the last trading day before the announcement of the Business Combination Agreement), the aggregate fair value of Public Warrants that can be retained by redeeming Public Shareholders is approximately $220,534.80. The actual market price of the Public Warrants may be higher or lower on the date that Public Warrant Holders seek to sell such Public Warrants. Additionally, Inflection Point cannot assure the Public Warrant Holders that they will be able to sell their Public Warrants in the open market as there may not be sufficient liquidity in such securities when Public Warrant Holders wish to sell their Public Warrants. Further, while the level of redemptions of Public Shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of Public Shares increase, a holder of New USARE Warrants following the Closing who exercises such New USARE Warrants will ultimately own a greater interest in New USARE because there would be fewer shares outstanding overall.

Q.     How do the Public Warrants differ from the Private Placement Warrants, and what are the related risks for any Public Warrant Holders after the Business Combination?

A.     The Public Warrants are identical to the Private Placement Warrants in material terms and provisions, except that the Private Placement Warrants (including the shares issuable upon exercise of the Private Placement Warrants): may not be transferred, assigned or sold by the holders until 30 days after the Closing and (ii) are entitled to registration rights.

Following the Closing, we may redeem your unexpired New USARE Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless. We have the ability to redeem outstanding Public Warrants and Private Placement Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per New USARE Warrant, provided that the last reported sales price of New USARE Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the New USARE Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding New USARE Warrants could force you (i) to exercise your New USARE Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your New USARE Warrants at the then-current market price when you might otherwise wish to hold your New USARE Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding New USARE Warrants are called for redemption, is likely to be substantially less than the market value of your New USARE Warrants.

Q.     What are the U.S. federal income tax consequences of exercising my redemption rights?

A.     The U.S. federal income tax consequences of exercising your redemption rights with respect to your Public Shares depend on your particular facts and circumstances. It is possible that you may be treated as selling your Public Shares and, as a result, recognize capital gain or capital loss. It is also possible that the Redemption may be treated as a distribution for U.S. federal income tax purposes. Whether a redemption of your Public Shares qualifies for sale treatment will depend largely on the total number of shares of Inflection Point stock you are treated as owning before and after the redemption (including any shares that you constructively own as a result of owning Public Warrants and any shares that you directly or indirectly acquire pursuant to the Business Combination) relative to all of the shares of Inflection Point stock outstanding both before and after the redemption. Redeeming U.S. Holders generally will be subject to the PFIC rules with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its Inflection Point Class A Ordinary Shares (if the redemption were treated as a sale of shares) or any corporate distributions deemed received on its Inflection Point Class A Ordinary Shares (if the redemption were treated as a corporate distribution). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations for Holders of USARE Securities”.

All Public Shareholders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws.

Q.     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A.     Following the closing of the IPO (including partial exercise of the over-allotment option by the underwriters of the IPO), an amount equal to $251,250,000 ($10.05 per Inflection Point Unit) of the net proceeds from the IPO and the sale of the Private Placement Warrants was placed in the Trust Account. As of the Record Date, funds in the Trust Account totaled $24,151,256.41 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (a) the completion of a business combination (including the Closing), (b) the redemption of all of the Public Shares if Inflection Point is unable to complete a business combination by August 21, 2025 (or if such date is further extended at a duly called general meeting, such later date) and (c) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of Inflection Point’s obligation to redeem 100% of the Public Shares in connection with its initial business combination or if it does not complete a business combination by August 21, 2025 (or such later date approved at a duly called general meeting) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, subject to applicable law.

In connection with the Business Combination, the funds deposited in the Trust Account will be released to pay holders of Public Shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of New USARE following the Business Combination. See the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination”.

Q.     Did the Inflection Point Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.     The Inflection Point Board did not obtain a third-party valuation or fairness opinion in connection with the determination to approve the Business Combination. The Inflection Point Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was in the best interest of Inflection Point and its shareholders.

The Inflection Point Board also determined, without seeking a valuation from a financial advisor, that USARE’s fair market value was at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the signing of the Business Combination Agreement. Accordingly, investors will be relying on the judgment of the Inflection Point Board in valuing

USARE’s business, and assuming the risk that the Inflection Point Board may not have properly valued such business. See the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to the Domestication and the Business Combination”.

Q.     What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.     Our Public Shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of redemptions by Public Shareholders.

In the event of significant redemptions, with fewer Public Shares and Inflection Point Public Shareholders, the trading market for New USARE Common Stock may be less liquid than the market for shares of Inflection Point Class A Ordinary Shares was prior to the Business Combination, and New USARE may not be able to meet the listing standards for Nasdaq or another national securities exchange.

In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into New USARE’s business will be reduced and New USARE may not be able to achieve its business plans. In addition, without additional funds from the Series A Preferred Stock Investment or a PIPE Investment in connection with the closing of the Business Combination, it is possible that a maximum redemption scenario would result in a cash deficit, in which event the parties would need to find additional sources of funding in order for the Business Combination to become effective.

The table below presents the Trust Account value per share to a Public Shareholder that elects not to redeem its shares across a range of varying redemption scenarios. This Trust Account value per share includes the per share cost of the deferred underwriting commission of $4,000,000 plus 2.0% of the amount by which the Total Capital Raised (as defined in the Fee Reduction Agreement) exceeds $50,000,000 (assuming Inflection Point elects to pay to Cantor the all-cash fee pursuant to the Fee Reduction Agreement.

As of December 31, 2024
Trust Account Value	$24,075,434.71
Total Public Shares	2,205,349
Trust Account Value per Public Share	$10.92
	No Additional Redemptions(1)	25% Additional Redemptions(2)	50% Additional Redemptions(3)	75% Additional Redemptions(4)	Maximum Additional Redemptions(5)
Redemptions ($)	—	$6,018,855.95	$12,037,711.90	$18,056,578.76	$24,075,434.71
Redemptions (Shares)	—	551,337	1,102,674	1,654,012	2,205,349
Deferred Underwriting Commissions	$4,056,508.61	$4,000,000	$4,000,000	$4,000,000	$4,000,000
Cash left in the Trust Account post redemptions less deferred underwriting commission	$20,018,926.10	$14,056,578.76	$8,037,722.81	$2,018,855.95	$(4,000,000)
Public Shares post redemptions	2,205,349	1,654,012	1,102,675	551,337	—
Remaining Trust Proceeds Per Public Share	$9.08	$8.50	$7.29	$3.66	(6)

____________

(1)      This scenario assumes that (i) no Public Shares are redeemed, which is a redemptions scenario that could occur and (ii) Total Capital Raised (as defined in the Fee Reduction Agreement) is $52,825,430.51, consisting of $24,075,434.71 remaining in the Trust Account plus $28,749,995.80 of capital raised pursuant to certain Class A Convertible Preferred SPAs and the Additional Class A-2 Convertible Preferred SPAs.

(2)      This scenario assumes that (i) 551,337 Public Shares, or 25% of the Public Shares, are redeemed for an aggregate payment of approximately $6.0 million (based on the estimated per-share redemption price of approximately $10.92 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2024, which is a redemptions scenario that could occur and (ii) Total Capital Raised (as defined in the Fee Reduction Agreement) is $46,806,574.56, consisting of $18,056,578.76 remaining in the Trust Account plus $28,749,995.80 of capital raised pursuant to certain Class A Convertible Preferred SPAs and the Additional Class A-2 Convertible Preferred SPAs.

(3)      This scenario assumes that (i) 1,102,674 Public Shares, or 50% of the Public Shares, are redeemed for an aggregate payment of approximately $12.0 million (based on the estimated per-share redemption price of approximately $10.92 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2024, which is a redemptions scenario that could occur and (ii) Total Capital Raised (as defined in the Fee Reduction Agreement) is $40,787,718.61, consisting of $12,037,722.81 remaining in the Trust Account plus $28,749,995.80 of capital raised pursuant to certain Class A Convertible Preferred SPAs and the Additional Class A-2 Convertible Preferred SPAs.

(4)      This scenario assumes that (i) 1,654,012 Public Shares, or 75% of the Public Shares, are redeemed for an aggregate payment of approximately $18.1 million (based on the estimated per-share redemption price of approximately $10.92 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2024, which is a redemptions scenario that could occur and (ii) Total Capital Raised (as defined in the Fee Reduction Agreement) is $34,768,851.75, consisting of $6,018,855.95 remaining in the Trust Account plus $28,749,995.80 of capital raised pursuant to certain Class A Convertible Preferred SPAs and the Additional Class A-2 Convertible Preferred SPAs.

(5)     This scenario assumes that (i) 2,205,349 Public Shares, or all of the Public Shares, are redeemed for an aggregate payment of approximately $24.1 million (based on the estimated per-share redemption price of approximately $10.92 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2024, which is a redemptions scenario that could occur and (ii) Total Capital Raised (as defined in the Fee Reduction Agreement) is $28,749,995.80, consisting of $28,749,995.80 of capital raised pursuant to certain Class A Convertible Preferred SPAs and the Additional Class A-2 Convertible Preferred SPAs.

(6)      The redemptions and deferred underwriting commissions exceed the amount held in Trust Account.

Furthermore, to the extent that Public Shareholders redeem their Public Shares in connection with the Business Combination, their Public Warrants will remain issued and outstanding notwithstanding the redemption of their Public Shares. The Sponsor holds an aggregate of 6,000,000 Private Placement Warrants. Following the consummation of the Business Combination, all of the Inflection Point Warrants will become New USARE Warrants.

For information on the relative ownership levels of holders of New USARE equity securities following the Business Combination under varying redemption scenarios and the fully diluted relative ownership levels of holders of New USARE equity securities following the Business Combination under varying redemption scenarios, see the question entitled “What equity stake will current Inflection Point shareholders and USARE Members hold in New USARE immediately after the consummation of the Business Combination?”

Q.     What underwriting fees are payable in connection with the Business Combination?

A.     Pursuant to that certain Underwriting Agreement between Inflection Point and Cantor, as Representative of the several underwriters, dated May 24, 2023 (as it may be amended from time to time, the “Underwriting Agreement”), Inflection Point previously agreed to pay to Cantor an aggregate cash amount of $13,100,000 as “deferred underwriting commissions” (the “Original Deferred Fee”) upon the consummation of an initial business combination. Solely in connection with the Business Combination, Inflection Point, Cantor and USARE have entered into that certain fee reduction agreement, dated as of August 20, 2024 (the “Fee Reduction Agreement”), pursuant to which, upon consummation of the Business Combination, Cantor will accept, in lieu of such Original Deferred Fee: (i) either (at Inflection Point’s option) (A) a cash fee of $4,000,000 or (B) (1) a cash fee of $2,000,000 plus (2) 400,000 shares of New USARE Common Stock at an implied value of $10.00 per share, plus (ii) 2.0% of the amount by which the Total Capital Raised (as defined in the Fee Reduction Agreement) exceeds $50,000,000. Additionally, solely if Inflection Point elects to pay the all-cash fee discussed above, Cantor will forfeit 1,650,000 Private Placement Warrants.

Q.     What conditions must be satisfied to complete the Business Combination?

A.     The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including without limitation: (i) the adoption and/or approval, as applicable, by Inflection Point’s shareholders of the Condition Precedent Proposals, (ii) the registration statement of which the accompanying proxy statement/prospectus forms a part becoming effective, (iii) approval of the listing of the New USARE Common Stock on Nasdaq, subject to satisfaction of the round lot holders requirement for initial listing, (vi) the accuracy of the representations and warranties of each party to the Business Combination Agreement and the performance of the covenants and agreements of the parties to the Business Combination Agreement, (iv) the completion of the Domestication, (v) the absence of a Company Material Adverse Effect or a Purchaser Material Adverse Effect (each as defined below) and (vi) the substantially simultaneous closing of the Series A Preferred Stock Investment by the Sponsor-Related Persons (as defined below). We cannot assure you as to whether these conditions will be satisfied or waived. For more information about conditions to the consummation of the Business Combination, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Business Combination Agreement”.

Q.     When do you expect the Business Combination to be completed?

A.      It is currently expected that the Business Combination will be consummated in the first quarter of 2025. This date depends, among other things, on the approval of the proposals to be put to Inflection Point shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by Inflection Point’s shareholders at the extraordinary general meeting and Inflection Point elects to adjourn the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if Inflection Point determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction. For a description of the conditions for the completion of the Business Combination, see “The Business Combination Proposal — Business Combination Agreement” of this proxy statement/prospectus.

Q.     What happens if the Business Combination is not consummated?

A.     Inflection Point will not complete the Domestication to the State of Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement (or by their nature are to be satisfied at Closing). If Inflection Point is not able to complete the Business Combination with USARE by August 21, 2025 (or if such date is further extended at a duly called general meeting, such later date) and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, Inflection Point will, as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the Inflection Point Warrants may be worthless.

Q.     Following the Business Combination, will New USARE’s securities trade on a stock exchange?

A.     Yes. Inflection Point intends to apply to list the New USARE Common Stock and New USARE Warrants on Nasdaq under the proposed symbols “USAR” and “USARW”, respectively, upon the Closing. Pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), Inflection Point is required to cause the New USARE Common Stock issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the New USARE Common Stock and New USARE Warrants or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the New USARE securities would not be listed on any nationally recognized securities exchange.

The Inflection Point Units outstanding as of immediately prior to the Domestication will, as a result of the Domestication, automatically be canceled and each holder thereof will receive one share of New USARE Common Stock and one-half of one New USARE Warrant, for each Inflection Point Unit. As a result, the Inflection Point Units will no longer trade as separate securities following the Closing. The Series A Preferred Stock and the Series A Preferred Investor Warrants will not be publicly traded.

Q.     Do I have appraisal rights in connection with the Business Combination?

A.     Neither Inflection Point’s shareholders nor Inflection Point’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Q.     What do I need to do now?

A.     Inflection Point urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder. Inflection Point’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.     How do I vote?

A.     If you are a holder of record of Inflection Point Ordinary Shares on the Record Date for the extraordinary general meeting, you may vote in person (including virtually) at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name”, which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q.     If my shares are held in “street name”, will my broker, bank or nominee automatically vote my shares for me?

A.      No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name”. If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote”. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

Q.     When and where will the extraordinary general meeting be held?

A.     The extraordinary general meeting will be held at 10:00 a.m., New York City time, on March 10, 2025 at the offices of White & Case LLP located at 1221 Avenue of the Americas, New York, NY 10020, and virtually via live webcast at https://www.cstproxy.com/inflectionpointacquisitionii/2025.

Q.     Who is entitled to vote at the extraordinary general meeting?

A.     Inflection Point has fixed January 29, 2025 as the Record Date for the extraordinary general meeting. If you were a shareholder of Inflection Point at the close of business on the Record Date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person (including virtually) or is represented by proxy at the extraordinary general meeting.

Q.     How many votes do I have?

A.     Inflection Point shareholders are entitled to one vote at the extraordinary general meeting for each Inflection Point Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date for the extraordinary general meeting, there were 8,455,349 Inflection Point Ordinary Shares issued and outstanding, of which 2,205,349 were issued and outstanding Public Shares.

Q.     What constitutes a quorum?

A.     A quorum of Inflection Point shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of one-third of the issued and outstanding Inflection Point Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the Record Date for the extraordinary general meeting, 2,818,450 Inflection Point Ordinary Shares would be required to achieve a quorum.

Q.     What vote is required to approve each proposal at the extraordinary general meeting?

A.     Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the Inflection Point Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Domestication Proposal — The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the Inflection Point Class B Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of Inflection Point Class A Ordinary Shares will have no right to vote on the Domestication Proposal, in accordance with Article 49.2 of the Cayman Constitutional Documents.

Stock Issuance Proposal — The approval of the Stock Issuance Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the Inflection Point Class B Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Organizational Documents Proposal — The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the Inflection Point Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Advisory Organizational Documents Proposals — The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the Inflection Point Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Incentive Plan Proposal — The approval of the Incentive Plan Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the Inflection Point Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Director Election Proposal — The approval of the Director Election Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the Inflection Point Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the Inflection Point Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The Sponsor has agreed to vote all the Founder Shares and any Public Shares it may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 73.9% of the issued and outstanding Inflection Point Ordinary Shares. See the section of this proxy statement/prospectus entitled “Questions and Answers for Shareholders of Inflection Point — How does the Sponsor intend to vote their Inflection Point Ordinary Shares?”.

The Business Combination was not structured to require the approval of at least a majority of Inflection Point’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.

Q.     What are the recommendations of the Inflection Point Board?

A.     The Inflection Point Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Inflection Point’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Adjournment Proposal, if presented to the extraordinary general meeting.

The Inflection Point Board, after careful consideration, determined that the Business Combination is in the best interests of Inflection Point and its shareholders, and approved, among other things, the Business Combination Agreement, the Business Combination and the other agreements and transactions contemplated thereby. See the subsection entitled “The Extraordinary General Meeting — Recommendation of the Board” for more information.

The Inflection Point Board believes that each of the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Organizational Documents Proposal, each of the separate Advisory Organizational Documents Proposals, the Incentive Plan Proposal, the approval of the Director Election Proposal and the Adjournment Proposal (if put to a vote) is in the best interests of Inflection Point and its shareholders and recommends that Inflection Point Shareholders vote “FOR” each proposal being submitted to a vote of the Inflection Point Shareholders at the extraordinary general meeting.

For a description of the Inflection Point Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the Inflection Point Board, see the subsection entitled “The Business Combination Proposal — The Inflection Point Board’s Reasons for the Approval of the Business Combination”.

When you consider the recommendation of the Inflection Point Board in favor of approval of these proposals, you should keep in mind that the Sponsor and Inflection Point’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated Inflection Point shareholders. Please see the subsection entitled “The Business Combination Proposal — Interests of Certain Inflection Point Persons in the Business Combination”.

Q.     How does the Sponsor intend to vote their Inflection Point Ordinary Shares?

A.     The Sponsor has agreed to vote all the Founder Shares and any Public Shares it may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the Record Date, the Sponsor owned 6,250,000 Founder Shares, representing approximately 73.9% of the issued and outstanding Inflection Point Ordinary Shares. As a result, no additional shares would need to be voted in favor of the Business Combination in order to approve the Business Combination Proposal. The Business Combination was not structured to require the approval of at least a majority of Inflection Point’s unaffiliated shareholders because such a vote is not required under Cayman Islands law. To the extent that the Sponsor or our executive officers purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination.

The existence of financial and personal interests of one or more of Inflection Point’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Inflection Point and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Inflection Point’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain Inflection Point Persons in the Business Combination”.

Q.     Do the Sponsor and Inflection Point’s directors and officers have interests in the Business Combination that differ from or are in addition to the interests of Inflection Point’s shareholders generally?

A.     Yes. The Sponsor and Inflection Point’s officers and directors have interests in the Business Combination that are different from, or in addition to, the interests of Inflection Point’s shareholders generally. The Inflection Point Board was aware of and considered these interests, among other matters, in approving the Business Combination

Agreement and the Business Combination, and in determining to recommend that Inflection Point’s shareholders vote in favor of the Business Combination Agreement and the Business Combination. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain Inflection Point Persons in the Business Combination” for more information.

Q.     Who is the Sponsor?

A.     Inflection Point Holdings II, LLC, a Delaware limited liability company, which we refer to in this proxy statement/prospectus as the “Sponsor”, was formed prior to the IPO for the purpose of acting as the sponsor of Inflection Point. Other than its investment in Inflection Point and its work on behalf of Inflection Point, the Sponsor is not engaged in any business. The Sponsor made an initial investment of $25,000 on March 8, 2023, to cover certain pre-IPO expenses, in exchange for the issuance of 5,750,000 Founder Shares, or approximately $0.004 per share, which included an aggregate of up to 750,000 Founder Shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full. On May 24, 2023, Inflection Point effected a share recapitalization of 575,000 Founder Shares, resulting in the Sponsor holding an aggregate of 6,325,000 Founder Shares. As a result of the underwriters’ election to partially exercise their over-allotment option on May 30, 2023, 75,000 Founder Shares were forfeited resulting in the Sponsor holding 6,250,000 Founder Shares. On November 18, 2024, pursuant to the terms of the Cayman Constitutional Documents, the Sponsor elected to convert 6,200,000 outstanding Inflection Point Class B Ordinary Shares held by it on a one-for-one basis into Inflection Point Class A Ordinary Shares, resulting in the Sponsor owning an aggregate of 6,250,000 Founder Shares, consisting of 6,200,000 Inflection Point Class A Ordinary Shares and 50,000 Inflection Point Class B Ordinary Shares. In connection with the closing of the IPO, the Sponsor purchased 6,000,000 Private Placement Warrants at a price of $1.00 per warrant, for an aggregate purchase price of $6,000,000. The Sponsor is controlled by Michael Blitzer, Inflection Point’s Chairman and Chief Executive Officer. Mr. Blitzer has an economic interest in (i) 1,620,000, or approximately 25.9%, of the Founder Shares held by the Sponsor and (ii) 3,813,333, or approximately 63.6%, of the Private Placement Warrants held by the Sponsor. Inflection Point Fund has an economic interest in 1,085,000, or approximately 17.4%, of the Founder Shares held by the Sponsor. Affiliates of one of Inflection Point’s directors, Nicholas Shekerdemian, TVC and 246 Ventures LLC, have an economic interest in (i) 2,825,000, or approximately 45.2%, of the Founder Shares held by the Sponsor and (ii) 1,906,665, or approximately 31.8%, of the Private Placement Warrants held by the Sponsor. Each other director and officer of Inflection Point have economic interests in the Founder Shares and/or Private Placement Warrants held by the Sponsor. No other person has a direct or indirect material interest in the Sponsor.

In January 2021, members of Inflection Point’s management team founded Inflection Point Acquisition Corp. (“IPAX”), a blank check company formed for substantially similar purposes as our company. IPAX completed its initial public offering in September 2021, in which it sold 32,975,000 units, each consisting of one share of IPAX common stock and one-half of one warrant to purchase one share of IPAX common stock, for an offering price of $10.00 per unit, generating aggregate proceeds of $329,750,000. On September 16, 2022, IPAX announced its business combination with Intuitive Machines (“LUNR”), a diversified space exploration, infrastructure, and services company with marquee contracts supporting NASA’s $93 billion Artemis program. Prior to the extraordinary general meeting of IPAX shareholders to approve the business combination with LUNR, holders of 27,481,818 of IPAX Class A ordinary shares, or 83.34% of the outstanding IPAX Class A ordinary shares and 89.37% of the outstanding IPAX Class A ordinary shares not held by affiliates of IPAX, exercised their right to redeem those shares for cash at a price of approximately $10.1843 per share, for an aggregate of $279,884,313.81. The transaction with LUNR closed on February 13, 2023, and began trading on Nasdaq on February 14, 2023 under the ticker “LUNR”. Inflection Point’s management believes LUNR represents a high-quality, public-ready company with a history of significant revenue growth and believes the deal’s valuation was attractive and the significant $50 million capital commitment from the sponsor supporting the transaction was a main differentiator. IPAX supported the transaction with extensive due diligence, significant investor outreach, and comprehensive planning, including a detailed media plan and retaining due diligence and capital markets advisors.

LUNR’s shares of Class A common stock and its warrants are listed on Nasdaq under the symbols “LUNR” and “LUNRW”, respectively. On January 30, 2025, the closing sale price of shares of the Class A common stock was $22.42 and the closing sale price of LUNR’s warrants was $12.06 per warrant.

Past performance by our management team, including with respect to IPAX is not a guarantee of success with respect to the Business Combination with USARE. You should not rely on the historical record of the performance of our management team or businesses associated with them, including IPAX as indicative of our future performance of an investment in Inflection Point or New USARE or the returns we will, or are likely to, generate going forward.

For information about conflicts of interest with respect to the Sponsor, see “The Business Combination Proposal — Interests of Certain Inflection Point Persons in the Business Combination”. For information about the compensation of the Sponsor and our officers and directors, see “Information About Inflection Point — Executive and Director Compensation”. For information about the securities owned by the Sponsor, including transfer restrictions and required forfeitures, see “Beneficial Ownership of Securities” and “Certain Relationships and Related Person Transactions”.

Q.     What happens if I sell my Inflection Point Ordinary Shares before the extraordinary general meeting?

A.     The Record Date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your Public Shares after the Record Date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting but the transferee, and not you, will have the ability to redeem such shares, so long as such transferee takes the required steps to elect to redeem such shares at least two business days prior to scheduled date of the extraordinary general meeting.

Q.     How can I vote my shares without attending the extraordinary general meeting?

A.     If you are a shareholder of record of our Inflection Point Ordinary Shares as of the close of business on the Record Date, you can vote by proxy by mail by following the instructions provided in the enclosed proxy card or at the extraordinary general meeting. Please note that if you are a beneficial owner of Inflection Point Ordinary Shares, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting will be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q.     May I change my vote after I have mailed my signed proxy card?

A.      Yes. Shareholders may send a later-dated, signed proxy card to Inflection Point’s Chief Executive Officer at Inflection Point’s address set forth below so that it is received by Inflection Point’s Chief Executive Officer prior to the vote at the extraordinary general meeting (which is scheduled to take place on March 10, 2025) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to Inflection Point’s Chief Executive Officer, which must be received by Inflection Point’s Chief Executive Officer prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q.     What happens if I fail to take any action with respect to the extraordinary general meeting?

A.     If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of New USARE. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of Inflection Point. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination, so long as you take the required steps to elect to redeem your shares at least two business days prior to the initially scheduled date of the extraordinary general meeting pursuant to the procedures described in this proxy statement/prospectus.

Q.     What happens if I vote against the Business Combination Proposal?

A.     If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the requisite shareholder approval described in this proxy statement/prospectus, then the Business Combination Proposal will be approved and, assuming the approval of the other Condition Precedent Proposals and the satisfaction or waiver of the other conditions to the closing of the Business Combination, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the requisite vote at the extraordinary general meeting, then the Business Combination Proposal will fail and we will not consummate the Business Combination. If we do not consummate the Business Combination Proposal, we may continue to try to complete a business combination with a different target business until August 21, 2025 (or if such date is further extended at a duly called general meeting, such later date). If we fail to complete an initial business combination by August 21, 2025 (or if such date is further extended at a duly called general meeting, such later date), then we will be required to dissolve and liquidate the Trust Account by returning then-remaining funds in the Trust Account to the Public Shareholders.

Q.     What should I do with my share certificates, warrant certificates or unit certificates?

A.     Public Shareholders must complete the procedures for electing to redeem their Public Shares, including the delivery of their Public Shares, in the manner described above prior to 5:00 p.m., Eastern Time, on March 6, 2025 (two business days before the initial scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

Our warrant holders should not submit the certificates relating to their warrants. Public Shareholders who do not elect to have their Public Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Public Shares.

Upon the Domestication, holders of Inflection Point Units, Inflection Point Class A Ordinary Shares (including holders of Inflection Point Class B Ordinary Shares that have their Inflection Point Class B Ordinary Shares automatically converted into Inflection Point Class A Ordinary Shares pursuant to the Cayman Constitutional Documents and the Sponsor Support Agreement immediately prior to the Domestication) and Inflection Point Warrants will receive shares of New USARE Common Stock and New USARE Warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their Inflection Point Units, Inflection Point Class A Ordinary Shares (unless such holder elects to redeem the Public Shares in accordance with the procedures set forth above), or Inflection Point Warrants.

Q.     What should I do if I receive more than one set of voting materials?

A.     Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Inflection Point Ordinary Shares.

Q.     Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A.     Inflection Point will pay the cost of soliciting proxies for the extraordinary general meeting. Inflection Point has engaged Sodali & Co to assist in the solicitation of proxies for the extraordinary general meeting. Inflection Point has agreed to pay Sodali & Co a fee of $12,500, plus disbursements. Inflection Point will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Inflection Point Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of Inflection Point Class A Ordinary Shares and in obtaining voting instructions from those owners. Inflection Point’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.     Where can I find the voting results of the extraordinary general meeting?

A.     The preliminary voting results are expected to be announced at the extraordinary general meeting. Inflection Point will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q.     Who can help answer my questions?

A.     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

Sodali & Co.
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Tel: (800) 662-5200 (toll-free) or
(203) 658-9400 (banks and brokers can call collect)
Email: IPXX.info@investor.sodali.com

You also may obtain additional information about Inflection Point from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information”. If you are a Public Shareholder and you intend to seek redemption, you will need to deliver the certificates for your Public Shares (if any) along with the redemption forms (either physically or electronically) to Continental, at the address below prior to the extraordinary general meeting. Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on March 6, 2025 (two business days prior to the initial scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed. If you have questions regarding the certification of your position or delivery of your share certificates (if any) along with the redemption forms, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30 Floor
New York, New York 10004
Attention: Mark Zimkind
Email: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus, but does not contain all of the information that may be important to you. To better understand the proposals to be considered at the extraordinary general meeting, including the Business Combination Proposal, whether or not you plan to attend such meetings, we urge you to read this proxy statement/prospectus (including the Annexes and the other documents referred to herein) carefully, including the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 30. See also the section of this proxy statement/prospectus entitled “Where You Can Find More Information”.

Parties to the Business Combination

Inflection Point

Inflection Point Acquisition Corp. II is a special purpose acquisition company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

On May 30, 2024, Inflection Point consummated its IPO of 25,000,000 Inflection Point Units, including the issuance of 3,000,000 Inflection Point Units as a result of the underwriters’ partial exercise of their over-allotment option. Each Inflection Point Unit was sold at a price of $10.00 per Inflection Point Unit, generating gross proceeds of $250,000,000. Each Inflection Point Unit consists of one Inflection Point Class A Ordinary Share and one-half of one Inflection Point Warrant, with each whole Inflection Point Warrant entitling the holder thereof to purchase one Inflection Point Class A Ordinary Share for $11.50 per share. Simultaneously with the sale of the 25,000,000 Inflection Point Units in the IPO, Inflection Point completed the private sale of an aggregate of 7,650,000 Private Placement Warrants, to the Sponsor and Cantor at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds of $7,650,000. Of the 7,650,000 Private Placement Warrants, the Sponsor purchased 6,000,000 Private Placement Warrants and Cantor purchased 1,650,000 Private Placement Warrants.

Inflection Point’s prospectus for its IPO and the Cayman Constitutional Documents provide that it has until August 21, 2025 to complete an initial business combination.

On November 18, 2024 at an extraordinary general meeting in lieu of an annual general meeting of shareholders (the “Extension Meeting”), Inflection Point’s shareholders approved the amendment to the Cayman Constitutional Documents to extend the date by which Inflection Point must consummate a Business Combination from November 30, 2024 to August 21, 2025 (or such earlier date as determined by the Inflection Point Board) (such amendment, the “Extension Amendment”). At the Extension Meeting, Inflection Point’s shareholder also approved the election of two Class I directors (such election, the “IPXX Director Election”). In connection with the Extension Meeting, shareholders holding 22,794,651 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $246.9 million (approximately $10.83 per public share) was removed from the Trust Account and paid to such holders and approximately $23.9 million remained in the Trust Account.

Also on November 18, 2024, pursuant to the terms of the Cayman Constitutional Documents, the Sponsor elected to convert 6,200,000 outstanding Inflection Point Class B Ordinary Shares held by it on a one-for-one basis into Inflection Point Class A Ordinary Shares. Following such conversion and giving effect to the redemption of Public Shares in connection with the Extension Amendment, as of November 18, 2024, the Company had an aggregate of 8,405,349 Inflection Point Class A Ordinary Shares issued and outstanding and 50,000 Inflection Point Class B Ordinary Shares issued and outstanding.

Inflection Point’s securities are traded on Nasdaq under the ticker symbols “IPXX”, “IPXXU” and “IPXXW”. Inflection Point’s principal executive offices are located at 167 Madison Avenue, Suite 205 #1017, New York, New York 10016 and its phone number is (212) 476-6908.

USARE

USA Rare Earth, LLC is a Delaware limited liability company formed in 2019. USARE is a company whose mission is to establish a vertically integrated, domestic rare earth magnet supply chain that supports the future state of energy, mobility, and national security in the United States. USARE is developing a NdFeB magnet manufacturing plant in the United States, and establishing domestic rare earth and critical minerals supply, extraction, and processing capabilities to both supply its magnet manufacturing plant and market surplus materials to third-parties.

USARE’s corporate offices are also located at the Stillwater Facility at 100 W Airport Road, Stillwater, Oklahoma 74075 and USARE’s phone number is (813) 867-6155.

Merger Sub

Merger Sub is a wholly owned subsidiary of Inflection Point and was formed solely for the purpose of effectuating the Business Combination. Merger Sub was incorporated on August 9, 2024 under the laws of Delaware as a limited liability corporation. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive office is 167 Madison Avenue, Suite 205 #1017, New York, New York 10016. After the consummation of the Business Combination, its principal executive offices will be that of USARE.

The Proposals to be Submitted at the Extraordinary General Meeting

The Business Combination Proposal

As discussed in this proxy statement/prospectus, Inflection Point is asking its shareholders to approve by ordinary resolution and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, Annex A-1 and Annex A-2, and the transactions contemplated thereby. The Business Combination Agreement provides for, among other things, following the Redemption, the Sponsor Share Conversion and the Domestication of Inflection Point to Delaware, as described below, Merger Sub merging with and into USARE, with USARE surviving as a wholly-owned subsidiary of Inflection Point, resulting in a combined company whereby New USARE will become the manager of USARE OpCo, and substantially all of the assets and the business of the combined company will be held by USARE OpCo and its subsidiaries, as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section of this proxy statement/prospectus entitled “The Business Combination Proposal — The Inflection Point Board’s Reasons for the Approval of the Business Combination”, the Inflection Point Board concluded that the Business Combination met the evaluation criteria for an initial business combination disclosed in the prospectus for the IPO.

Organizational Structure

In connection with the completion of the Business Combination, Inflection Point will provide its Public Shareholders the opportunity to redeem their Public Shares on the terms and conditions set forth in the Business Combination Agreement and Inflection Point’s governing documents. Inflection Point will complete the Redemption of properly tendered Public Shares at least one day prior to the Domestication.

Prior to and as a condition of the Closing, pursuant to the Domestication, Inflection Point will change its jurisdiction of incorporation by migrating to and domesticating as a Delaware corporation in accordance with Section 388 of the DGCL, as amended, and the Companies Act. For more information, see the section of this proxy statement/prospectus entitled “The Domestication Proposal”.

The following diagrams illustrate in simplified terms the current structure of Inflection Point and USARE and the expected structure of New USARE immediately following the Closing.

Simplified Pre-Combination Structure

Simplified Post-Combination Structure

USA Rare Earth, Inc.
100%
USA Rare Earth, LLC
100%
~81%
USA Rare Earth Magnets, LLC
Round Top Mountain Development, LLC
100%
USA Rare Earth Real Estate, LLC

Business Combination Agreement Consideration

Pursuant to the Business Combination Agreement, the aggregate consideration to be paid in, or in connection with, the Merger in respect of the outstanding equity securities of USARE (excluding the USARE Class A Convertible Preferred Units and the USARE Class A Preferred Investor Warrants) will be (A) (i) the number of shares of New USARE Common Stock equal to the quotient of (a) (i) $800,000,000 minus (ii) the aggregate indebtedness of USARE and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions) divided by (b) the Redemption Price (collectively, the “Aggregate Base Consideration”) plus (B) subject to the vesting conditions described below, up to 10,000,000 shares of New USARE Common Stock (the “Aggregate Earn-out Consideration”).

The Aggregate Earn-out Consideration is subject to certain customary adjustments as described in the Business Combination Agreement. The “Exchange Ratio” shall be equal to the quotient of the Aggregate Base Consideration divided by the USARE Fully Diluted Capital.

The “Earn-out Exchange Ratio” shall be equal to the quotient of (A) the Aggregate Earn-out Consideration divided by (B) the USARE Fully Diluted Capital. 50% of the Aggregate Earn-out Consideration will vest and be issued if, during the five year period beginning on the first anniversary of the Closing Date (the “Earnout Period”) the closing sale price of one share of New USARE Common Stock as reported on the national securities exchange on which such shares are then listed is greater than or equal to $15.00 for a period of at least twenty out of thirty consecutive days on which shares of New USARE Common Stock are actually traded on the principal securities exchange or securities market on which shares of New USARE Common Stock are then traded (each a “Trading Day”). The remaining 50% of the Aggregate Earn-out Consideration shall vest and be issued if, during the Earnout Period, the closing sale price of one share of New USARE Common Stock as reported on the national securities exchange on which such shares are then listed is greater than or equal to $20.00 for a period of at least twenty out of thirty consecutive Trading Days. The Aggregate Earn-out Consideration may also vest upon a transaction or series of transactions the result of which is (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of New USARE, (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of Inflection Point or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of New USARE (“Change of Control”), pursuant to which New USARE or its shareholders have the right to receive consideration if the implied value per share of New USARE Common Stock is equal to or above such price targets, with the amount of such consideration dependent upon the implied per share value reaching the thresholds discussed above. Should the implied value per share of New USARE Common Stock pursuant to a Change of Control be less than $15.00, then the vesting conditions discussed above shall no longer apply and no further shares of New USARE Common Stock will be issued as Aggregate Earn-out Consideration.

Each Class A Convertible Preferred Unit that is issued and outstanding immediately prior to the Effective Time (other than Excluded Units) and each USARE Class A Convertible Preferred Unit that would be outstanding upon payment-in-kind of all accrued and unpaid dividends on the USARE Class A Convertible Preferred Units shall be cancelled and converted into the right to receive one share of Series A Preferred Stock. Each USARE Class A Preferred Investor Warrant shall be cancelled and converted into the rights to receive a Series A Preferred Investor Warrant exercisable for a number of shares of New USARE Common Stock equal to the aggregate number of USARE Class A Units that would be issued upon full exercise of such USARE Class A Preferred Investor Warrant.

Closing Conditions

The Business Combination is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, approval of the Business Combination and related agreements and transactions by the respective shareholders of Inflection Point and USARE, the completion of the Domestication, and the performance of Inflection Point and USARE in all material respects all of their respective obligations and covenants under the Business Combination Agreement.

For further details, see “The Business Combination Proposal — Business Combination Agreement — Closing Conditions”.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. For additional information, see “Business Combination Proposal — Related Agreements”.

Registration Rights Agreement

At the Closing, New USARE, the Sponsor, certain USARE Members and other parties thereto will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the Sponsor, certain USARE Members and the other parties thereto will be granted certain customary registration rights, on the terms and subject to the conditions therein, with respect to securities of New USARE that they will hold following the Business Combination.

Member Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Inflection Point entered into the Member Support Agreement with USARE and certain USARE Members (the “USARE Supporting Members”) pursuant to which each USARE Supporting Member has agreed to, among other things, support and vote in favor of the Business Combination Agreement, and the transactions contemplated therein (including the Merger).

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor, Inflection Point and USARE entered into the Sponsor Support Agreement pursuant to which the Sponsor agreed to, among other things, (i) vote to adopt and approve the Business Combination Agreement and the other documents contemplated therein and the transactions contemplated therein; (ii) vote against any proposal that would impede or prevent the transactions contemplated by the Business Combination Agreement or result in an breach of the Business Combination Agreement; and (iii) forfeit 60,000 New USARE Warrants for every $1,000,000 by which (x) the gross proceeds at Closing from the Trust Account established by Inflection Point in connection with its initial public offering (after giving effect to the Redemption) plus (y) the gross proceeds from the Class A Convertible Preferred Investment, the Series A Preferred Stock Investment and any PIPE Investment (as defined in the Business Combination Agreement) are below $50,000,000, up to a maximum of 1,500,000 New USARE Warrants forfeited. Additionally, the Sponsor agreed to be bound by certain covenants set forth in the Business Combination Agreement as if it was a signatory thereto.

On January 31, 2025, the Sponsor, Inflection Point and USARE entered into an amendment to the Sponsor Support Agreement to eliminate the potential forfeiture of New USARE Warrants by the Sponsor.

Sponsor Lock-Up Agreement

At the Closing, the Sponsor and New USARE will enter into a Lock-Up Agreement (the “Sponsor Lock-Up Agreement”), pursuant to which the Sponsor and its permitted assigns will agree not to, without the prior written consent of the New USARE Board, prior to the date that is six months after the Closing Date (the “Initial Common Stock Lock-up Period”), (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, (a) any shares of New USARE Common Stock the Sponsor received upon conversion of its Founder Shares (following the Sponsor Share Conversion) in connection with the Domestication (the “Sponsor Lock-Up Shares”), (ii) enter into any swap or other transfer arrangement in respect of the Sponsor Lock-Up Shares or (iii) take any other similar actions (the actions specified in the foregoing clauses (i) through (iii), collectively, “Transfer”). The Sponsor and its permitted assigns will also agree not to, prior to the date that is one (1) year after the Closing Date (the “Second Common Stock Lock-Up Period”), Transfer more than 50% of the Sponsor Lock-Up Shares in each case, without the prior written consent of the New USARE Board. In addition, the Sponsor will agree to not Transfer any New USARE Warrants received upon conversion of Private Placement Warrants in connection with the Domestication (or the shares of New USARE Common Stock issuable upon exercise of such warrants), prior to the date that is 30 days after the Closing Date. The Sponsor Lock-Up Agreement provides for certain permitted transfers, including but not limited to, transfers to certain affiliates or family members, transfers of shares acquired on the open market after the consummation of the Business Combination, subject to certain conditions, and the exercise of certain stock options and warrants.

USARE Lock-Up Arrangement

In connection with the Domestication, Inflection Point will adopt the bylaws of New USARE (the “Proposed By-Laws”), pursuant to which the existing members of USARE (excluding the holders of the USARE Class A Convertible Preferred Units and the USARE Class A Preferred Investor Warrants, solely with respect to the New USARE securities received in exchange for such USARE securities) (together with their permitted transferees, the “USARE Lock-Up Holders”) will not be permitted, prior to the end of the Initial Common Stock Lock-Up Period, to Transfer any shares of New USARE Common Stock that are or will be issued or are or will be issuable to such USARE Lock-Up Holders in connection with the transactions contemplated by the Business Combination Agreement (the “USARE Lock-Up Shares”) in each case, without the prior written consent of the New USARE Board. Such Proposed By-Laws further provide that such USARE Lock-Up Holders will not be permitted to, prior to the end of the Second Common Stock Lock-Up Period, Transfer more than 50% of the USARE Lock-Up Shares in each case, without the prior written consent of the New USARE

Board. The Proposed By-Laws provide for certain permitted transfers, including but not limited to, transfers to certain affiliates or family members, transfers of shares acquired on the open market after the consummation of the Business Combination, subject to certain conditions, or the exercise of certain stock options and warrants.

Series A Preferred Stock Investment

On August 21, 2024, Inflection Point, USARE and Inflection Point Fund, an accredited investor that is an affiliate of Inflection Point, entered into the Series A SPA. Pursuant to the Series A SPA, Inflection Point Fund has agreed, among other things, to purchase, at Closing, 759,804 shares of Series A Preferred Stock and a Series A Preferred Investor Warrant to purchase 759,804 shares of New USARE Common Stock at an initial exercise price of $12.00 per share, subject to adjustment, for an aggregate purchase price of $9,117,648. Each share of Series A Preferred Stock will have a stated value of $12.00 (the “Stated Value”). Subsequently, on January 31, 2025, Inflection Point Fund pre-funded the Series A Preferred Stock Investment by purchasing an aggregate of 833,333 additional USARE Class A-2 Convertible Preferred Units and a USARE Class A Preferred Investor Warrant exercisable for an aggregate of 833,333 USARE Class A Units as part of the Additional Class A-2 Convertible Preferred Unit Investment (as defined below). Pursuant to the Series A SPA Termination Agreement, upon the pre-funding of the Series A Preferred Stock Investment, the Series A SPA was terminated.

In addition, pursuant to the Blitzer Series A SPA, dated as of August 21, 2024, by and among Inflection Point, Mr. Blitzer and USARE, as amended on January 22, 2025, Inflection Point has agreed to issue at Closing, a number of shares of Series A Preferred Stock to Mr. Blitzer equal to the number of Blitzer Conversion Preferred Shares in exchange for his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note. The Blitzer Series A SPA is in substantially the form of the Series A SPA, subject to appropriate changes to reflect that (i) the consideration to be paid by Mr. Blitzer is his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note and (ii) Mr. Blitzer will not receive a Series A Preferred Investor Warrant.

Class A Convertible Preferred Investment

On August 21, 2024, USARE and the Class A Convertible Preferred Unit Investors entered into the Class A Convertible Preferred SPAs. Pursuant to the Class A Convertible Preferred SPAs, the Class A Convertible Preferred Unit Investors purchased an aggregate of (i) 2,500,000 USARE Class A Convertible Preferred Units and (ii) USARE Class A Preferred Investor Warrants exercisable for an aggregate of 2,968,750 USARE Class A Units, for an aggregate purchase price of approximately $25.5 million.

On January 31, 2025, USARE and the Additional Class A-2 Convertible Preferred Unit Investors entered into the Additional Class A-2 Convertible Preferred SPAs, pursuant to which the Additional Class A-2 Convertible Preferred Unit Investors agreed to purchase an aggregate of (i) 1,495,098 USARE Class A-2 Convertible Preferred Units and (ii) USARE Class A Preferred Investor Warrants exercisable for an aggregate of 1,495,098 USARE Class A Units for an aggregate purchase price of approximately $15.0 million. The Additional Class A-2 Convertible Preferred Unit Investment closed on February 3, 2025.

The USARE Class A Convertible Preferred Units accrue dividends daily at the rate of (a) if paid in kind, 12% per annum of the original issue price (defined as $12.00 per unit), plus the amount of previously accrued dividends paid in kind, or (b) if paid in cash, 10% per annum of the original issue price (defined as $12.00 per unit), plus the amount of previously accrued dividends. Such dividends compound quarterly. In addition, the holders of the USARE Class A-2 Convertible Preferred Units are to be paid, on an as-converted basis, any dividend or other distribution, whether paid in cash, in-kind or in other property (including, for the avoidance of doubt, any securities), authorized and paid by USARE on the issued and outstanding USARE Class A Units in an amount determined by assuming that the number of USARE Class A Units into which such USARE Class A-2 Convertible Preferred Units could be converted pursuant to the USARE OA.

The Company currently intends to use the proceeds from the Class A Convertible Preferred Investment and the Additional Class A-2 Convertible Preferred Unit Investment (i) to further build out the Company’s Stillwater Facility, (ii) to progress the Company’s PFS development, (iii) to pay transaction costs and expenses related to the Business Combination, and (iv) for general corporate purposes.

In addition, pursuant to the Blitzer Class A SPA, USARE has issued 122,549 USARE Class A-2 Convertible Preferred Units (excluding accrued and unpaid payment-in-kind interest) and a USARE Class A Preferred Investor Warrant to purchase up to 31,250 USARE Class A Units in exchange for Mr. Blitzer’s promise to forgive, at Closing, the remaining 50% of the then-outstanding balance of the Convertible Promissory Note. The Blitzer Class A SPA is in substantially the form of the Class A Convertible Preferred SPAs, subject to appropriate changes to reflect that the consideration paid by Mr. Blitzer is his promise to forgive, at Closing, 50% of the then-outstanding balance of the Convertible Promissory Note.

Cantor Fee Reduction Agreement

Pursuant to that certain Underwriting Agreement between Inflection Point and Cantor Fitzgerald & Co., as representative of the several underwriters (“Cantor”), dated May 24, 2023 (as it may be amended from time to time, the “Underwriting Agreement”), Inflection Point previously agreed to pay to Cantor an aggregate cash amount of $13,100,000 as “deferred underwriting commissions” (the “Original Deferred Fee”) upon the consummation of an initial business combination, as contemplated by the final prospectus of Inflection Point, filed with the SEC (File No. 333-271128), and dated May 24, 2024. Solely in connection with the Business Combination, Inflection Point, Cantor and USARE have entered into that certain fee reduction agreement, dated as of August 20, 2024 (the “Fee Reduction Agreement”), pursuant to which, upon consummation of the Business Combination, Cantor will accept, in lieu of such Original Deferred Fee: (i) either (at Inflection Point’s option) (A) a cash fee of $4,000,000 or (B) (1) a cash fee of $2,000,000 plus (2) 400,000 shares of New USARE Common Stock at an implied value of $10.00 per share, plus (ii) 2.0% of the amount by which the Total Capital Raised (as defined in the Fee Reduction Agreement) exceeds $50,000,000. Additionally, solely if Inflection Point elects to pay the all-cash fee discussed above, Cantor will forfeit 1,650,000 Private Placement Warrants.

Seventh A&R Company Operating Agreement

In connection with the Business Combination, USARE will amend and restate its operating agreement by adopting the seventh amended and restated limited liability company operating agreement of USARE (the “Seventh A&R Operating Agreement”). The Seventh A&R Operating Agreement will, among other things, permit the issuance and ownership of the units of USARE as contemplated to be issued and owned by Inflection Point upon consummation of the Business Combination and admit Inflection Point as the manager of USARE.

The Domestication Proposal

As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, Inflection Point must complete the Domestication. The Domestication Proposal, if approved by the holders of Inflection Point Class B Ordinary Shares, will authorize a change of Inflection Point’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Inflection Point is currently governed by the Companies Act, upon the Domestication, New USARE will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as between the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, Inflection Point encourages shareholders to carefully review the information in the section of this proxy statement/prospectus entitled “The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication”.

Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents and the Sponsor Support Agreement, each Inflection Point Class B Ordinary Share then issued and outstanding will automatically convert into one Inflection Point Class A Ordinary Share. Immediately following such conversion, in connection with the Domestication, (a) each Inflection Point Class A Ordinary Share issued and outstanding immediately prior to the Domestication will automatically convert into one share of New USARE Common Stock, (b) each whole Inflection Point Warrant will be automatically converted into a New USARE Warrant on the same terms as the Inflection Point Warrants, and (c) each Inflection Point Unit issued and outstanding as of immediately prior to the Domestication will automatically be canceled and each holder thereof will receive one share of New USARE Common Stock and one-half of one New USARE Warrant, per Inflection Point Unit. No fractional New USARE Warrants will be issued in the process described in clauses (b) or (c).

The Inflection Point Board has unanimously approved the Domestication Proposal. For additional information, see the section entitled “The Domestication Proposal” of this proxy statement/prospectus.

The Stock Issuance Proposal

Inflection Point will ask its shareholders to approve, by ordinary resolution, the Stock Issuance Proposal for purposes of complying with Nasdaq Listing Rules, including 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required prior to the issuance of securities in certain circumstances, including if the number of securities to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance.

The aggregate number of shares of New USARE Common Stock that New USARE will issue in connection with the Business Combination and that will be issuable upon conversion of the Series A Preferred Stock and Series A Preferred Investor Warrants that New USARE will issue in connection with the Business Combination and the Series A Preferred Stock Investment will exceed 20% of both the voting power and the shares of New USARE Common Stock outstanding before such issuance and may result in a change of control of the registrant, and for these reasons, Inflection Point is seeking the approval of Inflection Point shareholders for the issuance of (i) (A) up to 4,762,596 (taking into account accrued payment-in-kind interest on the outstanding USARE Class A Convertible Preferred Units through March 31, 2025; such amount of shares of Series A Preferred Stock may increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) shares of Series A Preferred Stock (convertible into shares of New USARE Common Stock at an initial exercise price of $12.00 per share, subject to adjustment, at the holder’s option), and (B) and Series A Preferred Investor Warrants to purchase 4,495,098 shares of New USARE Common Stock at an initial exercise price of $12.00 per share, subject to adjustment, in connection with the Class A Convertible Preferred Investment, the Additional Class A-2 Convertible Preferred Unit Investment, the Blitzer Class A SPA and the Blitzer Series A SPA, (ii) up to an estimated 83,281,035 shares of New USARE Common Stock to the USARE Members, (iii) up to an aggregate of 1,377,500 shares of New USARE Common Stock to CCM and Cantor, and (iv) any other issuances of common stock and securities convertible into or exercisable for common stock pursuant to subscription, purchase or similar agreements we may enter into prior to Closing. Approval of the Stock Issuance Proposal is a condition to the consummation of the Business Combination.

For additional information, see the section of this proxy statement/prospectus entitled “The Stock Issuance Proposal”.

The Organizational Documents Proposal

Inflection Point will ask its shareholders to approve, by special resolution, the Organizational Documents Proposal in connection with the replacement of the Cayman Constitutional Documents, under the Companies Act, with the Proposed Organizational Documents, under the DGCL. The Inflection Point Board has unanimously approved the Organizational Documents Proposal. Approval of the Organizational Documents Proposal is a condition to the consummation of the Business Combination.

For additional information, see the section of this proxy statement/prospectus entitled “The Organizational Documents Proposal”.

The Advisory Organizational Documents Proposals

Inflection Point will ask its shareholders to approve by special resolution on a non-binding advisory basis three separate Advisory Organizational Documents Proposals in connection with the replacement of the Cayman Constitutional Documents, under the Companies Act, with the Proposed Organizational Documents, under the DGCL. The Inflection Point Board has unanimously approved the Advisory Organizational Documents Proposals. Approval of the Advisory Organizational Documents Proposals is not a condition to the consummation of the Business Combination.

A brief summary of each of the Advisory Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.

Proposal No. 5 — The Advisory Organizational Documents Proposals — To consider and vote upon the following three separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve on an advisory non-binding basis by special resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

Advisory Organizational Documents Proposal 5A — Under the Proposed Organizational Documents, New USARE would be authorized to issue (A) 750,000,000 shares of New USARE Common Stock, and (B) 50,000,000 shares of Series A Preferred Stock.

Advisory Organizational Documents Proposal 5B — The Proposed Organizational Documents would adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act.

Advisory Organizational Documents Proposal 5C — The Proposed Certificate of Incorporation would require the affirmative vote of at least two-thirds of the total voting power of all then-outstanding shares of New USARE to amend, alter, repeal or rescind certain provisions of the Proposed Certificate of Incorporation.

The Incentive Plan Proposal

Inflection Point is proposing that its shareholders approve by ordinary resolution the New Equity Incentive Plan, which will become effective upon the Closing and will be used by New USARE on a going-forward basis following the Closing.

For additional information, see the section of this proxy statement/prospectus entitled “The Incentive Plan Proposal”.

The Director Election Proposal

Inflection Point is proposing that its shareholders approve, effective upon the Closing of the Business Combination, the election of eight (8) directors to serve until the first annual meeting of stockholders of New USARE to be held following the date of Closing and until any such director’s successor is elected and qualified, subject to such director’s earlier death, disqualification, resignation or removal.

For additional information, see the section of this proxy statement/prospectus entitled “The Director Election Proposal”.

The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize Inflection Point to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), the Inflection Point Board may submit a proposal to the shareholders to approve by way of an ordinary resolution the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if Inflection Point determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction.

For additional information, see the section of this proxy statement/prospectus entitled “The Adjournment Proposal”.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on March 10, 2025 at 10:00 a.m., New York City time, at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, NY 10020, and virtually via live webcast at https://www.cstproxy.com/inflectionpointacquisitionii/2025. Shareholders may attend and vote in person or by visiting https://www.cstproxy.com/inflectionpointacquisitionii/2025 and entering the control number found on their proxy card, voting instruction form or notice they previously received. The purpose of the extraordinary general meeting is to consider and vote on the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal.

Registering for the Extraordinary General Meeting

Any shareholder wishing to attend the extraordinary general meeting virtually should register for the extraordinary general meeting by March 6, 2025 at 5:00 p.m. Eastern Time. To register for the extraordinary general meeting, please follow these instructions as applicable to the nature of your ownership of Inflection Point Shares:

•        If your shares are registered in your name with Continental and you wish to attend the extraordinary general meeting virtually, go to https://www.cstproxy.com/inflectionpointacquisitionii/2025, enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended, but is not required in order to attend virtually.

•        Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other nominee) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the online extraordinary general meeting. After contacting Continental, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting online. Beneficial shareholders should contact Continental at least five business days prior to the extraordinary general meeting date in order to ensure access.

Voting Power; Record Date

Inflection Point’s shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned Inflection Point Ordinary Shares at the close of business on January 29, 2025, which is the Record Date for the extraordinary general meeting. Shareholders will have one vote for each Inflection Point Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. Inflection Point Warrants do not have voting rights. At the close of business on the Record Date, there were 8,455,349 Inflection Point Ordinary Shares outstanding, of which 2,205,349 were Public Shares, with the rest being Founder Shares held by Inflection Point’s Sponsor.

Quorum and Vote of Inflection Point Shareholders

A quorum of Inflection Point shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of one-third of the issued and outstanding shares entitled to vote at the extraordinary general meeting are represented in person or by proxy (which would include presence at the extraordinary general meeting). Abstentions, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

As of the Record Date for the extraordinary general meeting, 2,818,450 Inflection Point Ordinary Shares would be required to achieve a quorum.

The Sponsor has agreed to vote all the Founder Shares and any Public Shares it may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 73.9% of the issued and outstanding Inflection Point Ordinary Shares. As a result, no additional shares would need to be voted in favor of the Business Combination in order to approve the Business Combination Proposal. The Business Combination was not structured to require the approval of at least a majority of Inflection Point’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.

The proposals presented at the extraordinary general meeting require the following votes:

•        Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the Inflection Point Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•        Domestication Proposal — The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the Inflection Point Class B Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of Inflection Point Class A Ordinary Shares will have no right to vote on the Domestication Proposal, in accordance with Article 49.2 of the Cayman Constitutional Documents.

•        Stock Issuance Proposal — The approval of the Stock Issuance Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the Inflection Point Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•        Organizational Documents Proposal — The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the Inflection Point Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•        Advisory Organizational Documents Proposals — The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the Inflection Point Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•        Incentive Plan Proposal — The approval of the Incentive Plan Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the Inflection Point Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•        Director Election Proposal — The approval of the Director Election Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the Inflection Point Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

•        Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the Inflection Point Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a Public Shareholder may request to redeem all or a portion of its Public Shares for cash in connection with the completion of the Business Combination. As a Public Shareholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)     (i) hold Public Shares or (ii) hold Public Shares through Inflection Point Units and elect to separate your Inflection Point Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

(b)    submit a written request to Continental, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that Inflection Point redeem all or a portion of your Public Shares for cash; and

(c)     deliver your share certificates for Public Shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on March 6, 2025 (two business days before the initial scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is abandoned, the Public Shares will be returned to the respective holder, broker or bank. If the Redemption is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental, Inflection Point will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of the Record Date, this would have amounted to approximately $10.95 per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. See the section of the proxy statement/prospectus entitled “Extraordinary General Meeting of Inflection Point — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other Person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor has agreed to, among other things, vote in favor of all proposals being presented at the extraordinary general meeting, regardless of how the Public Shareholders vote. As of the Record Date, the Sponsor owned approximately 73.9% of the issued and outstanding Inflection Point Ordinary Shares.

Holders of the Public Warrants will not have redemption rights with respect to the Public Warrants.

Appraisal Rights

Neither Inflection Point’s shareholders nor the holders of Public Warrants have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Inflection Point has engaged Sodali & Co to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of Inflection Point — Revoking Your Proxy”.

Certain Interests of Inflection Point’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of the Inflection Point Board in favor of approval of the Business Combination Proposal and the other proposals included herein, you should keep in mind that the Sponsor and Inflection Point’s directors and officers have interests in such Shareholder Proposals that are different from, or in addition to, those of the Inflection Point Shareholders generally. Further, Inflection Point’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Other Information Related to Inflection Point — Conflicts of Interest”. We believe there were no such opportunities that were not presented as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The Inflection Point Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and Business Combination Agreement and in recommending to our shareholders that they vote in favor of the proposals to be presented at the extraordinary general meeting, including the Business Combination Proposal. Inflection Point shareholders should take these interests into account in deciding whether to approve the proposals to be presented at the extraordinary general meeting, including the Business Combination Proposal. These interests include, among other things:

•        Our Sponsor purchased 6,325,000 Inflection Point Class B Ordinary Shares for $25,000, or approximately $0.004 per share, in a private placement prior to the consummation of the IPO. As a result of the underwriters’ election to partially exercise their over-allotment option on May 30, 2023, 75,000 Founder Shares were forfeited resulting in the Sponsor holding 6,250,000 Founder Shares. On November 18, 2024, pursuant to the terms of the Cayman Constitutional Documents, the Sponsor elected to convert 6,200,000 outstanding Inflection Point Class B Ordinary Shares held by it on a one-for-one basis into Inflection Point Class A Ordinary Shares, resulting in the Sponsor owning an aggregate of 6,250,000 Founder Shares, consisting of 6,200,000 Inflection Point Class A Ordinary Shares and 50,000 Inflection Point Class B Ordinary Shares. The Sponsor is controlled by Michael Blitzer, Inflection Point’s Chairman and Chief Executive Officer. Mr. Blitzer has an economic interest in 1,620,000, or approximately 2.9%, of the Founder Shares held by the Sponsor. Inflection Point Fund has an economic interest in 1,085,000, or approximately 17.4%, of the Founder Shares held by Sponsor. Affiliates of one of Inflection Point’s directors, Nicholas Shekerdemian, TVC and 246 Ventures LLC, have an economic interest in 2,825,000, or approximately 45.2%, of the Founder Shares held by the Sponsor. Each other director and officer of Inflection Point have economic interests in the Founder Shares. The 6,250,000 shares of New USARE Common Stock that the Sponsor and its permitted transferees will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $78.8 million based upon the closing price of $12.61 per Inflection Point Ordinary Share on Nasdaq on January 30, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such shares of New USARE Common Stock will be subject to lock-up restrictions, we believe such shares have less value.

•        Our Sponsor purchased 6,000,000 Private Placement Warrants for $6,000,000, or $1.00 per Private Placement Warrant, in private placements that closed simultaneously with the IPO. The Sponsor is controlled by Michael Blitzer, Inflection Point’s Chairman and Chief Executive Officer. Mr. Blitzer has an economic interest in 3,813,333, or approximately 63.6%, of the Private Placement Warrants held by the Sponsor. Affiliates of one of Inflection Point’s directors, Nicholas Shekerdemian, TVC and 246 Ventures LLC, have an economic interest in 1,906,665, or approximately 31.8%, of the Private Placement Warrants held by the Sponsor. Certain of Inflection Point’s officers and directors have a direct or indirect economic interest in such Private Placement Warrants. The 6,000,000 New USARE Warrants that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $5.2 million based upon the closing price of $0.86 per Public Warrant on Nasdaq on January 30, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such New USARE Warrants will be subject to lock-up restrictions, we believe such warrants have less value.

•        Given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the Inflection Point Class A Ordinary Shares included in the Inflection Point Units sold in the IPO, the Sponsor may earn a positive rate of return on its investment even if the shares of New USARE Common Stock trade below $10.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Public Shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.

•        Our Sponsor will lose its entire investment in us if we do not complete a business combination by August 21, 2025 (or if such date is extended at a duly called meeting of the Inflection Point shareholders, such later date). If we do not consummate a business combination by such date, as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the warrants may be worthless. In such event, the 6,250,000 Ordinary Shares owned by our Sponsor would be worthless because following the redemption of the Public Shares, we would likely have few, if any, net assets and because the Sponsor has agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 6,000,000 Private Placement Warrants that the Sponsor paid $6,000,000 to purchase will expire worthless.

•        Inflection Point Fund, an accredited investor that is an affiliate of Inflection Point, has an economic interest in 1,085,000, or approximately 17.4%, of the Founder Shares held by the Sponsor. Inflection Point Fund, an affiliate of Inflection Point, Mr. Blitzer and the Sponsor, will receive at the Closing 1,191,498 shares of Series A Preferred Stock in exchange for 1,176,470 USARE Class A Convertible Preferred Units (plus accrued and unpaid payment-in-kind interest through December 31, 2024; such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 1,395,220 shares of New USARE Common Stock in exchange for a USARE Class A Preferred Investor Warrant exercisable for 1,395,220 USARE Class A Units, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were acquired for an aggregate purchase price of approximately $12.0 million.

•        Mr. Blitzer will receive at the Closing 147,059 shares of Series A Preferred Stock in exchange for 147,059 USARE Class A Convertible Preferred Units (such amount of shares of Series A Preferred Stock will increase prior to Closing due to payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 147,059 shares of New USARE Common Stock in exchange for a USARE Class A Preferred Investor Warrant exercisable for 147,059 USARE Class A Units, which USARE Class A Convertible Preferred, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were acquired for an aggregate purchase price of approximately $1.5 million.

•        Collective Capital Management, an affiliate of TVC, Inflection Point and two of Inflection Point’s directors, Nicholas Shekerdemian and Elliot Richmond, will receive at the Closing 24,510 shares of Series A Preferred Stock in exchange for 24,510 USARE Class A Convertible Preferred Units (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 24,510 shares of New USARE Common Stock in exchange for a USARE Class A Preferred Investor Warrant exercisable for 24,510 USARE Class A Units, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were acquired for an aggregate purchase price of $250,000.

•        Inflection Point’s Sponsor, officers and directors have agreed not to redeem any of the Founder Shares or Inflection Point Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.

•        If the Trust Account is liquidated, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.05 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•        The continuation of Michael Blitzer, our Chairman and Chief Executive Officer, as Chairman of the New USARE Board following the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the New USARE Board determines to pay to its directors.

•        Our existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination.

•        In connection with the Closing, our Sponsor, officers and directors would be entitled to the repayment of any outstanding working capital loan and advances that have been made to Inflection Point. In addition, pursuant to the Blitzer Class A SPA, USARE has issued 122,549 USARE Class A-2 Convertible Preferred Units (excluding accrued and unpaid payment-in-kind interest) and a USARE Class A Preferred Investor Warrant to purchase up to 31,250 USARE Class A Units in exchange for Mr. Blitzer’s forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note at Closing, which will be converted into 127,916 shares of Series A Preferred Stock (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 31,250 shares of New USARE Common Stock. Inflection Point has agreed to issue at Closing, a number of shares of Series A Preferred Stock to Mr. Blitzer equal to the number of Blitzer Conversion Preferred Shares in exchange for his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans. As of the date of this proxy statement/prospectus, approximately $1,200,000 was outstanding under such working capital loans.

•        Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by Inflection Point from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. As of the date of this proxy statement/prospectus, an aggregate of approximately $1,448 of reimbursable out-of-pocket expenses were outstanding.

•        Pursuant to the Registration Rights Agreement, Inflection Point’s officers and directors, and the Sponsor and its members will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the New USARE Common Stock and New USARE Warrants held by such parties following the consummation of the Business Combination.

As a result of the foregoing interests, the Sponsor and Inflection Point’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Public Shareholders. In the aggregate, the Sponsor has approximately $84.8 million at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $78.8 million representing the value of the Founder Shares held by the Sponsor (based upon the closing price of $12.61 per Inflection Point Ordinary Share on Nasdaq on January 30, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus), and (b) $6.0 million representing the value of the Private Placement Warrants purchased by the Sponsor (using the $1.00 per warrant purchase price).

The existence of financial and personal interests of one or more of Inflection Point’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Inflection Point and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Shareholder Proposals.

The financial and personal interests of the Sponsor, as well as Inflection Point’s directors and officers, may have influenced their motivation in identifying and selecting USARE as a business combination target, completing an initial business combination with USARE and influencing the operation of the business following the initial business combination. In considering the recommendations of the Inflection Point Board to vote for the Shareholder Proposals, its shareholders should consider these interests.

For additional information, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain Inflection Point Persons in the Business Combination” and “The Business Combination Proposal — Interests of the USARE Directors and Executive Officers”.

Compensation Received by the Sponsor, its Affiliates and Inflection Point Directors and Executive Officers

Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor, its affiliates and Inflection Point’s directors, officers and their affiliates in connection with the Business Combination and related transactions.

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration
Sponsor	6,250,000 shares of New USARE Common Stock upon conversion of 6,250,000 Inflection Point Class A Ordinary Shares.	$25,000
	6,000,000 New USARE Warrants upon the conversion of 6,000,000 Private Placement Warrants.	$6,000,000
Inflection Point Fund

1,191,498 shares of Series A Preferred Stock (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 1,395,220 shares of New USARE Common Stock.

Exchange of 1,176,470 USARE Class A Convertible Preferred Units (plus accrued and unpaid payment-in-kind interest) and a USARE Class A Preferred Investor Warrant exercisable for 1,395,220 USARE Class A Units in the Merger, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were acquired for an aggregate purchase price of approximately $12.0 million.

	1,085,000, or approximately 17.4%, of the Founder Shares held by the Sponsor.	Inflection Point Fund’s interests in the Founder Shares were contributed to it by existing members of the Sponsor.
TVC, 246 Ventures, LLC and Collective Capital Management	2,825,000, or approximately 45.2%, of the Founder Shares held by the Sponsor.	TVC and 246 Ventures LLC paid an aggregate of $4,881,250 for its economic interests in Founder Shares and Private Placement Warrants.
	1,906,665, or approximately 31.8%, of the Private Placement Warrants held by the Sponsor.

24,510 shares of Series A Preferred Stock (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 24,510 shares of New USARE Common Stock.

Exchange of 24,510 Class A Convertible Preferred Units (plus accrued and unpaid payment-in-kind interest) and a USARE Class A Preferred Investor Warrant exercisable for 24,510 USARE Class A Units in the Merger, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were acquired for an aggregate purchase price of approximately $250,000.

Michael Blitzer

127,916 shares of Series A Preferred Stock (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 31,250 shares of New USARE Common Stock.

Exchange of 122,549 USARE Class A-2 Convertible Preferred Units (plus accrued and unpaid payment-in-kind interest) and a USARE Class A Preferred Investor Warrant to purchase up to 31,250 USARE Class A Units, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were issued in exchange for Mr. Blitzer’s promise to forgive, at Closing, 50% of the then-outstanding balance of the Convertible Promissory Note.

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration

127,916 shares of Series A Preferred Stock (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units held by Mr. Blitzer)

Mr. Blitzer’s forgiveness of the other 50% of the then-outstanding balance of the Convertible Promissory Note.

147,059 shares of Series A Preferred Stock (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 147,059 shares of New USARE Common Stock.

Exchange of 147,059 USARE Class A Convertible Preferred Units (plus accrued and unpaid payment-in-kind interest) and a USARE Class A Preferred Investor Warrant exercisable for 147,059 USARE Class A Units in the Merger, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were acquired for an aggregate purchase price of approximately $1.5 million.

	2,280,000, or approximately 36.5%, of the Founder Shares held by the Sponsor.	Mr. Blitzer paid an aggregate of $393,750 for his economic interests in Founder Shares and Private Placement Warrants.
3,813,333, or approximately 63.6%, of the Private Placement Warrants held by the Sponsor.
Officers and Directors

Reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Services in connection with identifying, investigating and completing an initial business combination.

Ownership of New USARE

Upon consummation of the Business Combination, the post-Closing share ownership of New USARE under (1) the No Additional Redemptions Scenario, (2) the 25% Additional Redemptions Scenario, (3) the 50% Additional Redemptions Scenario, (4) the 75% Additional Redemptions Scenario and (5) the Maximum Additional Redemptions Scenario, excluding the dilutive effect of Public Warrants, Private Placement Warrants, Series A Preferred Investor Warrants and earn-out consideration would be as follows:

	Voting Interests in New USARE
	No Additional Redemptions(1)		25% Additional Redemption(2)		50% Additional Redemption(3)		75% Additional Redemption(4)		Maximum Additional Redemption(5)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Inflection Point Public Shareholders	2,205,349	2.5%	1,654,012	1.9%	1,102,675	1.3%	551,337	0.6%	—	—%
Sponsor	6,250,000	7.2%	6,250,000	7.2%	6,250,000	7.3%	6,250,000	7.3%	6,250,000	7.4%
USARE shareholders/members(6)	73,281,035	84.3%	73,281,035	84.8%	73,281,035	85.3%	73,281,035	85.9%	73,281,035	86.4%
Series A Cumulative Convertible Preferred shareholders(7)	4,360,417	5.0%	4,360,417	5.0%	4,360,417	5.1%	4,360,417	5.1%	4,360,417	5.1%
Shares issued to CCM	877,500	1.0%	877,500	1.0%	877,500	1.0%	877,500	1.0%	877,500	1.0%
Total*	86,974,301	100.0%	86,422,964	100.0%	85,871,627	100.0%	85,320,289	100.0%	84,768,952	100.0%

Potential sources of dilution:
Earnout Shares	10,100,000	11.6%	10,100,000	11.7%	10,100,000	11.8%	10,100,000	11.8%	10,100,000	11.9%
Public Warrants	12,500,000	14.4%	12,500,000	14.5%	12,500,000	14.6%	12,500,000	14.7%	12,500,000	14.8%
Private Placement Warrants(8)	6,000,000	6.9%	6,000,000	6.9%	6,000,000	7.0%	6,000,000	7.0%	6,000,000	7.1%
Series A Preferred Investor Warrants(9)	4,495,098	5.1%	4,495,098	5.2%	4,495,098	5.2%	4,495,098	5.3%	4,495,098	5.3%

____________

*        Percentages may not sum to 100.0% due to rounding. The percentages shown for the potential sources of dilution reflect the percentage of the total shares for the applicable scenario without including the issuance of such additional shares in each respective case.

(1)      Assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account, which is a redemption scenario that could occur.

(2)      Assumes that 25% of Public Shareholders, holding 551,337 Public Shares, will exercise their redemption rights for an aggregate payment of approximately $6.0 million (based on the estimated per-share redemption price of approximately $10.92 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2024, which is a redemption scenario that could occur.

(3)      Assumes that 50% of Public Shareholders, holding 1,102,674 Public Shares, will exercise their redemption rights for an aggregate payment of approximately $12.0 million (based on the estimated per-share redemption price of approximately $10.92 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2024, which is a redemption scenario that could occur.

(4)      Assumes that 75% of Public Shareholders, holding 1,654,012 Public Shares, will exercise their redemption rights for an aggregate payment of approximately $18.0 million (based on the estimated per-share redemption price of approximately $10.92 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2024, which is a redemption scenario that could occur.

(5)      Assumes that all of Public Shareholders, holding 2,205,349 Public Shares, will exercise their redemption rights for an aggregate payment of approximately $24.0 million (based on the estimated per-share redemption price of approximately $10.92 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2024, which is a redemption scenario that could occur.

(6)      Assumes (i) there is no aggregate indebtedness of USARE and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions), (ii) the Base Purchase Price is $800 million, and (iii) the amount at which each Public Share may be redeemed pursuant to the Redemption is approximately $10.92.

(7)      Includes 4,104,585 shares of New USARE Common Stock underlying 4,104,585 shares of Series A Preferred Stock issued to the Class A Convertible Preferred Unit Investors upon conversion of 3,995,098 USARE Class A Convertible Preferred Units (taking into account accrued payment-in-kind interest through December 31, 2024; (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units)), 127,916 shares of New USARE Common Stock underlying 127,916 shares of Series A Preferred Stock to be issued to Mr. Blitzer upon conversion of 122,549 USARE Class A-2 Convertible Preferred Units (taking into account accrued payment-in-kind interest through December 31, 2024; (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units)) issued to him pursuant to the Blitzer Class A SPA, 127,916 shares of New USARE Common Stock underlying 127,916 shares of Series A Preferred Shares (taking into account accrued payment-in-kind interest through December 31, 2024 on the USARE Class A-2 Convertible Preferred Units issued to Mr. Blitzer pursuant to the Blitzer Class A SPA; such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) to be issued to Mr. Blitzer at the close of the Business Combination pursuant to the Blitzer Series A SPA. In each case, assuming no adjustment to the $12.00 initial conversion price of the Series A Preferred Stock.

(8)      Excludes 1,650,000 Private Placement Warrants held by Cantor, which are expected to be forfeited under the Cantor Fee Reduction Agreement.

(9)      Includes 4,463,848 shares of New USARE Common Stock underlying Series A Preferred Investor Warrants to be issued to the Class A Convertible Preferred Unit Investors and 31,250 shares of New USARE Common Stock underlying a Series A Preferred Investor Warrant to be issued to Mr. Blitzer upon conversion of a USARE Class A Preferred Investor Warrant issued to him pursuant to the Blitzer Class A SPA.

Dilution

The following table presents the net tangible book value per share at various redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination transaction itself).

	No Additional Redemptions(1)		25% Additional Redemption(2)		50% Additional Redemption(3)		75% Additional Redemption(4)		Maximum Additional Redemption(5)
	Total Shares	Tangible Book Value Per Share	Total Shares	Tangible Book Value Per Share	Total Shares	Tangible Book Value Per Share	Total Shares	Tangible Book Value Per Share	Total Shares	Tangible Book Value Per Share
IPXX net tangible book value per share as of September 30, 2024 (unadjusted)	8,455,349	$1.00	8,455,349	$1.00	8,455,349	$1.00	8,455,349	$1.00	8,455,349	$1.00
Accretion (Dilution) of IPXX Shareholders assuming the Redemption of Shares	8,455,349	$1.00	7,904,012	$0.13	7,352,675	$(0.61)	6,801,337	$(1.48)	6,250,000	$(2.50)
Accretion (Dilution) of IPXX Shareholders assuming the Exercise of Public Warrants(6)	20,955,349	$7.26	20,404,012	$7.10	19,852,675	$7.01	19,301,337	$6.93	18,750,000	$6.83
Accretion (Dilution) of IPXX Shareholders assuming the Exercise of Public Warrants and Private Placement Warrants(7)	26,955,349	$8.21	26,404,012	$8.10	25,852,675	$8.06	25,301,337	$8.01	24,750,000	$7.97
Accretion (Dilution) of IPXX assuming the cash settlement of remaining transaction expenses(8)	26,955,349	$8.04	26,404,012	$7.92	25,852,675	$7.88	25,301,337	$7.83	24,750,000	$7.78

Initial offering price of IPXX		$10.00		$10.00		$10.00		$10.00		$10.00
Pro forma net tangible book value per share from dilutive securities and other related events, excluding the Business Combination		$8.04		$7.92		$7.88		$7.83		$7.78
Dilution to non-redeeming shareholders		$(1.96)		$(2.08)		$(2.12)		$(2.17)		$(2.22)

____________

(1)      This scenario assumes that no Public Shares are redeemed, which is a redemptions scenario that could occur.

(2)      This scenario assumes that 551,337 Public Shares, or 25% of the Public Shares, are redeemed for an aggregate payment of approximately $6.0 million (based on the estimated per-share redemption price of approximately $10.92 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2024, which is a redemptions scenario that could occur.

(3)      This scenario assumes that 1,102,674 Public Shares, or 50% of the Public Shares, are redeemed for an aggregate payment of approximately $12.0 million (based on the estimated per-share redemption price of approximately $10.92 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2024, which is a redemptions scenario that could occur.

(4)      This scenario assumes that 1,654,012 Public Shares, or 75% of the Public Shares, are redeemed for an aggregate payment of approximately $18.1 million (based on the estimated per-share redemption price of approximately $10.92 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2024, which is a redemptions scenario that could occur.

(5)      This scenario assumes that 2,205,349 Public Shares, or all of the Public Shares, are redeemed for an aggregate payment of approximately $24.1 million (based on the estimated per-share redemption price of approximately $10.92 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2024, which is a redemptions scenario that could occur.

(6)      Assumes 12,500,000 Public Warrants are exercised at an exercise price of $11.50 per share.

(7)      Assumes 6,000,000 Private Placement Warrants are exercised at an exercise price of $11.50 per share.

(8)      Includes the settlement of approximately $4.8 million of IPXX transaction expenses, of which $2.1 million was accrued for on the IPXX balance sheet as of September 30, 2024 and $0.2 million has been paid as of September 30, 2024.

Regulatory Matters

Neither Inflection Point nor USARE are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “The Business Combination Proposal — Business Combination Agreement — Closing Conditions — Conditions to the Obligations of Each Party”. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Recommendation to Shareholders of Inflection Point

The Inflection Point Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Inflection Point and Inflection Point’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Adjournment Proposal, if presented to the extraordinary general meeting.

The Inflection Point Board, after careful consideration, determined that the Business Combination is fair in the best interests of Inflection Point and its shareholders, and approved, among other things, the Business Combination Agreement, the Business Combination and the other agreements and transactions contemplated thereby. See the subsection entitled “The Extraordinary General Meeting — Recommendation of the Board” for more information.

The existence of financial and personal interests of one or more of Inflection Point’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Inflection Point and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and Inflection Point’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain Inflection Point Persons in the Business Combination”.

Background and Material Terms of the Business Combination

Inflection Point is a special purpose acquisition company that was incorporated on March 6, 2023 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Starting May 2024, Inflection Point’s management and its advisors surveyed the landscape of potential acquisition opportunities for acquisition targets. From May 24, 2024 to July 2, 2024, Inflection Point engaged in detailed discussions with eleven potential targets (in addition to USARE). Inflection Point management ultimately decided not to pursue such alternate targets, and instead focus its efforts on USARE. The terms of the Business Combination Agreement are the result of negotiations between the representatives of Inflection Point and USARE, which occurred between July and August 2024. For more information, see “The Business Combination Proposal — Background of the Business Combination”.

The Inflection Point Board’s Reasons for the Approval of the Business Combination

Before reaching its unanimous decision on August 19, 2024, the Inflection Point Board consulted with its management team, legal counsel and other advisors. The Inflection Point Board considered a variety of factors in connection with its evaluation of the Business Combination in approving and recommending the transaction to the Inflection Point shareholders. In light of the complexity of those factors, the Inflection Point Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the Inflection Point Board may have given different weight to different factors in their evaluation of the Business Combination.

Further, the prospectus for the IPO identified the general criteria and guidelines that Inflection Point believed would be important in evaluating prospective target businesses, although Inflection Point also indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines. The Inflection Point Board considered these criteria in its evaluation of USARE, which include (i) USARE’s business, (ii) USARE’s management team, (iii) USARE’s potential to scale such that the profit contribution from existing business offsets fixed costs and is prepared to reinvest in high return on capital opportunities, (iv) USARE’s strategically nimble nature, (v) review of other business combination opportunities reasonably available to Inflection Point, (vi) the commitments to purchase USARE Class A Convertible Preferred Units and/or Series A Preferred Stock, (vii) USARE Members’ retained interest, (viii) review of selected public companies and (ix) review of the Round Top Project preliminary economic assessment.

For a description of the Inflection Point Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the Inflection Point Board, see the subsection entitled “The Business Combination Proposal — The Inflection Point Board’s Reasons for the Approval of the Business Combination”.

Sources and Uses for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination (i) assuming that none of the outstanding Inflection Point Class A Ordinary Shares are redeemed in connection with the Business Combination and (ii) assuming that all of the Inflection Point Class A Ordinary Shares are redeemed in connection with the Business Combination. For an illustration of the number of shares and percentage interests outstanding under each scenario see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”.

No Redemption

Sources of Funds (in millions)		Uses (in millions)
USARE Rollover Equity(1)	$800	Company Rollover(1)	$800
Investments held in Trust Account	24	Cash to balance sheet	51
Class A Convertible Preferred Investment(3)	40	Transaction expenses(2)	16
Proceeds from Convertible Promissory Note(4)	3
Total Sources	$867	Total Uses	$867

____________

(1)      Represents the aggregate value of shares issued to USARE shareholders/members at a deemed value of $10.92 per unit, which per-unit value may change based on the redemption price (which change would result in either a decrease or increase in the total number of shares USARE shareholders/members will receive). Assumes $800,000,000 of New USARE Common Stock issued to current USARE shareholders/members. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

(2)      Represents an estimated amount inclusive of advisory, printing, legal, accounting fees, and certain bonuses to be paid upon the close of the Business Combination. Includes $4,056,508.61 paid to Cantor as part of the Fee Reduction Agreement.

(3)      Represents the issuance of 3,995,098 USARE Class A Units and warrants to purchase 4,463,848 USARE Class A Units to certain investors as part of the USARE Class A-1 Convertible Preferred Unit and USARE Class A-2 Convertible Preferred Unit raise at a deemed value of $10.20 per share. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

(4)      Represents Convertible Promissory Note issued to Michael Blitzer, CEO of Inflection Point.

Maximum Redemption

Sources of Funds (in millions)		Uses (in millions)
USARE Rollover Equity(1)	$800	Company Rollover(1)	$800
Investments held in Trust Account	—	Cash to balance sheet	27
Class A Convertible Preferred Investment(3)	40	Transaction expenses(2)	16
Proceeds from Convertible Promissory Note(4)	3
Total Sources	$843	Total Uses	$843

____________

(1)      Represents the aggregate value of shares issued to USARE shareholders/members at a deemed value of $10.92 per unit, which may be increased based on the redemption price, which per-unit value may change based on the redemption price (which change would result in either a decrease or increase in the total number of shares USARE shareholders/members will receive). Assumes $800,000,000 of New USARE Common Stock issued to current USARE shareholders/members. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

(2)      Represents an estimated amount inclusive of advisory, printing, legal, accounting fees, and certain bonuses to be paid upon the close of the Business Combination. Includes $4,000,000 paid to Cantor as part of the Fee Reduction Agreement.

(3)      Represents the issuance of 3,995,098 USARE Class A Units and warrants to purchase 4,463,848 USARE Class A Units to certain investors as part of the USARE Class A-1 Convertible Preferred Unit and USARE Class A-2 Convertible Preferred Unit raise at a deemed value of $10.20 per share. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

(4)      Represents Convertible Promissory Note issued to Michael Blitzer, CEO of Inflection Point.

U.S. Federal Income Tax Considerations of the Domestication and for Holders of Inflection Point Class A Ordinary Shares Exercising Redemption Rights

For a discussion summarizing certain material U.S. federal income tax considerations and consequences of the Domestication and an exercise of redemption rights in connection with the Business Combination, please see “U.S. Federal Income Tax Considerations for Holders of Inflection Point Securities and New USARE Securities”.

U.S. Federal Income Tax Considerations of the Merger

For a discussion summarizing certain material U.S. federal income tax considerations and consequences of the Merger, please see “U.S. Federal Income Tax Considerations for Holders of Inflection Point Securities and New USARE Securities” and “U.S. Federal Tax Income Tax Considerations for Holders of USARE Securities”.

Summary Risk Factors

In evaluating the proposals to be presented at the extraordinary general meeting, shareholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 30. In particular, such risks include, but are not limited to, the following:

Risks Related to Inflection Point and the Business Combination

•        Directors and officers of Inflection Point, the Sponsor and their affiliates have interests in the Business Combination and the proposals described in this proxy statement/prospectus that are different from, or in addition to and/or in conflict with, those of the Inflection Point shareholders generally.

•        The Sponsor and Inflection Point’s directors and officers have agreed to vote in favor of the Business Combination, regardless of how our Public Shareholders vote.

•        The ability of our Public Shareholders to exercise redemption rights with respect to a large number of our Public Shares could increase the probability that the Business Combination will be unsuccessful and that you would have to wait for liquidation in order to redeem your Public Shares.

•        The Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates may elect to purchase Public Shares or Public Warrants, which may influence a vote on the Business Combination and reduce the public “float” of the Public Shares or Public Warrants.

•        Past performance by our management team, our advisors and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, may not be indicative of future performance of an investment in New USARE.

•        Inflection Point cannot assure you that its diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to USARE’s business, including any material omissions or misstatements contained in the Registration Statement or this proxy statement/prospectus relating to the Business Combination, than an investor in an underwritten initial public offering.

•        Inflection Point (or New USARE) will not have any right to make damage claims against USARE for the breach of any representation, warranty or covenant made by USARE in the Business Combination Agreement.

•        Inflection Point’s shareholders will experience dilution due to the issuance of shares of New USARE Common Stock and securities convertible into the shares of New USARE Common Stock to the USARE Members as consideration in the Business Combination and the issuance of securities in the Series A Preferred Investment.

•        Subsequent to the consummation of the Business Combination, New USARE may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on New USARE’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

•        New USARE’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

•        The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or New USARE’s future results.

•        There can be no assurance that the New USARE Common Stock and New USARE Warrants issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing.

•        There is substantial doubt about our ability to continue as a going concern.

•        If third parties bring claims against Inflection Point, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.05 per share.

•        Inflection Point’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

•        We may not have sufficient funds to satisfy indemnification claims of our directors and officers.

•        If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

•        If, after Inflection Point distributes the proceeds in the Trust Account to its Public Shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the Inflection Point Board may be viewed as having breached their fiduciary duties to Inflection Point’s creditors, thereby exposing the members of the Inflection Point Board and Inflection Point to claims of punitive damages.

•        The SEC has recently issued final rules to regulate special purpose acquisition companies. Certain of the procedures that we may determine to undertake in connection with such rules may increase our costs and the time needed to complete the Business Combination or any other initial business combination and may constrain the circumstances under which we could complete the Business Combination, or any other initial business combination.

•        There is a risk that the 1% U.S. federal excise tax may be imposed on us in connection with redemptions of Public Shares.

•        If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination or another initial business combination or force us to abandon our efforts to complete an initial business combination.

•        We may not be able to complete the Business Combination, or another initial business combination, since such initial business combination may be subject to regulatory review and approval requirements, including foreign investment regulations and review by government entities such as the Committee on Foreign Investment in the United States (“CFIUS”), or may be ultimately prohibited.

•        Inflection Point’s shareholders may be held liable for claims by third parties against Inflection Point to the extent of distributions received by them upon redemption of their shares.

•        Inflection Point’s Letter Agreement with the Sponsor and Inflection Point’s officers and directors may be amended without shareholder approval.

•        If you or a “group” of shareholders are deemed to hold in excess of 15% of the Public Shares, you may lose the ability to redeem all such shares in excess of 15% of our Public Shares.

•        You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

•        A Public Shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account may not put such shareholder in a better future economic position.

•        The net cash available to New USARE from the Trust Account and the financings described in this proxy statement/prospectus in respect of each Public Share that is not redeemed will be materially less than the price per share implied in the Business Combination Agreement to the shares of New USARE Common Stock to be issued to the USARE Members.

•        If a Public Shareholder fails to receive notice of our offer to redeem the Public Shares in connection with the Business Combination, or fails to comply with the procedures for submitting or tendering its Public Shares, such Public Shares may not be redeemed.

•        If we are unable to consummate the Business Combination or another initial business combination by the date required in the Cayman Constitutional Documents, the Public Shareholders may be forced to wait beyond such date before redemption from our Trust Account.

•        The completion of the Business Combination is subject to certain closing conditions, including satisfaction of all closing conditions in the Business Combination Agreement, and any such conditions may not be satisfied on a timely basis, if at all.

•        The exercise of Inflection Point’s management’s discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the Inflection Point shareholders’ best interest.

•        Inflection Point may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.

•        The terms of the Inflection Point Warrants may be amended in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then outstanding Public Warrants.

•        The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes.

•        A provision of the Warrant Agreement may make it more difficult for Inflection Point to consummate the Business Combination.

Risks Related to Our Business and Industry

•        The Stillwater Facility is under development and is not yet completed, USARE has not commenced producing and selling NdFeB magnets, and USARE has no history in commercial operations and the lack of commercial operations limits the accuracy of any forward-looking forecasts, prospects or business outlook or plans.

•        We may not be able to generate positive cashflow from our expected future business operations. Our long-term success will depend on implementing the business strategy and operational plan of USARE, as well as our ability to generate revenues, achieve and maintain profitability and develop positive cash flows from our magnet production.

•        We may experience time delays, unforeseen expenses, increased capital costs, and other complications while developing our Projects, these could delay the start of revenue-generating activities and increase development costs.

•        Until our Round Top Project is capable of satisfying our feedstock needs, if ever, our business is subject to the availability of rare earth element (“REE”) oxide and metal feedstock, in quantities and prices that allow USARE to develop and commercially operate its Stillwater Facility.

•        We may be adversely affected by fluctuations in demand for, and prices of, NdFeB magnets, magnet materials, and necessary feedstock.

•        We may not be able to convert current commercial discussions and/or memorandums of understanding with customers for the sale of our NdFeB magnets and other products into definitive contracts, which may have a negative effect on our business.

•        The success of our business will depend, in part, on the growth of existing and emerging uses for NdFeB magnets.

•        An increase in the global supply of NdFeB magnets or, dumping, predatory pricing and other tactics by our competitors or state actors may adversely affect our profitability.

•        The Round Top Project is at the exploration stage and USARE has not commenced construction or commission of the mine nor related facilities, and the development of the Round Top Project into a producing mine is subject to a variety of risks, any number of which may cause the development of the Round Top Project into a producing mine to not occur, be delayed, or not result in the commercial extraction of minerals. USARE may be required to reconfigure or adjust its land ownership or access agreements, which could lead to delays in project development.

•        We operate in a highly competitive industry in a high demand and growth environment and additional manufacturing, refining and mining competitors could result in a reduction in revenue.

•        Changes in China’s or the United States’ political environment and policies, including changes in export/import policy may adversely affect our business.

•        The production of NdFeB magnets is a capital-intensive business that requires the commitment of substantial resources; if we do not have sufficient capital or other resources necessary to provide for such production, it could negatively impact our business.

•        The amount of capital required for completion and build-out of the Company’s Projects may increase materially from our current estimates, and we expect to raise further funds through equity or debt financing, joint ventures, production sharing arrangements or other means. Consequently, we depend on our ability to successfully access the capital and financial markets. Any inability to access the capital or financial markets may limit our ability to fund our ongoing operations, execute our business plan or pursue investments that we may rely on for future growth.

•        Any failure by management to manage growth properly could negatively impact our business.

•        A power, water, or other utility disruption or shortage at our Projects could temporarily delay operations and increase costs, which may negatively impact our business.

•        Increasing costs, including rising electricity and other utility costs, or limited access to raw materials may adversely affect our profitability.

•        Fluctuations in transportation costs or disruptions in transportation services or damage or loss during transport could decrease our competitiveness or impair our ability to deliver products to our customers.

•        We will need to produce our products to exacting specifications in order to provide future customers with a consistently high-quality product. An inability to meet individual customer specifications would negatively impact our business.

•        Diminished access to water may adversely affect our operations.

•        Work stoppages or similar difficulties, breakdown in labor relations, or a shortage of skilled technicians and engineers could significantly disrupt our operations and reduce our revenues.

•        We depend on key personnel for the success of our business. If we fail to retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our desired level of growth and our business could suffer.

•        The hiring and retention of a highly qualified Chief Financial Officer (“CFO”) may be necessary for the Company’s future success.

•        We are subject to certain agreements with government entities that have provided us with certain incentives and favorable financing and contain conditions and obligations, including local investment, job creation, and repayment terms, that, if not complied with, could negatively impact our business or require us to repay that financing or lose access to those incentives.

•        The holders of our preferred stock have certain approval rights over actions taken by the Company, including related to incurring debt. If we are unable to secure those approvals or do so in a timely manner, we may fail to access debt capital when otherwise necessary or advisable.

•        Our business may be adversely affected by force majeure events outside our control, including labor unrest, civil disorder, war, subversive activities or sabotage, extreme weather conditions, fires, floods, tornados, explosions or other catastrophes, epidemics or quarantine restrictions.

•        Our success depends on developing and maintaining relationships with local communities and stakeholders.

•        Since its inception, the Company has generated negative operating cash flows and we may experience negative cash flow from operations in the future. Our consolidated financial statements have been prepared on a going concern basis.

Risks Related to Legal, Compliance, and Regulations

•        Our operations at our Projects are subject, or may become subject, to extensive and costly environmental and other requirements; and current and future laws, regulations and permits impose or may impose significant costs, liabilities or obligations or could limit or prevent our ability to continue our current operations or to undertake new operations.

•        We will be required to obtain and sustain governmental permits and approvals to develop and operate the Projects, a process which is often costly and time-consuming. Failure to obtain or retain any necessary permits or approvals for our planned operations may negatively impact our business.

•        Our failure to comply with applicable anti-corruption, anti-bribery, anti-money laundering and similar laws and regulations could negatively impact our reputation and results of operations.

•        Our operations at our Projects are subject, or may become subject, to environmental, health and safety regulations, which could impose additional costs and compliance requirements, and we may face claims and liability for breaches, or alleged breaches, of such regulations and other applicable laws.

•        The impacts of climate change may adversely affect our operations and/or result in increased costs to comply with changes in regulations.

•        We are exposed to possible litigation risks, including permit disputes (including in respect of access and/or validity of tenure), environmental claims, occupational health and safety claims and employee claims. Further, we may be involved in disputes with other parties in the future that may result in litigation. Current or future litigation or administrative proceedings could have a negative impact on our business.

•        If we take federal monies, we could become subject to federal regulations. This could delay timing and increase costs.

Risks Related to Intellectual Property and Technology

•        If we infringe, or are accused of infringing, the intellectual property rights of third parties, it may increase our costs or prevent us from being able to commercialize new products.

•        We may not be able to adequately protect our intellectual property rights. If we fail to adequately enforce or defend our intellectual property rights, our business may be harmed.

•        We are dependent upon information technology systems, which are subject to cyber threats, disruption, damage and failure. Any unauthorized access to, disclosure, or theft of personal information we gather, store, or use could harm our reputation and subject us to claims or litigation. Further, a failure of our information technology and data security infrastructure could adversely affect our business and operations.

Risks Related to New USARE’s Securities Following the Consummation of the Business Combination

•        The requirements of being a public company in the U.S., if the Business Combination is completed, may strain the Combined Company’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from being a public company in the U.S. may be greater than we anticipate.

•        If the Merger does not qualify as a reorganization under Section 368(a) of the Code, U.S. Holders of USARE securities may be required to pay substantial U.S. federal income taxes.

•        The proposed New USARE Certificate of Incorporation will provide, subject to limited exceptions, that the courts of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

•        If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of New USARE’s securities may decline.

•        Even if Inflection Point consummates the Business Combination, there is no guarantee that the New USARE Warrants will ever be in the money, and they may expire worthless.

•        Your unexpired New USARE Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby making your New USARE Warrants worthless.

•        The New USARE Warrants and Series A Preferred Investor Warrants may have an adverse effect on the market price of the New USARE Common Stock.

•        You may only be able to exercise your Public Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of New USARE Common Stock from such exercise than if you were to exercise such Public Warrants for cash.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF USARE

The following table shows the selected historical financial information of USARE for the periods and as of the dates indicated.

The summary historical financial information for USARE presented below for the years ended December 31, 2023 and 2022, and the summary balance sheets as of December 31, 2023 and 2022 have been derived from USARE’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The summary historical financial information presented below as of September 30, 2024 and for the nine-month periods ended September 30, 2024 and 2023 have been derived from USARE unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. The summary information in the following tables should be read in conjunction with the sections entitled “Risk Factors — Risks Related to Our Business and Industry” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of USARE” and USARE’s consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. The selected historical financial information in this section is not intended to replace USARE’s consolidated financial statements and related notes. USARE’s historical results are not necessarily indicative of USARE’s future results, and USARE’s results as of and for the nine-months ended September 30, 2024 are not necessarily indicative of the results that may be expected for the year ending December 31, 2024.

As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to USARE, prior to and without giving pro-forma effect to the impact of the Business Combination and, as a result, the results in this section may not be indicative of the results of New USARE going forward.

($ in thousands, except unit and per unit amounts)	Years Ended December 31,		Nine Months Ended September 30,
	2022	2023	2023	2024
Revenue
Net Product Sales	$—	$—	$—	$—

Operating Costs and Expenses
General and Administrative	8,746	8,698	7,111	3,781
Mining Exploration, Development, and other	4,005	1,762	1,063	965
Depreciation and Amortization	210	308	140	229
Other Employee Compensation	9,408	11,013	8,392	4,300
Equity-Based Compensation	1,622	1,374	1,063	192
Research and Development	271	1,638	1,071	201
Total Operating Costs and Expenses	24,262	24,793	18,840	9,668
Operating Loss	(24,262)	(24,793)	(18,840)	(9,668)
Other Income and Expense
Other Income, net	79	58	—	2
Investment Income	—	363	195	171
Interest Expense	(7)	(135)	(9)	(369)
(Loss) Gain on Equity Investments	(1,349)	(879)	(628)	365
Gain on Fair Market Value of Convertible Debt	—	16,848	17,080	—
Total Other Income and Expense	(1,277)	16,255	16,638	169
Net Loss	(25,539)	(8,538)	(2,202)	(9,499)
Net Loss Attributable to Non-controlling Interest	(1,695)	(1,123)	(746)	(561)
Net Loss Attributable to USARE Members	$(23,844)	$(7,415)	$(1,456)	$(8,938)
Basic and Diluted Net Loss Per-Unit Data
Class A	$(0.14)	$(0.06)	$(0.03)	$(0.06)
Class B	$(0.14)	$(0.06)	$(0.03)	$(0.06)

($ in thousands, except unit and per unit amounts)	Years Ended December 31,		Nine Months Ended September 30,
	2022	2023	2023	2024
Weighted-Average Number of Units Outstanding
Class A	195,922,473	197,364,701	194,822,473	206,520,542
Class B	20,778,672	20,778,672	20,778,672	20,778,672

Total Assets	$66,855	$57,385	$55,560	$72,607
Total Liabilities	34,810	14,901	16,429	13,316
Total Mezzanine Equity	—	—	—	10,678
Total Members’ Equity	32,045	42,484	39,131	48,613

RISK FACTORS

You should carefully consider all of the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the Shareholder Proposals described in this proxy statement/prospectus. The use of “we” and “our” shall generally mean Inflection Point, with respect to periods prior to the Business Combination and New USARE after the Business Combination. The use of “we”, “our”, or the “Company”, with respect to USARE’s business (or New USARE’s) after the Business Combination, shall generally refer to USARE before the Business Combination or New USARE after the Business Combination, respectively.

The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, the Company’s business, financial condition and results of operations. If any of the events described below occur, the Company’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Company’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of Inflection Point and USARE.

Risks Related to Inflection Point and the Business Combination

Directors and officers of Inflection Point, the Sponsor and their affiliates have interests in the Business Combination and the proposals described in this proxy statement/prospectus that are different from, or in addition to and/or in conflict with, those of the Inflection Point shareholders generally.

When you consider the recommendation of the Inflection Point Board in favor of approval of the Business Combination Proposal and the other Shareholder Proposals included herein, you should keep in mind that the Sponsor and Inflection Point’s directors and officers have interests in such proposals that are different from, in addition to and/or in conflict with, those of the Inflection Point Shareholders generally. These interests include, among other things:

•        Our Sponsor purchased 6,325,000 Inflection Point Class B Ordinary Shares for $25,000, or approximately $0.004 per share, in a private placement prior to the consummation of the IPO. As a result of the underwriters’ election to partially exercise their over-allotment option on May 30, 2023, 75,000 Founder Shares were forfeited resulting in the Sponsor holding 6,250,000 Founder Shares. On November 18, 2024, pursuant to the terms of the Cayman Constitutional Documents, the Sponsor elected to convert 6,200,000 outstanding Inflection Point Class B Ordinary Shares held by it on a one-for-one basis into Inflection Point Class A Ordinary Shares, resulting in the Sponsor owning an aggregate of 6,250,000 Founder Shares, consisting of 6,200,000 Inflection Point Class A Ordinary Shares and 50,000 Inflection Point Class B Ordinary Shares. The Sponsor is controlled by Michael Blitzer, Inflection Point’s Chairman and Chief Executive Officer. Mr. Blitzer has an economic interest in 1,620,000, or approximately 25.9%, of the Founder Shares held by the Sponsor. Inflection Point Fund has an economic interest in 1,085,000, or approximately 17.4%, of the Founder Shares held by the Sponsor. Affiliates of one of Inflection Point’s directors, Nicholas Shekerdemian, TVC and 246 Ventures LLC, have an economic interest in 2,825,000, or approximately 45.2%, of the Founder Shares held by the Sponsor. Each other director and officer of Inflection Point have economic interests in the Founder Shares. The 6,250,000 shares of New USARE Common Stock that the Sponsor and its permitted transferees will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $78.8 million based upon the closing price of $12.61 per Inflection Point Ordinary Share on Nasdaq on January 30, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such shares of New USARE Common Stock will be subject to lock-up restrictions, we believe such shares have less value.

•        Our Sponsor purchased 6,000,000 Private Placement Warrants for $6,000,000, or $1.00 per Private Placement Warrant, in private placements that closed simultaneously with the IPO. The Sponsor is controlled by Michael Blitzer, Inflection Point’s Chairman and Chief Executive Officer. Mr. Blitzer has an economic interest in 3,813,333, or approximately 63.6%, of the Private Placement Warrants held by the Sponsor. Affiliates of one of Inflection Point’s directors, Nicholas Shekerdemian, TVC and 246 Ventures LLC, have an economic interest in 1,906,665, or approximately 31.8%, of the Private Placement Warrants held by the Sponsor. Certain of Inflection Point’s officers and directors have a direct or indirect economic interest in such Private Placement Warrants. The 6,000,000 New USARE Warrants that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $5.2 million based upon the closing price of $0.86 per Public Warrant on Nasdaq on January 30, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such New USARE Warrants will be subject to lock-up restrictions, we believe such warrants have less value.

•        Given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the Inflection Point Class A Ordinary Shares included in the Inflection Point Units sold in the IPO, the Sponsor may earn a positive rate of return on its investment even if the shares of New USARE Common Stock trade below $10.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Public Shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.

•        Our Sponsor will lose its entire investment in us if we do not complete a business combination by August 21, 2025 (or if such date is extended at a duly called meeting of the Inflection Point shareholders, such later date). If we do not consummate a business combination by such date, as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the warrants may be worthless. In such event, the 6,250,000 Inflection Point Ordinary Shares owned by our Sponsor would be worthless because following the redemption of the Public Shares, we would likely have few, if any, net assets and because the Sponsor has agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 6,000,000 Private Placement Warrants that the Sponsor paid $6,000,000 to purchase will expire worthless.

•        Inflection Point Fund, an accredited investor that is an affiliate of Inflection Point, has an economic interest in 1,085,000, or approximately 17.4%, of the Founder Shares held by the Sponsor. Inflection Point Fund, an affiliate of Inflection Point, Mr. Blitzer and the Sponsor, will receive at the Closing 1,191,498 shares of Series A Preferred Stock in exchange for 1,176,470 USARE Class A Convertible Preferred Units (plus accrued and unpaid payment-in-kind interest through December 31, 2024; such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 1,395,220 shares of New USARE Common Stock in exchange for a USARE Class A Preferred Investor Warrant exercisable for 1,395,220 USARE Class A Units, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were acquired for an aggregate purchase price of approximately $12.0 million.

•        Mr. Blitzer will receive at the Closing 147,059 shares of Series A Preferred Stock in exchange for 147,059 USARE Class A Convertible Preferred Units (such amount of shares of Series A Preferred Stock will increase prior to Closing due to payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 147,059 shares of New USARE Common Stock in exchange for a USARE Class A Preferred Investor Warrant exercisable for 147,059 USARE Class A Units, which USARE Class A Convertible Preferred, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were acquired for an aggregate purchase price of approximately $1.5 million.

•        Collective Capital Management, an affiliate of TVC, Inflection Point and two of its directors, Nicholas Shekerdemian and Elliot Richmond will receive at the Closing 24,510 shares of Series A Preferred Stock in exchange for 24,510 USARE Class A Convertible Preferred Units (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 24,510 shares of New USARE Common Stock in exchange for a USARE Class A Preferred Investor Warrant exercisable for 24,510 USARE Class A Units, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were acquired for an aggregate purchase price of $250,000.

•        Inflection Point’s Sponsor, officers and directors have agreed not to redeem any of the Founder Shares or Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.

•        If the Trust Account is liquidated, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.05 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•        The continuation of Michael Blitzer, our Chairman and Chief Executive Officer, as Chairman of the New USARE Board following the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the New USARE Board determines to pay to its directors.

•        Our existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination.

•        In connection with the Closing, our Sponsor, officers and directors would be entitled to the repayment of any outstanding working capital loan and advances that have been made to Inflection Point. In addition, pursuant to the Blitzer Class A SPA, USARE has issued 122,549 USARE Class A-2 Convertible Preferred Units (excluding accrued and unpaid payment-in-kind interest) and a USARE Class A Preferred Investor Warrant to purchase up to 31,250 USARE Class A Units in exchange for Mr. Blitzer’s forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note at Closing, which will be converted into 127,916 shares of Series A Preferred Stock (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 31,250 shares of New USARE Common Stock. Inflection Point has agreed to issue at Closing, a number of shares of Series A Preferred Stock to Mr. Blitzer equal to the number of Blitzer Conversion Preferred Shares in exchange for his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans. As of the date of this proxy statement/prospectus, approximately $1,200,000 was outstanding under such working capital loans.

•        Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by Inflection Point from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. As of the date of this proxy statement/prospectus, an aggregate of approximately $1,448 of reimbursable out-of-pocket expenses were outstanding.

•        Pursuant to the Registration Rights Agreement, Inflection Point’s officers and directors, and the Sponsor and its members will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the New USARE Common Stock and New USARE Warrants held by such parties following the consummation of the Business Combination.

As a result of the foregoing interests, the Sponsor and Inflection Point’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Public Shareholders. In the aggregate, the Sponsor has approximately $84.8 million at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $78.8 million representing the value of the Founder Shares held by the Sponsor (based upon the closing price of $12.61 per Inflection Point Ordinary Share on Nasdaq on January 30, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus), and (b) $6.0 million representing the value of the Private Placement Warrants purchased by the Sponsor (using the $1.00 per warrant purchase price).

The existence of financial and personal interests of one or more of Inflection Point’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Inflection Point and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Shareholder Proposals.

The financial and personal interests of the Sponsor, as well as Inflection Point’s directors and officers, may have influenced their motivation in identifying and selecting USARE as a business combination target, completing an initial business combination with USARE and influencing the operation of the business following the initial business combination. In considering the recommendations of the Inflection Point Board to vote for the Shareholder Proposals, its shareholders should consider these interests.

The Sponsor and Inflection Point’s directors and officers have agreed to vote in favor of the Business Combination, regardless of how our Public Shareholders vote.

As of the Record Date, our Sponsor owned approximately 73.9% of our issued and outstanding ordinary shares. Our Sponsor, officers and directors also may from time to time purchase Public Shares prior to our initial business combination. The Cayman Constitutional Documents provide that, if we seek shareholder approval of an initial business combination, such initial business combination will be approved if we receive an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of Inflection Point including the Founder Shares. As a result, no affirmative votes from other Public Shareholders would be required to approve the Business Combination. Accordingly, the agreement by our Sponsor and officers and directors will cause us to receive an ordinary resolution, being the requisite shareholder approval for the Business Combination.

The ability of our Public Shareholders to exercise redemption rights with respect to a large number of our Public Shares could increase the probability that the Business Combination will be unsuccessful and that you would have to wait for liquidation in order to redeem your Public Shares.

We do not know how many Public Shareholders may exercise their redemption rights. If a larger number of Public Shares are submitted for redemption than we initially expected, we may need to arrange for additional debt or equity financing to provide working capital to New USARE following the Closing. There can be no assurance that such debt or equity financing will be available to us if we need it or, if available, the terms will be satisfactory to us. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels and may increase the probability that the Business Combination will be unsuccessful. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until we complete an alternate initial business combination or if we are unable to complete an initial business combination within the time period provided by the Cayman Constitutional Documents. If you are in need of immediate liquidity, you could attempt to sell your Public Shares in the open market; however, at such time our Public Shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with your exercise of redemption rights until we liquidate or you are able to sell your Public Shares in the open market.

The Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates may elect to purchase Public Shares or Public Warrants, which may influence a vote on the Business Combination and reduce the public “float” of the Public Shares or Public Warrants.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding Inflection Point or its securities, Inflection Point’s officers and directors and/or their affiliates may enter into a written plan to purchase Inflection Point’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time at or prior to the extraordinary general meeting, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Condition Precedent Proposals or not redeem their Public Shares. They have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions; however, certain parties have entered into forward purchase options and non-redemption agreements in connection with the Extension Meeting as disclosed elsewhere in this proxy statement/prospectus. None of the funds in the Trust Account will be used to purchase Public Shares or warrants in such transactions.

The purpose of any such transactions could be to (1) increase the likelihood of obtaining shareholder approval of the Condition Precedent Proposals, (2) reduce the number of Public Warrants outstanding or (3) increase the amount of cash available to New USARE following the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination which may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of Inflection Point and New USARE securities may be reduced and the number of beneficial holders of Inflection Point and New USARE securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates anticipate that they may identify the securityholders with whom they may pursue privately negotiated transactions by either the securityholders contacting Inflection Point or USARE directly or by Inflection Point’s receipt of redemption requests submitted by shareholders (in the case of Public Shares) following the mailing of the proxy materials in connection with the Business Combination. The Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates will select which securityholders to purchase securities from based on the negotiated price and number of securities and any other factors that they may deem relevant, and will be restricted from purchasing securities if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws. To the extent that the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination.

The Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates were to purchase Public Shares or warrants, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•        this proxy statement/prospectus discloses the possibility that the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates may purchase Public Shares or warrants outside the redemption process, along with the purpose of such purchases;

•        if the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates were to purchase Public Shares from Public Shareholders, they would do so at a price no higher than the Redemption Price;

•        this proxy statement/prospectus includes a representation that any of our securities purchased by the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates will not be voted in favor of approving the Business Combination;

•        the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates will not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

•        we will disclose in a Form 8-K, before the extraordinary general meeting, the following material items:

•        the amount of securities purchased outside of the redemption offer by the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates, along with the purchase price;

•        the purpose of the purchases by the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates;

•        the impact, if any, of the purchases by the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates on the likelihood that the Business Combination will be approved;

•        the identities of the security holders who sold to the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates; and

•        the number of Public Shares for which Inflection Point has received redemption requests pursuant to its redemption offer.

Entering into any such arrangements may have a depressive effect on the price of the New USARE Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares he owns, either prior to or immediately after the extraordinary general meeting. In addition, the public “float” of our Public Shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on a national securities exchange.

Past performance by our management team, our advisors and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, may not be indicative of future performance of an investment in New USARE.

Information regarding our management team, our advisors and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, is presented for informational purposes only. Any past experience and performance by our management team, our advisors and their respective affiliates and the businesses with which they have been associated, is not a guarantee that we will be able to successfully identify a suitable candidate for our initial business combination, that we will be able to provide positive returns to our shareholders, or of any results with respect to any initial business combination we may consummate. You should not rely on the historical experiences of our management team, our advisors and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, as indicative of the future performance of an investment in us or as indicative of every prior investment by each of the members of our management team, our advisors or their respective affiliates. The market price of our securities may be influenced by numerous factors, many of which are beyond our control, and our shareholders may experience losses on their investment in our securities.

Inflection Point cannot assure you that its diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to USARE’s business, including any material omissions or misstatements contained in the Registration Statement or this proxy statement/prospectus relating to the Business Combination, than an investor in an underwritten initial public offering.

Even though Inflection Point conducted due diligence on USARE, this diligence may not have surfaced all material issues with USARE, it may not be possible to uncover all material issues through a customary amount of due diligence, and factors outside of USARE’s and outside of Inflection Point’s or New USARE’s control may later arise.

Additionally, the scope of due diligence conducted in conjunction with the Business Combination may be different than would typically be conducted in the event USARE pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to investors for any material misstatement or omissions in the registration statement. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any of these material misstatements or omissions, there are no underwriters of the New USARE Common Stock that will be issued pursuant to the Business Combination and thus no corresponding right of action is available to investors in the Business Combination for any material misstatement or omissions in the Registration Statement or this proxy statement/prospectus. Therefore, as an investor in the Business Combination, you may be exposed to future losses, impairment charges, write-downs, write-offs or other charges, as described above, that could have a significant negative effect on New USARE’s financial condition, results of operations and the share price of New USARE Common Stock, which could cause you to lose some or all of your investment without certain recourse against any underwriter that may be available in an underwritten public offering.

Inflection Point (or New USARE) will not have any right to make damage claims against USARE for the breach of any representation, warranty or covenant made by USARE in the Business Combination Agreement.

The Business Combination Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the Closing, except for those covenants that by their terms expressly apply in whole or in part after the Closing and then only with respect to breaches occurring after Closing. As a result, Inflection Point (or New USARE) will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by USARE at the time of the Business Combination.

Inflection Point’s shareholders will experience dilution due to the issuance of shares of New USARE Common Stock and securities convertible into the shares of New USARE Common Stock to the USARE Members as consideration in the Business Combination and the issuance of securities in the Series A Preferred Investment.

Inflection Point’s shareholders will experience immediate dilution as a consequence of the issuance of shares of New USARE Common Stock to the USARE Members as consideration in the Business Combination. Currently, Inflection Point’s Public Shareholders and the Sponsor own 26.1% and 73.9% of the issued and outstanding Inflection Point Ordinary Shares, respectively. Based on USARE’ and Inflection Point’s current capitalization (and the assumptions described under the section of this proxy statement/prospectus entitled “Frequently Used Terms — Share Calculations and Ownership Percentages”), (i) under the Maximum Redemption Scenario, it is expected that immediately after the consummation of the Business Combination, Inflection Point’s Public Shareholders will hold no shares of New USARE Common Stock and the Sponsor will hold 6,250,000 shares of New USARE Common Stock, representing 7.4% of the New USARE Common Stock, while the former USARE Members (excluding the holders of Series A Preferred Stock, solely with respect to the shares of New USARE Common Stock issuable upon conversion thereof) will hold 73,281,035 shares of New USARE Common Stock (assuming (i) there is no aggregate indebtedness of USARE and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions) and (ii) the amount at which each Public Share may be redeemed pursuant to the Redemption is approximately $10.92), representing 86.4% of the New USARE Common Stock and holders of Series A Preferred Stock will hold 4,360,417 shares of New USARE Common Stock, representing 5.1% of the New USARE Common Stock (assuming for this purpose that the shares of Series A Preferred Stock are converted into shares of New USARE Common Stock at the initial conversion price and taking into account accrued and unpaid payment-in-kind interest on the USARE Class A Convertible Preferred Units through December 31, 2024; such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units), and (ii) under the No Redemption Scenario, it is expected that immediately after the consummation of the Business Combination, Inflection Point’s Public Shareholders will hold 2,205,349 shares of New USARE Common Stock, representing 2.5% of the New USARE Common Stock and the Sponsor will hold 6,250,000 shares of New USARE Common Stock, representing 7.2% of the New USARE Common Stock, while the former USARE Members (excluding the holders of Series A Preferred Stock, solely with respect to the shares of New USARE Common Stock issuable upon conversion thereof) will hold 73,281,035 shares of New USARE Common Stock (assuming (i) there is no aggregate indebtedness of USARE and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions) and (ii) the amount at which each Public Share may be redeemed pursuant to the Redemption is approximately $10.92), representing 84.3% of the New USARE Common Stock and holders of Series A Preferred Stock will hold 4,360,417 shares of New USARE Common Stock, representing 5.0% of the New USARE Common Stock (assuming for this purpose that the shares of Series A Preferred Stock are converted into shares of New USARE Common Stock at the initial conversion price and taking into account accrued and unpaid payment-in-kind interest on the USARE Class A Convertible Preferred Units through December 31, 2024; such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units).

Subsequent to the consummation of the Business Combination, New USARE may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on New USARE’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although Inflection Point has conducted due diligence on USARE, Inflection Point cannot assure you that this diligence revealed all material issues that may be present in USARE, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Inflection Point’s or New USARE’s control will not later arise. As a result, New USARE may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Inflection Point’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on liquidity, the fact that New USARE reports charges of this nature could contribute to negative market perceptions about New USARE or its securities. In addition, charges of this nature may cause New USARE to violate net worth or other covenants to which it may be subject. Accordingly, any Inflection Point shareholder who chooses to remain a stockholder of New USARE following the Business Combination could suffer a reduction in the value of their shares.

Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Inflection Point’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

New USARE’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New USARE’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated, or the future consolidated results of operations or financial position of New USARE. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or New USARE’s future results.

This proxy statement/prospectus contains projections and forecasts prepared by USARE. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination or toward complying with SEC guidelines. The projections and forecasts were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of USARE and Inflection Point and exclude, among other things, transaction-related expenses. Important factors that may affect actual results and results of New USARE’s operations following the Business Combination, or could lead to such projections and forecasts not being achieved include, but are not limited to: changing content consumption patterns, an evolving competitive landscape, successful management and retention of key personnel and artistic talent, unexpected expenses and general economic conditions. As such, these projections and forecasts may be inaccurate and should not be relied upon as an indicator of actual past or future results.

There can be no assurance that the New USARE Common Stock and New USARE Warrants issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing.

Inflection Point intends to apply to list the New USARE Common Stock and New USARE Warrants on Nasdaq under the proposed symbols “USAR” and “USARW”, respectively, upon the Closing. Pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), Inflection Point is required to cause the New USARE Common Stock issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the New USARE Common Stock and New USARE Warrants or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the New USARE securities would not be listed on any nationally recognized securities exchange.

There is substantial doubt about our ability to continue as a going concern.

As of September 30, 2024, Inflection Point had $141,201 in our operating bank account, and working capital deficiency of $2,503,225. Further, we have incurred and expect to continue to incur significant costs in pursuit of our acquisition plans. Management’s plans to address this need for capital are discussed in the section of this proxy statement/prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Inflection Point”. If we are unable to raise additional funds to alleviate liquidity needs and complete the Business Combination or another initial business combination by August 21, 2025 (or if such date is extended at a duly called meeting of the Inflection Point shareholders, such later date), then we will be forced to, as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares for a pro rata portion of the funds held in the trust account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the warrants may be worthless. Our liquidity condition raises substantial doubt about our ability to continue as a going concern. The financial statements of Inflection Point contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from our inability to continue as a going concern.

If third parties bring claims against Inflection Point, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.05 per share.

Inflection Point’s placing of funds in the Trust Account may not protect those funds from third party claims against Inflection Point. Although Inflection Point seeks to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Inflection Point’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Inflection Point’s management will consider whether competitive alternatives are reasonably available to it and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of Inflection Point under the circumstances. UHY LLP, Inflection Point’s independent registered public accounting firm, and the underwriters of the IPO will not execute agreements with Inflection Point waiving such claims to the monies held in the Trust Account.

Examples of possible instances where Inflection Point may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Inflection Point and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if we are unable to complete the Business Combination or another initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination or another initial business combination, Inflection Point will be required to provide for payment of claims of creditors that were not waived that may be brought against Inflection Point within the 10 years following Redemption. Accordingly, the per-share redemption amount received by Public Shareholders could be less than the $10.05 per Public Share initially held in the Trust Account, due to claims of such creditors. Pursuant to the Letter Agreement which is filed as an exhibit to this registration statement of which this proxy statement/prospectus forms a part, the Sponsor has agreed that it will be liable to Inflection Point if and to the extent any claims by a third party for services rendered or products sold to Inflection Point (except for its independent auditors), or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under Inflection Point’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, Inflection Point has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Inflection Point believes that the Sponsor’s only assets are securities of Inflection Point. Therefore, Inflection Point cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination or another initial business combination and redemptions could be reduced to less than

$10.05 per Public Share. In such event, Inflection Point may not be able to complete the Business Combination or another initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of Inflection Point’s officers or directors will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Inflection Point’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of: (i) $10.05 per Public Share; and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.05 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Inflection Point’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Inflection Point currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce the Sponsor’s indemnification obligations to Inflection Point, it is possible that Inflection Point’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If Inflection Point’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Inflection Point’s Public Shareholders may be reduced below $10.05 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if: (i) we have sufficient funds outside of the Trust Account; or (ii) we consummate an initial business combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Public Shareholders, Inflection Point files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Inflection Point’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Inflection Point’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by Inflection Point’s shareholders in connection with our liquidation may be reduced.

If, after Inflection Point distributes the proceeds in the Trust Account to its Public Shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the Inflection Point Board may be viewed as having breached their fiduciary duties to Inflection Point’s creditors, thereby exposing the members of the Inflection Point Board and Inflection Point to claims of punitive damages.

If, after Inflection Point distributes the proceeds in the Trust Account to its Public Shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance”. As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by Inflection Point’s shareholders. In addition, the Inflection Point Board may be viewed as having breached its fiduciary duty to Inflection Point’s creditors and/or having acted in bad faith, thereby exposing itself and Inflection Point to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

The SEC has recently issued final rules to regulate special purpose acquisition companies. Certain of the procedures that we may determine to undertake in connection with such rules may increase our costs and the time needed to complete the Business Combination or any other initial business combination and may constrain the circumstances under which we could complete the Business Combination, or any other initial business combination.

On January 24, 2024, the SEC issued final rules (the “2024 SPAC Rules”), effective as of July 1, 2024, that formally adopted some of the SEC’s proposed rules for special purpose acquisition companies (“SPACs”) that were released on March 30, 2022. The 2024 SPAC Rules, among other items, impose additional disclosure requirements for business combination transactions between SPACs such as us and private operating companies; amend the financial statement requirements applicable to business combination transactions involving such companies; update and expand guidance regarding the general use of projections in SEC filings; increase the potential liability of certain participants in proposed business combination transactions; and could impact the extent to which SPACs could become subject to regulation under the Investment Company Act . The 2024 SPAC Rules may materially adversely affect our business, including our ability to complete, and the costs associated with, the Business Combination, or any other initial business combination, and results of operations.

Certain of the procedures that we may determine to undertake in connection with the 2024 SPAC Rules, or pursuant to the SEC’s views expressed in the 2024 SPAC Rules, may increase the costs and time of completing the Business Combination, or any other initial business combination, and may make it more difficult to complete such transaction.

There is a risk that the 1% U.S. federal excise tax may be imposed on us in connection with redemptions of Public Shares.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which, among other things, generally imposes a 1% U.S. federal excise tax (the “Excise Tax”) on certain repurchases of stock by “covered corporations” (which include publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign (i.e., non-U.S.) corporations) occurring on or after January 1, 2023. The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from which the stock is repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year (the “netting rule”). In addition, certain exceptions apply to the Excise Tax. The U.S. Department of the Treasury (the “Treasury”) has authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of the Excise Tax. On April 12, 2024, the Treasury published proposed Treasury Regulations clarifying many aspects of the Excise Tax, including that where a non-U.S. corporation transfers its assets or is treated as transferring its assets to a U.S. corporation in a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, the corporation is not treated as a U.S. corporation until the day after the reorganization. The interpretation and operation of certain other aspects of the Excise Tax remain unclear. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury regulations are issued. However, there can be no assurance that final Treasury Regulations will not adversely affect the accuracy of the below description of the Excise Tax considerations that may be applicable.

Based on the expected structure of the Business Combination with USARE, we expect to redeem the Public Shares prior to the time we are treated as a U.S. corporation for purposes of the Excise Tax under current proposed Treasury Regulations, and thus we currently do not expect that we would be a covered corporation subject to the Excise Tax with respect to any redemptions of Public Shares in connection with the Business Combination that are treated as repurchases for this purpose. It is possible, however, that final Treasury Regulations or other forthcoming guidance is issued that would nevertheless treat us as a covered corporation or otherwise impose the Excise Tax on us with respect to redemptions of our stock in connection with the Business Combination with USARE. In addition, if the redemptions were to be treated as occurring for U.S. federal income tax purposes after we are treated as a U.S. corporation for purposes of the Excise Tax, absent guidance to the contrary, we currently expect that we would be subject to the Excise Tax with respect to any such redemptions that are treated as repurchases for this purpose (although in such case the netting rule generally is expected to be available with respect to such redemptions of our stock and our issuance of stock in connection with the Business Combination to reduce the amount of Excise Tax imposed on us, if any).

If we were to be treated as a covered corporation for purposes of the redemption of Public Shares in connection with the Business Combination or otherwise, whether and to what extent we would be subject to the Excise Tax on a redemption of Public Shares would depend on a number of factors, including (i) whether the redemption is treated as a repurchase of stock for purposes of the Excise Tax, (ii) the fair market value of the redemption treated as a repurchase of stock, (iii) the nature and amount of stock to be issued in connection with the Business Combination and the nature and amount of the PIPE Investment or any other equity issuances (whether in connection with the Business Combination or otherwise) issued within the same taxable year of a redemption treated as a repurchase of stock, and (iv) the content of forthcoming final and additional proposed Treasury Regulations and other guidance from the Treasury.

As noted above, the Excise Tax would be payable by the repurchasing corporation, and not by the redeeming holder. If we were to be treated as a covered corporation for purposes of the redemption of Public Shares in connection with the Business Combination or otherwise, the per-share redemption amount payable from the Trust Account (including any interest earned on the funds held in the Trust Account) to Public Shareholders in connection with a redemption of Public Shares is not expected to be reduced by any Excise Tax imposed on us. The imposition of the Excise Tax on us could, however, cause a reduction in the cash available on hand to complete the Business Combination and may affect our ability to complete any business combination or fund future operations.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination or another initial business combination or force us to abandon our efforts to complete an initial business combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

•        restrictions on the nature of our investments; and

•        restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination, or any other initial business combination.

In addition, we may have imposed upon us burdensome requirements, including:

•        registration as an investment company with the SEC;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our business is to identify and complete an initial business combination, such as the Business Combination, and thereafter to operate the post-transaction business or assets for the long term. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor.

In 2024, the SEC provided guidance that the determination of whether a SPAC, like us, is an “investment company” under the Investment Company Act is a facts and circumstances determination requiring individualized analysis and depends on a variety of factors, including a SPAC’s duration, asset composition, business purpose and activities. When applying these factors to us we do not believe that our principal activities will subject us to the Investment Company Act. To this end, Inflection Point was formed for the purpose of completing an initial business combination with one or more businesses, such as the Business Combination with USARE. Since our inception, our business has been and will continue to be focused on identifying and completing the Business Combination with USARE, or another initial business combination, and thereafter, operating the post-transaction business or assets for the long term. Further, we do not plan to buy businesses or assets with a view to resale or profit from their resale and we do not plan to buy unrelated businesses or assets or to be a passive investor. In addition, the proceeds held in the Trust Account were invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. By restricting the investment of the proceeds in this manner, and by focusing our directors’ and officers’ time toward, and operating our business for the purpose of, acquiring and growing businesses for the long term (rather than buying and selling businesses in the manner of a merchant bank or private equity fund or investing in assets for the purpose of achieving investment returns on such assets), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. Further, investing in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. Instead, the Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; or (iii) absent an initial business combination within the completion window, our return of the funds held in the Trust Account to our Public Shareholders as part of our redemption of the Public Shares. If we do not invest the proceeds as described above, we may be deemed to be subject to the Investment Company Act.

If we were deemed to be an investment company for purposes of the Investment Company Act, we would need to register as such under the Investment Company Act and compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete the Business Combination or any other initial business combination. We may also be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate the Trust Account. In which case, our investors would not be able to realize the potential benefits of owning shares in a successor operating business, including the potential appreciation in the value of our securities following such a transaction, and our Warrants would expire worthless. For illustrative purposes, in connection with the liquidation of our Trust Account, our Public Shareholders may receive only approximately $10.95 per Public Share, which is based on estimates as of the Record Date, or less in certain circumstances, and our warrants may expire worthless. Further, under the subjective test of a “investment company” pursuant to Section 3(a)(1)(A) of the Investment Company Act, even if the funds deposited in the Trust Account were invested in the assets discussed above, there is a risk that we could be deemed an investment company and subject to the Investment Company Act based on the length of time such funds are invested in such assets.

We may not be able to complete the Business Combination, or another initial business combination, since such initial business combination may be subject to regulatory review and approval requirements, including foreign investment regulations and review by government entities such as the Committee on Foreign Investment in the United States (“CFIUS”), or may be ultimately prohibited.

The Business Combination or another initial business combination may be subject to regulatory review and approval requirements by governmental entities, or ultimately prohibited. For example, CFIUS has authority to review direct or indirect foreign investments in U.S. businesses. Among other things, CFIUS is empowered to require parties to certain transactions subject to CFIUS jurisdiction to make mandatory filings, to charge filing fees related to CFIUS filings (voluntary or mandatory), and to self-initiate national security reviews of foreign direct and indirect investments in U.S. businesses if the parties to the transaction choose not to file voluntarily. In the case that CFIUS determines an investment to present risks to U.S. national security, CFIUS has the power to require mitigation measures with respect to the transaction or recommend that the President of the United States block the transaction if the parties do not voluntarily abandon it. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on — among other factors — the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. CFIUS’s expanded jurisdiction under the Foreign Investment Risk Review Modernization Act of 2018 and its implementing regulations that became effective on February 13, 2020, further includes investments that do not result in control of a U.S. business by a foreign person but afford foreign investors certain information or governance rights in certain U.S. businesses that have a nexus to “critical technologies”, “critical infrastructure” and/or “sensitive personal data”.

Our Sponsor is a Delaware-organized entity and the majority of its economic interests are owned by U.S. citizens. Our Sponsor is exclusively controlled by Mr. Blitzer, who is a U.S. citizen and the Sponsor’s sole managing member. Accordingly, we do not believe that our Sponsor is a “foreign person” as defined in the CFIUS regulations. We are organized in the Cayman Islands and may be deemed a foreign person by CFIUS. It is also possible that non-U.S. persons could be involved in the Business Combination or another initial business combination (e.g., as existing shareholders of a target company or as PIPE investors), which may increase the risk that our initial business combination becomes subject to regulatory review, including review by CFIUS. For example, a portion of the equity of USARE is beneficially owned by citizens of jurisdictions other than the United States, such as citizens of South Korea or Australia. As such, an initial business combination with a U.S. business or foreign business with U.S. subsidiaries that we may wish to pursue may be subject to CFIUS review. If a particular proposed initial business combination with a U.S. business falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit to CFIUS review on a voluntary basis, or to proceed with the transaction without submitting to CFIUS and risk CFIUS intervention, before or after closing the transaction. CFIUS may decide to block or delay our proposed initial business combination, require mitigation measures with respect to such initial business combination or request the President of the United States to order us to divest all or a portion of the U.S. target business of our initial business combination that we acquired without first obtaining CFIUS approval. This may limit the attractiveness of, delay or prevent us from pursuing certain target companies that we believe would otherwise be beneficial to us and our shareholders. As a result, the pool of potential targets with which we could complete an initial business combination may be limited and we may be adversely affected in terms of competing with other special purpose acquisition companies which do not have any foreign ownership issues. In addition, certain businesses may be subject to rules or regulations that limit or impose additional requirements with respect to foreign ownership.

The process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete our initial business combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we are unable to consummate our initial business combination within the applicable time period required under our amended and restated memorandum and articles of association, including as a result of extended regulatory review of a potential initial business combination, we will, as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, our shareholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment. Additionally, the Inflection Point Warrants may be worthless.

Inflection Point’s shareholders may be held liable for claims by third parties against Inflection Point to the extent of distributions received by them upon redemption of their shares.

If Inflection Point is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it were proved that immediately following the date on which the distribution was made, Inflection Point was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by Inflection Point’s shareholders. Furthermore, Inflection Point’s directors may be viewed as having breached their fiduciary duties to Inflection Point or its creditors and/or may have acted in bad faith, thereby exposing themselves and Inflection Point to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. Inflection Point cannot assure you that claims will not be brought against it for these reasons. Inflection Point and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of Inflection Point’s share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine of $18,293 and to imprisonment for five years in the Cayman Islands.

Inflection Point’s Letter Agreement with the Sponsor and Inflection Point’s officers and directors may be amended without shareholder approval.

Inflection Point’s Letter Agreement with the Sponsor and Inflection Point’s officers and directors contains provisions relating to transfer restrictions of the Founder Shares and Private Placement Warrants, indemnification of the Trust Account, waiver of redemption rights and participation in liquidating distributions from the Trust Account. The Letter Agreement may be amended without shareholder approval. While Inflection Point does not expect the Inflection Point

Board to approve any amendments to the Letter Agreement prior to Inflection Point’s initial business combination, it may be possible that the Inflection Point Board, in exercising its business judgment and subject to its fiduciary duties, chooses to approve one or more amendments to the Letter Agreement. Any such amendments to the Letter Agreement would not require approval from Inflection Point’s shareholders and may have an adverse effect on the value of an investment in Inflection Point’s securities. Concurrently with the execution of the Business Combination Agreement, Inflection Point entered into the Sponsor Support Agreement with the Sponsor and USARE, pursuant to which the Sponsor agreed to vote its shares in favor of all proposals being presented at the extraordinary general meeting. Amendment of the Sponsor Support Agreement would require approval from Inflection Point, USARE and the Sponsor, but would not require approval from Inflection Point’s shareholders.

If you or a “group” of shareholders are deemed to hold in excess of 15% of the Public Shares, you may lose the ability to redeem all such shares in excess of 15% of our Public Shares.

The Cayman Constitutional Documents provide that a Public Shareholder, together with any affiliate of such shareholder or any other Person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares, which we refer to as the “Excess Shares”, without our prior consent. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete the Business Combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete the Business Combination. And as a result, you will continue to hold that number of Public Shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

Our Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) our completion of an initial business combination, and then only in connection with those Public Shares that such shareholder properly elected to redeem, subject to the limitations and on the conditions described herein; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend our Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by August 21, 2025 (or if such date is extended at a duly called meeting of the Inflection Point shareholders, such later date) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of our Public Shares if we are unable to complete an initial business combination by August 21, 2025 (or if such date is extended at a duly called meeting of the Inflection Point shareholders, such later date), subject to applicable law and as further described herein. In no other circumstances will Public Shareholders have any right or interest of any kind in the Trust Account. Holders of Public Warrants will not have any right to the proceeds held in the Trust Account with respect to the Public Warrants. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or Public Warrants, potentially at a loss.

A Public Shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account may not put such shareholder in a better future economic position.

The price at which a stockholder may be able to sell its shares of New USARE Common Stock in the future following the completion of the Business Combination (or shares received or retained in connection with any alternative business combination) is not determinable as of the date of this proxy statement/prospectus. Certain events following the consummation of the Business Combination may cause an increase in USARE’s share price and may result in a lower value realized now than a Public Shareholder might realize in the future had the shareholder redeemed their Public Shares. Similarly, if a Public Shareholder does not redeem their Public Shares, the shareholder will bear the risk of ownership of New USARE Common Stock after the consummation of the Business Combination, and a stockholder may not be able to sell its New USARE Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Shareholder should consult, and rely solely upon, the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

The net cash available to New USARE from the Trust Account and the financings described in this proxy statement/prospectus in respect of each Public Share that is not redeemed will be materially less than the price per share ascribed in the Business Combination Agreement to the shares of New USARE Common Stock to be issued to the USARE Members.

In recent litigation following the closing of other “deSPAC” transactions, plaintiffs have alleged that it was a material omission for the SPAC not to have disclosed in its proxy statement/prospectus that the “net cash per public share” of the SPAC was materially below the price per share ascribed to the combined company’s shares to be issued to the target shareholders in the business combination. While such litigation has been brought against Delaware SPACs in Delaware courts (and Inflection Point is a Cayman Islands exempted company), and without acknowledging the relevance of the net cash per share information or the merits of any such claim, Public Shareholders should be aware that the net cash available to New USARE from the Trust Account and the financings described in this proxy statement/prospectus in respect of each Public Share that is not redeemed will be materially less than the price per share ascribed in the Business Combination Agreement to the shares of New USARE Common Stock to be issued to USARE Members due to the expenses attributable to Inflection Point, dilution from the 6,250,000 shares of New USARE Common Stock that will be issued upon conversion of the Founder Shares and potential dilution from the Series A Preferred Stock and Series A Preferred Investor Warrants.

For illustrative purposes, assuming an estimated redemption price of $10.92 per share, (1) under the No Additional Redemption Scenario, such amount would be equal to approximately $0.54 per share, which is the quotient of (a) $52.8 million, which is the maximum aggregate transaction proceeds, including (i) all of the cash remaining from the Trust Account (assuming no further redemptions), plus (ii) the aggregate amount of cash that has been or will be funded pursuant to the Series A Preferred Investment and the Class A Convertible Preferred Investment, less (iii) the amount of estimated transaction expenses of Inflection Point of $4.8 million and (iv) $4.06 million estimated to be paid to Cantor as part of the Fee Reduction Agreement, divided by (b) the sum of (i) 2,205,349 (which is the number of Public Shares outstanding assuming no further redemptions), plus (ii) 73,281,035 (which is the number of shares issuable to USARE Members assuming (I) there is no aggregate indebtedness of USARE and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions) and (II) the amount at which each Public Share may be redeemed pursuant to the Redemption is approximately $10.92 (excluding the holders of Series A Preferred Stock, solely with respect to the shares of New USARE Common Stock issuable upon conversion thereof) as consideration in the Business Combination) plus (iii) 6,250,000 (which is the number of Founder Shares that will be outstanding upon the Closing) plus (iv) 4,360,417 (which is the number of Series A Preferred Stock that would be outstanding upon the Closing taking into account accrued payment-in-kind interest through December 31, 2024; such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units), and (2) under the Maximum Redemption Scenario, such amount would be equal to $0.24 per share, which is the quotient of (a) $28.7 million, which is the minimum aggregate transaction proceeds, including (i) the cash remaining in the Trust Account (after additional redemptions), (ii) the aggregate amount of cash that has been or will be funded pursuant to the Series A Preferred Investment and the Class A Convertible Preferred Investment, less (iii) the amount of estimated transaction expenses of Inflection Point of $4.8 million and (iv) $4.0 million estimated to be paid to Cantor as part of the Fee Reduction Agreement divided by (b) the sum of (i) 73,281,035 (which is the number of shares issuable to USARE Members assuming (I) there is no aggregate indebtedness of USARE and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions) and (II) the amount at which each Public Share may be redeemed pursuant to the Redemption is approximately $10.92 (excluding the holders of Series A Preferred Stock, solely with respect to the shares of New USARE Common Stock issuable upon conversion thereof) as consideration in the Business Combination) plus (ii) 6,250,000 (which is the number of Founder Shares that will be outstanding upon the Closing) plus (iii) 4,360,417 (which is the number of Series A Preferred Stock that would be outstanding upon the Closing; taking into account accrued payment-in-kind interest through December 31, 2024; such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units). In either case, such “net cash per public share” would be less than the $10.92 price per share ascribed to the New USARE Common Stock to be issued to USARE Members in the Business Combination Agreement. This calculation does not take into account USARE’s estimated transaction expenses, the dilutive impact of the issuance of 877,500 shares of New USARE Common Stock to USARE’s financial advisor or any dilution that may result if the conversion price of the Series A Preferred Stock and/or the exercise price of the Series A Preferred Investor Warrants are reduced below $12.00 pursuant to their terms.

For additional information, including calculations of the net cash available from the Trust Account per Public Share and calculations of the net tangible book value per share see the sections of this proxy statement/prospectus entitled “Questions and Answers For Shareholders of Inflection Point — What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?” and “Summary of the Proxy Statement/Prospectus — Dilution”.

If a Public Shareholder fails to receive notice of our offer to redeem the Public Shares in connection with the Business Combination, or fails to comply with the procedures for submitting or tendering its Public Shares, such Public Shares may not be redeemed.

Pursuant to the Cayman Constitutional Documents, a Public Shareholder may request to redeem all or a portion of its Public Shares for cash in connection with the completion of the Business Combination. Public Shareholders may demand. As a Public Shareholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)     (i) hold Public Shares or (ii) hold Public Shares through Inflection Point Units and elect to separate your Inflection Point Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

(b)    submit a written request to Continental, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that Inflection Point redeem all or a portion of your Public Shares for cash; and

(c)       deliver your share certificates for Public Shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on March 6, 2025 (two business days before the initial scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed. Any Public Shareholders who fails to properly elect to redeem their Public Shares and deliver their Public Shares in the manner described above will not be entitled to have her or his shares redeemed. See the section entitled “Extraordinary General Meetings of Inflection Point — Redemption Rights” for the procedures to be followed if you wish to have your Public Shares redeemed for cash.

If we are unable to consummate the Business Combination or another initial business combination by the date required in the Cayman Constitutional Documents, the Public Shareholders may be forced to wait beyond such date before redemption from our Trust Account.

If we are unable to consummate the Business Combination or another initial business combination by the date required in the Cayman Constitutional Documents, the proceeds then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable), will be used to fund the redemption of our Public Shares, as further described herein. Any redemption of Public Shareholders from the Trust Account will be effected automatically by function of our amended and restated memorandum and articles of association prior to any voluntary winding up. If we are required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to our Public Shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Act. In that case, investors may be forced to wait beyond the end of the completion window before the redemption proceeds of our Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from our Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless we consummate the Business Combination or another initial business combination prior thereto and only then in cases where investors have properly sought to redeem their Public Shareholders. Only upon our redemption or any liquidation will Public Shareholders be entitled to distributions if we are unable to complete the Business Combination or another initial business combination.

The completion of the Business Combination is subject to certain closing conditions, including satisfaction of all closing conditions in the Business Combination Agreement, and any such conditions may not be satisfied on a timely basis, if at all.

The completion of the Business Combination is subject to a number of conditions, including those included in the Business Combination Agreement. The timing and completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by Inflection Point’s shareholders is not obtained and failure to obtain approval for listing of New USARE Common Stock on Nasdaq, in each case subject to certain terms specified in the Business Combination Agreement (as described under “The Business Combination Agreement — Conditions to Closing”), or that other Closing conditions are not satisfied.

If Inflection Point does not complete the Business Combination, Inflection Point could be subject to various risks, including:

•        the parties may be liable for damages to one another under certain circumstances pursuant to the terms and conditions of the Business Combination Agreement;

•        negative reactions from the financial markets, including declines in the price of the Inflection Point Class A Ordinary Shares due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

•        the attention of Inflection Point management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination.

The exercise of Inflection Point’s management’s discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the Inflection Point shareholders’ best interest.

In the period leading up to the Closing, events may occur that may require Inflection Point to agree to amend the Business Combination Agreement, to consent to certain actions taken by USARE, or to waive rights that Inflection Point is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of USARE’s business, a request by USARE to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement, or the occurrence of other events that would have a material adverse effect on USARE’s business. In any of such circumstances, it would be at Inflection Point’s discretion, acting through the Inflection Point Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or she or they may believe is best for Inflection Point and Inflection Point’s shareholders and what he or she or they may believe is best for himself or herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Inflection Point does not believe there will be any changes or waivers that Inflection Point management would be likely to make after shareholder approval has been obtained. While certain changes could be made without further approval of Inflection Point’s shareholders, Inflection Point will circulate a new or amended proxy statement/prospectus and re-solicit its shareholders if changes to the terms of the transaction that would have a material impact on Inflection Point’s shareholders are required prior to the vote on the Business Combination Proposal.

Inflection Point may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Inflection Point’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect Inflection Point’s and USARE’s respective businesses, financial condition and results of operation.

The terms of the Inflection Point Warrants may be amended in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then outstanding Public Warrants.

The Inflection Point Warrants were issued pursuant to the Warrant Agreement between Continental, as warrant agent, and Inflection Point. The Warrant Agreement provides that the terms of the Inflection Point Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of the Public Warrants. Accordingly, the terms of the Public Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Inflection Point or New USARE may amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants to effect any change thereto, including to increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of Inflection Point or New USARE purchasable upon exercise of a warrant.

The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes.

The Warrant Agreement provides that, subject to applicable law: (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York; and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the Inflection Point Warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the Inflection Point Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder. This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our Company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

A provision of the Warrant Agreement may make it more difficult for Inflection Point to consummate the Business Combination.

If: (i) Inflection Point issues additional Inflection Point Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per Inflection Point Class A Ordinary Share (with such issue price or effective issue price to be determined in good faith by the Inflection Point Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds (including from such issuances and the IPO), and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions) and (z) the volume weighted average trading price of Inflection Point Class A Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which Inflection Point consummates the Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the Inflection Point Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

Risks Related to the Adjournment Proposal

If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the Inflection Point Board will not have the ability to adjourn the extraordinary general meeting to a later date in circumstances where such adjournment is necessary to permit the Business Combination to be approved.

If, at the extraordinary general meeting, the Inflection Point Board determines that it would be in the best interests of Inflection Point to adjourn the extraordinary general meeting to give Inflection Point more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, or if additional time is needed to fulfill other closing conditions), the Inflection Point Board will seek approval to adjourn the extraordinary general meeting to a later date or dates. If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the Inflection Point Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes or take other steps to cause the conditions to the Business Combination to be satisfied. In such event, the Business Combination would not be completed.

Risks Related to the Domestication and the Business Combination

The Domestication may result in adverse tax consequences for holders of Inflection Point Class A Ordinary Shares and Inflection Point Warrants.

The Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, i.e., an F Reorganization. If the Domestication fails to qualify as an F Reorganization, a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations for Holders of Inflection Point Securities and New USARE Securities — II. U.S. Holders”) of Inflection Point Class A Ordinary Shares or Inflection Point Warrants generally would recognize gain or loss with respect to its Inflection Point Class A Ordinary Shares or Inflection Point Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding New USARE Common Stock or New USARE Warrants received in the Domestication and the U.S. Holder’s adjusted tax basis in its Inflection Point Class A Ordinary Shares or Inflection Point Warrants surrendered. Additionally, Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations for Holders of Inflection Point Securities and New USARE Securities — III. Non-U.S. Holders”) may become subject to withholding tax on any amounts treated as dividends paid on New USARE Common Stock after the Domestication.

Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code in connection with the Domestication, and, as a result:

•        a U.S. Holder who is a 10% U.S. Shareholder on the date of the Domestication generally will be required to include in income as a deemed dividend deemed paid by Inflection Point the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the Inflection Point Class A Ordinary Shares held directly by such U.S. Holder;

•        a U.S. Holder whose Inflection Point Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its Inflection Point Class A Ordinary Shares as if such U.S. Holder exchanged its Inflection Point Class A Ordinary Shares for New USARE Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by Inflection Point the “all earnings and profits” amount (as defined in the Treasury Regulations under Section 367 of the Code) attributable to such U.S. Holder’s Inflection Point Class A Ordinary Shares; and

•        a U.S. Holder whose Inflection Point Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder, generally will not recognize any gain or loss or include any part of Inflection Point’s earnings and profits in income under Section 367 of the Code in connection with the Domestication.

Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive effective dates) generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” to acquire the stock of a PFIC as stock of the PFIC, exchanging Inflection Point Warrants for New USARE Warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Inflection Point believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of Inflection Point Class A Ordinary Shares to recognize gain under the PFIC rules on the exchange of Inflection Point Class A Ordinary Shares for New USARE Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Inflection Point Class A Ordinary Shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges Inflection Point Warrants for New USARE Warrants; under current law, however, the elections mentioned above do not apply to Inflection Point Warrants. Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Inflection Point. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations for Holders of Inflection Point Securities and New USARE Securities — II. U.S. Holders — A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations”.

Although the redemptions of holders that exercise redemption rights with respect to Inflection Point Class A Ordinary Shares will occur prior to the Domestication, it is possible that the IRS could assert that for U.S. federal income tax purposes such redemptions should be treated as occurring after the Domestication. If such redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication, holders exercising redemption rights would be subject to the potential tax consequences of the Domestication, and for U.S. Holders, the determination of whether a U.S. Holder is a 10% U.S. Shareholder or is otherwise subject to Section 367 of the Code would be determined as if the redemptions had not yet occurred at the time of the Domestication. Holders should consult their tax advisors regarding the possibility that the redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemptions occurring in form prior to the Domestication.

Risks Related to Our Business and Industry

The Stillwater Facility is under development and is not yet completed, USARE has not commenced producing and selling NdFeB magnets, and USARE has no history in commercial operations and the lack of commercial operations limits the accuracy of any forward-looking forecasts, prospects or business outlook or plans.

USARE has not commenced production of NdFeB magnets at our Stillwater Facility, and we may not be able to secure the necessary feedstock, offtake, or equipment in order to economically produce NdFeB magnets, including from the Round Top Project. USARE has not realized any revenues to date from the sale of NdFeB magnets or critical minerals, rare earth minerals, or lithium, and its operating cash flow needs have been financed through the issuances of debt and equity raises and not through cash flows derived from its operations. As a result, USARE has little historical financial and operating information available to help you evaluate its performance. Any profitability in the future from our business will be dependent upon economical development of the Stillwater Facility and production of NdFeB magnets, which is subject to numerous risk factors. Accordingly, USARE may not realize profits, including in the medium to long term. Additional expenditures are required to construct, complete and install additional NdFeB magnet production equipment and USARE’s NdFeB magnet production capabilities might not be able to fully utilize the nameplate capacity of the equipment. In addition, USARE has no operating history upon which to base estimates of future operating costs and capital requirements. Actual operating costs and economic returns of any and all of USARE’s Projects may materially differ from the costs and returns estimated, and accordingly our financial condition, results of operations and cash flows may be negatively affected. Further, New USARE will have no history in operating a business other than pursuing a business combination. In the near term, USARE’s development and growth depends on its ability to: (i) successfully produce magnets at the Stillwater Facility; (ii) secure one or more reliable sources of REE feedstock at prices that are acceptable and attractive to USARE; and (iii) secure one or more NdFeB magnet customers that are willing and able to purchase the Company’s NdFeB magnets at prices that are expected to be profitable for USARE. Delays in the completion of the Stillwater Facility or the Round Top Project could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to generate positive cashflow from our expected future business operations. Our long-term success will depend on implementing the business strategy and operational plan of USARE, as well as our ability to generate revenues, achieve and maintain profitability and develop positive cash flows from our magnet production.

Our ability to continue with our business plan to produce and sell NdFeB magnets and our future plans regarding the Round Top Project, ultimately depends on our ability to generate revenues, achieve and maintain profitability, and generate positive cash flow from our operations. We cannot assure you that our Projects will result in achieving and maintaining profitability and developing positive cash flows. The economic viability of New USARE’s future business activities has many risks and uncertainties including, but not limited to:

•        a significant, prolonged decrease in the price of NdFeB magnets;

•        difficulty in marketing and/or selling NdFeB magnets;

•        significantly higher than expected capital costs to construct and commission our Projects;

•        significantly higher than expected feedstock costs to support magnet production in the near term until the Round Top Project is capable of satisfying our feedstock needs;

•        significant delays, reductions or stoppages of production activities;

•        shortages of adequate and skilled labor or a significant increase in labor costs;

•        the introduction of significantly more stringent regulatory laws and regulations and associated delays in permitting; and

•        delays in the availability of necessary equipment, including construction or production equipment.

New USARE’s future business activities may change as a result of any one or more of these risks and uncertainties.

We may experience time delays, unforeseen expenses, increased capital costs, and other complications while developing our Projects, these could delay the start of revenue-generating activities and increase development costs.

The production of NdFeB magnets and mineral exploration and mining by their nature involve significant risks and hazards, including environmental hazards, as well as industrial and mining accidents. These include, for example, occupational hazards, leaks, ruptures, explosions, chemical spills, seismic events, fires, cave-ins and blockages, flooding, discharges of gasses and toxic substances, contamination of water, air or soil resources, unusual and unexpected rock formation affecting mineralization or wall rock characteristics, ground or slope failures, rock bursts, wildfires, radioactivity and other accidents, incidents, or conditions resulting from mining or manufacturing activities, including, among others, blasting and the transport, storage and handling of hazardous materials. In particular, the production of NdFeB magnets involves the use of heavy equipment and operations at high temperatures. These operations can be dangerous and safety incidents in these operations may cause damage to and loss of equipment, injury or death, monetary losses and potential legal liabilities. Any such incidents could have a material adverse effect on our business, operating results and financial condition. Furthermore, there is the risk that relevant regulators may impose fines and work stoppages for non-compliant production or mining operating procedures and activities, which could reduce or halt production or mining until lifted. The occurrence of any of these events could delay or halt production, increase production costs and result in financial and regulatory liability for us, which could have a material adverse effect on our business, results of operations and financial condition. In addition, the relevant environmental authorities have issued and may issue administrative directives and compliance notices in the future, to enforce the provisions of the relevant statutes to take specific anti-pollution measures, continue with those measures and/or to complete those measures. The authorities may also order the suspension of part, or all of, our operations if there is non-compliance with legislation. Contravention of some of these statutes may also constitute a criminal offense and an offender may be liable for a fine or imprisonment, or both, in addition to administrative penalties. As a result, the occurrence of any of these events may have a material adverse effect on our business, results of operations and financial condition.

Until our Round Top Project is capable of satisfying our feedstock needs, if ever, our business is subject to the availability of REE oxide and metal feedstock, in quantities and prices that allow USARE to develop and commercially operate its Stillwater Facility.

Our Round Top Project is in its exploration stage and is not currently able to satisfy the feedstock needs necessary for the development and commercial operation of our Stillwater Facility and may never be able to do so. Unless and until our Round Top Project is capable of satisfying our feedstock needs, we will be required to enter into feedstock supply agreements with third-parties. We are in the process of pursuing feedstock supply and offtake arrangements with potential counterparties in an effort to provide adequate sources of feedstock for the purchase of all or substantially all of our production from our Stillwater Facility, once operational, on terms favorable to us. As discussed elsewhere in this proxy statement/prospectus, we have executed feedstock supply agreements with two counterparties. However, they may not be able to provide all of the feedstock which we may require or at economical prices. If we are unable to secure supply agreements that ensure that all of our feedstock needs are met or if we are able to secure such agreements but the counterparties fail to meet their obligations, we may not achieve our goals. If this happens, our results of operations and financial condition could be materially and adversely affected.

We may be adversely affected by fluctuations in demand for, and prices of, NdFeB magnets, magnet materials, and necessary feedstock.

Because our revenue is, and will for the foreseeable future be, derived from the production and sale of NdFeB magnets, changes in demand for, and the market price of, and taxes and other tariffs and fees imposed upon such products and their inputs could significantly affect our profitability. Our financial results may be significantly adversely affected by declines in the prices of NdFeB magnets or increases in the prices of necessary feedstock. NdFeB magnet prices may fluctuate and are affected by numerous factors beyond our control such as interest rates, exchange rates, taxes, tariffs, inflation or deflation, fluctuation in the relative value of the U.S. dollar against foreign currencies on the world market, shipping and other transportation and logistics costs, global and regional supply and demand for NdFeB magnets, potential industry trends, such as competitor consolidation or other integration methodologies, and the political and economic conditions of countries that produce and procure NdFeB magnets. Furthermore, supply side factors have a significant influence on price volatility for critical and rare earth minerals, necessary feedstock, and NdFeB magnet prices. Supply of rare earth minerals, necessary feedstock, and NdFeB magnets is currently dominated by Chinese producers. The Chinese Central Government regulates production via quotas and environmental standards, and has and may continue to change such production quotas and environmental standards. Periods of over supply or speculative trading of critical and rare earth minerals can lead to significant fluctuations in the market price of critical and rare earth minerals.

In contrast, extended periods of high commodity prices may create economic dislocations that may be destabilizing to critical and rare earth minerals supply and demand and ultimately to the broader markets. While some periods of high critical and rare earth mineral market prices generally are beneficial to our financial performance if we are producing rare earth minerals, if ever, or if magnet prices rise in concert with such higher mineral prices, strong critical and rare earth mineral prices however also create economic pressure to identify or create alternate technologies that ultimately could depress future long-term demand for NdFeB magnets or increase our feedstock costs, and at the same time may incentivize development of competing mining properties.

Additionally, because the Company is heavily dependent on third parties for feedstock, changes in the demand for, the market price of, or taxes, tariffs, or other fees imposed on such feedstock may affect our ability to acquire our supply needs at an economical price. Changes in the price of feedstock could materially and adversely affect our operations and ultimate financial results.

We may not be able to convert current commercial discussions and/or memorandums of understanding with customers for the sale of our NdFeB magnets and other products into definitive contracts, which may have a negative effect on our business.

The Company does not currently have any contractually committed customers for the planned output and delivery of NdFeB magnets. We are actively working on completing our Stillwater Facility which will, once completed, have the capability to produce NdFeB magnets. Our success depends on our ability to generate revenue and operate profitably, which depends in part on our ability to identify target customers and convert such contacts into meaningful orders or expand on current customer relationships. We do not currently have any revenue or definitive off-take or sales agreements with customers in place. Although the Company is in periodic discussions with potential customers regarding potential offtake agreements, there is no assurance that the parties will be able to reach an agreement or that the Company will be able to produce and deliver the required NdFeB magnets in accordance with the customer’s required specifications and timing requirements. If we are unable to negotiate, finalize and maintain such agreements and satisfy the conditions thereto in order to enter into definitive agreements, or are only able to do so on terms that are unfavorable to us, we will not be able to generate any revenue, which would have a material adverse effect on our business, prospects, operating results and financial condition.

We anticipate that in some cases our products will be delivered to certain customers on an early trial deployment basis, where such customers have the ability to evaluate whether our products meet their performance requirements before they commit to meaningful orders of our products. If our targeted customers do not commit to making meaningful orders, or at all, it could adversely affect our business, prospects and results of operations. Our customers may require protections in the form of price reductions and similar arrangements that allow them to require us to deliver additional product or reimburse them for losses they suffer as a result of our late delivery or failure to meet agreed upon performance specification. Delays in delivery of our products, unexpected performance problems or other events could cause us to fail to meet these contractual commitments, resulting in delays in obtaining necessary materials used in our production process, defects in material or workmanship or unexpected problems in our manufacturing process, which could lead to unanticipated revenue and earnings losses and financial penalties. The occurrence of any of these events could harm our business, prospects, results of operations and financial results.

Prior to reaching expected production rates at the Stillwater Facility, we intend to enter into short- and long-term sales contracts with new customers. However, there can be no assurance that these customers will enter into sales contracts for our products. Even if we do enter into offtake and/or sales agreements, we may fail to deliver the product required by such agreements or may experience production costs in excess of the fixed price to be paid to us under such agreements. The failure to enter into such contracts may have a material adverse effect on our financial position and results of operations.

The success of our business will depend, in part, on the growth of existing and emerging uses for NdFeB magnets.

Our strategy is to produce and sell NdFeB magnets, which are used in existing and emerging technologies, such as hybrid and electric vehicles, wind turbines, robotics, medical equipment, military equipment and other high-growth, advanced motion technologies. The success of our business accordingly depends on the continued growth of these end markets and successfully commercializing NdFeB magnets, in such markets. If the market for these existing and emerging technologies does not grow as we expect, grows more slowly than we expect, or if the demand for our products in these markets decreases, then our business, prospects, financial condition and operating results could be harmed. In addition, the market for these technologies, particularly in the automotive and wind turbine industry, tends to be cyclical, which exposes us to increased volatility, and it is uncertain as to how such macroeconomic factors will impact our business.

A prolonged or significant economic contraction in the United States or worldwide could put downward pressure on market prices of NdFeB magnets. Protracted periods of low prices for NdFeB magnets could significantly reduce revenues and the availability of required development funds in the future. This could cause substantial reductions to, or a suspension of, magnet production operations, impair asset values and reduce our results of operations and financial condition.

Demand for our products may be impacted by demand for downstream products incorporating NdFeB magnets, including hybrid and electric vehicles, wind turbines, robotics, medical equipment, military equipment and other high-growth, advanced motion technologies, as well as demand in the general automotive and electronic industries. Lack of growth or changes in these markets may adversely affect the demand for our products. Any unexpected costs or delays in the commercialization of NdFeB magnets or any of our other expected products, or less than expected demand for the critical existing and emerging technologies that use NdFeB magnets, could have a material adverse effect on our financial condition or results of operations.

An increase in the global supply of NdFeB magnets or, dumping, predatory pricing and other tactics by our competitors or state actors may adversely affect our profitability.

The pricing and demand for NdFeB magnets is affected by a number of factors beyond our control, including growth of economic development and the global supply and demand for NdFeB magnets. China is projected to account for a substantial portion of global NdFeB production in the near future. China dominates the manufacture of metals and NdFeB magnets from rare earths, capabilities that are not currently materially present in the United States, and the Chinese Central Government regulates production via quotas and environmental standards. Over the past few years, there has been significant restructuring of the Chinese markets in line with China Central Government policy. Assuming that we reach anticipated production rates for NdFeB magnets and other planned downstream products and subsequently become fully operational and integrated, increased competition may lead our competitors to engage in predatory pricing or other behaviors designed to inhibit our further downstream integration. Any increase in the amount of NdFeB magnets or related products available in the market, including those exported from other nations would result in increased competition and may result in price reductions, reduced margins or loss of potential market share, any of which could materially adversely affect our profitability. As a result of these factors, we may not be able to compete effectively against current and future competitors.

The Round Top Project is at the exploration stage and USARE has not commenced construction or commission of the mine nor related facilities, and the development of the Round Top Project into a producing mine is subject to a variety of risks, any number of which may cause the development of the Round Top Project into a producing mine to not occur, be delayed, or not result in the commercial extraction of minerals.

USARE does not have declared mineral resources as defined under Item 1300 and has not yet begun to extract minerals from the Round Top Project. The Round Top Deposit might not be able to be commercially mined and our ongoing exploration programs may not result in the development of profitable commercial mining operations. Few properties or deposits that are explored are ultimately developed into producing mines. Major expenses will be required to complete the Round Top Project. We may not be able to develop the Round Top project into an operating mine and doing so may not result in the commercial extraction of mineral deposits. There are many factors that may result in the Round Top Project not reaching completion or production, including failure to obtain adequate funding, failure to successfully complete a preliminary feasibility study (“PFS”) or a definitive feasibility study (“DFS”) that indicates that the project could profitably produce rare earth minerals, failure to meet lease related timelines, failure to satisfy other operational risks regarding obtaining adequate power, water, expertise and human resources, failure to obtain and sustain the necessary permits for operations and other aspects of the business of operating the Round Top Project. We may never reach commercial or profitable production of rare earth minerals. Even if the Round Top Project is mined, we may not realize profits from our exploration or development activities in the short, medium, or long term. The actual risks that we will face in the future in connection with the Round Top Project are unknown at this time, but may include:

•        The preliminary and definitive feasibility studies, when delivered, may not support the economic viability of the Round Top Project moving forward, and the assumptions used in the studies to underpin the viability of the Round Top Project (including, but not limited to, the prices of critical minerals, rare earth minerals or lithium) may not remain accurate in the future.

•        USARE is in the process of developing its flow sheet with respect to the processing of rare earth minerals from its assets in the Round Top Project, but it may not be able to do so. If we are unable to develop a flow sheet that results in profitable production, our business and results of operations may be harmed.

•        An increase in the global supply of rare earth magnets or critical and rare earth minerals and lithium related products, dumping, predatory pricing and other tactics by our competitors or state actors may adversely affect our profitability.

•        When compared to many industrial and commercial operations, mining exploration and development projects are high risk and subject to uncertainties. Each mineral resource is unique and the nature of the mineralization, and the occurrence and grade of the minerals, as well as behavior of the mineral resource during mining, are unpredictable. Any mineral resource estimates may be materially different from mineral quantities we may recover, any life-of-mine estimates may prove inaccurate and market price fluctuations and changes in operating and capital costs may render mineral resources uneconomic to mine. Uncertainty and/or error in our estimates of minerals in the Round Top Deposit could result in lower-than-expected revenues and higher-than-expected costs.

•        The mining and production of rare earth and critical minerals and lithium and related products is a highly competitive industry in a high demand and growth environment and additional rare earth and critical mineral and lithium manufacturing, refining and mining competitors could result in a reduction in revenue.

•        The imposition of tariffs related to rare earths and other critical minerals and a resulting trade dispute could disrupt the market for USARE products.

•        The mining and production of rare earth and critical minerals and lithium and related products is a capital-intensive business that requires the commitment of substantial resources; if we do not have sufficient capital or resources to provide for such activities, it could negatively impact our business.

•        The performance of the Round Top Project will depend on its ability to reach favorable production rates for the separation of REEs.

•        The revenue generated by the Round Top Project may be negatively impacted by possible competition from substitutions for critical and rare earth minerals and lithium.

•        Our continued growth depends on our ability to obtain commercial deployment of USARE’s mineral processing and purification technology, or the identification of third-party technologies or processes, and the ability of any such technology and/or processes to efficiently process and purify one or more feedstocks of mixed rare earth mineral concentrates.

•        Actual capital costs, operating costs, production and economic returns may differ significantly from those we have anticipated, and future development activities may not result in profitable mining, processing or production operations.

•        The Round Top Project has no operating history on which to base estimates of future operating costs and capital requirements. Before operations commence, any projections we may produce are based upon estimates and assumptions made at the time they were prepared. If these estimates or assumptions prove to be incorrect or inaccurate, our actual operating results may differ materially from any forecasted results.

•        Our resource estimates, if any, may change significantly when new information or techniques become available. In addition, by their very nature, resource estimates are imprecise and depend to some extent on interpretations, which may prove to be inaccurate. As further information becomes available through additional fieldwork and analysis, our estimates, if any, are likely to change and these changes may result in a reduction in our resources. These changes may also result in alterations to our development and mining plans, which may, in turn, adversely affect our operations.

•        We face opposition from organizations that oppose mining which may disrupt or delay our Round Top Project.

•        We will be required to obtain and sustain governmental permits and approvals to develop and operate the Round Top Project, a process which is often costly, time-consuming and somewhat uncertain as to outcome. These permits may include permits related to disposal of radioactive mineral waste, which will depend on how USARE conducts its processing operations in the future as well as what thresholds (regarding whether a permit is required or not) are set by the government at that point in time. Failure to obtain or retain any necessary permits or approvals for our planned operations may negatively impact our business.

•        Our mining rights are held by one of our subsidiaries, which is owned approximately 81% by USARE and approximately 19% by a minority member of the applicable subsidiary. If the minority member does not meet its capital contribution requirements, then USARE would need to raise additional funds to cover the minority member’s shortfall in connection with the Round Top Project in exchange for additional equity in the subsidiary. Additionally, if the value of the equity of the minority member increases then the rate of dilution of the minority member’s equity in the subsidiary will decrease. Further, our interests may not align at all times with such minority member and divergence of interests may negatively impact our business.

•        A third-party has obtained prospecting permits from the Texas General Land Office (“GLO”) for land in close proximity to our Round Top Project, including land for which we have an active surface lease. There is a possibility for the third-party to convert such prospecting permits into mineral leases and, if converted, such mineral leases would potentially impact our ability to conduct our operations as currently planned.

•        Land reclamation and mine closure may be burdensome and costly.

•        Because of the dangers involved in the mining of minerals, there is a risk that we may incur liability or damages as we conduct our business.

•        USARE and its management do not have experience operating a mine and may not have a complete or accurate understanding of the risks the company may face in the future related to the Round Top Project.

We operate in a highly competitive industry in a high demand and growth environment and additional manufacturing, refining and mining competitors could result in a reduction in revenue.

The rare earth magnet production and critical and rare earth minerals mining and processing markets are capital intensive and competitive. Production of NdFeB magnets, and critical and rare earth minerals is dominated by our Chinese competitors. These competitors may have greater financial resources, as well as other strategic advantages to operate, maintain, improve and possibly expand their facilities. Additionally, our Chinese competitors have historically been able to produce at relatively low costs due to domestic economic and regulatory factors, including less stringent environmental and other governmental regulations and lower labor and benefit costs. For instance, many of our Chinese competitors dispose of the waste material from beneficiation in wet tailings dams, which are significantly less expensive to operate and potentially more harmful to the environment than the dry tailings method that we would expect to employ. Even upon successful completion of our planned business stages and/or Projects, if we are not able to achieve our anticipated costs of production, then any strategic advantages that our competitors may have over us, including, without limitation, lower labor, compliance and production costs, could have a material adverse effect on our business.

Some of our competitors have made, or may make, acquisitions or enter into partnerships or other strategic relationships to achieve competitive advantages. In addition, new entrants not currently considered competitors may enter our market through acquisitions, partnerships or strategic relationships. We expect these trends to continue as demand for NdFeB magnets and critical and rare earth materials increases. Industry consolidation may result in competitors with more compelling product offerings or greater pricing flexibility than we have, or business practices that make it more difficult for us to compete effectively, including on the basis of price, sales, technology or supply. These competitive pressures could have a material adverse effect on our business.

Changes in China’s or the United States’ political environment and policies, including changes in export/import policy may adversely affect our business.

Because all of the current dominance of China in the critical and rare earth minerals industry, the possibility of adverse changes in trade or political relations with China, political instability in China, increases in labor or shipping costs, the occurrence of prolonged adverse weather conditions or a natural disaster such as an earthquake or typhoon, or the outbreak of another global pandemic disease like COVID-19 could severely interfere with our industry and would have a material adverse effect on our operations.

Our sales may be adversely affected by the current and future political environment in China and the policies of the China Central Government. China could oversupply our markets in the United States and elsewhere with either cheaper magnet products or rare earth minerals or feedstock. China has historically heavily subsidized its domestic rare earth producers with respect to both rare earth feedstock and magnets. The United States government has called for substantial changes to foreign trade policy with China and has from time to time raised (as well as has proposed to further raise in the future), tariffs on several Chinese goods. China has at times retaliated with increased tariffs on United States goods, or the ban of exports of rare earth technologies and feedstock to other countries such as the United States. While some impacts of Chinese trade policy may be beneficial for our business, any changes in United States trade policy could trigger retaliatory actions by affected countries, including China, resulting in trade wars which could likely result in increased volatility in the prices of rare earth and critical minerals, necessary feedstock, and NdFeB magnets. Furthermore, unless and until these dynamic changes in favor of the increased competitiveness of domestic production, domestic production may not be economically viable in the global market place. As we are heavily dependent upon third-party feedstock unless and until our Round Top Project becomes a producing mine capable of satisfying our feedstock needs, if ever, and as China currently dominates the global supply of rare earth feedstock necessary for the production of NdFeB magnets, any changes in United States and China relations, including through changes in policies by the Chinese government could adversely affect our financial condition and results of operations, including: changes in laws, regulations or the interpretation thereof, confiscatory taxation, governmental royalties, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises.

The production of NdFeB magnets is a capital-intensive business that requires the commitment of substantial resources; if we do not have sufficient capital or other resources necessary to provide for such production, it could negatively impact our business.

NdFeB magnet production requires large amounts of capital, and long-term production and processing requires significant capital investment, working capital, and ongoing maintenance expenditure. We expect to materially increase our capital expenditures and working capital requirements to begin production of NdFeB magnets and support the growth of our business and operations. Our business plan is based on, among other things, expectations as to capital expenditures and if we are unable to fund those capital expenditures or the level of necessary capital expenditures increases above our current expectations, we will not achieve the targets set forth in our business plan or be able to develop currently contemplated or future capital projects or be able to continue production at cost-effective levels. We may not be able to raise additional capital (debt or equity) to complete or fund our projects. Furthermore, any such reduction in capital expenditure may cause us to forego some of the benefits of any future increases in commodity prices, as it is generally costly or impossible to resume production immediately or complete a deferred expansionary capital expenditure project once delayed, which may adversely affect our results of operations or financial condition.

The amount of capital required for completion and build-out of the Company’s Projects may increase materially from our current estimates, and we expect to raise further funds through equity or debt financing, joint ventures, production sharing arrangements or other means. Consequently, we depend on our ability to successfully access the capital and financial markets. Any inability to access the capital or financial markets may limit our ability to fund our ongoing operations, execute our business plan or pursue investments that we may rely on for future growth.

Until commercial production is achieved from our Projects, we will continue to incur operating and investing net cash outflows associated with including, but not limited to, build out and growth of our Stillwater Facility, maintaining and acquiring properties, undertaking ongoing activities and the funding obligations to develop the assets of our Projects. We will require additional capital to fund our ongoing operations, complete our Stillwater Facility, and — in connection with our Round Top Project — explore and define REE mineralization and establish any future mining or REE manufacturing operations. Such additional funding may not be available to us on satisfactory terms, or at all.

In order to finance our future ongoing operations and future capital needs, we will require additional funds through the issuance of additional equity or debt securities. Depending on the type and terms of any financing we pursue, shareholders’ rights and the value of their investment in our ordinary shares could be reduced. Any additional equity financing will dilute shareholdings. If the issuance of new securities results in diminished rights to holders of our ordinary shares, the market price of our ordinary shares could be negatively impacted. New or additional debt financing, if available, may involve restrictions on financing and operating activities. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of shareholders until the debt is paid. Interest on such debt securities would increase costs and negatively impact operating results.

If we are unable to obtain additional financing, as needed, at competitive rates, our ability to fund our current operations and implement our business plan and strategy will be affected, and we would be required to reduce the scope of our operations and scale back our exploration, development and mining programs. There is, however, no guarantee that we will be able to secure any additional funding or be able to secure funding which will provide us with sufficient funds to meet our objectives, which may adversely affect our business and financial position. Certain market disruptions may increase our cost of borrowing or affect our ability to access one or more financial markets. Such market disruptions could result from:

•        adverse economic conditions, including inflationary factors and recessionary fears;

•        adverse general capital market conditions, including rising interest rates;

•        poor performance and health of the NdFeB magnets industry in general;

•        bankruptcy or financial distress of NdFeB magnet companies or marketers;

•        significant decrease in the demand for NdFeB magnets; or

•        adverse regulatory actions that affect our exploration and construction plans or the use of our current and planned products generally.

If additional capital is not available in sufficient amounts or on a timely basis, the Company will experience liquidity problems, and the Company could face the need to significantly curtail current operations, change our planned business strategies and pursue other remedial measures. Any curtailment of business operations would have a material negative effect on operating results, the value of the Company’s outstanding common and preferred shares and the Company’s ability to continue as a going concern.

Any failure by management to manage growth properly could negatively impact our business.

Future growth may place strains on our financial, technical, operational and administrative resources and cause us to rely more on project partners and independent contractors, thus, potentially adversely affecting our financial position and results of operations. We may not be successful in upgrading our technical, operational and administrative resources or increasing our internal resources sufficiently to provide certain of our services currently provided by third parties or which will be necessary in the future. Our inability to achieve or manage growth may materially and adversely affect our business, results of operations and financial condition.

A power or other utility disruption or shortage at our Projects could temporarily delay operations and increase costs, which may negatively impact our business.

Our facilities currently rely on electricity and other utilities each provided by a single utility company in West Texas and North-Central Oklahoma, respectively. Instability in electrical or other utility supply could cause sporadic outages and brownouts. Any such outages or brownouts could have a negative impact on our production. As a result, our revenue could be adversely impacted and our relationships with our customers could suffer, adversely impacting our ability to generate future revenue and otherwise perform our contractual obligations. In addition, if power to any of our Projects is disrupted during certain phases of our production processes, we may incur significant expenses that may adversely affect our business.

Increasing costs, including rising electricity and other utility costs, or limited access to raw materials may adversely affect our profitability.

We use significant amounts of electricity and other utilities, including water, in our operations at our Projects and such usage will increase as we increase production. We also use significant amounts of raw materials, whether rare earth feedstock or other raw materials such as chemical reagents used to process rare earth oxides. We will need to purchase utilities and raw materials in the open market and as a result, we could be subject to significant volatility in cost and availability. We may not be able to pass increased prices of such utilities or raw materials through to our customers in the form of price increases. If the Round Top Project is not completed, operative, and commercial, we will be wholly reliant on third-party sources for feedstock for NdFeB production which could be costly and damaging to results of operations. A significant increase in the price or decrease in the availability of these utilities or raw materials, could materially increase our operating costs and adversely affect our profit margins and production volumes.

Fluctuations in transportation costs or disruptions in transportation services or damage or loss during transport could decrease our competitiveness or impair our ability to deliver products to our customers.

We will need to transport our products to our future customers wherever they may be located. Finding affordable and dependable transportation is important because it allows us to supply customers around the world. Labor disputes, embargos, government restrictions, work stoppages, pandemics, derailments, damage or loss events, adverse weather conditions, other environmental events, changes to rail or ocean freight systems or other events and activities beyond our control could interrupt or limit available transport services, which could result in customer dissatisfaction and loss of sales potential and could materially adversely affect our results of operations.

We will need to produce our products to exacting specifications in order to provide future customers with a consistently high-quality product. An inability to meet individual customer specifications would negatively impact our business.

Upon the completion of our Stillwater Facility, we need to produce NdFeB magnets to meet customer needs and specifications and to provide customers with a consistently high-quality product and to meet ever-stricter purity requirements. An inability to perfect the NdFeB magnet production process to the level necessary in order to meet individual customer specifications may have a material adverse effect on our financial condition or results of operations. In addition, customer needs and specifications may change with time. Any delay or failure in developing processes to meet changing customer needs and specifications may have a material adverse effect on our financial condition or results of operations. Additionally, natural disasters, could also impact the facilities of our customers, which could have a material adverse effect on our ability to deliver our product to our customers or our customer’s demand for our products.

Diminished access to water may adversely affect our operations.

Processing of rare earth oxides requires significant amounts of water. Any disruption in the process or loss of access to adequate water sources could prompt the need for significant access to fresh water. Additionally, once we complete the Round Top Project and our Stillwater Facility, we will require an even greater amount of water for our separation and extraction operations, including additional fresh water. With respect to the Round Top Project, we maintain and operate one water supply well field, which currently contains two wells, for potable and process water and own and/or lease land and wells in another water supply well field that we may be able to operate in the future. Any disruption to our current process or decrease in available water supply may have a material adverse effect on our operations and our financial condition or results of operations. In addition, future regulation or industry best practices may require more complex water reuse and recycling processes, which may increase operating costs.

Work stoppages or similar difficulties, breakdown in labor relations, or a shortage of skilled technicians and engineers could significantly disrupt our operations and reduce our revenues.

A work stoppage by any of the third-parties providing services in connection with construction at our Projects could significantly delay our Projects, especially our Stillwater Facility, and disrupt our operations, reduce our revenues and materially adversely affect our results of operations. Efficient production of critical minerals and rare earth products using modern techniques and equipment requires skilled technicians and engineers. In addition, our optimization and eventual downstream efforts will significantly increase the number of skilled operators, maintenance technicians, engineers and other personnel required to successfully operate our business. In the event that we are unable to hire, train and retain the necessary number of skilled technicians, engineers and other personnel there could be an adverse impact on our labor costs and our ability to reach anticipated production levels in a timely manner, which could have a material adverse effect on our results of operations.

We depend on key personnel for the success of our business. If we fail to retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our desired level of growth and our business could suffer.

We highly value and depend on the contributions of our senior management and key personnel, particularly our experts with respect to magnet production. Our success continues to depend largely upon the performance of key officers, employees and consultants who have advanced us to our current stage and contributed to our potential for future growth. The market for qualified talent has become increasingly competitive, with shortages of qualified talent relative to the number of available opportunities being experienced in all markets where we conduct our operations. The ability to remain competitive by offering higher compensation packages and programs for growth and development of personnel, with a view to retaining existing talent and attracting new talent, has become increasingly important to us and our operations in the current climate. We may not be able to replace our senior management or key personnel (including personnel that are key to magnet production) with persons of equivalent expertise and experience within a reasonable period of time or at all if one or more of our senior management and key personnel are not retained, and we may incur additional expenses to recruit, train and retain additional personnel. Any prolonged inability to retain key individuals, or to attract and retain new talent as we grow, could have a material adverse effect upon our growth potential and prospects. Additionally, we have not purchased any “key-man” insurance for our directors, officers or key employees.

The hiring and retention of a highly qualified Chief Financial Officer (“CFO”) may be necessary for the Company’s future success.

We do not currently have a CFO. We believe that it is important to the future success of our business to find a qualified individual to be the CFO. We are currently conducting a search for a qualified CFO. The prospective CFO may require key operational expertise in manufacturing or mining, and relationships and reputations that have been established and maintained in order to help the Company maintain good customer relations and to identify new business opportunities. Identifying and hiring such an individual on terms acceptable to us may take a significant amount of time. Until a qualified CFO is hired, we heavily depend on the services of our senior management team to satisfy the business requirements of such office. The inability to find, hire, and retain a qualified CFO could impair the Company’s ability to manage the Company’s business, which could harm our business and operating results.

We are subject to certain agreements with government entities that have provided us with certain incentives and favorable financing and contain conditions and obligations, including local investment, job creation, and repayment terms, that, if not complied with, could negatively impact our business or require us to repay that financing or lose access to those incentives.

We have been offered incentives by the State of Oklahoma, as well as the city of Stillwater, Oklahoma, to locate and operate our Projects, especially our Stillwater Facility. These incentives include cash grants, development financing at favorable terms, certain tax exemptions and rights to participate in government-subsidized jobs programs, among other things. If we do not comply with certain conditions and obligations in any such agreements, the governmental entities may terminate the respective agreement under which the incentives are to be provided, potentially resulting in the Company being required to repay certain funds and/or losing access to the applicable incentives and subsidized jobs programs. For more information on these agreements with government entities, see the section entitled “Information About USARE — Government Programs and Grants — Governor’s Fund ”.

The holders of our preferred stock have certain approval rights over actions taken by the Company, including related to incurring debt. If we are unable to secure those approvals or do so in a timely manner, we may fail to access debt capital when otherwise necessary or advisable.

The holders of our preferred stock have certain approval rights over actions taken by the Company, including: liquidation, dissolution or wind-up of the Company, amendment of the Company’s organizational documents, creation or issuance of the Company’s equity interests, the purchase or redemption of our preferred stock, entrance into affiliate transaction (subject to certain exceptions) or the incurrence of debt by the Company above certain specified thresholds. The approval rights remain in effect as long as the Sponsor and certain entities related to the Sponsor hold 20% or more of our preferred stock and require the approval of 80% or more of the holders of our preferred stock. Our obligations to the holders of our preferred stock could limit our ability to obtain additional financing or increase our borrowing costs, which could have an adverse effect on the value of our equity. If we issue additional shares of preferred stock in the future, they would likely also have preference over our common stock with respect to payment of dividends or upon our liquidation, dissolution or winding up. So long as we have preferred stock outstanding, the rights of the holders of our common stock could be adversely affected, including as a result of any delay in receiving any necessary approvals from the holders of our preferred stock or as a result of our preferred stock making it more difficult for another company to acquire us.

Our business may be adversely affected by force majeure events outside our control, including labor unrest, civil disorder, war, subversive activities or sabotage, extreme weather conditions, fires, floods, tornados, explosions or other catastrophes, epidemics or quarantine restrictions.

We may be impacted by natural disasters, wars, health epidemics or pandemics or other events outside of our control. For example, our Stillwater Facility is located in Stillwater, Oklahoma, which is in the geographical area known as “tornado alley”. If major disasters such as tornados, earthquakes, wildfires, health epidemics or pandemics, floods or other events occur, or our information system or communications network breaks down or operates improperly, our ability to continue operations at our Projects may be seriously damaged, or we may have to stop or delay production and shipment of our products. We may incur expenses or delays relating to such events outside of our control, which could have a material adverse impact on our business, operating results and financial condition.

Our success depends on developing and maintaining relationships with local communities and stakeholders.

Our ongoing and future success depends on developing and maintaining productive relationships with the communities surrounding our Projects, including those people who may have rights or may assert rights to certain of our properties and other stakeholders in our operating locations. Local communities and stakeholders may be dissatisfied with our activities or the level of benefits provided, which may result in legal or administrative proceedings, civil unrest, protests, direct action or campaigns against us. Any such occurrence could materially and adversely affect our business, financial condition or results of operations, as well as our ability to commence or continue exploration or mine development activities.

Since its inception, the Company has generated negative operating cash flows and we may experience negative cash flow from operations in the future. Our consolidated financial statements have been prepared on a going concern basis.

Since its inception, the Company has generated negative operating cash flows and the Company may experience negative cash flow from operations in the future. Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. Our independent registered public accounting firm has included in its report for the year ended December 31, 2023 an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern and our interim condensed consolidated and combined financial statements as of and for the nine months ended September 30, 2024 have been prepared on the same basis. Our ability to continue as a going concern is contingent upon, other factors, our ability to achieve our revenue forecasts and our ability to raise additional capital through sales of our securities, including this offering, and incurrence of debt, as needed to fund future growth. Our future operations are dependent upon the identification and successful completion of equity or debt financings and the continued achievement of profitable operations at an indeterminate time in the future. We may not be successful in completing equity or debt financings or in achieving profitability. The financial statements do not give effect to any adjustments relating to the carrying values and classifications of assets and liabilities that would be necessary should we be unable to continue as a going concern.

Risks Related to Legal, Compliance, and Regulations

Our operations at our Projects are subject, or may become subject, to extensive and costly environmental requirements; and current and future laws, regulations and permits impose or may impose significant costs, liabilities or obligations or could limit or prevent our ability to continue our current operations or to undertake new operations.

We are subject, or may be subject in the future, to numerous and detailed, federal, state and local environmental laws, certifications, regulations and permits, including, without limitation, those pertaining to employee health and safety, air emissions, water usage, wastewater and stormwater discharges, air quality standards, greenhouse gas (“GHG”), emissions, water usage and pollution, waste management, plant and wildlife protection, handling and disposal of radioactive substances, remediation of soil and groundwater contamination, land use, reclamation and restoration of properties, the discharge of materials into the environment, procurement of certain materials used in our operations and groundwater quality and availability. These requirements may result in significant costs, liabilities and obligations, impose conditions that are difficult to achieve or otherwise delay, limit or prohibit current or planned operations. These requirements may in the future result in the exploration and development in connection with our Round Top Project being delayed, limited or prevented, and development operations may be curtailed. Failure to comply with these laws, regulations and permits, including as they evolve, may result in the assessment of administrative, civil and criminal penalties, the issuance of injunctions to limit or cease operations, fines, the suspension or revocation of permits and other sanctions or the loss of support from key stakeholders. Pursuant to such requirements, we may also be subject to third-party claims, including for damages to property or injury to persons arising from our operations. Moreover, environmental legislation and regulation, as well as the expectations of stakeholders, are evolving in a manner which may require stricter standards and enforcement, increased fines and penalties for non-compliance, cessation of operations, more stringent environmental assessments, and a heightened degree of responsibility for companies and their officers, directors and employees. Any changes in these laws, regulations or permits (or the interpretation or enforcement thereof) or any sanctions, damages, costs, obligations or liabilities in respect of these matters could have a material adverse effect on our business and/or the results of our operations and financial condition.

We will be required to obtain and sustain governmental permits and approvals to develop and operate the Projects, a process which is often costly and time-consuming. Failure to obtain or retain any necessary permits or approvals for our planned operations may negatively impact our business.

We are required to obtain and renew governmental permits and approvals for our Projects in connection with any exploration and development activities that we may in the future undertake and, prior to mining any mineralization that we discover, we may be required to obtain additional governmental permits and approvals that we do not currently possess or anticipate. Obtaining and renewing any of these governmental permits is a complex, time-consuming and uncertain process involving numerous jurisdictions, multiple government agencies, public hearings and possibly costly undertakings. The timeliness and success of permitting efforts are contingent upon many variables, some of which are not within our control, including the interpretation of approval requirements administered by the applicable governmental authority as well as the time required for, and the outcome of, any necessary environmental impact assessment.

We may not be able to obtain or renew permits or approvals that are necessary to our planned operations, or we may discover that the cost and time required to obtain or renew such permits and approvals exceeds our expectations. Any unexpected delays, costs or conditions associated with the governmental approval process could delay our planned exploration, development and mining operations, which in turn could materially adversely affect our prospects, revenues and profitability. In addition, our prospects may be adversely affected by the revocation or suspension of permits or by changes in the scope or conditions for use of any permits obtained.

For example, while many of the permits required for development of the Round Top Project come, or are expected to come, from the State of Texas, it is possible that the project will require a permit from the federal governments, such as a permit under Section 404 of the Clean Water Act. If the project requires a federal permit, the project will be subject to environmental review under the National Environmental Policy Act (“NEPA”). In that circumstance, in addition to additional permitting review, NEPA also provides an additional avenue for opponents to challenge the project.

For example, in addition to the permits that we have been issued to date, we are required to obtain other permits and approvals before construction or operations related to zoning, rezoning, construction mining, mineral concentration and chemical manufacturing. To obtain certain permits, we may be required to conduct environmental studies and collect and present data to governmental authorities pertaining to the potential impact of our current and future operations upon the environment and to take steps to avoid or mitigate those impacts. The permitting rules, and interpretation thereof, are complex and have generally become more stringent over time. In some cases, the public (including environmental interest groups) has rights to comment upon, and submit objections to, permit applications and environmental impact statements prepared in connection therewith, and otherwise participate in the permitting process, including challenging the issuance of permits, validity of environmental impact statements and determinations and performance of permitted activities. Accordingly, permits required for our operations, including our Projects, may not be issued, maintained, exchanged, amended or renewed in a timely fashion or at all, or may be issued or renewed upon conditions that restrict our ability to conduct our operations economically. Any such failure to obtain, maintain, exchange, amend or renew permits, or other permitting delays or conditions, including in connection with any environmental impact analyses, could have a material adverse effect on our business, results of operations and financial condition.

Private parties, such as environmental organizations and local residents, frequently attempt to intervene in the permitting process to persuade regulators to deny necessary permits or seek to overturn permits that have been issued. These third-party actions can materially increase the costs of and cause delays in the permitting process and could cause us not to proceed with the development or operation of a property. In addition, our ability to successfully obtain key permits and approvals to explore for, develop, operate and expand operations will likely depend on our ability to undertake such activities in a manner consistent with the creation of social and economic benefits in the surrounding communities, which may or may not be required by law. Our ability to obtain permits and approvals and to successfully operate in particular communities may be adversely affected by real or perceived detrimental events associated with our activities.

Our failure to comply with applicable anti-corruption, anti-bribery, anti-money laundering and similar laws and regulations could negatively impact our reputation and results of operations.

The legal and regulatory framework in which we operate is complex, and our governance and compliance policies and processes may not prevent potential breaches of law or accounting or other governance practices. Our operating and ethical codes, among other standards and guidance, may not prevent instances of fraudulent behavior and dishonesty, nor guarantee compliance with legal and regulatory requirements.

We are required to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include Austria and Australian anti-bribery and corruption legislation, as well as the laws of the other countries (for example, the U.S. Foreign Corrupt Practices Act and the UK’s Bribery Act 2010) where we do business or have a close connection. These laws and regulations may restrict our operations, trade practices, investment decisions and partnering activities. These and other applicable laws prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to “foreign officials” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. We are subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and representatives into contact with “foreign officials” responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations.

Our failure to successfully comply with these laws and regulations may expose us to reputational harm, as well as significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. Compliance, on the other hand, often adds cost and complexity to the permitting process and subsequent operations. We continuously develop and maintain policies and procedures designed to comply with applicable anti-corruption, anti-bribery, anti-money laundering and similar areas. However, there can be no guarantee that our policies and procedures will effectively prevent violations by our employees or business partners acting on our behalf, for which we may be held responsible, and any such violation could adversely affect our reputation, business, results of operations and financial condition.

Our operations at our Projects are subject, or may become subject, to environmental, health and safety regulations, which could impose additional costs and compliance requirements, and we may face claims and liability for breaches, or alleged breaches, of such regulations and other applicable laws.

Our operations at our Projects are subject to compliance with various environmental, health and safety laws, regulations, permitting requirements and standards.

We are subject to environmental laws, regulations and permits in the various jurisdictions in which we operate. These environmental laws, regulations, and permits present greater risks if we progress our mining operations. Such regulations would include those relating to, among other things, the removal and extraction of natural resources, the emission and discharge of materials into the environment, including plant and wildlife protection, remediation of soil and groundwater contamination, reclamation and closure of properties, including waste storage facilities, groundwater quality and availability, and the handling, storage, transport and disposal of wastes and hazardous materials. Pursuant to such requirements, we may be subject to inspections or reviews by governmental authorities. Failure to comply with these environmental requirements may expose us to litigation, fines or other sanctions, including the revocation of permits and suspension of operations. We expect to continue to incur significant capital and other compliance costs related to such requirements. These laws, regulations and permits, and the enforcement and interpretation thereof, change frequently and generally have become more stringent over time. If our noncompliance with such regulations were to result in a release of hazardous materials into the environment, such as soil or groundwater, we could be required to remediate such contamination, which could be costly. Moreover, noncompliance could subject us to private claims for property damage or personal injury based on exposure to hazardous materials or unsafe working conditions. In addition, changes in applicable requirements or stricter interpretation of existing requirements may result in costly compliance requirements or otherwise subject us to future liabilities. The occurrence of any of the foregoing, as well as any new environmental, health and safety laws and regulations applicable to our business or stricter interpretation or enforcement of existing laws and regulations, could have a material adverse effect on our business, financial condition and results of operations.

We also could be liable for any environmental contamination at, under or released from our or our predecessors’ currently or formerly owned or operated properties or third-party waste disposal sites. Certain environmental laws impose joint and several strict liability for releases of hazardous substances at such properties or sites, without regard to fault or the legality of the original conduct. A generator of waste can be held responsible for contamination resulting from the treatment or disposal of such waste at any off-site location (such as a landfill), regardless of whether the generator arranged for the treatment or disposal of the waste in compliance with applicable laws. Costs associated with liability for removal or remediation of contamination or damage to natural resources could be substantial and liability under these laws may attach without regard to whether the responsible party knew of, or was responsible for, the presence of the contaminants. Accordingly, we may be held responsible for more than our share of the contamination or other damages, up to and including the entire amount of such damages. In addition to potentially significant investigation and remediation costs, such matters can give rise to claims from governmental authorities and other third parties, including for orders, inspections, fines or penalties, natural resource damages, personal injury, property damage, toxic torts and other damages. Our costs, liabilities and obligations relating to environmental matters could have a material adverse effect on our business, financial position and results of operations.

Additionally, due to the nature of our operations, our employees and contractors are exposed to varying degrees of risk in the workplace. These risks may include exposure to dangerous situations, machinery or materials and/or health hazards and have the potential to result in disease, personal injury or death. We are subject to laws and regulations concerning the health, safety and security of our employees (including third-party personnel) working at sites and persons who are not employed by us but may be directly affected by our operations under our management and, accordingly, must implement adequate health and safety systems and procedures. Health and safety incidents can result in loss of life, losses and liabilities, work stoppages, serious damage to equipment or property or environmental damage. These risk factors can, singularly or in combination, have a material effect on our reputation, results of operations and financial condition. In the event of disease, injury or death arising out of the negligence of an employer or its employees, a risk of civil and, in certain circumstances, criminal litigation exists. In the case of a work-related fatality, an employer may be subjected to criminal charges in a court of law. Furthermore, such incidents can result in citations for violation of various health and safety laws and regulations that could have a material adverse effect on our results of operations, financial condition and/or prospects.

The impacts of climate change may adversely affect our operations and/or result in increased costs to comply with changes in regulations.

Climate change is an international and community concern which may directly or indirectly affect our business and current and future activities. The continuing rise in global average temperatures has created varying changes to regional climates across the world and extreme weather events have the potential to delay or hinder our exploration activities at our mineral projects, and to delay or cease operations at any future mine. This may require us to make additional expenditures to mitigate the impact of such events which may materially and adversely increase our costs and/or reduce production at a future mine. Governments at all levels are amending or enacting additional legislation to address climate change by regulating, among other things, carbon emissions and energy efficiency, or where legislation has already been enacted, regulation regarding emission levels and energy efficiency are becoming more stringent. As a significant emitter of greenhouse gas emissions, the mining industry is particularly exposed to such laws and regulations. Compliance with such legislation and regulations, including the associated costs, may have a material adverse effect on our business, financial condition, results of operations, prospects and our ability to commence or continue our exploration and future development and mining operations.

Changing climate patterns may also affect the availability of water. If the effects of climate change cause prolonged disruption in the delivery of essential commodities, then production efficiency may be reduced, which may have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, climate change is perceived as a threat to communities and governments globally and stakeholders may demand reductions in emissions or call upon companies to better manage their consumption of climate-relevant resources. A number of governments have already introduced or are moving to introduce climate change legislation and treaties at the international, national, state/provincial and local levels. Regulations relating to emission levels (such as carbon taxes) and energy efficiency are becoming more stringent. If the current regulatory trend continues, this may result in increased costs at our Round Top Project.

We are exposed to possible litigation risks, including permit disputes (including in respect of access and/or validity of tenure), environmental claims, occupational health and safety claims and employee claims. Further, we may be involved in disputes with other parties in the future that may result in litigation. Current or future litigation or administrative proceedings could have a negative impact on our business.

We may become involved in, named as a party to, or be the subject of, various legal proceedings, including regulatory proceedings, tax proceedings and legal actions, relating to personal injuries, property damage, property taxes, land rights, the environment and contract disputes.

The outcome of outstanding, pending or future proceedings cannot be predicted with certainty and may be determined adversely to us and as a result, could have a material adverse effect on our assets, liabilities, business, financial condition or results of operations. Even if we prevail in any such legal proceeding, the proceedings could be costly, time-consuming and may divert the attention of management and key personnel from our business operations, which could adversely affect our financial condition.

If we take federal monies, we could become subject to federal regulations. This could delay timing and increase costs.

To date, we have not accepted any federal grants or other monies. The acceptance of federal monies would make the Company and its operations subject to continued compliance with various federal regulations to which the Company is not currently subject. The imposition of any additional federal regulations as a result of accepting any federal monies could delay timing of the expected completion of our Projects and increase our costs. Any such delays or increased costs could harm our business and operations.

Risks Related to Intellectual Property and Technology

If we infringe, or are accused of infringing, the intellectual property rights of third parties, it may increase our costs or prevent us from being able to commercialize new products.

There is a risk that we may infringe, or may be accused of infringing, the proprietary rights of third parties under patents and pending patent applications belonging to third parties that may exist in the United States and elsewhere in the world that relate to our rare earth products and processes. Because the patent application process can take several years to complete, there may be currently pending applications that may later result in issued patents that cover our products and processes. In addition, our products and processes may infringe existing patents.

Defending ourselves against third-party claims, including litigation in particular, would be costly and time consuming and would divert management’s attention from our business, which could lead to delays in the completion of our Projects and our downstream expansion plans. If third parties are successful in their claims, we might have to pay substantial damages or take other actions that are adverse to our business. As a result of intellectual property infringement claims, or to avoid potential claims, we might:

•        be prohibited from, or delayed in, selling or licensing some of our products or using some of our processes unless the patent holder licenses the patent to us, which it is not required to do;

•        be required to pay substantial royalties or grant a cross license to our patents to another patent holder; or

•        be required to redesign a product or process so it does not infringe a third party’s patent, which may not be possible or could require substantial funds and time.

In addition, we could be subject to claims that our employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of third parties.

If we are unable to resolve claims that may be brought against us by third parties related to their intellectual property rights on terms acceptable to us, we may be precluded from offering some of our products or using some of our processes.

We may not be able to adequately protect our intellectual property rights. If we fail to adequately enforce or defend our intellectual property rights, our business may be harmed.

Much of the technology used in the markets in which we compete is protected by patents and trade secrets, and our commercial success will depend in significant part on our ability to obtain and maintain patent and trade secret protection for our products and methods. To compete in these markets, we rely or may rely on a combination of trade secret protection, nondisclosure and licensing agreements, patents and trademarks to establish and protect our proprietary intellectual property rights, including our proprietary rare earth oxide and magnet production processes that are not currently patented. Our intellectual property rights may be challenged or infringed upon by third parties or we may be unable to maintain, renew or enter into new license agreements with third-party owners of intellectual property on reasonable terms. In addition, our intellectual property may be subject to infringement or other unauthorized use outside of the United States. In such case, our ability to protect our intellectual property rights by legal recourse or otherwise may be limited, particularly in countries where laws or enforcement practices are undeveloped or do not recognize or protect intellectual property rights to the same extent as the United States. Unauthorized use of our intellectual property rights or our inability to preserve existing intellectual property rights could adversely impact our competitive position and results of operations. The loss of our patents, if and once received, could reduce the value of the related products. In addition, the cost to litigate infringements of our patents (if and once received) or other intellectual property, or the cost to defend ourselves against patent or other intellectual policy infringement actions by others, could be substantial and, if incurred, could materially affect our business and financial condition.

Proprietary trade secrets and unpatented know-how are also very important to our business. We rely on trade secrets to protect certain aspects of our technology, especially where we do not believe that patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. Our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential or proprietary information. Enforcing a claim that a third party illegally obtained and is using our trade secrets is expensive and time consuming, and the outcome is unpredictable. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how. Failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We are dependent upon information technology systems, which are subject to cyber threats, disruption, damage and failure. Any unauthorized access to, disclosure, or theft of personal information we gather, store, or use could harm our reputation and subject us to claims or litigation. Further, a failure of our information technology and data security infrastructure could adversely affect our business and operations.

We maintain information necessary to conduct our businesses, including confidential and proprietary information as well as personal information regarding our customers and employees, in digital form. We also use computer systems to deliver our products and services and operate our businesses. Data maintained in digital form is subject to the risk of unauthorized access, modification, exfiltration, destruction or denial of access and our computer systems are subject to cyberattacks that may result in disruptions in service. We use many third-party systems and software, which are also subject to supply chain and other cyberattacks. We attempt to develop and maintain information security programs to identify and mitigate cyber risks but the development and maintenance of these programs is costly and requires ongoing monitoring and updating as technology changes and efforts to overcome security measures become more sophisticated. Accordingly, despite our efforts, the risk of unauthorized access, modification, exfiltration, destruction or denial of access with respect to data or systems and other cybersecurity attacks cannot be eliminated entirely, and the risks associated with a potentially material incident remain. In addition, we provide some confidential, proprietary and personal information to third parties in certain cases when it is necessary to pursue business objectives. While we obtain assurances that these third parties will protect this information and, where we believe appropriate, monitor the protections employed by these third parties, there is a risk the confidentiality of data held by third parties may be compromised.

If our information or cyber security systems or data are compromised in a material way, our ability to conduct our businesses may be impaired, we may lose profitable opportunities or the value of those opportunities may be diminished and, as described above, we may lose revenue as a result of unlicensed use of our intellectual property. If personal information of our customers or employees is misappropriated, our reputation with our customers and employees may be damaged, resulting in loss of business or morale, and we may incur costs to remediate possible harm to our customers and employees or damages arising from litigation and/or to pay fines or take other action with respect to judicial or regulatory actions arising out of the incident. Insurance we obtain may not cover losses or damages associated with such attacks or events.

We rely on various information technology systems. These systems remain vulnerable to disruption, damage or failure from a variety of sources, including, but not limited to, errors by employees or contractors, computer viruses, cyberattacks, including phishing, ransomware, and similar malware, misappropriation of data by outside parties, and various other threats. Techniques used to obtain unauthorized access to or sabotage our systems are under continuous and rapid evolution, and we may be unable to detect efforts to disrupt our data and systems in advance. Breaches and unauthorized access carry the potential to cause losses of assets or production, operational delays, equipment failure that could cause other risks to be realized, inaccurate recordkeeping, or disclosure of confidential information, any of which could result in financial losses and regulatory or legal exposure, and could have a material adverse effect on our business, financial condition or results of operations. We may incur material losses relating to cyberattacks or other information security breaches in the future. Our risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As such threats continue to evolve, we may be required to expend additional resources to modify or enhance any protective measures or to investigate and remediate any security vulnerabilities.

Risks Related to New USARE’s Securities Following the Consummation of the Business Combination.

The requirements of being a public company in the U.S., if the Proposed Business Combination is completed, may strain the Company’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from being a public company in the U.S. may be greater than we anticipate.

Requirements associated with being a public company in the United States will require significant resources and management attention. After the completion of this offering, we will become subject to certain reporting requirements of the Exchange Act, and the other rules and regulations of the SEC, and Nasdaq. We will also be subject to various other regulatory requirements, including the Sarbanes-Oxley Act. We expect these rules and regulations to increase our legal, accounting and financial compliance costs and to make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs. In addition, complying with rules and regulations and the increasingly complex laws pertaining to public companies will require substantial attention from our senior management, which could divert their attention away from the day-to-day management of our business. These cost increases and the diversion of management’s attention could materially and adversely affect our business, results of operations and financial condition. We will also need to hire additional personnel to support our financial reporting function and may face challenges in doing so.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of New USARE’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of New USARE’s securities may decline. The market values of these securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which Inflection Point’s shareholders vote on the Business Combination. Because the number of shares to be issued pursuant to the Business Combination Agreement is based on the per share value of the amount in the Trust Account and will not be adjusted to reflect any changes in the market price of Inflection Point Class A Ordinary Shares, the market value of shares of New USARE Common Stock and securities convertible into or exercisable for shares of New USARE Common Stock issued in the Business Combination may be higher or lower than the values of these securities on earlier dates.

In addition, following the Business Combination, shares of New USARE Common Stock will not have any redemption rights like the Public Shares had and fluctuations in the price of shares of New USARE Common Stock could contribute to the loss of all or part of your investment. The trading price of shares of New USARE Common Stock following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond Inflection Point’s, USARE OpCo’s or New USARE’s control. Inflationary pressures, increases in interest rates and other adverse economic and market forces may contribute to potential downward pressures in market value of shares of New USARE Common Stock. Additionally, any of the risk factors discussed in this proxy statement/prospectus could have a material adverse effect on your investment and shares of New USARE Common Stock may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of shares of New USARE Common Stock may not recover and may experience a further decline.

Broad market and industry factors may materially harm the market price of shares of New USARE Common Stock irrespective of New USARE’s operating performance. The stock market in general, and Nasdaq specifically, has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which they were acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to New USARE could depress New USARE’s share price regardless of New USARE’s business, prospects, financial conditions or results of operations. A decline in the market price of New USARE’s securities also could adversely affect New USARE’s ability to issue additional securities and New USARE’s ability to obtain additional financing in the future.

Even if Inflection Point consummates the Business Combination, there is no guarantee that the Warrants will ever be in the money, and they may expire worthless.

Upon consummation of the Business Combination, the Inflection Point Warrants will become New USARE Warrants. The exercise price for the New USARE Warrants will be $11.50 per share of New USARE Common Stock, subject to adjustment. There is no guarantee that the New USARE Warrants, following the Business Combination, will ever be in the money prior to their expiration, and as such, the New USARE Warrants may expire worthless.

Your unexpired New USARE Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

Outstanding New USARE Warrants may be redeemed at any time after they become exercisable and prior to their expiration, at a price of $0.01 per New USARE Warrant, provided that the last reported sales price of the New USARE Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date New USARE sends the notice of redemption to the New USARE Warrant holders. If and when the warrants become redeemable by New USARE, New USARE may not exercise its redemption rights if the issuance of share of New USARE Common Stock upon exercise of the New USARE Warrants is not exempt from registration or qualification under applicable state blue sky laws or New USARE is unable to effect such registration or qualification, subject to New USARE’s obligation in such case to use its best efforts to register or qualify the shares of New USARE Common Stock under the blue sky laws of the state of residence in those states in which the Inflection Point Warrants were initially offered by Inflection Point in its IPO. Redemption of the outstanding New USARE’s Warrants could force you (a) to exercise your New USARE Warrants and pay the exercise price at a time when it may be disadvantageous for you to do so, (b) to sell your New USARE Warrants at the then-current market price when you might otherwise wish to hold your New USARE Warrants or (c) to accept the nominal redemption price which, at the time the outstanding New USARE Warrants are called for redemption, is likely to be substantially less than the market value of your New USARE Warrants.

The warrants may have an adverse effect on the market price of the New USARE Common Stock.

Inflection Point issued 25,000,000 Public Warrants to purchase 25,000,000 Inflection Point Class A Ordinary Shares as part of the Inflection Point Units offered in the IPO, in connection with the closing of the IPO, Inflection Point issued in private placements an aggregate of 7,650,000 Private Placement Warrants, at $1.00 per warrant. In addition, the Sponsor may convert any working capital loans made to Inflection Point into up to an additional 1,500,000 warrants, which would be identical to the Private Placement Warrants, at the price of $1.00 per warrant. As of the date of this proxy statement/prospectus, the Sponsor has loaned $2,500,000 to Inflection Point. Upon the Domestication, the New USARE Warrants will entitle the holders to purchase shares of New USARE Common Stock. Such New USARE Warrants and the Preferred Investor Warrants, when exercised, will increase the number of issued and outstanding shares and may reduce the market price of the New USARE Common Stock.

You may only be able to exercise your Public Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of New USARE Common Stock from such exercise than if you were to exercise such Public Warrants for cash.

The Warrant Agreement provides that in the following circumstances holders of Public Warrants who seek to exercise their Public Warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the shares of New USARE Common Stock issuable upon exercise of the Public Warrants are not registered under the Securities Act in accordance with the terms of the Warrant Agreement; (ii) if New USARE has so elected and the shares of New USARE Common Stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the Public Warrants for redemption.

If you exercise your Public Warrants on a cashless basis, you would pay the warrant exercise price by surrendering the Public Warrants for that number of shares of New USARE Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New USARE Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” of shares of New USARE Common Stock (as defined in the next sentence) over the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the shares of New USARE Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of Public Warrants, as applicable. As a result, you would receive fewer shares of New USARE Common Stock from such exercise than if you were to exercise such Public Warrants for cash.

If the Merger does not qualify as a reorganization under Section 368(a) of the Code, U.S. Holders of USARE securities may be required to pay substantial U.S. federal income taxes.

Inflection Point and USARE intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, King & Spalding LLP intends to deliver an opinion to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligations of each of Inflection Point and USARE to complete the Merger, however, are not conditioned on the receipt of any such opinion. Such opinion of counsel will be based on customary assumptions and certain representations, warranties, and covenants of Inflection Point, USARE, and Merger Sub. If any of these assumptions, representations, warranties, or covenants is or becomes incorrect, incomplete, or inaccurate, or is violated, or if there is a change in U.S. federal income tax law after the date of such opinion of counsel, the validity of such opinion of counsel may be adversely affected. In addition, such opinion of counsel is not free from doubt because there is no authority directly addressing the treatment of all of the particular facts of the Merger for U.S. federal income tax purposes. Any opinion of counsel represents a counsel’s legal judgment but is not binding on the IRS or any court. Neither Inflection Point nor USARE intends to request a ruling from the IRS with respect to the tax treatment of the Merger, and as a result, no assurance can be given that the IRS will not challenge the treatment of the Merger described below or that a court would not sustain such a challenge. If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations of the Merger to Holders of USARE Securities and USARE — I. U.S. Holder”) that exchanges its USARE securities for New USARE securities in the Merger generally is expected to recognize taxable gain in connection with such exchange and could be subject to substantial U.S. federal income taxes. For more information on the material U.S. federal income tax consequences of the Merger to U.S. Holders of USARE securities, see “U.S. Federal Income Tax Considerations of the Merger to Holders of USARE Securities and USARE”.

The proposed New USARE Certificate of Incorporation will provide, subject to limited exceptions, that the courts of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

The proposed New USARE Certificate of Incorporation will require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, a state court located within the State of Delaware or the federal district court for the District of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the New USARE Certificate of Incorporation. In addition, the New USARE Certificate of Incorporation will provide that this choice of forum does not apply to any complaint asserting a cause of action under the Securities Act and the Exchange Act. Finally, the New USARE Certificate of Incorporation will provide that federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act or the Exchange Act.

While the Delaware Supreme Court has upheld provisions of the certificates of incorporation of other Delaware corporations that are similar to the exclusive forum provision in the proposed New USARE Certificate of Incorporation, a court of a state other than the State of Delaware could decide that such provisions are not enforceable under the laws of that state.

The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the New USARE Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

EXTRAORDINARY GENERAL MEETING OF INFLECTION POINT

General

Inflection Point is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the Inflection Point Board for use at the extraordinary general meeting and at any adjournment or postponement thereof. This proxy statement/prospectus provides Inflection Point shareholders with information they need to know to be able to vote or direct their vote to be cast at the extraordinary general meeting.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held at 10:00 a.m., New York City time, on March 10, 2025 at the offices of White & Case LLP located at 1221 Avenue of the Americas, New York, NY 10020, and virtually via live webcast at https://www.cstproxy.com/inflectionpointacquisitionii/2025.

Purpose of the Extraordinary General Meeting

At the extraordinary general meeting, Inflection Point is asking holders of Inflection Point Ordinary Shares to consider and vote upon:

•        the Business Combination Proposal. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, Annex A-1 and Annex A-2;

•        the Domestication Proposal. The Proposed Certificate of Incorporation is attached to this proxy statement/prospectus as Annex C;

•        the Stock Issuance Proposal;

•        the Organizational Documents Proposal. The Proposed Certificate of Incorporation and the Proposed By-Laws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively;

•        the Advisory Organizational Documents Proposals;

•        the Incentive Plan Proposal. The New Equity Incentive Plan is attached to this proxy statement/prospectus as Annex L.

•        the Director Election Proposal (collectively with the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal and the Organizational Documents Proposal, the “Condition Precedent Proposals”); and

•        the Adjournment Proposal.

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Incentive Plan Proposal is conditional on the approval of the Condition Precedent Proposals. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation of the Inflection Point Board

The Inflection Point Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Inflection Point’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Adjournment Proposal, if presented to the extraordinary general meeting.

For a description of the Inflection Point Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the Inflection Point Board, see the subsection entitled “The Business Combination Proposal — The Inflection Point Board’s Reasons for the Approval of the Business Combination”.

When you consider the recommendation of the Inflection Point Board in favor of approval of these proposals, you should keep in mind that, aside from their interests as shareholders, the Sponsor and Inflection Point’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated Inflection Point shareholders. Please see the subsection entitled “The Business Combination Proposal — Interests of Certain Inflection Point Persons in the Business Combination”.

Record Date; Who is Entitled to Vote

Inflection Point shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned Inflection Point Ordinary Shares at the close of business on January 29, 2025, which is the “Record Date” for the extraordinary general meeting. Shareholders will have one vote for each Inflection Point Ordinary Share owned at the close of business on the Record Date on each Shareholder Proposal on which such Inflection Point Ordinary Share is entitled to vote. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Inflection Point Warrants do not have voting rights. As of the close of business on the Record Date for the extraordinary general meeting, there were 8,455,349 Inflection Point Ordinary Shares issued and outstanding, of which 2,205,349 were issued and outstanding Public Shares.

The Sponsor and each director and each officer of Inflection Point have agreed to, among other things, vote in favor of the Business Combination, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any Inflection Point Ordinary Shares held by them. None of our Sponsor, directors or officers received separate consideration for their waiver of redemption rights. The Founder Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the Sponsor owned approximately 73.9% of the issued and outstanding Inflection Point Ordinary Shares.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. Inflection Point believes all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Proxies relating to “street name” shares that are returned to Inflection Point but marked by brokers as “not voted” are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

Quorum and Vote of Inflection Point Shareholders

A quorum of Inflection Point shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of one-third of the issued and outstanding shares entitled to vote at the extraordinary general meeting are represented in person or by proxy (which would include presence at the extraordinary general meeting). Abstentions, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

As of the Record Date for the extraordinary general meeting, 2,818,450 Inflection Point Ordinary Shares would be required to achieve a quorum.

The Sponsor has agreed to vote all the Founder Shares and any Public Shares it may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately 73.9% of the issued and outstanding Inflection Point Ordinary Shares. The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the Inflection Point Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As a result, no additional shares would need to be voted in favor of the Business Combination in order to approve the Business Combination Proposal. The Business Combination was not structured to require the approval of at least a majority of Inflection Point’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.

The Business Combination Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Business Combination Proposal will have no effect, even if approved by holders of Inflection Point Ordinary Shares.

The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the Inflection Point Class B Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of Inflection Point Class A Ordinary Shares will have no right to vote on the Domestication Proposal, in accordance with Article 49.2 of the Cayman Constitutional Documents. The Domestication Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Domestication Proposal will have no effect, even if approved by holders of Inflection Point Ordinary Shares.

The approval of the Stock Issuance Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the Inflection Point Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Stock Issuance Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of Inflection Point Ordinary Shares.

The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the Inflection Point Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Organizational Documents Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of Inflection Point Ordinary Shares.

The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the Inflection Point Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Advisory Organizational Documents Proposals is not conditioned upon any other proposal.

The approval of the Incentive Plan Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the Inflection Point Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Incentive Plan Proposal is conditioned on the approval of the other Condition Precedent Proposals.

The approval of the Director Election Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the Inflection Point Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Director Election Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Director Election Proposal will have no effect, even if approved by holders of Inflection Point Ordinary Shares.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Inflection Point Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon any other proposal.

Voting Your Shares

Each Inflection Point Class A Ordinary Share and each Inflection Point Class B Ordinary Share that you own in your name entitles you to one vote on each Shareholder Proposal on which such Inflection Point Ordinary Share is entitled to vote. Your proxy card shows the number of Inflection Point Ordinary Shares that you own.

If you are a record owner of your shares, there are two ways to vote your Inflection Point Ordinary Shares at the extraordinary general meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy”, whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Inflection Point Board “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

You Can Attend the Extraordinary General Meeting and Vote During the Meeting.

•        You can attend the extraordinary general meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above.

•        If your shares are registered in your name with Continental and you wish to attend the extraordinary general meeting virtually, go to https://www.cstproxy.com/inflectionpointacquisitionii/2025, enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended but is not required in order to attend virtually.

•        Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting Continental, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting. Beneficial shareholders should contact Continental at least five (5) business days prior to the extraordinary general meeting date in order to ensure access.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person or online and your shares are held in “street name”, you must obtain a legal proxy from your broker, bank or nominee. That is the only way Inflection Point can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are an Inflection Point shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        sending another proxy card with a later date;

•        notifying Michael Blitzer, Chairman and Chief Executive Officers of Inflection Point, in writing before the extraordinary general meeting that you have revoked your proxy; or

•        attending the extraordinary general meeting in person or virtually, revoking your proxy, and voting as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions about Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Inflection Point Ordinary Shares, you may call Sodali & Co, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing IPXX.info@investor.sodali.com.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a Public Shareholder may request to redeem all or a portion of its Public Shares for cash in connection with the Business Combination. As a Public Shareholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)     (i) hold Public Shares or (ii) hold Public Shares through Inflection Point Units and elect to separate your Inflection Point Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

(b)    submit a written request to Continental, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that Inflection Point redeem all or a portion of your Public Shares for cash; and

(c)     deliver the certificates for your Public Shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on March 6, 2025 (two business days before the initial scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

Therefore, the election to exercise redemption rights occurs prior to the Domestication. For the purposes of the Cayman Constitutional Documents, the exercise of redemption rights will be treated as an election to have such Public Shares redeemed for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” will be interpreted accordingly.

Public Shareholders may elect to redeem all or a portion of the Public Shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is abandoned, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its redemption rights to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental, Inflection Point will redeem such Public Shares for the Redemption Price, a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of the Record Date, this would have amounted to approximately $10.95 per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares.

If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s deposit withdrawal at custodian (“DWAC”) system. Continental will typically charge the tendering broker $100 and it would be up to the broker to decide whether to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their Public Shares.

Any request for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Inflection Point’s consent, until the Redemption. Furthermore, if a holder of a Public Share delivers its share certificates (if any) along with the redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that Inflection Point permit the withdrawal of the redemption request and instruct Continental to return the certificate (physically or electronically). The holder can make such request by contacting Continental at the address or email address listed in this proxy statement/prospectus.

Any corrected or changed written exercise of redemption rights must be received by Continental prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to Continental at least two business days prior to the initial scheduled date of the extraordinary general meeting.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Our Sponsor, officers and directors have agreed to, among other things, vote in favor of the Business Combination and waive their redemption rights in connection with the consummation of the Business Combination with respect to any Inflection Point Ordinary Shares held by them. None of our Sponsor, directors or officers received separate consideration for their waiver of redemption rights. The Founder Shares held by our Sponsor, officers and directors will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the Sponsor owned approximately 73.9% of the issued and outstanding Inflection Point Ordinary Shares.

Holders of the Inflection Point Warrants will not have redemption rights with respect to the Inflection Point Warrants.

The closing price of Public Shares on January 30, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus, was $12.61. As of the Record Date, funds in the Trust Account totaled $24,151,256.41 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $10.95 per issued and outstanding Public Share.

Prior to exercising redemption rights, Public Shareholders should verify the market price of the Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. Inflection Point cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their Public Shares.

Appraisal Rights

Neither Inflection Point’s shareholders nor the holders of Inflection Point Warrants have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Proxy Solicitation

Inflection Point is soliciting proxies on behalf of the Inflection Point Board. This solicitation is being made by mail but also may be made by telephone or in person. Inflection Point and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Inflection Point will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Inflection Point will bear the cost of the solicitation.

Inflection Point has engaged Sodali & Co to assist in the solicitation process and will pay Sodali & Co a fee of $12,500, plus disbursements.

Inflection Point will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Inflection Point will reimburse them for their reasonable expenses.

Inflection Point Shareholders

As of the Record Date, there were 8,455,349 Inflection Point Ordinary Shares issued and outstanding, which include the 6,250,000 Founder Shares held by the Sponsor, and the 2,205,349 Public Shares. As of the Record Date, there was outstanding an aggregate of 20,150,000 Inflection Point Warrants, which included the 6,000,000 and 1,650,000 Private Placement Warrants held by the Sponsor and Cantor, respectively, and 12,500,000 Public Warrants.

Potential Purchases of Public Shares

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding Inflection Point or its securities, Inflection Point’s officers and directors and/or their affiliates may enter into a written plan to purchase Inflection Point’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time at or prior to the extraordinary general meeting, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Condition Precedent Proposals or not redeem their Public Shares. They have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions; however, certain parties have entered into forward purchase and non-redemption agreements in connection with the Extension Meeting as disclosed elsewhere in this proxy statement/prospectus. None of the funds in the Trust Account will be used to purchase Public Shares or warrants in such transactions.

The purpose of any such transactions could be to (1) increase the likelihood of obtaining shareholder approval of the Condition Precedent Proposals, (2) reduce the number of Public Warrants outstanding or (3) increase the amount of cash available to New USARE following the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination which may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of Inflection Point and New USARE securities may be reduced and the number of beneficial holders of Inflection Point and New USARE securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates anticipate that they may identify the securityholders with whom they may pursue privately negotiated transactions by either the securityholders contacting Inflection Point or USARE directly or by Inflection Point’s receipt of redemption requests submitted by securityholders (in the case of Public Shares) following the mailing of the proxy materials in connection with the Business Combination. The Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates will select which securityholders to purchase securities from based on the negotiated price and number of securities and any other factors that they may deem relevant, and will be restricted from purchasing securities if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws. To the extent that the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination.

The Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates were to purchase Public Shares or warrants, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•        this proxy statement/prospectus discloses the possibility that the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates may purchase Public Shares or warrants from Public Shareholders outside the redemption process, along with the purpose of such purchases;

•        if the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates were to purchase Public Shares from Public Shareholders, they would do so at a price no higher than the Redemption Price;

•        this proxy statement/prospectus includes a representation that any of our securities purchased by the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates will not be voted in favor of approving the Business Combination;

•        the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates will not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

•        we will disclose in a Form 8-K, before the extraordinary general meeting, the following material items:

•        the amount of securities purchased outside of the redemption offer by the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates, along with the purchase price;

•        the purpose of the purchases by the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates;

•        the impact, if any, of the purchases by the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates on the likelihood that the Business Combination will be approved;

•        the identities of the security holders who sold to the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates; and

•        the number of Public Shares for which Inflection Point has received redemption requests pursuant to its redemption offer.

THE BUSINESS COMBINATION PROPOSAL

Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A, Annex A-1 and Annex A-2 to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties thereto made to each other as of the date of the Business Combination Agreement and/or other specific dates. The assertions and obligations embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties thereto in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “Disclosure Schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Inflection Point, USARE, or any other matter.

Structure of the Business Combination

On August 21, 2024, Inflection Point entered into the Business Combination Agreement with USARE and Merger Sub, pursuant to which, among other things, subject to shareholder approval, following the Domestication, Merger Sub will merge with and into USARE, with USARE surviving as a wholly-owned subsidiary of Inflection Point, resulting in a combined company whereby Inflection Point will become the manager of USARE OpCo, and substantially all of the assets and the business of the combined company will be held by USARE OpCo and its subsidiaries.

Prior to and as a condition of the Closing, pursuant to the Domestication, Inflection Point will change its jurisdiction of incorporation by migrating to and domesticating as a Delaware corporation in accordance with Section 388 of the DGCL, as amended, and the Companies Act. For more information, see the section of this proxy statement/prospectus entitled “The Domestication Proposal”.

The following diagrams illustrate in simplified terms the current structure of Inflection Point and USARE and the expected structure of New USARE immediately following the Closing.

Simplified Pre-Combination Structure

Simplified Post-Combination Structure

Business Combination Consideration

The Business Combination Consideration to be received by USARE Members will consist of a number of shares of New USARE Common Stock equal to (A) the Aggregate Base Consideration (which is equal to the quotient of (a)(i) $800,000,000 minus (ii) the aggregate indebtedness of USARE and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions) divided by (b) the Redemption Price) plus (B) the Aggregate Earn-out Consideration. In particular, the Business Combination consideration to be received by the USARE Members will be an aggregate of (i) up to 73,281,035 New USARE Common Stock (assuming (i) there is no aggregate indebtedness of USARE and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions) and (ii) the amount at which each Public Share may be redeemed pursuant to the Redemption is approximately $10.92), (ii) up to 4,630,896 shares of Series A Preferred Stock (taking into account accrued payment-in-kind interest through March 31, 2025; such amount of shares of Series A Preferred Stock may increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units), (iii) Series A Preferred Investor Warrants exercisable for an aggregate of 4,495,098 shares of New USARE Common Stock and (iv) up to 10,000,000 Earnout Shares.

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, immediately prior to the Effective Time, (i) each USARE Class C Convertible Preferred Unit or USARE Class C-1 Convertible Preferred Unit that is outstanding and unexercised immediately prior to the Effective Time shall automatically be exercised on a cashless basis in full in accordance with its terms and (ii) immediately thereafter, each then-issued and outstanding USARE Class C Convertible Preferred Unit and each then-issued and outstanding USARE Class C-1 Convertible Preferred Unit (including each USARE Class C Convertible Preferred Unit and USARE Class C-1 Convertible Preferred Unit issued upon the automatic exercise described in the preceding clause (i)) shall automatically convert into such number of USARE Class B Units into which such USARE Class C Convertible Preferred Unit or USARE Class C-1 Convertible Preferred Unit, as applicable, is convertible in connection with the Merger pursuant to the USARE OA.

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, at the Effective Time:

i.       each Excluded Unit shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefore;

ii.      each USARE Incentive Unit that is issued and outstanding immediately prior to the Effective Time (other than Excluded Units) shall, by virtue of the occurrence of the Merger, (x) to the extent the holder of such USARE Incentive Unit is continuously employed by or providing services to USARE from the Signing Date through the Effective Time, be automatically deemed to be fully vested, (y) regardless of such employment or service status, be automatically deemed exchanged or converted (on a cashless basis) into a number of USARE Class A Units equal to the number of USARE Incentive Units covered by the award multiplied by an exchange ratio generally based on the in-the-money value of the USARE Incentive Units, as determined in accordance with the terms of the Business Combination Agreement, the USARE OA, the Second Amended and Restated USA Rare Earth, LLC Incentive Plan (as amended) and the award agreements thereunder, and each USARE Class A Unit issued or issuable upon such deemed exchange or conversion shall be treated as being issued and outstanding immediately prior to the Effective Time;

iii.     each USARE Warrants that is outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the occurrence of the Merger, automatically be exercised or deemed exercised on a cashless basis in full accordance with its terms immediately prior to the Effective Time, and each USARE Class A Unit or USARE Class B Unit issued or issuable upon such exercise shall be treated as being issued and outstanding immediately prior to the Effective Time;

iv.      each USARE Class A Unit that is issued and outstanding immediately prior to the Effective Time (including all USARE Class A Units outstanding or deemed outstanding (a) upon the deemed exchange or conversion of the USARE Incentive Units and (b) upon the deemed exercise of the USARE Warrants, but excluding the Excluded Units) shall be cancelled and converted into the Per Unit Base Consideration and the right to receive, subject to the vesting conditions described below, a number of shares of New USARE Common Stock equal to the Per Unit Earn-out Consideration;

v.       each USARE Class B Unit that is issued and outstanding immediately prior to the Effective Time (including all USARE Class B Units outstanding or deemed outstanding upon the deemed exercise of the USARE Warrants, but excluding the Excluded Units) shall be cancelled and converted into the right to receive the Per Unit Base Consideration and the Per Unit Earn-out Consideration;

vi.     each USARE Class A Convertible Preferred Units that is issued and outstanding immediately prior to the Effective Time (other than Excluded Units) and each USARE Class A Convertible Preferred Unit that would be outstanding upon payment-in-kind of all accrued and unpaid dividends on the USARE Class A Convertible Preferred Units shall be cancelled and converted into the right to receive one share of Series A Preferred Stock; and

vii.    each USARE Class A Preferred Investor Warrant shall be cancelled and converted into the right to receive a Series A Preferred Investor Warrant exercisable for a number of shares of New USARE Common Stock equal to the aggregate number of USARE Class A Units that would be issued upon full exercise of such USARE Class A Preferred Investor Warrant.

The Exchange Ratio will be equal to the quotient of the Aggregate Base Consideration divided by the USARE Fully Diluted Capital. The Earn-out Exchange Ratio will be equal to the quotient of the Aggregate Earn-out Consideration divided by the USARE Fully Diluted Capital. 50% of the Aggregate Earn-out Consideration will vest and be issued if, during the Earnout Period the closing sale price of one share of New USARE Common Stock as reported on the national securities exchange on which such shares are then listed is greater than or equal to $15.00 for a period of at least twenty out of thirty consecutive Trading Days. The remaining 50% of the Aggregate Earn-out Consideration shall vest and be issued if, during the Earnout Period, the closing sale price of one share of New USARE Common Stock as reported on the national securities exchange on which such shares are then listed is greater than or equal to $20.00 for a period of at least twenty out of thirty consecutive Trading Days. The Aggregate Earn-out Consideration may also vest upon a Change of Control, pursuant to which New USARE or its shareholders have the right to receive consideration if the implied value per share of New USARE Common Stock is equal to or above such price targets, with the amount of such consideration dependent upon the implied per share value reaching the thresholds discussed above. Should the implied value per share of New USARE Common Stock pursuant to a Change of Control be less than $15.00, then the vesting conditions discussed above shall no longer apply and no further shares of New USARE Common Stock will be issued as Aggregate Earn-out Consideration.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of Inflection Point and USARE, certain of which are qualified by materiality and material adverse effect and knowledge and, as applicable, are further modified and limited by the Disclosure Schedules. The representations and warranties of Inflection Point are also qualified by information included in Inflection Point’s public filings, filed or submitted to the SEC on or prior to the date of the Business Combination Agreement (subject to certain exceptions contemplated by the Business Combination Agreement).

Representations and Warranties of USARE

The Business Combination Agreement contains representations and warranties of USARE relating to, among other things, proper organization and standing, authorization, binding agreement, capitalization, subsidiaries, no conflict, governmental consents and filings, financial statements, undisclosed liabilities, absence of certain changes, compliance with laws, government contracts, permits, litigation, material contracts, intellectual property, taxes and tax returns, real property, personal property, title to assets, employee matters, benefit plans, environmental matters, transactions with related persons, insurance, top customers and suppliers, certain business practices, mining, the Investment Company Act, finders and brokers, independent investigation and information supplied, and that there are no additional representations or warranties.

Representations and Warranties of Inflection Point

The Business Combination Agreement contains representations and warranties of Inflection Point relating to, among other things, proper organization and standing, authorization, binding agreement, government approvals, non-contravention, capitalization, SEC filings and financial statements, absence of certain changes, undisclosed liabilities, compliance with laws, legal proceedings, orders, permits, taxes and tax returns, properties, the Investment Company Act, the Trust Account, finders and brokers, certain business practices, insurance, information supplied, independent investigation, and that there are no additional representations and warranties.

USARE Material Adverse Effect

Under the Business Combination Agreement, certain of the representations and warranties of USARE are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, “Company Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “Events”), that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of USARE and its direct and indirect subsidiaries (collectively, the “Target Companies”), taken as a whole, or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Target Companies to consummate the Business Combination; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:

(a)     any change in applicable laws or GAAP or any interpretation thereof following the date of the Business Combination Agreement,

(b)    any change in interest rates or economic, political, business or financial market conditions generally,

(c)     the taking of any action required by the Business Combination Agreement or any ancillary document,

(d)    any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 measures) or change in climate,

(e)     any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions,

(f)     any failure of the Target Companies to meet any projections or forecasts (provided that this clause shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect),

(g)    any Events generally applicable to the industries or markets in which USARE and its subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers),

(h)    the announcement of the Business Combination Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Target Companies,

(i)     any matter set forth on the Disclosure Letter of USARE, or

(j)     any action taken by, or at the request of, Inflection Point.

Any event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations.

Inflection Point Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Inflection Point are qualified in whole or in part by a material adverse effect standard on the ability of Inflection Point to consummate the Business Combination for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, “Purchaser Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences has had a materially adverse effect on the business, assets, financial condition or results of operations of Inflection Point; provided, however, that no change or effect related to any of the following, alone or in combination, will be taken into account in determining whether a Purchaser Material Adverse Effect has occurred: (i) the announcement of the Business Combination Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Inflection Point or Merger Sub; (ii) the taking of any action required by the Business Combination Agreement or any ancillary document to the Business Combination Agreement; (iii) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (iv) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (v) the Redemption; (vi) any breach of any covenants, agreements or obligations of any Class A Preferred Unit Investor, Inflection Point Fund or investor in any PIPE Investment, in each case who is not Inflection Point Asset Management LLC or an affiliate of Inflection Point Asset Management LLC, under any Class A Preferred SPA, Series A SPA or other similar agreement related to financing USARE or Inflection Point (including any breach of such Person’s obligations to fund any amounts thereunder when required); (vii) changes or proposed changes in applicable law, regulations or interpretations thereof or decisions by courts or any governmental authority after the date of the Business Combination Agreement; (viii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; or (ix) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world.

Survival of Representations and Warranties

Except as expressly provided the Business Combination Agreement or in the case of a fraud claim against a person, none of the representations and warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any other certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing (and there will be no liability after the Closing in respect thereof), except for those covenants and agreements contained therein that by their terms expressly apply in whole or in part after at or after the Closing, and then only in respect to any breaches occurring at or after the Closing.

Covenants and Agreements

USARE has made covenants relating to, among other things, conduct of business, annual and interim financial statements, no trading, and notification of certain matters.

Inflection Point has made covenants relating to, among other things, conduct of business, Inflection Point public filings, the Trust Account, Inflection Point shareholder approval, employee matters, and the Domestication.

Conduct of Business of USARE

USARE has agreed that from the date of the Business Combination Agreement through the earlier of the termination of the Business Combination Agreement or the Closing Date (the “Interim Period”), it will, and will cause its subsidiaries to, subject to certain specified exceptions, including as set forth on the Disclosure Letter delivered by USARE pursuant to the Business Combination Agreement, as consented to by Inflection Point in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as required by applicable law (including COVID-19, or any COVID-19 measures), use commercially reasonable efforts to, and will use commercially reasonable efforts to cause its subsidiaries to:

•        conduct its and their respective businesses, in all material respects, in the ordinary course of business;

•        comply in all material respects with all laws applicable to the Target Companies and their respective businesses, assets and employees; and

•        take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations.

During the Interim Period, USARE also agreed not to, and to cause its subsidiaries not to, subject to certain specified exceptions, including as set forth on the Disclosure Letter delivered by USARE as consented to by Inflection Point in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as required by applicable law (including COVID-19, or any COVID-19 measures):

•        amend, waive or otherwise change, in any respect, its organizational documents, except for any updates to Schedule A of the USARE OA;

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its units or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities, except in compliance with existing USARE benefits plans or any contract (including any warrant, option, or profits interest award) outstanding as of the date hereof which has been disclosed in writing to Inflection Point or through the virtual data room with respect to USARE or prior to the date of the Business Combination Agreement;

•        split, combine, recapitalize or reclassify any of its units or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except as may be required pursuant to the USARE OA or the organizational documents of any Target Company in connection with the transactions contemplated by the Business Combination Agreement;

•        allow the aggregate indebtedness of the Target Companies to exceed an amount equal to the sum of $5,000,000, excluding amounts that may be owed pursuant to those items set forth in the USARE Disclosure Letter;

•        except as otherwise required by USARE’s benefit plans or award agreements thereunder, (A) grant any severance, retention, change in control or termination or similar pay, (B) terminate, adopt, enter into or materially amend or grant any new awards under any USARE benefit plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a USARE benefit plan as of the date hereof, (C) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except for such increases to any such individuals who are not directors or officers of the Target Companies made in the ordinary course of business consistent with past practice, (D) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by USARE or any of its subsidiaries, (E) hire or engage any new employee or individual independent contractor if such new employee or individual independent contractor will receive annual base cash compensation in excess of $250,000, other than in the ordinary course of business consistent with past practice, (F) terminate the employment or engagement, other than for cause, death or disability, of any employee or individual independent contractor with an annual base cash compensation in excess of $250,000 or (G) enter into any written waiver of any restrictive covenants applying to any current or former employee or individual independent contractor;

•        enter into or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization, or group of employees of any Target Company as the bargaining representative for any employees of any Target Company;

•        (A) make, change or rescind any material election relating to taxes, (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to material taxes, (C) file any amended income tax or other material tax return, (D) surrender or allow to expire any right to claim a refund of material taxes, (E) change (or request to change) any method of accounting for tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of income taxes or other material taxes may be issued or in respect of any income taxes or other material tax attribute that would give rise to any claim or assessment of taxes of or with respect to the Target Companies, (G) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any governmental authority, (H) enter into any tax indemnity agreement, tax sharing agreement or tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of taxes) with respect to taxes, or (I) surrender or knowingly allow to expire any right to claim a refund of material taxes;

•        knowingly take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the relevant portions of the transactions from qualifying for their respective intended tax treatments;

•        transfer, sell, assign, license, sublicense, covenant not to assert, subject to a lien (other than a permitted lien), abandon, allow to lapse, transfer or otherwise dispose of, any right, title or interest of any Target Company in or to any intellectual property owned by the Target Companies that is material to any of the businesses of the Target Companies (other than non-exclusive licenses of owned intellectual property granted in the ordinary course of business or abandoning, allowing to lapse or otherwise disposing of owned intellectual property registrations or applications that the Target Companies, in the exercise of their good faith business judgment, has determined to abandon, allow to lapse or otherwise dispose of), or otherwise materially amend or modify, permit to lapse or fail to preserve any material USARE registered intellectual property (excluding non-exclusive licenses of USARE intellectual property to Target Company customers in the ordinary course of business consistent with past practice), or disclose, divulge, furnish to or make accessible to any person who has not entered into a confidentiality agreement sufficiently protecting the confidentiality thereof any material trade secrets constituting intellectual property owned by the Target Companies, or include, incorporate or embed in, link to, combine, make available or distribute with, or use in the development, operation, delivery or provision of any software any open source software in a manner that would subject such software to copyleft terms;

•        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

•        terminate or assign any USARE material contract or enter into any contract that would be an USARE material contract, in any case outside of the ordinary course of business consistent with past practice;

•        enter into any new line of business or establish any subsidiary in connection therewith;

•        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect, or terminate without replacement or amend in a manner materially detrimental to the Target Companies, taken as a whole, any material insurance policy insuring any of the Target Companies;

•        make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with Public Accounting Oversight Board (United States) (“PCAOB”) standards;

•        waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its affiliates) not in excess of $500,000 (individually or in the aggregate);

•        effect any mass layoff or plant closing at any of its facilities that triggers the notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, except as would not be material to the Target Companies or any terminations for cause;

•        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, in each case, outside the ordinary course of business consistent with past practice, except pursuant to any contract in existence as of the date hereof which has been disclosed in writing to Inflection Point or provided in the virtual data room with respect to USARE;

•        make capital expenditures outside of the ordinary course of business consistent with past practice (for the avoidance of doubt, expenditures with respect to completion of the USARE’s Stillwater magnet project are in the ordinary course of business) in excess of $500,000 (individually for any project) or $2,500,000 in the aggregate in each case excluding the incurrence of any ordinary course administrative costs and expenses and other expenses incurred in connection with the consummation of Business Combination (including legal or accounting);

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

•        voluntarily incur liabilities or obligations (whether absolute, accrued, contingent or otherwise) in excess of $2,500,000 in the aggregate other than pursuant to the terms of a USARE material contract or USARE benefit plan, in any case, outside of the ordinary course of business, taking into account the anticipated growth in the Target Companies’ businesses over the twelve months beginning on the date of the Business Combination Agreement, and excluding the expenses incurred in connection with the consummation of the Business Combination (including legal or accounting);

•        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights other than land swaps in furtherance of the Round Top Project;

•        enter into any written agreement, understanding or arrangement with respect to the voting of equity securities of USARE;

•        take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement;

•        enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person (other than compensation and benefits and advancement of expenses, in each case, in the ordinary course of business consistent with past practice or any existing contract (provided such Contract is not amended after the date of the Business Combination Agreement) or its organizational documents);

•        (A) limit the right of any Target Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (B) grant any exclusive or similar rights to any person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Target Companies; or

•        authorize or agree to do any of the foregoing actions.

Conduct of Business of Inflection Point

Inflection Point has agreed that during the Interim Period, subject to certain specified exceptions, including as set forth on the Disclosure Letter delivered by Inflection Point pursuant to the Business Combination Agreement, as consented to by USARE in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as is required by applicable law, it will:

•        conduct its business, in all material respects, in the ordinary course of business,

•        comply in all material respects with all laws applicable to Inflection Point and its business, assets and employees, and

•        take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organizations.

During the Interim Period, Inflection Point also agreed not to, and to cause its subsidiaries not to, subject to certain specified exceptions, including as set forth on the Disclosure Letter delivered by Inflection Point, as consented to by USARE in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as required by applicable law:

•        amend, waive or otherwise change, in any respect, its organizational documents;

•        authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

•        split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

•        incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any person (provided that the foregoing will not prevent Inflection Point from borrowing funds necessary to finance its ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the transactions contemplated by the Business Combination Agreement (including the PIPE Investment and the costs and expenses necessary for an extension, up to aggregate additional indebtedness during the Interim Period of $2,500,000));

•        (A) make, change or rescind any material election relating to taxes, (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other legal proceeding relating to material taxes, (C) file any amended income tax or other material tax return, (D) surrender or allow to expire any right to claim a refund of material taxes, (E) change (or request to change) any method of accounting for tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued or in respect of any material tax attribute that would give rise to any claim or assessment of taxes of or with respect to Inflection Point, (G) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any governmental authority, in each case except as required by applicable law, (H) enter into any tax indemnity agreement, tax sharing agreement or tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of taxes) with respect to taxes, or (I) surrender or knowingly allow to expire any right to claim a refund of material taxes;

•        knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the relevant portions of the transactions contemplated by the Business Combination Agreement from qualifying for their respective intended tax treatments;

•        amend, waive or otherwise change the Trust Agreement in any manner adverse to Inflection Point;

•        terminate, waive or assign any material right under any material contract of Inflection Point;

•        fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

•        establish any subsidiary or enter into any new line of business;

•        fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

•        make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;

•        waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Inflection Point or its subsidiaries) not in excess of $500,000 (individually or in the aggregate);

•        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

•        make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the transactions contemplated by the Business Combination Agreement, including legal or accounting (including the PIPE Investment and the costs and expenses necessary for an extension));

•        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the transactions contemplated by the Business Combination Agreement);

•        voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate (excluding the incurrence of any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the transactions contemplated by the Business Combination Agreement, including legal or accounting (including the PIPE Investment and the costs and expenses necessary for an extension)) other than pursuant to the terms of a contract in existence as of the Business Combination Agreement or entered into in the ordinary course of business or in accordance with the terms of the Business Combination Agreement during the Interim Period;

•        sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

•        take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement;

•        grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of Inflection Point; or

•        authorize or agree to do any of the foregoing actions.

Covenants of USARE

Pursuant to the Business Combination Agreement, USARE has agreed, among other things, to:

•        as soon as reasonably practicable following the date of the Business Combination Agreement, but in no event later than October 31, 2024, deliver to Inflection Point audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Target Companies as of and for the year ended December 31, 2023, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”). The PCAOB Financial Statements and the Updated 1H Financial Statements were not delivered until November 7, 2024. Pursuant to the Business Combination Agreement, the only consequence of this delay is that, solely with respect to USARE’s right to terminate the Business Combination Agreement, the “Outside Date” shall automatically be extended by one (1) calendar day for every calendar day after October 31, 2024 that the PCAOB Financial Statements or the Updated 1H Financial Statements were not delivered. As a result, solely with respect to USARE’s right to terminate the Business Combination Agreement, the “Outside Date” is extended to August 28, 2025;

•        (a) as soon as reasonably practicable following the date of the Business Combination Agreement, but in no event later than October 31, 2024, deliver to Inflection Point unaudited reviewed consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Target Companies as of and for the six-month periods ending June 30, 2024 and 2023, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Updated 1H Financial Statements”) and (b) as soon as reasonably practicable, deliver to Inflection Point any other audited or unaudited financial statements of the Target Companies that are required by applicable law to be included in the proxy statement/prospectus;

•        while it is in possession of material nonpublic information, it will not purchase or sell any securities of Inflection Point (unless otherwise explicitly contemplated in the Business Combination Agreement), communicate such information to any third party (other than (x) to persons for the purpose of seeking consents related to the Transactions or (y) persons subject to confidentiality restrictions in favor of USARE), take any other action with respect to Inflection Point in violation of such laws, or cause or encourage any third party to do any of the foregoing; and

•        Within 120 days following the Closing, USARE will implement certain compliance programs including risk-based policies and procedures.

Covenants of Inflection Point

Pursuant to the Business Combination Agreement, Inflection Point has agreed, among other things, to:

•        During the Interim Period, keep current all of its public filings with the U.S. Exchange and Securities Commission (the “SEC”) (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities laws and will use its commercially reasonable efforts prior to the Closing to maintain the listing of the Inflection Point Class A Ordinary Shares and the Inflection Point Public Warrants on Nasdaq; provided, that (i) if Inflection Point fails to timely file any public filing with the SEC, such failure shall not be a breach of the covenants under the Business Combination Agreement provided such public filing is made before the effectiveness of the registration statement of which this proxy statement/prospectus forms a part or the earlier termination of the Business Combination Agreement (even though such filing is late) and such late filing does not have a material adverse impact on the consummation of the Business Combination and (ii) from and after the Closing, the parties intend to list on Nasdaq only the New USARE Common Stock and the New USARE Purchaser Warrants;

•        Upon satisfaction or waiver of the conditions to Closing set forth in the Business Combination Agreement and provision of notice thereof to Continental (which notice Inflection Point will provide to Continental in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Inflection Point (a) will cause any documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be delivered and (b) will use its reasonable best efforts to cause Continental to, and Continental will be obligated to (1) pay as and when due all amounts payable to the Public Shareholders pursuant to the redemption, and (2) pay all remaining amounts then available in the Trust Account to Inflection Point for immediate use, subject to the Business Combination Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account will terminate, except as otherwise provided therein;

•        Prior to the Closing Date, Inflection Point will approve and adopt the New Equity Incentive Plan, in a form to be mutually agreed upon between Inflection Point and USARE, that provides for grants of equity and equity-based awards to eligible service providers. The New Equity Incentive Plan will have an initial share reserve which will be mutually agreed between Inflection Point and USARE based upon benchmarking against peer companies and in consultation with an independent outside compensation advisor;

•        Subject to receipt of the required shareholder approval of the Condition Precedent Proposals, at least one (1) day prior to the Closing, that Inflection Point will, in accordance with applicable law, any applicable rules and regulations of the SEC and Nasdaq, and Inflection Point’s organizational documents, as applicable, cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Inflection Point and USARE, together with the Proposed Certificate of Incorporation, in each case, in accordance with the provisions thereof and applicable law, and (b) completing, making and procuring all those filings required to be made with respect to Cayman Islands law in connection with the Domestication; and

•        Use its reasonable best efforts to satisfy the conditions of the closing obligations contained in the subscription agreements relating to the PIPE Investment and consummate the transactions contemplated thereby.

Joint Covenants of USARE and Inflection Point

In addition, each of USARE and Inflection Point has agreed, among other things:

•        During the Interim Period, each of Inflection Point and USARE will not, and will cause its representatives to not, without the prior written consent of USARE and Inflection Point, directly or indirectly, (i) solicit, assist, initiate, engage or facilitate the making, submission or announcement of, or encourage, any acquisition proposal, (ii) furnish any non-public information regarding such party or its affiliates or their respective businesses, operations, assets, liabilities, financial condition, prospects or employees to any person or group (other than a party to the Business Combination Agreement or their respective representatives) in connection with or in response to an acquisition proposal, (iii) engage or participate in discussions or negotiations with any person or group with respect to, or that could reasonably be expected to lead to, an acquisition proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any acquisition proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any acquisition proposal, (vi) release any third person from, or waive any provision of, any confidentiality agreement to which such party is a party, (vii) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an alternative transaction or (viii) agree or otherwise commit to enter into or engage in any of the foregoing;

•        Notify the other as promptly as practicable (and in any event within two (2) business days) in writing of the receipt by such party or any of its representatives of (i) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any acquisition proposal or any inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an acquisition proposal, and (ii) any request for non-public information relating to such party or its affiliates in connection with any acquisition proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Additionally, each of USARE and Inflection Point are to keep the other promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each of USARE and Inflection Point will, and will cause its representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any person with respect to any acquisition proposal and will, and will direct its representatives to, cease and terminate any such solicitations, discussions or negotiations;

•        During the Interim Period, give prompt notice to the other if such party or its affiliates: (a) receives any notice or other communication in writing from any third party (including any governmental authority) alleging (i) that the consent of such third party is or may be required in connection with the transactions contemplated by the Business Combination Agreement or (ii) any non-compliance with any law by either USARE or Inflection Point or its affiliates; (b) receives any notice or other communication from any governmental authority in connection with the transactions contemplated by the Business Combination Agreement; or (c) becomes aware of the commencement or threat, in writing, of any legal proceeding against either USARE or Inflection Point or any of its affiliates, or any of their respective properties or assets, or, to the knowledge of such party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such party or of its affiliates with respect to the consummation of the transactions contemplated by the Business Combination Agreement;

•        Subject to the terms and conditions of the Business Combination Agreement, each of USARE and Inflection Point will use its reasonable best efforts, and will cooperate with the other parties to the Business Combination Agreement, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Business Combination Agreement (including the receipt of all applicable consents of governmental authorities) and to comply as promptly as practicable with all requirements of governmental authorities applicable to the transactions contemplated by the Business Combination Agreement, including making the filing required by and complying with the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. As promptly as practicable after the execution of the Business Combination Agreement and receipt by Inflection Point of the PCAOB Financial Statements, the Updated 1H Financial Statements and any other audited or unaudited financial statements of the Target Companies that are required by applicable law to be included in the proxy statement/prospectus, (x) USARE and Inflection Point will jointly prepare and Inflection Point will file with the SEC, mutually acceptable materials (such agreement not to be unreasonably withheld, conditioned or delayed by Inflection Point or USARE) that shall include the proxy statement to be filed with the SEC and sent to Inflection Point’s shareholders relating to the extraordinary general meeting, and (y) Inflection Point will prepare (with USARE’s and its representatives’ reasonable cooperation) and file with the SEC the registration statement of which this proxy statement/prospectus forms a part in connection with the registration under the Securities Act of (A) the shares of New USARE Common Stock and New USARE Warrants to be issued in exchange for the issued and outstanding Inflection Point Class A Ordinary Shares and the Inflection Point Warrants, respectively, in the Domestication, (B) the shares of New USARE Common Stock that constitute the aggregate consideration, (C) the shares of New USARE Common Stock issuable upon conversion of the shares of New USARE Series A Preferred Stock to be issued in exchange for USARE Class A Convertible Preferred Units, in each case, to the extent such registration is permitted under the Securities Act and (D) the shares of New USARE Common Stock issuable upon exercise of the Series A Preferred Investor Warrants to be issued in exchange for USARE Class A Preferred Investor Warrants;

•        Each of USARE and Inflection Point and will use its reasonable best efforts to cause the registration statement of which this proxy statement/prospectus forms a part to comply with the rules and regulations promulgated by the SEC, to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the registration statement effective as long as is necessary to consummate the transactions contemplated by the Business Combination Agreement;

•        Each of USARE and Inflection Point agree that for a period of six (6) years from the Closing Date, each of them will, and will cause Inflection Point, Merger Sub and the Target Companies to, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of any individual who, at or prior to the Closing, was a director, officer, employee or agent of Inflection Point, Merger Sub or the Target Companies, as the case may be, or who, at the request of USARE, Inflection Point, Merger Sub or the Target Companies, as the case may be, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”)), of Inflection Point’s, Merger Sub’s and the Target Companies’ respective organizational documents as in effect immediately prior to the Closing Date or in any indemnification agreements of Inflection Point and the Target Companies, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date or in any indemnification agreements of the Inflection Point, Merger Sub or any of the Target Companies, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, and the Parties shall, and shall cause the Inflection Point, Merger Sub and the Target Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any legal proceedings pending or asserted or any claim made within such period shall continue until the disposition of such legal proceedings or resolution of such claim. From and after the Closing Date, Inflection Point shall cause the Target Companies to honor, in accordance with their respective terms, each of the covenants contained in the Business Combination Agreement without limit as to time.

Closing Conditions

The consummation of the Business Combination Agreement is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are waived (to the extent they can be waived) by the applicable parties to the Business Combination Agreement, the Business Combination may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions of the Business Combination Agreement.

Conditions to the Obligations of Each Party

The consummation of the Business Combination is conditioned upon the satisfaction or waiver of certain customary closing conditions by each of the parties, including among other things:

•        The approval of each Condition Precedent Proposal will have been obtained.

•        No governmental authority will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the transactions or agreements contemplated by the Business Combination Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by the Business Combination Agreement.

•        The registration statement of which this proxy statement/prospectus forms a part will have been declared effective under the Securities Act by the SEC and will remain effective as of the Closing, and no stop order or similar order suspending the effectiveness of the registration statement will have been issued and be in effect with respect to the registration statement of which this proxy statement/prospectus forms a part and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn.

•        The shares of New USARE Common Stock to be issued in connection with the Business Combination will be conditionally approved for listing upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of the New USARE Common Stock (provided that such condition will not apply to the extent the shares of New USARE Common Stock have not been conditionally approved for listing due to a failure to meet any “market value of publicly held securities” or similarly titled requirement as a result of USARE not permitting a sufficient number of shares of New USARE Common Stock to be issued to non-affiliates pursuant to the Business Combination Agreement to be excluded from lock-up or other contractual restriction).

•        The completion of the Domestication, and the performance of Inflection Point and USARE, in all material respects, of their respective obligations and covenants under the Business Combination Agreement.

Conditions to the Obligations of USARE

The obligations of USARE to consummate and effect the Business Combination is subject to the satisfaction or waiver of each of the following additional conditions at or prior to the Closing, any one or more of which may be waived in writing exclusively by USARE:

•        All of the representations and warranties of Inflection Point set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of Inflection Point pursuant thereto will be true and correct on and as of the date of the Business Combination Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties will have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Purchaser Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

•        Inflection Point will have performed in all material respects all of its respective obligations and complied in all material respects with all of their respective agreements and covenants under the Business Combination Agreement to be performed or complied with by them on or prior to the Closing Date.

•        No Purchaser Material Adverse Effect will have occurred with respect to Inflection Point since the date of the Business Combination Agreement that is continuing.

•        The Domestication will have been completed as provided in the Business Combination Agreement and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto will have been delivered to USARE.

•        Inflection Point will have made appropriate arrangements to have the proceeds remaining in the Trust Account (after giving effect to all Redemptions) available to Inflection Point at the Closing.

•        Inflection Point will have delivered to USARE a certificate, signed by an executive officer of Inflection Point and dated as of the Closing Date, certifying as to the matters described in the Business Combination Agreement.

•        Inflection Point will have delivered to USARE a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Inflection Point’s organizational documents as in effect as of the Closing Date (after giving effect to the Domestication) and (B) the resolutions of Inflection Point’s board of directors authorizing and approving the execution, delivery and performance of the Business Combination Agreement and each of the ancillary documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated thereby.

•        Inflection Point will have delivered, or caused to be delivered, all of the certificates, instruments, contracts, and other documents specified to be delivered by it under the Business Combination Agreement, duly executed by Inflection Point (as applicable).

•        Inflection Point shall have filed the Series A Preferred Stock Certificate of Designation with the Secretary of State of the State of Delaware, (ii) all conditions precedent to the closing of the Series A Preferred Stock Investment to be fulfilled by Inflection Point or Inflection Point Fund, Newtyn Partners, LP and Newtyn TE Partners, LP (each a “Sponsor-Related Person”), and any of their respective affiliates shall have been satisfied (as determined by the parties to the Series A SPA in good faith) or waived in writing by the person(s) with the authority to make such waiver (other than those conditions which, by their nature, are to be satisfied at the Closing of the transactions contemplated in the Business Combination Agreement including to the extent that any such condition precedent is, or is dependent upon, the consummation of the Merger), and the closing of the Series A Preferred Stock Investment shall be scheduled to occur substantially concurrently with the Closing, and (iii) the Sponsor-Related Persons shall have delivered the purchase price for the Series A Preferred Stock and Series A Preferred Investor Warrants to be purchased by the Sponsor-Related Persons pursuant to the Series A SPA to the escrow agent.

Conditions to the Obligations of Inflection Point and Merger Sub

The obligations of Inflection Point to consummate and effect the Business Combination is subject to the satisfaction or waiver of each of the following additional conditions at or prior to the Closing, any one or more of which may be waived in writing exclusively by Inflection Point.

•        All of the representations and warranties of USARE set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of USARE pursuant thereto will be true and correct on and as of the date of the Business Combination Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties will have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

•        USARE will have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants under the Business Combination Agreement (other than the requirement to provide the PCAOB Financial Statements or the Updated 1H Financial Statements by the specified deadlines) to be performed or complied with by it on or prior to the Closing Date.

•        No Company Material Adverse Effect will have occurred with respect to the Target Companies, taken as a whole, since the date of the Business Combination Agreement that is continuing.

•        USARE will have delivered to Inflection Point a certificate, signed by an executive officer of USARE and dated as of the Closing Date, certifying as to the matters described in the Business Combination Agreement.

•        USARE will have delivered to Inflection Point a certificate executed by USARE’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of USARE’s organizational documents as in effect as of the Closing Date (immediately prior to the Closing) and (B) the requisite resolutions of USARE’s board of managers authorizing and approving the execution, delivery and performance of the Business Combination Agreement and each ancillary document to which USARE is or is required to be a party or bound, and the consummation of the Business Combination.

•        USARE will have delivered, or caused to be delivered, all of the certificates, instruments, contracts, and other documents specified to be delivered by it under the Business Combination Agreement, duly executed by USARE (as applicable).

Termination; Effectiveness

USARE and Inflection Point will be able to terminate the Business Combination Agreement by mutual written consent. Additionally, either USARE or Inflection Point would be able to terminate the Business Combination Agreement:

•        by written notice if any of the conditions to the Closing set forth in the Business Combination Agreement have not been satisfied or waived by August 21, 2025 (the “Outside Date”); provided, however, the right to terminate the Business Combination Agreement will not be available to a party if the breach or violation by such party or its affiliates of any representation, warranty, covenant or obligation under the Business Combination Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; provided, further, that, solely with respect to USARE’s right to terminate the Business Combination Agreement, the Outside Date shall automatically be extended by one (1) calendar day for every calendar day after October 31, 2024 that the PCAOB Financial Statements or the Updated 1H Financial Statements are not delivered pursuant to the terms of the Business Combination Agreement including the applicable specified deadlines;

•        by written notice if a governmental authority of competent jurisdiction will have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement, and such order or other action has become final and non-appealable; provided, however, that the right to terminate the Business Combination Agreement will not be available to either USARE or Inflection Point if the failure by it or its affiliates to comply with any provision of the Business Combination Agreement has been a substantial cause of, or substantially resulted in, such action by such governmental authority;

USARE would be able to terminate the Business Combination Agreement:

•        if the Inflection Point Board modifies its recommendation that shareholders vote “FOR” each of the Condition Precedent Proposals;

•        if Inflection Point is unable to obtain shareholder approval to amend the Cayman Constitutional Documents to allow Inflection Point to extend the date by which it has to consummate a Business Combination from November 30, 2024 to August 21, 2025 (or such earlier date as determined by the Inflection Point Board). Inflection Point obtained such shareholder approval on November 18, 2024;

•        if the approval of the Condition Precedent Proposals by Inflection Point’s shareholders will not have been obtained by reason of the failure to obtain the required vote at the Inflection Point shareholders’ meeting duly convened therefor or at any adjournment or postponement thereof;

•        if (i) there has been a breach by Inflection Point of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of Inflection Point will have become untrue or inaccurate, in any case, which would result in a failure of certain specified conditions set forth in the Business Combination Agreement to be satisfied and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Inflection Point or (B) the Outside Date; provided, that USARE will not have the right to terminate the Business Combination Agreement pursuant to the Business Combination Agreement if at such time USARE is in material uncured breach of the Business Combination Agreement;

•        if (i) all the conditions set forth in the Business Combination Agreement have been, and continue to be, satisfied or waived (ii) Inflection Point fails to consummate the Business Combination on or prior to the day when the Closing is required to occur pursuant to the Business Combination Agreement, (iii) USARE will have irrevocably confirmed in writing to Inflection Point that it is ready, willing and able to consummate the Closing and (iv) Inflection Point fails to effect the Closing within five (5) business days following delivery of such confirmation.

Inflection Point would be able to terminate the Business Combination Agreement:

•        if (i) there has been a breach by USARE of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of such parties will have become untrue or inaccurate, in any case, which would result in a failure of certain specified conditions set forth in the Business Combination Agreement to be satisfied (treating the Closing Date for such purposes as the date of the Business Combination Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to USARE or (B) the Outside Date; provided, that Inflection Point will not have the right to terminate the Business Combination Agreement pursuant to the Business Combination Agreement if at such time Inflection Point is in material uncured breach of the Business Combination Agreement;

•        (i) all the conditions set forth in the Business Combination Agreement have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) USARE fails to consummate the transactions contemplated by the Business Combination Agreement on or prior to the day when the Closing is required to occur pursuant to the Business Combination Agreement, (iii) Inflection Point shall have irrevocably confirmed in writing to USARE that it is ready, willing and able to consummate the Closing and (iv) USARE fails to effect the Closing within five (5) Business Days following delivery of such confirmation.

Waiver and Amendments

At any time prior to Closing, any party to the Business Combination Agreement may, by approval by their respective board of directors or other officers or persons duly authorized (a) extend the time for the performance of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties (of the other party hereto) that are contained in the Business Combination Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in the Business Combination Agreement. The Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Inflection Point and USARE.

Expenses

In the event that the Business Combination Agreement is terminated by Inflection Point due to (i) USARE’s breach of certain representation, warranties, covenants or agreements, which would result in a failure of certain closing conditions and such breach is incapable of being or is not cured within (A) twenty (20) days after written notice or (B) the Outside Date or (ii) USARE fails to consummate the Business Combination on or prior to the day when Closing is required to occur and fails to effect the Closing within five (5) business days following the delivery of Inflection Point’s confirmation to consummate the Closing, then USARE will pay to Inflection Point any amounts due and owing under the Convertible Promissory Note within two (2) days after the date of termination.

In addition, if USARE fails to pay in a timely manner any amount due pursuant to such expense reimbursement, USARE will reimburse Inflection Point for all costs and expenses incurred in the collection of overdue amounts and will pay to Inflection Point interest on the amounts payable pursuant to the Business Combination Agreement from and including the date payment of such amounts was due to but excluding the date of actual payment at a rate equal to three percent (3%) plus the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

Inflection Point and USARE agree that they are entitled to seek an injunction or restraining order to prevent breaches and to specific enforcement of the terms and provisions of the Business Combination Agreement, without the requirement to post any bond or other security or to prove that money damages would be inadequate, in addition to any other right or remedy to which any party is entitled under the Business Combination Agreement, at law or equity.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Related Agreements”), but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders of Inflection Point and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Registration Rights Agreement

At the Closing, New USARE, the Sponsor, Cantor and certain members of USARE and Inflection Point Fund will enter into the Registration Rights Agreement, pursuant to which, among other things, the Sponsor, Cantor and such members of USARE and Inflection Point Fund will be granted certain customary registration rights, on the terms and subject to the conditions therein, with respect to securities of New USARE that they will hold following the Business Combination.

We estimate that holders of an aggregate of 51,396,272 shares of New USARE Common Stock (excluding any Earnout Shares) and 6,000,000 New USARE Warrants will be entitled to registration rights immediately following Closing, representing approximately 46.7% of the total issued and outstanding shares of New USARE Common Stock (plus shares of New USARE Common Stock underlying issued and outstanding New USARE Warrants, Series A Preferred Stock and New USARE Preferred Investor Warrants) and approximately 32.4% of the total issued and outstanding New USARE Warrants following the Business Combination.

Member Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, Inflection Point, USARE, and certain members of USARE (the “USARE Supporting Members”) entered into a Member Support Agreement (the “Member Support Agreement”) pursuant to which the USARE Supporting Members generally agreed to, among other things:

(i)     approve and adopt the Business Combination Agreement and the consummation of the transactions contemplated thereby;

(ii)    vote against any alternative transaction or any proposal relating to an alternative transaction;

(iii)   vote against any merger agreement or merger, consolidation, combination (other than the Business Combination Agreement and the transactions contemplated thereby), sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by USARE;

(iv)   vote against any change in the business or board of managers of USARE (other than pursuant to the Business Combination Agreement or the agreements and instruments contemplated by the Business Combination Agreement or otherwise related to the transactions contemplated therein); and

(v)    vote against any proposal, action or agreement that would (A) impede, interfere, frustrate, prevent or nullify any provision of the Member Support Agreement, the Business Combination Agreement or the transactions contemplated thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of USARE under the Business Combination Agreement, (C) result in any of the closing conditions to the consummation of the Business Combination found in the Business Combination Agreement not being fulfilled, (D) result in a breach of any covenant, representation or warranty or other obligation or agreement of such USARE Supporting Members contained in the Member Support Agreement or (E) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, USARE.

Pursuant to the Member Support Agreement, each USARE Supporting Member has agreed not to commence, join in, facilitate, assist or encourage, and has agreed to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Inflection Point, USARE or any of their respective successors or directors, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of the Member Support Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Member Support Agreement, the Business Combination Agreement or the Business Combination. Each USARE Supporting Member has also waived and agreed not to exercise any rights of appraisal or rights to dissent from the Business Combination that they may have in respect of their units of USARE under appliable law. The Member Support Agreement terminates upon the earlier to occur of the Closing, the termination of the Business Combination Agreement, the liquidation of USARE or the written agreement of the USARE Supporting Members, Inflection Point and USARE.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor, Inflection Point and USARE entered into the Sponsor Support Agreement pursuant to which the Sponsor agreed to, among other things:

(i)     vote in favor of the adoption of each of the Shareholder Proposals;

(ii)    vote against any alternative transaction or any proposal relating to an alternative transaction (in each case, other than the Shareholder Proposals);

(iii)   vote against any merger agreement or merger, consolidation, combination (other than the Business Combination Agreement and the transactions contemplated thereby), sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Inflection Point;

(iv)   vote against any change in the business, management or board of directors of Inflection Point (other than in connection with the Shareholder Proposals or pursuant to the Business Combination Agreement or the agreements and instruments contemplated thereby or otherwise related to the transactions contemplated therein); and

(v)    vote against any proposal, action or agreement that would (A) impede, interfere, frustrate, prevent or nullify any provision of the Sponsor Support Agreement, the Business Combination Agreement or the transactions contemplated thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Inflection Point under the Business Combination Agreement, (C) result in any of the closing conditions set forth in the Business Combination Agreement not being fulfilled, (D) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in the Sponsor Support Agreement or Inflection Point in the Business Combination Agreement or (E) change in any manner the dividend policy or capitalization of, including the voting rights of any Inflection Point Ordinary Shares.

Pursuant to the Sponsor Support Agreement, until the earliest of the Closing, termination of the Business Combination Agreement or the liquidation of Inflection Point, the Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Founder Shares or Private Placement Warrants, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such Founder Shares or Private Placement Warrants or (iii) take any other similar actions without the prior written consent of USARE, unless such transfer is deemed a Permitted Transfer (as defined in the Sponsor Support Agreement).

The Sponsor has also agreed not to commence, join in, facilitate, assist or encourage, and has agreed to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Inflection Point, USARE or any of their respective successors or directors, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of the Sponsor Support Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Sponsor Support Agreement, the Business Combination Agreement or the Transaction.

In addition, pursuant to the Sponsor Support Agreement, the Sponsor agreed to waive, subject to the consummation of the Transaction, any and all anti-dilution rights with respect to the rate that the Founder Shares convert into Inflection Point Class A Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement. The Sponsor Support Agreement terminates upon the earlier to occur of the Closing, the termination of the Business Combination Agreement, the liquidation of Inflection Point or the written agreement of the Sponsor, Inflection Point and USARE.

The Sponsor Support Agreement also provided that the Sponsor will forfeit 60,000 New USARE Warrants for every $1,000,000 by which (x) the gross proceeds at Closing from the Trust Account established by Inflection Point in connection with its initial public offering (after giving effect to the Redemption) plus (y) the gross proceeds from the Class A Convertible Preferred Investment, the Series A Preferred Stock Investment and any PIPE Investment (as defined in the Business Combination Agreement) are below $50,000,000, up to a maximum of 1,500,000 New USARE Warrants forfeited. Additionally, the Sponsor agreed to be bound by certain covenants set forth in the Business Combination Agreement as if it was a signatory thereto.

On January 31, 2025, the Sponsor, Inflection Point and USARE entered into an amendment to the Sponsor Support Agreement to eliminate the potential forfeiture of New USARE Warrants by the Sponsor.

Lock-Up Agreements

Sponsor Lock-Up Agreement

At the Closing, the Sponsor and New USARE will enter into the Sponsor Lock-Up Agreement, pursuant to which the Sponsor and its permitted assigns will agree not to, without the prior written consent of the New USARE Board, prior to end of the “Initial Common Stock Lock-Up Period” (the date that is six months after the Closing Date), Transfer any Sponsor Lock-Up Shares. The Sponsor and its permitted assigns will also agree not to, prior to the end of the “Second Common Stock Lock-Up Period” (the date that is twelve (12) months after the Closing Date), Transfer more than 50% of the Sponsor Lock-Up Shares in each case, without the prior written consent of the New USARE Board. In addition, the Sponsor will agree to not Transfer New USARE Warrants received upon conversion of its

Private Placement Warrants in connection with the Domestication (or the shares of New USARE Common Stock issuable upon exercise of such warrants), prior to the date that is 30 days after the Closing Date. The Sponsor Lock-Up Agreement provides for certain permitted transfers, including but not limited to, transfers to certain affiliates or family members, transfers of shares acquired on the open market after the consummation of the Business Combination, subject to certain conditions, and the exercise of certain stock options and warrants.

USARE Lock-Up Arrangement

In connection with the Domestication, Inflection Point will adopt the Proposed By-Laws, pursuant to which the USARE Lock-Up Holders (existing members of USARE (excluding the holders of the USARE Class A Convertible Preferred Units and the USARE Class A Preferred Investor Warrants, solely with respect to the New USARE securities received in exchange for such USARE securities) together with their permitted transferees) will not be permitted, prior to the end of the Initial Common Stock Lock-Up Period, to Transfer any USARE Lock-Up Shares, in each case, without the prior written consent of the New USARE Board. Such Proposed By-Laws further provide that such USARE Lock-Up Holders will not be permitted to, prior to the end of the Second Common Stock Lock-Up Period, Transfer more than 50% of the USARE Lock-Up Shares in each case, without the prior written consent of the New USARE Board. The Proposed By-Laws provide for certain permitted transfers, including but not limited to, transfers to certain affiliates or family members, transfers of shares acquired on the open market after the consummation of the Business Combination, subject to certain conditions, and the exercise of certain stock options and warrants.

Series A SPA, Series A Preferred Stock and Series A Preferred Investor Warrants

On August 21, 2024, Inflection Point, USARE and Inflection Point Fund, an accredited investor that is an affiliate of Inflection Point, entered into the Series A SPA. Pursuant to the Series A SPA, Inflection Point Fund has agreed, among other things, to purchase, at Closing, 759,804 shares of Series A Preferred Stock and a Series A Preferred Investor Warrant to purchase 759,804 shares of New USARE Common Stock at an initial exercise price of $12.00 per share, subject to adjustment, for an aggregate purchase price of $9,117,648. Subsequently, on February 3, 2025, Inflection Point Fund pre-funded the Series A Preferred Stock Investment by purchasing an aggregate of 833,333 additional USARE Class A-2 Convertible Preferred Units and a USARE Class A Preferred Investor Warrant exercisable for an aggregate of 833,333 USARE Class A Units as part of the Additional Class A-2 Convertible Preferred Unit Investment. Pursuant to the Series A SPA Termination Agreement, upon the pre-funding of the Series A Preferred Stock Investment, the Series A SPA was terminated.

In addition, pursuant to the Blitzer Series A SPA, dated as of August 21, 2024 (as amended on January 22, 2025), by and among Inflection Point, Mr. Blitzer and USARE, Inflection Point has agreed to issue at Closing, a number of shares of Series A Preferred Stock equal to the number of Blitzer Conversion Preferred Shares in exchange for his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note.

The Series A SPA includes customary representations and warranties from USARE, Inflection Point and Inflection Point Fund and customary closing conditions. The Series A SPA also includes customary covenants and agreements related to transfer restrictions, SEC reports, material non-public information and indemnification. The Series A Preferred Stock and New USARE Common Stock underlying any Series A Preferred Investor Warrants will be “Registrable Securities” under the Registration Rights Agreement. The Blitzer Series A SPA is in substantially the form of the Series A SPA, subject to appropriate changes to reflect that (i) the consideration to be paid by Mr. Blitzer is his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note and (ii) Mr. Blitzer will not receive a Series A Preferred Investor Warrant.

The Series A Preferred Stock to be issued pursuant to the Series A SPA, the Blitzer Series A SPA and in exchange for the USARE Class A Convertible Preferred Units will have the following terms under the Series A Preferred Stock Certificate of Designation:

Dividends:    The Series A Preferred Stock will accrue dividends daily at the rate of 12% per annum of the Stated Value (if paid in kind), plus the amount of previously accrued dividends paid in kind, or 10% per annum of the Stated Value (if paid in cash), plus the amount of previously accrued dividends. Such dividends will compound semi-annually.

Liquidation Preference:    Upon any liquidation or deemed liquidation event, the holders of Series A Preferred Stock will be entitled to receive out of the available proceeds, before any distribution is made to holders of common stock or any other junior securities, an amount per share equal to the greater of (i) 100% of the Accrued Value (as defined in the Series A Preferred Stock Certificate of Designation) or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into New USARE Common Stock immediately prior to the liquidation event. Thereafter, the holders of Series A Preferred Stock will be entitled to receive their pro-rata share, of the remaining available proceeds available for distribution to stockholders, on an as-converted to common stock basis.

Voting:    The Series A Preferred Stock will (i) vote together with the New USARE Common Stock as a single class, except as required by law and (ii) as noted below under “Protective Provisions”. Each holder of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of New USARE Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

Protective Provisions:    For as long as 20% of the shares of Series A Preferred Stock issued as of the Closing are held by Inflection Point Asset Management LLC, and certain other holders of Series A Preferred Stock and their respective affiliates, New USARE shall not, without the affirmative vote or action by written consent of holders of more than 80% of the issued and outstanding shares of Series A Preferred Stock (the “Requisite Holders”), take any of the following actions: (i) liquidate, dissolve or wind up the affairs of New USARE; (ii) amend, alter, or repeal any provision of the Series A Preferred Stock Certificate of Designation or any similar document of New USARE in a manner adverse to the Series A Preferred Stock; (iii) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security unless such security ranks junior to the Series A Preferred Stock with respect to its rights, preferences and privileges, or increase the authorized number of shares of Series A Preferred Stock; (iv) purchase or redeem or pay any cash dividend on any capital stock ranking junior to the Series A Preferred Stock, other than stock repurchased at cost from former employees and consultants in connection with the cessation of their service; (v) enter into any transaction with an affiliate, other than the issuance of equity or awards to eligible participants under New USARE’s incentive plan, equity plan or equity-based compensation plan, or with respect to employment, consulting or award agreements with respect to executive officers of New USARE, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of New USARE; or (vi) incur or guarantee any indebtedness, other than equipment leases or trade payables incurred in the ordinary course of business, if the aggregate indebtedness of New USARE and its subsidiaries for borrowed money following such action would exceed $5,000,000; provided, however, that the Series A Preferred Stock shall not be considered indebtedness for purposes of this calculation.

Conversion:    Each share of Series A Preferred Stock will be convertible into New USARE Common Stock at any time at the option of the holder at a rate equal to the Accrued Value (as defined in the Series A Preferred Stock Certificate of Designation), divided by the then-applicable conversion price. The conversion price will initially be $12.00, subject to adjustments for stock dividends, splits, combinations and similar events and certain anti-dilution adjustments, specifically regarding equity capital raises and subject to certain exceptions including with respect to future issuances or sales of New USARE Common Stock at prices less than $10.00 per share. In addition, if the 20-day volume-weighted average price of the New USARE Common Stock on the twenty-first trading day following the date that is six months after Closing Date is less than the conversion price then in effect, the conversion price will be adjusted to the greater of (i) such volume weighted average price and (ii) $7.50. For further details, see Series A Preferred Stock Certificate of Designation in substantially the form attached to this proxy statement/prospectus as Annex E.

Put Rights:    Unless prohibited by applicable law governing distributions to stockholders, the Series A Preferred Stock shall be redeemable at the option of the Requisite Holders commencing any time after the 5th anniversary of the Closing at a price equal to the Accrued Value.

Call Rights:    Unless prohibited by applicable law governing distributions to stockholders, the Series A Preferred Stock shall be redeemable at the option of New USARE commencing any time (A) prior to the 1st anniversary of the Closing at a price equal to the 150% of the Accrued Value, (B) on or after the 1st anniversary but prior to the 2nd anniversary of the Closing at a price equal to the 140% of the Accrued Value, (C) on or after the 2nd anniversary of the Closing but prior to the 3rd anniversary of the Closing at a price equal to the 130% of the Accrued Value, (D) on or after the 3rd anniversary of the Closing but prior to the 4th anniversary of the Closing at a price equal to the 120% of the Accrued Value, (E) on or after the 4th anniversary of the Closing but prior to the 5th anniversary of the Closing at a price equal to the 110% of the Accrued Value, or (F) on or after the 5th anniversary of the Closing at a price equal to the 100% of the Accrued Value.

The Series A Preferred Investor Warrants will be immediately exercisable upon issuance at Closing and will expire five years from the date of Closing. The Series A Preferred Investor Warrants include customary cash and cashless exercise provisions. Each Series A Preferred Investor Warrant is initially exercisable at $12.00 per share of New USARE Common Stock, subject to the same anti-dilution and other adjustments as the Series A Preferred Stock.

As noted above, at the Effective Time (i) each USARE Class A Convertible Preferred Unit that is issued and outstanding immediately prior to the Effective Time (other than Excluded Units) and each USARE Class A Convertible Preferred Unit that would be outstanding upon payment-in-kind of all accrued and unpaid dividends on the USARE Class A Convertible Preferred Units shall be cancelled and converted into the right to receive one share of Series A Preferred Stock and (ii) each warrant to purchase USARE Class A Units at an initial exercise price of $12.00 per USARE Class A Unit, subject to adjustment and initially issued to a holder of USARE Class A Convertible Preferred Units (each such warrant, a “USARE Class A Preferred Investor Warrant”) shall be cancelled and converted into the right to receive a Series A Preferred Investor Warrant exercisable for a number of shares of New USARE Common Stock equal to the aggregate number of USARE Class A Units that would be issued upon full exercise of such USARE Class A Preferred Investor Warrant.

Class A Convertible Preferred Investment

On August 21, 2024, USARE and the Class A Convertible Preferred Unit Investors entered into the Class A Convertible Preferred SPAs. Pursuant to the Class A Convertible Preferred SPAs, the Class A Convertible Preferred Unit Investors purchased an aggregate of (i) 2,500,000 USARE Class A Convertible Preferred Units and (ii) USARE Class A Preferred Investor Warrants exercisable for an aggregate of 2,968,750 USARE Class A Units, for an aggregate purchase price of approximately $25.5 million.

On January 31, 2025, USARE and the Additional Class A-2 Convertible Preferred Unit Investors entered into the Additional Class A-2 Convertible Preferred SPAs, pursuant to which the Additional Class A-2 Convertible Preferred Unit Investors agreed to purchase an aggregate of (i) 1,495,098 USARE Class A-2 Convertible Preferred Units and (ii) USARE Class A Preferred Investor Warrants exercisable for an aggregate of 1,495,098 USARE Class A Units for an aggregate purchase price of approximately $15.0 million. The Additional Class A-2 Convertible Preferred Unit Investment closed on February 3, 2025.

The USARE Class A Convertible Preferred Units accrue dividends daily at the rate of (a) if paid in kind, 12% per annum of the original issue price (defined as $12.00 per unit), plus the amount of previously accrued dividends paid in kind, or (b) if paid in cash, 10% per annum of the original issue price (defined as $12.00 per unit), plus the amount of previously accrued dividends. Such dividends compound quarterly. In addition, the holders of the USARE Class A-2 Convertible Preferred Units are to be paid, on an as-converted basis, any dividend or other distribution, whether paid in cash, in-kind or in other property (including, for the avoidance of doubt, any securities), authorized and paid by USARE on the issued and outstanding USARE Class A Units in an amount determined by assuming that the number of USARE Class A Units into which such USARE Class A-2 Convertible Preferred Units could be converted pursuant to the USARE OA.

The Company currently intends to use the proceeds from the Class A Convertible Preferred Investment and the Additional Class A-2 Convertible Preferred Unit Investment (i) to further build out the Company’s Stillwater Facility, (ii) to progress the Company’s PFS development, (iii) to pay transaction costs and expenses related to the Business Combination, and (iv) for general corporate purposes.

In addition, pursuant to the Blitzer Class A SPA, USARE has issued 122,549 USARE Class A-2 Convertible Preferred Units (excluding accrued and unpaid payment-in-kind interest) and a USARE Class A Preferred Investor Warrant to purchase up to 31,250 USARE Class A Units in exchange for Mr. Blitzer’s promise to forgive, at Closing, the remaining 50% of the then-outstanding balance of the Convertible Promissory Note. The Blitzer Class A SPA is in substantially the form of the Class A Convertible Preferred SPAs, subject to appropriate changes to reflect that the consideration paid by Mr. Blitzer is his promise to forgive, at Closing, 50% of the then-outstanding balance of the Convertible Promissory Note.

Cantor Fee Reduction Agreement

Pursuant to the Underwriting Agreement, Inflection Point previously agreed to pay to Cantor the Original Deferred Fee (an aggregate cash amount of $13,100,000 as “deferred underwriting commissions”) upon the consummation of an initial business combination, as contemplated by the final prospectus of Inflection Point, filed with the SEC (File

No. 333-271128), and dated May 24, 2024. Solely in connection with the Business Combination, Inflection Point, Cantor and USARE have entered into the Fee Reduction Agreement, pursuant to which, upon consummation of the Business Combination, Cantor will accept, in lieu of such Original Deferred Fee: (i) either (at Inflection Point’s option) (A) a cash fee of $4,000,000 or (B) (1) a cash fee of $2,000,000 plus (2) 400,000 shares of New USARE Common Stock at an implied value of $10.00 per share, plus (ii) 2.0% of the amount by which the Total Capital Raised (as defined in the Fee Reduction Agreement) exceeds $50,000,000. Additionally, solely if Inflection Point elects to pay the all-cash fee discussed above, Cantor will forfeit 1,650,000 Private Placement Warrants.

Seventh A&R Company Operating Agreement

In connection with the Business Combination, USARE will amend and restate its operating agreement by adopting the Seventh A&R Operating Agreement. The Seventh A&R Operating Agreement will, among other things, permit the issuance and ownership of the units of USARE as contemplated to be issued and owned by Inflection Point upon consummation of the Business Combination and admit Inflection Point as the manager of USARE.

Background of the Business Combination

Inflection Point is a special purpose acquisition company that was incorporated on March 6, 2023, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The terms of the Business Combination are the result of extensive negotiations among the representatives of Inflection Point and USARE. The following is a description of the background of these negotiations and the resulting terms of the Business Combination.

Prior to the consummation of the IPO on May 24, 2023, Inflection Point had not selected any specific business combination target and had not, nor had anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with Inflection Point.

After completion of the IPO, Inflection Point’s officers and directors commenced an active search for prospective businesses or assets to acquire in its initial business combination. Representatives of Inflection Point were contacted by, and representatives of Inflection Point contacted, numerous individuals, financial advisors, business owners and other entities who offered to present ideas for business combination opportunities. Inflection Point’s officers and directors and their affiliates actively searched for and brought business combination targets to Inflection Point’s attention.

From May 24, 2023 to July 2, 2024, Inflection Point reviewed more than 100 acquisition opportunities across various industries, entered into approximately 25 non-disclosure agreements with potential targets (including USARE). Inflection Point had active discussions with approximately 36 potential business targets and delivered initial drafts of letters of intent to 12 of such companies, including USARE. Inflection Point ultimately determined not to proceed with ten of the other potential acquisition opportunities, either because: (a) Inflection Point did not prevail in or could not preempt a competitive process; (b) Inflection Point could not come to an agreement with the counterparty on the economic terms for a potential transaction; (c) the counterparty decided not to pursue a business combination at that time; or (d) Inflection Point concluded that the target business or the terms of a potential business combination would not be suitable for Inflection Point or its shareholders. One of these opportunities proceeded to a non-binding letter of intent, and Inflection Point subsequently entered into advanced negotiations with this target. The non-binding letter of intent expired without the parties entering into a binding agreement because the target ultimately decided not to pursue a potential business combination at that time. Further, following extensive due diligence conducted by Inflection Point’s management and its advisors, and following detailed discussions with USARE, Inflection Point believed USARE to be an attractive target business with strong growth prospects. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — The Inflection Point Board’s Reasons for the Approval of the Business Combination” for a further discussion of these considerations.

The following chronology summarizes the key meetings and events that led to the signing of the letter of intent, Business Combination Agreement and other Transaction Documents with USARE, but it does not purport to catalogue every conversation among representatives of Inflection Point, USARE, and their respective advisors.

On April 26, 2024, a representative of Cohen & Company Capital Markets (“CCM”) a division of J.V.B. Financial Group, LLC, which was ultimately retained as financial advisor to USARE, reached out to Michael Blitzer and Kevin Shannon via email with introductory information on USARE. He informed Messrs. Blitzer and Shannon that USARE controlled over 80% of the Round Top Deposit, an above-ground mineral deposit in Texas that contains a large deposit of REEs, and was developing a magnet production facility in Oklahoma, which provided the potential for vertical integration. He said that USARE was interested in going public and concurrently raising additional capital, in which existing USARE investors would participate. He noted that USARE had raised additional equity capital in 2023. He also provided Messrs. Blitzer and Shannon with USARE background materials, which Messrs. Blitzer and Shannon reviewed.

On May 7, 2024, CCM facilitated an introductory meeting held at CCM’s offices between Mordechai Gutnick of the USARE board of managers and Messrs. Blitzer and Shannon which included a discussion of USARE’s background and projects.

On May 17, 2024, Inflection Point and USARE entered into a non-disclosure agreement.

On May 23, 2024, Messrs. Gutnick, Blitzer, and Shannon met in New York to discuss more information on USARE’s business, objectives to be achieved through a business-combination transaction, and general process timeline.

On May 28, 2024, Inflection Point shared a draft private investment in public equity (“PIPE”) term sheet for potential investment by an affiliate of the Sponsor with CCM. No preliminary valuation was included in the term sheet.

On May 30, 2024, members of the Inflection Point team were granted access to a data room prepared and populated by USARE, and between May 30, 2024 and June 3, 2024, Inflection Point’s management team conducted initial due diligence on USARE, including an in-depth review of the business lines, competitive landscape, governmental regulations, funding raised to date, and anticipated use of funds from a potential de-SPAC transaction. USARE also communicated to Inflection Point that it was seeking a valuation of at least $800 million.

On June 3, 2024, Inflection Point submitted an initial draft of a letter of intent to CCM (the “LOI”). The LOI reflected an enterprise value range of $750 million to $1.25 billion, in addition to certain other transaction terms, including a proposed $20-$25 million PIPE investment from investors affiliated with the Sponsor, a single-class common stock structure for New USARE and a six-month lock-up restriction on the holders of Founder Shares and the USARE Members. The initial enterprise value range was based on an analysis of what Inflection Point viewed as the most comparable publicly traded company (MP Materials) due to its parallel business strategy and operational plan centered on the vertical integration of a mine-to-magnet supply chain, which comparison Inflection Point believed would result in a comparable public market once USARE attains commercial scale at the Round Top Deposit, its preliminary economic assessment of the Round Top Project, the expansive demand profile for the magnet segment, the favorable legislative backdrop, and USARE’s historical capital raising activity. The wide range of enterprise value in this initial draft LOI reflected the Inflection Point team’s desire to indicate to USARE that, preliminarily, the minimum value could be approximately at the minimum valuation it was seeking, but the valuation also could be substantially higher, pending Inflection Point’s ongoing due diligence.

Between June 3, 2024 and June 19, 2024, members of the Inflection Point team continued their diligence process on USARE, including conducting an in-depth review of each of USARE’s business segments. In particular, they reviewed materials received from USARE in which USARE projected that its magnet manufacturing facility would begin production in 2026, and would increase production capacity to 2,400 tons in 2027. During that same time, USARE reviewed and considered the Inflection Point proposals, including holding board meetings to discuss the proposal and USARE’s plans.

On June 10, 2024, Messrs. Gutnick, Blitzer, and Shannon had a call to discuss USARE’s business model, the terms of the PIPE, and USARE’s strong preference for an investment made at the time the Business Combination Agreement was executed. Following the call, Inflection Point submitted an updated PIPE term sheet to CCM including the valuation range from the initial draft LOI and a component that would prefund a portion of the PIPE upon execution of the Business Combination Agreement at a discount.

On June 19, 2024, Messrs. Gutnick, Blitzer, Shannon and a representative of CCM met to discuss the current structure and composition of the USARE board of managers, the metal supply agreement with an Australian company, and the intention of existing investors or their affiliates to prefund a $12 million PIPE commitment. At the meeting, Mr. Gutnick and CCM reiterated that USARE would not accept a valuation below $800 million. Following the meeting, Inflection Point submitted an updated nonbinding LOI to USARE and CCM with a base valuation of $800 million and an additional five-year earn out of 10 million shares at $15 and $20 share trading price hurdles. The LOI stated that it was subject to ongoing due diligence. Inflection Point believed that a base valuation of $800 million was likely to be supportable because (i) USARE had raised capital in a private financing round in 2023 at a $520 million valuation, and since that round had made significant progress on development of its magnet production facility, which was now expected to begin commercial operations in 2026, with a doubling of capacity in 2027, and (ii) the Round Top Deposit represented a significant potential opportunity in the longer term. In addition, the earnout would provide additional value for significant overperformance reflected in the company’s stock share trading price, and would be a mechanism to incentivize USARE to continue to expeditiously execute on its business plan.

On June 20, 2024, Inflection Point submitted an updated PIPE term sheet based on discussions with USARE.

Between June 20, 2024 and August 19, 2024, Inflection Point completed substantial confirmatory due diligence including conducting site visits to USARE’s Oklahoma, Texas, and Colorado facilities, conducting expert calls, reviewing relevant third party expert transcripts, reviewing industry and peer research reports, and engaging a third party due diligence firm.

On June 24, 2024, the USARE Board held a meeting and considered the proposed LOI regarding the Business Combination and a term sheet regarding the PIPE.

On June 26, 2024, David Kronenfeld, Chief Legal Officer of USARE, members of the CCM banking team, and Messrs. Gutnick, Blitzer, and Shannon, met at CCM’s office to walk through the latest draft of the LOI.

On June 30, 2024, USARE delivered drafts to Inflection Point of the LOI, reflecting, among other things, the terms of the waiver of deferred underwriting fees, and the PIPE term sheet, reflecting the call provisions for USARE.

On July 1, 2024, Messrs. Gutnick, Blitzer, and Shannon, among others, met to discuss the latest LOI and PIPE term sheet drafts. They also discussed the state of the U.S. market for NdFeB magnets, and Mr. Gutnick stated that he believed that even once the Stillwater Facility was producing 2,400 tons per year, that production would represent a small fraction of total U.S. demand, and that the U.S. Department of Defense’s stated interest in securing a domestic supply of magnets could allow for premium pricing.

Also on July 1, 2024, Messrs. Kronenfeld and Shannon had a call to discuss the latest LOI and PIPE term sheet drafts. Inflection Point subsequently agreed to the PIPE term sheet as drafted and sent back an LOI with a proposed fee reduction for Cantor. Mr. Kronenfeld noted that the proposed fee to be paid to Cantor needed to be further reduced.

On July 2, 2024, Mr. Shannon met with the SPAC team at Cantor to discuss their willingness to reduce their deferred underwriting fee. Messrs. Gutnick, Blitzer, and Shannon subsequently had a call to discuss Cantor’s fee and reached a mutual agreement. Inflection Point then sent an updated draft of the LOI that was mutually executed.

On July 2, 2024, the USARE Board held a meeting, further considered the LOI, and approved the entry into the LOI. USARE also that day settled on a term sheet to guide negotiations on the preferred, subject to further adjustment regarding certain outstanding points.

On July 3, 2024, Members of the USARE, Inflection Point, CCM, Cantor, White & Case LLP (“White & Case”), counsel to Inflection Point, and King & Spalding LLP (“King & Spalding”), counsel to USARE, teams held a kickoff call to discuss the timeline and workstreams ahead regarding the negotiation and execution of the Business Combination Agreement and the documentation related to the preferred PIPE investment. Similar broad group calls were held weekly on July 10, July 18, July 24, July 31, and August 7 to cover topics including the status of the definitive transaction documents, the investor presentation, the transaction announcement press release, the PR firm to be engaged, the auditors to be engaged, and the target S-4 filing timeline. On August 8, the cadence of this group call became daily, and subsequent update calls covering the same topics were held on August 9, August 12, August 14, August 16, August 19, and August 20. During the same time period and beginning on August 6, White & Case and King & Spalding had nearly daily calls regarding status and negotiation of the transaction documents and the diligence process.

On July 8, 2024, Mr. Shannon had an introductory call with CRU Group (“CRU”), a metals and mining consulting firm, about their due diligence report capabilities, and Mr. Shannon had a follow up call with CRU to review the proposed scope of work on July 10. Inflection Point subsequently engaged CRU formally on July 16, and Inflection Point received the final report on August 7.

On July 9, 2024, representatives of White & Case sent a draft amendment to USARE’s operating agreement to implement the investment that would be made at the time the Business Combination Agreement was executed.

From July 9 through August 9, the USARE Board held periodic meetings where the progress of the negotiation of the terms and documentation of the Business Combination and the PIPE were considered and discussed.

On July 11, 2024, Mr. Shannon had an introductory call with a metals and mining focused investment bank, to hear their views on the USARE opportunity.

On July 12, 2024, Messrs. Gutnick, Blitzer, and Shannon had a call to discuss the process for a search for a new CEO for USARE.

On July 15, 2024, representatives from White & Case and King & Spalding had a call to finalize the structure of the transaction.

On July 16, 2024, the Inflection Point team received USARE’s financial model for its magnet production business.

On July 17, 2024, White & Case sent its initial legal due diligence requests to King & Spalding. Throughout July and August 2024, White & Case sent supplemental legal due diligence requests to King & Spalding and reviewed documents and written answers provided in response thereto.

In parallel with its due diligence efforts, Inflection Point management worked together with USARE at several meetings between July and August 2024 to create marketing materials that the parties would use in the solicitation of financing for USARE and New USARE.

Also on July 17, 2024, Messrs. Gutnick, Kronenfeld, Blitzer, Shannon, and Peter Karl from Cantor traveled to Stillwater, Oklahoma to visit and learn more about the magnet production facility. Steve Ridge, COO of USARE and Bob Fredette, Director of Magnet Operations were also present.

On July 22, 2024, Messrs. Blitzer and Shannon had an introductory call with Tready Smith, a board member and existing investor of USARE.

On July 23, 2024, White & Case sent the initial draft Business Combination Agreement to King & Spalding, which was supplemented by an updated draft delivered on July 24, 2024.

Also on July 23, 2024, Messrs. Kronenfeld and Shannon traveled to Sierra Blanca, Texas to tour Round Top Mountain.

On July 26, 2024, White & Case and King & Spalding had a call to discuss the terms of an amendment to the USARE operating agreement to discuss the terms of the USARE Class A Convertible Preferred Units.

On July 29, 2024, the Inflection Point Board met to discuss the USARE transaction. All members of management and the Inflection Point Board other than Erica Dorfman were in attendance.

On July 31, 2024, Messrs. Gutnick, Ridge, and Shannon met at the Wheat Ridge, Colorado R&D facility to discuss the mineral separation processes taking place at that facility.

On August 1, 2024, Messrs. Gutnick, Kronenfeld, and Shannon had a call to discuss the engagement of a public relations firm in connection with the announcement of a potential transaction.

Also on August 1, 2024, Messrs. Gutnick, Kronenfeld, and Shannon and the White & Case and King & Spalding teams had a call with Ted Senko, chairman of the audit committee of USARE and Christopher Boling, chief accounting officer of USARE to discuss the timeline for engaging auditors and the desired timeline for the audits of USARE’s financial statements to be completed, noting the parties collective desire to expeditiously close any transaction that was ultimately entered into.

On August 2, 2024, King & Spalding delivered a revised draft of the Business Combination Agreement. Between August 2 and August 21, 2024, White & Case and King & Spalding exchanged drafts and held related discussions regarding the Business Combination Agreement and related agreements to document and implement the business combination and the PIPE investment.

On August 6, 2024, White & Case sent the initial drafts of the Registration Rights Agreement and Sponsor Support Agreement to King & Spalding.

On August 8, 2024, Messrs. Gutnick, Kronenfeld, Blitzer, and Shannon had a call to discuss the status of the definitive PIPE documentation and the details of the conversion price reset and debt cap provisions. In order to maximize the conservation of cash in light of the possibility of significant redemptions at the time of the Extension Meeting, Mr. Blitzer agreed to forgive the interim expenses accrued on the Convertible Promissory Note up until Closing in exchange for equity consideration. In subsequent discussion, Inflection Point selected Newtyn Partners, LP and Newtyn

TE Partners, LP (collectively, “Newtyn”), and two other investors (in addition to Inflection Point Fund I), to invest in the pre-funded PIPE transaction due to their pre-existing relationship with either Sponsor team or USARE. Such selections allowed the parties to minimize negotiation of the terms of the transaction, receive the funding from the investment expeditiously, and prioritize entering into and announcing the signing of the Business Combination Agreement over soliciting competing PIPE term sheets from other investors. The parties also believed, given the state of the market at the time, that they would be unlikely to achieve better investment terms with other investors. On August 8, 2024, King & Spalding sent the initial draft of the form USARE Class A Preferred Investor Warrant to White & Case.

On August 9, 2024, White & Case sent the initial drafts of the Member Support Agreement, Series A Preferred Stock Certificate of Designation and form of Series A Preferred Investor Warrant to King & Spalding. King & Spalding concurrently sent the initial drafts of the Proposed Organizational Documents to White & Case.

On August 13, 2024, Messrs. Gutnick, Kronenfeld, Blitzer, and Shannon had a call with White & Case and King & Spalding to discuss certain open points on the Business Combination Agreement and other key transaction documents, including the Warrant Agreement and Series A SPA. The parties discussed structuring the forgiveness of the Convertible Promissory Note such that 50% of the loan would be forgiven at the closing of the PIPE investment in exchange for shares of Series A Preferred Stock, and the remaining 50% of the loan would be forgiven at Closing in exchange for Class A-2 Preferred Units. Messrs. Kronenfeld and Shannon had a follow-up call with White & Case and King & Spalding on August 15 to further advance these transaction documents.

On August 13, 2024, White & Case sent the initial drafts of the Series A SPA to King & Spalding.

On August 13, the USARE Board held a meeting to discuss and consider the Business Combination Agreement, other transaction documentation and the status of the transaction.

On August 15, 2024, prior to the date of the Inflection Point Board’s meeting, Messrs. Shannon and Sayegh had a call to discuss the agenda of the Inflection Point Board meeting that would be held on the subsequent day. Mr. Shannon provided an overview of the key terms of the Business Combination Agreement and an overview of the diligence that had been conducted. Mr. Sayegh expressed his support for the transactions as described.

On August 16, 2024, the Inflection Point Board met to discuss the Business Combination Agreement and other key Transaction Documents. All members of management and the Inflection Point Board other than Samuel Sayegh were in attendance. Presentation materials and proposed drafts of the definitive agreements were made available to the members of the Inflection Point Board ahead of the meeting. Messrs. Blitzer and Shannon provided an overview of USARE, the key terms of the Business Combination, and all of the due diligence that had been conducted in conjunction with the transaction, including the findings of a third-party commercial due diligence review of USARE’s operations and business strategy. During the meeting, representatives of White & Case provided the members of the Inflection Point Board with an overview of their fiduciary duties and a detailed overview of key transaction documents and legal due diligence findings. The findings from due diligence supported, and did not result in any changes to, the valuation of USARE proposed in the LOI. It was decided that the board approval would come via written resolutions in the coming days as definitive agreements were finalized.

On August 17, 2024, a representative of White & Case provided Mr. Sayegh with substantially the same overview of fiduciary duties, key transaction documents and legal due diligence findings as provided to the other members of the Inflection Point Board at the meeting held on the prior day.

On August 19, 2024, Paula Sutter, Erica Dorfman, and Samuel Sayegh of the Inflection Point audit committee had a morning meeting with a representative of White & Case and Kevin Shannon to review and discuss the related party transactions that would result from the pre-funded PIPE investment. The meeting was adjourned until the evening to give the audit committee members additional time to review the relevant documents. When the meeting was resumed, and the committee members present unanimously passed resolutions approving and recommending that the full Inflection Point Board approve the related party transactions contemplated by the Business Combination in accordance with Inflection Point’s related party transactions policy.

Also on August 19, 2024, Tready Smith and Messrs. Kronenfeld and Shannon had a call to discuss the latest drafts of the announcement day press release and investor presentation. Ms. Smith and Mr. Shannon had a follow-up discussion about these workstreams on August 20, 2024.

On August 19, 2024, by unanimous written resolutions in lieu of a meeting, the Inflection Point Board unanimously (i) approved the Business Combination Agreement and the other Transaction Documents to be entered into by Inflection Point and the Transactions contemplated thereby and (ii) determined that the Business Combination is in the best interests of Inflection Point and the shareholders of Inflection Point. In approving the Transactions, the Inflection Point Board also determined that the aggregate fair market value of the proposed Business Combination was at least 80% of the assets held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account).

On August 19, 2024, the USARE Board held a meeting and further reviewed the Business Combination Agreement, ancillary documents, and considered the related transactions.

From the morning of August 19, 2024 until the evening of August 21, 2024, the parties and their respective counsel and advisors participated in various phone calls and video conferences and exchanged drafts to finalize the Business Combination Agreement and the other Transaction Documents.

On August 20, 2024, the USARE Board held a meeting and approved proceeding to execute the Business Combination Agreement, the ancillary documents, and proceed with the related transactions. On August 20, 2024, USARE obtained unanimous board consent to amend its operating agreement in connection with the proposed transactions. On August 21, 2024, USARE received member approval of the amendment to the operating agreement and unanimous approval by the USARE board of the proposed transactions.

On the evening of August 21, 2024, the parties entered into the Business Combination Agreement and the other Transaction Documents.

On August 22, 2024, USARE and Inflection Point issued a press release announcing the Business Combination.

On September 25, 2024, Inflection Point filed a preliminary proxy statement to, amongst other matters, seek shareholder approval of an extension of the date by which it has to consummate a business combination from November 30, 2024 to August 21, 2025, pursuant to the terms of the Business Combination Agreement.

On November 8, 2024, Inflection Point, the USARE Board and USARE management had a call to discuss the merits and terms of forward purchase agreements the parties contemplated offering in connection with non-redemption arrangements related to both the Extension Meeting and the extraordinary general meeting. Among such terms, the parties discussed the possibility of granting to certain Inflection Point Shareholders the option to enter into forward purchase agreements as consideration for their commitment not to redeem their Public Shares in connection with the Extension Meeting.

On November 10, 2024, Inflection Point sent Newtyn an initial draft of the term sheet setting forth the terms of the forward purchase option.

On November 11, 2024, Inflection Point sent Newtyn an initial draft of non-redemption agreement.

Between November 11, 2024 and November 12, 2024, Inflection Point and Newtyn exchanged drafts of the non-redemption agreement, including the term sheet providing for the option to enter into a forward purchase agreement.

On November 13, 2024, White & Case (on behalf of Inflection Point) and Newtyn further revised the draft of the non-redemption agreement and corresponding term sheet in connection with the forward purchase option. Later that day, the parties finalized the non-redemption agreement and Inflection Point and Newtyn subsequently entered into a non-redemption agreement (the “Newtyn NRA”) pursuant to which Newtyn agreed not to redeem (or to validly rescind any redemption requests with respect to) an aggregate of 700,000 Public Shares in connection with the Extension Meeting in exchange for the option to enter into a forward purchase agreement in connection with the Closing with respect to up to 700,000 Inflection Point Class A Ordinary Shares.

Also on November 13, 2024, Inflection Point contacted Cantor to inquire whether any funds would be interested in a similar non-redemption agreement.

On November 14, 2024, following the public disclosure of the Newtyn NRA, a representative from Harraden Circle Investors LP and Harraden Circle Special Opportunities LP (collectively, “Harraden”) contacted Inflection Point and proposed to enter into a similar non-redemption agreement on the same terms and with respect to the same number of Inflection Point Ordinary Shares as the Newtyn NRA. Later that day, Inflection Point and Harraden entered into a non-redemption agreement pursuant to which Harraden agreed not to redeem (or to validly rescind any redemption requests with respect to) an aggregate of 700,000 Public Shares in connection with the Extension Meeting in exchange for the option to enter into a forward purchase agreement in connection with the Closing with respect to up to 700,000 Inflection Point Class A Ordinary Shares.

Also on November 14, 2024, a representative from L1 Capital Global Opportunities Master Fund (“L1”) met with a representative from Cantor, who proposed to L1 the option of entering into a similar non-redemption agreement with Inflection Point on the same terms as the Newtyn NRA. Later that day, Inflection Point and L1 entered into a non-redemption agreement pursuant to which L1 agreed not to redeem (or to validly rescind any redemption requests with respect to) an aggregate of 300,000 Public Shares in connection with the Extension Meeting in exchange for the option to enter into a forward purchase agreement in connection with the Closing with respect to up to 300,000 Inflection Point Class A Ordinary Shares.

On October 7, 2024, Inflection Point filed a definitive proxy statement to extend the date by which it has to consummate a business combination to August 21, 2025, pursuant to the terms of the Business Combination Agreement. On November 4, 2024, Inflection Point filed a supplement to the definitive proxy statement to postpone the date of the Extension Meeting. On November 18, 2024, Inflection Point’s shareholders approved the Extension Amendment.

Also on November 18, 2024, pursuant to the terms of the Cayman Constitutional Documents, the Sponsor elected to convert 6,200,000 outstanding Inflection Point Class B Ordinary Shares held by it on a one-for-one basis into Inflection Point Class A Ordinary Shares. Following such conversion and giving effect to the redemption of Public Shares in connection with the Extension Amendment, as of November 18, 2024, the Company had an aggregate of 8,405,349 Inflection Point Class A Ordinary Shares issued and outstanding and 50,000 Inflection Point Class B Ordinary Shares issued and outstanding.

On January 22, 2025, Inflection Point, Mr. Blitzer and USARE amended the Blitzer Series A SPA to provide that Inflection Point will issue to Mr. Blitzer, at Closing, a number of shares of Series A Preferred Stock equal to the number of Blitzer Conversion Preferred Shares (amended from 104,167 shares of Series A Preferred Stock) in exchange for his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note.

On January 30, 2025, Inflection Point and USARE entered into an amendment to the Business Combination Agreement to fix the proposed directors of New USARE and address certain other governance matters.

On January 31, 2025, USARE and the Additional Class A-2 Convertible Preferred Unit Investors entered into the Additional Class A-2 Convertible Preferred SPAs, pursuant to which the Additional Class A-2 Convertible Preferred Unit Investors agreed to purchase an aggregate of (i) 1,495,098 USARE Class A-2 Convertible Preferred Units and (ii) USARE Class A Preferred Investor Warrants exercisable for an aggregate of 1,495,098 USARE Class A Units for an aggregate purchase price of approximately $15.0 million. The Additional Class A-2 Convertible Preferred Unit Investment closed on February 3, 2025.

On February 10, 2025, Inflection Point engaged The Benchmark Company, LLC (“Benchmark”) to act as its non-exclusive capital markets advisor in connection with the Business Combination. Inflection Point engaged Benchmark in order to assist Inflection Point in arranging investor meetings with the purpose of presenting Inflection Point as an investment opportunity to qualified investors, inviting Inflection Point to attend Benchmark’s investor conferences and events when appropriate and providing such other advisory services as may from time to time be requested by Inflection Point and be agreed upon by Inflection Point and Benchmark.

The Inflection Point Board’s Reasons for the Approval of the Business Combination

On August 19, 2024, by unanimous written resolutions in lieu of a meeting, the Inflection Point Board unanimously (i) approved the Business Combination Agreement and the other Transaction Documents to be entered into by Inflection Point and the Transactions contemplated thereby and (ii) determined that the Business Combination is in the best interests of Inflection Point and the shareholders of Inflection Point. The Inflection Point Board also recommended that the shareholders of Inflection Point approve and adopt the Business Combination Agreement and the transactions contemplated thereby and the other proposals to be presented at the extraordinary general meeting.

In evaluating the Business Combination, and before making these determinations and recommendations, the Inflection Point Board consulted with its management team, legal counsel and other advisors and considered a variety of factors. In light of the complexity of those factors, the Inflection Point Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the Inflection Point Board may have given different weight to different factors in their evaluation of the Business Combination. Among those factors, the Inflection Point Board reviewed the results of due diligence conducted by Inflection Point’s management, legal advisors, and third-party consultants, which included:

•        Research on the rare earth mining and magnet industries and related technology metal industries, which affirmed Inflection Point’s belief that there is ample opportunity for first movers in the industry outside of China to solidify competitive positioning and capitalize on significant government funding commitments driven by geopolitical uncertainty and a focus on onshoring critical technologies;

•        A review of USARE’s historical financial investment, including USARE’s raising of approximately $120 million in financing since its inception and its estimated $48 million equipment and facility value, and certain internal financial forecasts for the magnet factory including revenues, margin profiles, capital expenditures for phase 2 production, cash flow and other relevant financial and operating metrics. For more information about USARE’s internal financial projections, see the section titled “Projected Financial Information” below. This review included thorough and robust diligence of USARE’s near and longer-term feedstock supply chain, in house capital equipment currently owned and planned for purchase, and an understanding of the potential future competitors and competitive landscape. In recommending the Business Combination, the Inflection Point Board acknowledged USARE’s first mover advantage in a rapidly growing domestic total addressable market, highlighted by USARE’s ownership of the key magnet manufacturing equipment necessary for commercial production which it purchased in 2020. The compelling longer-term vision of a vertically integrated mine to magnet supply chain was also noted as a key competitive advantage;

•        Conference calls and in person meetings with USARE’s management team and representatives regarding operations, company products and services, intellectual property, end customer markets, total available market and growth prospects, among other customary due diligence matters;

•        Findings of a third-party commercial due diligence review of USARE’s operations and business strategy;

•        Review of USARE’s, historical financials and audits, targeted government programs and commercial end markets, intellectual property and information technology and certain other legal due diligence; and

•        Multiple due diligence trips to USARE’s facilities.

The prospectus for the IPO states that Inflection Point intended to seek fundamentally strong businesses in a broad range of disruptive growth sectors, with emphasis on one or more of the following attributes:

•        Innovative, technology-enabled company of scale focused on acquiring new customers with a large addressable market, legacy analogue competitors and a differentiated path to market or superior product.

•        Customer focused and deeply experienced team fueled by a shared connection and passion for the business.

•        Achieved a scale such that the profit contribution from existing business offsets fixed costs and is prepared to reinvest in high return on capital opportunities.

•        Adaptable to the rapidly changing business environment and major shift in demographics with the ability generate shareholder value in any market cycle.

In particular, the prospectus for Inflection Point’s IPO identified the following general criteria and guidelines that Inflection Point believed would be important in evaluating prospective target businesses, although Inflection Point also indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines. The Inflection Point Board considered these criteria in its evaluation of USARE:

•        Operate in disruptive growth industries;

•        exhibit operational success and a robust demand landscape;

•        carry potential to expand into new business segments and geographies;

•        reveal mismatch between current performance and perceived value by the marketplace;

•        can benefit from and are willing to embrace our leadership team’s knowledge and experience in growing and scaling businesses;

•        are at an inflection point where we believe we can drive improved financial performance;

•        are valued attractively relative to their existing financial metrics; and

•        offer an attractive potential return for our shareholders, weighing potential growth opportunities and operational improvements in the target business against any identified downside risks.

As detailed above, the prospectus for the IPO identified the general criteria and guidelines that Inflection Point believed would be important in evaluating prospective target businesses, although Inflection Point also indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines. The Inflection Point Board considered these criteria in its evaluation of USARE.

USARE’s Industry and the Demand Landscape:    Inflection Point intended to pursue companies operating in disruptive growth industries with a robust demand landscape.

Inflection Point believes USARE satisfies these criteria given the extremely strong demand profile for rare earth magnets manufactured outside of China. In 2025, the estimated ex-China demand of over 40,000 tons is more than double the estimated ex-China supply. As there is very limited existing domestic production of rare earth permanent magnets in the United States, Inflection Point believes this ex-China industry to be on the verge of disruptive growth.

Operational Success:    Inflection Point targeted prospective business combinations with companies that exhibited operational success.

While USARE’s commercial operations are still developing, Inflection Point believes USARE shows promise to achieve consistent operational success relative to its developmental stage. In particular, in the near term, USARE is working to establish its Stillwater Facility, has purchased equipment for its PIF and has plans to put its facility into production. Additionally, in the longer term, USARE is working to progress its preliminary feasibility study for its Round Top Project (including continuing to pursue a development of a flow sheet that would be economical), and has successfully separated several of the minerals contained at Round Top Mountain to 98%-99% oxide purity at a pilot scale. Both represent key workstreams necessary to execute on its business plan. In addition, Inflection Point believes USARE’s purchase of the key magnet production equipment in 2020 demonstrates the strategic foresight necessary for operational success.

Expansion Potential:    Inflection Point searched for targets with potential to expand into new business segments and geographies.

Inflection Point believes that USARE will be well positioned for expansion into new business segments and geographies. USARE began by acquiring mining rights to Round Top Mountain located in Texas and has since advanced development of mineral separation capabilities in its R&D facility in Colorado and purchased a large factory space for magnet production in Oklahoma. USARE’s plans to initiate magnet production using third-party feedstock, ramp up production and ultimately commission the Round Top Deposit to enable vertically integrated magnet production, combined with its development of proprietary mineral separation technology, offer numerous opportunities for expansion into new business segments including sale of excess feedstock, sale of non-rare earth minerals, such as gallium and lithium, and licensing of separation technology. Inflection Point also believes that demand for ex-China rare earth magnets will continue to grow both in and out of the United States.

Valuation:    Inflection Point sought to acquire a company at a valuation attractive to that company’s existing financial metrics reflecting a mismatch between current performance and perceived market value.

While USARE’s business has yet to commence commercial production, Inflection Point views USARE’s potential magnet production capabilities as more advanced in certain respects relative to potential competitors in the

United States and at the forefront of the burgeoning ex-China market. Inflection Point believes that this first-mover advantage in the magnet industry coupled with the mining rights to the Round Top Deposit make the transaction valuation appear very attractive.

The Inflection Point Board did not seek a third-party valuation and did not receive a valuation opinion from any third party in connection with the Business Combination. The Inflection Point Board relied on their and the Inflection Point management team’s collective experience in public market transactions in evaluating financial models and projections and conducting valuations of businesses.

Magnet Business Financial Model:    Inflection Point reviewed certain of USARE’s internal financial projections of projected capital requirements for the magnet facility, revenue and operating costs, EBITDA and cash flow from magnet production for each of the years in the 4-year period ending December 31, 2027, as further described under “Projected Financial Information” below. Inflection Point viewed the projected capital needs to initiate and continue to operate the magnet production facility, and the projected revenues, EBITDA and cash flows as reasonable. In particular, USARE forecasted that the magnet manufacturing facility would generate EBITDA of $143.2 million in 2027. The Inflection Point team determined that this supported the base valuation that it had proposed of $800 million, as this implied less than a 6x multiple of projected 2027 magnet segment EBITDA, which the Inflection Point team viewed as reasonable. Based on the Inflection Point Board’s extensive experience evaluating public companies, the Inflection Point Board believed that (i) multiple reflected an attractive valuation relative to other specialized industrial manufacturers and (ii) the valuation would still be favorable even if actual EBITDA is materially less than such projection. As projected 2027 magnet segment EBITDA did not take into account potential out-performance by the magnet segment or potential revenue and synergies from the Round Top Deposit, the Inflection Point team determined that the proposed earnout, which was comprised of an aggregate of 10 million shares (approximately $106.3 million based on the approximate redemption price of $10.63 at such time), subject to vesting conditions, which together with the base valuation imputed an aggregate enterprise valuation of $906.3 million, was appropriate and reasonable.

Inflection Point also viewed USARE’s projected ability to fund capacity growth largely via internal cashflows following the completion of the first production line favorably. For more information about USARE’s internal financial projections, see the section titled “Projected Financial Information” below.

Selected Public Companies:    Inflection Point reviewed publicly-available financial information related to selected publicly-traded companies in the same industry as USARE, selected based on Inflection Point’s management’s experience and judgment. Specifically, Inflection Point identified MP Materials as the publicly traded company that management believed was most comparable to USARE’s entire business as the only other US-based company endeavoring to build a vertically integrated mine to magnet supply chain. Inflection Point viewed the strong growth trajectory of MP Materials’ business following the recommissioning of its Mountain Pass deposit as a good model for the growth trajectory that USARE could expect upon commissioning of the Round Top Project. In addition, Inflection Point believed the business conducted by Lynas Rare Earths Ltd (“Lynas”) was comparable to USARE’s mining business given its capability to both mine and separate rare earth oxides. Inflection Point believed the favorable analyst ratings and trading performance of Lynas’ stock would be indicative of a similar reaction from investors to USARE’s expected rare earth mining and refinement capabilities upon commencing operations. Inflection Point believed that MP Materials and Lynas would be viewed as comparable public markets to USARE once USARE attains commercial scale at the Round Top Project.

Round Top Project:    As discussed in more detail elsewhere in this proxy statement/prospectus, the Round Top Project is an exploration stage property, and therefore, Inflection Point’s Board considered that the Aggregate Base Consideration would be justified even without ascribing any value to the Round Top Project. However, Inflection Point viewed the potential strategic value of a vertically integrated mine as further supporting the valuation of the magnet facility and USARE as a whole and potentially providing significant additional value to Inflection Point’s shareholders in the long run.

Partnership:    The Inflection Point team targeted companies and management teams that could benefit from, and were willing to embrace, the Inflection Point team’s knowledge and experience in growing and scaling businesses.

Inflection Point believes that USARE satisfies these criteria based on their willingness to consult with Inflection Point’s management team on key strategic decisions including the CEO search process and future capital raising strategy.

Business:    Inflection Point sought to acquire an innovative, technology-enabled company of scale focused on acquiring new customers with a large addressable market, legacy analogue competitors and a differentiated path to market or superior product.

Inflection Point believes that while USARE is not producing commercially or yet at scale, it still meets the key criteria outlined above. USARE is leveraging proprietary machinery and specialized in-house knowledge to tap into the burgeoning permanent magnet market that has historically been dominated by China and its well-established manufacturing techniques. USARE’s business model of gradually transitioning from third party feedstock to a vertically integrated magnet value chain is a differentiated path to market. Inflection Point also believes that the abundance of heavy rare earths such as dysprosium and terbium at Round Top will be a valuable differentiator for USARE’s magnet supply chain.

Management Team:    Inflection Point intended to pursue companies with a customer focused and deeply experienced team fueled by a shared connection and passion for the business.

Inflection Point believes USARE satisfies these criteria through the deep embedded passion among its management team and board of managers for domestic rare earth mining, separation, and magnet manufacturing. Its COO’s focus on the pre-feasibility study for the Round Top mining and separation processes, and its Director of Magnet Operation’s clear technical expertise and passion for magnet manufacturing gave Inflection Point confidence in USARE’s ability to execute its business plan. While the CEO and CFO positions were vacant at the time of the Business Combination Agreement signing, Inflection Point was confident in the USARE Board’s ability to find qualified personnel expeditiously.

Inflection Point:    Inflection Point sought to acquire a company at an inflection point that had achieved a scale such that the profit contribution from existing business offsets fixed costs and where the Inflection Point team believed a de-SPAC transaction would drive improved financial performance and facilitate investment in high return on capital opportunities.

Although USARE is not yet in a position where the profit contribution from existing business offsets fixed costs, Inflection Point believes USARE satisfies these criteria because it has more magnet manufacturing equipment and infrastructure in place than most of its peers looking to compete in the same market. As a result, with the right investment, USARE could be among the first companies to manufacture permanent rare earth magnets domestically. Upon successful commissioning of the Round Top Project, USARE will also have the competitive advantage of a fully integrated mine to magnet supply chain that will further distance it from the competition and drive a high return on capital. While the company is not currently generating any profits, USARE’s intent is that the magnet manufacturing business could potentially self-fund after the commencement of commercial production. The growth capital provided by the Business Combination may also give USARE the option to invest in technologies that will bring upstream elements of the magnet value chain in-house such as electrolysis.

Strategically Nimble:    Inflection Point intended to pursue companies adaptable to the rapidly changing business environment and major shift in demographics with the ability to generate shareholder value in any market cycle.

Inflection Point took note of USARE’s demonstrated ability to pivot its strategic focus to better align with evolving end markets. USARE was founded as a mining company focused on commercializing the Round Top Project, but acknowledging the rapid growth of the permanent magnet end markets, USARE’s management team and board strategically shifted the initial priority of the company to creating the first commercial downstream NdFeB magnet production facility in the United States. This foresight allowed USARE to purchase the only reasonably available existing equipment for such production without needing to wait on a slow and expensive supply chain for new equipment.

Other Alternatives:    The Inflection Point Board believes, after a thorough review of other business combination opportunities reasonably available to Inflection Point, that the proposed Business Combination represents the best potential initial business combination reasonably available to Inflection Point based upon the process utilized to evaluate and assess other potential acquisition targets.

Class A Convertible Preferred Investment and Series A Preferred Stock Commitment:    USARE management and Inflection Point contemplated both the Series A Preferred Stock Investment and the Class A Convertible Preferred Investment in order to partially fund the acceleration of the development and growth of the Stillwater Facility. The Class A Convertible Preferred Investment specifically targeted funding necessary for facility improvements. The Inflection Point Board believes such acceleration will help USARE achieve commercial production in the near team, leading to significant operational success for the combined company subsequent to the consummation of the Business Combination.

Concurrently with the execution of the Business Combination Agreement, on August 21, 2024, Inflection Point, USARE and Inflection Point Fund, an accredited investor that is an affiliate of Inflection Point, entered into the

Series A SPA, pursuant to which Inflection Point Fund has agreed to purchase 759,804 shares of Series A Preferred Stock and a Series A Preferred Investor Warrant, which is exercisable to purchase 759,804 shares of New USARE Common Stock at an initial exercise price of $12.00, for an aggregate purchase price of $9,117,648. Subsequently, on February 3, 2025, Inflection Point Fund pre-funded the Series A Preferred Stock Investment by purchasing an aggregate of 833,333 additional USARE Class A-2 Convertible Preferred Units and a USARE Class A Preferred Investor Warrant exercisable for an aggregate of 833,333 USARE Class A Units as part of the Additional Class A-2 Convertible Preferred Unit Investment (as defined below). Pursuant to the Series A SPA Termination Agreement, upon the pre-funding of the Series A Preferred Stock Investment, the Series A SPA was terminated.

Also on August 21, 2024, USARE and the Class A Convertible Preferred Unit Investors entered into the Class A Convertible Preferred SPAs. Pursuant to the Class A Convertible Preferred SPAs, the Class A Convertible Preferred Unit Investors purchased an aggregate of (i) 2,500,000 USARE Class A Convertible Preferred Units and (ii) USARE Class A Preferred Investor Warrants exercisable for an aggregate of 2,968,750 USARE Class A Units, for an aggregate purchase price of approximately $25.5 million.

On January 31, 2025, USARE and the Additional Class A-2 Convertible Preferred Unit Investors entered into the Additional Class A-2 Convertible Preferred SPAs, pursuant to which the Additional Class A-2 Convertible Preferred Unit Investors agreed to purchase an aggregate of (i) 1,495,098 USARE Class A-2 Convertible Preferred Units and (ii) USARE Class A Preferred Investor Warrants exercisable for an aggregate of 1,495,098 USARE Class A Units for an aggregate purchase price of approximately $15.0 million. The Additional Class A-2 Convertible Preferred Unit Investment closed on February 3, 2025.

In addition, pursuant to the Blitzer Class A SPA, dated August 21, 2024, USARE has issued 122,549 USARE Class A-2 Convertible Preferred Units (excluding accrued and unpaid payment-in-kind interest) and a USARE Class A Preferred Investor Warrant to purchase up to 31,250 USARE Class A Units in exchange for Mr. Blitzer’s promise to forgive, at Closing, the remaining 50% of the then-outstanding balance of the Convertible Promissory Note. The Blitzer Class A SPA is in substantially the form of the Class A Convertible Preferred SPAs, subject to appropriate changes to reflect that the consideration paid by Mr. Blitzer is his promise to forgive 50% of the then-outstanding balance of the Convertible Promissory Note at Closing.

In the aggregate, investors have invested or committed to invest approximately $49.9 million in tranches prior to Closing. We believe these investment terms are favorable for Inflection Point and USARE in the current market.

USARE’s Members’ Retained Interest:    USARE Members are rolling 100% of their equity, investing in additional equity in the transaction, and will own at least two-thirds of New USARE (assuming the no redemptions scenario, excluding the holders of Series A Preferred Stock, solely with respect to the shares of New USARE Common Stock issuable upon conversion thereof and calculated based upon certain assumptions as described in the section of this proxy statement/prospectus entitled “Beneficial Ownership of Securities”), demonstrating their ongoing equity commitment.

The Inflection Point Board also gave consideration to the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus), although not weighted or in any order of significance:

Benefits Not Achieved:    The risk that the potential benefits of the Business Combination or anticipated performance of USARE OpCo may not be fully achieved, or may not be achieved within the expected timeframe and that the results of operations of New USARE’s business may differ materially from the projections prepared by USARE OpCo and reviewed by the Inflection Point Board.

Liquidation of Inflection Point:    The risks and costs to Inflection Point if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in Inflection Point being unable to effect an initial business combination within the required timeframe under the Cayman Constitutional Documents and force Inflection Point to liquidate and the Inflection Point Warrants to expire worthless.

Shareholder Vote:    The risk that the shareholders of Inflection Point may fail to approve the Business Combination.

Closing Conditions:    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within the parties’ control.

Litigation:    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

Fees and Expenses:    The fees and expenses associated with completing the Business Combination.

Public Shareholders Will Have a Minority Ownership Interest in New USARE:    The fact that current Inflection Point shareholders will experience immediate dilution as a consequence of the issuance of shares of New USARE Common Stock as consideration in the Business Combination and, as a result, such shareholders will collectively own a minority interest in New USARE after the Closing. Having a minority ownership interest may reduce the influence that current shareholders of Inflection Point have on the management of New USARE.

Other Risks:    The various other risks associated with the Business Combination, Inflection Point’s business and the businesses of USARE described in the “Risk Factors” section of this proxy statement/prospectus.

In addition to considering the factors described above, the Inflection Point Board also recognized and considered that the Sponsor, its affiliates and the officers and directors of Inflection Point have interests in the Business Combination that are in addition to, and that may be different from, the interests of the Public Shareholders resulting in potential conflicts of interests, including those described elsewhere in this section and in the section entitled “The Business Combination — Interests of Certain Inflection Point Persons in the Business Combination”. The Inflection Point Board reviewed and considered the foregoing interests during the negotiation of the Business Combination and in evaluating and unanimously approving the Business Combination Agreement and the transactions contemplated therein.

The Inflection Point Board concluded that the potential benefits that they expected Inflection Point and its shareholders to achieve as a result of the Business Combination outweighed the potential negative factors associated with the Business Combination. Accordingly, the Inflection Point Board unanimously determined that the Business Combination Agreement and the Business Combination were in the best interests of the Company and its shareholders. The independent directors on the Inflection Point Board did not retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination and/or preparing a report concerning the approval of the Business Combination.

The risk that Inflection Point’s Public Shareholders would vote against the Business Combination Proposal or exercise their redemption rights.

The Inflection Point Board considered the risk that some of the current Public Shareholders would vote against the Business Combination Proposal or decide to exercise their redemption rights, thereby reducing the amount of cash available in the Trust Account. The Inflection Point Board concluded, however, that the risk was mitigated because there is no minimum amount of available cash required to consummate the Business Combination. Further, the fact that Public Shareholders may vote for the Business Combination Proposal while also exercising their redemption rights reduces the incentive for a Public Shareholders to vote against the Business Combination Proposal, especially to the extent that they hold Public Warrants which would be worthless if the Business Combination, or another business combination, is not completed.

Inflection Point’s management, the Inflection Point Board, and the Sponsor may have different interests in the Business Combination than the Public Shareholders.

The Inflection Point Board considered the fact that members of Inflection Point’s management, the Inflection Point Board and the Sponsor may have interests that are different from, or are in addition to, the interests of Inflection Point’s Public Shareholders generally, including the matters described under “The Business Combination Proposal — Interests of Certain Inflection Point Persons in the Business Combination” of this proxy statement/prospectus. However, the Inflection Point Board concluded that the potentially disparate interests would be mitigated because (a) these interests were disclosed in the prospectus for the IPO to the extent then-known and re-disclosed and supplemented herein and (b) these disparate interests may exist or may be even greater with respect to a business combination with any other target company, depending on the substantive terms and timing of any such alternative business combination.

The Inflection Point Board also considered a variety of additional uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

Redemption.    The risks and costs to Inflection Point if the Business Combination is not completed, including the risk of diverting management focus and resources from other initial business combination opportunities, which could result in Inflection Point being unable to effect an initial business combination by within the time set forth in the Cayman Constitutional Documents forcing Inflection Point to redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to its obligations under Cayman Islands law to provide for claims of creditors and the requirement of other applicable law, and the Inflection Point Warrants to expire worthless.

Competition.    The fact that there are a number of companies competing in the rare earth magnet production industry and the possibility that USARE may be unable to continue scaling at its current rate, or the possibility that one of its competitors may be able to develop new technologies or business strategies that may negatively impact USARE’s growth prospects.

Permits.    The fact that there are several government permits required to successfully mine and extract rare earth elements from the Round Top Deposit and that, despite obtaining the necessary permits, the failure to renew permits or obtain new permits that may be required in the future remain a possibility.

Closing Conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Inflection Point’s control.

Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

Public Company Status.    The requirements of being a public company, including compliance with the SEC’s requirements regarding internal control over financial reporting, may strain New USARE’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than New USARE anticipates.

Satisfaction of the 80% Test

It is a requirement under the Cayman Constitutional Documents and Nasdaq listing requirements that the target business acquired in Inflection Point’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for Inflection Point’s initial business combination. As of August 21, 2024, the date of the execution of the Business Combination Agreement, the balance of funds held in the Trust Account was at least $267.6 million, and 80% thereof represents approximately $214.1 million. The Inflection Point Board considered all of the factors described above and the fact that the aggregate consideration for Inflection Point was the result of arm’s length negotiations with USARE. As a result, the Inflection Point Board concluded that the fair market value of the business acquired was in excess of 80% of the assets held in the Trust Account (excluding any taxes payable on the interest earned on the Trust Account). In light of the financial background and experience of the members of Inflection Point’s management team and the Inflection Point Board, the Inflection Point Board believes that the members of the management team and the Inflection Point Board are qualified to determine whether the Business Combination meets the 80% test.

The USARE Board’s Reasons for the Approval of the Business Combination

Before reaching its decision on August 21, 2024, the USARE Board consulted with its management team, legal counsel and other advisors. The USARE Board considered a variety of factors in connection with its evaluation of the Business Combination and in approving the Business Combination and the matters related to the Business Combination. In light of the complexity of those factors, the USARE Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the USARE Board may have given different weight to different factors in their evaluation of the Business Combination. Those factors included:

•        Capital Intensive Business.    The fact that USARE’s business is capital-intensive and USARE’s business plan requires sources of additional capital, particularly as USARE had not yet commenced production at its Stillwater Facility and requires capital in order to execute its business plan. Further, USARE would require additional capital to further its Round Top Project. The USARE Board believed that the provision of capital that would occur in connection with the Business Combination and the long-term capital raising opportunities likely presented by New USARE being a publicly listed entity could be advantageous for USARE and allow it to access sources of capital previously unavailable to it.

•        Public Company Platform.    The USARE Board’s belief that becoming a public company would be the best way for USARE to have access to long-term sources of available capital, access to public markets, potential for accessing retail investors, and the visibility associated with periodic reporting, all of which the USARE Board believed would aid USARE in executing its long-term strategic plan; also, the USARE Board’s belief that becoming a public company would provide a more effective platform for USARE to emphasize the role it may be able to play in strengthening the United States’ control over critical supply chains related to rare earth minerals and magnets and thus reduce domestic reliance on foreign, particularly Chinese, imports.

•        Immediate Capital Infusion.    The uniqueness of this particular potential Business Combination, as the negotiated transaction resulted in the infusion of capital at the time of entry into the Business Combination. The USARE Board believed that the addition of immediate capital at the time of the entering into the Business Combination Agreement, as opposed to waiting for the closing of the Business Combination to receive any of the PIPE funds, provided USARE with a positive path forward and allowed it to deploy some or all of this capital and thus progress its business plan during the pendency of the Business Combination.

•        Potential Liquidity Opportunity for Long Term Holders.    The fact that USARE is a private company with limited opportunities for liquidity for its holders outside of a sale of USARE. The USARE Board believed that the Business Combination, and the potential listing of New USARE’s shares on Nasdaq, provides long term holders of USARE equity interests with an opportunity, subject to the expiration of any applicable lockup and transfer restrictions, to sell all or a portion of their resulting New USARE Common Stock and thus diversify their holdings.

The USARE Board also gave consideration to certain negative factors (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus).

Interests of the USARE Managers and Executive Officers

USARE’s managers and executive officers have interests in the Business Combination that are different from, or in addition to, those of the Inflection Point shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

To the extent that the USARE managers and executive officers are also USARE Members prior to the Closing they will also have rights to receive Earnout Shares in the same manner as other USARE Members, in accordance with the Business Combination Agreement.

USARE Incentive Units Held By Managers and Executive Officers

Certain of USARE’s managers and executive officers hold USARE Incentive Units. The following table sets forth, for each of USARE’s managers and executive officers, the number of vested and unvested USARE Incentive Units held by the manager or executive officer as of December 31, 2024, the latest practicable date to determine such amounts before the filing of this proxy statement/prospectus. Depending on when the Closing Date occurs, certain USARE Incentive Units shown in the table may vest prior to Closing.

Name	Vested Incentive Units	Unvested Incentive Units(4)
Managers(1)
Tready Smith(2)	2,600,000	—
Ted Senko(3)	220,000	—
Paul Kern	1,100,000	—
Executive Officers
Joshua Ballard(5)	—	—
David Kronenfeld	825,221	—
Steve Ridge	673,587	250,000
Christopher Boling	—	—

____________

(1)      Mordechai Gutnick does not hold any USARE Incentive Units.

(2)      Includes 250,000 USARE Incentive Units held by Ms. Smith indirectly through a revocable trust, 1,250,000 USARE Incentive Units held by Bayshore Capital Holdings Group, LLC, which is beneficially owned by Ms. Smith and Mr. Thayer Smith, her spouse, and 1,100,000 USARE Incentive Units held by Bayshore Rare Earths, LLC of which Ms. Smith is the manager of the general partner and the beneficial owner of such USARE Incentive Units, of which she disclaims beneficial ownership except to the extent of her pecuniary interest therein.

(3)      Mr. Senko is not expected to serve as a director of New USARE and has resigned as a manager of USARE on January 27, 2025.

(4)      Expected to vest in connection with Closing of the Business Combination.

(5)      Additionally, Joshua Ballard is expected to receive 50,000 restricted stock units of New USARE that would be immediately vested upon issuance following and in connection with the Closing of the Business Combination.

As discussed in this proxy statement/prospectus, as part of the Business Combination, each USARE Incentive Unit that is issued and outstanding immediately prior to the Effective Time (including the USARE Incentive Units listed in the table above) will, by virtue of the occurrence of the Merger, (i) to the extent the holder of such USARE Incentive Unit is continuously employed by or providing services to USARE from the Signing Date through the Effective Time, be automatically deemed to be fully vested, (ii) regardless of such employment or service status, be automatically deemed exchanged or converted (on a cashless basis) into USARE Class A Units equal to the number of USARE Incentive Units covered by the award multiplied by an exchange ratio generally based on the in-the-money value of the USARE Incentive Units, as determined in accordance with the terms of the Business Combination Agreement, the USARE OA, the Second Amended and Restated USA Rare Earth, LLC Incentive Plan (as amended) and the award agreements thereunder, and (iii) each USARE Class A Unit issued or issuable upon such deemed exchange or conversion shall be treated as being issued and outstanding immediately prior to the Effective Time. Each USARE Class A Unit that is outstanding upon the deemed exchange or conversion of the USARE Incentive Units will be cancelled and converted into the right to receive, subject to certain vesting conditions described in this proxy statement/prospectus, a number of shares of New USARE Common Stock equal to the Per Unit Base Consideration and the Per Unit Earn-out Consideration.

Certain Business Combination Related Payments

In connection with the closing of the Business Combination, Mr. Kronenfeld is expected to receive a cash bonus in the amount of $100,000 and $200,000 in value of restricted stock units of New USARE, each subject to the satisfaction of certain performance conditions.

Other USARE Equity Held by Managers

As of December 31, 2024, Tready Smith (beneficially through Bayshore Rare Earths II, LLC) and Mordechai Gutnick (beneficially through The Critical Mineral Trust) hold 3,135,482 and 3,135,482 USARE Class C-1 Convertible Preferred Units, respectively. As of December 31, 2024, Ms. Smith (beneficially through Bayshore Rare Earths, LLC and Bayshore Rare Earths II, LLC) holds 37,076,802 USARE Class C Convertible Preferred Units and (beneficially through Bayshore Rare Earths, LLC) 2,750,741 USARE Class B Units. Mr. Gutnick (beneficially through The Critical Mineral Trust) holds 62,415,773 USARE Class A Units and Thaddeus (Ted) Senko holds 139,035 USARE Class A Units. In connection with the Closing of the Business Combination, these USARE Class C-1 Convertible Preferred Units and USARE Class C Convertible Preferred Units will be converted into USARE Class B Units. USARE Class A Units and USARE Class B Units that are issued and outstanding immediately prior to the Effective Time (including Ms. Smith’s and Mr. Gutnick’s USARE Class C-1 Convertible Preferred Units and Ms. Smith’s USARE Class C Convertible Preferred Units converted into USARE Class B Units and her USARE Class B Units) will be cancelled and converted into the right to receive the Per Unit Base Consideration and the Per Unit Earn-out Consideration in accordance with the Business Combination Agreement.

Other Compensation

Thayer Smith, the spouse of Tready Smith and former President of USARE, entered into an agreement between USARE, Mr. Smith and Bayshore Capital Holdings Group, LLC, of which Mr. Smith and Ms. Smith are beneficial owners, dated December 1, 2022 regarding his transition from President of USARE. Pursuant to the agreement, Bayshore Capital Holdings Group, LLC is entitled to a payment equal to $766,665 on the closing of certain subsequent financings. USARE has determined that this payment will be payable to Bayshore Capital Holdings Group, LLC in connection with the Closing of the Business Combination.

In connection with the Business Combination, the New USARE Board will adopt a new non-employee director compensation policy to govern New USARE effective as of the Closing. It is anticipated that the new non-employee director compensation policy will provide for annual cash retainers and certain equity awards that will be granted following the Business Combination.

Interests of Certain Inflection Point Persons in the Business Combination

When you consider the recommendation of the Inflection Point Board in favor of approval of the Business Combination Proposal and the other Shareholder Proposals included herein, you should keep in mind that the Sponsor and Inflection Point’s directors and officers have interests in such proposals that are different from, in addition to and/or in conflict with, those of the Inflection Point shareholders generally. Further, Inflection Point’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Other Information Related to Inflection Point — Conflicts of Interest”. We believe there were no such opportunities that were not presented as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The Inflection Point Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and Business Combination Agreement and in recommending to our shareholders that they vote in favor of the Shareholder Proposals presented at the extraordinary general meeting, including the Business Combination Proposal. Inflection Point shareholders should take these interests into account in deciding whether to approve the Shareholder Proposals presented at the extraordinary general meeting, including the Business Combination Proposal. These interests include, among other things:

•        Our Sponsor purchased 6,325,000 Inflection Point Class B Ordinary Shares for $25,000, or approximately $0.004 per share, in a private placement prior to the consummation of the IPO. As a result of the underwriters’ election to partially exercise their over-allotment option on May 30, 2023, 75,000 Founder Shares were forfeited resulting in the Sponsor holding 6,250,000 Founder Shares. On November 18, 2024, pursuant to the terms of the Cayman Constitutional Documents, the Sponsor elected to convert 6,200,000 outstanding Inflection Point Class B Ordinary Shares held by it on a one-for-one basis into Inflection Point Class A Ordinary Shares, resulting in the Sponsor owning an aggregate of 6,250,000 Founder Shares, consisting of 6,200,000 Inflection Point Class A Ordinary Shares and 50,000 Inflection Point Class B Ordinary Shares. The Sponsor is controlled by Michael Blitzer, Inflection Point’s Chairman and Chief Executive Officer. Mr. Blitzer has an economic interest in 1,620,000, or approximately 25.9%, of the Founder Shares held by the Sponsor. Inflection Point Fund has an economic interest in 1,085,000, or approximately 17.4%, of the Founder Shares held by the Sponsor. Affiliates of one of Inflection Point’s directors, Nicholas Shekerdemian, TVC and 246 Ventures LLC, have an economic interest in 2,825,000, or approximately 45.2%, of the Founder Shares held by the Sponsor. Each other director and officer of Inflection Point have economic interests in the Founder Shares. The 6,250,000 shares of New USARE Common Stock that the Sponsor and its permitted transferees will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $78.8 million based upon the closing price of $12.61 per Inflection Point Ordinary Share on Nasdaq on January 30, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such shares of New USARE Common Stock will be subject to lock-up restrictions, we believe such shares have less value.

•        Our Sponsor purchased 6,000,000 Private Placement Warrants for $6,000,000, or $1.00 per Private Placement Warrant, in private placements that closed simultaneously with the IPO. The Sponsor is controlled by Michael Blitzer, Inflection Point’s Chairman and Chief Executive Officer. Mr. Blitzer has an economic interest in 3,813,333, or approximately 63.6%, of the Private Placement Warrants held by the Sponsor. Affiliates of one of Inflection Point’s directors, Nicholas Shekerdemian, TVC and 246 Ventures LLC, have an economic interest in 1,906,665, or approximately 31.8%, of the Private Placement Warrants held by the Sponsor. Certain of Inflection Point’s officers and directors have a direct or indirect economic interest in such Private Placement Warrants. The 6,000,000 New USARE Warrants that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $5.2 million based upon the closing price of $0.86 per Public Warrant on Nasdaq on January 30, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given such New USARE Warrants will be subject to lock-up restrictions, we believe such warrants have less value.

•        Given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the Inflection Point Class A Ordinary Shares included in the Inflection Point Units sold in the IPO, the Sponsor may earn a positive rate of return on its investment even if the shares of New USARE Common Stock trade below $10.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Public Shareholders because the Sponsor will realize a gain on its investment from the completion of any business combination while Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.

•        Our Sponsor will lose its entire investment in us if we do not complete a business combination by August 21, 2025 (or if such date is extended at a duly called meeting of the Inflection Point shareholders, such later date). If we do not consummate a business combination by such date, as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the warrants may be worthless. In such event, the 6,250,000 Founder Shares purchased by our Sponsor for $25,000 would be worthless because following the redemption of the Public Shares, we would likely have few, if any, net assets and because the Sponsor has agreed to waive their rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 6,000,000 Private Placement Warrants that the Sponsor paid $6,000,000 to purchase will expire worthless.

•        Inflection Point Fund, an accredited investor that is an affiliate of Inflection Point, has an economic interest in 1,085,000, or approximately 17.4%, of the Founder Shares held by the Sponsor. Inflection Point Fund, an affiliate of Inflection Point, Mr. Blitzer and the Sponsor, will receive at the Closing 1,191,498 shares of Series A Preferred Stock in exchange for 1,176,470 USARE Class A Convertible Preferred Units (plus accrued and unpaid payment-in-kind interest through December 31, 2024; such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 1,395,220 shares of New USARE Common Stock in exchange for a USARE Class A Preferred Investor Warrant exercisable for 1,395,220 USARE Class A Units, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were acquired for an aggregate purchase price of approximately $12.0 million.

•        Mr. Blitzer will receive at the Closing 147,059 shares of Series A Preferred Stock in exchange for 147,059 USARE Class A Convertible Preferred Units (such amount of shares of Series A Preferred Stock will increase prior to Closing due to payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 147,059 shares of New USARE Common Stock in exchange for a USARE Class A Preferred Investor Warrant exercisable for 147,059 USARE Class A Units, which USARE Class A Convertible Preferred, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were acquired for an aggregate purchase price of approximately $1.5 million.

•        Collective Capital Management, an affiliate of TVC, Inflection Point and two of its directors, Nicholas Shekerdemian and Elliot Richmond will receive at the Closing 24,510 shares of Series A Preferred Stock in exchange for 24,510 USARE Class A Convertible Preferred Units (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 24,510 shares of New USARE Common Stock in exchange for a USARE Class A Preferred Investor Warrant exercisable for 24,510 USARE Class A Units, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were acquired for an aggregate purchase price of $250,000.

•        Inflection Point’s Sponsor, officers and directors have agreed not to redeem any of the Founder Shares or Inflection Point Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.

•        If the Trust Account is liquidated, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•        The continuation of Michael Blitzer, our Chairman and Chief Executive Officer, as a director of New USARE following the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the New USARE Board determines to pay to its directors.

•        Our existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination.

•        In connection with the Closing, our Sponsor, officers and directors would be entitled to the repayment of any outstanding working capital loan and advances that have been made to Inflection Point. In addition, pursuant to the Blitzer Class A SPA, USARE has issued 122,549 USARE Class A-2 Convertible Preferred Units (excluding accrued and unpaid payment-in-kind interest) and a USARE Class A Preferred Investor Warrant to purchase up to 31,250 USARE Class A Units in exchange for Mr. Blitzer’s forgiveness of the 50% of the then-outstanding balance of the Convertible Promissory Note at Closing, which will be converted into 127,916 shares of Series A Preferred Stock (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 31,250 shares of New USARE Common Stock. Inflection Point has agreed to issue at Closing, a number of shares of Series A Preferred Stock to Mr. Blitzer equal to the number of Blitzer Conversion Preferred Shares in exchange for his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans. As of the date of this proxy statement/prospectus, approximately $1,200,000 was outstanding under such working capital loans.

•        Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by Inflection Point from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. As of the date of this proxy statement/prospectus, an aggregate of approximately $1,448 of reimbursable out-of-pocket expenses were outstanding.

•        Pursuant to the Registration Rights Agreement, Inflection Point’s officers and directors, and the Sponsor and its members will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the New USARE Common Stock and New USARE Warrants held by such parties following the consummation of the Business Combination.

As a result of the foregoing interests, the Sponsor and Inflection Point’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Public Shareholders. In the aggregate, the Sponsor has approximately $84.8 million at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $78.8 million representing the value of the Founder Shares held by the Sponsor (based upon the closing price of $12.61 per Inflection Point Ordinary Share on Nasdaq on January 30, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus), and (b) $6.0 million representing the value of the Private Placement Warrants purchased by the Sponsor (using the $1.00 per warrant purchase price).

The existence of financial and personal interests of one or more of Inflection Point’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Inflection Point and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Shareholder Proposals.

The financial and personal interests of the Sponsor, as well as Inflection Point’s directors and officers, may have influenced their motivation in identifying and selecting USARE as a business combination target, completing an initial business combination with USARE and influencing the operation of the business following the initial business combination. In considering the recommendations of the Inflection Point Board to vote for the Shareholder Proposals, its shareholders should consider these interests.

Compensation Received by the Sponsor, its Affiliates and Inflection Point Directors and Executive Officers

Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor, its affiliates and Inflection Point’s directors in connection with the Business Combination and related transactions.

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration
Sponsor	6,250,000 shares of New USARE Common Stock upon conversion of 6,250,000 Inflection Point Class A Ordinary Shares.	$25,000
	6,000,000 New USARE Warrants upon the conversion of 6,000,000 Private Placement Warrants.	$6,000,000
Inflection Point Fund

1,191,498 shares of Series A Preferred Stock (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 1,395,220 shares of New USARE Common Stock.

Exchange of 1,176,470 USARE Class A Convertible Preferred Units (plus accrued and unpaid payment-in-kind interest) and a USARE Class A Preferred Investor Warrant exercisable for 1,395,220 USARE Class A Units in the Merger, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were acquired for an aggregate purchase price of approximately $12.0 million.

	1,085,000, or approximately 17.4% of the Founder Shares held by the Sponsor.	Inflection Point Fund’s interests in the Founder Shares were contributed to it by existing members of the Sponsor.
TVC, 246 Ventures, LLC and Collective Capital Management	2,825,000, or approximately 45.2%, of the Founder Shares held by the Sponsor.	TVC and 246 Ventures LLC paid an aggregate of $4,881,250 for its economic interests in Founder Shares and Private Placement Warrants.
	1,906,665, or approximately 31.8%, of the Private Placement Warrants held by the Sponsor.

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration

24,510 shares of Series A Preferred Stock (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 24,510 shares of New USARE Common Stock.

Exchange of 24,510 USARE Class A Convertible Preferred Units (plus accrued and unpaid payment-in-kind interest) and a USARE Class A Preferred Investor Warrant exercisable for 24,510 USARE Class A Units in the Merger, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were acquired for an aggregate purchase price of approximately $250,000.

Michael Blitzer

127,916 shares of Series A Preferred Stock (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 31,250 shares of New USARE Common Stock.

Exchange of 122,549 USARE Class A-2 Convertible Preferred Units (plus accrued and unpaid payment-in-kind interest) and a USARE Class A Preferred Investor Warrant to purchase up to 31,250 USARE Class A Units, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were issued in exchange for Mr. Blitzer’s promise to forgive, at Closing, 50% of the then-outstanding balance of the Convertible Promissory Note.

127,916 shares of Series A Preferred Stock (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units held by Mr. Blitzer).

Mr. Blitzer’s forgiveness of the other 50% of the then-outstanding balance of the Convertible Promissory Note.

147,059 shares of Series A Preferred Stock (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 147,059 shares of New USARE Common Stock.

Exchange of 147,059 USARE Class A Convertible Preferred Units (plus accrued and unpaid payment-in-kind interest) and a USARE Class A Preferred Investor Warrant exercisable for 147,059 USARE Class A Units in the Merger, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were acquired for an aggregate purchase price of approximately $1.5 million.

	1,620,000, or approximately 25.9%, of the Founder Shares held by the Sponsor.	Mr. Blitzer paid an aggregate of $393,750 for his economic interests in Founder Shares and Private Placement Warrants.
3,813,333, or approximately 63.6%, of the Private Placement Warrants held by the Sponsor.

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration
Officers and Directors

Reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Services in connection with identifying, investigating and completing an initial business combination.

Benefits and Detriments of the Business Combination

The following describe the potential benefits and detriments to certain groups of stakeholders in connection with the Business Combination:

•        Inflection Point:    The Inflection Point Board determined that the Business Combination presents an attractive business opportunity in light of certain factors, including USARE’s future business and financial condition and prospects, strong management team, and in light of the other opportunities for business combinations reasonably available to Inflection Point. The Inflection Point Board also considered the potential detriments of the Business Combination to Inflection Point, including the reliance on projections, the uncertainty of the potential benefits of the Business Combination being achieved, macroeconomics risks, the absence of possible structural protections for minority shareholders, and the risks and costs to Inflection Point if the Business Combination is not achieved, including the risk that it may result in Inflection Point being unable to complete a business combination and force Inflection Point to redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to its obligations under Cayman Islands law to provide for claims of creditors and the requirement of other applicable law, and the Inflection Point Warrants to expire worthless. For more information, see “— The Inflection Point Board’s Reasons for the Approval of the Business Combination”, and various risks described under the section entitled “Risk Factors”.

•        Sponsor:    The Sponsor expects to receive substantial consideration in the Business Combination, including (i) 6,250,000 shares of New USARE Common Stock upon conversion of 6,250,000 Inflection Point Class A Ordinary Shares, consisting of 6,250,000 Inflection Point Class A Ordinary Shares resulting from the Sponsor Share Conversion and (ii) 6,000,000 New USARE Warrants upon the conversion of 6,000,000 Private Placement Warrants. As a result of the low price paid by the Sponsor for its equity in Inflection Point, the Sponsor is likely to be able to make a substantial profit on its investment even at a time when Public Shareholders have lost significant value. For more information, see “— Compensation Received by the Sponsor, its Affiliates and Inflection Point Directors and Executive Officers”. The Sponsor will only be able to realize a return on their equity in Inflection Point (which may be materially higher than the return realized by Public Shareholders and holders of Public Warrants) if Inflection Point completes a business combination by August 21, 2025 (or if such date is extended at a duly called meeting of the Inflection Point shareholders, such later date). Additionally, the Sponsor faces potential detriments from the Business Combination, including the possibility of litigation challenging the Business Combination or the Sponsor’s role in the Business Combination, and the risk that if the Business Combination is not achieved, Inflection Point may be unable to consummate a business combination and be forced to redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, resulting in the Sponsor and its affiliates’ investment being worthless.

•        Inflection Point Fund:    Inflection Point Fund has an economic interest in 1,085,000, or approximately 17.4%, of the Founder Shares held by the Sponsor. Inflection Point Fund, an affiliate of Inflection Point, Mr. Blitzer and the Sponsor, will receive at the Closing 1,191,498 shares of Series A Preferred Stock in exchange for 1,176,470 USARE Class A Convertible Preferred Units (plus accrued and unpaid payment-in-kind interest through December 31, 2024; such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 1,395,220 shares of New USARE Common Stock in exchange for a USARE Class A Preferred Investor Warrant exercisable for 1,395,220 USARE Class A Units, which USARE Class A Convertible Preferred Units and USARE

Class A Preferred Investor Warrant were acquired for an aggregate purchase price of approximately $12.0 million. Initially, the average price paid or to be paid by Inflection Point Fund for the USARE Class A Convertible Preferred Units, the USARE Class A Preferred Investor Warrant, the USARE Class A Units underlying such USARE Class A Preferred Investor Warrant, the Series A Preferred Stock, the Series A Preferred Investor Warrant and the shares of New USARE Common Stock underlying the Series A Preferred Investor Warrant is greater than the initial offering price of the Inflection Point Units. However, the applicable conversion prices and exercise prices of the USARE Class A Convertible Preferred Units, the USARE Class A Preferred Investor Warrant, the Series A Preferred Stock and the Series A Preferred Investor Warrant are subject to anti-dilution and other downward adjustments. Such downward adjustments may cause the average price paid or to be paid by Inflection Point Fund per share of New USARE Common Stock to be reduced below, and in some cases, substantially below, the initial offering price of the Inflection Point Units. If this were to occur, it would result in material dilution to the non-redeeming Public Shareholders of Inflection Point and may allow Inflection Point Fund to make a substantial profit on its investment even at a time when Public Shareholders have lost significant value. For more information, see “— Compensation Received by the Sponsor, its Affiliates and Inflection Point Directors and Executive Officers”.

•        Michael Blitzer:    Michael Blitzer, Inflection Point’s Chairman and Chief Executive Officer, has an economic interest in (i) 2,280,000, or approximately 36.5%, of the Founder Shares held by the Sponsor and (ii) 3,813,333, or approximately 63.6%, of the Private Placement Warrants held by the Sponsor. Further, Mr. Blitzer has received or is entitled to receive (i) 122,549 USARE Class A-2 Convertible Preferred Units (plus accrued payment-in-kind interest) and a USARE Class A Preferred Investor Warrant to purchase up to 31,250 USARE Class A Units, in exchange for Mr. Blitzer’s promise to forgive, at Closing, 50% of the then-outstanding balance of the Convertible Promissory Note, pursuant to the Blitzer Class A SPA, which will be converted into 127,916 shares of Series A Preferred Stock (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 31,250 shares of New USARE Common Stock, (ii) a number of shares of Series A Preferred Stock equal to the number of Blitzer Conversion Preferred Shares, in exchange for his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note, pursuant to the Blitzer Series A SPA and (iii) 147,059 shares of Series A Preferred Stock in exchange for 147,059 USARE Class A Convertible Preferred Units (taking into account accrued payment-in-kind interest through December 31, 2024; such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 147,059 shares of New USARE Common Stock in exchange for a USARE Class A Preferred Investor Warrant exercisable for 147,059 USARE Class A Units, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were acquired for an aggregate purchase price of $1,500,000. In the event that the Business Combination is not achieved, (i) Inflection Point may be unable to consummate a business combination and be forced to redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, resulting in the Sponsor and its affiliates’ investment being worthless, (ii) the value of the 122,549 USARE Class A-2 Convertible Preferred Units (plus accrued payment-in-kind interest) and a USARE Class A Preferred Investor Warrant to purchase up to 31,250 USARE Class A Units received by Mr. Blitzer may be significantly reduced and (iii) Inflection Point would not issue the shares of Series A Preferred Stock, in exchange for his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note. In addition, Mr. Blitzer and the other Inflection Point directors face potential detriments from the Business Combination, including the possibility of litigation challenging the Business Combination or such directors’ roles in the Business Combination.

•        TVC, 246 Ventures LLC and Collective Capital Management:    Affiliates of one of Inflection Point’s directors, Nicholas Shekerdemian, TVC and 246 Ventures LLC, have an economic interest in (i) 2,825,000, or approximately 45.2%, of the Founder Shares held by the Sponsor and (ii) 1,906,665, or approximately 31.8%, of the Private Placement Warrants held by the Sponsor. Collective Capital Management, an affiliate of TVC, Inflection Point and two of Inflection Point’s directors, Nicholas Shekerdemian and

Elliot Richmond, will receive at the Closing 24,510 shares of Series A Preferred Stock in exchange for 24,510 USARE Class A Convertible Preferred Units (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 24,510 shares of New USARE Common Stock in exchange for a USARE Class A Preferred Investor Warrant exercisable for 24,510 USARE Class A Units. In the event that the Business Combination is not achieved, (i) Inflection Point may be unable to consummate a business combination and be forced to redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, resulting in the Sponsor and its affiliates’ investment being worthless and (ii) the value of the 24,510 USARE Class A-2 Convertible Preferred Units (plus accrued payment-in-kind interest) and a USARE Class A Preferred Investor Warrant to purchase up to 24,510 USARE Class A Units purchased by Collective Capital Management may be significantly reduced.

•        Unaffiliated Inflection Point Public Shareholders:    The unaffiliated Inflection Point Public Shareholders have the opportunity to evaluate and consider whether or not to redeem their Public Shares in connection with the consummation of the Business Combination. Non-redeeming Public Shareholders will have the opportunity to participate in the potential future growth of USARE, but may face a number of potential detriments in connection with their continued investment, including the uncertainties and risks identified by the Inflection Point Board described more fully in “— The Inflection Point Board’s Reasons for the Approval of the Business Combination”, the various other risks associated with the Business Combination, the business of Inflection Point and the business of USARE, as described further under the section entitled “Risk Factors”, the potential conflicts of interest described under “— Interests of Certain Inflection Point Persons in the Business Combination”, and the potential material dilution they may experience as described more fully in the section entitled “Dilution”. Redeeming Public Shareholders have the opportunity to receive their pro rata share of the aggregate amount on deposit in the Trust Account, less taxes paid and payable, calculated as of two business days prior to the consummation of the Business Combination. However, redeeming Public Shareholders face the potential of not realizing any future growth in value of USARE following the Business Combination.

Projected Financial Information

In connection with Inflection Point’s consideration of the potential business combination, USARE provided its internally-derived forecasts for its potential magnet manufacturing operations to Inflection Point for use as a component of its overall evaluation of USARE. Those forecasts included certain performance metrics for each of the years in the 4-year period ending December 31, 2027 (the “Projections”). Such Projections are included in this proxy statement/prospectus because they were provided to and considered by the Inflection Point Board for its evaluation of the Business Combination. The Projections were provided to the Inflection Point Board as part of their evaluation of the Business Combination, but not for the purpose of supporting any person in rendering an opinion that materially related to the Business Combination

The Projections are included in this proxy statement/prospectus solely to provide Inflection Point’s shareholders access to certain information made available in connection with the Inflection Point Board’s consideration of the Business Combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared, which was August 2024.

The Projections were prepared in good faith by USARE’s management team and are based on USARE’s management’s belief that the estimates and assumptions with respect to the expected future financial performance of USARE were reasonable at the time the Projections were prepared and such Projections speak only as of that time. The Projections only relate to the magnet facility of USARE and do not take into account the costs of and other effects on Inflection Point, which will become the parent of USARE as New USARE in the Business Combination. The Projections do not include the expenses that have been or may be incurred by USARE or Inflection Point in preparation for or in connection with the Business Combination, or the effect on USARE of any business or strategic decision or action that will or may be taken by New USARE as a result of the Business Combination having been closed.

The Projections reflect numerous estimates and assumptions including with respect to the timing of the commission of the Stillwater Facility, industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to USARE’s business, all of which are difficult to predict and many of which are beyond USARE’s and Inflection Point’s control and are subject to significant economic, competitive, and other uncertainties. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than the Projections. There undoubtedly will be differences between actual and projected results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased by the length of time over which these assumptions apply. Since the Projections cover multiple years, such information by its nature becomes less predictive with each successive year. These Projections are subjective in many respects and thus are susceptible to multiple interpretations and are subject to periodic changes based on actual experience, events and business developments, and changes in USARE’s capital requirements and net working capital needs.

The inclusion of financial projections should not be regarded as an indication that USARE’s or Inflection Point’s boards of directors, or their respective affiliates, advisors or other representatives considered, or now consider, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. Multiple unknown factors, as well as the known factors described herein could cause the forecasts or the underlying assumptions to be inaccurate. As a result, the Projections may not be realized, and actual results may significantly differ from the Projections. The Projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond USARE’s and Inflection Point’s control. The various risks and uncertainties include those set forth in the “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of USARE”, and “Cautionary Note Regarding Forward-Looking Statements”.

In arriving at the Projections, the material assumptions considered, included, but were not limited to, the following:

•        Commercial Sales Commencing in 2026.    USARE’s management assumed it will reach 1,200 tons of commercial production capacity by January of 2026, and that shipments of a majority of that capacity would occur in 2026. These assumptions result in overall projected total revenues in 2026 of approximately $174.2 million as production of the anticipated magnet formulas is furthered. These assumptions were based on (1) USARE’s forecast of when the Stillwater Facility would be commissioned and capable of producing finished product by January 2026, (2) USARE’s familiarity with the general market prices that a domestic source of rare earth magnets may command, and (3) USARE’s estimation as to the timing of receipt of purchase orders from customers.

•        Commercial Capacity Growth in 2027.    USARE forecasted its magnet production capacity will double by January of 2027, when a second, 1,200-ton production line would bring total factory capacity to 2,400 tons per year.

•        Medium to Long-Term Margin Expansion.    USARE’s management assumed that revenue growth would slightly outpace growth in cost of sales over the next 4 years, driving modest gross margin improvement. As a manufacturing business, the anticipated operating leverage associated with scaling the magnet factory’s production capacity was anticipated to be a significant driver of EBITDA margin expansion over the next 4 years.

The Projections were not prepared with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections included in this proxy statement/prospectus were prepared by USARE’s management in connection with the Business Combination and not for the purpose of providing such Projections publicly or at any other time. Neither the independent registered public accounting firms of USARE or Inflection Point nor any other registered public accounting firms, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their accuracy or achievability, and the independent registered public accounting firms of USARE and Inflection Point assume no responsibility for, and disclaim any association with, the Projections. The report of Horne LLP included in the financial statements in this proxy statement/prospectus relates to the historical financial statements of USARE. It does not extend to the Projections and should not be read to do so.

Furthermore, the Projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the Projections is provided in this proxy statement/prospectus because the Projections were made available to Inflection Point. The inclusion of the Projections in this proxy statement/prospectus should not be regarded as an indication that Inflection Point, the Inflection Point Board, or their respective affiliates, advisors or other representatives considered, or now considers, such Projections necessarily to be predictive of actual future results or to support, or fail to support, your decision whether to vote for or against the Business Combination Proposal. No person has made or makes any representation or warranty to any Inflection Point shareholder or any other person regarding the information included in these Projections. The Projections are not fact and are not necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue, or any, reliance on this information.

The Projections are not included in this proxy statement/prospectus in order to induce any Inflection Point shareholders to vote in favor of any of the proposals at the extraordinary general meeting or to induce any other person to take any other action.

Inflection Point and USARE urge you to review the financial statements of USARE included in this proxy statement/prospectus, as well as the financial information in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and to not rely on any single financial measure or Projections taken as a whole. The Projections are being provided for information purposes only, have not been affirmed by USARE’s management or USARE’s Board and are not and should not be viewed as public guidance regarding the future performance of USARE or New USARE.

USARE uses certain financial measures in the Projections that are not prepared in accordance with GAAP as supplemental measures to evaluate operational performance. While USARE believes that non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of USARE’s competitors and may not be directly comparable to similarly titled measures of USARE’s competitors. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Financial measures included in the Projections provided to a board of directors or financial advisor in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore the Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, no reconciliation of the financial measures included in the Projections were prepared, and therefore none have been provided in this proxy statement/prospectus. The definitions of the non-GAAP measures included in the Projections may not align with those underlying any non-GAAP measures presented elsewhere in this proxy statement/prospectus.

Below is a summary of the Projections.

($ = $M)	Units	2024E	2025E	2026E	2027E
Magnet Capacity	TPA	—	—	1,200	2,400
Total Revenue		$—	—	174.2	444.8
Total Cost of Sales		$(1.8)	(3.7)	(109.6)	(271.5)
Gross Margin		$(1.8)	(3.7)	64.6	173.3
% Margin of Revenue	%	N/A	N/A	37%	39%
Total Operating Expenses		$(7.2)	(8.5)	(17.4)	(30.1)
EBITDA		$(9.0)	(12.2)	47.2	143.2
% Margin of Revenue	%	N/A	N/A	27%	32%
% Growth (YoY)%		N/A	N/A	N/A	203%
Cash Flow*	$	$(24.3)	$(85.0)	$(29.3)	$105.8

____________

*        For clarity, the EBITDA and other financial measures included in this table do not relate to USARE or New USARE as a whole, but instead only pertain to the Stillwater Facility’s magnet production; for example, such measures do not include financial impacts such as company-wide corporate spend.

**      The cash flow figure presented above consists of EBITDA less taxes (assumed at 21% annually) less capital expenditures less the change in net working capital.

Certain Assumptions Regarding the Projections

•        The Projections do not represent projections regarding the performance of USARE (or New USARE) as a whole, do not include certain items that would be addressed in a projection of the performance of USARE (or New USARE) as a whole (which would include items such as corporate spend, mining development expense, operational spending, and capital raising), and are limited to the performance of the Stillwater Facility.

•        USARE management derived initial total magnet capacity based on USARE’s manufacturing equipment planning as of August 2024, and the commissioning of 1,200 tpa (tonnes per annum) nameplate capacity in January 2026. It is USARE’s plan to double this capacity in 2027 through the addition of a second magnet manufacturing line of an additional 1,200 tpa nameplate capacity. Nameplate capacity tonnage does not take into account various factors that are likely to result in lower actual production, including, for example, losses during finishing stages of the production processes. Such losses generally are expected to generate saleable or reusable waste material, which are discussed further below.

•        The total revenue figures in the Projections assume that sales of USARE would be based primarily on sales of NdFeB magnets utilizing certain blends of magnet recipes based on USARE’s belief that such recipes would be those most likely to form the basis of future sales agreements. USARE has assumed that these recipes are those most applicable to those used in electric vehicles, aerospace, military applications, cordless power tools, and certain motors. Management has also assumed that approximately 10% of revenue in 2026 and 7% of revenue in 2027 would result from sales of waste material resulting from the magnet production process, including the addition of limited in-house recycling capabilities for waste materials beginning in 2026.

•        Total cost of sales assumes costs related to purchasing third-party feedstock to supply the necessary components (including metals) based on USARE’s current contracts, its market and commercial understanding, and certain third-party industry sources and reports for estimated market pricing for materials and feedstock. These Projections also assume management derived labor costs based on the location and ramp-up period of the Stillwater Facility. These assumptions regarding certain average labor costs are based on USARE’s estimates, including estimates assuming a beginning headcount of eight employees and expanding to 14 employees in 2024, 22 employees in 2025, 34 employees in 2026, and 104 employees in 2027. USARE’s management selected these assumptions based on its experience and the projected labor needs of USARE in light of its planned growth and the operation of the equipment and processes believed to be necessary to conduct its business and equipment as planned. Actual headcount will depend on the final, detailed engineering of the Stillwater Facility which is expected to occur in 2025, and the actual processes and equipment used in the commissioning and running of the Stillwater Facility in 2026.

•        Cost of sales figures that are a component of the Projections include the following, based on USARE management’s experience and understanding of the magnet industry and historical trends:

•        in 2025, costs of sales is limited to labor costs;

•        in 2026 and after, costs of sales includes the following, each of which are generally expected to increase in connection with the projected increase in production, but some of which are also generally expected to be moderately reduced over time as a percentage of revenue based on the reasons discussed below: electrolysis costs (estimated to initially be external costs with a gradual shift to internal costs as USARE develops in-house electrolysis capabilities), feedstock costs (estimated to more than double between 2026 and 2027 based on assumed increase in production), strip casting costs (estimated to increase by high single digits through 2026 and then gradually decline beginning in 2027 as USARE expects to begin to rely less on outside strip casting as it develops in-house strip casting and electrolysis abilities), magnet manufacturing costs (estimated to grow at low single digits), and direct labor costs (wage growth assumed at 3% annually and terminal period headcount growth of 5%, which are based on the assumed inflation rate based on historical rates).

•        These Projections assume net cash received from the Business Combination of $30 million and incremental debt of $160 million (with an interest rate of 10%), which amounts are subject to the results of the capital raising efforts in connection with the Business Combination and USARE’s determination with respect to the allocation between debt and equity for its capital needs, among other things.

•        These Projections assume phase 1 production commences in January 2026 with shipments to customers commencing in April 2026 and assumes phase 2 production and shipments commence in 2027, which timelines and estimates may vary depending on actual demand and funding of capital expenses, exclude finishing capital and manufacturing costs, as such costs are customer dependent, and assumes capital expenditures based on management estimates.

•        Operating expenses are based on management’s estimates regarding selling, general and administrative expenses related to the Stillwater Facility, including expenses to secure magnet sales agreements and augment other corporate operations. Operating expenses also include commissions, sales and marketing costs at an assumed annual growth rate of 4.5% of revenue (which was based on the assumed average inflation rate based on historical rates), beginning in 2026 and more than doubling in 2027 as a result of revenue increases.

•        These Projections are based on USARE’s projected annual capital expenditures of $10.9 million in 2024 (for site development and building costs), $72 million in 2025 (for phase 1 systems development) and $64.5 million in 2026 (for phase 2 systems development), for an aggregate of $147.4 million though 2027, to achieve 2,400 tpa name-plate capacity at the Stillwater Facility upon completion of phase 2. Such capacity represents half of the total planned production capacity. The capital expenditure figures presented are based on front-end engineering estimates, which are expected to change based upon more detailed engineering estimates which are currently expected to be developed during 2025.

THESE PROJECTIONS ARE NOT INTENDED TO BE PUBLIC GUIDANCE. NEITHER INFLECTION POINT NOR USARE INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROJECTIONS. THE PROJECTIONS DO NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE STRONGLY CAUTIONED NOT TO PLACE UNDUE RELIANCE, IF ANY, ON THE PROJECTIONS SET FORTH ABOVE AND NOT TO RELY ON SUCH PROJECTIONS IN MAKING A DECISION REGARDING THE BUSINESS COMBINATION, AS SUCH INFORMATION MAY BE MATERIALLY DIFFERENT THAN ACTUAL RESULTS. NEITHER INFLECTION POINT, PRIOR TO THE BUSINESS COMBINATION, NOR NEW USARE, AFTER THE CONSUMMATION OF THE BUSINESS COMBINATION, INTEND TO REFERENCE THESE PROJECTIONS IN ITS FUTURE PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT.

Expected Accounting Treatment of the Business Combination

The Domestication

There will be no accounting effect or change in the carrying amount of the assets and liabilities of Inflection Point as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Inflection Point immediately following the Domestication will be the same as those immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP and not as a business combination. Under this method of accounting, Inflection Point will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of USARE issuing stock for the net assets of Inflection Point, accompanied by a recapitalization. Upon the completion of the Business Combination, substantially all of the assets and business of the combined company will be held and operated by USARE OpCo and its subsidiaries.

Regulatory Matters

Neither Inflection Point nor USARE are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the filing required by and the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the other regulatory notices and approvals discussed in “The Business Combination Proposal — Business Combination Agreement — Closing Conditions — Conditions to the Obligations of Each Party”. The filing required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 was made on December 23, 2024. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired on January 22, 2025. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of one-third of the Inflection Point Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

The Business Combination Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of Inflection Point Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that Inflection Point’s entry into the Business Combination Agreement, dated as of August 21, 2024, by and among Inflection Point, Merger Sub and USARE, pursuant to which and among other things, on the terms and subject to the conditions set forth in the Business Combination Agreement, the parties will complete the Business Combination described in the accompanying proxy statement/prospectus, be approved, ratified and confirmed in all respects”.

Recommendation of the Inflection Point Board

THE INFLECTION POINT BOARD UNANIMOUSLY RECOMMENDS THAT INFLECTION POINT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The Inflection Point Board believes that the Business Combination Proposal to be presented at the extraordinary general meeting is in the best interests of Inflection Point’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal.

The existence of financial and personal interests of one or more of Inflection Point’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Inflection Point and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and Inflection Point’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain Inflection Point Persons in the Business Combination” for a further discussion.

THE DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, subject to the approval of the other Condition Precedent Proposals, Inflection Point is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal, and completion of the Domestication, is a condition to the consummation of the Business Combination. If, however, the Domestication Proposal is approved, but the Business Combination Proposal or any of the other Condition Precedent Proposals is not approved, then neither the Domestication nor the Business Combination will be consummated.

As a condition to Closing, the Inflection Point Board has unanimously approved a change of Inflection Point’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In accordance with Inflection Point’s plan of domestication, included as an exhibit to the registration statement of which this proxy statement/prospectus is a part, to effect the Domestication, Inflection Point will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Proposed Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Inflection Point will be domesticated and continue as a Delaware corporation. In connection with the Domestication and prior to the Business Combination, Inflection Point will be renamed USA Rare Earth, Inc.

Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents and the Sponsor Support Agreement, each Inflection Point Class B Ordinary Share issued and outstanding will be automatically converted into one Inflection Point Class A Ordinary Share. Immediately following such conversion, in connection with the Domestication (a) each Inflection Point Class A Ordinary Share issued and outstanding immediately prior to the Domestication will automatically convert into one share of New USARE Common Stock, (b) each Inflection Point Warrant will be automatically converted into a redeemable New USARE Warrant on the same terms as the Inflection Point Warrants, and (c) each Inflection Point Unit issued and outstanding as of immediately prior to the Domestication will automatically be canceled and each holder will receive one share of New USARE Common Stock and one-half of one New USARE Warrant. No fractional New USARE Warrants will be issued upon such cancellation.

The Domestication Proposal, if approved, will authorize a change of Inflection Point’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Inflection Point is currently governed by the Companies Act, upon the Domestication, New USARE will be governed by the DGCL. Inflection Point encourages shareholders to carefully consult the information set out below under “— Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication”.

Reasons for the Domestication

The Inflection Point Board believes that it would be in the best interests of Inflection Point, simultaneously with the completion of the Business Combination, to effect the Domestication. Further, the Inflection Point Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. In addition, because New USARE will operate within the United States following the Business Combination, it was the view of the Inflection Point Board that New USARE should be structured as a corporation organized in the United States.

The Inflection Point Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of Inflection Point and its shareholders. These additional reasons can be summarized as follows:

•        Prominence, Predictability and Flexibility of Delaware Law.    For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•        Well-Established Principles of Corporate Governance.    There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New USARE, the New USARE Board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New USARE’s stockholders from possible abuses by directors and officers.

•        Increased Ability to Attract and Retain Qualified Directors.    Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New USARE’s incorporation in Delaware may make New USARE more attractive to future candidates for the New USARE Board, because many such candidates are already familiar with Delaware corporate law from their past business experiences. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. The Inflection Point Board therefore believes that providing the benefits afforded directors by Delaware law will enable New USARE to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable New USARE to compete more effectively with other public companies in attracting and retaining new directors.

Reasons for the Name Change

The Inflection Point Board believes that it would be in the best interests of Inflection Point to, in connection with the Domestication and simultaneously with the Business Combination, change its corporate name to “USA Rare Earth, Inc”. in order to more accurately reflect the business purpose and activities of New USARE.

Regulatory Approvals; Third-Party Consents

Inflection Point is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication. However, because the Domestication must occur simultaneously with the Business Combination, it will not occur unless the Business Combination can be completed, which will require the approvals as described under the section of this proxy statement/prospectus entitled “The Business Combination Proposal”. Inflection Point must comply with applicable United States federal and state securities laws in connection with the Domestication.

The Domestication will not breach any covenants or agreements binding upon Inflection Point and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Proposed Certificate of Incorporation and Proposed By-Laws

Commencing with the effective time of the Domestication, the Proposed Certificate of Incorporation and the Proposed By-Laws will govern the rights of stockholders in New USARE.

A chart comparing your rights as a holder of Inflection Point Ordinary Shares as a Cayman Islands exempted company with your rights as a holder of New USARE Common Stock can be found in the section of this proxy statement/prospectus entitled “The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication”.

Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication

When the Domestication is completed, the rights of stockholders of New USARE will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands. Certain differences exist between the DGCL and the Companies Act that will alter certain of the rights of shareholders of Inflection Point and affect the powers of the New USARE Board and management following the Domestication.

Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Companies Act.

The owners of a Delaware corporation’s shares are referred to as “stockholders”. For purposes of language consistency, in certain sections of this proxy statement/prospectus, we may continue to refer to the share owners of New USARE as “shareholders”.

Provision	New USARE (Delaware corporation)	USARE (Delaware limited liability company)	Inflection Point (Cayman Islands exempted company)
Applicable legislation	General Corporation Law of the State of Delaware	Delaware Limited Liability Company Act (the “Delaware Act”)	The Companies Act (As Revised) of the Cayman Islands
General Vote Required for Combinations with Interested Stockholders/ Shareholders

Generally, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the statutory provision.

No similar provision. The USARE OA provides certain restrictions on related party transactions and permits business combinations with approval by the USARE Board and managers representing certain classes of units.

No similar provision
Appraisal Rights

Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national

Generally, the Delaware Act expressly disclaims statutory appraisal rights with respect to an interest in a Delaware LLC in connection with any merger, consolidation, or amendment of the LLC agreement, unless these rights are otherwise provided for in either: (a) the LLC agreement or (b) the agreement of merger or consolidation. The USARE OA provides no such rights.

Under the Companies Act, minority shareholders that dissent to a merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the courts of the Cayman Islands.

Provision	New USARE (Delaware corporation)	USARE (Delaware limited liability company)	Inflection Point (Cayman Islands exempted company)

securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.

Requirements for Stockholder/ Shareholder Approval

Subject to the certificate of incorporation, stockholder approval of mergers, a sale of all or substantially all the assets of the corporation, dissolution and amendments of constitutional documents require a majority of outstanding shares; most other stockholder approvals require a majority of those present and voting, provided a quorum is present.

The members of USARE have limited rights to approve certain actions taken by the managers, including engaging in activity that is not consistent with the purpose of USARE or knowingly making it impossible to carry out USARE’s business. Approval of most other items requires the approval of the USARE Board, including in particular cases, such as mergers, approval by the managers designated by the members holding certain classes of units.

Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands statute or the company’s articles of association, are determined (subject to quorum requirements, the Companies Act, applicable law and the relevant articles of association) by ordinary resolution, being the approval of the holders of a majority of the shares, who, being present in person or proxy and entitled to vote, vote at the meeting of shareholders or by “special resolution” (such as the amendment of the company’s constitutional documents), being the approval of the holders of a majority of at least two-thirds of the shares who, being present in person or by proxy and entitled to vote, vote at the meeting of shareholders.

Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the constitutional documents, but cannot be less than one-third of shares entitled to vote at the meeting.	Quorum may be set by the company’s limited liability company agreement.	Quorum is set in the company’s articles of association.
Stockholder/ Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.

Subject to the terms of the USARE OA, the members may take action by written consent without a meeting, without prior notice and without a vote, if approved by the requisite percentage of units of the applicable classes for particular items designated by the USARE OA.

Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.

Provision	New USARE (Delaware corporation)	USARE (Delaware limited liability company)	Inflection Point (Cayman Islands exempted company)
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.

Subject to the USARE OA, members may request access to USARE’s books and records for a purpose reasonably related to the member’s interest as a member and subject to certain restrictions set forth in the USARE OA.

Shareholders generally do not have any rights to inspect or obtain copies of the register of members or other corporate records of a company.
Stockholder/ Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per the Advisory Organizational Documents Proposal 5D).

A member or an assignee of a limited liability company interest may, subject to procedural requirements, bring an action in the Court of Chancery in the right of a limited liability company to recover a judgment in its favor if managers or members with authority to do so have refused to bring the action or if an effort to cause those managers or members to bring the action is not likely to succeed.

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.

Removal of Directors;

Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.

The USARE OA delineates that certain classes or thresholds of units may remove certain managers by the affirmative vote of the members of such class or thresholds.

A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Provision	New USARE (Delaware corporation)	USARE (Delaware limited liability company)	Inflection Point (Cayman Islands exempted company)
Number of Directors

The number of directors is fixed by the Proposed By-Laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The Proposed By-Laws may provide that the board may increase the size of the board and fill any vacancies.

		The USARE OA sets the number of managers of USARE and such number may be increased through an amendment to the USARE OA.	Subject to the articles of association, the board may increase the size of the board and fill any vacancies.
Classified or Staggered Boards	Classified boards are permitted.	The Delaware Act permits the LLC agreement to provide for the number and classifications of the managers.	Classified boards are permitted.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.	The USARE OA waives fiduciary duties of the managers to the fullest extent permitted by applicable law and sets forth certain other limitations, including limitations on liability of managers.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers

A corporation is generally permitted to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any

The Delaware Act does not require mandatory indemnification for an LLC’s members or managers, but it provides that an LLC has the power to indemnify and hold harmless any member, manager, or other person from and against any and all claims and demands whatsoever, subject to any standards and restrictions set out in the LLC agreement. The USARE OA provides for indemnification of managers and officers, among others, subject to certain limitations, including gross negligence, intentional misconduct, fraud, acts prohibited by law and certain other matters.

A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or willful default.

Provision	New USARE (Delaware corporation)	USARE (Delaware limited liability company)	Inflection Point (Cayman Islands exempted company)

criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.

Limited Liability of Directors

Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.

		The USARE OA provides for limitations of liability of managers.	Liability of directors may be limited, except with regard to their own fraud or willful default.

Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of Inflection Point. There will be no accounting effect or change in the carrying amount of the assets and liabilities of Inflection Point as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Inflection Point immediately following the Domestication will be the same as those immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the Inflection Point Class B Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The holders of Inflection Point Class A Ordinary Shares will have no right to vote on the Domestication Proposal, in accordance with Article 49.2 of the Cayman Constitutional Documents. The failure to vote and abstentions will have no effect on the outcome of the proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

The Domestication Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of Inflection Point Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution of holders of Class B ordinary shares, that Inflection Point be de-registered in the Cayman Islands pursuant to Article 49 of the Cayman Constitutional Documents and be registered by way of continuation as a corporation in the State of Delaware, and that its name be changed upon continuation from “Inflection Point Acquisition Corp. II” to “USA Rare Earth, Inc.”.”

Recommendation of the Inflection Point Board

THE INFLECTION POINT BOARD UNANIMOUSLY RECOMMENDS THAT INFLECTION POINT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of Inflection Point’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Inflection Point and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and Inflection Point’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain Inflection Point Persons in the Business Combination” for a further discussion of these considerations.

THE STOCK ISSUANCE PROPOSAL

Overview

Assuming the Business Combination Proposal and the other Condition Precedent Proposals are approved, Inflection Point’s shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal.

Why Inflection Point Needs Shareholder Approval

We are seeking shareholder approval in order to comply with Nasdaq Listing Rules, including 5635(a), (b) and (d). Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, New USARE may issue securities representing 20% or more of our outstanding common stock or 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of common stock and securities convertible into or exercisable for common stock in connection with the Business Combination.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required prior to the issuance of securities in certain circumstances, including if the number of securities to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance.

Upon the consummation of the Business Combination, New USARE expects to issue (i) (A) up to 4,762,596 (taking into account accrued payment-in-kind interest on the outstanding USARE Class A Convertible Preferred Units through March 31, 2025; such amount of shares of Series A Preferred Stock may increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) shares of Series A Preferred Stock; each share of Series A Preferred Stock will have a stated value of $12.00 and will be convertible into New USARE Common Stock at any time at the option of the holder at a rate equal to the Accrued Value (as defined in the Series A Preferred Stock Certificate of Designation), divided by the then-applicable conversion price, which will initially be $12.00 per share, subject to adjustment and (B) and Series A Preferred Investor Warrants to purchase 4,495,098 shares of New USARE Common Stock at an initial exercise price of $12.00 per share, subject to adjustment, in connection with the Class A Convertible Preferred Investment, the Additional Class A-2 Convertible Preferred Unit Investment, the Blitzer Class A SPA and the Blitzer Series A SPA, (ii) up to an estimated 83,281,035 shares of New USARE Common Stock to the USARE Members and (iii) up to an aggregate of 1,377,500 shares of New USARE Common Stock to CCM and Cantor. New USARE may issue additional common stock and securities convertible into or exercisable for common stock pursuant to subscription, purchase or similar agreements it may enter into prior to Closing. For further details, see the section of this proxy statement/prospectus entitled “Beneficial Ownership of Securities”.

Accordingly, the aggregate number of shares of New USARE Common Stock that New USARE will issue in connection with the Business Combination and that will be issuable upon conversion of the Series A Preferred Stock and Preferred Investor Warrants that New USARE will issue in connection with the Series A Preferred Stock Investment will exceed 20% of both the voting power and the shares of New USARE Common Stock outstanding before such issuance and may result in a change of control of the registrant, and for these reasons, Inflection Point is seeking the approval of Inflection Point shareholders for the issuance of (i) (A) up to 4,762,596 (taking into account accrued payment-in-kind interest on the outstanding USARE Class A Convertible Preferred Units through March 31, 2025; such amount of shares of Series A Preferred Stock may increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) shares of Series A Preferred Stock (convertible into shares of New USARE Common Stock at an initial conversion price of $12.00 per share, subject to adjustment, at the holder’s option), and (B) and Series A Preferred Investor Warrants to purchase 4,495,098 shares of New USARE Common

Stock at an initial exercise price of $12.00 per share, subject to adjustment, in connection with the Class A Convertible Preferred Investment, the Additional Class A-2 Convertible Preferred Unit Investment, the Blitzer Class A SPA and the Blitzer Series A SPA, (ii) up to an estimated 83,281,035 shares of New USARE Common Stock to the USARE Members, (iii) up to an aggregate of 1,377,500 shares of New USARE Common Stock to CCM and Cantor and (iv) any other issuances of common stock and securities convertible into or exercisable for common stock pursuant to subscription, purchase or similar agreements we may enter into prior to Closing.

Vote Required for Approval

The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Inflection Point Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

The Stock Issuance Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of Inflection Point Ordinary Shares.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable Nasdaq Listing Rules, the issuance of (i) shares of Series A Preferred Stock and Preferred Investor Warrants, (ii) New USARE Common Stock to the USARE Members and (iii) any other issuances of common stock and securities convertible into or exercisable for common stock pursuant to subscription, purchase or similar agreements Inflection Point has entered, or may enter, into prior to Closing, be approved in all respects”.

Recommendation of the Inflection Point Board

THE INFLECTION POINT BOARD UNANIMOUSLY RECOMMENDS THAT INFLECTION POINT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of Inflection Point’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Inflection Point and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and Inflection Point’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain Inflection Point Persons in the Business Combination” for a further discussion of these considerations.

THE ORGANIZATIONAL DOCUMENTS PROPOSAL

Overview

If the Business Combination Proposal and the other Condition Precedent Proposals are approved and the Business Combination is consummated, Inflection Point will replace the current amended and restated memorandum and articles of association of Inflection Point (as may be amended from time to time) under the Companies Act (the “Existing Memorandum”) and the current amended and restated memorandum and articles of association of Inflection Point (as may be amended from time to time) (the “Existing Articles” and, together with the Existing Memorandum, the “Cayman Constitutional Documents”), in each case, under the Companies Act, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed By-Laws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of New USARE in each case, pursuant to the DGCL.

Inflection Point’s shareholders are asked to consider and vote upon and to adopt the Proposed Organizational Documents (collectively, the “Organizational Documents Proposal”) in connection with the replacement of the Cayman Constitutional Documents.

Reasons for the Amendments

The Inflection Point Board’s reasons for proposing the Proposed Organizational Documents are set forth below and more fully detailed for each of the Advisory Organizational Documents Proposals set forth in the section entitled “The Advisory Organizational Documents Proposal”. The following is a summary of the key changes effected by the Proposed Organizational Documents, but this summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is included as Annex C, and by reference to the full text of the Proposed By-Laws, a copy of which is included as Annex D:

•        To change the corporate name from “Inflection Point Acquisition Corp. II” to “USA Rare Earth, Inc.”;

•        To increase the total number of shares of our capital stock from (a) 500,000,000 Inflection Point Class A Ordinary Shares, 50,000,000 Inflection Point Class B Ordinary Shares and 5,000,000 preference shares, each with a par value of $0.0001 per share, of Inflection Point to (b) 800,000,000 shares of New USARE capital stock which consists of (A) 750,000,000 shares of New USARE Common Stock and (B) 50,000,000 shares of New USARE Preferred Stock, each with a par value of $0.0001 per share.

•        amend the terms of the shares, in particular to provide that each holder of record of a share of New USARE Common Stock shall have one vote;

•        amend the terms for the authorizations of shares of New USARE;

•        To authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed By-Laws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively).

Resolution to be Voted Upon

The full text of the resolutions to be passed is as follows:

“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed By-Laws in the form attached to the proxy statement/prospectus as Annex C and Annex D, respectively, with effect from the registration of Inflection Point in the State of Delaware as a corporation with the laws of the State of Delaware and conditional upon, and with effect from, the registration of Inflection Point in the State of Delaware as a corporation with the laws of the State of Delaware, the name of Inflection Point be changed to “USA Rare Earth, Inc.”

Vote Required for Approval

The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of the holders of a majority of at least two-thirds of the Inflection Point Ordinary Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The Organizational Documents Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of Inflection Point Ordinary Shares.

The Sponsor has agreed to vote all the Founder Shares and any Public Shares it may hold in favor of the Organizational Documents Proposal.

Recommendation of the Inflection Point Board

THE INFLECTION POINT BOARD UNANIMOUSLY RECOMMENDS THAT INFLECTION POINT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

The existence of financial and personal interests of one or more of Inflection Point’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Inflection Point and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and Inflection Point’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain Inflection Point Persons in the Business Combination” for a further discussion.

THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

If the Business Combination Proposal, the other Condition Precedent Proposals, including the Organizational Documents Proposal, are approved and the Business Combination is consummated, Inflection Point will replace the Cayman Constitutional Documents, under the Companies Act, with the Proposed Organizational Documents of New USARE, under the DGCL.

Inflection Point’s shareholders are asked to consider and vote upon and to approve on a non-binding advisory basis by special resolution three separate proposals (collectively, the “Advisory Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. These three proposals are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Cayman or Delaware law, but pursuant to SEC guidance, Inflection Point is required to submit these provisions to its shareholders separately for approval. The shareholder votes regarding these proposals are advisory in nature, and are not binding on Inflection Point, the Inflection Point Board, USARE or the New USARE Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Organizational Documents Proposals (separate and apart from the approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Inflection Point intends that the Proposed Organizational Documents will take effect from the registration of Inflection Point in the State of Delaware as a corporation under the laws of the State of Delaware, assuming approval of the Business Combination Proposal and the Organizational Documents Proposals.

The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Cayman Constitutional Documents and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of Inflection Point, which are included as exhibits on an Annual Report on Form 10-K, and, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C and the complete text of the Proposed By-Laws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms. Additionally, as the Cayman Constitutional Documents are governed by the Companies Act and the Proposed Organizational Documents will be governed by the DGCL, Inflection Point encourages shareholders to carefully consult the information set out under the section of this proxy statement/prospectus entitled “The Domestication Proposal”— Comparison of Shareholder Rights Under Applicable Corporate Law Before and After Domestication”.

	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Advisory Organizational Documents Proposal 5A)

The Cayman Constitutional Documents authorize 555,000,000 Inflection Point shares, consisting of 500,000,000 Inflection Point Class A Ordinary Shares, 50,000,000 Class B Ordinary Shares and 5,000,000 preference shares.

See paragraph 5 of the Cayman Constitutional Documents.

The Proposed Certificate of Incorporation authorizes (A) 750,000,000 shares of New USARE Common Stock, and (B) 50,000,000 shares of New USARE Preferred Stock, each with a par value of $0.0001 per share.

See Article IV, subsection (A) of the Proposed Certificate of Incorporation.

	Cayman Constitutional Documents	Proposed Organizational Documents
Exclusive Forum Provision (Advisory Organizational Documents Proposal 5B)

The Cayman Constitutional Documents provide that unless Inflection Point consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Cayman Constitutional Documents or otherwise related in any way to each shareholder’s shareholding in Inflection Point, including but not limited to: (i) any derivative action or proceeding brought on Inflection Point’s behalf; (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of Inflection Point’s current or former director, officer or other employee to Inflection Point or its shareholders; (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or the Cayman Constitutional Documents; or (iv) any action asserting a claim against Inflection Point governed by the internal affairs doctrine (as such concept is recognized under the laws of the United States) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. The forum selection provision in the Cayman Constitutional Documents do not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

The Proposed Organizational Documents would adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

See Article 54 of the Cayman Constitutional Documents.

These provisions are inapplicable to claims seeking to enforce any liability or duty created by the Securities Act or the Exchange Act; and any other claim for which the U.S. federal courts have exclusive jurisdiction.

See Article X, subsection (B) of the Proposed Certificate of Incorporation.

	Cayman Constitutional Documents	Proposed Organizational Documents
Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents (Advisory Organizational Documents Proposal 5C)

The Cayman Constitutional Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the Inflection Point Ordinary Shares represented in person or by proxy and entitled to vote at an extraordinary general meeting and who vote at the extraordinary general meeting.

See Article 18.3 of the Cayman Constitutional Documents.

In addition to any vote required by applicable law or the Proposed Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), the amendment, alteration, repeal or rescission of, in whole or in part, or the adoption of any provision inconsistent with, the following provisions in the Proposed Certificate of Incorporation shall require the affirmative vote of the holders of at least 66⅔% in voting power of all the then-outstanding shares of stock of New USARE entitled to vote thereon, voting together as a single class: Article V (amendment to Proposed Certificate of Incorporation and Proposed By-Laws), Article VI (New USARE Board), Article VII (D&O liability), Article VIII (stockholder consent in lieu of meeting, annual and special meetings of stockholders), Article IX (stockholder relationships) and Article X(B) (forum).

See Article V(A) of the Proposed Certificate of Incorporation.

The Proposed Certificate of Incorporation permits the New USARE Board to amend, alter, repeal or rescind the Proposed By-Laws without the consent or vote of the stockholders of New USARE.

See Article V, subsection (B) of the Proposed Certificate of Incorporation.

The Proposed By-Laws adopt provisions permitting holders of outstanding shares of capital stock to adopt, amend or repeal the Proposed By-Laws, provided they receive the affirmative vote of at least two-thirds of the voting power.

See Section 40 of the of the Proposed By-Laws and Article V(B) of the Proposed Certificate of Incorporation.

THE INCENTIVE PLAN PROPOSAL

Overview

Assuming that the Business Combination and the other Condition Precedent Proposals are approved, Inflection Point shareholders are also being asked to approve and adopt the USA Rare Earth, Inc. 2024 Omnibus Incentive Plan. Prior to the Closing Date, the Inflection Point Board will adopt the New Equity Incentive Plan, subject to shareholder approval at the extraordinary general meeting. Following the Business Combination, all equity and equity-based awards are intended to be granted under the New Equity Incentive Plan. For further information about the New Equity Incentive Plan, please refer to the complete copy of the New Equity Incentive Plan, which is attached hereto as Annex L.

After careful consideration, the Inflection Point Board believes that approving the New Equity Incentive Plan is in the best interests of New USARE. The New Equity Incentive Plan promotes ownership in New USARE by its employees, non-employee directors and consultants, and aligns incentives between these service providers and shareholders by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, our common stock. Therefore, the Inflection Point Board recommends that shareholders approve the New Equity Incentive Plan.

Summary of the New Equity Incentive Plan

The following summary describes the material terms of the New Equity Incentive Plan. This summary is not a complete description of all provisions of the New Equity Incentive Plan and is qualified in its entirety by reference to the New Equity Incentive Plan, a copy of which is attached hereto as Annex L, and we urge you to read it in its entirety.

Purpose

The purpose of the New Equity Incentive Plan is to provide a means through which we and our affiliates may attract and retain key personnel and to provide a means whereby certain of our and our affiliates’ directors, officers, employees, consultants and advisors (and certain prospective directors, officers, employees, consultants, and advisors) can acquire and maintain an equity interest, or be paid incentive compensation, which may be measured by reference to the value of the shares of common stock, thereby strengthening their commitment to our and our affiliates’ welfare and aligning their interests with those of our shareholders. The New Equity Incentive Plan has been established to advance our interests by providing for the grant to participants of stock and stock-based awards.

Administration

The New Equity Incentive Plan will be administered by the compensation committee, except with respect to matters that are not delegated to the compensation committee by the New USARE Board (whether pursuant to committee charter or otherwise). As used in this summary, the term “Administrator” refers to the compensation committee and its authorized delegates, as applicable. With respect to any award to which Section 16 of the Exchange Act applies, the Administrator will be the New USARE Board or a committee of the New USARE Board, which committee consists of two or more directors, each of whom is intended to be, to the extent required by Rule 16b-3 of the Exchange Act, a “non-employee director” as defined in Rule 16b-3 of the Exchange Act and an “independent director” to the extent required by the rules of the national securities exchange that is the principal trading market for our common stock. For awards made to a member of the New USARE Board who is not an employee of the Company, the “Administrator” means the New USARE Board.

The compensation committee (or New USARE Board, as applicable) will have the discretionary authority to administer and interpret the New Equity Incentive Plan and any awards granted under it, determine eligibility for and grant awards, determine the exercise price, base value from which appreciation is measured, or purchase price, if any, applicable to any award, determine, modify, accelerate and waive the terms and conditions of any award, determine the form of settlement of awards, prescribe forms, rules and procedures relating to the New Equity Incentive Plan and awards, and otherwise do all things necessary or desirable to carry out the purposes of the New Equity Incentive Plan or any award.

The compensation committee may delegate such of its duties, powers and responsibilities as it may determine to one or more of its members, members of the New USARE Board and, to the extent permitted by law, our officers, and may delegate to employees and other persons such ministerial tasks as it deems appropriate.

Eligibility

Our employees, non-employee directors, consultants and advisors are eligible to participate in the New Equity Incentive Plan. Eligibility for stock options intended to be incentive stock options, or ISOs, is limited to our employees or employees of certain of our affiliates. Eligibility for stock options, other than ISOs, and stock appreciation rights, or SARs, is limited to individuals who are providing direct services to us or our subsidiary companies on the date of grant of the award. As of the date of this proxy statement/prospectus, approximately 32 employees and approximately 6 non-employee directors would be eligible to participate in the New Equity Incentive Plan following the Business Combination, including all of our executive officers. In addition, certain consultants and advisors may, in the future, become eligible to participate in the New Equity Incentive Plan, though, as of the date of this proxy statement/prospectus, no grants to any consultants or advisors are expected.

Authorized shares

Subject to adjustment as described below, the maximum number of shares of our common stock that may be delivered in satisfaction of awards under the New Equity Incentive Plan (the “Share Pool”) is 13,000,000 shares. Up to 13,000,000 shares may be delivered in satisfaction of ISOs. The number of shares of our common stock delivered in satisfaction of awards under the New Equity Incentive Plan is determined (i) by reducing the Share Pool by the number of shares withheld by us in payment of the exercise price or purchase price of the award or in satisfaction of tax withholding requirements with respect to the award, (ii) by reducing the Share Pool by the full number of shares covered by any portion of a SAR which is settled in shares of our common stock (and not only the number of shares delivered in settlement of a SAR), and (iii) by increasing the Share Pool by any shares underlying awards settled in cash or that expire, become unexercisable, terminate or are forfeited to or repurchased by us without the issuance of shares of our common stock (or retention, in the case of restricted stock or unrestricted stock) of shares of our common stock. The number of shares available for delivery under the New Equity Incentive Plan will not be increased by any shares that have been delivered under the New Equity Incentive Plan and are subsequently repurchased using proceeds directly attributable to stock option exercises.

Shares that may be delivered under the New Equity Incentive Plan may be authorized but unissued shares, treasury shares or previously issued shares acquired by us. No fractional shares will be delivered under the New Equity Incentive Plan.

Director limits

The maximum value of all compensation granted or paid to any of our non-employee directors with respect to any calendar year, including awards under the New Equity Incentive Plan and cash fees or other compensation paid by us to any such director for services as a director during such calendar year, may not exceed $750,000 in the aggregate, calculating the value of any awards under the New Equity Incentive Plan based on their grant date fair value and assuming maximum payout.

Types of awards

The New Equity Incentive Plan provides for the grant of stock options, SARs, restricted and unrestricted stock and stock units, restricted stock units, performance awards and other awards that are convertible into or otherwise based on our common stock. Dividend equivalents may also be provided in connection with certain awards under the New Equity Incentive Plan, provided that any dividend equivalents will be subject to the same risk of forfeiture, if any, as applies to the underlying award.

•        Stock options and SARs.    The Administrator may grant stock options, including ISOs, and SARs. A stock option is a right entitling the holder to acquire shares of our common stock upon payment of the applicable exercise price. A SAR is a right entitling the holder upon exercise to receive an amount (payable in cash or shares of equivalent value) equal to the excess of the fair market value of the shares subject to the right over the base value from which appreciation is measured. The exercise price per share of each stock option, and the base value of each SAR, granted under the New Equity Incentive Plan shall be no less than 100% of the fair market value of a share on the date of grant (110% in the case of ISOs granted to certain shareholders). Other than in connection with certain corporate transactions or changes to our capital structure, stock options and SARs granted under the New Equity Incentive Plan may not be repriced, amended, or substituted for with new stock options or SARs having a lower exercise price or base value, nor may any consideration be paid upon the cancellation of any stock options or SARs that have a per share exercise or base price greater than the fair market value of a share on the date of such cancellation, in each case, without shareholder approval. Each stock option and SAR will have a maximum term of not more than ten years from the date of grant (or five years, in the case of ISOs granted to certain shareholders). The Administrator may limit or restrict the exercisability of any Stock Option or SAR in its discretion, including in connection with any covered transaction (as defined below).

•        Restricted and unrestricted stock and stock units.    The Administrator may grant awards of stock, stock units, restricted stock and restricted stock units. A stock unit is an unfunded and unsecured promise, denominated in shares, to deliver shares or cash measured by the value of shares in the future, and a restricted stock unit is a stock unit that is subject to the satisfaction of specified performance or other vesting conditions. Restricted stock are shares subject to restrictions requiring that they be forfeited, redelivered or offered for sale to us if specified performance or other vesting conditions are not satisfied.

•        Performance awards.    The Administrator may grant performance awards, which are awards subject to the achievement of performance criteria.

•        Other share-based awards.    The Administrator may grant other awards that are convertible into or otherwise based on shares of our common stock, subject to such terms and conditions as it determines.

•        Substitute awards.    The Administrator may grant substitute awards under the New Equity Incentive Plan in substitution for one or more equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition, which substitute awards may have terms and conditions that are inconsistent with the terms and conditions of the New Equity Incentive Plan.

Vesting; Terms of Awards

The Administrator determines the terms and conditions of all awards granted under the New Equity Incentive Plan, including the time or times an award vests or becomes exercisable, the terms and conditions on which an award remains exercisable, and the effect of termination of a participant’s employment or service on an award. The Administrator may at any time accelerate the vesting or exercisability of an award.

Unless otherwise provided in an award agreement, on the termination of a participant’s employment or service: (i) all unvested awards are forfeited, (ii) vested stock options and SARs will remain exercisable for three months following the participant’s termination of employment or service (other than due to death or disability) and one year following the participant’s termination of employment or service due to death or disability, but in no event past the stated term of the stock option or SAR and (iii) all awards (whether or not vested or exercisable) will terminate on the termination of a participant’s employment or service for “cause” (as defined in the New Equity Incentive Plan) or circumstances that in the determination of the Administrator would have constituted grounds for “cause”.

Recovery of Compensation

The Administrator may provide that any outstanding award (whether or not vested or exercisable), the proceeds of any award or shares acquired thereunder and any other amounts received in respect of any award or shares acquired thereunder will be subject to forfeiture and disgorgement to us, with interest and other related earnings, if the participant to whom the award was granted is not in compliance with any provision of the New Equity Incentive Plan or any award, any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment or other restrictive covenant, or any company policy that relates to trading on non-public information and permitted transactions with respect to shares of our common stock or provides for forfeiture, disgorgement or clawback, or as otherwise required by law or applicable stock exchange listing standards.

Transferability of Awards

Neither ISOs nor, except as the Administrator otherwise expressly provides, other awards may be transferred other than by will or by the laws of descent and distribution. During a participant’s lifetime, ISOs and, except as the Administrator otherwise expressly provides, SARs and nonqualified stock options may be exercised only by the participant.

Effect of a Covered Transaction

In the event of certain “covered transactions” (as defined in the New Equity Incentive Plan and which generally includes the consummation of a reorganization, merger, share exchange or consolidation of the Company of more than 50% of the shares of our common stock, a sale of all or substantially all of our assets, acquisition of 35% or more of the total combined voting power, certain replacements of the New USARE Board members, or a liquidation or dissolution), the Administrator may, with respect to outstanding awards, provide for (in each case, on such terms and subject to such conditions as it deems appropriate):

•        The assumption, substitution or continuation of some or all awards (or any portion thereof) by the acquiror or surviving entity;

•        The cash payment in respect of some or all awards (or any portion thereof) equal to the difference between the fair market value of the shares subject to the award and its exercise or base price, with payment subject to such terms and conditions as the Administrator determines. If the per share exercise or purchase price (or base value) of an award (or portion thereof) is equal to or greater than the fair market value of one share of common stock, such award (or portion thereof) may be cancelled with no payment due; and/or

•        The acceleration of exercisability, lapse of restrictions or delivery of shares in respect of any award, in full or in part.

Except as the Administrator may otherwise determine, each award will automatically terminate or be forfeited immediately upon the consummation of the covered transaction, other than awards that are substituted for, assumed, or that continue following the covered transaction.

Any share of common stock and any cash or other property or other award delivered to a participant in connection with a covered transaction may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate.

The Administrator is not required to treat participants or awards (or portions thereof) in a uniform manner in connection with a covered transaction.

Adjustment Provisions

In the event of certain corporate transactions, including a stock dividend, extraordinary cash dividend, stock split or combination of shares (including a reverse stock split), recapitalization, spin-off or other change in our capital structure, the Administrator shall make appropriate adjustments to the Share Pool, the individual award limits, the number and kind of securities subject to, and, if applicable, the exercise or purchase prices (or base values) of outstanding awards, and any other provisions affected by such event. The Administrator may also make any such adjustments if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the New Equity Incentive Plan or any outstanding awards.

Amendments and Termination

The Administrator may at any time amend the New Equity Incentive Plan or any outstanding award and may at any time terminate the New Equity Incentive Plan as to future grants. However, except as expressly provided in the New Equity Incentive Plan, the Administrator may not alter the terms of an award so as to materially and adversely affect a participant’s rights without the participant’s consent (unless the Administrator expressly reserved the right to do so in the applicable award agreement). Any amendments to the New Equity Incentive Plan will be conditioned on shareholder approval to the extent required by applicable law, regulations or stock exchange requirements. However, the following amendments do not require a participant’s consent: (i) adjustments to an award pursuant to the New Equity Incentive Plan’s adjustment provisions, (ii) any amendment that the Administrator deems necessary or desirable for the purpose of complying the New Equity Incentive Plan or an award with changes in accounting standards or applicable laws, regulations or rules or (iii) any amendment that causes a stock option intended to be an “incentive stock option” within the meaning of Section 422 of the Code (an “ISO”) to become a nonqualified stock option.

Term

No awards shall be granted under the New Equity Incentive Plan after the completion of ten years from the date on which the New Equity Incentive Plan is approved by the Inflection Point Board or approved by our shareholders (whichever is earlier), but awards previously granted may extend beyond that time.

Certain Federal Income Tax Consequences of the New Equity Incentive Plan

The following is a summary of certain U.S. federal income tax consequences associated with awards granted under the New Equity Incentive Plan. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the New Equity Incentive Plan, nor does it cover state, local or non-U.S. taxes, except as may be specifically noted. The New Equity Incentive Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.

Stock Options (other than ISOs)

In general, a participant has no taxable income upon the grant of a stock option that is not intended to be an ISO (an “NSO”) but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to us, subject to the limitations set forth in the Code. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which we are not entitled to a deduction.

ISOs

In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to us, subject to the limitations set forth in the Code) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which we are not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares purchased pursuant to an ISO is treated as a long-term capital gain or loss for which we are not entitled to a deduction.

SARs

The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received upon such exercise. A corresponding deduction is generally available to us, subject to the limitations set forth in the Code.

Unrestricted Stock Awards

A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to us, subject to the limitations set forth in the Code.

Restricted Stock Awards

A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to us, subject to the limitations set forth in the Code. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to us, subject to the limitations set forth in the Code. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the New Equity Incentive Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Restricted Stock Units

The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant recognizes ordinary income upon settlement of the restricted stock unit following vesting in an amount equal to the cash (if the award is cash settled) or the fair market value of the shares (if stock settled) transferred to the participant, and a corresponding deduction is generally available to us, subject to the limitations set forth in the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

Code Section 409A

Application of Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. While the awards to be granted pursuant to the New Equity Incentive Plan are expected to be designed to be exempt from or to comply with the requirements of Section 409A of the Code, if they are not exempt from coverage under such section and do not comply with its requirements, a participant could be subject to additional taxes and interest.

Registration with the SEC

If the New Equity Incentive Plan is approved by our shareholders and becomes effective, New USARE is expected to file with the SEC a registration statement on Form S-8 registering the New USARE common stock reserved for issuance under the New Equity Incentive Plan as soon as reasonably practicable after becoming eligible to use such form.

Equity Compensation Plan Information

Inflection Point did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of the date of this proxy statement/prospectus.

New Plan Benefits

No awards have been previously granted under the New Equity Incentive Plan and no awards have been granted under the New Equity Incentive Plan subject to shareholder approval of the New Equity Incentive Plan. The awards that are to be granted to any participant or group of participants are indeterminable as of the date of this proxy statement/prospectus because future awards under the New Equity Incentive Plan will be granted in the discretion of the Administrator, the type, number, recipients, and other terms of such awards cannot be determined at this time. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Interest of Directors and Executive Officers

All members of the New USARE Board and all executive officers of New USARE will be eligible for awards under the New Equity Incentive Plan and, thus, have a personal interest in the approval of the New Equity Incentive Plan. Nevertheless, the Inflection Point Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the New Equity Incentive Plan.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the Inflection Point Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established. The Incentive Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. If the Condition Precedent Proposals are not approved, the Incentive Plan Proposal will not be presented at the extraordinary general meeting. The Incentive Plan Proposal will only become effective if the Business Combination is completed.

Recommendation of the Inflection Point Board

THE INFLECTION POINT BOARD UNANIMOUSLY RECOMMENDS THAT INFLECTION POINT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL

Election of Directors

Pursuant to the Business Combination Agreement, Inflection Point has agreed to take all necessary action, including causing the members of the Inflection Point Board to resign, so that effective at the Closing, the entire New USARE Board will consist of eight (8) individuals. The New USARE Board will not be classified, with each New USARE director holding office until the first annual meeting of stockholders of New USARE to be held following the date of Closing and until any such director’s successor is elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

Inflection Point is proposing the approval by ordinary resolution of the election of the following individuals, who will take office immediately following the Closing and who will constitute all the members of the New USARE Board: Joshua Ballard, Michael Blitzer, Mordechai Gutnick, Paul Kern, Otto Schwethelm, Michael Senft, Tready Smith and Carolyn Trabuco.

If elected, the directors will serve until the first annual meeting of stockholders of New USARE to be held following the date of Closing and until any such director’s successor is elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal. In addition, it is anticipated that Michael Blitzer will be designated as Chairman of the New USARE Board. Each of Michael Blitzer, Mordechai Gutnick, Paul Kern, Otto Schwethelm, Michael Senft and Carolyn Trabuco are expected to qualify as an independent director under Nasdaq listing standards.

There are no family relationships among any of New USARE’s directors and current executive officers.

Subject to other provisions in the Proposed Certificate of Incorporation, the number of directors that constitutes the entire New USARE Board will be fixed solely by resolution of the New USARE Board.

Under the Proposed Certificate of Incorporation, and subject to the rights of holders of New USARE Preferred Stock with respect to the election of directors, the directors of New USARE will not be classified. The directors of New USARE will serve until the first annual meeting of stockholders of New USARE to be held following the date of Closing and until any such director’s successor is elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

If the number of directors is hereafter changed, any increase or decrease in directorships will be apportioned among the classes by the New USARE Board so as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the New USARE Board will shorten the term of any incumbent director.

Subject to the rights of holders of any series of New USARE Preferred Stock with respect to the election of directors, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares of New USARE then entitled to vote at an election of directors. Vacancies occurring on the New USARE Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the New USARE Board, although less than a quorum, or by a sole remaining director, and not by stockholders of New USARE. A person so elected by the New USARE Board to fill a vacancy or newly created directorship will hold office until such director’s successor is elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by holders of Inflection Point Ordinary Shares.

The Inflection Point Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the date of this proxy statement/prospectus and is based in part on information furnished by the nominees and in part from Inflection Point’s and USARE’s records.

Information about Director Nominees

At the Closing of the Business Combination, in accordance with the terms of the Business Combination Agreement and assuming the election of the nominees set forth in this section, the members of the New USARE Board will be as follows:

Name	Position
Joshua Ballard	Chief Executive Officer and Director Nominee
Michael Blitzer	Chairman of the Board of Directors and Director Nominee
Mordechai Gutnick	Director Nominee
Paul Kern	Director Nominee
Otto Schwethelm	Director Nominee
Michael Senft	Director Nominee
Tready Smith	Director Nominee
Carolyn Trabuco	Director Nominee

Information regarding each nominee is set forth in the section of this proxy statement/prospectus entitled “Management of New USARE Following the Business Combination”.

Other than in connection with the Business Combination Agreement as discussed below in the section entitled “Management of New USARE Following the Business Combination, there is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

For more information about the anticipated members of the New USARE Board and officers of New USARE following the Closing, see the sections of this proxy statement/prospectus entitled “Management of New USARE Following the Business Combination — Officers, Directors and Key Employees”; and for more information about the compensation of the members of the Inflection Point Board and executive officers of Inflection Point prior to the Closing, see the section of this proxy statement/prospectus entitled “Directors, Officers, Executive Compensation and Corporate Governance of Inflection Point prior to the Business Combination”.

Vote Required for Approval

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Inflection Point Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. If the Business Combination is not approved, the Director Election Proposal will not be presented at the extraordinary general meeting. The Director Election Proposal will only become effective if the Business Combination is completed.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the New USARE Board upon the Closing of the Business Combination:

Joshua Ballard, Michael Blitzer, Mordechai Gutnick, Paul Kern, Otto Schwethelm, Michael Senft, Tready Smith and Carolyn Trabuco.”

Recommendation of the Inflection Point Board

THE INFLECTION POINT BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE NEW USARE BOARD.

The existence of financial and personal interests of Inflection Point’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Inflection Point and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and Inflection Point’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain Inflection Point Persons in the Business Combination” for a further discussion of these considerations.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the Inflection Point Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if Inflection Point determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor, Inflection Point and their members and shareholders, respectively, to make purchases of Inflection Point Ordinary Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting, or otherwise increase the likelihood of closing the Business Combination. See “The Business Combination Proposal — Interests of Certain Inflection Point Persons in the Business Combination”.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the Inflection Point Board may not be able to adjourn the extraordinary general meeting to a later date (i) in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals, in which event, the Business Combination would not be completed, and (ii) in the event that adjourning the extraordinary general meeting to a later date would allow for additional time for arrangements that would increase the likelihood of closing the Business Combination, in which event the likelihood of the Business Combination closing would be decreased.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Inflection Point Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

The Adjournment Proposal is not conditioned upon any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if Inflection Point determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction”.

Recommendation of the Inflection Point Board

THE INFLECTION POINT BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of Inflection Point’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Inflection Point and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and Inflection Point’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Certain Inflection Point Persons in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS OF INFLECTION POINT Securities and NEw USARE SEcurities

The following discussion is a summary of certain U.S. federal income tax considerations (a) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of Inflection Point Class A Ordinary Shares and Public Warrants (each, an “Inflection Point Security”) of the Domestication, (b) for Holders of Inflection Point Class A Ordinary Shares that exercise their redemption rights in connection with the Business Combination, (c) for Holders of Inflection Point Securities of the Merger and (d) of the ownership and disposition of New USARE Common Stock and New USARE Warrants (each, a “New USARE Security”). With respect to the ownership and disposition of New USARE Securities, this discussion is limited to (x) New USARE Securities received in connection with the Domestication or the Merger and (y) New USARE Common Stock received upon the exercise of the New USARE Warrants. This section applies only to Holders that hold their Inflection Point Securities and New USARE Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).

This discussion does not address the U.S. federal income tax consequences (i) to the Sponsor or its affiliates or any other sponsor, officers or directors of Inflection Point, or (ii) to any person holding Founder Shares, Private Placement Warrants, Series A Preferred Stock, Series A Preferred Investor Warrants or any securities issued by New USARE pursuant to the PIPE Investment. This discussion is limited to U.S. federal income tax considerations and does not address any estate, gift or other U.S. federal non-income tax considerations or considerations arising under the tax laws of any U.S. state, or local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to any particular investor in light of their particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

•        banks, financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market accounting rules with respect to the Inflection Point Securities or New USARE Securities;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies or real estate investment trusts;

•        partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or pass-through entities (including S Corporations), or persons that hold or will hold the Inflection Point Securities or New USARE Securities through such partnerships or pass-through entities;

•        U.S. expatriates or former long-term residents of the United States;

•        except as specifically provided below, persons that actually or constructively own five percent or more (by vote or value) of Inflection Point’s shares or New USARE’s stock;

•        persons that acquired their Inflection Point Securities or New USARE Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        persons that hold or will hold their Inflection Point Securities or New USARE Securities as part of a straddle, constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Inflection Point Securities or New USARE Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding any Inflection Point Securities or New USARE Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication, the Merger the exercise of redemption rights with respect to Inflection Point Class A Ordinary Shares and the ownership and disposition of New USARE Securities.

This discussion is based on the Code, Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. Inflection Point has not sought, and does not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO INFLECTION POINT CLASS A ORDINARY SHARES, THE MERGER AND THE OWNERSHIP AND DISPOSITION OF NEW USARE SECURITIES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO INFLECTION POINT CLASS A ORDINARY SHARES, THE MERGER AND THE OWNERSHIP AND DISPOSITION OF NEW USARE SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

For purposes of this discussion, because the components of an Inflection Point Unit are generally separable at the option of the holder, the holder of an Inflection Point Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying Inflection Point Class A Ordinary Share and Inflection Point Warrant components of the Inflection Point Unit, and the discussion below with respect to actual Holders of Inflection Point Class A Ordinary Shares and Inflection Point Warrants also should apply to holders of Inflection Point Units (as the deemed owners of the underlying Inflection Point Class A Ordinary Shares and Inflection Point Warrants that constitute the Inflection Point Units). Accordingly, the separation of an Inflection Point Unit into one Inflection Point Class A Ordinary Share and the one-half of one Inflection Point Warrant underlying the Inflection Point Unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of Inflection Point Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the Business Combination (including the exercise of any redemption rights) with respect to any Inflection Point Class A Ordinary Shares and Inflection Point Warrants held through Inflection Point Units (including alternative characterizations of Inflection Point Units).

I.       TAX TREATMENT OF THE DOMESTICATION

The U.S. federal income tax consequences to the Holders of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, Inflection Point will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, in connection with the Closing, will be renamed “USA Rare Earth, Inc.”

Whether the Domestication will qualify as an F Reorganization is not free from doubt due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to an entity that holds only investment-type assets. White & Case LLP will deliver an opinion that, based on customary assumptions, representations and covenants, the Domestication should qualify as an F Reorganization, which such opinion will be filed as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms a part. The obligations of Inflection Point to undertake the Domestication and the Business Combination are not conditioned on the receipt of an opinion regarding the Domestication’s qualification as an F Reorganization. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Domestication could differ from those described herein. An opinion of counsel represents counsel’s legal judgment and is not binding on the IRS or any court. Inflection Point has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each Holder of Inflection Point Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such Holder.

Assuming the Domestication qualifies as an F Reorganization, the Domestication should be treated for U.S. federal income tax purposes as if Inflection Point (a) transferred all of its assets and liabilities to New USARE in exchange for all of the outstanding stock and warrants of New USARE; and (b) then distributed such shares of stock and warrants of New USARE to the holders of securities of Inflection Point in liquidation of Inflection Point. The taxable year of Inflection Point will be deemed to end on the date of the Domestication.

If the Domestication fails to qualify as an F Reorganization, a Holder of Inflection Point Securities generally would be treated for U.S. federal income tax purposes as having exchanged its Inflection Point Securities for New USARE Securities in a taxable transaction.

II.     U.S. HOLDERS

As used herein, a “U.S. Holder” is a beneficial owner of an Inflection Point Security or a New USARE Security, as applicable, who or that is for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

A.     Tax Effects of the Domestication to U.S. Holders

1.      Generally

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of Inflection Point Securities generally are not expected to recognize gain or loss for U.S. federal income tax purposes in connection with the Domestication, except as provided below under the sections entitled “— 3. Effects of Section 367 to U.S. Holders of Inflection Point Class A Ordinary Shares” and “— 5. PFIC Considerations”.

Subject to the discussion below under the section entitled “— 5. PFIC Considerations”, if the Domestication fails to qualify as an F Reorganization, a U.S. Holder of Inflection Point Securities generally would recognize gain or loss with respect to its Inflection Point Securities in an amount equal to the difference, if any, between the fair market value of the corresponding New USARE Securities received in the Domestication and the U.S. Holder’s adjusted tax basis in its Inflection Point Securities surrendered.

Although the redemptions of U.S. Holders that exercise redemption rights with respect to Inflection Point Class A Ordinary Shares will occur prior to the Domestication, it is possible that the IRS could assert that for U.S. federal income tax purposes such redemptions should be treated as occurring after the Domestication. If such redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication, U.S. Holders exercising redemption rights would be subject to the potential tax consequences of the Domestication, and the determination of whether a U.S. Holder is a 10% U.S. Shareholder (as defined below) or is otherwise subject to Section 367 of the Code would be determined as if the redemptions had not yet occurred at the time of the Domestication. All U.S. Holders considering exercising redemption rights with respect to Inflection Point Class A Ordinary Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights, including the possibility that the redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemptions occurring in form prior to the Domestication.

2.      Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization, subject to the discussion below under the section entitled “— 5. PFIC Considerations”: (a) the tax basis of a share of New USARE Common Stock or a New USARE Warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the Inflection Point Class A Ordinary Share or Inflection Point Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (b) the holding period for a share of New USARE Common Stock or a New USARE Warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the Inflection Point Class A Ordinary Share or Inflection Point Warrant surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, the U.S. Holder’s basis in the New USARE Common Stock and New USARE Warrants would be equal to the fair market value of such New USARE Common Stock and New USARE Warrants on the date of the Domestication, and such U.S. Holder’s holding period for such New USARE Common Stock and New USARE Warrants would begin on the day following the date of the Domestication. Holders who hold different blocks of Inflection Point Securities (generally, Inflection Point Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of Inflection Point Securities.

3.      Effects of Section 367 to U.S. Holders of Inflection Point Class A Ordinary Shares

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “— 5. PFIC Considerations”, Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication.

Although the redemptions of U.S. Holders that exercise redemption rights with respect to Inflection Point Class A Ordinary Shares will occur prior to the Domestication, it is possible that the IRS could assert that for U.S. federal income tax purposes such redemptions should be treated as occurring after the Domestication. If such redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication, U.S. Holders exercising redemption rights would be subject to the potential tax consequences of the Domestication, and the determination of whether a U.S. Holder is a 10% U.S. Shareholder (as defined below) or is otherwise subject to Section 367 of the Code would be determined as if the redemptions had not yet occurred at the time of the Domestication. U.S. Holders should consult their tax advisors regarding the possibility that the redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemptions occurring in form prior to the Domestication.

a.      U.S. Holders Who Own 10 Percent or More (By Vote or Value) of Inflection Point Shares

Subject to the discussion below under the section entitled “— 5. PFIC Considerations”, a U.S. Holder who beneficially owns (directly, indirectly or constructively) ten percent (10%) or more of the total combined voting power of all classes of Inflection Point shares entitled to vote or ten percent (10%) or more of the total value of all classes of Inflection Point shares (a “10% U.S. Shareholder”) on the date of the Domestication must include in income as a deemed dividend deemed paid by Inflection Point the “all earnings and profits amount” attributable to the Inflection Point Class A Ordinary Shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of Inflection Point Warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its Inflection Point Class A Ordinary Shares is the net positive earnings and profits of Inflection Point (as determined under Treasury Regulations under Section 367 of the Code) attributable to such Inflection Point Class A Ordinary Shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such Inflection Point Class A Ordinary Shares. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock generally is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Inflection Point does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If Inflection Point’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its Inflection Point Class A Ordinary Shares. However, the determination of earnings and profits is complex and may be impacted by numerous factors. It is possible that the amount of Inflection Point’s cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend deemed paid by Inflection Point under Treasury Regulations under Section 367 of the Code as a result of the Domestication.

b.      U.S. Holders Who Own Less Than 10% (By Vote or Value) of Inflection Point Shares

Subject to the discussion below under the section entitled “— 5. PFIC Considerations”, a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose Inflection Point Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication will recognize gain (but not loss) with respect to its Inflection Point Class A Ordinary Shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s Inflection Point Class A Ordinary Shares as described below.

Subject to the discussion below under the section entitled “— 5. PFIC Considerations”, unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to New USARE Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such New USARE Common Stock over the U.S. Holder’s adjusted tax basis in the Inflection Point Class A Ordinary Shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of Inflection Point Class A Ordinary Shares (generally, Inflection Point Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend deemed paid by Inflection Point the “all earnings and profits amount” attributable to its Inflection Point Class A Ordinary Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)     a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)    a complete description of the Domestication;

(iii)   a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)   a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)    a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Inflection Point (or New USARE) establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s Inflection Point Class A Ordinary Shares and (B) a representation that the U.S. Holder has notified Inflection Point (or New USARE) that the U.S. Holder is making the election; and

(vi)   certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to Inflection Point or New USARE no later than the date such tax return is filed. In connection with this election, New USARE will reasonably cooperate with U.S. Holders of Inflection Point Class A Ordinary Shares, upon request, to make available to such requesting U.S. Holders information regarding Inflection Point’s earnings and profits.

Inflection Point does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that Inflection Point had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its Inflection Point Class A Ordinary Shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by Inflection Point under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS INFLECTION POINT CLASS A ORDINARY SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.

A U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose Inflection Point Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication generally should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “— 5. PFIC Considerations”.

4       Tax Consequences for U.S. Holders of Inflection Point Warrants

Assuming the Domestication qualifies as an F Reorganization, subject to the considerations described above under the section entitled “— 3. Effects of Section 367 to U.S. Holders of Inflection Point Class A Ordinary Shares — a. U.S. Holders Who Own 10 Percent or More (By Vote or Value) of Inflection Point Shares” relating to a U.S. Holder’s ownership of Inflection Point Warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code and the considerations described below under the section entitled “— 5. PFIC Considerations” relating to the PFIC rules, a U.S. Holder of Inflection Point Warrants should not be subject to U.S. federal income tax with respect to the exchange of Inflection Point Warrants for New USARE Warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

5.      PFIC Considerations

Regardless of whether the Domestication qualifies as an F Reorganization (and, if the Domestication qualifies as an F Reorganization, in addition to the discussion above under the section entitled “— 3. Effects of Section 367 to U.S. Holders of Inflection Point Class A Ordinary Shares”), the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if Inflection Point is considered a PFIC.

a.      Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (a) at least seventy five percent (75%) of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least twenty five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least twenty five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually.

b.      PFIC Status of Inflection Point

Because Inflection Point is a blank check company with no current active business prior to the Business Combination, and based upon the composition of its income and assets, and upon a review of its financial statements, Inflection Point believes that it likely has been a PFIC since its first taxable year and will likely be considered a PFIC for the taxable year which ends as a result of the Domestication. However, Inflection Point’s actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to Inflection Point’s status as a PFIC for the taxable year which ends as a result of the Domestication. In addition, Inflection Point’s U.S. counsel expresses no opinion with respect to Inflection Point’s PFIC status for any taxable year.

c.      Effects of PFIC Rules on the Domestication

Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” (which would include an Inflection Point Warrant) to acquire the stock of a PFIC as stock of the PFIC, exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of Inflection Point Class A Ordinary Shares and Inflection Point Warrants as a result of the Domestication if:

(i)     Inflection Point were classified as a PFIC at any time during such U.S. Holder’s holding period in such Inflection Point Class A Ordinary Shares or Inflection Point Warrants; and

(ii)    the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such Inflection Point Class A Ordinary Shares or in which Inflection Point was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such Inflection Point Class A Ordinary Shares. Under current law, neither a QEF Election nor an MTM Election can be made with respect to warrants.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of Inflection Point. Under these rules (the “excess distributions regime”):

•        the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Inflection Point Class A Ordinary Shares or Inflection Point Warrants;

•        the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Inflection Point was a PFIC, will be taxed as ordinary income;

•        the amount of gain allocated to each other taxable year (or portion thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year or portion thereof (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by Inflection Point, the gain realized on the transfer is taxable as an excess distribution under the excess distribution regime, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under these rules is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “— 3. Effects of Section 367 to U.S. Holders of Inflection Point Class A Ordinary Shares”.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of Inflection Point Class A Ordinary Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their Inflection Point Class A Ordinary Shares and Inflection Point Warrants under the excess distribution regime in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its Inflection Point Class A Ordinary Shares is referred to herein as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder”.

As discussed above, proposed Treasury Regulations issued under the PFIC rules generally treats an “option” (which would include an Inflection Point Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provide that neither a QEF Election nor an MTM Election (as defined below) may be made with respect to options. Therefore, it is possible that the proposed Treasury Regulations issued under the PFIC rules, if finalized in their current form, would apply to cause gain recognition on the exchange of Inflection Point Warrants for New USARE Warrants pursuant to the Domestication.

Any gain recognized by a Non-Electing Shareholder of Inflection Point Class A Ordinary Shares or a U.S. Holder of Inflection Point Warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder and taxed under the excess distribution regime in the manner set forth above, with no corresponding receipt of cash.

As noted above, if Inflection Point is considered a PFIC, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization, and, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, a U.S. Holder would be taxed under the excess distribution regime in the manner set forth above.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

d.      QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of Inflection Point Class A Ordinary Shares will depend on whether the U.S. Holder has made a timely and effective election to treat Inflection Point as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of Inflection Point Class A Ordinary Shares during which Inflection Point qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. One type of purging election creates a deemed sale of the U.S. Holder’s Inflection Point Class A Ordinary Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to such purging election subject to the excess distribution regime described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its Inflection Point Class A Ordinary Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its Inflection Point Class A Ordinary Shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to its Inflection Point Class A Ordinary Shares is contingent upon, among other things, the provision by Inflection Point of a “PFIC Annual Information Statement” to such U.S. Holder. New USARE will reasonably cooperate with any requesting U.S. Holder to provide PFIC Annual Information Statements to such requesting U.S. Holder of Inflection Point Class A Ordinary Shares with respect to each taxable year for which Inflection Point is determined to be a PFIC. As discussed above, a U.S. Holder is not able to make a QEF Election with respect to Inflection Point Warrants under current law. An Electing Shareholder generally would not be subject to the excess distribution regime discussed above with respect to their Inflection Point Class A Ordinary Shares. As a result, an Electing Shareholder generally is not expected to recognize gain or loss as a result of the Domestication except to the extent described under “— 3. Effects of Section 367 to U.S. Holders of Inflection Point Class A Ordinary Shares”, and subject to the discussion above under “— A. Tax Effects of the Domestication to U.S. Holders”, but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Inflection Point, whether or not such amounts are actually distributed.

The impact of the PFIC rules on a U.S. Holder of Inflection Point Class A Ordinary Shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code (an “MTM Election”). U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may elect to mark such stock to its market value each taxable year if such stock is “marketable stock”, generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq. No assurance can be given that Inflection Point Class A Ordinary Shares are considered to be marketable stock for purposes of the MTM Election for any taxable year or whether the other requirements of this election are satisfied. If such an election is available and has been made, such Electing Shareholder generally would not be subject to the excess distributions regime discussed above with respect to their Inflection Point Class A Ordinary Shares in connection with the Domestication. Instead, in general, such Electing Shareholder will include as ordinary income each year the excess, if any, of the fair market value of its Inflection Point Class A Ordinary Shares at the end of its taxable year over its adjusted tax basis in its Inflection Point Class A Ordinary Shares. The Electing Shareholder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its Inflection Point Class A Ordinary Shares over the fair market value of its Inflection Point Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The Electing Shareholder’s tax basis in its Inflection Point Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Inflection Point Class A Ordinary Shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the Inflection Point Class A Ordinary Shares in which Inflection Point is a PFIC, then the excess distribution regime discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to, Inflection Point Class A Ordinary Shares, including in connection with the Domestication. Under current law, an MTM Election is not available with respect to warrants, including the Inflection Point Warrants.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS OF INFLECTION POINT SECURITIES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

B.     Tax Effects to U.S. Holders of Exercising Redemption Rights

1.      Generally

The U.S. federal income tax consequences to a U.S. Holder of Inflection Point Class A Ordinary Shares that exercises its redemption rights with respect to its Inflection Point Class A Ordinary Shares will depend on whether the redemption qualifies as a sale of shares under Section 302 of the Code. If the redemption qualifies as a sale of shares by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “— 3. Taxation of Redemption Treated as a Sale”. If the redemption does not qualify as a sale of shares, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “— 2. Taxation of Redemption Treated as a Distribution”.

Whether a redemption of shares qualifies for sale treatment will depend largely on the total number of shares of Inflection Point stock treated as held by the redeemed U.S. Holder before and after the redemption (including any shares treated as constructively owned by the U.S. Holder as a result of owning Inflection Point Warrants and any shares that a U.S. Holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of the stock of Inflection Point outstanding both before and after the redemption. The redemption generally will be treated as a sale of shares (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in Inflection Point or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares actually owned by the U.S. Holder, but also shares that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares that the holder has a right to acquire by exercise of an option, which would generally include shares which could be acquired pursuant to the exercise of Inflection Point Warrants. Moreover, any shares that a U.S. Holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of Inflection Point’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares must, among other requirements, be less than eighty percent (80%) of the percentage of Inflection Point’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account redemptions by other holders and possibly the New USARE stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. Holder’s interest Inflection Point if either (1) all of the shares actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares (including any stock constructively owned by the U.S. Holder as a result of owning Inflection Point Warrants). The redemption will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Inflection Point. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Inflection Point will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction”.

If none of the foregoing tests is satisfied, then the redemption of shares will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “— 2. Taxation of Redemption Treated as a Distribution”. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed shares will be added to the U.S. Holder’s adjusted tax basis in its remaining Inflection Point stock or, if it has none, to the U.S. Holder’s adjusted tax basis in its Inflection Point Warrants or possibly in other Inflection Point stock constructively owned by it.

Redeeming U.S. Holders generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “— A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations” with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its Inflection Point Class A Ordinary Shares (if the redemption were treated as a sale of shares) or any corporate distributions deemed received on its Inflection Point Class A Ordinary Shares (if the redemption were treated as a corporate distribution) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed therein.

U.S. Holders who actually or constructively own at least five percent (5%) by vote or value (or, if Inflection Point Class A Ordinary Shares is not then publicly traded, at least one percent (1%) by vote or value) or more of the total outstanding Inflection Point stock may be subject to special reporting requirements with respect to a redemption of shares, and such holders should consult with their tax advisors with respect to their reporting requirements.

U.S. Holders should consult their tax advisors regarding the possibility that the redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemptions occurring in form prior to the Domestication and the consequences thereof to them based on their particular circumstances.

2.      Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. Holder’s shares is treated as a corporate distribution, as discussed above under the section entitled “— 1. Generally”, the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Inflection Point’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of Inflection Point’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares. Any remaining excess will be treated as gain realized on the sale of shares and will be treated as described below under the section entitled “— 3. Taxation of Redemption Treated as a Sale”.

As discussed above, a redeeming U.S. Holder generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “— A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations” with respect to any corporate distributions deemed received on its Inflection Point Class A Ordinary Shares (if the redemption were treated as a corporate distribution) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed therein.

3.      Taxation of Redemption Treated as a Sale

If the redemption of a U.S. Holder’s shares is treated as a sale, as discussed above under the section entitled “— 1. Generally”, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. It is unclear, however, whether certain redemption rights with respect to the Public Shares may suspend the running of the applicable holding period of the Public Shares for this purpose. If the running of the holding period for the Public Shares is suspended, then non-corporate U.S. Holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a redemption that is treated as a sale of the Public Shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. The deductibility of capital losses is subject to limitations.

As discussed above, a redeeming U.S. Holder generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “— A. Tax Effects of the Domestication to U.S. Holders — 5. PFIC Considerations” with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its Inflection Point Class A Ordinary Shares (if the redemption were treated as a sale of shares) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed therein.

U.S. Holders who hold different blocks of shares (including as a result of holding different blocks of Inflection Point Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF AN EXERCISE OF REDEMPTION RIGHTS.

C.     Tax Consequences of the Merger to Inflection Point and U.S. Holders of Inflection Point Securities

Neither Inflection Point nor any U.S. Holder of Inflection Point Securities that received New USARE Securities in connection with the Domestication will be subject to any material U.S. federal income tax consequences solely in connection with the Merger.

D.     Tax Consequences of Ownership and Disposition of New USARE Securities

1.      Taxation of Distributions

In general, distributions of cash or other property to U.S. Holders of New USARE Common Stock (other than certain distributions of New USARE stock or rights to acquire New USARE stock) generally will constitute dividends for U.S. federal income tax purposes to the extent paid from New USARE’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its New USARE Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the New USARE Common Stock and will be treated as described below under the section entitled “— 2. Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New USARE Securities”.

Dividends paid to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be subject to tax at reduced rates accorded to long-term capital gains.

2.      Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New USARE Securities

Upon a sale or other taxable disposition of New USARE Securities (which, in general, would include a redemption of New USARE Warrants that is treated as a sale of such warrants as described below), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the New USARE Securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the New USARE Securities so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its New USARE Securities so disposed of. See the section entitled “— A. Tax Effects of the Domestication to U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its New USARE Securities following the Domestication. See the section entitled “— 3. Exercise, Lapse or Redemption of New USARE Warrants” below for a discussion regarding a U.S. Holder’s tax basis in New USARE Common Stock acquired pursuant to the exercise of a New USARE Warrant. See the section entitled “U.S. Federal Income Tax Considerations of the Merger to Holders of USARE Securities and USARE — I. U.S. Holders” below for a discussion of a U.S. Holder’s adjusted tax basis in its New USARE Common Stock following the Merger.

3.      Exercise, Lapse or Redemption of New USARE Warrants

A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of New USARE Common Stock upon exercise of New USARE Warrants for cash. The U.S. Holder’s tax basis in the shares of New USARE Common Stock received upon exercise of the New USARE Warrants generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the New USARE Warrants and the exercise price. It is unclear whether the U.S. Holder’s holding period for the New USARE Common Stock received upon exercise of the New USARE Warrants will begin on the date following the date of exercise or on the date of exercise of the New USARE Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the New USARE Warrants. If any New USARE Warrants are allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the lapsed New USARE Warrants.

The tax consequences of a cashless exercise of New USARE Warrants are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the New USARE Common Stock received would equal the U.S. Holder’s basis in the New USARE Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the New USARE Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the New USARE Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the New USARE Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the New USARE Common Stock would include the holding period of the New USARE Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of New USARE Warrants equal to the number of shares of New USARE Common Stock having a value equal to the exercise price for the total number of New USARE Warrants to be exercised. In such case, the U.S. Holder would recognize capital gain or loss with respect to the New USARE Warrants deemed surrendered in an amount equal to the difference between the fair market value of the New USARE Common Stock that would have been received in a regular exercise of the New USARE Warrants deemed surrendered and the U.S. Holder’s tax basis in the New USARE Warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the New USARE Common Stock received would equal the sum of the U.S. Holder’s tax basis in the New USARE Warrants deemed exercised and the aggregate exercise price of such New USARE Warrants. It is unclear whether a U.S. Holder’s holding period for the New USARE Common Stock would commence on the date following the date of exercise or on the date of exercise of the New USARE Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the New USARE Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the New USARE Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If New USARE redeems New USARE Warrants for cash or if it purchases New USARE Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under the section entitled “— 2. Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New USARE Securities”.

4.      Possible Constructive Distributions

Consistent with the Inflection Point Warrants, the terms of each New USARE Warrant provide for an adjustment to the number of shares of New USARE Common Stock for which the New USARE Warrant may be exercised or to the exercise price of the New USARE Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of the New USARE Warrants would, however, be treated as receiving a constructive distribution from New USARE if, for example, the adjustment increases the U.S. Holder’s proportionate interest in New USARE’s assets or earnings and profits (for example, through an increase in the number of shares of New USARE Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the New USARE Warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of New USARE stock, or as a result of the issuance of a stock dividend to holders of shares of New USARE stock, in each case, which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described above under the section entitled “— 1. Taxation of Distributions” in the same manner as if the U.S. Holders of the New USARE Warrants received a cash distribution from New USARE equal to the fair market value of such increased interest.

E.     Information Reporting and Backup Withholding

Payments of distributions on and the proceeds from a sale or other disposition of New USARE Securities will be subject to information reporting to the IRS and U.S. backup withholding on such payments may be possible. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

III.   NON-U.S. HOLDERS

As used herein, a “Non-U.S. Holder” is a beneficial owner of an Inflection Point Security or New USARE Security, as applicable, who or that is for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. Holder.

A.     Tax Effects of the Domestication to Non-U.S. Holders

The Domestication is not expected to result in any U.S. federal income tax consequences to a Non-U.S. Holder of Inflection Point Securities unless the Domestication fails to qualify as an F Reorganization and such Non-U.S. Holder holds its Inflection Point Securities in connection with a conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States). Non-U.S. Holders will own stock and warrants of a U.S. corporation, i.e., New USARE, rather than a non-U.S. corporation, i.e., Inflection Point, after the Domestication.

Although the redemptions of Non-U.S. Holders that exercise redemption rights with respect to Inflection Point Class A Ordinary Shares will occur prior to the Domestication, it is possible that the IRS could assert that for U.S. federal income tax purposes such redemptions should be treated as occurring after the Domestication. If such redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication, Non-U.S. Holders exercising redemption rights would be subject to the potential tax consequences of the Domestication. Non-U.S. Holders should consult their tax advisors regarding the possibility that the redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemptions occurring in form prior to the Domestication, including the U.S. federal income tax considerations to them of such treatment.

B.     Tax Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of Inflection Point Class A Ordinary Shares that exercises its redemption rights will depend on whether the redemption qualifies as a sale of shares redeemed, as described above under “II. U.S. Holders — B. Tax Effects to U.S. Holders of Exercising Redemption Rights — 1. Generally”. Regardless of whether it is treated as a sale of Inflection Point Class A Ordinary Shares or as a corporate distribution on the Inflection Point Class A Ordinary Shares for U.S. federal income tax purposes, the redemption is not expected to result in any U.S. federal income tax consequences to the Non-U.S. Holder unless such Non-U.S. Holder holds such Inflection Point Class A Ordinary Shares in connection with a conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States).

Non-U.S. Holders should consult their tax advisors regarding the possibility that the redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemptions occurring in form prior to the Domestication, including the U.S. federal income tax considerations to them of such treatment.

C.     Tax Consequences of the Merger to Inflection Point and Non-U.S. Holders of Inflection Point Securities

Neither Inflection Point nor any Non-U.S. Holder of Inflection Point Securities that received New USARE Securities in connection with the Domestication will be subject to any material U.S. federal income tax consequences solely in connection with the Merger.

D.     Tax Consequences of Ownership and Disposition of New USARE Securities

1.      Taxation of Distributions

In general, any distributions (including constructive distributions, but not including certain distributions of New USARE stock or rights to acquire New USARE stock) made to a Non-U.S. Holder of shares of New USARE Common Stock, to the extent paid out of New USARE’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, New USARE will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of New USARE Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the New USARE Common Stock, which will be treated as described below under the section entitled “— 2. Sale, Taxable Exchange or Other Taxable Disposition of New USARE Securities”. In addition, if New USARE determines that it is likely to be classified as a “United States real property holding corporation” (see the section entitled “— 2. Sale, Taxable Exchange or Other Taxable Disposition of New USARE Securities” below), the applicable withholding agent may withhold fifteen (15%) of any distribution that exceeds New USARE’s current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise.

A Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable treaty rate).

2.      Sale, Taxable Exchange or Other Taxable Disposition of New USARE Securities

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its New USARE Securities (including an expiration or redemption of the New USARE Warrants as described below under the section entitled “— 3. Exercise, Lapse or Redemption of New USARE Warrants”), unless:

•        the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States);

•        such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition (as such days are calculated pursuant to Section 7701(b)(3) of the Code) and certain other requirements are met; or

•        New USARE is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the applicable New USARE Security being disposed of, except, in the case where shares of New USARE Common Stock are “regularly traded” on an “established securities market” (as such terms are defined under applicable Treasury Regulations), (x) the Non-U.S. Holder is disposing of New USARE Common Stock and has owned, whether actually or based on the application of constructive ownership rules, five percent (5%) or less of New USARE Common Stock at all times within the shorter of the five-year period preceding such disposition of New USARE Common Stock or such Non-U.S. Holder’s holding period for such New USARE Common Stock or (y) the Non-U.S. Holder is disposing of New USARE Warrants and has owned, whether actually or based on the application of constructive ownership rules, five percent (5%) or less of the total fair market value of New USARE Warrants (provided the New USARE Warrants are considered to be “regularly traded”) at all times within the shorter of the five-year period preceding such disposition of New USARE Warrants or such Non-U.S. Holder’s holding period for such New USARE Warrants. There can be no assurance that New USARE Common Stock or New USARE Warrants will be treated as regularly traded on an established securities market for this purpose. It is unclear how the rules for determining the five percent (5%) threshold for this purpose would be applied with respect to New USARE Common Stock or New USARE Warrants, including how a Non-U.S. Holder’s ownership of New USARE Warrants impacts the five percent (5%) threshold determination with respect to New USARE Common Stock and whether the five percent (5%) threshold determination with respect to New USARE Warrants must be made with or without reference to the Private Placement Warrants. In addition, special rules may apply in the case of a disposition of New USARE Warrants if New USARE Common Stock is considered to be “regularly traded”, but New USARE Warrants are not considered to be “regularly traded”. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a thirty percent (30%) rate (or a lower applicable income tax treaty rate).

If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder generally will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%) (or a lower applicable tax treaty rate).

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, New USARE may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition or redemption. New USARE is not expected to be a United States real property holding corporation immediately after the Domestication or immediately after the Business Combination is completed. However, such determination is factual in nature and subject to change. Accordingly, no assurance can be provided as to whether New USARE would be treated as a United States real property holding corporation in any taxable year.

Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them in respect of any loss recognized on a sale, taxable exchange or other taxable disposition of its New USARE Securities.

3.      Exercise, Lapse or Redemption of New USARE Warrants

A Non-U.S. Holder generally will not recognize taxable gain or loss on the acquisition of New USARE Common Stock upon exercise of New USARE Warrants for cash. The Non-U.S. Holder’s tax basis in the share of New USARE Common Stock received upon exercise of New USARE Warrants generally will be an amount equal to the sum of the Non-U.S. Holder’s tax basis in such New USARE Warrants and the exercise price. It is unclear whether the Non-U.S. Holder’s holding period for the New USARE Common Stock received upon exercise of the New USARE Warrants will begin on the date following the date of exercise or on the date of exercise of the New USARE Warrants; in either case, the holding period will not include the period during which the Non-U.S. Holder held the New USARE Warrants. If any New USARE Warrants are allowed to lapse unexercised, a Non-U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in such lapsed New USARE Warrants. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them in respect of any such loss recognized.

Consistent with the Inflection Point Warrants, the New USARE Warrants may be exercised on a cashless basis in certain circumstances. The U.S. federal income tax characterization of a cashless exercise of New USARE Warrants are not clear under current tax law. A cashless exercise may not be a taxable exchange, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a Non-U.S. Holder’s tax basis in the New USARE Common Stock received would equal the Non-U.S. Holder’s tax basis in the New USARE Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a Non-U.S. Holder’s holding period in the New USARE Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the New USARE Warrants; in either case, the holding period would not include the Non-U.S. Holder’s holding period for the New USARE Warrants exercised therefor.

If the cashless exercise were treated as a recapitalization, the holding period of the New USARE Common Stock would include the holding period of the New USARE Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a Non-U.S. Holder could be deemed to have surrendered a number of New USARE Warrants equal to the number of shares of New USARE Common Stock having a value equal to the exercise price for the total number of New USARE Warrants to be exercised. In such case, the Non-U.S. Holder would recognize capital gain or loss with respect to the New USARE Warrants deemed surrendered in an amount equal to the difference between the fair market value of the New USARE Common Stock that would have been received in a regular exercise of the New USARE Warrants deemed surrendered and the Non-U.S. Holder’s tax basis in the New USARE Warrants deemed surrendered. Any gain or loss recognized by a Non-U.S. Holder generally will be taxed as described above in “— 2. Sale, Taxable Exchange or Other Taxable Disposition of New USARE Securities”. It is unclear whether a Non-U.S. Holder’s holding period for the New USARE Common Stock would commence on the date following the date of exercise or on the date of exercise of the New USARE Warrants; in either case, the holding period would not include the Non-U.S. Holder’s holding period for the New USARE Warrants exercised therefor.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a Non-U.S. Holder’s holding period would commence with respect to the New USARE Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, Non-U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If New USARE redeems New USARE Warrants for cash or if New USARE purchases New USARE Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the Non-U.S. Holder, taxed as described above under “— 2. Sale, Taxable Exchange or Other Taxable Disposition of New USARE Securities”.

Non-U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise, lapse, or redemption of New USARE Warrants.

4.      Possible Constructive Distributions

Similar with the Inflection Point Warrants, the terms of each New USARE Warrant provide for an adjustment to the number of shares of New USARE Common Stock for which the New USARE Warrant may be exercised or to the exercise price of the New USARE Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. A Non-U.S. Holder of the New USARE Warrants would, however, be treated as receiving a constructive distribution from New USARE if, for example, the adjustment increases the Non-U.S. Holder’s proportionate interest in New USARE’s assets or earnings and profits (for example, through an increase in the number of shares of New USARE Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the New USARE Warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of New USARE stock, or as a result of the issuance of a stock dividend to holders of shares of New USARE stock, in each case, which is taxable to the holders of such stock as a distribution. Any constructive distribution received by a Non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. Holder received a corporate distribution from New USARE equal to the fair market value of such increased interest without any corresponding receipt of cash, the U.S. federal income tax consequences of which are described above under “— D. Tax Consequences of Ownership and Disposition of New USARE Securities — 1. Taxation of Distributions”.

E.     Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of New USARE Securities. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid U.S. information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a tax treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder generally will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

F.      Foreign Account Tax Compliance Act

Provisions commonly referred to as “FATCA” impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends) on New USARE Securities to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent (30%) withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed Treasury Regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed Treasury Regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations.

Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of New USARE Securities.

U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER TO HOLDERS OF USARE SECURITIES AND USARE

The following discussion is a summary of certain material U.S. federal income tax considerations for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) who exchange USARE Class A Units and USARE Class B Units (each, a “USARE Security”) for New USARE Securities in the Merger. This section applies only to Holders that hold their USARE Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address the U.S. federal income tax consequences to any person receiving Series A Preferred Stock, Series A Preferred Investor Warrants or any securities issued by New USARE pursuant to the PIPE Investment. This discussion is limited to U.S. federal income tax considerations and does not address any estate, gift or other U.S. federal non-income tax considerations or considerations arising under the tax laws of any U.S. state, or local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to any particular investor in light of their particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

•        banks, financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market accounting rules with respect to the USARE Securities;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies or real estate investment trusts;

•        partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or pass-through entities (including S Corporations), or persons that hold the USARE Securities through such partnerships or pass-through entities;

•        U.S. expatriates or former long-term residents of the United States;

•        except as specifically provided below, persons that actually or constructively own five percent or more (by vote or value) of USARE’s equity;

•        persons that acquired their USARE Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans, or otherwise as compensation;

•        persons that hold their USARE Securities as part of a straddle, constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds USARE Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding any USARE Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Merger.

This discussion is based on the Code, Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. The parties to the Business Combination Agreement have not sought, and do not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE MERGER TO HOLDERS OF USARE SECURITIES AND USARE. EACH HOLDER OF USARE SECURITES SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

I.       U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of a USARE Security, as applicable, who or that is for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

Subject to the qualifications and limitations set forth herein, USARE and Inflection Point intend for the Merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. USARE and Inflection Point, pursuant to the Business Combination Agreement, have agreed not to knowingly take, or knowingly fail to take, any action, if such action or failure to act, would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and they have agreed to file all tax returns consistently with this position unless required by a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable law. In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, King & Spalding LLP intends to deliver an opinion to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligations of each of Inflection Point and USARE to complete the Merger, however, are not conditioned on the receipt of any such opinion. Such opinion of counsel will be based on customary assumptions and certain representations, warranties, and covenants of Inflection Point, USARE, and Merger Sub. If any of these assumptions, representations, warranties, or covenants is or becomes incorrect, incomplete, or inaccurate, or is violated, or if there is a change in U.S. federal income tax law after the date of such opinion of counsel, the validity of such opinion of counsel may be adversely affected and the U.S. federal income tax consequences of the Merger could differ materially from those described below. In addition, such opinion of counsel is not free from doubt because there is no authority directly addressing the treatment of all of the particular facts of the Merger for U.S. federal income tax purposes. An opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court. Neither Inflection Point nor USARE intends to request a ruling from the IRS with respect to the tax treatment of the Merger, and as a result, no assurance can be given that the IRS will not challenge the treatment of the Merger described below or that a court would not sustain such a challenge.

Assuming the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, subject to the discussions below regarding Per Unit Earn-out Consideration treated as imputed interest, U.S. Holders of USARE Securities generally are not expected to recognize gain or loss on the exchange of USARE Securities for New USARE Securities as a result of the Merger. Each U.S. Holder’s tax basis in the New USARE Securities received in the Merger (including any Per Unit Earn-out Consideration received, other than any such New USARE Securities that represents imputed interest as described below) generally is expected to be the same as such Holder’s tax basis in the USARE Securities surrendered in the Merger in exchange therefor. The holding period of the New USARE Securities received in the Merger by the U.S. Holder (including any Per Unit Earn-out Consideration received, other than any such New USARE Securities that represents imputed interest as described below) generally is expected to include the holding period of the USARE Securities surrendered in the Merger in exchange therefor.

Pursuant to the Business Combination Agreement, U.S. Holders of USARE Securities may receive contingent consideration in the form of the Per Unit Earn-out Consideration, i.e. additional shares of New USARE Common Stock, under certain circumstances. Any such additional shares of New USARE Common Stock received by U.S. Holders pursuant to the Business Combination Agreement are expected to be viewed as contingent consideration for U.S. federal income tax purposes and, subject to the discussion below regarding the imputed interest, are generally expected to be received by a U.S. Holder on a tax-free basis in the manner described above. However, the treatment of contingent consideration received in a “reorganization” within the meaning of Section 368(a) of the Code, including a U.S. Holder’s tax basis in any shares of New USARE Common Stock received as contingent consideration, is unclear under current law, and there can be no assurance that the IRS will not take a position contrary to that described herein or that a court will not agree with a contrary position of the IRS in the event of litigation. Additionally, under Code Section 483, a portion of the value of any shares of New USARE Common Stock received by a U.S. Holder as contingent consideration will be treated as interest income for U.S. federal income tax purposes that must be accounted for in accordance with the Holder’s regular method of accounting. The amount of imputed interest would be equal to the excess of (1) the fair market value of the shares of New USARE Common Stock, if any, received as contingent consideration over (2) the present value of such amount as of the Effective Time, discounted at the applicable federal rate in effect at the Effective Time. A U.S. Holder’s holding period for the shares of New USARE Common Stock treated as imputed interest would begin on the day following the date of receipt. A U.S. Holder’s tax basis in any shares of New USARE Common Stock received as contingent consideration will be increased by the amount treated as imputed interest.

If the Merger fails to qualify as a “reorganization” under Section 368(a) of the Code, a U.S. Holder of USARE Securities generally would be expected to recognize gain or loss in an amount equal to the difference between (i) the fair market value of the New USARE Securities (including any Per Unit Earn-out Consideration received, adjusted to account for imputed interest, as described below) received in exchange for such surrendered USARE Securities upon completion of the Merger and (ii) the holder’s basis in the USARE Securities surrendered. If a U.S. Holder acquired different blocks of USARE Securities at different times or at different prices, such Holder should consult its own tax advisor regarding the appropriate manner in which New USARE Securities should be allocated among different blocks of USARE Securities. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such USARE Securities have been held for more than one year at the time of the Merger. Long-term capital gain of non-corporate U.S. Holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. Similar to the above, a portion of the value of any shares of New USARE Common Stock received by a U.S. Holder as contingent consideration, i.e., Per Unit Earn-out Consideration, generally would be treated as imputed interest taxable to a U.S. Holder as interest income for U.S. federal income tax purposes. A U.S. Holder’s tax basis in the New USARE Securities received in the Merger generally would be equal to the fair market value thereof as of the Effective Time, and the U.S. Holder’s holding period in such New USARE Securities generally would begin on the day following the Merger.

U.S. Holders are urged to consult their tax advisors regarding the tax consequences to them of the Merger, including the implications of the imputed interest rules.

II.     NON-U.S. HOLDERS

As used herein, a “Non-U.S. Holder” is a beneficial owner of a USARE Security who or that is for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. Holder.

Subject to the discussion of Per Unit Earn-out Consideration and “U.S. real property holding corporations” below, the Merger is not expected to result in any U.S. federal income tax consequences to a Non-U.S. Holder with respect to the receipt of New USARE Securities in exchange for USARE Securities if the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. If the Merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a Non-U.S. Holder generally is not expected to be subject to U.S. federal income or withholding tax in respect of gain recognized on a taxable exchange of its USARE Securities for New USARE Securities resulting from the Merger unless such Non-U.S. Holder would be subject to U.S. federal income tax under the rules described above under “U.S. Federal Income Tax Considerations for Holders of Inflection Point Securities and New USARE — III. Non-U.S. Holders — Tax Consequences of Ownership and Disposition of New USARE Securities — 2. Sale, Taxable Exchange or Other Taxable Disposition of New USARE Securities” with respect to a taxable disposition of USARE securities.

Whether or not the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a Non-U.S. Holder may be subject to U.S. federal income tax (and withholding) on any Per Unit Earn-out Consideration to the extent treated as imputed interest for U.S. federal income tax purposes. To the extent any such imputed interest is “effectively connected” with a U.S. trade or business conducted by such Non-U.S. Holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or a fixed base maintained by such Non-U.S. Holder in the United States), such Non-U.S. Holder generally would be subject to tax on such imputed interest in the same manner as a U.S. Holder and, if the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, such Non-U.S. Holder may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). To the extent any such imputed interest is not “effectively connected” with a U.S. trade or business conducted by such Non-U.S. Holder, such Non-U.S. Holder generally would be subject to tax on such imputed interest at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

In addition, under certain circumstances, Non-U.S. Holders could be subject to U.S. federal income tax on any gain realized if USARE is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period during which the Non-U.S. Holder held equity in USARE, in which case any gain recognized by such Non-U.S. Holder would be subject to tax at generally applicable U.S. federal income tax rates. USARE believes that it is not, and has not been during such period, a United States real property holding corporation.

III.   USARE

USARE is not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger.

IV.    Reporting Requirements

Each Holder that receives shares of New USARE Securities in the Merger may be required to retain permanent records pertaining to the Merger and make such records available to any authorized IRS officers and employees. Such records may include information regarding the number, basis, and fair market value of the USARE Securities exchanged and New USARE Securities received in exchange therefor.

Additionally, Holders that are required to file U.S. federal income tax returns and who owned immediately before the Merger at least one percent (by vote or value) of the total outstanding equity of USARE may be required to attach a statement to their U.S. federal income tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the holder’s tax basis in its USARE securities surrendered in the Merger, the fair market value of such USARE securities, the date of the Merger and the name and employer identification number of the parties to the reorganization. Holders should consult their tax advisors regarding the application of these rules to the Merger.

A Holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%) on amounts received in the Merger, unless such Holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, so long as such payee furnishes the required information to the IRS in a timely manner.

All Holders of USARE Securities are urged to consult their tax advisors as to the tax consequences to them of the Merger. The discussion of the material U.S. federal income tax consequences contained herein is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. Tax consequences may vary with, or be dependent on, individual circumstances. TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF EACH HOLDER’S OWN SITUATION.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Inflection Point is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Inflection Point and USARE adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined balance sheet as of September 30, 2024 combines the historical unaudited condensed balance sheet of Inflection Point as of September 30, 2024 with the historical unaudited condensed consolidated balance sheet of USARE as of September 30, 2024, giving effect to the Business Combination and related transactions as if they had been consummated on September 30, 2024. Inflection Point and USARE have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2024 combines the historical unaudited condensed statement of operations of Inflection Point for the nine months ended September 30, 2024 with the historical unaudited condensed consolidated statement of operations of USARE for the nine months ended September 30, 2024, giving effect to the Business Combination as if it had been consummated on January 1, 2023, the beginning of the earliest period presented. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 combines the historical audited statement of operations of Inflection Point for the year ended December 31, 2023 with the historical audited consolidated statement of operations of USARE for the year ended December 31, 2023, giving effect to the Business Combination as if it had been consummated on January 1, 2023, the beginning of the earliest period presented.

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with generally accepted accounting principles in the United States (“GAAP”). Under this method of accounting, Inflection Point is treated as the “acquired” company for financial reporting purposes. USARE has been determined to be the accounting acquirer because existing USARE shareholders/members, as a group, will retain the largest portion of the voting rights in the combined entity when contemplating the various redemption scenarios, the executive officers of the combined company will be appointed by USARE, the majority of the board of directors of the combined company will be appointed by USARE, USARE represents a significant majority of the operations of the combined company, and the operations of USARE will be the continued operations of the combined company.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•        The historical unaudited condensed financial statements of Inflection Point as of and for the nine months ended September 30, 2024, and the historical audited financial statements of Inflection Point as of and for the year ended December 31, 2023; and

•        The historical unaudited condensed consolidated financial statements of USARE as of and for the nine months ended September 30, 2024, and the historical audited consolidated financial statements of USARE as of and for the year ended December 31, 2023.

The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the Business Combination and related transactions which are discussed in further detail below. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent Inflection Point’s consolidated results of operations or the consolidated financial position that would actually have occurred had the Business Combination and related transactions been consummated on the dates assumed or to project Inflection Point’s consolidated results of operations or consolidated financial position for any future date or period. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Inflection Point”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of USARE”, and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transactions

On August 21, 2024, Inflection Point entered into a Business Combination Agreement (as amended on November 12, 2024 and January 30, 2025) by and among Inflection Point, USARE, and Merger Sub, a direct wholly owned subsidiary of Inflection Point, pursuant to which, among other things and subject to the terms and conditions contained therein, Merger Sub will merge with and into USARE, with USARE continuing as the surviving company. The combined company’s business will continue to operate through USARE and its subsidiaries. In connection with the closing of the Business Combination, Inflection Point will change its name to “USA Rare Earth, Inc.”

The Domestication

Inflection Point will, subject to obtaining the required shareholder approvals and at least one day prior to the date of the closing of the Business Combination, change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). At least one day prior to the Domestication, Inflection Point will provide its Public Shareholders the opportunity to redeem their Public Shares on the terms and conditions set forth in the Business Combination Agreement and Inflection Point’s governing documents.

By virtue of the Domestication and subject to the satisfaction or waiver of the conditions of the Business Combination Agreement, including approval of Inflection Point’s shareholders:

(i)     immediately prior to the Domestication, pursuant to the Sponsor Support Agreement, each of the then issued and outstanding Class B ordinary shares of Inflection Point (“Inflection Point Class B Ordinary Shares”) will convert automatically, on a one-for-one basis, into one (1) Class A ordinary share, par value of $0.0001 per share, of Inflection Point (each an “Inflection Point Class A Ordinary Share”) (the “Sponsor Share Conversion”); and

(ii)    in connection with the Domestication, (x) each then issued and outstanding Inflection Point Class A Ordinary Share (that was not redeemed pursuant to the Redemption) shall convert automatically, on a one-for-one basis, into one (1) share of common stock, par value $0.0001 per share, of Inflection Point (after the Domestication) (the “New USARE Common Stock”); (y) each of the then issued and outstanding warrants representing the right to purchase one Inflection Point Class A Ordinary Share shall convert automatically into a warrant to acquire one (1) share of New USARE Common Stock (each a “New USARE Warrant”); and (z) each of the then issued and outstanding units of Inflection Point will be cancelled and each holder thereof will be entitled to one share of New USARE Common Stock and one-half (1/2) of one New USARE Warrant.

The Business Combination

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, immediately prior to the effective time of the Merger (the “Effective Time”), (i) each warrant that is outstanding and unexercised immediately prior to the Effective Time to purchase Class C convertible preferred units of USARE (the “USARE Class C Convertible Preferred Units”) or Class C-1 convertible preferred units of USARE (the “USARE Class C-1 Convertible Preferred Units”) shall automatically be exercised on a cashless basis in full in accordance with its terms and (ii) immediately thereafter, each then-issued and outstanding USARE Class C Convertible Preferred Unit and each then-issued and outstanding USARE Class C-1 Convertible Preferred Unit (including each USARE Class C Convertible Preferred Unit and USARE Class C-1 Convertible Preferred Unit issued upon the automatic exercise described in the preceding clause (i)) shall automatically convert into such number of Class B units of USARE (the “USARE Class B Units”) into which such USARE Class C Convertible Preferred Unit or USARE Class C-1 Convertible Preferred Unit, as applicable, is convertible in connection with the Merger pursuant to USARE’s Sixth Amended and Restated Operating Agreement, as amended (the “USARE OA”).

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, at the Effective Time:

(i)     each unit of USARE that is owned by Inflection Point, Merger Sub or USARE (in treasury or otherwise) immediately prior to the Effective Time (each an “Excluded Unit”) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefore;

(ii)    each incentive unit (the “USARE Incentive Units”) that is issued and outstanding immediately prior to the Effective Time (other than Excluded Units) shall, by virtue of the occurrence of the Merger, (x) to the extent the holder of such USARE Incentive Unit is continuously employed by or providing services to USARE from the Signing Date through the Effective Time, be automatically deemed to be fully vested, (y) regardless of such employment or service status, be automatically deemed exchanged or converted (on a cashless basis) into a fraction of one Class A unit of USARE (the “USARE Class A Units”) in accordance with the terms of such USARE Incentive Unit, the USARE OA and the Second Amended and Restated USA Rare Earth, LLC Incentive Plan and each USARE Class A Unit issued or issuable upon such deemed exchange or conversion shall be treated as being issued and outstanding immediately prior to the Effective Time;

(iii)   each warrant to purchase units of USARE (excluding the USARE Class A Preferred Investor) (the “USARE Warrants”) that is outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the occurrence of the Merger, automatically be exercised or deemed exercised on a cashless basis in full in accordance with its terms immediately prior to the Effective Time, and each USARE Class A Unit or USARE Class B Unit issued or issuable upon such exercise shall be treated as being issued and outstanding immediately prior to the Effective Time;

(iv)   each USARE Class A Unit that is issued and outstanding immediately prior to the Effective Time (including all USARE Class A Units outstanding or deemed outstanding (a) upon the deemed exchange or conversion of the USARE Incentive Units and (b) upon the deemed exercise of the USARE Warrants, but excluding the Excluded Units) shall be cancelled and converted into the right to receive a number of shares of New USARE Common Stock equal to the Exchange Ratio (the “Per Unit Base Consideration”) and the right to receive, subject to the vesting conditions described below, a number of shares of New USARE Common Stock equal to the Earn-out Exchange Ratio (the “Per Unit Earn-out Consideration”);

(v)    each USARE Class B Unit that is issued and outstanding immediately prior to the Effective Time (including all USARE Class B Units outstanding or deemed outstanding upon the deemed exercise of the USARE Warrants, but excluding the Excluded Units) shall be cancelled and converted into the right to receive the Per Unit Base Consideration and the Per Unit Earn-out Consideration;

(vi)   each Class A-1 convertible preferred unit of USARE (the “USARE Class A-1 Convertible Preferred Units”) and each Class A-2 convertible preferred unit of USARE (the “USARE Class A-2 Convertible Preferred Units,” and together with the USARE Class A-1 Convertible Preferred Units, the “USARE Class A Convertible Preferred Units”) that is issued and outstanding immediately prior to the Effective Time (other than Excluded Units) and each USARE Class A Convertible Preferred Unit that would be outstanding upon payment-in-kind of all accrued and unpaid dividends on the USARE Class A Convertible Preferred Units shall be cancelled and converted into the right to receive one share of Series A Preferred Stock (as defined below); and

(vii)  each USARE Class A Preferred Investor Warrant shall be cancelled and converted into the right to receive a Series A Preferred Investor Warrant (as defined below) exercisable for a number of shares of New USARE Common Stock equal to the aggregate number of USARE Class A Units that would be issued upon full exercise of such USARE Class A Preferred Investor Warrant.

Series A Preferred Stock Investment

In connection with the transactions contemplated by the Business Combination Agreement, on the Signing Date, Inflection Point, USARE and Inflection Point Fund I, LP, an accredited investor that is an affiliate of Inflection Point and the Sponsor (the “Inflection Point Fund”) entered into the Series A SPA. Pursuant to the Series A SPA, Inflection Point Fund had agreed, among other things, to purchase, at Closing, 759,804 shares of New USARE 12% Series A

Cumulative Convertible Preferred Stock, par value $0.0001 per share, having the rights, preferences and privileges set forth in the Series A Preferred Stock Certificate of Designation (such stock the “Series A Preferred Stock”) and a warrant to purchase 759,804 shares of New USARE Common Stock (the “Series A Preferred Investor Warrant”), for an aggregate purchase price of $9.1 million (the “Series A Preferred Stock Investment”). Each share of Series A Preferred Stock will have a stated value of $12.00 (the “Stated Value”). Subsequently, on February 3, 2025, Inflection Point Fund pre-funded the Series A Preferred Stock Investment by purchasing an aggregate of 833,333 USARE Class A-2 Convertible Preferred Units and a USARE Class A Preferred Investor Warrant exercisable for an aggregate of 833,333 USARE Class A Units as part of the Additional Class A-2 Convertible Preferred Unit Investment. Pursuant to the Series A SPA Termination Agreement, in connection with the pre-funding of the Series A Preferred Stock Investment, the Series A SPA was terminated.

The Series A Preferred Stock is not classified as a liability pursuant to ASC 480, due to the fact that it is not a mandatorily redeemable financial instrument, it represents an outstanding share, and does not embody an unconditional obligation. The Series A Preferred Stock is redeemable at the option of the holder. Therefore, the Series A Preferred Stock is required to be classified outside of permanent equity pursuant to ASC 480-10-S99 and will be classified within mezzanine equity. The redemption features within the Series A Preferred Stock do not require bifurcation because they do not meet all criteria of a derivative.

Class A Convertible Preferred Investment and Additional Class A-2 Convertible Preferred Unit Investment

On August 21, 2024, USARE and certain Class A Convertible Preferred Unit Investors entered into the Class A Convertible Preferred SPAs. Pursuant to the Class A Convertible Preferred SPAs, certain Class A Convertible Preferred Unit Investors purchased an aggregate of (i) 2,500,000 USARE Class A Convertible Preferred Units (USARE Class A-1 Convertible Preferred Units and USARE Class A-2 Convertible Preferred Units) and (ii) USARE Class A Preferred Investor Warrants exercisable into 2,968,750 USARE Class A Units, for an aggregate purchase price of $25.5 million.

On January 31, 2025, USARE and the Additional Class A-2 Convertible Preferred Unit Investors entered into Additional Class A-2 Convertible Preferred SPAs, pursuant to which the Additional Class A-2 Convertible Preferred Unit Investors purchased an aggregate of (i) 1,495,098 USARE Class A-2 Convertible Preferred Units and (ii) USARE Class A Preferred Investor Warrants exercisable for an aggregate of 1,495,098 USARE Class A Units for an aggregate purchase price of $15.3 million. The Additional Class A-2 Convertible Preferred Unit Investment closed on February 3, 2025. The proceeds of $14.5 million, net of $0.8 million in equity issuance costs, have been allocated between the USARE Class A-2 Convertible Preferred Units and the USARE Class A Preferred Investor Warrants on a relative fair value basis, with $14.1 million allocated to the USARE Class A-2 Convertible Preferred Units and $0.4 million allocated to the USARE Class A Preferred Investor Warrants. Refer to adjustment A below for the impact on the unaudited pro forma condensed combined financial information.

The USARE Class A-1 Convertible Preferred Units and the USARE Class A Preferred Investor Warrants are both classified within permanent equity in the pro forma condensed combined balance sheet. The USARE Class A-2 Convertible Preferred Units are classified within mezzanine equity in the pro forma condensed combined balance sheet due to a redemption feature which is triggered upon a contingent event that is not solely within USARE’s control. Specifically, due to the holder’s ability to exercise the option to require USARE to redeem for cash all or any portion of such holder’s shares in the event the Business Combination does not close within 12 months of the Business Combination Agreement date and the delay is reasonably deemed to be due to factors within USARE’s control, there is the potential for a scenario where the holder is able to redeem for cash all or any portion of such holder’s shares, resulting in the financial instrument not meeting the criteria for classification within permanent equity. The August 21, 2024 transaction does not result in an adjustment in the September 30, 2024 unaudited pro forma condensed combined financial information as it is reflected in the USARE historical unaudited condensed consolidated balance sheet as of September 30, 2024.

Michael Blitzer Promissory Note

Since Inflection Point’s IPO, its only material financing consists of a convertible promissory note issued to Michael Blitzer, Inflection Point’s Chairman and Chief Executive Officer, on August 13, 2024, pursuant to which Inflection Point may borrow up to $2.5 million from Mr. Blitzer, for ongoing expenses reasonably related to the business of Inflection Point and the consummation of the Business Combination or any other initial business combination (the “Convertible Promissory Note”). All unpaid principal under the Convertible Promissory Note shall be due and payable in full on the earlier of (i) August 21, 2025, or such later date by which Inflection Point must consummate a Business Combination pursuant to its governing documents (as may be amended by a shareholder vote) and (ii) the effective date of a business combination (such earlier date, the “Maturity Date”), unless accelerated upon the occurrence of an event of default as set forth in the Convertible Promissory Note. Mr. Blitzer will have the option, at any time on or prior to the repayment of amounts owed under the Convertible Promissory Note, to convert up to $1.5 million outstanding under the Convertible Promissory Note into warrants to purchase Inflection Point Class A Ordinary Shares at a conversion price of $1.00 per warrant, with each warrant entitling the holder to purchase one Inflection Point Class A Ordinary Share at a price of $11.50 per share, subject to the same adjustments applicable to the Private Placement Warrants. Inflection Point intends to borrow the $2.5 million maximum amount noted above. As of September 30, 2024, Inflection Point has borrowed $0.7 million under the Convertible Promissory Note. The remaining balance of $1.8 million is reflected in adjustment A below and shows the impact on the unaudited pro forma condensed combined financial information.

Pursuant to the Blitzer Series A SPA, Inflection Point had agreed to issue at Closing, $1.25 million in Stated Value (104,167 shares) of Series A Preferred Stock to Mr. Blitzer in exchange for his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note. The Blitzer Series A SPA is in substantially the same form as the Series A SPA, subject to appropriate changes to reflect that (i) the consideration to be paid by Mr. Blitzer is his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note issued to him by Inflection Point on August 13, 2024 and (ii) Mr. Blitzer will not receive a Series A Preferred Investor Warrant. In accordance with ASC 470, this exchange (along with the exchange described in the paragraph below) has been determined to be an extinguishment of the Convertible Promissory Note which will result in a currently estimated extinguishment loss of $0.3 million. On January 22, 2025, Inflection Point, Mr. Blitzer, and USARE amended the Blitzer Series A SPA to provide that Inflection Point will issue to Mr. Blitzer, at Closing, a number of shares of Series A Preferred Stock equal to the number of Blitzer Conversion Preferred Shares (amended from 104,167 shares of Series A Preferred Stock) in exchange for his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note. Refer to adjustments K1 and FF below for the impact on the unaudited pro forma condensed combined financial information.

Pursuant to the Blitzer Class A SPA, USARE has issued 122,549 USARE Class A-2 Convertible Preferred Units and a USARE Class A Preferred Investor Warrant to purchase up to 31,250 USARE Class A Units in exchange for Mr. Blitzer’s promise to forgive, at Closing, the remaining 50% of the then-outstanding balance of the Convertible Promissory Note. The Blitzer Class A SPA is in substantially the same form as the Class A Convertible Preferred SPAs, subject to appropriate changes to reflect that the consideration paid by Mr. Blitzer is his promise to forgive 50% of the then-outstanding balance of the Convertible Promissory Note at Closing. In accordance with ASC 470, this exchange (along with the exchange described in the paragraph above) has been determined to be an extinguishment of the Convertible Promissory Note through the settlement of the subscription receivable. Refer to adjustment K2 below for the impact on the unaudited pro forma condensed combined financial information.

Hatch Convertible Promissory Note

On July 28, 2023, USARE and Hatch LTD (“Hatch”) entered into an unsecured $1.0 million Senior Convertible Promissory Note agreement (the “Hatch Note”) with a 10% interest rate, which will mature on July 28, 2025. Pursuant to the terms and conditions of the Hatch Note, in the event of a fundamental transaction (such as the Business Combination), Hatch may elect, at least five days prior to the closing of such fundamental transaction, that either (a) USARE will pay Hatch an amount equal to the sum of the outstanding principal balance and accrued and unpaid interest due on the Hatch Note or (b) the Hatch Note may convert into equity with a value equal to the sum of the outstanding principal balance and accrued and unpaid interest due on the Hatch Note divided by the Conversion Price (as defined in the Hatch Note). Total accrued and unpaid interest as of September 30, 2024 was $0.2 million.

No adjustment has been made to the unaudited pro forma condensed combined financial information to reflect the settlement of the Hatch Note, since the settlement terms have not yet been finalized. Once the settlement terms of the Hatch Note are finalized, the unaudited pro forma condensed combined financial information will be updated accordingly.

USARE Incentive Unit Acceleration

Each USARE Incentive Unit that is issued and outstanding immediately prior to the Effective Time (other than Excluded Units) shall, by virtue of the occurrence of the Merger, (x) to the extent the holder of such USARE Incentive Unit is continuously employed by or providing services to USARE from the Signing Date through the Effective Time, be automatically deemed to be fully vested, (y) regardless of such employment or service status, be automatically deemed exchanged or converted (on a cashless basis) into a fraction of one USARE Class A Unit in accordance with the terms of such USARE Incentive Unit, the USARE OA and the Second Amended and Restated USA Rare Earth, LLC Incentive Plan and each USARE Class A Unit issued or issuable upon such deemed exchange or conversion shall be treated as being issued and outstanding immediately prior to the Effective Time. In accordance with ASC 718, the accelerated vesting terms result in an additional compensation charge equal to the unrecognized compensation expense of the USARE Incentive Units immediately before the acceleration triggered by the Merger of $0.4 million. Refer to adjustments H and DD below for the impact on the unaudited pro forma condensed combined financial information.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor, Inflection Point and USARE entered into the Sponsor Support Agreement pursuant to which the Sponsor agreed to, among other things, (i) vote to adopt and approve the Business Combination Agreement and the other documents contemplated therein and the transactions contemplated therein and (ii) forfeit New USARE Warrants for 60,000 shares of New USARE Common Stock for every $1.0 million by which (x) the gross proceeds at Closing from the Trust Account established by Inflection Point in connection with its IPO (after giving effect to the Redemption) plus (y) the gross proceeds from the Class A Convertible Preferred Investment, the Series A Preferred Stock Investment and any PIPE Investment are below $50.0 million, up to a maximum of New USARE Warrants being forfeited for 1,500,000 shares of New USARE Common Stock. These New USARE Warrants are recorded entirely within permanent equity. On January 31, 2025, the Sponsor, Inflection Point, and USARE amended the Sponsor Support Agreement to remove the potential forfeiture related to such New USARE Warrants. The potential forfeiture and subsequent amendment to remove the potential forfeiture of such New USARE Warrants will not result in an impact to the unaudited pro forma condensed combined balance sheet and therefore no pro forma adjustment is required.

Cantor Fee Reduction Agreement

Pursuant to that certain Underwriting Agreement between Inflection Point and Cantor Fitzgerald & Co., as representative of the several underwriters (“Cantor”), dated May 24, 2023 (as it may be amended from time to time), Inflection Point previously agreed to pay to Cantor an aggregate cash amount of $13.1 million as “deferred underwriting commissions” (the “Original Deferred Fee”) upon the consummation of an initial business combination, as contemplated by the final prospectus of Inflection Point, filed with the SEC (File No. 333-271128), and dated May 24, 2023. Solely in connection with the Business Combination, Inflection Point, Cantor and USARE have entered into that certain fee reduction agreement, dated as of August 20, 2024 (the “Fee Reduction Agreement”), pursuant to which, upon consummation of the Business Combination, Cantor will accept, in lieu of such Original Deferred Fee: (i) either (at Inflection Point’s option) (A) a cash fee of $4.0 million or (B) (1) a cash fee of $2.0 million plus (2) 400,000 shares of New USARE Common Stock, plus (ii) 2.0% of the amount by which the Total Capital Raised (as defined in the Fee Reduction Agreement) exceeds $50.0 million. Additionally, solely if Inflection Point elects to pay the all-cash fee discussed above, Cantor will forfeit Private Placement Warrants for 1,650,000 Inflection Point Class A Ordinary Shares. The Company’s intention is to pay the reduced deferred fee using option (A), paying the cash fee of $4.0 million. As such, as a pro forma adjustment, the Company relieved the total deferred underwriting fee payable to Cantor, recorded the cash fee payment of $4.0 million, and recognized the difference within additional paid-in capital. Refer to adjustment J below for the impact on the unaudited pro forma condensed combined financial information.

Aggregate Earn-out Consideration

Following the Closing, within five (5) Business Days after the occurrence of a Triggering Event (means either Triggering Event I or Triggering Event II, as defined below), Inflection Point shall issue or cause to be issued to the current USARE shareholders/members up to 10,000,000 additional shares of New USARE Common Stock (which shall be equitably adjusted for any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to shares of New USARE Common Stock occurring after the Closing) in two tranches (the “Earnout”).

The first tranche of the Earnout would include 5,000,000 shares (“Earnout Shares”) and would be distributed if, during the time period beginning on the date that is first anniversary of the Closing Date and ending on the date that is the sixth anniversary of the Closing Date (the “Earnout Period”), the market price of the New USARE Common Stock is greater than or equal to $15 per share and less than $20 per share (“Triggering Event I”). The second tranche of 5,000,000 shares of the Earnout would be distributed if, during the Earnout Period, the market price of the New USARE Common Stock is greater than or equal to $20 per share (“Triggering Event II”). Lastly, in the event of a Change of Control (as defined in the Business Combination Agreement) during the Earnout Period, the Earnout issuance would be accelerated, and the current shareholders of USARE would receive Earnout Shares based on the implied value of the New USARE Common Stock that the holders would receive as consideration in the Change of Control event. If the implied value of the New USARE Common Stock is greater than or equal to $15 per share and less than $20 per share, the holders would receive 5,000,000 Earnout Shares. If the implied value of the New USARE Common Stock is greater than or equal to $20 per share, the holders would receive 10,000,000 Earnout Shares. The Company has concluded that the Change of Control provision results in the Earnout Shares being considered not to be indexed to the Company’s own shares pursuant to the guidance within ASC 815 and therefore the Earnout Shares are being recorded as a liability. Subsequent changes in the fair value of the Earnout Shares liability would then be recognized in earnings each reporting period. Refer to adjustment I below for the impact on the unaudited pro forma condensed combined financial information.

Compensation of the Sponsor and its Affiliates in Connection with the Business Combination

The Sponsor will receive at the Closing (i) 6,250,000 shares of New USARE Common Stock pursuant to the Sponsor Share Conversion and the Domestication, which it acquired for an aggregate purchase price of $25 thousand and (ii) New USARE Warrants for 6,000,000 shares of New USARE Common Stock upon the conversion of Inflection Point Warrants for 6,000,000 shares of Inflection Point Class A Ordinary Shares in the Domestication, which it acquired in a private placement consummated simultaneously with the IPO at a price of $1.00 per warrant, for an aggregate purchase price of $6.0 million (each a “Private Placement Warrant”). Refer to adjustment M below for the impact on the unaudited pro forma condensed combined financial information as these amounts are included in the recapitalization into New USARE Common Stock.

Compensation of Cohen & Company Capital Markets

Under USARE’s agreement with J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division (“CCM”), CCM will receive 877,500 shares of New USARE Common Stock at the Closing. Refer to adjustment E2 below for the impact on the unaudited pro forma condensed combined financial information.

CCM will also receive up to 100,000 additional shares of New USARE Common Stock upon the occurrence of a Triggering Event. Upon the occurrence of Triggering Event I, CCM will receive 50,000 shares of New USARE Common Stock. Upon the occurrence of Triggering Event II, CCM will receive 50,000 shares of New USARE Common Stock. Refer to adjustment I below for the impact on the unaudited pro forma condensed combined financial information.

Non-Redemption and Forward Purchase Agreements

In connection with the Extension Meeting (as defined below), on November 13, 2024, Inflection Point and Newtyn entered into the Newtyn Non-Redemption Agreement, pursuant to which Newtyn agreed not to redeem (or to validly rescind any redemption requests with respect to) an aggregate of 700,000 Public Shares in connection with the Extension Meeting in exchange for a forward purchase option with respect to up to 700,000 Public Shares (the “Newtyn Forward Purchase Agreement”). Pursuant to the forward purchase option, Newtyn will have the right, but not the obligation, to enter into a forward purchase transaction with respect to up to 700,000 Public Shares in connection with the Closing.

On November 14, 2024, Inflection Point and Harraden entered into a non-redemption agreement pursuant to which Harraden agreed not to redeem (or to validly rescind any redemption requests with respect to) an aggregate of 700,000 Public Shares in connection with the Extension Meeting in exchange for a forward purchase option with respect to up to 700,000 Public Shares (the “Harraden Forward Purchase Agreement”). Pursuant to the forward purchase option, Harraden will have the right, but not the obligation, to enter into a forward purchase transaction with respect to up to 700,000 Public Shares in connection with the Closing.

Also on November 14, 2024, Inflection Point and L1 entered into a non-redemption agreement pursuant to which L1 agreed not to redeem (or to validly rescind any redemption requests with respect to) an aggregate of 300,000 Public Shares in connection with the Extension Meeting in exchange for a forward purchase option with respect to up to 300,000 Public Shares (the “L1 Forward Purchase Agreement”, and together with the Newtyn Forward Purchase Agreement and the Harraden Forward Purchase Agreement, the “Forward Purchase Agreements”). Pursuant to the

forward purchase option, L1 will have the right, but not the obligation, to enter into a forward purchase transaction with respect to up to 300,000 Public Shares in connection with the Closing. Each of Newtyn, Harraden and L1 are, solely to the extent they elect to exercise part or all of their respective forward purchase options pursuant to their respective Forward Purchase Agreements, referred to as a “Forward Purchaser”.

The Forward Purchase Agreements provide that, solely to the extent one or more of the Forward Purchasers elect to exercise part or all of their respective Forward Purchase Agreements, no later than the earlier of (a) one business day after the Closing and (b) the date any assets from Inflection Point’s Trust Account are disbursed in connection with the Business Combination, an amount (the “Prepayment Amount”) equal to the product of (i) an amount (the “Initial Price”) equal to the redemption price per share payable to investors who elected to redeem in connection with the Business Combination and (ii) the number of Public Shares subject to the forward purchase transactions (the “FPA Shares”) would be deposited into an escrow account from the cash held in Inflection Point’s Trust Account. The Prepayment Amount will be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations.

The Forward Purchase Agreements’ maturity date will be the date 90 days after the Closing (the “FPA Maturity Date”). Upon the occurrence of the FPA Maturity Date, in exchange for delivery of the FPA Shares then-subject to the forward purchase transactions, New USARE will pay each of Newtyn, Harraden, and L1 an amount (the “Maturity Consideration”) equal to the amount then on deposit in the escrow account, including accrued interest. The Maturity Consideration will be released to Newtyn, Harraden, and L1 from the escrow account.

From time to time on any day Nasdaq is open for trading following the date of the Closing (any such date, an “OET Date”), each Forward Purchaser will be able to, in each of their respective absolute discretion, terminate their respective Forward Purchase Agreement in whole or in part with respect to any number of FPA Shares by giving notice of such termination and the specified number of FPA Shares (such quantity, the “Terminated Shares”). An amount equal to the product of (i) the quotient of (a) the Terminated Shares divided by (b) the FPA Shares, multiplied by (ii) the value of the escrow account, including accrued interest, at such OET Date will be released to New USARE from the escrow account.

Refer to adjustment L below for the impact on the unaudited pro forma condensed combined financial information.

Conversion of Sponsor Shares

On November 18, 2024, pursuant to the terms of the Cayman Constitutional Documents, the Sponsor elected to convert 6,200,000 outstanding Inflection Point Class B Ordinary Shares held by it on a one-for-one basis into Inflection Point Class A Ordinary Shares, with immediate effect. Following such conversion and giving effect to the redemption of some of the Public Shares in connection with the Extension Amendment, as of November 18, 2024, Inflection Point had an aggregate of 8,405,349 Inflection Point Class A Ordinary Shares issued and outstanding and 50,000 Inflection Point Class B Ordinary Shares issued and outstanding. Refer to adjustment B below for the impact on the unaudited pro forma condensed combined financial information.

Extension Proposal

On November 18, 2024, Inflection Point held an extraordinary general meeting in lieu of an annual meeting of shareholders (the “Extension Meeting”). At the Extension Meeting, Inflection Point’s Public Shareholders approved a proposal to amend the Cayman Constitutional Documents to extend the date by which the Company must complete a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination involving Inflection Point and one or more businesses from November 30, 2024 to August 21, 2025.

The submission of the Extension Proposal to amend the Cayman Constitutional Documents entitled Public Shareholders to redeem their Public Shares for their pro rata portion of the funds held in the Trust Account. In connection with the Extension Meeting, shareholders holding an aggregate of 22,794,651 Public Shares of the Company exercised their right to redeem their shares for approximately $10.83 per share of the funds held in Inflection Point’s Trust Account for a total amount of $246.9 million paid from the Trust Account.

The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:

•        Assuming No Additional Redemptions:    This scenario assumes no additional Public Shares held by Public Shareholders are redeemed, beyond the redemptions which occurred in conjunction with the Extension Meeting held on November 18, 2024.

•        Assuming Maximum Additional Redemptions:    This scenario assumes that all remaining redeemable Public Shares held by Public Shareholders are redeemed for an aggregate payment of $24.1 million (based on the estimated per share redemption price of approximately $10.92 per share) from the Trust Account.

The following summarizes the pro forma outstanding shares under the two redemption scenarios:

Total Capitalization	Assuming No Additional Redemptions (Shares)%		Assuming Maximum Additional Redemptions (Shares)%
Inflection Point Public Shareholders(1)	2,205,349	2.5%	—	—%
USARE shareholders/members(2)	73,281,035	84.3%	73,281,035	86.4%
Sponsor(3)	6,250,000	7.2%	6,250,000	7.4%
Series A Cumulative Convertible Preferred shareholders(4)(5)	4,360,417	5.0%	4,360,417	5.1%
Shares issued to CCM	877,500	1.0%	877,500	1.0%
Pro forma outstanding shares at September 30, 2024	86,974,301	100.0%	84,768,952	100.0%

____________

*        Percentages may not sum to 100.0% due to rounding.

(1)      Reflects the redemption of 22,794,651 Public Shares in conjunction with the Extension Meeting held on November 18, 2024.

(2)      Assumes (i) there is no aggregate indebtedness of USARE and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions), (ii) the Base Purchase Price is $800 million, and (iii) the amount at which each Public Share may be redeemed pursuant to the Redemption is approximately $10.92 per share.

(3)      Includes 6,200,000 Inflection Point Class A Ordinary Shares resulting from the Sponsor converting 6,200,000 of its Inflection Point Class B Ordinary Shares on a one-to-one basis to Inflection Point Class A Ordinary Shares on November 18, 2024 and 50,000 Inflection Point Class B Ordinary Shares that are still held by the Sponsor.

(4)      Includes 4,104,585 shares of New USARE Common Stock underlying 4,104,585 shares of Series A Preferred Stock issued to the Class A Convertible Preferred Unit Investors upon conversion of 3,995,098 USARE Class A Convertible Preferred Units (taking into account accrued payment-in-kind interest through December 31, 2024; such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units), 127,916 shares of New USARE Common Stock underlying 127,916 shares of Series A Preferred Stock issued to Mr. Blitzer upon conversion of 122,549 USARE Class A-2 Convertible Preferred Units (taking into account accrued payment-in-kind interest through December 31, 2024; such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) issued to him pursuant to the Blitzer Class A SPA, and 127,916 shares of New USARE Common Stock underlying 127,916 shares of Series A Preferred Shares (taking into account accrued payment-in-kind interest through December 31, 2024 on the USARE Class A-2 Convertible Preferred Units issued to Mr. Blitzer pursuant to the Blitzer Class A SPA; such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) to be issued to Mr. Blitzer at the close of the Business Combination pursuant to the Blitzer Series A SPA. In each case, no adjustment to the $12.00 initial conversion price of the Series A Preferred Stock is assumed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2024
(in thousands, except share and per share amounts)

	Inflection Point (Historical)	USA Rare Earth (Historical)	Additional Financings		Transaction Accounting Adjustments (Assuming No Additional Redemptions)		Pro Forma Combined (Assuming No Additional Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Additional Redemptions)		Pro Forma Combined (Assuming Maximum Additional Redemptions)
ASSETS
Current assets
Cash and cash equivalents	$141	$22,988	$16,288	A	$24,075	C	$47,410	$(24,075)	N	$23,335
					(4,590)	E1
					(7,492)	E2
					(4,000)	J
Prepaid expenses and other current assets	82	533	—		—		615	—		615
Total Current Assets	223	23,521	16,288		7,993		48,025	(24,075)		23,950
Marketable securities held in Trust Account	269,139	—	—		(269,139)	C	—	—		—
Equity investments, at fair value	—	405	—		—		405	—		405
Property, plant and equipment, net	—	23,486	—		—		23,486	—		23,486
Mineral interests, at cost	—	17,125	—		—		17,125	—		17,125
Lease right-of-use assets	—	55	—		—		55	—		55
Equipment deposits	—	4,676	—		—		4,676	—		4,676
Deferred offering costs	—	3,286	—		(3,286)	E2	—	—		—
Other non-current assets	—	53	—		—		53	—		53
Total Assets	$269,362	$72,607	$16,288		$(264,432)		$93,825	$(24,075)		$69,750

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$2,026	$1,329	$—		$(2,026)	E1	$1,329	$—		$1,329
Accrued liabilities	—	2,546	—		(1,076)	E2	1,470	—		1,470
Notes payable	—	770	—		—		770	—		770
Derivative liability	—	420	—		—		420	—		420
Convertible promissory note – related party	700	—	1,800	A	(1,250)	K1	—	—		—
					(1,250)	K2
Lease liability, current	—	51	—		—		51	—		51
Forward purchase option liability	—	—	—		485	L	485	—		485
Total Current Liabilities	2,726	5,116	1,800		(5,117)		4,525	—		4,525
Lease liability, non-current	—	—	—		—		—	—		—
Earnout liability	—	—	—		113,760	I	113,760	—		113,760
Deferred grants	—	8,200	—		—		8,200	—		8,200
Deferred underwriting fee payable	13,100	—	—		(13,100)	J	—	—		—
Total Liabilities	15,826	13,316	1,800		95,543		126,485	—		126,485

Class A ordinary shares subject to possible redemption, 25,000,000 issued and outstanding shares at redemption value of $10.77 per share as of September 30, 2024	269,139	—	—		(245,064)	C	—	—		—
					(24,075)	F
New USARE 12% Series A Cumulative Convertible Preferred Stock, par value $0.0001	—	—	—		1,576	K1	36,557	—		36,557
					34,981	M
Class A-2 Convertible preferred shares/units, no par value, 25,000,000 units authorized and 1,341,176 outstanding as of September 30, 2024	—	11,645	14,096	A	(25,741)	M	—	—		—
Subscription receivable	—	(967)	—		967	K2	—	—		—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF SEPTEMBER 30, 2024
(in thousands, except share and per share amounts)

	Inflection Point (Historical)	USA Rare Earth (Historical)	Additional Financings		Transaction Accounting Adjustments (Assuming No Additional Redemptions)		Pro Forma Combined (Assuming No Additional Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Additional Redemptions)		Pro Forma Combined (Assuming Maximum Additional Redemptions)
SHAREHOLDERS’ EQUITY (DEFICIT)
New USARE Common Stock, par value $0.0001 per share	—	—	—		1	F	9	(1)	N	8
					8	M
Class A ordinary shares not subject to possible redemption, $0.0001 par value	—	—	—		1	B	—	—		—
					(1)	M
Class B Ordinary Shares, $0.0001 par value; 50,000,000 shares authorized; 6,250,000 shares issued and outstanding as of September 30, 2024	1	—	—		(1)	B	—	—		—
Class A Common, no par value, 500,000,000 units authorized; 206,520,542 units outstanding as of September 30, 2024	—	3,704	—		(3,704)	M	—	—		—
Class B Common, no par value, 500,000,000 units authorized; 20,778,672 units outstanding as of September 30, 2024	—	3,189	—		(3,189)	M	—	—		—
Class A-1 Convertible preferred shares/units, no par value, 25,000,000 units authorized; 1,192,157 units outstanding as of September 30, 2024	—	9,240	—		(9,240)	M	—	—		—
Class C Convertible preferred shares/units, no par value, 57,286,730 units authorized and outstanding as of September 30, 2024	—	77,141	—		(77,141)	M	—	—		—
Class C-1 Convertible preferred shares/units, no par value, 30,000,000 units authorized; 8,349,520 units outstanding as of September 30, 2024	—	14,140	—		(14,140)	M	—	—		—
Additional paid-in capital	—	4,818	392	A	(7,637)	E2	—	(24,074)	N	—
					24,074	F		24,074	O
					(15,604)	G
					350	H
					(113,760)	I
					9,100	J
					(485)	L
					98,167	M
					585	O
Subscription receivable	—	(283)	—		283	K2	—	—		—
Accumulated deficit	(15,604)	(66,075)	—		(2,564)	E1	(71,965)	(24,074)	O	(96,039)
					(2,065)	E2
					15,604	G
					(350)	H
					(326)	K1
					(585)	O
Non-controlling interests	—	2,739	—		—		2,739	—		2,739
Total Shareholders’ Equity (Deficit)	(15,603)	48,613	14,488		(102,619)		(69,217)	(24,075)		(93,292)
Total Liabilities and Shareholders’ Equity (Deficit)	$269,362	$72,607	$16,288		$(264,432)		$93,825	$(24,075)		$69,750

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024
(in thousands, except share and per share amounts)

	Inflection Point Historical	USA Rare Earth Historical	Transaction Accounting Adjustments (Assuming No Additional Redemptions)		Pro Forma Combined (Assuming No Additional Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Additional Redemptions)	Pro Forma Combined (Assuming Maximum Additional Redemptions)
Operating Costs and Expenses:
Formation and operating costs	$2,697	$—	$—		$2,697	$—	$2,697
General and administrative	—	3,781	—		3,781	—	3,781
Mining exploration, development and other	—	965	—		965	—	965
Depreciation and amortization	—	229	—		229	—	229
Other employee compensation	—	4,300	—		4,300	—	4,300
Equity-based compensation	—	192	—		192	—	192
Research and development	—	201	—		201	—	201
Total Operating Costs and Expenses	2,697	9,668	—		12,365	—	12,365
Loss from operations	(2,697)	(9,668)	—		(12,365)	—	(12,365)
Other Income and Expense
Other (expense)/income, net	—	2	—		2	—	2
Investment income	—	171	—		171	—	171
Interest income/(expense)	5	(369)	—		(364)	—	(364)
Gain on equity investments	—	365	—		365	—	365
Dividend income earned on marketable securities held in Trust Account	10,167	—	(10,167)	AA	—	—	—
Total Other Income and Expense	10,172	169	(10,167)		174	—	174
Net Income (Loss)	$7,475	(9,499)	$(10,167)		(12,191)	$—	(12,191)

Net Loss Attributable to Non-controlling Interest		(561)			(561)		(561)

Net Loss Attributable to USARE Members/Shareholders		$(8,938)			$(11,630)		$(11,630)

Basic and diluted weighted average shares outstanding, Redeemable shares	25,000,000
Basic and diluted net income per share	$0.32
Basic and diluted weighted average shares outstanding, Non-redeemable shares	6,250,000
Basic and diluted net loss per share	$(0.09)

Basic and diluted weighted average shares/units outstanding, Class A Common		206,520,542
Basic and diluted net loss per common unit, Class A		$(0.06)
Basic and diluted weighted average shares/units outstanding, Class B Common		20,778,672
Basic and diluted net loss per common unit, Class B		$(0.06)

Basic and diluted weighted average shares outstanding					82,613,884		80,408,535
Net loss per share – basic and diluted					$(0.20)		$(0.21)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023
(in thousands, except share and per share amounts)

	Inflection Point Historical	USA Rare Earth Historical	Transaction Accounting Adjustments (Assuming No Additional Redemptions)		Pro Forma Combined (Assuming No Additional Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Additional Redemptions)	Pro Forma Combined (Assuming Maximum Additional Redemptions)
Operating Costs and Expenses:
Formation and operating costs	$985	$—	$—		$985	$—	$985
General and administrative	—	8,698	2,564	BB	14,181	—	14,181
			2,569	CC
			350	DD
Mining exploration, development and other	—	1,762	—		1,762	—	1,762
Depreciation and amortization	—	308	—		308	—	308
Other employee compensation	—	11,013	—		11,013	—	11,013
Equity-based compensation	—	1,374	—		1,374	—	1,374
Research and development	—	1,638	—		1,638	—	1,638
Total Operating Costs and Expenses	985	24,793	5,483		31,261	—	31,261
Loss from operations	(985)	(24,793)	(5,483)		(31,261)	—	(31,261)

Other Income and Expense
Interest income/(expense)	12	—	—		12	—	12
Other (expense)/income, net	—	(77)	—		(77)	—	(77)
Dividend income earned on marketable securities held in Trust Account	7,721	—	(7,721)	AA	—	—	—
Dividend income	—	363	—		363	—	363
Loss on equity investments	—	(879)	—		(879)	—	(879)
Gain on fair market value of convertible debt	—	16,848	—		16,848	—	16,848
Loss on extinguishment of promissory note	—	—	(326)	FF	(326)	—	(326)
Total Other Income and Expense	7,733	16,255	(8,047)		15,941	—	15,941
Net Income (Loss)	$6,748	(8,538)	$(13,530)		(15,320)	$—	(15,320)

Net Loss Attributable to Non-controlling Interest		(1,123)			(1,123)		(1,123)

Net Loss Attributable to USARE Members/Shareholders		$(7,415)			$(14,197)		$(14,197)

Basic and diluted weighted average shares outstanding, Redeemable shares	17,916,667
Basic and diluted net income per share	$0.70
Basic and diluted weighted average shares outstanding, Non-redeemable shares	6,271,250
Basic and diluted net loss per share	$(0.93)

Basic and diluted weighted average units outstanding, Class A Common		197,364,701
Basic and diluted net loss per common unit, Class A		$(0.06)
Basic and diluted weighted average units outstanding, Class B Common		20,778,672
Basic and diluted net loss per common unit, Class B		$(0.06)

Basic and diluted weighted average shares outstanding					82,613,884		80,408,535
Net loss per share – basic and diluted					$(0.25)		$(0.26)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1.  Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Inflection Point will be treated as the “accounting acquiree” and USARE as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of USARE issuing shares for the net assets of Inflection Point, followed by a recapitalization. The net assets of Inflection Point will be stated at historical cost. Operations prior to the Business Combination will be those of USARE.

The unaudited pro forma condensed combined balance sheet as of September 30, 2024 assumes that the Business Combination and related transactions occurred on September 30, 2024. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2024 and for the year ended December 31, 2023 give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2023. These periods are presented on the basis that USARE is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that Inflection Point believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Inflection Point believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of Inflection Point and USARE.

Note 2.  Accounting Policies and Reclassifications

Management performed a comprehensive review of the two entities’ accounting policies. As a result of the review, management did not identify any material differences related to the application of the accounting policies applied by Inflection Point and USARE that would require adjustments in the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

As part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align Inflection Point’s financial statement presentation with that of USARE.

Note 3.  Adjustments to the Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Inflection Point has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. Inflection Point and USARE have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of New USARE Common Stock outstanding, assuming the Business Combination and related transactions occurred on January 1, 2023.

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet Resulting from Additional Financing Transactions

The pro forma adjustments for additional financing transactions represent significant transactions completed by USARE and Inflection Point subsequent to September 30, 2024 as follows:

A.     Represents 1) Inflection Point’s issuance of the Convertible Promissory Note to Michael Blitzer, its Chief Executive Officer, on August 13, 2024, pursuant to which Inflection Point may borrow up to $2.5 million from Mr. Blitzer, for ongoing expenses reasonably related to the business of Inflection Point and the consummation of the Business Combination and 2) the issuance of USARE Class A-2 Convertible Preferred Units and USARE Class A Preferred Investor Warrants pursuant to the Additional Class A-2 Convertible Preferred SPAs which generated proceeds of $14.5 million, net of equity issuance costs of $0.8 million. The net proceeds are allocated on a relative fair value basis, resulting in $14.1 million being allocated to the USARE Class A-2 Convertible Preferred Units and $0.4 million allocated to the USARE Class A Preferred Investor Warrants.

As of September 30, 2024, Inflection Point has borrowed $0.7 million from Mr. Blitzer under the Convertible Promissory Note and therefore $1.8 million remains available to be borrowed, which has been reflected in the unaudited pro forma condensed combined financial information.

Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2024 are as follows:

B.      Represents the conversion of 6,200,000 out of 6,250,000 outstanding Inflection Point Class B Ordinary Shares held by the Sponsor on a one-for-one basis into Inflection Point Class A Ordinary Shares on November 18, 2024 pursuant to the terms of the Cayman Constitutional Documents. These Inflection Point Class A Ordinary Shares are not redeemable.

C.     Reflects (1) the redemption of 22,794,651 Public Shares for aggregate redemption payments of $246.9 million using a redemption price of $10.83 per share in connection with the Extension Meeting and (2) the reclassification of the remaining marketable securities of $24.1 million held in the Trust Account, after the impact of the redemptions and dividend income of $1.9 million earned subsequent to September 30, 2024 through December 31, 2024, to Cash and cash equivalents.

D.     Not used.

E.      Represents preliminary estimated transaction costs of USARE and of Inflection Point in connection with the Business Combination.

1.      Inflection Point’s preliminary total estimated transaction costs of $4.8 million include advisory, printing, legal, and accounting fees. Of this amount, $2.2 million has already been incurred as of September 30, 2024, of which $2.0 million has been included within Inflection Point’s accounts payable, and $0.2 million has been paid and is reflected in the September 30, 2024 historical financial statements of Inflection Point. Therefore $4.6 million remains to be paid at Closing. These transaction costs are directly attributable to the Business Combination and are recorded to general and administrative expenses (refer to adjustment BB).

2.      USARE’s preliminary total estimated transaction costs of $20.8 million include legal, advisory, accounting fees ($17.5 million) and bonuses ($3.3 million) to be paid upon Closing.

Of the $17.5 million legal, advisory, and accounting fees, $3.3 million has been incurred as of September 30, 2024 and is recorded in Deferred offering costs — $3.0 million has been paid in cash and the remaining $0.3 million is included in USARE’s accrued liabilities. USARE expects to incur an additional $14.2 million of offering costs — $4.9 million will be paid in cash at the Closing (which includes $2.0 million to be paid to CCM as an advisory fee assuming USARE raises gross proceeds between $50.0 million and $75.0 million in the Business Combination), which includes $0.3 million recorded in Accrued liabilities, and the remaining $9.6 million will be paid in New USARE Common Stock as a result of USARE’s arrangement with CCM whereby USARE agreed to pay a fee for certain advisory services relating to the Business Combination and has been recorded as an increase to additional paid-in capital. The fee equates to a total of 877,500 shares of New USARE Common Stock, which were valued at $10.92 per share, resulting in a total value of $9.6 million. These offering costs are recorded as a reduction to additional paid-in capital given the Business Combination is being accounted for as a reverse recapitalization.

Of the $3.3 million related to bonuses, $2.6 million will be paid in cash and represents a one-time compensation expense to certain employees and consultants pursuant to existing transaction bonus agreements which provide for a bonus payment that will be triggered by the close of the Business Combination. The remaining $0.7 million will be paid in restricted stock units, and represents a one-time compensation expense to certain employees, including USARE’s Chief Executive Officer, pursuant to existing employment agreements which provide for the payment of these restricted stock units upon the completion of the Business Combination. These bonuses are recorded within general and administrative expenses due to the nature of these expenses being compensatory in nature (refer to adjustment CC).

F.      Reflects the reclassification of 2,205,349 Inflection Point Class A Ordinary Shares subject to possible redemption valued at $24.1 million into permanent equity.

G.     Reflects the reclassification of Inflection Point’s historical accumulated deficit of $15.6 million to additional paid-in capital as part of the reverse recapitalization.

H.     Reflects the one-time equity compensation expense of $0.4 million related to the accelerated vesting of legacy USARE Incentive Units pursuant to pre-existing grant agreements, which provide for such acceleration upon a change in control provision, which will be triggered by the Business Combination.

I.       Represents the estimated fair value of the earnout liability upon consummation of the Business Combination. The earnout shares are issuable starting on the first anniversary of the Closing Date and ending on the sixth anniversary of the Closing Date, however they are contingent upon various triggering events being met. The triggering events include Triggering Event I and Triggering Event II:

–       Triggering Event I = the stock price of the New USARE Common Stock is greater than or equal to $15 per share.

–       Triggering Event II = the stock price of the New USARE Common Stock is greater than or equal to $20 per share.

Notwithstanding anything to the contrary herein, in the event of a Change of Control of New USARE during the Earnout Period, earnout shares will be issued if the eligible current USARE holders have the right to receive consideration implying a value per share of the New USARE Common Stock greater than or equal to $15 per share. As the shares are cancellable, they will not be considered outstanding at Closing.

The valuation of the earnout liability was calculated using a Monte Carlo simulation. The stock price on the valuation date was $12.00, with an earnout period beginning on the date that is the first anniversary of the Closing Date and ending on the date that is the sixth anniversary of the Closing Date. The risk-free rate of the remaining term is 3.56%, and the rounded equity volatility is 65.0%. These inputs resulted in simulations determining estimated fair value outcomes between $113.5 million and $114.0 million. Therefore, the average estimated fair value of these outcomes of $113.8 million, or $11.26 on a per share basis, was used for the estimated fair value of the earnout liability.

As the shares are only issuable upon the various triggering events, the potential outcomes include a range from no liability (if no triggering event occurs) to the value of the full 10,100,000 shares to be issued if both triggering events are achieved. Taking into account the potential upside due to share appreciation, the simulation provides a maximum aggregate liability of $208.0 million, or $18.10 on a per share basis for Triggering Event I and $23.09 on a per share basis for Triggering Event II, for an average per share value of $20.59.

J.       Reflects the settlement of the Inflection Point $13.1 million deferred underwriting fee payable to Cantor as part of the Fee Reduction Agreement that was accrued on the balance sheet as of September 30, 2024 and due upon Closing. The Company intends to settle the deferred underwriting fee payable by paying

$4.0 million in cash. The difference of $9.1 million between the payment to settle the deferred underwriting fee payable and the balance of the deferred underwriting fee payable as of September 30, 2024 is reflected within additional paid-in capital.

K.     Represents the exchange/settlement of Michael Blitzer’s convertible promissory note as follows:

1.      Inflection Point has agreed to issue at Closing a number of shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock into which the USARE Class A-2 Convertible Preferred Units described in Note K.2 below convert in connection with the Merger (taking into account accrued and unpaid payment-in-kind interest) to Mr. Blitzer in exchange for his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note. As a result, an extinguishment loss of $0.3 million will be recognized.

2.      USARE has issued 122,549 USARE Class A-2 Convertible Preferred Units and a USARE Class A Preferred Investor Warrant to purchase up to 31,250 USARE Class A Units in exchange for Mr. Blitzer’s promise to forgive, at Closing, the remaining 50% of the then-outstanding balance of the Convertible Promissory Note. As of September 30, 2024, this was accounted for as a subscription receivable, with $0.3 million of the receivable recorded within permanent equity and $1.0 million within mezzanine equity. The subscription receivable is settled in the September 30, 2024 unaudited pro forma condensed combined balance sheet given it will be exchanged for 50% of the then-outstanding balance of the Convertible Promissory Note upon the Closing.

L.      Represents the issuance of forward purchase options by Inflection Point to each of Newtyn, Harraden, and L1 as outlined in the Background section above. Pursuant to the forward purchase options, Newtyn, Harraden, and L1 will have the right, but not the obligation, to enter into a forward purchase transaction with respect to a certain amount of Public Shares in connection with the Closing. Newtyn and Harraden will have the right to enter into a Forward Purchase Agreement with respect to up to 700,000 Public Shares, while L1 will have the right to enter into a Forward Purchase Agreement with respect to up to 300,000 Public Shares. The forward purchase options meet the definition of a liability under ASC 480-10; therefore, the forward purchase options will be recorded at fair value at the date of issuance and at each reporting period, with changes in fair value reported in earnings. The fair value of the forward purchase options liability as of September 30, 2024 is $0.5 million.

M.     Represents the recapitalization of 1) historical USARE Class A, Class B, and Class C shares and the remaining Inflection Point Class B Ordinary Shares into New USARE Common Stock after giving effect to the Exchange Ratio at the close of the Business Combination and 2) historical USARE Class A-1 and Class A-2 Convertible Preferred Units into Series A Preferred Stock.

N.     Reflects the maximum redemption of the remaining 2,205,349 Public Shares for aggregate redemption payments of $24.1 million allocated to New USARE Common Stock using a par value of $.0001 per share and the excess to additional paid-in capital at a redemption price of approximately $10.92 per share.

O.     To reclassify the negative additional paid-in capital to accumulated deficit of $0.6 million (assuming no additional redemptions) and $24.1 million (assuming maximum additional redemptions).

Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

AA.  Reflects elimination of investment income on the Trust Account of $10.2 million and $7.7 million for the nine months ended September 30, 2024 and for the year ended December 31, 2023, respectively.

BB.   Reflects estimated non-recurring transaction costs not reflected in the September 30, 2024 historical unaudited financial statements to be incurred by Inflection Point of $2.6 million as if they were incurred on January 1, 2023, the date the Business Combination occurred for purposes of the unaudited pro forma condensed combined statement of operations.

CC.   Reflects the one-time compensation expense of $2.6 million related to bonuses of $2.6 million expected to be paid in cash to certain USARE employees and consultants pursuant to existing transaction bonus agreements which provide for a bonus payment that will be triggered by the close of the Business Combination of which $0.8 million has already been incurred as of September 30, 2024; and $0.7 million expected to be issued in restricted stock units to certain USARE employees, including USARE’s Chief Executive Officer, pursuant to existing employment agreements which provide for the payment of these restricted stock units upon the completion of the Business Combination.

DD.   Reflects the one-time compensation expense of $0.4 million related to the accelerated vesting of legacy USARE Incentive Units pursuant to pre-existing grant agreements which provide for such acceleration upon a change in control provision, which will be triggered by the close of the Business Combination.

EE.   Not used.

FF.    Reflects extinguishment loss of $0.3 million related to the exchange of the Convertible Promissory Note held by Mr. Blitzer for Series A Preferred Stock issued to Mr. Blitzer.

Note 4.  Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination. As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of all periods presented.

The unaudited pro forma condensed combined financial information has been prepared to present two alternative scenarios with respect to redemption of Public Shares of common stock by Public Shareholders at the time of the Business Combination for the nine months ended September 30, 2024 and for the year ended December 31, 2023:

	For the Nine Months Ended September 30, 2024(1)		For the Year Ended December 31, 2023(1)
	Assuming No Additional Redemptions	Assuming Maximum Additional Redemptions	Assuming No Additional Redemptions	Assuming Maximum Additional Redemptions
Numerator:
Pro forma net loss	$(12,191)	$(12,191)	$(15,320)	$(15,320)
Less: Net loss attributable to non-controlling interest	$(561)	$(561)	$(1,123)	$(1,123)
Plus: Annual 12% cumulative dividend for Series A Cumulative Convertible Preferred shareholders	$(5,291)	$(5,291)	$(6,467)	$(6,467)
Pro forma net loss attributable to USARE shareholders/members	$(16,921)	$(16,921)	$(20,664)	$(20,664)
Denominator:
Weighted average shares outstanding – basic and diluted	82,613,884	80,408,535	82,613,884	80,408,535
Net loss per share:
Basic and diluted	$(0.20)	$(0.21)	$(0.25)	$(0.26)

Potentially dilutive securities(2):
Series A Cumulative Convertible Preferred shares	4,360,417	4,360,417	4,360,417	4,360,417
Earnout Shares	10,100,000	10,100,000	10,100,000	10,100,000
Public Warrants	12,500,000	12,500,000	12,500,000	12,500,000
Private Placement Warrants(3)	6,000,000	6,000,000	6,000,000	6,000,000

____________

(1)      Pro forma net loss per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)      The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive and/or issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.

(3)      Excludes 1,650,000 Private Placement Warrants held by Cantor, which are expected to be forfeited under the Cantor Fee Reduction Agreement.

INFORMATION ABOUT INFLECTION POINT

Unless the context otherwise requires, all references in this section to the “Company”, “we”, “us” or “our” refer to Inflection Point prior to the consummation of the Business Combination.

General

Inflection Point is a special purpose acquisition company that was incorporated on March 6, 2023 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Inflection Point has neither engaged in any operations nor generated any operating revenues to date.

Initial Public Offering

On March 8, 2023, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering and formation costs in consideration for 5,750,000 Founder Shares. On May 24, 2023, we effected a share recapitalization of 575,000 Founder Shares, resulting in our Sponsor holding an aggregate of 6,325,000 Founder Shares. As a result of the underwriters’ election to partially exercise their over-allotment option on May 30, 2023, 75,000 Founder Shares were forfeited resulting in the Sponsor holding 6,250,000 Founder Shares.

The registration statement for our IPO was declared effective on May 24, 2023. On May 30, 2024, we consummated our IPO of 25,000,000 Inflection Point Units, including the issuance of 3,000,000 Units as a result of the underwriters’ partial exercise of their over-allotment option. Each Inflection Point Unit was sold at a price of $10.00 per Inflection Point Unit, generating gross proceeds of $250,000,000. Each Inflection Point Unit consists of one Inflection Point Class A Ordinary Share and one-half of one Inflection Point Warrant, with each whole Inflection Point Warrant entitling the holder thereof to purchase one Inflection Point Class A Ordinary Share for $11.50 per share.

Simultaneously with the sale of the first 25,000,000 Inflection Point Units in our IPO, we completed the private sale of an aggregate of 7,650,000 Private Placement Warrants, including the issuance of 150,000 Private Placement Warrants as a result of the underwriters’ partial exercise of their over-allotment option, to the Sponsor and Cantor at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds of $7,650,000. Of the 7,650,000 Private Placement Warrants, the Sponsor purchased 6,000,000 Private Placement Warrants and Cantor purchased 1,650,000 Private Placement Warrants.

Upon the closing of the IPO, including the closing of the partial exercise of the over-allotment, and the sales of the Private Placement Warrants, $251,250,000 was placed in the Trust Account with Continental acting as trustee. Except with respect to interest earned on the funds held in the Trust Account that may be released to Inflection Point to pay its taxes, if any, the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of an initial business combination, (ii) the redemption of Inflection Point’s Public Shares if Inflection Point is unable to complete an initial business combination by August 21, 2025 (or if such date is further extended at a duly called general meeting, such later date), subject to applicable law, or (iii) the redemption of the Public Shares properly submitted in connection with a shareholder vote to amend Inflection Point’s Cayman Constitutional Documents to (A) modify the substance or timing of Inflection Point’s obligation to allow redemption in connection with the initial business combination or to redeem 100% of its Public Shares if Inflection Point has not consummated an initial business combination by August 21, 2025 (or if such date is further extended at a duly called general meeting, such later date) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity. The proceeds deposited in the Trust Account could become subject to the claims of its creditors, if any, which could have priority over the claims of Inflection Point’s Public Shareholders.

Inflection Point’s prospectus for its IPO and the Cayman Constitutional Documents provide that it has until August 21, 2025 to complete an initial business combination.

In connection with the Extension Meeting, on November 13, 2024, Inflection Point and Newtyn, entered into a non-redemption agreement pursuant to which Newtyn agreed not to redeem (or to validly rescind any redemption requests with respect to) an aggregate of 700,000 Public Shares in connection with the Extension Meeting in exchange for the option to enter into a forward purchase agreement in connection with the closing of the Business Combination (the “Forward Purchase Option”) with respect to up to 700,000 Public Shares. Pursuant to the Forward Purchase

Option, Newtyn will have the right, but not the obligation, to enter into an over-the-counter Equity Prepaid Forward (a “Forward Purchase Transaction”) with respect to up to 700,000 Public Shares in connection with the closing of the Business Combination.

On November 14, 2024, Inflection Point and Harraden entered into a non-redemption agreement pursuant to which Harraden agreed not to redeem (or to validly rescind any redemption requests with respect to) an aggregate of 700,000 Public Shares in connection with the Extension Meeting in exchange for the Forward Purchase Option with respect to up to 700,000 Public Shares. Pursuant to the Forward Purchase Option, Harraden will have the right, but not the obligation, to enter into a Forward Purchase Transaction with respect to up to 700,000 Public Shares in connection with the closing of the Business Combination. Also on November 14, 2024, Inflection Point and L1 entered into a non-redemption agreement pursuant to which L1 agreed not to redeem (or to validly rescind any redemption requests with respect to) an aggregate of 300,000 Public Shares in connection with the Extension Meeting in exchange for the Forward Purchase Option with respect to up to 300,000 Public Shares. Pursuant to the Forward Purchase Option, L1 will have the right, but not the obligation, to enter into a Forward Purchase Transaction with respect to up to 300,000 Public Shares in connection with the closing of the Business Combination.

On November 18, 2024, at the Extension Meeting, Inflection Point’s shareholders approved the Extension Amendment and the IPXX Director Election. In connection with the Extension Meeting, shareholders holding 22,794,651 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $246.9 million (approximately $10.83 per public share) was removed from the Trust Account and paid to such holders and approximately $23.9 million remained in the Trust Account.

Also on November 18, 2024, pursuant to the terms of the Cayman Constitutional Documents, the Sponsor elected to convert 6,200,000 outstanding Inflection Point Class B Ordinary Shares held by it on a one-for-one basis into Inflection Point Class A Ordinary Shares, resulting in the Sponsor owning an aggregate of 6,250,000 Founder Shares, consisting of 6,200,000 Inflection Point Class A Ordinary Shares and 50,000 Inflection Point Class B Ordinary Shares.

Following such conversion and giving effect to the redemption of Public Shares in connection with the Extension Amendment, as of November 18, 2024, the Company had an aggregate of 8,405,349 Inflection Point Class A Ordinary Shares issued and outstanding and 50,000 Inflection Point Class B Ordinary Shares issued and outstanding.

The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of the Record Date, there was $24,151,256.41 in investments and cash held in the Trust Account.

Fair Market Value of USARE’s Business

Inflection Point’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the business combination. Inflection Point will not complete a business combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act. The Inflection Point Board determined that this test was met in connection with the Business Combination.

Shareholder Approval of Business Combination

Under the Cayman Constitutional Documents, if Inflection Point seeks shareholder approval in connection with any proposed business combination, as it is doing in connection with the Business Combination, it may only complete such proposed business combination, including the Business Combination, if it receives an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the Inflection Point Ordinary Shares, who, being present in person or by proxy and entitled to vote at a general meeting, vote at such general meeting.

Voting Restrictions in Connection with Shareholder Meeting

Inflection Point’s Sponsor, directors and executive officers have entered into Letter Agreements to vote their shares in favor of the Business Combination Proposal and Inflection Point also expects them to vote their shares in favor of all other proposals being presented at the extraordinary general meeting. Further, concurrently with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement with USARE, pursuant to which the Sponsor agreed to vote its shares in favor of all proposals being presented at the extraordinary general meeting.

As of the Record Date, the Sponsor owned approximately 73.9% of the total outstanding Inflection Point Ordinary Shares.

Permitted Purchases of Securities

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding Inflection Point or its securities, Inflection Point’s officers and directors and/or their affiliates may enter into a written plan to purchase Inflection Point’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time at or prior to the extraordinary general meeting, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Condition Precedent Proposals or not redeem their Public Shares. They have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions; however, certain parties have entered into forward purchase options and non-redemption agreements in connection with the Extension Meeting as disclosed elsewhere in this proxy statement/prospectus. None of the funds in the Trust Account will be used to purchase Public Shares or warrants in such transactions.

The purpose of any such transactions could be to (1) increase the likelihood of obtaining shareholder approval of the Condition Precedent Proposals, (2) reduce the number of Public Warrants outstanding or (3) increase the amount of cash available to New USARE following the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination which may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of Inflection Point and New USARE securities may be reduced and the number of beneficial holders of Inflection Point and New USARE securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates anticipate that they may identify the securityholders with whom they may pursue privately negotiated transactions by either the securityholders contacting Inflection Point or USARE directly or by Inflection Point’s receipt of redemption requests submitted by shareholders (in the case of Public Shares) following the mailing of the proxy materials in connection with the Business Combination. The Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates will select which securityholders to purchase securities from based on the negotiated price and number of securities and any other factors that they may deem relevant, and will be restricted from purchasing securities if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws. To the extent that the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination.

The Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates were to purchase Public Shares or warrants, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•        this proxy statement/prospectus discloses the possibility that the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates may purchase Public Shares or warrants from Public Shareholders outside the redemption process, along with the purpose of such purchases;

•        if the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates were to purchase Public Shares from Public Shareholders, they would do so at a price no higher than the Redemption Price;

•        this proxy statement/prospectus includes a representation that any of our securities purchased by the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates will not be voted in favor of approving the Business Combination;

•        the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates will not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

•        we will disclose in a Form 8-K, before the extraordinary general meeting, the following material items:

•        the amount of securities purchased outside of the redemption offer by the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates, along with the purchase price;

•        the purpose of the purchases by the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates;

•        the impact, if any, of the purchases by the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates on the likelihood that the Business Combination will be approved;

•        the identities of the security holders who sold to the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the Sponsor, Inflection Point’s or USARE’s directors, managers, officers, advisors and their affiliates; and

•        the number of Public Shares for which Inflection Point has received redemption requests pursuant to its redemption offer.

Redemption If No Business Combination

Inflection Point has until August 21, 2025 (or if such date is further extended at a duly called general meeting, such later date) to complete an initial business combination. If it is unable to complete its initial business combination by that date (or such later date as its shareholders may approve in accordance with the Cayman Constitutional Documents), Inflection Point will as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the warrants may be worthless.

Our Sponsor, officers and directors have entered into Letter Agreements with Inflection Point, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Inflection Point fails to complete its initial business combination by August 21, 2025 (or such later date approved at a duly called general meeting). However, if the Sponsor or management team acquired, or in the future acquires, Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if Inflection Point fails to complete its initial business combination by August 21, 2025 (or such later date approved at a duly called general meeting).

Our Sponsor, officers and directors have agreed, pursuant to written agreements with Inflection Point, that they will not propose any amendment to the Cayman Constitutional Documents (A) to modify the substance or timing of Inflection Point’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its Public Shares if Inflection Point does not complete its initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless Inflection Point provides its Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and less taxes payable, divided by the number of then outstanding Public Shares.

Inflection Point expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from proceeds held outside the Trust Account, although Inflection Point cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay income taxes on interest income earned on the Trust Account balance, Inflection Point may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

Without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by Public Shareholders upon Inflection Point’s dissolution would be approximately $10.95 as of the Record Date. The proceeds deposited in the Trust Account could, however, become subject to the claims of Inflection Point’s creditors who would have higher priority than the claims of Public Shareholders. Inflection Point cannot assure you that the actual per-share redemption amount received by Public Shareholders will not be substantially less than $10.95. While Inflection Point intends to pay such amounts, if any, Inflection Point cannot assure you that Inflection Point will have funds sufficient to pay or provide for all creditors’ claims.

Although Inflection Point seeks, and will continue to seek, to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with Inflection Point waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Inflection Point’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Inflection Point management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of Inflection Point under the circumstances. Examples of possible instances where Inflection Point may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. UHY LLP, Inflection Point’s independent registered public accounting firm, and the underwriters of the IPO have not, and will not, execute agreements with Inflection Point waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Inflection Point and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to Inflection Point if and to the extent any claims by a third party for services rendered or products sold to Inflection Point, or a prospective target business with which Inflection Point has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the indemnity of the underwriters of Inflection Point’s IPO against certain liabilities, including liabilities under the Securities Act. However, Inflection Point has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Inflection Point believes that the Sponsor’s only assets are securities of Inflection Point. Therefore, Inflection Point cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Inflection Point’s initial business combination and redemptions could be reduced to less than $10.05 per Public Share. In such event, Inflection Point may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of Inflection Point’s officers or directors will indemnify Inflection Point for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.05 per Public Share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Inflection Point’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Inflection Point currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce the Sponsor’s indemnification obligations to Inflection Point, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Accordingly, Inflection Point cannot assure you that due to claims of creditors the actual value of the per-share Redemption Price will not be less than $10.05 per Public Share.

Inflection Point seeks, and will seek, to reduce the possibility the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which Inflection Point does business execute agreements with Inflection Point waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under Inflection Point’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

If Inflection Point files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against Inflection Point that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of Inflection Point’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, Inflection Point cannot assure you it will be able to return $10.05 per Public Share to its Public Shareholders. Additionally, if Inflection Point files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against Inflection Point that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance”. As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by Inflection Point’s shareholders. Furthermore, the Inflection Point Board may be viewed as having breached its fiduciary duty to its creditors and/or may have acted in bad faith, and thereby exposing itself and Inflection Point to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. Inflection Point cannot assure you that claims will not be brought against it for these reasons.

Inflection Point’s Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our Public Shares if we do not complete our initial business combination within the completion window, (ii) in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the Public Shares if we do not complete our initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective Public Shares for cash upon the completion of our initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its Public Shares for an applicable pro rata share of the Trust Account. Such Public Shareholder must have also exercised its redemption rights described above. These provisions of the Cayman Constitutional Documents, like all provisions of the Cayman Constitutional Documents, may be amended with a shareholder vote.

Properties

Inflection Point’s headquarters is located in 167 Madison Avenue, Suite 205 #1017, New York, New York 10016, provided by an affiliate of the Sponsor as its executive offices at no cost. Inflection Point considers its current office space, combined with the office space otherwise available to its executive officers, adequate for our current operations.

Employees

Inflection Point currently has two officers: Michael Blitzer and Peter Ondishin. Kevin Shannon acts as our Chief of Staff. These individuals are not obligated to devote any specific number of hours to Inflection Point’s matters but they intend to devote as much of their time as they deem necessary to Inflection Point’s affairs until it has completed its initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for Inflection Point’s initial business combination and the stage of the initial business combination.

Directors and Executive Officers

Inflection Point’s directors and executive officers are as follows:

Name	Age	Position
Michael Blitzer	47	Chairman and Chief Executive Officer
Nicholas Shekerdemian	29	Director
Paula Sutter	57	Director
Elliot Richmond	45	Director
Erica Dorfman	35	Director
Samuel Sayegh	35	Director
Peter Ondishin	37	Chief Financial Officer

Michael Blitzer has been our Chairman and CEO since March 2023, having previously served as co-CEO and director of Inflection Point Acquisition Corp. (“IPAX”) from February 2021 to February 2023. He has also served as Chairman and CEO of Inflection Point Acquisition Corp. III (“IPCX”) since October 2024. Mr. Blitzer is the founder and co-CEO of Kingstown Capital Management, which he founded in 2006 and grew to a multi-billion asset manager with some of the world’s largest endowments and foundations as clients. Over 19 years, Kingstown has invested in public and private equities, SPACs, PIPEs, and derivatives. At Kingstown, Mr. Blitzer oversaw and participated in nearly all the firm’s investment decisions including countless public and private investments in disruptive growth industries. Mr. Blitzer brings an in-depth understanding of public markets and has invested in a variety of corporate transactions such as spin-offs, rights offerings, public offerings, privatizations, and mergers & acquisitions. He currently sits on the board of directors and audit committee of Intuitive Machines, Inc. (Nasdaq: LUNR). He was also a public company director of Signature Group Holdings after its exit from bankruptcy in 2011, where he also sat on the audit committee, and was on the board of directors of the European mutual fund TREND AD. Mr. Blitzer began his Wall Street career at J.P. Morgan Securities in 1999 advising companies globally in private debt and equity capital raises followed by work at the investment fund Gotham Asset Management, which was founded by the author and investor Joel Greenblatt. Mr. Blitzer taught courses in Investing at Columbia Business School for five years in the 2010s. He holds an MBA from Columbia Business School and a B.S. from Cornell University where he received the Cornell Tradition Fellowship. Mr. Blitzer currently sits on the Executive Advisory Board of the Heilbrunn Center for Graham & Dodd Investing at Columbia Business School and is a trustee of Greens Farms Academy in Westport, CT where he is also Treasurer and Chair of the Investment Committee.

Nicholas Shekerdemian has served on our board of directors since May 24, 2023. Mr. Shekerdemian previously served as a director of Inflection Point Acquisition Corp. (Nasdaq: IPAX) from February 2021 to February 2023. Mr. Shekerdemian is the Founding Partner of The Venture Collective, a venture capital firm founded in October 2019 focused on solving the world’s largest problems. The Venture Collective is backed by a series of exited founders, hedge fund managers and Fortune 500 executives and has invested in the likes of Axiom Space, Infogrid, Builder.ai, LifeBiosciences and HelixNano. Mr. Shekerdemian was previously Founder and CEO, from January 2016 to January 2019, and Chairman from January 2019 to August 2022, of a venture backed business called Headstart (sold to Silverback United, Inc. in August 2022). At Headstart, he received backing from investors including Peter Thiel, Y Combinator, FoundersX Ventures, Hack VC, Plug and Play, and the founders of Zynga and Unity. Mr. Shekerdemian is an advisor to the United Nations on education through the United National Technology Innovation Lab (UNTIL). Personally, Mr. Shekerdemian is an active angel investor with 50+ investments spanning consumer, enterprise software and biotech.

Paula Sutter has served on our board of directors since May 24, 2023. Ms. Sutter previously served as Executive Chairwoman on IPAX from February 2021 to February 2023. Ms. Sutter began her career over 25 years ago at the Donna Karan Company serving in a variety of roles. She currently serves on the board of ThredUp Inc. (“ThredUp”), a high-growth re-commerce platform backed by Goldman Sachs and Park West.

Ms. Sutter served as Global President of Diane von Furstenberg (“DvF”) from 1999 to 2013. She joined DvF with the task of relaunching and rebuilding the brand. Ms. Sutter led DvF’s transformative growth and developed a vast range of accessories and home furnishings, spearheading the company’s evolution into a true lifestyle omnichannel brand. During her tenure, she built the business from its commercial launch to an iconic international brand, expanding its global footprint of freestanding DvF stores, launching DvF.com as well as establishing a substantial presence in department stores worldwide.

From 2014 to 2017, Ms. Sutter was Operating Partner at TSG Consumer Partners and CEO of TSG Fashion (collectively, “TSG”). As group CEO, Ms. Sutter provided hands-on strategic planning as well as operational and management strategy to her portfolio, which included Revolve Group, Inc. (NYSE: RVLV) (“Revolve”), Forward by Elyse Walker, Alexis Bittar, Backcountry, and Paige Denim. During her tenure at TSG, Ms. Sutter was deeply involved in the management and sales processes for Paige Denim and Alexis Bittar. Ms. Sutter was also instrumental in driving topline growth and margin expansion at Revolve which resulted in a successful initial public offering of the business in 2019. Additionally, Ms. Sutter helped source and diligence new investment opportunities in the broader apparel and retail space.

After leaving TSG Consumer Partners, Ms. Sutter founded Paula Sutter LLC, a brand advisory consulting firm focused on strategic planning, top line growth initiatives and product development and expansion. Beginning in 2018, she worked closely with several private PE- and VC-backed companies, including Alexander Wang, Mackage and MeUndies Inc. in both advisory and board of director roles, as well as advising investment firms including Lee Equity Interluxe and Permira. Ms. Sutter is also a Series A investor in Allbirds, Inc.

Elliot Richmond has served on our board of directors since May 24, 2023. He was the CFO and a director of Ahren Acquisition Corp. from April 2021 until June 2023. Mr. Richmond has had a successful 20-year career in investment banking, during which he was honored by Financial News’ “40 Under 40 Rising Stars in Investment Banking”. He was previously a Partner and Managing Director at Moelis & Company (from 2012 to 2019). Prior to joining Moelis & Company in 2011, Mr. Richmond was Director of UK Investment Banking, and Head of UK ECM, at Bank of America Merrill Lynch. Throughout his career, Mr. Richmond has advised on over $75 billion worth of domestic and cross-border mergers & acquisitions and equity offerings. Notable transactions where he has taken a leadership role include WS Atkins $3.2 billion sale to SNC-Lavalin, ICI’s $16 billion sale to Akzo Nobel, WPP’s $2 billion hostile acquisition of TNS, and Dubai World’s $3.5 billion acquisition of Economic Zones FZE and LSE delisting. Alongside his investment banking career, Mr. Richmond is also an experienced early-stage investor, having partaken in over 100 private pre-seed through Series C equity investments across a variety of sectors in the UK and the US. He holds a B.Sc. in Economics from University College London and has also partaken in the Wharton School’s Merrill Lynch Investment Banking Institute.

Erica Dorfman has served on our board of directors since May 24, 2023. She currently serves as of Brex’s Head of Global Financial Products and is responsible for the development of financial products spanning cards, payments, cash movement, reimbursements, credit limits, billing, and pricing. She was previously the President of Brex Cash from 2019-2022 and led Brex’s application for a bank charter. Ms. Dorfman previously served as CFO and COO of Tally Technologies from 2018-2019 where she secured a $50 million Series C financing for the Company anchored by Andreessen Horowitz. Prior to Tally Technologies, Ms. Dorfman served as Vice President of Capital Markets at SoFi from 2016-2018, overseeing over $10 billion of transactions across asset sales, bank and asset manager warehouses, and 15+ securitizations across student loans, consumer unsecured loans, and mortgage. Ms. Dorfman served as a private equity associate at BDT Capital Partners from 2013-2016, and she began her career in investment banking at J.P. Morgan covering industrials companies from 2011-2013. Ms. Dorfman is an Angel Investor with investments personally across fintech and B2B software. She received Forbes 30 Under 30 recognition in 2019.

Samuel Sayegh has served on our board of directors since May 24, 2023. Mr. Sayegh is the co-founder of UNCAP Investment Management, an alternative investment firm focused on the digital assets and blockchain space founded in 2021. He is also a shareholder in the management companies of other alternative asset managers. Previously, Mr. Sayegh served from 2018 to 2021 as the CFO and Head of the Defense and Intelligence business unit at SPARK Neuro, a Peter Thiel-backed neuroscience software company that has raised over $33 million. Before that, Mr. Sayegh ran his own consulting business called Palm Advisory services from 2014-2017. Earlier in his career, Mr. Sayegh worked on the consumer and education teams at LLR Partners, a private equity firm that has raised over $5 billion since inception. He began his career in investment banking in the industrials group at RBS. Mr. Sayegh attended the University of Pennsylvania, where he graduated in 2011 with a B.S. from the Wharton School and a B.A. from the College of Arts & Sciences.

Peter Ondishin has been our CFO since April 2023, and he was previously an employee of IPAX. Mr. Ondishin has was the CFO of Kingstown Capital Management from August 2020 until December 31, 2023. Mr. Ondishin has been the CFO of IPCX since November 2024, and he was previously the Controller of Kingstown from April 2019 to August 2020. In June 2023, Mr. Ondishin became the CFO of The Venture Collective. Mr. Ondishin was the Assistant

Controller for Atlantic Investment Management from January 2016 to March 2019. Before that, Mr. Ondishin worked as an accountant for Fir Tree Partners from January 2014 to January 2016. Mr. Ondishin began his career in assurance at PwC. Mr. Ondishin holds a B.A. and an MBA from Rutgers University, and he is also Certified Public Accountant.

Executive and Director Compensation

We entered into an agreement with the Sponsor, The Venture Collective LLC, an affiliate of the Company (“TVC”), Peter Ondishin and Kevin Shannon whereby, commencing on May 24, 2023, we agreed to pay TVC a total of $27,083.33 per month for the services of Peter Ondishin as Inflection Point’s Chief Financial Officer and Kevin Shannon as Inflection Point’s Chief of Staff. On March 28, 2024, we entered into the Amendment to the Services and Indemnification Agreement pursuant to which, the monthly fee paid to TVC, effective as of January 1, 2024, was reduced from $27,083 to (i) $17,708 for the period from January 1, 2024 to January 31, 2024 and (ii) $24,091 for the period starting February 1, 2024. On August 9, 2024, we entered into a further Amendment to the Services and Indemnification Agreement pursuant to which, the monthly fee paid to TVC, effective as of April 1, 2024, was reduced from $24,091 to $18,882 for the period starting April 1, 2024. The monthly fee was further reduced from $18,882 to $14,746 for the period starting September 1, 2024. For the three and nine months ended September 30, 2024, we incurred $52,514 and $175,050 for these services, respectively, of which $14,746 was recorded as accrued expenses in the condensed balance sheets. For the three months ended September 30, 2023 and for the period from March 6, 2023 (inception) through September 30, 2023, we incurred $81,250 and $115,555 for these services, respectively, and paid $115,555 for these services.

Except as described herein, no compensation of any kind, including finder’s and consulting fees, will be paid by Inflection Point to its Sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable initial business combinations.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. The amount of any such compensation is not known at this time because the directors of the post-combination business will be responsible for determining officer and director compensation. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management.

Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of the Business Combination, or another initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after the Business Combination, or another initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may have influenced, or may in the future influence our management’s motivation in identifying or selecting USARE, or another target business, but we do not believe that the ability of our management to remain with us after the consummation of the Business Combination, or another initial business combination, was or will be a determining factor in our decision to proceed with the Business Combination or any other potential initial business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor, its affiliates and Inflection Point’s directors, officers and their affiliates in connection with the Business Combination and related transactions.

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration
Sponsor	6,250,000 shares of New USARE Common Stock upon conversion of 6,250,000 Inflection Point Class A Ordinary Shares.	$25,000
	6,000,000 New USARE Warrants upon the conversion of 6,000,000 Private Placement Warrants.	$6,000,000

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration
Inflection Point Fund

1,191,498 shares of Series A Preferred Stock (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 1,395,220 shares of New USARE Common Stock.

Exchange of 1,176,470 USARE Class A Convertible Preferred Units (plus accrued and unpaid payment-in-kind interest) and a USARE Class A Preferred Investor Warrant exercisable for 1,395,220 USARE Class A Units in the Merger, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were acquired for an aggregate purchase price of approximately $12.0 million.

	1,085,000, or approximately 17.4% of the Founder Shares held by the Sponsor.	Inflection Point Fund’s interests in the Founder Shares were contributed to it by existing members of the Sponsor.
TVC, 246 Ventures, LLC and Collective Capital Management	2,825,000, or approximately 45.2%, of the Founder Shares held by the Sponsor.	Inflection Point Fund’s interests in the Founder Shares were contributed to it by existing members of the Sponsor.
	1,906,665, or approximately 31.8%, of the Private Placement Warrants held by the Sponsor.	TVC and 246 Ventures LLC paid an aggregate of $4,881,250 for its economic interests in Founder Shares and Private Placement Warrants.

24,510 shares of Series A Preferred Stock (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 24,510 shares of New USARE Common Stock.

Exchange of 24,510 Class A Convertible Preferred Units (plus accrued and unpaid payment-in-kind interest) and a USARE Class A Preferred Investor Warrant exercisable for 24,510 USARE Class A Units in the Merger, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were acquired for an aggregate purchase price of approximately $250,000.

Michael Blitzer

127,916 shares of Series A Preferred Stock (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 31,250 shares of New USARE Common Stock.

Exchange of 122,549 USARE Class A-2 Convertible Preferred Units (plus accrued and unpaid payment-in-kind interest) and a USARE Class A Preferred Investor Warrant to purchase up to 31,250 USARE Class A Units, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were issued in exchange for Mr. Blitzer’s promise to forgive, at Closing, 50% of the then-outstanding balance of the Convertible Promissory Note.

127,916 shares of Series A Preferred Stock (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units held by Mr. Blitzer).

Mr. Blitzer’s forgiveness of the other 50% of the then-outstanding balance of the Convertible Promissory Note.

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration

147,059 shares of Series A Preferred Stock (such amount of shares of Series A Preferred Stock will increase prior to Closing due to additional payment-in-kind interest accrued on the USARE Class A Convertible Preferred Units) and a Series A Preferred Investor Warrant exercisable for 147,059 shares of New USARE Common Stock.

Exchange of 147,059 USARE Class A Convertible Preferred Units (plus accrued and unpaid payment-in-kind interest) and a USARE Class A Preferred Investor Warrant exercisable for 147,059 USARE Class A Units in the Merger, which USARE Class A Convertible Preferred Units and USARE Class A Preferred Investor Warrant were acquired for an aggregate purchase price of approximately $1.5 million.

	1,620,000, or approximately 25.9%, of the Founder Shares held by the Sponsor.	Mr. Blitzer paid an aggregate of $393,750 for his economic interests in Founder Shares and Private Placement Warrants.
3,813,333, or approximately 63.6%, of the Private Placement Warrants held by the Sponsor.
Officers and Directors

Reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Services in connection with identifying, investigating and completing an initial business combination.

Number and Terms of Office of Officers and Directors

The Inflection Point Board consists of six members and is divided into three classes with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are required to hold an annual general meeting within one year after our first full fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, which consists of Erica Dorfman and Elliot Richmond, will expire at our first annual general meeting. The term of office of the second class of directors, which consists of Paula Sutter and Samuel Sayegh, will expire at the second annual general meeting. The term of office of the third class of directors, which consists of Michael Blitzer and Nicholas Shekerdemian will expire at the third annual general meeting.

Inflection Point’s officers are appointed by the Inflection Point Board and serve at the discretion of the Inflection Point Board, rather than for specific terms of office. The Inflection Point Board is authorized to appoint officers as it deems appropriate pursuant to the Cayman Constitutional Documents.

Director Independence

The rules of Nasdaq require that a majority of the Inflection Point Board be independent within one year of its initial public offering. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The Inflection Point Board has determined that Paula Sutter, Elliot Richmond, Erica Dorfman and Samuel Sayegh are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Inflection Point’s independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the Inflection Point Board of Directors

The Inflection Point Board has two standing committees: an audit committee and a compensation committee. Each committee operates under a charter that has been approved by the Inflection Point Board and has the composition and responsibilities described below.

Audit Committee

Inflection Point has established an audit committee of the board of directors. Paula Sutter, Nicholas Shekerdemian and Erin Clift Samuel Sayegh, Paula Sutter, Erica Dorfman and Elliot Richmond serve as the members of the audit committee, each of whom meets the independent director standard under Nasdaq listing standards and under Rule 10A-3(b)(1) of the Exchange Act. Samuel Sayegh serves as the chairperson of the audit committee. Each member of the audit committee is financially literate and the Inflection Point Board has determined that Samuel Sayegh qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Inflection Point adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        assisting board oversight of: (1) the integrity of Inflection Point’s financial statements; (2) compliance with legal and regulatory requirements; (3) Inflection Point’s independent auditor’s qualifications and independence; and (4) the performance of Inflection Point’s internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by Inflection Point;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by Inflection Point, and establishing pre-approval policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with Inflection Point in order to evaluate their continued independence;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent auditors describing: (1) the independent auditor’s internal quality-control procedures; and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss Inflection Point’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Inflection Point”;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent auditors, and legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The Inflection Point Board has established a compensation committee of the board of directors. The members of the compensation committee are Paula Sutter, Samuel Sayegh, Erica Dorfman and Elliot Richmond, each of whom is an independent director under Nasdaq standards. Paula Sutter serves as chair of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to Inflection Point’s chief executive officer’s compensation, evaluating the chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of Inflection Point’s chief executive officer based on such evaluation;

•        reviewing and making recommendations to the Inflection Point Board with respect to the compensation, and any incentive compensation and equity-based plans that are subject to board approval of all of Inflection Point’s other officers;

•        reviewing executive compensation policies and plans;

•        implementing and administering incentive compensation equity-based remuneration plans;

•        assisting management in complying with Inflection Point’s proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for executive officers and employees;

•        producing a report on executive compensation to be included in Inflection Point’s annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

Inflection Point does not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e) (2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the Inflection Point Board. The Inflection Point Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who participate in the consideration and recommendation of director nominees are Paula Sutter, Elliot Richmond, Erica Dorfman and Samuel Sayegh. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The Inflection Point Board will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, a special meeting of shareholders). Inflection Point shareholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in the Cayman Constitutional Documents.

Inflection Point has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Code of Ethics

Inflection Point adopted a Code of Ethics applicable to our directors, officers and employees. We filed a copy of our Code of Ethics as an exhibit to the registration statement for our IPO. You are able to review this document by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics and the charters of the committees of our board of directors will be provided without charge upon request from us. If we make any amendments to our Code of Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or Nasdaq rules, we will disclose the nature of such amendment or waiver on our website. The information included on our website is not incorporated by reference into this Annual Report or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)     duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)    duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)   directors should not improperly fetter the exercise of future discretion;

(iv)   duty to exercise powers fairly as between different sections of shareholders;

(v)    duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)   duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Cayman Constitutional Documents or alternatively by shareholder approval at general meetings.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to at least one other entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. The Cayman Constitutional Documents provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete the Business Combination.

Below is a table summarizing the entities to which our officers and directors currently have fiduciary duties, contractual obligations or other material management relationships. The fiduciary duties owed by such individuals are prescribed by applicable law based on the jurisdiction of such entity’s incorporation, formation or organization.

Individual	Entity	Entity’s Business	Affiliation
Michael Blitzer	Kingstown Capital Management, L.P.	Asset management	Founder and Co-Chief Investment Officer
	Kingstown Capital Partners, LLC	Asset management	Managing Member
	Kingstown Management GP LLC	Asset management	Managing Member
	Kingstown Partners Master Ltd, Kingstown Partners II, L.P., Kingstown 1740 Fund, LP and Kingfishers L.P.	Investment funds	Funds managed by Kingstown Capital Management, LP and Kingstown Management GP LLC
	Inflection Point Fund I LP	Investment fund	Managing Member
	Inflection Point Capital Management, LLC	Asset management	Chief Investment Officer
	Inflection Point GP	Asset management	Managing Member
	Intuitive Machines, Inc.	Infrastructure and services company	Director
	Inflection Point Acquisition Corp. III	Special purpose acquisition company	Chairman and Chief Executive Officer
Nicholas Shekerdemian	The Venture Collective, its affiliates and portfolio companies	Venture capital firm focused on the intersection between transformational technology and deep positive impact	Founding Partner
	Headstart AI, Inc.	Technology company	Executive Chairman
	U.K. for Teaching by the Top Ltd.	Consumer EdTech company	Director
	SVT Ventures Ltd.	Venture capital firm	Director
	Kingstown Partners II, LP	Investment fund
	Kingstown 1740 Fund, LP	Investment fund
	Kingfishers L.P.	Investment fund
Paula Sutter	ThredUp	Re-commerce platform	Director
	Paula Sutter LLC	Brand advisory consulting	Founder and Chief Executive Officer
	The Venture Collective and its affiliates	Venture capital firm focused on the intersection between transformational technology and deep positive impact	Chairwoman
	Paramount Group, Inc.	Real Estate Investment Trust	Director
Elliot Richmond	Charlie Oscar Group Ltd	E-commerce	Director

Individual	Entity	Entity’s Business	Affiliation
	Charlie Oscar Ventures Ltd	Investment holding company	Director
	RFHC Ltd	Investment holding company	Director
	Ervolution Holdings Limited	Management consulting	Director
Erica Dorfman	Brex Inc.		Head of Global Financial Products
	Greylock Capital	Venture capital firm	Scout
Samuel Sayegh	UNCAP Investment Management	Alternative investment management	Co-Founder
Peter Ondishin	The Venture Collective and its affiliates	Venture capital firm focused on the intersection between transformational technology and deep positive impact	Chief Financial Officer
	Inflection Point Acquisition Corp. III	Special purpose acquisition company	Chief Financial Officer

The precise duties owed by a director or officer to an entity can vary depending on the law of jurisdiction of the entity’s formation, and in some cases, may be varied by contractual arrangement with the entity and/or its equity holders. However, in general, the typical common law duties owed by a director or officer to an entity are to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director or officer (as applicable) in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director or officer (as applicable) without those skills.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against Inflection Point or any members of its management team in their capacity as such, and Inflection Point and the members of its management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

Inflection Point has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Inflection Point’s annual reports contain consolidated financial statements audited and reported on by Inflection Point’s independent registered public accounting firm.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF INFLECTION POINT

The following discussion and analysis of the financial condition and results of operations of Inflection Point Acquisition Corp. II (for purposes of this section, “Inflection Point”, “we”, “us” and “our”) should be read in conjunction with the financial statements and related notes of Inflection Point included elsewhere in this prospectus/proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this prospectus/proxy statement.

Overview

We are a special purpose acquisition company incorporated on March 6, 2023 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Inflection Point’s sponsor is Inflection Point Holdings II LLC, a Delaware limited liability company.

Upon the closing of the IPO, including the closing of the partial exercise of the over-allotment, and the sale of the Private Placement Warrants, $251,250,000 was placed in the Trust Account with Continental acting as trustee. Except with respect to interest earned on the funds held in the Trust Account that may be released to Inflection Point to pay its taxes, if any, the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of an initial business combination, (ii) the redemption of Inflection Point’s Public Shares if Inflection Point is unable to complete an initial business Combination by August 21, 2025 (or if such date is further extended at a duly called general meeting, such later date), subject to applicable law, or (iii) the redemption of the Public Shares properly submitted in connection with a shareholder vote to amend Inflection Point’s Cayman Constitutional Documents to (A) modify the substance or timing of Inflection Point’s obligation to allow redemption in connection with the initial business combination or to redeem 100% of its Public Shares if Inflection Point has not consummated an initial business combination by August 21, 2025 (or if such date is further extended at a duly called general meeting, such later date) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity. The proceeds deposited in the Trust Account could become subject to the claims of its creditors, if any, which could have priority over the claims of Inflection Point’s Public Shareholders.

Our management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Warrants although substantially all of the net proceeds are intended to be generally applied toward consummating an initial business combination. Our initial business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the value of the Trust Account (excluding the amount of any deferred underwriting discount held in trust and taxes payable on the income earned on the Trust Account). However, we will only complete an initial business combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that we will be able to successfully effect an initial business combination.

Inflection Point has until August 21, 2025 (or if such date is further extended at a duly called general meeting, such later date) to complete an initial business combination. If it is unable to complete its initial business combination by that date (or such later date as its shareholders may approve in accordance with the Cayman Constitutional Documents), Inflection Point will, as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares for a pro rata portion of the funds held in the trust account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the warrants may be worthless.

On November 18, 2024, at the Extension Meeting, Inflection Point’s shareholders approved the Extension Amendment. At the Extension Meeting, Inflection Point’s shareholder also approved the IPXX Director Election. In connection with the Extension Meeting, shareholders holding 22,794,651 Public Shares exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $246.9 million (approximately $10.83 per public share) was removed from the Trust Account and paid to such holders and approximately $23.9 million remained in the Trust Account.

Also on November 18, 2024, pursuant to the terms of the Cayman Constitutional Documents, the Sponsor elected to convert 6,200,000 outstanding Inflection Point Class B Ordinary Shares held by it on a one-for-one basis into Inflection Point Class A Ordinary Shares. Following such conversion and giving effect to the redemption of Public Shares in connection with the Extension Amendment, as of November 18, 2024, the Company had an aggregate of 8,405,349 Inflection Point Class A Ordinary Shares issued and outstanding and 50,000 Inflection Point Class B Ordinary Shares issued and outstanding.

Liquidity and Capital Resources

On March 8, 2023, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering and formation costs in consideration for 5,750,000 Founder Shares. On May 24, 2023, we effected a share recapitalization of 575,000 Founder Shares, resulting in our Sponsor holding an aggregate of 6,325,000 Founder Shares. As a result of the underwriters’ election to partially exercise their over-allotment option on May 30, 2023, 75,000 Founder Shares were forfeited resulting in the Sponsor holding 6,250,000 Founder Shares. Until the consummation of the IPO, our only source of liquidity was an initial purchase of shares of Inflection Point Class B Ordinary Shares by the Sponsor and loans from the Sponsor.

On May 30, 2023, we consummated the IPO of 25,000,000 Inflection Point Units, which included the partial exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Inflection Point Units, at $10.00 per Inflection Point Unit, generating gross proceeds of $250,000,000. Simultaneously with the closing of the IPO, we consummated the sale of 7,650,000 Private Placement Warrants to the Sponsor and Cantor, the representative of the underwriters of the IPO, at a price of $1.00 per Private Placement Warrant, generating gross proceeds of $7,650,000.

Following the IPO and the private placements, a total of $251,250,000 ($10.05 per Inflection Point Unit) was placed in the Trust Account. We incurred transaction costs of $18,361,877 consisting of $4,400,000 of cash underwriting discount, $13,100,000 of deferred underwriting fees, and $861,877 of other offering costs.

For the nine months ended September 30, 2024, cash used in operating activities was $759,464. Net income of $7,474,229 was affected by dividend income earned on marketable securities held in the Trust Account of $10,167,128. Changes in operating assets and liabilities provided $1,933,435 of cash for operating activities.

For the period from March 6, 2023 (inception) through September 30, 2023, cash used in operating activities was $811,083. Net income of $3,681,499 was affected by interest earned on marketable securities held in the Trust Account of $4,329,480 and formation cost paid by Sponsor in exchange for issuance of founder shares of $5,845. Changes in operating assets and liabilities used $168,947 of cash for operating activities.

As of September 30, 2024, we had marketable securities held in the Trust Account of $269,138,646 consisting of U.S. government treasury obligations with maturity of 185 days or less or interests in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions and taxes payable), to complete our initial business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2024, we had approximately $141,201 in cash and a working capital deficit of $2,503,225.

On March 28, 2024, we entered into the Amendment to the Services and Indemnification Agreement, pursuant to which, the monthly fee paid to The Venture Collective LLC (“TVC”), an affiliate of one of our directors, Nicholas Shekerdemian, effective as of January 1, 2024, was reduced from $27,083 to (i) $17,708 for the period from January 1, 2024 to January 31, 2024 and (ii) $24,091 for the period starting February 1, 2024. On August 9, 2024, the Company entered into the Amendment to the Services and Indemnification Agreement pursuant to which, the monthly fee paid to TVC, effective as of April 1, 2024, was reduced from $24,091 to $18,882 for the period starting April 1, 2024. Upon completion of a business combination or its liquidation, the Company will cease paying the monthly fee.

For the three and nine months ended September 30, 2024, the Company incurred $52,514 and $175,050 for these services, respectively, of which $14,746 were recorded as accrued expenses in the condensed balance sheets. For the three months ended September 30, 2023 and for the period from March 6, 2023 (inception) through September 30, 2023, the company incurred $81,250 and $115,555, respectively, and paid $115,555 for these services.

On August 13, 2024, to document existing and future Working Capital Loans (as defined below), the Company issued the Convertible Promissory Note to Michael Blitzer, the Company’s Chief Executive Officer, pursuant to which the Company may borrow up to $2,500,000 from Mr. Blitzer, related to ongoing expenses reasonably related to the business of the Company and the consummation of the Business Combination.

All unpaid principal under the Convertible Promissory Note shall be due and payable in full on the earlier of (i) August 21, 2025, or such later date by which the Company must consummate a Business Combination pursuant to its governing documents (as may be amended by a shareholder vote) and (ii) the effective date of a Business Combination (such earlier date, the “Maturity Date”), unless accelerated upon the occurrence of an event of default as set forth in the Convertible Promissory Note. Mr. Blitzer will have the option, at any time on or prior to the repayment of amounts owed under the Convertible Promissory Note, to convert up to $1,500,000 outstanding under the Convertible Promissory Note into warrants to purchase Inflection Point Class A Ordinary Shares at a conversion price of $1.00 per warrant, with each warrant entitling the holder to purchase one Inflection Point Class A Ordinary Share at a price of $11.50 per share, subject to the same adjustments applicable to the Private Placement Warrants. As of August 14, 2024, the Company has an outstanding borrowing of $274,750 under the Convertible Promissory Note. As of the date of this proxy statement/prospectus, approximately $1,200,000 was outstanding under the Convertible Promissory Note.

Until consummation of our initial business combination, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating an initial business combination. In addition to the Convertible Promissory Note, in order to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but, except as set forth above, are not obligated to, loan us funds as may be required on a non-interest basis (any such loans together with the loans made under the Working Capital Note, the “Working Capital Loans”).

Based on the foregoing, the cash held outside the Trust Account will not be sufficient to allow us to operate for at least 12 months from the date of this proxy statement/prospectus, assuming that an initial business combination is not consummated during that time.

Prior to the completion of an initial business combination, we do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as it does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account. If we are unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. We cannot provide assurance that new financing will be available to it on commercially acceptable terms, if at all.

In connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Codification (“ASC”) Topic 205-40, “Basis of Presentation — Going Concern”, we have until August 21, 2025 (absent any extensions of such period) to consummate the Business Combination or another initial business combination. It is uncertain that we will be able to consummate the Business Combination or another initial business combination by this time. If the Business Combination or another initial business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of Inflection Point. Management has determined that the liquidity condition and mandatory liquidation, should the Business Combination or another initial business combination not occur, and potential subsequent dissolution, raises substantial doubt about Inflection Point’s ability to continue as a going concern after August 21, 2025 (or if such date is further extended at a duly called general meeting, such later date). No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after August 21, 2025. Inflection Point intends to complete the Business Combination or another initial business combination before the mandatory liquidation date. However, there can be no assurance that we will be able to consummate the Business Combination or any initial business combination by August 21, 2025.

Results of Operations

As of the date of this proxy statement/prospectus, we neither engaged in any operations nor generated any revenues to date. Our only for the period from March 6, 2023 (inception) through the date of this proxy statement/prospectus were organizational activities, those necessary to prepare for our IPO, described below, and, subsequent to the

IPO, identifying a target company for an initial business combination. We generate non-operating income in the form of interest income on cash and cash equivalents and dividend income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended September 30, 2024, we had a net income of $1,510,125, which consists of interest income and dividend income earned on marketable securities held in the Trust Account of $3,427,851 and interest income from bank of $440, partially offset by operating costs of $1,918,166.

For the nine months ended September 30, 2024, we had a net income of $7,474,229, which consists of interest income and dividend income earned on marketable securities held in the Trust Account of $10,167,128 and interest income from bank of $4,554, partially offset by operating costs of $2,697,453.

For the three months ended September 30, 2023, we had a net income of $2,856,883, which consists of dividend income earned on marketable securities held in the Trust Account of $3,270,011 and interest income from bank of $7,709, partially offset by operating costs of $420,837.

For the period from March 6, 2023 (inception) to September 30, 2023, we had a net income of $3,681,499, which consists of dividend income earned on marketable securities held in the Trust Account of $4,329,480 and interest income from bank of $7,709, partially offset by operating costs of $655,690.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2024. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

Services and Indemnification Agreement

On May 24, 2023, Inflection Point entered into a Services and Indemnification Agreement with the Sponsor, TVC, Peter Ondishin and Kevin Shannon, pursuant to which it pays TVC a total of $27,083.33 per month for the services of Peter Ondishin as Inflection Point’s Chief Financial Officer and Kevin Shannon as Inflection Point’s Chief of Staff. On March 28, 2024, Inflection Point entered into the Amendment to the Services and Indemnification Agreement pursuant to which, the monthly fee paid to TVC, effective as of January 1, 2024, was reduced from $27,083 to (i) $17,708 for the period from January 1, 2024 to January 31, 2024 and (ii) $24,091 for the period starting February 1, 2024. On August 9, 2024, Inflection Point entered into the Amendment to the Services and Indemnification Agreement pursuant to which, the monthly fee paid to TVC, effective as of April 1, 2024, was reduced from $24,091 to $18,882 for the period starting April 1, 2024. Upon completion of a Business Combination or its liquidation, Inflection Point will cease paying the monthly fee.

Registration Rights

The holders of the (i) Inflection Point Class B Ordinary Shares and the Inflection Point Class A Ordinary Shares issuable upon conversion of Inflection Point Class B Ordinary Shares, (ii) Private Placement Warrants and the Inflection Point Class A Ordinary Shares underlying such Private Placement Warrants and (iii) warrants that may be issued upon conversion of Working Capital Loans and the Inflection Point Class A Ordinary Shares underlying such warrants will have registration rights to require us to register a sale of any of our securities held by them and our any other securities acquired by them prior to the consummation of our initial business combination pursuant to a registration rights agreement entered into in connection with the IPO. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to a cash underwriting discount of 2.0% per Inflection Point Unit, or $4,400,000, $4,000,000 of which was payable upon the initial closing of the IPO and $400,000 was payable upon closing of the over-allotment. Additionally, the Underwriting Agreement states that Cantor would be entitled to a deferred underwriting discount of 5.0% of the gross proceeds of the base deal and an addition 7.0% on the units sold pursuant to the underwriter’s option to exercise the over-allotment, or $13,100,000 upon the completion of our initial business combination, which would be payable from the amounts held in the Trust Account solely in the event that we complete an initial business combination, subject to the terms of the Underwriting Agreement. As discussed in greater detail elsewhere in this proxy statement/prospectus, on August 21, 2024, Cantor agreed to accept, in lieu of the original fee Inflection Point previously agreed to pay to Cantor, consisting of an aggregate cash amount of $13,100,000 as “deferred underwriting commissions”: (i) either (at Inflection Point’s option) (A) a cash fee of $4,000,000 or (B) (1) a cash fee of $2,000,000 plus (2) $4,000,000 payable in 400,000 shares of New USARE Common Stock valued at $10.00 per share, plus (ii) 2.0% of the amount by which the Total Capital Raised (as defined in the Fee Reduction Agreement) exceeds $50,000,000. Additionally, solely if Inflection Point elects to pay the all-cash fee discussed above, Cantor will forfeit 1,650,000 Private Placement Warrants.

Critical Accounting Policies

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as our critical accounting policies:

Offering Costs

We comply with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering”. Offering costs consists of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the IPO. Offering costs are allocated to the separable financial instruments issued in the IPO based on a relative fair value basis, compared to total proceeds received. Transaction costs amounted to $18,361,877, consisting of $4,400,000 of underwriting commissions, $13,100,000 of deferred underwriting commissions, and $861,877 of other offering costs.

Inflection Point Class A Ordinary Shares Subject to Possible Redemption

All of the Inflection Point Class A Ordinary Shares sold as part of the Inflection Point Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with our liquidation, if there is a shareholder vote or tender offer in connection with the initial business combination and in connection with certain amendments to our Cayman Constitutional Documents. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within our control require ordinary shares subject to redemption to be classified outside of permanent equity.

The Inflection Point Class A Ordinary Shares are subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, we have the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. We recognize changes in redemption value immediately as they occur. Immediately upon the initial closing of the IPO and the over-allotment, we recognized the remeasurement from initial book value to redemption amount value. The change in the carrying value of redeemable ordinary shares resulted in charges against additional paid-in capital.

Net Income Per Ordinary Share

Net income per share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 825,000 Inflection Point Class B Ordinary Shares that were subject to forfeiture if the over-allotment option was not exercised by the underwriters. At September 30, 2024 and 2023, Inflection Point did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of Inflection Point. As a result, diluted income per share is the same as basic income per share for the periods presented.

Warrants

We evaluated the warrants in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that there were no indexation or tender offer provisions in the Warrant Agreement that precluded the warrants from being accounted for as components of equity, and the warrants meet the criteria in ASC 815-40-25 to be classified in shareholders’ equity. Fair value of the Public and Private Placement Warrants was determined by an independent valuation expert as of May 30, 2023 (the date of the IPO and the Over-Allotment) using a Monte Carlo Model. Proceeds from the IPO and subsequent partial exercise of the over-allotment option allocated to the Public Warrants was an aggregate $12,500,000 and is recorded in additional paid-in capital. Proceeds from the issuance of the Private Placement Warrants were $7,650,000 and is recorded in additional paid-in capital.

Series A SPA

In connection with the transactions contemplated by the Business Combination Agreement, Inflection Point, USARE and Inflection Point Fund entered into the Series A SPA. Pursuant to the Series A SPA, Inflection Point Fund has agreed, among other things, to purchase, at Closing, shares of Series A Preferred Stock and a Series A Preferred Investor Warrant, for an aggregate purchase price of $9,117,648. Each share of Series A Preferred Stock will have a stated value of $12.00. Subsequently, on February 3, 2025, Inflection Point Fund pre-funded the Series A Preferred Stock Investment by purchasing an aggregate of 833,333 additional USARE Class A-2 Convertible Preferred Units and a USARE Class A Preferred Investor Warrant exercisable for an aggregate of 833,333 USARE Class A Units as part of the Additional Class A-2 Convertible Preferred Unit Investment. Pursuant to the Series A SPA Termination Agreement, upon the pre-funding of the Series A Preferred Stock Investment, the Series A SPA was terminated.

In addition, pursuant to a securities purchase agreement, dated as of August 21, 2024, by and among Inflection Point, Michael Blitzer (Inflection Point’s Chairman and Chief Executive Officer) and USARE, Inflection Point has agreed to issue at Closing, a number of shares of Series A Preferred Stock equal to the number of Blitzer Conversion Preferred Shares in exchange for his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note. This securities purchase agreement is in substantially the form of the Series A SPA, subject to appropriate changes to reflect that (i) the consideration to be paid by Mr. Blitzer is his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note and (ii) Mr. Blitzer will not receive a Series A Preferred Investor Warrant.

The Series A Preferred Investor Warrants and Series A Preferred Stock each represent freestanding financial instruments. The Series A Preferred Stock will be classified in temporary equity pursuant to ASC 480-10-S99-3A. The Series A Preferred Investor Warrants will be initially recorded at fair value, with the residual amount allocated to the Series A Preferred Stock.

Inflation

We do not believe that inflation had a material impact on our business, revenues or operating results during the period presented.

Emerging Growth Company Status

We are an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is either not an emerging growth company or an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

INFORMATION ABOUT USARE

Unless otherwise indicated or the context otherwise requires, references in this section to the “Company”, “we”, “us”, “our”, and other similar terms refer to USARE and its subsidiaries prior to the consummation of the Business Combination and refer to New USARE and its subsidiaries immediately following the consummation of the Business Combination.

Overview

USARE is a company whose mission is to establish a domestic rare earth magnet supply chain that supports the future state of energy, mobility, and national security in the United States. USARE is developing a NdFeB magnet manufacturing plant in Stillwater, Oklahoma, and intends to establish domestic rare earth and critical minerals supply, extraction, and processing capabilities to both supply its magnet manufacturing plant and market surplus materials to third-parties. Rare earth magnets are critical to various business sectors and industries, including the defense, automotive, aviation, industrial, medical and consumer electronics industries, among others. USARE is planning to take a broad approach to the industries it serves with the intention of providing high quality NdFeB magnets to a variety of industries and customers. The Company’s intention is to take a structured approach to building out its supply chain to supply feedstock to its magnet facility. While our vision is to ultimately vertically integrate our operations, we will be evaluating each stage of the magnet supply chain to find the optimal approach to maximizing value from mine to magnet. USARE controls rights to a deposit of rare earths, the Round Top Deposit, in West Texas. While this deposit could potentially provide significant value to USARE and its operations over the long term, USARE initially will be focused on partnering with ex-China suppliers and building or buying the capabilities we need to profitably manufacture high quality NdFeB magnets in the United States. USARE’s long-term approach — from sourcing rare earth elements (“REEs”), in addition to other critical minerals such as gallium, to producing finished NdFeB magnets — assists in strengthening the United States’ control over critical supply chains such as the supply of rare earth minerals and magnets and thus reducing domestic reliance on foreign, particularly Chinese, imports. USARE’s focus on developing domestic rare earth production aligns with national priorities, offering the future potential of a sustainable and secure domestic supply of materials critical to key industries.

History of USARE

USA Rare Earth, LLC, a Delaware limited liability company, was organized in Delaware in 2019. In connection with the Company’s organization a member of the Company contributed its rights related to Round Top to the Company.

In May 2021 the Company completed the acquisition of 80% of the equity interests of Round Top Mountain Development LLC (“RTMD”) pursuant to a contribution agreement with the Company, Texas Mineral Resource Corp. (“TMRC”) and RTMD whereby TMRC and the Company contributed their respective rights and interests in and to Round Top to RTMD. Concurrently, the Company, TMRC and RTMD entered into a limited liability company agreement of RTMD. As of November 12, 2024, USA Rare Earth, LLC is the owner of approximately 81% of the equity interests in RTMD.

The Company is the sole owner of USARE Rare Earth Magnets, LLC, a Delaware limited liability company (“Magnet Sub”), which owns, directly or indirectly, the Company’s magnet equipment and real estate in Stillwater, Oklahoma comprising the Stillwater Facility (as defined below).

USARE’s Facilities

Stillwater, Oklahoma Magnet Manufacturing Facility

Magnet Production.    The Company’s magnet production facility is located in Stillwater, Oklahoma (the “Stillwater Facility”). The Stillwater Facility is an industrial facility of approximately 310,000 square feet that was built in 1984, with an addition being added in 1988. The Stillwater Facility sits on an approximately 40-acre parcel that is serviced by municipal utilities. The facility, as currently constructed, will allow for the buildout of up to 4,800 tpa nameplate capacity within the current facility. The large lot surrounding the facility can also provide the space to build on new manufacturing capacity or capabilities in the future. USARE purchased the Stillwater Facility in 2022, and has contributed more than $48 million of value into the facility to date, which includes initial acquisition costs, structural improvements, renovations, the purchase of magnet production equipment, and purchase and installation of lab equipment for the Company’s in-house Innovations Lab (the “Lab”).

The Stillwater Facility contains magnet production equipment, which the Company owns outright. The Company engaged a third-party team with experience utilizing the equipment as independent consultants to assist in the initial installation and testing of the equipment. The Company believes that this equipment, supported by a third-party team who has run it successfully in the past, could help the Company rapidly commission the facility once completed. In 2025, the Company will be purchasing the remaining finishing equipment and building out the infrastructure it needs at the facility to support commercial production.

In connection with the completion of the Stillwater Facility, the Company is developing its Innovations Lab to support the Company’s magnet production capabilities and accompanying required assessment of finished product for satisfaction of customer specifications and requirements. The Company plans to complete the Lab in the first quarter of 2025, with additional expected investments of approximately $3-6 million for completion of the Lab. The Lab is intended to support the testing of the Company’s magnet production efficiency with the goal of improving KPIs and improving cost economics, as well as assessing compliance with customer specifications. Our objective is to complete the first phase of the Stillwater Facility so as to permit initial commercial production of NdFeB magnets in 2026, starting with 1,200 tpa nameplate capacity in phase 1 of production, which we expect to require significant additional expenditures. The Company at this time expects to reach commercial production by early 2026. We intend to add future capacity in multiple phases over the next few years to ultimately achieve 4,800 tpa nameplate capacity. The speed of that buildout will be based on future customer demand and market conditions. Our plan to sell to a diverse set of customers across a variety of industries is expected to be a differentiator in the market. We also believe that our focus in developing strong, in-house lab capabilities to develop new intellectual property ourselves, as well as together with our customers, to potentially improve magnet technology, will provide a powerful incentive for customers to work with us in the coming years.

Corporate Offices.    The Company’s corporate offices are also located at the Stillwater Facility at 100 W Airport Road, Stillwater, Oklahoma 74075. From this location, the Company manages its overarching business strategy, investor relations, and the development of partnerships with key stakeholders in both the public and private sectors. Oklahoma provides access to a skilled workforce and a business-friendly environment.

Colorado Mining Research Facility

The Company’s Wheat Ridge, Colorado facility (the “Colorado Facility”) is the central hub for the Company’s research activities focused on rare earth and critical minerals extraction and separation as well as advanced processing technologies. The Colorado Facility is not a production facility, but rather develops and refines the technologies that, with success, would be applied at the Company’s Round Top Project. The current focus of the Colorado Facility’s research is the development of separation processes to minimize the use of organic solvents, intended to result in a lower waste profile as compared to alternative separation methods.

The Colorado Facility’s work is critical in creating new methods for separating and processing REEs in a way that is both cost-effective and environmentally sustainable. These efforts have been ongoing, and the facility has successfully separated a number of rare earth elements, including dysprosium and terbium, among others, from its Round Top Deposit to date. These efforts support the Company’s commitment to domestic rare earth production and the long-term stability of the United States’ rare earth supply chain.

The Colorado Facility comprises two leased buildings adjacent to each other. The applicable lease agreements expire by their terms during the first quarter of 2025, and the Company intends to pursue a renewal of the leases. As further discussed below, the Company holds a radioactive equipment registration issued for the benefit of its Colorado Facility.

Round Top Mountain

Overview.    USARE controls the mining rights to Round Top Mountain, which is an above-ground mineral deposit near Sierra Blanca, Texas that contains a large deposit of REEs, including both light and heavy REEs, such as neodymium, dysprosium, and terbium, as well as other critical minerals such as gallium, beryllium and lithium (such deposits, collectively, the “Round Top Deposit”). One of the most significant aspects of the Round Top Deposit is its deposit of heavy rare earths, which are particularly scarce but critical for the production of high-performance NdFeB magnets. The presence of heavy rare earths in great quantities could become a significant competitive advantage to USARE, and value creator, as heavy rare earths such as dysprosium and terbium are critical to magnet production and tend to be of much higher value in commodity markets due to their rare nature. In contrast to light REEs, such as those found at Mountain Top in California, heavy REEs are, in general, significantly harder to source and are primarily mined in

China, underscoring the importance of establishing Round Top Deposit as a critical domestic supply of rare earth and critical mineral feedstock. In addition to REEs, the Round Top Deposit also contains a large deposit of gallium, a critical mineral for semiconductor, computer chip and some military technologies, among others, that were recently banned for export to the United States by China. China is the source of approximately 98% of primary gallium according to a January 2023 USGS Mineral Commodity Summary on gallium. In addition, the deposit holds beryllium, which is used in a variety of technologies from x-rays and MRIs to military radar and nuclear power. Finally, the Round Top Deposit holds lithium, a critical material for battery production, making it a dual-source project that supports the electrification of vehicles, production of renewable energy technologies, and defense technologies, among other critical industries. REE oxide is a necessary component in producing NdFeB alloy used to produce NdFeB magnets.

Round Top Mountain is approximately eight miles southeast of Sierra Blanca, Texas. Sierra Blanca, the county seat of Hudspeth County, is itself approximately 85 miles southeast of El Paso, Texas. The Round Top Project’s approximate center is located at 31.2766º N, 105.4742º W. Round Top Mountain’s location allows access to nearby Interstate 10 and Ranch Road 1111, and potential access to the nearby Union Pacific Railroad which has two main branches approximately three miles from Round Top Mountain. The Company expects Interstate 10 and the Union Pacific Railroad to aid in the future distribution of rare earth and critical minerals once the Company’s Round Top Project is fully operational and producing. Although not critical to scaling up its magnet production, the Company intends for its Round Top Project to serve as a long-term additional source of feedstock for its magnet production at the Stillwater Facility, which would help the Company achieve its goals of providing domestic, virgin feedstock for its magnet production.

The Company believes that the integration of the Round Top Project’s mine into its operations would not only help it meet growing demand for both domestic rare earth magnets and battery materials, but also importantly allow it to achieve greater supply chain security, cost control, and independence from foreign suppliers.

For more information about the Round Top Project, see the section entitled “— Description of the Round Top Project”.

Market Opportunity and Growth

Science and Construction of NdFeB Magnets

NdFeB magnets are one of the most powerful types of permanent magnets commercially available, as noted in a February 2023 report by the U.S. Department of Commerce, Bureau of Industry and Security. NdFeB magnets exhibit strong magnetic properties due to the atomic structure of neodymium, a REE, which permits a dense concentration of magnetic field lines. This allows for the production of NdFeB magnets that can produce powerful magnetic fields relative to their size and weight and may be resistant to demagnetization, making them ideal for applications that require both high efficiency and compactness, such as electric vehicle motors, wind turbines, and advanced electronics.

The production of NdFeB magnets involves a sophisticated process that includes the alloying of neodymium with iron and boron, followed by additional processing techniques to form the desired magnetic shape and performance. The properties of the magnets can be further enhanced by adding other REEs such as dysprosium and terbium through additional post-sintering processing through a process called Grain Boundary Diffusion which can increase the magnets’ resistance to heat — a critical factor for high-performance applications. This technological complexity, coupled with the limited availability of key rare earth materials, has made the development and production of NdFeB magnets a highly specialized and strategically important industry.

The Rare Earth Magnet Industry: Challenges and Growth Opportunities

The global rare earth magnet industry has experienced rapid growth over the past decade according to the 2024 Statistical Review of World Energy by the Energy Institute, driven by the rise of electric vehicles, renewable energy technologies, and advanced electronics. NdFeB magnets are crucial to these technologies due to their high magnetic strength and resistance to demagnetization. As nations push globally for cleaner energy solutions and decarbonization, the demand for NdFeB magnets is expected to continue growing significantly as noted by the U.S. Department of Energy in its 2022 supply chain deep dive assessment “Rare Earth Permanent Magnets” (the “DOE Report”).

However, the industry faces notable challenges. China currently dominates the global supply chain of the world’s REE production. This creates supply chain vulnerability for other nations, particularly the United States, as geopolitical tensions and export restrictions (such as China’s December 2023 rare earth technology export ban) could disrupt access to these critical materials. Additionally, REE extraction and processing is generally environmentally challenging, requiring the development of more sustainable and efficient technologies to meet global demand while minimizing potential environmental impact.

Despite these challenges, USARE believes that both the domestic and global rare earth magnet industries are poised for substantial growth. The global shift toward electrification of transportation, the rise of wind energy, and the ongoing demand for advanced electronics create significant opportunities for manufacturers that can establish stable and sustainable supply chains. The automotive industry is a major purchaser of NdFeB magnets, particularly in connection with the production of electric vehicles that require NdFeB magnets for traction motors, which are crucial components to the performance and efficiency of electric cars. As countries set aggressive targets for electric vehicle adoption in an effort to combat climate change, the demand for NdFeB magnets is expected to surge over the next decade, as noted in the DOE Report. Even in a potential scenario of slower growth for electric cars that is now possible in the United States due to the anticipated changing policies of the incoming Trump administration, there are significant growth opportunities for domestic supply of NdFeB magnets in the existing domestic market due to potential instability in supply of rare earth magnets from China. In addition, growth in EV sales globally outside of China and the United States remains robust. Similarly, wind turbines rely on NdFeB magnets for their generators, which convert wind energy into electricity. As governments worldwide set ambitious targets for increasing the share of renewable energy in their power grids, the installation of new wind turbines is expected to rise, further driving the need for NdFeB magnets as noted in the DOE Report. While the recent Trump administration executive order to stop the building of wind turbines on federal lands and offshore may slow down the growth of this industry in the United States, we believe that global growth in wind power outside of China will continue to increase, and existing infrastructure projects in the United States will need to be maintained and have their parts replaced in the coming years. In addition, the use of magnets includes a wide variety of other industries, including industries as diverse as robotics, medicine, semiconductors, computing, power tools, among others. Importantly, the defense industry is a critical consumer of NdFeB magnets, which uses them in precision-guided munitions, radar systems, aerospace technology, and naval craft. As nations invest in not only modernizing their defense capabilities, but also in purchasing from safer domestic supply the demand for domestic NdFeB magnets in defense technologies is expected to continue to grow as noted in the DOE Report.

The Company believes it is well-positioned to capitalize both on existing domestic demand, which is currently sourcing magnets from China, as well as on the anticipated growth in the demand for NdFeB magnets, and reduce United States reliance on foreign suppliers.

Business Plan

Stage I: Feedstock Relationships and Initial NdFeB Magnet Production

The first stage of the Company’s business plan is focused on laying the groundwork for its NdFeB magnet production by predominantly securing essential raw material feedstock through strategic business relationships and launching initial production of NdFeB magnets at its Stillwater Facility. While ultimately the Company intends to satisfy its feedstock needs through the future development of its Round Top Project, the Company does not believe it is critical to success and in the near term the Company intends to source its feedstock needs from third-party suppliers.

Feedstock Sources

The Company has established a business relationship with a potential supplier of feedstock to supply a portion of its raw material feedstock to USARE for use in the initial production of the Company’s NdFeB magnets. The supplier is a vertically integrated, producer of critical metals and NdFeB alloy (also known as “strip cast”) produced from REE oxides, with the ability to source REE oxides from sources other than China. USARE has entered into a long-term Metal Sales and Tolling Framework Agreement with the supplier, whereby USARE has agreed to purchase 60% of its NdFeB feedstock for phase 1 and 2 of its magnet production capacity from the supplier. The agreement is effective through December 31, 2028, subject to earlier termination by the parties. The purchase price for the strip cast feedstock that USARE purchases from the supplier will be determined in accordance with a set schedule, which ties the purchase price to a relevant index and certain chemical specifications.

The Company intends to establish relationships with additional companies to assist in meeting its planned future feedstock requirements to continue to build out and strengthen its domestic and global supply of REEs from third-parties until such time that the Round Top Project is able to substantially augment its current supply of REEs and heavy rare earth elements needed for production, and such activities may include rare earth oxide supply agreements once the Company is able to utilize rare earth oxide feedstock for in-house alloy production.

Initial NdFeB Magnet Production

Stage I of the Company’s business plan includes the completion of the Stillwater Facility, its magnet production facility in Stillwater, Oklahoma. Upon completion of the facility and the initial production of NdFeB magnets, the Company expects its Stillwater Facility to be one of the first United States-based producers of NdFeB magnets. Magnet production at the Stillwater Facility is currently planned in three phases, starting with 1,200 tpa nameplate capacity in phase 1 and potentially doubling in each subsequent phase to a total planned production of 4,800 tpa nameplate capacity. The Stillwater Facility is expected to initially have a production line with 600 tpa nameplate capacity utilizing currently owned equipment, with a goal to complete the remaining phase 1 capacity (representing a total of 1,200 tpa nameplate capacity in phase 1) in 2026. The Company believes this will make the Stillwater Facility one of the most significant sources of NdFeB magnets outside of China, once complete. Unlike its competitors, the Company is not building its initial lines for a single customer and is instead focused on building a manufacturing facility and capability that is flexible enough so) to serve a variety of customers in diverse industries, unlike other such plants being built today. It is the Company’s belief that such an approach will allow it to reach its early revenue targets sooner than it might otherwise would be able to through due to the long qualification process with large automotive clients.

The Company is in the process of engaging potential customers for offtake agreements.

Stage II: Scaling Magnet Production and Expanding Business Partnerships

Stage II of the Company’s business plan is focused on scaling magnet production at its Stillwater Facility and expanding the Company’s business relationships, both with feedstock suppliers and customers. The Company intends to scale magnet production at its Stillwater Facility from the phase 1 1,200 tpa nameplate capacity through phases 2 and 3 of magnet production capacity, potentially doubling the production of the prior phase, with a target total nameplate capacity of 4,800 tpa. How rapidly the Company will scale is dependent on demand and access to the capital to do so. To support the increased production, the Company intends to (i) expand its partnerships and supply agreements with key industry players, and (ii) develop in-house metal making and strip casting capabilities to support its magnet production, to help provide for the continued and reliable flow of feedstock into the Company’s production lines at the Stillwater Facility until its Round Top Project is capable of satisfying the Company’s feedstock needs. These expanded partnerships will help the Company diversify its feedstock supply sources, reduce potential supply chain risks and assist in further securing the Company’s position in the NdFeB magnet market.

Additionally, the Company is working to strike a balance between obtaining a sufficiently broad customer base and securing offtake that can jumpstart production, which could come from large manufacturers over time. Over time, the Company will be engaged in discussions with potential customers for offtake agreements. The Company’s target customers for offtake could include key players in the automotive, energy, and defense industries, each of which requires a reliable and long-term supply of NdFeB magnets. By seeking to secure multi-year offtake agreements, the Company aims to lock-in demand for its products, minimize market volatility risks and provide for a consistent revenue stream.

Stage III: Mining Development at Round Top Mountain

Stage III of the Company’s business plan represents the full realization of the Company’s longer-term strategy. In this stage, the Company intends to focus on developing the mining operations at its Round Top Project. While the Company does not believe the development of the Round Top Deposit is critical to our success in our magnet business, once operational, the Round Top Project’s mine is expected to provide a domestic source of REEs, feeding directly into the Company’s Stillwater magnet production facility, as well as selling to the broader rare earth commodity markets. By developing the Round Top Project into an economically producing mine, the Company aims to be able to self-sustain magnet production operations without relying on external sources for rare earth feedstock. This development is expected to enable the Company to maintain cost efficiencies and quality control over the entire production process. As part of its long-term growth strategy, the Company aims to expand the production capacity of both the Round Top Project and its Stillwater Facility, solidifying the Company’s efforts as it seeks to position itself as a key player in the domestic and global REE markets. Through the development of the Round Top Project into an economically producing mine, the Company intends to enhance its capacity to meet the rapidly growing demand for rare earth and critical minerals, positioning itself as a leader in the transition to a more secure energy future. If successful, this stage will mark the full vertical integration of the Company’s operations from mine to magnet and is expected to open up new markets and revenue streams for the Company.

The Company acknowledges that investing in mining deposits such as Round Top holds inherent risks. It is our intention to take a structured and measured approach to the development of the mine. We are planning a five phased approach: (1) flow sheet development, (2) prefeasibility study, (3) pilot plant, (4) definitive feasibility study, and (5) detailed engineering, construction, and commissioning of the mine.

At each stage of this phased approach, investment requirements are expected to increase as we define the economic and operational basis for the future mine. Today, we are investing in research to establish a technically sound flow sheet. Once we have established an economically viable execution strategy in our prefeasibility study following this flow sheet, we intend to construct pilot facilities to validate the Round Top process and provide data for detailed engineering. By moving to a pilot phase, we can minimize investments while further reducing the execution risk inherent in the building of a full-scale producing mine. The results of each stage of this approach allow us the opportunity to pause or stop development, if results are negative, or increase our commitment if results are positive; thereby reducing our risk. This measured and focused approach will allow us to both manage cash in these early years, as well as pause or stop development if it looks like the mine may not be viable over the long term, either due to operational constraints or changes in the rare earth market itself.

Patents, Trademarks, and Licenses

USARE has applied for a United States patent in connection with its methods for metal extraction. This patent application is currently pending. Additionally, the Company utilizes trade secret protection and non-disclosure agreements to protect its proprietary rare earth technology. USARE holds a trademark for its logo. Generally, the Company relies on a combination of trade secret protection, non-disclosure and licensing agreements, patents and trademarks to establish and protect its proprietary intellectual property rights.

Government Programs and Grants

Tax Incremental Financing

On June 6, 2022, USARE executed a Redevelopment Agreement providing for tax increment financing (the “TIF Agreement”) with the Stillwater Economic Development Authority (the “Authority”), a public trust having as its beneficiary the City of Stillwater, Oklahoma, whereby the Authority has provided upfront development financing assistance to USARE of $7.0 million for the development of the Stillwater Facility (the “Upfront Assistance”). Additionally, entry into the TIF Agreement made the Company eligible to receive a manufacturing and research and development ad valorem tax emption for a period of five years. The Company applied and received approval for the ad valorem tax exemption for the year ending December 31, 2023. After the expiration of the exemption period, the TIF Agreement requires the Authority to disburse to the Company 90% of the incremental ad valorem taxes generated by the ad valorem taxes assessed against the Stillwater Facility and paid by the Company. Under the terms of the TIF Agreement, among other things, the Company is required to complete the Stillwater Facility and in doing so to make an investment of approximately $140 million, including $9.9 million in building and land acquisition costs, $17 million in immediate building improvement construction costs and $113 million in additional building improvements and new equipment purchases, and to employ a specified number of employees at specified levels of median compensation at various stages of the development. Subject to agreed extensions, the Company agreed to commence certain phases of the development of the Stillwater Facility by no later than March 31, 2026, and complete that advanced development by no later than June 30, 2027, subject to certain exceptions. Should the Company default on its obligations under the TIF Agreement and after certain notice, cure periods and possible exceptions, the Authority may terminate the TIF Agreement and could make demand for immediate repayment in full of the Upfront Assistance.

Governor’s Fund

On April 15, 2022, as restated on July 1, 2024, USARE entered into an agreement with the Oklahoma Department of Commerce to receive a $1.2 million award to be used for the renovation of an existing building at the Stillwater Facility (the “Governor’s Fund Agreement”), to be paid in $0.6 million increments when the Company had cumulatively spent $1.0 million and $2.0 million, respectively, in qualifying costs related to developing the Stillwater Facility by March 31, 2023, and May 31, 2023, respectively. As of December 31, 2023, the Company incurred qualifying costs that exceeded the cumulative $2.0 million threshold specified in the Governor’s Fund Agreement. The total award of $1.2 million was requested and received by the Company on April 6, 2023. Per the terms of the Governor’s Fund Agreement, the award is subject to repayment if the Company does not invest over $50 million in project, real and personal property improvements (as described in the Governor’s Fund Agreement) at the Stillwater Facility prior to December 31, 2024 as well as comply with employment requirements of creating and fulfilling at least 100 new direct jobs at the Stillwater Facility at specified compensation levels and certain other limited circumstances.

Jobs Program

In 2022, USARE was accepted for participation in the Oklahoma Quality Jobs Program (“Jobs Program”), an incentive program that provides qualifying companies quarterly cash rebates of up to 5% of the wages paid for new direct jobs created for a period of up to 10 years, with, in the case of the Company, a maximum payout of approximately $2.8 million, if it makes a qualifying claim for payment under the Jobs Program prior to January 1, 2026 and fulfills certain conditions pursuant to an agreement between Magnet Sub and the State of Oklahoma, dated December 19, 2022 (the “Jobs Program Agreement”). Under the Jobs Program Agreement, the Company must meet or exceed applicable payroll and employee headcount requirements and maintain operations in Oklahoma for a specified period. To date, the Company has not become eligible to make any claims under the Jobs Program.

Competition

The Company faces, or is expected to face, significant competition both domestically and globally in the REE market, particularly in the production of NdFeB magnets. The most prominent global competitor is China, which controls a substantial majority of the world’s REE production and has established dominance in the NdFeB magnet supply chain and magnet production. China’s rare earth and magnet industries benefit from extensive government support, allowing Chinese companies to offer REEs and magnets at subsidized prices, often undercutting other producers. Moreover, Chinese companies have invested heavily in improving their processing capabilities, giving them a technological and cost advantage in the global market. Since December 2023, China has banned the export of such technologies and capabilities. This dominant stronghold poses a challenge for the Company as it seeks to build a vertically integrated domestic supply chain.

Domestically, the Company competes with a small number of companies, including MP Materials Corp. which is operating the only major rare earth mine in the United States and recently began commissioning a 1,000 tpa magnet facility in Fort Worth, Texas. Additionally, there is growing competition from emerging players that are developing innovative technologies for rare earth separation and processing, as well as magnet production. As the demand for rare earth materials and NdFeB magnets grows, the Company will need to not only navigate price competition but also innovate in separation and processing techniques while simultaneously securing long-term customer offtake agreements.

Seasonality and Business Cycles

The Company’s operations in magnet production, and its planned future operations in mining, are both subject to certain seasonality and business cycles that can affect production output and market demand. These cycles are influenced by external factors such as weather conditions, regulatory changes, fluctuations in raw material prices whether due to changes in supply, demand, or inflation, and market demand for end products such as electric vehicles, renewable energy, and defense applications.

The demand for NdFeB magnets can be cyclical. This demand is often driven by customer sentiment and demand, which may align with government policy changes, incentive programs, and general economic cycles. Similarly, installation of wind turbines may follow a seasonal pattern, with construction often slowing in winter months due to weather conditions, potentially impacting demand for NdFeB magnets from that industry during such time periods.

Future mining and other development activities at the Round Top Project are expected to be influenced by seasonal factors, such as weather conditions, which can impact site access and extraction activities. While the arid climate of the Round Top Project generally allows for year-round mining, extreme heat in the summer months can affect worker safety and equipment efficiency, potentially slowing operations. In addition to weather-related challenges, mining activities are subject to the cyclical nature of commodity markets. Fluctuations in the prices of REEs and critical minerals, driven by global supply and demand dynamics, can influence the profitability of mining operations.

Human Capital

The Company’s workforce spans multiple states, with employees located in Texas, Oklahoma, Missouri, California, Colorado, and Florida, and encompasses a diverse range of professionals, including engineers, scientists, mining specialists, and manufacturing experts. The Company’s leadership is focused on attracting, developing, and retaining top talent across these areas to support its mission in building a vertically integrated domestic supply chain for REEs and NdFeB magnets. As of November 1, 2024, the Company had 25 full-time employees, and two part-time employees. We have not experienced any work stoppages. None of our employees are represented by a labor union or are parties to a collective bargaining agreement.

A significant challenge for the Company and the broader rare earth industry is the shortage of experienced magnet production and mining professionals. The specialized nature of magnet production and rare earth mining, processing, and refining requires expertise that has been in decline, particularly in the United States, where magnet production and rare earth mining has been limited for decades. This shortage presents significant obstacles for companies like USARE that are working to establish a vertically integrated, domestic rare earth supply chain. The lack of skilled professionals with the necessary expertise can slow down project timelines, increase operational costs, and foster reliance on international talent.

Environmental, Health and Safety Matters

The Company is, or may become, subject to numerous and extensive federal, state and local laws, regulations, permits and other legal requirements applicable to the magnet production, mining and mineral processing industries, including those pertaining to employee health and safety, air emissions, water usage, wastewater and stormwater discharges, air quality standards, GHG emissions, waste management, plant and wildlife protection, handling and disposal of hazardous and radioactive substances, remediation of soil and groundwater contamination, land use, reclamation and restoration of properties, the discharge of materials into the environment and groundwater quality and availability. Such laws, regulations, permits and legal requirements have had, and will continue to have, a significant effect on our results of operations, earnings and competitive position. Environmental laws and regulations, as well as stakeholder expectations, continue to evolve, which may require us to meet stricter standards and give rise to greater enforcement, result in increased fines and penalties for non-compliance, and result in a heightened degree of responsibility for companies and their officers, directors and employees. Future laws, regulations, permits or legal requirements, as well as the interpretation or enforcement of existing requirements, may require substantial increases in capital or operating costs to achieve and maintain compliance or otherwise delay, limit or prohibit operations, or other restrictions upon, our current or future operations or result in the imposition of fines and penalties for failure to comply. Complying with this panoply of regulations is complicated and requires significant attention and resources. The Company’s employees have a significant amount of experience working with various federal, state and local authorities to address compliance with such laws, regulations and permits; however, we cannot assure you that at all times we have been or will be in compliance with such requirements.

The Company expects to continue to incur significant sums for ongoing operating environmental expenditures, including salaries, and the costs for monitoring, compliance, reporting, pollution control equipment and permitting. In addition, the Company plans to invest significant capital to maintain and upgrade certain infrastructure related to environmental sustainability and safety.

Permits and Approvals

At the Stillwater Facility, the Company currently holds and is implementing a Spill Prevention and Countermeasures Control (SPCC) Plan. At the Round Top Project, the Company has obtained coverage under the Texas Commission on Environmental Quality (TCEQ) Construction Stormwater Permit TXR150000 and maintains the associated Storm Water Pollution Prevention Plan.

At one or both sites, the Company currently expects that it may need to obtain many or all of the following permits in the future to conduct its business as currently planned:

•        Radioactive equipment registration

•        Petroleum storage tank registration

•        Industrial stormwater permit (or coverage under a general stormwater permit)

•        Industrial waste registration

•        Air emissions permit

•        Industrial waste water on-site sewage and/or process water discharge permit

•        Other building and/or construction permits

Environmental, Health & Safety Laws and Regulations

The numerous and extensive federal, state and local environmental, health and safety laws and regulations to which the Company is or may be subject include the laws and regulations listed below. Violation of such laws and associated regulatory programs can result in civil, criminal and administrative penalties and substantial liability for the costs of correcting violations and remediating any environmental damage caused by the violations. Under certain statutes, private citizens may bring enforcement suits. We expect to maintain regular communication with regulatory bodies to stay updated on any changes or additional requirements.

Mine Health and Safety Laws.    To fully adhere to the safety standards enforced by the Mine Safety and Health Administration (MSHA) under the Federal Mine Safety and Health Act of 1977, we plan to develop comprehensive mine safety and health programs in connection with the commissioning of the Round Top Project’s mine if and when such commissioning occurs including, but not limited to, regular MSHA inspections and reporting protocols, mandatory MSHA training programs (Part 46/48) for all personnel, implementation of emergency response and hazard mitigation plans, and continuous monitoring of air quality, dust, noise, and other environmental health factors.

Surface Mining Control and Reclamation.    We may in the future, if and when the Round Top Project is a producing mine, be subject to applicable mining controls and land reclamation requirements. These controls and requirements generally establish operational, reclamation, and closure standards for surface mining operations. It is likely that we will need to meet comprehensive environmental protection and reclamation standards during the course of, and upon completion of, mining activities, and any failure to meet such standards may subject us to fines, penalties, or other sanctions.

Endangered Species Act.    The Endangered Species Act (“ESA”) and comparable state statutes regulate activities that could have an adverse effect on threatened and endangered species, including the habitat and ecosystems upon which they depend. Compliance with ESA requirements can significantly delay, limit, or even prevent the development of projects, including the development of mining claims, and can also result in increased development costs. In addition, the ESA authorizes both civil and criminal penalties for ESA violations and authorizes citizen suits against any person alleged to be in violation of the ESA.

National Environmental Policy Act.    The National Environmental Policy Act (“NEPA”) require agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuance of permits to mining facilities, and assessing alternatives to those actions. If a proposed federal action could significantly affect the environment, the agency must prepare a detailed statement known as an Environmental Impact Statement (“EIS”). The United States Environmental Protection Agency (the “EPA”), other agencies, and any interested third parties may review and comment on the scoping of the EIS and the adequacy of and findings set forth in the draft and final EIS. This process can cause delays in issuance of required permits or result in changes to a project to mitigate its potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.

Clean Water Act.    The Clean Water Act (“CWA”) and comparable state statutes impose restrictions and controls on the discharge of pollutants into waters of the United States (or state waters under state laws). The CWA can regulate storm water from mining facilities and require a storm water discharge permit for certain activities. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. CWA regulations and controls generally have become more stringent over time, and it is possible that additional restrictions will be imposed in the future.

Safe Drinking Water Act.    The Safe Drinking Water Act (“SDWA”) and comparable state statutes, the Underground Injection Control (“UIC”) program, and related state-administered programs regulate the drilling and operation of subsurface injection wells.

Clean Air Act.    The Clean Air Act (“CAA”) and comparable state statutes govern the emission of air pollutants from many stationary and mobile sources, including mining, beneficiation, and processing activities. Our operations may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, storage facilities, and the use of mobile sources, such as trucks and heavy construction equipment, that are subject to review, monitoring, control requirements and emission limits under the CAA and state air quality laws. New sources, equipment or process enhancements, including with respect to the growth of our operations and Stage II optimization projects, may require additional permits, and existing sources may be required to incur capital costs to remain in compliance. In addition, permitting rules and issued permits or licenses may impose conditions or other limitations on production levels or result in additional capital or other expenditures to comply with such rules or permits.

Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”).    CERCLA and comparable state laws impose strict, joint and several liability on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites, regardless of the lawfulness of the original activities that led to the contamination. Moreover, current owners or operators of sites can be held liable for contamination caused by others, including former owners or operators, even if the current owners or operators did not contribute to the contamination. CERCLA authorizes the EPA and, in some cases, third parties to take actions in response to threats to public health or the environment and to seek to recover from the potentially responsible parties the costs of such actions.

Resource Conservation and Recovery Act (“RCRA”).    RCRA and comparable state statutes govern the generation and disposal of solid waste and hazardous waste. Although certain mining, beneficiation, and mineral processing wastes currently are exempt from regulation as hazardous wastes under RCRA, EPA has limited the disposal options for certain wastes designated as hazardous wastes under RCRA. It is possible that wastes generated by our operations may in the future be designated as hazardous wastes and may therefore become subject to more rigorous and costly management, disposal, and clean-up requirements.

Atomic Energy Act.    The Nuclear Regulatory Commission (“NRC”), pursuant to its authority under the Atomic Energy Act of 1954, as amended (the “Atomic Energy Act”), oversees the regulatory framework governing the control of radioactive materials, including beneficiation and processing of REEs that contain radioactive source materials such as uranium and thorium. The NRC is responsible for issuing licenses that govern the handling of source material involving certain concentrations of radioactive material. Our Round Top Project operations, once the Round Top Project mine is operational, including waste generation, may be subject to NRC regulations in order to receive title to, possess, use, transfer, deliver or export source and byproduct materials.

Workers’ Compensation Laws.    Workers’ compensation laws in the states in which we operate govern our compensation of employees for work-related injuries. Agencies in those states consider changes in workers’ compensation laws from time to time. Our costs will vary based on the number and severity of accidents that may occur at our facilities and our costs of addressing these claims. We are insured under various workers’ compensation programs for our operations at our facilities.

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims that arise in the ordinary course of our business, the outcomes of which are subject to uncertainty. Any claims against us, whether meritorious or not, can be time-consuming, result in costly litigation, require significant management time, create a negative perception of the company with communities, stakeholders, and government agencies and result in the diversion of significant operational resources. See Note 10 — Commitments and Contingencies — Litigation to our Consolidated Financial Statements for the fiscal year ended December 31, 2023 for information regarding legal proceedings.

Description of the Round Top Project

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History.    The Round Top Deposit, located in Hudspeth County, Texas near the city of Sierra Blanca, Texas, was initially identified as a potential source of minerals in the mid-20th century and has long been recognized for its minerology, particularly its REEs including heavy REEs that are critical for a variety of advanced technologies. However, despite its potential, the Round Top Deposit remained largely untapped for many years due to the lower global demand for REEs and the dominance of cheaper feedstock from foreign markets, particularly from China.

Interest in the Round Top Deposit resumed in the early 21st century as geopolitical concerns and technological advancements led to a renewed focus on securing domestic supplies of critical materials such as REEs. The Round Top Deposit is considered exceptional in its geological composition, as it contains gallium, lithium, and at least 15 of the 17 REEs, including a particularly high estimated concentration of heavy REEs like neodymium, dysprosium, and terbium.

Documented exploration began in Sierra Blanca in the 1970s when W.N. McAnulty initiated trenching and limited drilling of fluorite deposits in the vicinity of Sierra Blanca, Texas. McAnulty recognized and identified beryllium mineralization associated with the massive fluorite. Adverse economic conditions for fluorite precluded development. In the 1970s, several uranium companies identified anomalous radiation and associated mineralization associated with the beryllium-fluorite deposit.

During the 1980s, Cabot Corporation (“Cabot”), a large chemical company with a beryllium fabrication division, initiated exploration at Round Top Mountain for beryllium. In 1987, Cyprus Metals Company (“Cyprus”) entered into a joint venture with Cabot and took over the project. The Cyprus exploration program drilled Sierra Blanca, Round Top Mountain and Little Round Top. Eventually, Cyprus focused on Round Top, specifically the “west end ore zone”. Extensive development drilling (82,000 feet), underground exploration drift (1,115 feet) and trial mining resulted in the completion of an internal feasibility study in June 1988 (Cyprus Sierra Blanca, Inc., 1988), which study would not be sufficient for Item 1300 purposes.

During the Cabot-Cyprus development project, the Texas Bureau of Economic Geology (“BEG”) conducted extensive research at Round Top and the surrounding area. The study identified beryllium mineralization and REE mineralization in the rhyolite. The research resulted in the three publications, one in 1987 on the mineralogy of the rhyolite (Rubin, et al., 1987), another in 1988 on the beryllium mineralization (Rubin et al., 1988), and another in 1990 on the detailed mineralogy and geochemistry of the rhyolite (Price et al., 1990). The 1990 Price, et al., publication, Geological Society of America Special Paper 246, is generally considered the most complete publication to date on Round Top.

In late 2007, Standard Silver Corporation, later to be renamed TRER in 2010, and then TMRC in 2013, acquired prospecting permits for Round Top from the Texas General Land Office (“GLO”).

Accessibility.    The Round Top Project is located approximately eight miles northwest of the town of Sierra Blanca, Texas, which is the nearest town to Round Top Mountain and has a small population. The site is accessed from Interstate 10 through a series of paved and unimproved dirt roads. The property is not traversed by county roads and consists of a series of graded and primitive jeep roads. The nearest major airport is located in El Paso, Texas, 88 miles to the northwest. The site is approximately three miles north of Interstate 10. A railroad line is located near the Round Top Project and a spur line stops at a stone quarry within three miles of the Round Top Project. Skilled mining labor and support could potentially be found in the El Paso area and in the mining areas of New Mexico and Arizona.

Ownership; Land and Water Leases.

RTMD is a limited liability company majority owned and controlled by USARE for the purpose of developing the Round Top Deposit. TMRC (a mining exploration company) is the minority owner of RTMD. In May 2021, the Company completed the acquisition of 80% of RTMD, which controls the Company’s Round Top Project, including 100% of the mining rights to the Round Top Deposit, by entering into a Contribution Agreement and Operating Agreement with TMRC. This acquisition resulted in the consolidation of RTMD with USARE, and the recording of a “non-controlling interest” for the remaining 20%. Since May 2021, TMRC has elected to forfeit some of its ownership in RTMD in exchange for USARE meeting TMRC’s capital call obligations.

As of November 12, 2024, USARE owns 81% of the equity interests in RTMD, with TMRC owning the remaining approximately 19%. Pursuant to RTMD’s governing documents, in the event that TMRC does not fund its share of mandatory capital contributions called for by USARE as managing member, USARE is obligated to cover the shortfall by making additional capital contributions to RTMD. In the event that USARE does not cover the shortfall, the capital call will be withdrawn. If the capital call is funded by USARE, additional equity interests in RTMD will be issued to USARE and TMRC will be proportionally diluted in accordance with the amended and restated limited liability company agreement.

The Round Top Deposit is located on state property owned by the GLO. RTMD is party to a 19-year initial term, renewable Mining Lease Agreement (M-113117) with the GLO, dated September 2, 2011, and amended on January 26, 2012, March 29, 2012, and September 14, 2022. M-113117 will expire on September 1, 2030 unless extended. RTMD has also entered into an additional 19-year renewable Mining Lease Agreement (M-113629), dated November 1, 2011, with the GLO. Leases M-113117 and M-113629 (each a “Mineral Lease” and together, the “Mineral Leases”) represent approximately 860 and 90 acres, respectively, for a total of 950 leases acres in the Round Top Project area. M-113629 will expire on October 31, 2030 unless extended. The Mineral Leases provide RTMD with the use of the property identified, including certain rights with respect to the surface and subsurface, together with the corresponding rights of ingress and egress, for the purposes of mineral exploration, development, and exploitation of minerals. As the Round Top Project is still in its exploration stage, the Company is currently paying delay rental payments on an annual basis to the GLO as follows:

M-113117
Anniversary Date 2024	$134,154.90
Anniversary Date 2025-2029	$178,873.20

M-113629
Anniversary Date 2024	$13,500.00
Anniversary Date 2025-2029	$18,000.00

If and when the Round Top Project begins producing, the Mineral Leases would be converted into producing leases upon the satisfaction of certain conditions, which includes: (i) a minimum advance annual royalty of $500,000 for lease M-113117 and $50,000 for lease M-113629, due promptly following sales of leased minerals or the removal of leased minerals in commercial quantities from the leased premises and (ii) a production royalty equal to 8% of the market value of uranium and other fissionable minerals and 6.25% of the market value of all other leased minerals.

In addition to the Mineral Leases, the Company currently owns approximately 2037 acres of mine processing land and holds a current purchase option on 5,670 acres of which 950 acres are authorized for mining and the remainder (4,720 acres) is contemplated for future use as mine processing land (e.g., for use to assist in mine development, as leach fields, and/or as plant site) (the “Purchase Option”). Unless exercised prior, the Purchase Option will expire upon the expiration of Mining Lease M-113117 (September 2, 2030). As consideration for the Purchase Option, the Company is required to pay $10,000 to the GLO on each annual anniversary of the Effective Date of the Purchase Option (as defined in the Purchase Option) during the option term. If the Company fails to make a timely payment of the option fee, the Purchase Option will terminate. On August 26, 2022, the Company submitted to the GLO a Notice of Intent to exercise the Purchase Option. In February 2023, the GLO sent its appraisal of the value of the property associated with the Purchase Option to the Company. The Company and GLO are negotiating the exercise of the Purchase Option.

The Company is lessee under GLO Surface Lease SL2004002 (Grazing/Agricultural), which lease is for a term commencing on November 24, 2003 and expiring on November 23, 2028, for approximately 55,000 acres of surface rights in proximity to the Company’s Round Top Project (the “Surface Lease”). The Surface Lease is a pre-paid lease with a pro rata credit schedule and a “preference right agreement” to purchase all or part of the land. The Surface Lease grants the Company the right to use the leased premises for hunting, grazing, range and wildlife research, and any other purpose ancillary thereto, and allows, with GLO approval, the Company to commercially develop groundwater and to use the land for electric generation by wind power. Pursuant to the Surface Lease, the Company has the right to purchase all or part of the leased premises during the term of the lease in accordance with the terms set forth in the preference right agreement, an exhibit to the Surface Lease, provided that any purchase of tracts of land must be contiguous. The Surface Lease contains certain additional obligations, such as an obligation to maintain stated insurance coverages in certain situations, and to post certain deposits or bonds prior to commencing construction of any wind turbine, tower, buildings, or substations. The Company has the right to early terminate the lease, in which case the Company would be entitled to receive a refund of the prepayments made under the lease. There is no Company renewal option under the Surface Lease and any renewal of the Surface Lease is at the sole discretion of the GLO.

The Company is lessee under GLO Groundwater Lease SL20150003, dated August 1, 2014, as amended, for approximately 8,828 acres of water rights (the “Groundwater Lease”). The Groundwater Lease grants USARE rights in the land, including rights of ingress and egress, for the purpose of exploring, evaluating, drilling for, producing, developing, and extracting groundwater from the leased land for industrial and potable water use in connection with USARE’s Round Top Project (including, without limitation, mineral processing and metal extraction/processing). The Groundwater Lease will expire concurrently with the M-113117 Mineral Lease. The Company has not commenced water production and is currently obligated to pay annual delay rentals in the amount of $6,500 on or before each anniversary of the effective date of the Groundwater Lease. On the first anniversary of the Effective Date that immediately follows the Company’s commencement of water production from the leased premises the Company shall make a production payment equal to the greater of (1) $1,667.67 multiplied times the number of months of production of water during the 12-month period ending 60 days before the production payment is due, or (2) $0.95 per 1,000 gallons of the gross volume of water produced by the leased premises covered by the lease during the 12-month period ending 60 days before the production payment is due. On each anniversary of the effective date of the Groundwater Lease thereafter during the remaining term of the Groundwater Lease, the Company will be required to make a production payment equal to the greater of (1) $20,000, or (2) $0.95 per 1,000 gallons of the gross volume of water produced from the leased premises during the 12-month period ending 60 days before the production payment is due. There is no Company renewal option under the Groundwater Lease and any renewal of the Groundwater Lease is at the sole discretion of the GLO.

The premises leased under the Groundwater Lease has two existing water wells. Prior to commencing production of rare earth minerals at the Round Top Project, the Company will need to establish that the existing wells are functioning water wells producing enough water to support production or potentially drill additional wells, which would entail additional expense for production. If the Company determines that the groundwater supply is not suitable for the Company’s Round Top Project, then the Company has the right to terminate the Groundwater Lease. Upon expiration or earlier termination of the Groundwater Lease, the Company will be required to restore the leased premises to its original topographical condition that existed as of the Effective Date, to the extent the topographical condition has been altered.

The Company has entered into four easements with GLO that affect the Round Top Project. The first easement is Miscellaneous Easement ME20210085 (“ME20210085”), which commenced on April 1, 2021 and expires on March 31, 2031 unless extended by the Company pursuant to the terms of ME20210085. ME20210085 is a nonexclusive easement for a right of way to construct, maintain, operate, inspect and repair one roadway in a location set forth on the easement.

The second easement is Miscellaneous Easement (Pipelines) ME20210086 (“ME20210086”), which commenced on April 1, 2021 and expires on March 31, 2031 unless extended by the Company pursuant to the terms of ME20210086. ME20210086 is a nonexclusive easement for a right of way to construct, maintain, operate, inspect, repair, change the size of, and replace one 4.5-inch O.D. pipeline for the purpose of transporting fresh water in a location set forth on the easement.

The third easement is Miscellaneous Easement ME20210087 (“ME20210087”), which commenced on April 1, 2021 and expires on March 31, 2031 unless extended by the Company pursuant to the terms of ME20210087. ME20210087 is a nonexclusive easement for a right of way to construct, maintain, operate, inspect and repair one 24-kV electric line in a location set forth on the easement.

The fourth easement is Miscellaneous Easement ME20220142 (“ME20220142”), which commenced on September 1, 2022 and expires on August 31, 2032 unless extended by the Company pursuant to the terms of ME20220142. ME20220142 is a nonexclusive easement for a right of way to construct, maintain, operate, inspect and repair one roadway in a location set forth on the easement.

Historical Non-Item 1300 Resource Estimates; Feasibility Studies.    Cyprus established certain non-reported resources in conjunction with a 1988 internal feasibility study, which historical resource estimate would not qualify as a resource by either historical 43-101 standards nor current Item 1300 of Regulation S-K (“Item 1300”) standards. In 2012, TMRC completed a PEA prepared by a mining consulting firm on the Round Top Deposit (NI 43-101 Preliminary Economic Assessment — Round Top Project, June 22, 2012). The resource model in that PEA was updated in early 2013 with additional drilling and assay data and was documented in a resource statement by a mining consulting firm (Resource Estimate and Statistical Summary — Round Top Project, September 30, 2013). The 2013 PEA was an update of the 2012 PEA and utilized the resource estimate from the September 2013 study. The 2013 PEA was then superseded in 2019 when USARE and TMRC engaged a mining consulting firm to prepare its resource statement (NI 43-101 Preliminary Economic Assessment — Round Top Project, August 16, 2019). Neither the 2012 PEA, the 2013 PEA, nor the 2019 PEA were prepared on the basis of compliance with Item 1300 and are not resource estimates of USARE under Item 1300.

The 2019 PEA provided an initial overview of the Round Top Deposit’s minerology, confirming that the site contains both heavy REEs and lithium. While the 2019 PEA set the stage for further detailed studies, in light of the rapid global economic changes, technological changes that have occurred since 2019, and changes in economic environment and pricing, including with respect to extraction costs and economic returns, the Company is not relying on the 2019 PEA for the purpose of reporting mineral resources. The Company does not currently intend to update the 2019 PEA and is instead working toward conducting a pre-feasibility study (“PFS”). The Company intends to update the “flow sheet” used as a key input in such estimates to reflect the Company’s expected separation and processing methodologies at that time. USARE does not make any representation that any historical estimate is a current mineral resource estimate for the Round Top Project. There is no known significant production reported from previous operators.

Accordingly, following the 2019 PEA, USARE has been actively working on advancing the project through the next stages of the project, focusing on the subsequent PFS, which the Company intends to eventually progress to a Definitive Feasibility Study (“DFS”). The PFS would provide an updated and more detailed analysis of the technical and economic feasibility of the Round Top Project, including resource modeling, mine design, and processing methodologies. This step is critical in defining and refining the operational and financial plans for the Round Top Project. The final stage, the DFS, would provide the most definitive plan for the full-scale development of the mine, including final cost estimates, engineering plans, and potential environmental impacts, all necessary for securing financing and moving toward full production.

Exploration Status.    It is the Company’s view that the Round Top Project is considered an “exploration stage property” under Item 1300, in that the Round Top Project is a property that has no mineral reserves disclosed. Mineral resources that are not mineral reserves have no demonstrated economic viability. USARE has not itself conducted any exploration activities at the Round Top Project and does not have any current determination as to a proposed program of exploration or development. However, as discussed above in the section entitled “— History”, various other parties have historically performed exploration activities at the site, including TMRC from whom USARE acquired its rights in the Round Top Project through the Company’s subsidiary RTMD. Between January 2010 and August 2019, TMRC conducted the following exploration activities: surface sampling, logging cuttings from historical reverse circulation drilling, aeromagnetic surveying, anaeroradiometric survey, stream sediment surveying, gravity surveying, and exploratory drilling. To date, 173 historical drill holes have been located, and, between 2011 and 2019, TMRC drilled 84 reverse circulation holes and 2 core holes and analyzed 3,081 drill samples. In early 2019, TMRC assayed previously collected RC samples to collect geochemical data for some additional elements from existing drill holes to expand the knowledge of lithium, zircon, and other elements which metallurgical test work had indicated might impact project economics.

The book value of the Company’s property, plant and equipment for the Round Top Project, which includes the associated plant and equipment both at the Round Top Deposit and at the Company’s Colorado Facility is $290,386 as of September 30, 2024. The Round Top Project’s equipment and facilities and related infrastructure are in generally good condition and are not material to the Company’s business as currently conducted.

For information regarding current and expected future permitting requirements and associated timelines and information regarding such permits, see the section entitled “— Permits and Approvals”.

Environmental Impact.    The Round Top Project has been envisioned with an emphasis on minimizing environmental impact, particularly in comparison to traditional mining operations. One of the key environmental advantages of the Round Top Project’s site is its location in an arid, sparsely populated area of Texas, which reduces the likelihood of significant impacts on local communities or ecosystems. Due to the above-ground nature of the deposit, the project is currently expected to predominantly utilize in-situ leaching for rare earth extraction, which is generally considered less environmentally disruptive than traditional mining techniques. This process involves dissolving minerals using solutions and extracting them without large-scale surface disruption, reducing the need for large open-pit mining operations that could potentially lead to undesirable environmental impacts.

Additionally, USARE endeavors to use sustainable practices by focusing on using closed-loop recycling systems to minimize waste and reduce water usage in its operations. The Company is exploring the possibility of using renewable energy sources to power its projects. However, like all mining operations, in the future, the Company will likely need to manage concerns related to chemical use, water management and contamination, and waste management.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF USARE

Unless the context otherwise requires, all references in this section to “we”, “us”, “our”, “USARE”, or the “Company” refer to USA Rare Earth, LLC and its subsidiaries prior to the consummation of the Business Combination and, after the consummation of the Business Combination, USA Rare Earth, Inc. and its subsidiaries.

The following discussion and analysis of the financial condition and results of operations of USARE includes information that USARE’s management believes is relevant to an assessment and understanding of USARE’s consolidated results of operations and financial condition. You should read the following discussion and analysis of our financial condition and results of operations together with the “Summary Historical Financial Information of USARE” section of this proxy statement/prospectus and our audited consolidated financial statements for the years ended December 31, 2023 and 2022 and our unaudited condensed consolidated financial statements for the nine-month periods ended September 30, 2024 and 2023, and, together with the respective notes thereto, included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the unaudited pro forma financial information as of September 30, 2024 and for the year ended December 31, 2023 in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. This discussion contains forward-looking statements reflecting our current plans, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position, which involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

USARE is a company with the mission to establish a vertically integrated, domestic rare earth magnet supply chain that supports the future state of energy, mobility, and national security in the United States. The Company is developing the Stillwater Facility and, via its Round Top Project, intends to establish domestic rare earth and critical minerals supply, extraction, and processing capabilities to both supply its magnet manufacturing plant and market surplus materials to third parties. Rare earth magnets are critical to various business sectors and industries, including the defense, automotive, aviation, industrial, medical and consumer electronics industries, among others. The Company’s vertically integrated approach — from sourcing REE’s, in addition to other critical minerals such as gallium, to producing finished NdFeB magnets — assists in strengthening the United States’ control over critical supply chains such as the supply of rare earth minerals and magnets and thus reduce domestic reliance on foreign, particularly Chinese, imports. The Company believes its focus on developing domestic rare earth production aligns with national priorities, offering the future potential of a sustainable and secure domestic supply of materials critical to key industries. For more information, see the section entitled “Information about USARE”. The Company has been in the exploration and research stages since its formation and has not yet realized any revenues from its planned operations.

USARE History

For information regarding the history of the Company, see the section entitled “Information about USARE — History of USARE”.

Our Business Model

The Company acquired the land and other assets comprising the Stillwater Facility to develop it into a magnet production facility and is in the process of completing its magnet production capabilities at the Stillwater Facility necessary for the initial production of NdFeB magnets.

The Company controls certain mining rights to Round Top Mountain, which is an above-ground mineral deposit near Sierra Blanca, Texas that contains the Round Top Deposit, the mining and extraction of which comprises the Company’s Round Top Project. We have not yet begun to extract any minerals from the Round Top Deposit. The development of the Round Top Project involves a high degree of financial risk and uncertainty.

We have not yet commenced production in connection with either our Round Top Project or our Stillwater Facility and, consequently, we do not currently have any operating income or cash flows. Accordingly, we do not currently generate, nor have we realized to date, any revenues.

The Company expects that its cash and cash equivalents as of September 30, 2024 of $23.0 million will not be sufficient to implement its strategic business plan. The Company will need to raise substantial additional funds in the future to complete its strategic business plan.

Facilities

Our facilities are comprised of the Stillwater Facility, the Colorado Facility and the Round Top Project. For more information on the Stillwater Facility, the Colorado Facility and the Round Top Project see the sections entitled “Information about USARE — USARE’s Facilities — Stillwater Facility”, “Information about USARE — USARE’s Facilities — Colorado Facility” and “Information about USARE — Description of the Round Top Project”, respectively.

Recent Developments

The Business Combination

On August 21, 2024, we entered into the Business Combination Agreement with Merger Sub and Inflection Point whereby Merger Sub will merge with and into the Company with the Company surviving as a wholly-owned subsidiary of Inflection Point. The proposed Business Combination is expected to be completed in early 2025, subject to customary closing conditions, including stock approvals and regulatory approval, if any. For more information see “Business Combination Proposal — Business Combination Agreement”.

Class A Convertible Preferred Investment

On August 21, 2024, in connection with the signing of the Business Combination Agreement, the Company completed the Pre-Funding Pipe Financing pursuant to which USARE and the Class A Convertible Preferred Unit Investors entered into the Class A Convertible Preferred SPAs, pursuant to which the Class A Convertible Preferred Unit Investors purchased an aggregate of (i) 2,500,000 USARE Class A Convertible Preferred Units and (ii) USARE Class A Preferred Investor Warrants exercisable for an aggregate of 2,968,750 USARE Class A Units, for an aggregate purchase price of approximately $25.5 million. In addition, pursuant to the Blitzer Class A SPA, USARE has issued 122,549 USARE Class A-2 Convertible Preferred Units and a USARE Class A Preferred Investor Warrant to purchase up to 31,250 USARE Class A Units in exchange for Mr. Blitzer’s promise to forgive, at Closing, 50% of the then-outstanding balance of the Convertible Promissory Note.

Tax Election

On February 12, 2024, the Company filed IRS Form 8832 (Entity Classification Election or “CTB Election”) to be classified as a corporation for federal tax purposes effective February 12, 2024 (the “Conversion”). The Conversion was intended to simplify the tax organizational structure of the Company and expand the potential investor base. Company management also believed the elimination of the complexities of Schedule K-1 reporting would reduce the administrative burden, complexity and cost of the tax reporting and compliance obligations of the Company and the holders of its units.

Government Grants

Tax Incremental Financing

On June 6, 2022, the Company executed a Tax Increment Financing Agreement (the “TIF Agreement”) with the Stillwater Economic Development Authority (the “Authority”), a public trust having as its beneficiary the City of Stillwater, Oklahoma, whereby the Authority will provide upfront development financing assistance to the Company of up to $7.0 million for the development of the Stillwater Facility (the “Upfront Assistance”). Additionally, entry into the TIF Agreement made the Company potentially eligible to receive a manufacturing and research and development ad valorem tax exemption for a period of five years and thereafter requires the Authority to disburse to the Company 90% of the incremental ad valorem taxes generated by the ad valorem taxes assessed against the Stillwater Facility and paid by the Company. As of September 30, 2024 and December 31, 2023, the Company recorded $7.0 million of deferred grant income related to Upfront Assistance. For more information regarding the TIF Agreement, see the section entitled “Information about USARE — Government Programs and Grants — Tax Incremental Financing”.

Governor’s Fund

On April 15, 2022, the Company executed a contract with the Oklahoma Department of Commerce to receive a $1.2 million award for the renovation and development of the Stillwater Facility (the “Governor’s Fund”), to be paid in $0.6 million increments when the Company had cumulatively spent $1.0 million and $2.0 million, respectively, in qualifying costs related to developing the Stillwater Facility by March 31, 2023, and May 31, 2023, respectively. As of September 30, 2024 the Company incurred qualifying costs that exceeded the cumulative $2.0 million threshold specified in the contract. The total award of $1.2 million was requested and received by the Company on April 6, 2023. For additional information concerning the Governor’s Fund see the section entitled “Information about USARE — Government Programs and Grants — Governor’s Fund”.

Jobs Program

In October 2022, the Company was accepted for the Oklahoma Quality Jobs Program (“Jobs Program”), an incentive that provides qualifying companies quarterly cash rebates of up to 5% of the wages paid for new direct jobs created by the Company for a period of up to 10 years, with a maximum payout of $2.8 million, subject to the Company fulfilling certain obligations. As of and for the nine months ended September 30, 2024 and 2023, the Company had not yet recognized any reductions in payroll expense related to the Jobs Program as a claim is not yet eligible to be filed. Additional information concerning the Jobs Program, including the obligations of the Company, is discussed in the section entitled “Information about USARE — Government Programs and Grants — Jobs Program”.

Public Company Costs

Following the consummation of the Business Combination, USA Rare Earth, Inc. expects to be an SEC-reporting and NASDAQ-listed company, which will require us to hire additional staff and implement procedures and processes to address public company regulatory requirements and customary practices both before and after the consummation of the Business Combination. We expect to incur significant additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources and fees.

Liquidity and Capital Resources; Going Concern

Sources and Uses of Liquidity

Our consolidated financial statements have been prepared contemplating the continuation of the Company as a going concern and the continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. Management is aware, in making its assessment, of material uncertainties related to events or conditions that may cast significant doubt upon the Company’s ability to continue as a going concern, as described in the following paragraphs and in the section entitled “Risk Factors — Risks Related to Our Business and Industry — Since its inception, the Company has generated negative operating cash flows and we may experience negative cash flow from operations in the future. Our consolidated financial statements have been prepared on a going concern basis”. While the Company’s management believes in the viability of its strategy to generate future revenues, control costs and the ability to raise additional funds, its strategy may not be successful. The Company’s consolidated financial statements do not include any adjustments that might be necessary if the Company were unable to continue as a going concern. If the going concern basis was not appropriate for the consolidated financial statements, then adjustments would be necessary to the carrying value of assets and liabilities, the reported revenues and expenses, and the statement of financial position classifications used.

The Company has generated no revenues since inception, continues to incur losses from operations, and has an accumulated deficit. The Company’s ability to continue as a going concern is dependent upon its ability to raise capital, to implement its business plan, generate sufficient revenues, and to control operating expenses.

For the nine months ended September 30, 2024 and 2023, the Company had a net loss of $9.5 million and $2.2 million, respectively, and a net loss attributable to the Company’s members of $8.9 million and $1.5 million, respectively. For the years ended December 31, 2023 and 2022, the Company had a net loss of $8.5 million and $25.5 million, respectively, and a net loss attributable to the Company’s members of $7.4 million and $23.8 million, respectively. For the nine months ended September 30, 2024 and 2023, the Company had negative cash flows from operations of $9.5 million and $18.0 million, respectively. For the years ended December 31, 2023 and 2022, the Company had negative cash flow from operations of $21.9 million and $14.8 million, respectively. The Company had positive working capital of $18.4 million as of September 30, 2024. Management believes it will need to raise additional funds to cover capital and operating requirements necessary to implement its business strategy and plans. Based on these circumstances, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern following the issuance of its financial statements for the period ended September 30, 2024.

While additional funds may be received in connection with the Business Combination, business combinations are not considered probable of occurring until the transaction closes and as such, we have not considered the receipt of any additional funds in determining our ability to continue as a going concern.

In connection with the Class A Convertible Preferred Investment, persons related to Inflection Point that are Class A Convertible Unit Preferred Investors (including Michael Blitzer) entered into, and subsequently amended, a letter agreement with the Company (as amended, the “Company Letter Agreement”) pursuant to which, in the event that the Business Combination does not close within 12 months of August 21, 2024 and the delay is reasonably deemed to be due to factors within the Company’s control, the Company may be required to repurchase from those investors those Class A-2 Convertible Preferred Units (and related in kind accrued dividends) purchased by those investors at a price equal to the product of the applicable Class A-2 Convertible Preferred Unit original issue price multiplied by the applicable number of Class A-2 Convertible Preferred Units to be repurchased. Currently this would represent a total repurchase amount of approximately $13.5 million, which amount has been increased by additional funds in the amount of $15 million, may be further increased if additional funds are received in the future. Failure to repay the amounts due may result in interest accruing at a rate of 25% per year and the imposition of a senior secured lien on all of the Company’s assets. Pursuant to the Company Letter Agreement, the Company may not enter into agreements with other investors in connection with such investor’s direct or indirect investment in the Company on terms more favorable to any such investor in any material respect than the terms of the Class A Convertible Preferred SPAs, subject to certain exceptions. Upon the closing of the Business Combination, the Company Letter Agreement will terminate.

The Company considers cash equivalents to be highly liquid investments purchased with original maturities of three months or less. As of September 30, 2024 and December 31, 2023, the Company had $23.0 million and $13.2 million, respectively, in cash and cash equivalents.

There have been no unrealized gains or losses incurred for the nine months ended September 30, 2024 and 2023. For the year ended December 31, 2023 the Company recognized investment income of approximately $0.4 million. For the nine months ended September 30, 2024 and 2023, the Company recognized investment income of approximately $171,000 and $195,000, respectively.

Class C-1 Convertible Preferred Financing

During 2023 the Company issued 7,688,335 Class C-1 Convertible Preferred Units at a price per unit of $1.7302 for net proceeds of $13.1 million, after expenses.

Convertible Promissory Subscription

On June 30, 2022, the Company entered into a convertible promissory subscription agreement to issue a convertible promissory subscription (the “CPSA”). The sale of the Subscription was closed on July 29, 2022 with a principal amount of $20.2 million. The $20.2 million subscription was converted as of October 30, 2023 into 11,698,069 USARE Class A Units at a per unit price of $1.7302.

Cash Flows

	Nine Months Ended September 30,
(in thousands)	2024	2023
Net cash used in operating activities	$(9,487)	$(17,955)
Net cash used in investing activities	(2,469)	(5,675)
Net cash provided by financing activities	21,745	7,275

	Twelve Months Ended December 31,
(in thousands)	2023	2022
Net cash used in operating activities	$(21,928)	$(14,800)
Net cash used in investing activities	(5,956)	(15,154)
Net cash provided by financing activities	14,112	22,258

Operating Activities

During the nine months ended September 30, 2024, our operating activities used $9.5 million of net cash as compared to $18.0 million during the same period in 2023. The $8.5 million decrease in net cash used in operating activities during 2024 compared to 2023 was primarily due to our $8.0 million lower net loss adjusted for non-cash related expenses such as gain on fair market value of convertible debt, depreciation, amortization and equity-based compensation partially offset by the 2023 cash receipts from Tax Incremental Financing Agreement with the Stillwater Economic Development Authority entered in 2022. Additionally, in 2024, to conserve cash until additional funding became available, we curtailed costs primarily in payments for employee and professional services related expenses as well as research and development. We reduced our headcount from 41 employees at December 31, 2023 to 27 employees at September 30, 2024.

During the year ended December 31, 2023, our operating activities used $21.9 million of net cash as compared to $14.8 million during the same period in 2022. The $7.1 million increase in net cash used in operating activities during 2023 compared to 2022 was primarily due to $2.1 million higher net loss adjusted for non-cash related expenses such as depreciation, amortization, gain on fair market value of convertible debt and equity- based compensation and legal settlements. We started increasing our activities during 2022 by hiring additional staff and a new Chief Executive Officer. Additionally, in 2023 we settled legal claims and fees expensed in 2022 and paid for a search fee of approximately $0.5 million, which increased the cash used in operations in 2023 compared to 2022.

Investing Activities

Our Cash Flows Used in Investing Activities decreased by $3.2 million, to $2.5 million in the nine months ended September 30, 2024, from $5.7 million during the same period in 2023. The decrease was primarily due to our decision not to make additional investments on capital expenditures associated with our construction in progress until we raise further capital.

Cash Flows Used in Investing Activities decreased by $9.2 million to $6.0 million for fiscal year 2023, from $15.2 million for fiscal year 2022. The decrease was primarily due to reduced purchases of property, plant and equipment of $1.7 million, the Stillwater Facility asset purchase in fiscal year 2022 of $10.0 million, offset by equipment deposits of $2.5 million.

Financing Activities

During the nine months ended September 30, 2024, and 2023, our financing activities provided $21.7 million and $7.3 million of net cash, respectively. During the nine months ended September 30, 2024, we received gross cash proceeds of $25.5 million from issuance of Class A Convertible Preferred Units related to the Pre-Funding Pipe Financing with certain investors. The cash proceeds were offset by payment of securities issuance costs of approximately $3.8 million. During the nine months ended September 30, 2023 we received $6.3 million of cash, net of issuance costs from issuance of USARE Class-C-1 Convertible Preferred Units and $1.0 million from debt issuance.

Net Cash Provided by Financing Activities decreased by $8.1 million, to $14.1 million for fiscal year 2023, from $22.3 million for fiscal year 2022. The decrease was primarily due to lower financing activities in fiscal 2023 including issuance of USARE Class C-1 Convertible Preferred Units, net of issuance costs of $13.1 million and notes payable of $1.0 million compared with proceeds from the Subscription of $20.2 million in fiscal 2022.

Hatch Senior Convertible Promissory Note

On July 28, 2023, USA Rare Earth, LLC and Hatch LTD entered into an unsecured $1.0 million Senior Convertible Promissory Note agreement (the “Hatch Note”) with a 10% interest rate, which will mature on July 28, 2025. The interest is payable at maturity. See Note 12 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information related to the Hatch Note. The Hatch Note is expected to be converted at Closing into New USARE Common Stock.

Off-Balance Sheet Arrangements

Other than as otherwise described in this proxy statement/prospectus, we do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Results of Operations

The Company has no operating revenues. The Company is dependent on equity or other external financings to fund the Company’s pursuit and development of the Company’s consolidated business plans (including magnet production at its Stillwater Facility), to fund the Company’s mineral exploration and evaluation operations, to fund the Company’s evaluation and intended development of the Round Top Project, and also to fund all of the Company’s general, administrative, interest and other costs. As a result, the Company expects to incur operating losses until such time as either: (i) the Stillwater Facility is fully completed and operational to the extent that it generates net profits, or (ii) an economic mineral resource is identified, developed and put into profitable commercial production at the Round Top Project.

The following tables set forth components of our results of operations for the periods presented. The period-period comparison of financial results is not necessarily indicative of future results.

Comparison of nine months ended September 30, 2024 and 2023

The following tables set forth our historical results for the periods indicated, and the changes between periods:

	For the Nine Months Ended September 30,		Change
	2024	2023	$	%
	(Unaudited)
Operating Costs and Expenses
General and administrative	$3,781	$7,111	$(3,330)	(47)%
Mining exploration, development and other	965	1,063	(98)	(9)%
Depreciation	229	140	89	64%
Other employee compensation	4,300	8,392	(4,092)	(49)%
Equity-based compensation	192	1,063	(871)	(82)%
Research and development	201	1,071	(870)	(81)%
Total Operating Costs and Expenses	9,668	18,840	(9,172)	(49)%

Operating Loss	(9,668)	(18,840)	9,172	(49)%

Other Income and Expense
Other income, net	2	—	2
Investment income	171	195	(24)	(12)%
Interest expense, net	(369)	(9)	(360)	4000%
Gain (loss) on equity investments	365	(628)	993	(158)%
Gain on fair market value of convertible debt	—	17,080	(17,080)	(100)%
Total Other Income and Expense	169	16,638	(16,469)	(99)%
Net Loss	(9,499)	(2,202)	(7,297)	331%
Net Loss Attributable to Non-controlling Interest	(561)	(746)	185	(25)%
Net Loss Attributable to USARE Shareholders/Members	$(8,938)	$(1,456)	$(7,482)	514%

Revenue

As discussed above, the Company has generated no revenues since inception.

Operating Costs and Expenses

General and administrative.    General and administrative decreased by $3.3 million or 47%, to $3.8 million, in the nine months ended September 30, 2024, from $7.1 million during the same period in 2023. The decrease was primarily due to across-the-board cost reductions initiated in the second quarter of 2024 to conserve cash, including reduction in consulting related expenses, legal and professional fees, facilities costs, travel and entertainment and technology related expenses.

Mining exploration, development and other.    Mining exploration, development and other decreased by $0.1 million, or 9%, to $1.0 million in the nine months ended September 30, 2024, from $1.1 million during the same period in 2023. The decrease was primarily due to decreased spending on equipment rental and operational consulting, partially offset by increased spending on consulting for the development of the process flowsheet.

Depreciation.    Depreciation increased by $0.1 million, or 64%, to $0.2 million in the nine months ended September 30, 2024, from $0.1 million during the same period in 2023. The increase was primarily due to property, plant and equipment acquisitions made in 2023.

Other employee compensation.    Other employee compensation decreased by $4.1 million, or 49%, to $4.3 million in the nine months ended September 30, 2024, from $8.4 million during the same period in 2023. The decrease was primarily due to lower salary and bonus related expenses to curtail expenditures due to our cash flow constraints. We reduced our headcount from 41 employees at December 31, 2023 to 27 at September 30, 2024.

Equity-based Compensation.    Equity-based compensation decreased by $0.9 million, or 82%, to $0.2 million in the nine months ended September 30,2024, from $1.1 million during the same period in 2023. The decrease was primarily due to reversal of previously expensed equity-based compensation due to forfeitures and lower equity-based awards in 2024.

Research and development.    Research and development decreased by $0.9 million, or 81%, to $0.2 million in the nine months ended September 30, 2024, from $1.1 million during the same period in 2023. The decrease was primarily due to an across-the-board expense reduction, including lab supplies due to our cash flow constraints.

Other Income and Expense

Investment income.    Investment income decreased by $24 thousand, or 12%, to $171 thousand in the nine months ended September 30, 2024, from $195 thousand during the same period in 2023. The decrease was primarily due to lower balances in our money market funds.

Interest expense, net.    Our interest expense, net increased $0.4 million in the nine months ended September 30, 2024 from $9 thousand during the same period in 2023. The increase in interest expense, net in 2024 is related to $54 thousand decrease in interest income and $0.3 million increase in the interest expense and amortization of bond discount related to the Hatch Note.

Gain (loss) on equity investments.    We recorded a gain on equity investments of $0.4 million in the nine months ended September 30, 2024, compared to a loss of $0.6 million during the same period in 2023 due to share price fluctuations of our investments in a publicly traded minerals company.

Comparison of Twelve Months ended December 31, 2023 and 2022

The following tables set forth our historical results for the periods indicated, and the changes between periods:

	For the Twelve Months Ended December 31,		Change
	2023	2022	$	%
	(Unaudited)
Operating Costs and Expenses
General and administrative	$8,698	$8,746	$(48)	(1)%
Mining exploration, development and other	1,762	4,005	(2,243)	(56)%
Depreciation	308	210	98	47%
Other employee compensation	11,013	9,408	1,605	17%
Equity-based compensation	1,374	1,622	(248)	(15)%
Research and development	1,638	271	1,367	504%
Total Operating Costs and Expenses	24,793	24,262	531	2%

Operating Loss	(24,793)	(24,262)	(531)	2%

Other Income and Expense
Other (expense)/income, net	(77)	72	(149)
Investment income	363	—	363	100%
Loss on equity investments	(879)	(1,349)	470	(35)%
Gain on fair market value of convertible debt	16,848	—	16,848	100%
Total Other Income and Expense	16,255	(1,277)	17,532	(1373)%
Net Loss	(8,538)	(25,539)	17,001	(67)%
Net Loss Attributable to Non-controlling Interest	(1,123)	(1,695)	572	(34)%
Net Loss Attributable to USARE Shareholders/Members	$(7,415)	$(23,844)	$16,429	(69)%

Revenue

The Company has generated no revenue since inception.

Operating Costs and Expenses

General and administrative.    General and administrative expenses were approximately flat at $8.7 million for the fiscal years 2023 and 2022. While the legal fees decreased in 2023 as compared to 2022 after reaching a legal settlement of approximately $2.6 million with a former executive, we incurred higher facilities and insurance costs due to our expanded operations.

Mining exploration, development and other.    Mining exploration, development and other decreased by $2.2 million, or 56%, to $1.8 million for fiscal year 2023, from $4.0 million for fiscal year 2022. The decrease was primarily due to a reduction of $1.9 million in consulting fees related to the feasibility study commenced in 2022 and $0.5 million in equipment repair and maintenance partially offset by an increase in equipment rentals.

Depreciation and amortization.    Depreciation and amortization increased by $98 thousand, or 47%, to $308 thousand for fiscal year 2023, from $210 thousand for fiscal year 2022. The increase was primarily due to a full year of depreciation related to the 2022 purchases.

Other employee compensation.    Other employee compensation increased by $1.6 million, or 17%, to $11.0 million, for fiscal year 2023, from $9.4 million for fiscal year 2022. The increase was primarily due to approximately $2.1 million increase in salary-related expenses due to additional headcount hired during 2022 and $0.8 million increase in contractor expenses to help scale our operations, offset partially by a reduction in executive consulting and search fees after we hired our CEO in the fourth quarter of 2022.

Equity-based Compensation.    Equity-based compensation decreased by $248 thousand, or 15%, to $1.4 million for fiscal 2023, from $1.6 million for fiscal year 2022. The decrease was primarily due to lower equity-based awards in 2023.

Research and development.    Research and development increased by $1.4 million, or 504%, to $1.6 million, for fiscal year 2023, from $271 thousand for fiscal year 2022. The increase was primarily due to increased consulting-related expenses and increased supplies expenses.

Other Income and Expense

Other (expense)/income, net.    In 2023, we recorded $135 thousand interest expense offset by $58 thousand in interest income as compared to $72 thousand interest income in 2022. The increase in our interest expense in 2023 is related to the Hatch Note.

Investment income.    Dividend income of $363 thousand in 2023 relates to the interest income on our money market investments.

Loss on equity investments.    Loss on securities was $0.9 million in 2023, compared with $1.3 million for fiscal year 2022 due to recognition of an additional unrealized loss on the Company’s investment in a publicly traded minerals company.

Gain on fair market value of convertible debt.    Gain on the fair market value of convertible debt increased by $16.8 million, to $16.8 million, for fiscal year 2023, from $0 for fiscal year 2022. The increase is due to recognition of the gain on conversion of convertible subscription debt to USARE Class A Units.

Risks and Uncertainties Associated with Future Results of Operations

The Company operates in two industries that are both subject to intense competition, development risk, and changes in U.S. governmental policies related to green energy, defense spending and dependence on foreign suppliers. The Company’s operations are subject to significant risk and uncertainties including financial and operational risks, as well as the potential risk of business failure.

The magnet technology industry is still in its infancy in the United States, and thus the technology, processes, and capabilities are still being developed. The magnet facility requires substantial capital commitment to complete and there may be unanticipated costs or delays associated with the construction. The Company’s plans for producing magnets are based on certain estimates and assumptions we have made about our business over the next few years, including the ability to obtain the equipment and materials needed to produce magnets on a timely basis from third party vendors. Due to rapidly rising demand, there is also a risk that substitute products will become available and reduce the need for our type of high-performance magnet.

We have not yet established that the Round Top Deposit contains any commercially exploitable quantities of proven and probable mineral reserves, and we may not be able to do so. Even if the Company does eventually establish commercially exploitable quantities of mineral reserves, the Round Top Deposit may not be developed into a producing mine and the Company may not be able to extract those minerals economically. Both mineral exploration and development involve a high degree of risk, and few properties that are explored are ultimately developed into producing mines. The commercial viability of an established mineral deposit will depend on several factors including the size, grade, and other attributes of the mineral deposit, as well as proximity of the deposit to infrastructure, government regulation, and market prices, among other things. Most of these factors will be beyond the Company’s control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

For additional information see the section entitled “Risk Factors — Risks Related to Our Business and Industry”.

Critical Accounting Policies and Estimates

Our consolidated financial statements and the accompanying notes thereto included elsewhere in this proxy statement/prospectus are prepared in accordance with GAAP. The preparation of consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, costs and expenses, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from our estimates. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations, and cash flows will be affected.

We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. See Note 2. Summary of Significant Accounting Policies of Notes to our consolidated financial statements included elsewhere in this proxy statement/prospectus for a description of our other significant accounting policies. The preparation of our consolidated financial statements in conformity with GAAP requires us to make estimates and judgments that affect the amounts reported in those financial statements and accompanying notes. Although we believe that the estimates we use are reasonable, due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates. The critical accounting estimates, assumptions and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Going Concern

Under GAAP, we are required to evaluate our Company’s ability to continue as a going concern as of each annual and interim reporting date. Once liquidation is deemed imminent, we must apply the liquidation basis of accounting under ASC 205-30. Before liquidation is deemed imminent, an entity may have uncertainties about its ability to continue as a going concern. In such situations, the entity should continue to prepare its financial statements by using the going-concern basis of accounting; however, the entity may be required to disclose information about its ability to continue as a going concern, depending on the level of uncertainty and management’s plans to mitigate the uncertainty. See Note 1. Organization of Notes to our consolidated financial statements included elsewhere in this proxy statement/prospectus for further discussion on our going concern assessment.

Derivatives

We analyzed the conversion feature of the Hatch Note for derivative accounting consideration under ASC 815-15 “Derivatives and Hedging”. ASC 815-15 requires that the conversion features are bifurcated and separately accounted for as an embedded derivative contained in our convertible note. The embedded derivative is carried on the balance sheet at fair value. Any unrealized change in fair value, as determined at each measurement period, is recorded as a component of the income statement and the associated carrying amount on the balance sheet is adjusted by the change. See Note 12. Note Payable of Notes to Consolidated Financial Statements included elsewhere in this in this proxy statement/prospectus for further discussion on the embedded derivatives of the Note.

Fair Value of Financial Instruments

In 2022, we entered into the CPSA with certain investors. The CPSA was recorded as a liability at fair value on our balance sheet at inception and remeasured on each reporting date, upon modification and upon conversion. Certain events, including the next equity financing transaction, trigger conversion into a variable number of shares. See Note 13. Convertible Promissory Subscription Agreement of Notes to Consolidated Financial statements and unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus.

The CPSA was valued at fair value on a recurring basis utilizing Level 3 inputs. The fair value was determined using the weighted average value based on the estimated probability and settlement fair value for each alternative. The assumptions used in calculating the fair value of the CPSA represent our best estimates, however, these estimates involve inherent uncertainties and the application of judgment. As a result, if factors change or we use different assumptions, the value of the CPSA and the related gain recognized could be materially different.

Long-Lived Assets

In accordance with ASC 360-10 — Impairment or Disposal of Long-Lived Assets, the Company periodically reviews the carrying value of its long-lived assets, such as property, plant and equipment, to test whether current events or circumstances indicate that such carrying value may not be recoverable. When evaluating assets for potential impairment, the Company compares the carrying value of the asset to its estimated undiscounted future cash flows.

If an asset’s carrying value exceeds such estimated cash flows, the Company would record an impairment loss if the carrying amount exceeds the asset’s fair value. The Company did not record impairment related to long-lived assets for the years ended December 31, 2023 and 2022 or for the nine-month period ended September 30, 2024.

Equity-based Compensation

The Company expenses equity-based compensation to employees and non-employees in accordance with ASC 718, Compensation — Stock Compensation. The fair value of stock-based compensation awards is measured at the date of grant and amortized over the requisite service period, which is generally the vesting period, with a corresponding increase in additional paid-in capital. The Company uses the Black-Scholes option valuation model to calculate the fair value of awards granted. In the case of a share-based compensation award that is either cancelled or forfeited prior to vesting, the amortized expense associated with the unvested awards is reversed. The Company has elected to account for forfeitures as they occur. See Note 15. Equity-Based Compensation of Notes to Consolidated Financial Statements included elsewhere in this in this proxy statement/prospectus regarding stock-based compensation expense and the assumptions used in estimating the expense.

Recently Adopted Accounting Standards

See Note 2 to our consolidated financial statements found elsewhere in this proxy statement/prospectus.

Emerging Growth Company Status

In April 2012, the JOBS Act was enacted. Section 107(b) of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult.

We expect to retain our emerging growth company status until the earliest of:

•        The end of the fiscal year in which our annual revenues exceed $1.2 billion;

•        The end of the fiscal year in which the fifth anniversary of our public company registration has occurred;

•        The date on which we have issued more than $1.0 billion in non-convertible debt during the previous three-year period; and

•        The date on which we qualify as a large accelerated filer.

Quantitative and Qualitative Disclosures About Market Risk

We have operations only within the United States and as such are exposed to certain market risks in the ordinary course of our business. Market risk represents the risk that market prices, such as foreign exchange rates, interest rates and other market changes that affect market risk-sensitive instruments, will fluctuate. Information related to quantitative and qualitative disclosure about this market risk is set forth below.

Interest Rate Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. We had cash and cash equivalents totaling $23.0 million at September 30, 2024. These amounts were invested primarily in money market funds. We believe that our cash and cash equivalents do not have a material exposure to changes in the fair value as a result of changes in interest rates due to the short-term nature of our cash and cash equivalents. At September 30, 2024, we had no outstanding debt obligations subject to interest rate fluctuations.

Inflation Risk

We do not believe that inflation has a material effect on our current business, financial condition or results of operations. The Company is not yet producing products for sale at the Stillwater Facility or the Round Top Project and is not presently acquiring any associated feedstock. However, as we refurbish the Stillwater Facility, our ability to procure supplies and equipment may be impacted by rising prices and we cannot guarantee we will be able to secure these materials at favorable prices, if at all.

Cybersecurity Risk

We rely heavily on accounting, information and other data processing systems and cloud computing services, as well as those of our current and future collaborators, contractors or consultants. Such systems are vulnerable to damage or interruption from computer viruses, data corruption, cyber-related attacks, unauthorized access, natural disasters, pandemics, terrorism, war and telecommunication and electrical failures. If any of these events occur and such systems do not operate properly or are disabled or if there is any unauthorized disclosure of data, whether as a result of tampering, a breach of network security systems, a cybersecurity vulnerability or attack or otherwise, we could suffer substantial financial loss, increased costs, a disruption of our business, loss of trade secrets or other proprietary information, liability to us, regulatory intervention or reputational damage. We attempt to develop and maintain information security programs to identify and mitigate cyber risks, but the development and maintenance of these programs is costly and requires ongoing monitoring and updating as technology changes and efforts to overcome security measures become more sophisticated. For additional information see the section entitled “Risk Factors — Risks Related to Intellectual Property and Technology”.

DESCRIPTION OF NEW USARE’S SECURITIES

The following summary sets forth the material terms of the New USARE’s securities following the completion of the Business Combination. The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Proposed Certificate of Incorporation, a form of which is attached as Annex C to this proxy statement/prospectus, the Proposed By-Laws, a form of which is attached as Annex D to this proxy statement/prospectus, the Certificate of Designation, a form of which is attached as Annex E to this proxy statement/prospectus, the Warrant Agreement, which is filed as Exhibit 4.4 to the registration statement of which this proxy statement/prospectus forms a part and the Form of Warrant to be issued to each Series A Investor, a form of which is attached as Annex F to this proxy statement/prospectus. We urge you to read the Proposed Certificate of Incorporation, Proposed By-Laws, Certificate of Designation, Warrant Agreement and Form of Warrant to be issued to each Series A Investor in their entirety for a complete description of the rights and preferences of New USARE’s securities following the Business Combination.

Certain provisions of the Proposed Certificate of Incorporation, Proposed By-Laws, Certificate of Designation, Warrant Agreement and Form of Warrant to be issued to each Series A Investor summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of New USARE Common Stock.

General

The Proposed Certificate of Incorporation will authorize the issuance of 800,000,000 shares, consisting of:

•        750,000,000 shares of New USARE Common Stock, par value $0.0001 per share;

•        50,000,000 shares of New USARE Preferred Stock, par value $0.0001 per share.

Except as otherwise required by the Proposed Certificate of Incorporation, the holders of shares of New USARE Common Stock shall vote together as a single class (or, if any holders of shares of New USARE Preferred Stock are entitled to vote together with the holders of New USARE Common Stock, as a single class with such holders of New USARE Preferred Stock) on all matters submitted to a vote of stockholders of New USARE.

Common Stock

New USARE Common Stock

Voting rights.    Each holder of record of New USARE Common Stock, as such, shall have one vote for each share of New USARE Common Stock that is outstanding and held by New USARE on all matters on which stockholders are entitled to vote generally. The holders of shares of New USARE Common Stock do not have cumulative voting rights.

Dividend rights.    Subject to applicable law and the rights, if any, of the holders of any outstanding series of New USARE Preferred Stock or any other class or series of stock, in each case having a preference over or the right to participate with the New USARE Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of stock of New USARE, dividends and other distributions may be declared and paid ratably on the New USARE Common Stock out of the assets of New USARE that are legally available for this purpose at such times and in such amounts as the New USARE Board, in its discretion, shall determine.

The payment of future dividends on the shares of New USARE Common Stock will depend on the financial condition of New USARE after the completion of the Business Combination, and subject to the discretion of the New USARE Board. There can be no guarantee that cash dividends will be declared. The ability of New USARE to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by New USARE or any of its subsidiaries from time to time.

Rights upon liquidation.    In the event of dissolution, liquidation or winding up of New USARE, after payment or provision for payment of the debts and other liabilities of New USARE and subject to the rights, if any, of the holders of any outstanding series of New USARE Preferred Stock or any class or series of stock having a preference over or the right to participate with the New USARE Common Stock with respect to the distribution of assets of New USARE upon such dissolution, liquidation or winding up of New USARE, the holders of New USARE Common Stock shall be entitled to receive the remaining assets of New USARE available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Other rights.    The holders of New USARE Common Stock have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the New USARE Common Stock. The rights, preferences and privileges of holders of the New USARE Common Stock will be subject to those of the holders of any shares of the New USARE Preferred Stock that New USARE may issue in the future.

USARE Lock-Up Arrangement.    Pursuant to the Proposed By-Laws which the existing members of USARE (excluding the holders of the USARE Class A Convertible Preferred Units and the USARE Class A Preferred Investor Warrants, solely with respect to the New USARE securities received in exchange for such USARE securities) (together with their permitted transferees, the “USARE Lock-Up Holders”) will not be permitted, prior to the end of the Initial Common Stock Lock-Up Period, to Transfer any shares of New USARE Common Stock that are or will be issued or are or will be issuable to such USARE Lock-Up Holders in connection with the transactions contemplated by the Business Combination Agreement (the “USARE Lock-Up Shares”) in each case, without the prior written consent of the New USARE Board. Such Proposed By-Laws further provide that such USARE Lock-Up Holders will not be permitted to, prior to the end of the Second Common Stock Lock-Up Period, Transfer more than 50% of the USARE Lock-Up Shares in each case, without the prior written consent of the New USARE Board. The Proposed By-Laws provide for certain permitted transfers, including but not limited to, transfers to certain affiliates or family members, transfers of shares acquired on the open market after the consummation of the Business Combination, subject to certain conditions, or the exercise of certain stock options and warrants.

New USARE Preferred Stock

Up to 4,762,596 shares of New USARE Preferred Stock, all of which will be Series A Preferred Stock, will be issued or outstanding immediately after the completion of the Business Combination. The Proposed Certificate of Incorporation will authorize the New USARE Board to establish one or more series of New USARE Preferred Stock. Unless required by law or any stock exchange, the authorized shares of New USARE Preferred Stock will be available for issuance without further action by the holders of New USARE Common Stock.

The New USARE Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of New USARE Preferred Stock. The issuance of New USARE Preferred Stock may have the effect of delaying, deferring or preventing a change in control of New USARE without further action by the stockholders. Additionally, the issuance of New USARE Preferred Stock may adversely affect the holders of the New USARE Common Stock by restricting dividends on the New USARE Common Stock, diluting the voting power of the New USARE Common Stock or subordinating the liquidation rights of the New USARE Common Stock. As a result of these or other factors, the issuance of New USARE Preferred Stock could have an adverse impact on the market price of the New USARE Common Stock.

In connection with the Series A Preferred Stock Investment, the Inflection Point Board will adopt the Certificate of Designation of Preferences, Rights and Limitations of 12% Series A Cumulative Convertible Preferred Stock, creating the Series A Preferred Stock.

Dividends:    The Series A Preferred Stock will accrue dividends daily at the rate of 12% per annum of the Stated Value (if paid in kind), plus the amount of previously accrued dividends paid in kind, or 10% per annum of the Stated Value (if paid in cash), plus the amount of previously accrued dividends. Such dividends will compound semi-annually.

Liquidation Preference:    Upon any liquidation or deemed liquidation event, the holders of Series A Preferred Stock will be entitled to receive out of the available proceeds, before any distribution is made to holders of common stock or any other junior securities, an amount per share equal to the greater of (i) 100% of the Accrued Value (as defined in the Series A Preferred Stock Certificate of Designation) or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into New USARE Common Stock immediately prior to the liquidation event. Thereafter, the holders of Series A Preferred Stock will be entitled to receive their pro-rata share, of the remaining available proceeds available for distribution to stockholders, on an as-converted to common stock basis.

Voting:    The Series A Preferred Stock will (i) vote together with the New USARE Common Stock as a single class, except as required by law and (ii) as noted below under “Protective Provisions”. Each holder of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of New USARE Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

Protective Provisions:    For as long as 20% of the shares of Series A Preferred Stock issued as of the Closing are held by Inflection Point Asset Management LLC, and certain other holders of Series A Preferred Stock and their respective affiliates, New USARE shall not, without the affirmative vote or action by written consent of holders of more than 80% of the issued and outstanding shares of Series A Preferred Stock (the “Requisite Holders”), take any of the following actions: (i) liquidate, dissolve or wind up the affairs of New USARE; (ii) amend, alter, or repeal any provision of the Series A Preferred Stock Certificate of Designation or any similar document of New USARE in a manner adverse to the Series A Preferred Stock; (iii) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security unless such security ranks junior to the Series A Preferred Stock with respect to its rights, preferences and privileges, or increase the authorized number of shares of Series A Preferred Stock; (iv) purchase or redeem or pay any cash dividend on any capital stock ranking junior to the Series A Preferred Stock, other than stock repurchased at cost from former employees and consultants in connection with the cessation of their service; (v) enter into any transaction with an affiliate, other than the issuance of equity or awards to eligible participants under New USARE’s incentive plan, equity plan or equity-based compensation plan, or with respect to employment, consulting or award agreements with respect to executive officers of New USARE, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of New USARE; or (vi) incur or guarantee any indebtedness, other than equipment leases or trade payables incurred in the ordinary course of business, if the aggregate indebtedness of New USARE and its subsidiaries for borrowed money following such action would exceed $5,000,000; provided, however, that the Series A Preferred Stock shall not be considered indebtedness for purposes of this calculation.

Conversion:    Each share of Series A Preferred Stock will be convertible into New USARE Common Stock at any time at the option of the holder at a rate equal to the Accrued Value, divided by the then-applicable conversion price. The conversion price will initially be $12.00, subject to adjustments for stock dividends, splits, combinations and similar events and customary anti-dilution adjustments, including with respect to future issuances or sales of New USARE Common Stock at prices less than $10.00 per share. In addition, if the 20-day volume-weighted average price of the New USARE Common Stock on the twenty-first trading day following the date that is six months after Closing Date is less than the conversion price then in effect, the conversion price will be adjusted to the greater of (i) such volume weighted average price and (ii) $7.50.

Put Rights:    Unless prohibited by applicable law governing distributions to stockholders, the Series A Preferred Stock shall be redeemable at the option of the Requisite Holders commencing any time after the 5th anniversary of the Closing at a price equal to the Accrued Value.

Call Rights:    Unless prohibited by applicable law governing distributions to stockholders, the Series A Preferred Stock shall be redeemable at the option of New USARE commencing any time (A) prior to the 1st anniversary of the Closing at a price equal to the 150% of the Accrued Value, (B) on or after the 1st anniversary but prior to the 2nd anniversary of the Closing at a price equal to the 140% of the Accrued Value, (C) on or after the 2nd anniversary of the Closing but prior to the 3rd anniversary of the Closing at a price equal to the 130% of the Accrued Value, (D) on or after the 3rd anniversary of the Closing but prior to the 4th anniversary of the Closing at a price equal to the 120% of the Accrued Value, (E) on or after the 4th anniversary of the Closing but prior to the 5th anniversary of the Closing at a price equal to the 110% of the Accrued Value, or (F) on or after the 5th anniversary of the Closing at a price equal to the 100% of the Accrued Value.

Warrants

As a result of and upon the effective time of the Domestication, amongst other things (a) each Inflection Point Warrant will be automatically converted into a redeemable New USARE Warrant on the same terms as the Inflection Point Warrants, and (b) each Inflection Point Unit issued and outstanding as of immediately prior to the Domestication will automatically be canceled and each holder will receive one share of New USARE Common Stock and one-half of one New USARE Warrant. No fractional New USARE Warrants will be issued upon separation of the Inflection Point Units.

Public Warrants

Each whole New USARE Warrant received upon conversion of a Public Warrant will entitle the registered holder to purchase one share of New USARE Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, provided that New USARE has an effective registration statement under the Securities Act covering the shares of New USARE Common Stock issuable upon exercise of such New USARE Warrants and a current prospectus relating to them is available (or New USARE permits holders to exercise such New USARE Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its New USARE Warrants only for a whole number of shares of New USARE Common Stock. This means only a whole New USARE Warrant may be exercised at a given time by a warrant holder. No fractional New USARE Warrants will be issued upon separation of the Inflection Point Units and only whole New USARE Warrants will trade. The New USARE Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

New USARE will not be obligated to deliver any shares of New USARE Common Stock pursuant to the exercise of a New USARE Warrant issued upon conversion of a Public Warrant and will have no obligation to settle such New USARE Warrant exercise unless a registration statement under the Securities Act with respect to the shares of New USARE Common Stock underlying such New USARE Warrants is then effective and a prospectus relating thereto is current, subject to New USARE satisfying its obligations described below with respect to registration. No New USARE Warrant issued upon conversion of a Public Warrant will be exercisable and New USARE will not be obligated to issue a share of New USARE Common Stock upon exercise of such New USARE Warrant unless the share of New USARE Common Stock issuable upon exercise of such New USARE Warrant has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of such New USARE Warrant. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a New USARE Warrant issued upon conversion of a Public Warrant, the holder of such New USARE Warrant will not be entitled to exercise such New USARE Warrant and such New USARE Warrant may have no value and expire worthless. In no event will New USARE be required to net cash settle any New USARE Warrant. In the event that a registration statement is not effective for the shares of New USARE Common Stock underlying the exercised New USARE Warrants, the purchaser of an Inflection Point Unit containing the Public Warrant that has been converted into a New USARE Warrant will have paid the full purchase price for the Inflection Point Unit solely for the Public Share underlying such Inflection Point Unit.

Inflection Point registered the Inflection Point Class A Ordinary Shares issuable upon exercise of the Public Warrants in the registration statement for its IPO because the Public Warrants (or the New USARE Warrants into which the Public Warrants convert) will become exercisable 30 days after the completion of the Business Combination, which, at the time of the IPO, may have occurred within one year of the IPO. However, because the New USARE Warrants will be exercisable until their expiration date of up to five years after the completion of the Business Combination, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of the Business Combination, under the terms of the Warrant Agreement, Inflection Point has agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of the Business Combination, New USARE will use its best efforts to file with the SEC a post-effective amendment to the registration statement for the IPO or a new registration statement covering the registration under the Securities Act of the shares of New USARE Common Stock issuable upon exercise of the New USARE Warrants and thereafter will use its best efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain a current prospectus relating to the shares of New USARE Common Stock issuable upon exercise of the New USARE Warrants until the expiration of the New USARE Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of New USARE Common Stock issuable upon exercise of the New USARE Warrants is not effective by the sixtieth (60th) business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when New USARE will have failed to maintain an effective registration statement, exercise New USARE Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the New USARE Common Stock is at the time of any exercise of a New USARE Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New USARE may, at its option, require holders of New USARE Warrants who exercise their New USARE Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New USARE so elects,

New USARE will not be required to file or maintain in effect a registration statement, and in the event New USARE does not so elect, New USARE will use its best efforts to register or qualify the shares of New USARE Common Stock under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the New USARE Warrants for that number of shares of New USARE Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New USARE Common Stock underlying the New USARE Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of such New USARE Warrants by (y) the fair market value. The “fair market value” as used in this paragraph means the volume weighted average price of the New USARE Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of New USARE Warrants when the price per share of New USARE Common Stock equals or exceeds $18.00.    Once the New USARE Warrants become exercisable, New USARE may redeem the outstanding New USARE Warrants:

•        in whole and not in part;

•        at a price of $0.01 per New USARE Warrant; upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the closing price of the New USARE Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a New USARE Warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three business days before New USARE sends the notice of redemption to the warrant holders.

If and when the New USARE Warrants become redeemable by New USARE, New USARE may exercise its redemption right even if New USARE is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Inflection Point has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the New USARE Warrant exercise price. If the foregoing conditions are satisfied and New USARE issues a notice of redemption of the New USARE Warrants, each warrant holder will be entitled to exercise his, her or its New USARE Warrant prior to the scheduled redemption date. However, the price of the New USARE Common Stock may fall below the $18.00 per share redemption trigger price (as adjusted for stock dividends, split-ups, reorganizations, recapitalizations and the like) as well as the $11.50 New USARE Warrant exercise price after the redemption notice is issued.

Redemption Procedures

A holder of a New USARE Warrant may notify New USARE in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such New USARE Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the New USARE Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of New USARE Common Stock is increased by a stock dividend payable in shares of New USARE Common Stock, or by a split-up of shares of New USARE Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New USARE Common Stock issuable on exercise of each New USARE Warrant will be increased in proportion to such increase in the outstanding shares of New USARE Common Stock. A rights offering made to all or substantially all holders of New USARE Common Stock entitling holders to purchase shares of New USARE Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of New USARE Common Stock equal to the product of (i) the number of shares of New USARE Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New USARE Common Stock) and (ii) the quotient of (x) the price per share of New USARE Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of New USARE Common Stock, in determining the price payable for shares of New USARE Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of New USARE Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of New USARE Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if New USARE, at any time while the New USARE Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to all or substantially all the holders of shares of New USARE Common Stock on account of such shares of New USARE Common Stock (or other securities into which the New USARE Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the New USARE Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New USARE Common Stock in respect of such event.

If the number of outstanding shares of New USARE Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of New USARE Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New USARE Common Stock issuable on exercise of each New USARE Warrant will be decreased in proportion to such decrease in outstanding shares of New USARE Common Stock.

Whenever the number of shares of New USARE Common Stock purchasable upon the exercise of the New USARE Warrants is adjusted, as described above, the New USARE Warrant exercise price will be adjusted by multiplying the New USARE Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New USARE Common Stock purchasable upon the exercise of the New USARE Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New USARE Common Stock so purchasable immediately thereafter.

In addition, if (i) Inflection Point issues additional Inflection Point Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at a Newly Issued Price of less than $9.20 per Inflection Point Ordinary Share (with such issue price or effective issue price to be determined in good faith by the Inflection Point Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds (including from such issuances and the IPO), and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions) and (z) the Market Value of Inflection Point Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which Inflection Point consummates the Business Combination is below $9.20 per share, then the exercise price of the New USARE Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of New USARE Common Stock (other than those described above or that solely affects the par value of such shares of New USARE Common Stock), or in the case of any merger or consolidation of New USARE with or into another corporation (other than a consolidation or merger in which New USARE is the continuing corporation and that does not result in any reclassification or reorganization of its issued and outstanding shares of New USARE Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New USARE as an entirety or substantially as an entirety in connection with which New USARE is dissolved, the holders of the New USARE Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the New USARE Warrants and in lieu of the shares of New USARE Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the New USARE Warrants would have received if such holder had exercised their New USARE Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of New USARE Common Stock in such a transaction is payable in the form of capital stock or shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the New USARE Warrant properly exercises the New USARE Warrant within thirty days following public disclosure of such transaction, the New USARE Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the New USARE Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the New USARE Warrants when an extraordinary transaction occurs during the exercise period of the New USARE Warrants pursuant to which the holders of the New USARE Warrants otherwise do not receive the full potential value of the New USARE Warrants.

The Inflection Point Warrants were, and the New USARE Warrants will be, issued in registered form under a Warrant Agreement between Continental, as warrant agent, and Inflection Point (prior to the Business Combination) and New USARE (after the Business Combination). The Warrant Agreement provides that the terms of the New USARE Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Inflection Point Warrants and the Warrant Agreement set forth in the registration statement for the IPO, (ii) adjusting the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the New USARE Warrants, provided that the approval by the holders of at least 50% of the then-outstanding New USARE Warrants received upon conversion of Public Warrants is required to make any change that adversely affects the interests of the registered holders of such New USARE Warrants, and, solely with respect to any amendment to the terms of the New USARE Warrants received upon conversion of Private Placement Warrants, 50% of such New USARE Warrants.

Private Placement Warrants

The New USARE Warrants received upon conversion of the Private Placement Warrants (including the shares of New USARE Common Stock issuable upon exercise of such New USARE Warrants) will not be transferable, assignable or saleable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to Inflection Point’s officers and directors and other persons or entities affiliated with the Sponsor). Except as described herein, the New USARE Warrants received upon conversion of the Private Placement Warrants have terms and provisions that are identical to those of the New USARE Warrants received upon conversion of the Public Warrants.

Series A Preferred Investor Warrants

The Series A Preferred Investor Warrants are immediately exercisable upon issuance at Closing and expire five years from the date of Closing at 5:00 p.m., New York City time (the “PIW Termination Date”). The Series A Preferred Investor Warrants include customary cash and cashless exercise provisions. Each Preferred Investor Warrant is initially exercisable at $12.00 per share of New USARE Common Stock, subject to the same anti-dilution and other adjustments as the Series A Preferred Stock.

The Series A Preferred Investor Warrants do not include any redemption features. The Series A Preferred Investor Warrants may be exercised on a cashless basis if, at any time after the six month anniversary of the Closing Date, there is not an effective registration statement with respect to the shares of New USARE Common Stock Preferred Investor Warrants. On the PIW Termination Date, the Series A Preferred Investor Warrants will be automatically exercised on a cashless basis. To exercise on a cashless basis, the holder of the Series A Preferred Investor Warrant would pay the exercise price by surrendering the Series A Preferred Investor Warrant (or part thereof) for that number of shares of New USARE Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New USARE Common Stock underlying the Preferred Investor Warrant, multiplied by the excess of the daily volume weighted average price of the New USARE Common Stock on the date specified by the Preferred Investor Warrant less the exercise price of such Preferred Investor Warrant by (y) the daily volume weighted average price of the New USARE Common Stock on the date specified by the Preferred Investor Warrant.

The holders of Series A Preferred Investor Warrants will not have the rights or privileges of holders of shares of New USARE Common Stock or any voting rights in respect of the Series A Preferred Investor Warrants or underlying shares of New USARE Common Stock until they exercise their Series A Preferred Investor Warrants and receive shares of New USARE Common Stock. After the issuance of shares of New USARE Common Stock upon exercise of the Series A Preferred Investor Warrants, each holder will be entitled to one vote for each share of New USARE Common Stock held of record on all matters to be voted on by stockholders.

Anti-Takeover Effects of the Proposed Certificate of Incorporation, the Proposed Bylaws and Certain Provisions of Delaware Law

The provisions of the Proposed Certificate of Incorporation, the Proposed By-Laws and the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of New USARE Common Stock.

The Proposed Certificate of Incorporation and Proposed By-Laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the New USARE Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by such board of directors.

These provisions include:

•        Authorized but Unissued Capital Stock.    The authorized but unissued shares of New USARE Preferred Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of New USARE Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of common stock by means of a proxy contest, tender offer, merger or otherwise.

•        No Cumulative Voting for Directors.    The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Proposed Certificate of Incorporation does not provide for cumulative voting. As a result, the holders of shares of New USARE Common Stock representing a majority of the voting power of all of the outstanding shares of our capital stock of will be able to elect all of the directors then standing for election.

•        Quorum.    The Proposed By-Laws will provide that at all meetings of the New USARE Board, a majority of the Whole Board (as defined therein) will constitute a quorum for the transaction of business.

•        Action by Written Consent.    Any action required or permitted to be taken by the stockholders of New USARE must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in lieu of a meeting of stockholders by such holders; provided, however, that any action required or permitted to be taken by the holders of New USARE Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate(s) of designation relating to such series of New USARE Preferred Stock.

•        Special Meetings of Stockholders.    The Proposed Certificate of Incorporation will provide that, except as otherwise required by law and subject to the rights of the holders of any series of New USARE Preferred Stock, special meetings of the stockholders of New USARE for any purpose or purposes may be called at any time only by or at the direction of the Chair of the New USARE Board or by a resolution adopted by the affirmative vote of a majority of the total number of directors that New USARE would have if there were no vacancies on the New USARE Board, but such special meetings may not be called by stockholders or any other Person or Persons.

•        Advance Notice Procedures.    The Proposed By-Laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of the stockholders, and for stockholder nominations of persons for election to the New USARE Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the New USARE Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the secretary of New USARE timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Proposed By-Laws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Proposed By-Laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of New USARE.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of New USARE and its stockholders, through stockholders’ derivative suits on New USARE’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Proposed Bylaws provide that New USARE must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. New USARE is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. New USARE believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Proposed Certificate of Incorporation and the Proposed By-Laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New USARE and its stockholders. In addition, your investment may be adversely affected to the extent New USARE pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. New USARE believes that these provisions, liability insurance and any indemnity agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to New USARE’ directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, New USARE has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of Inflection Point’s directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The Transfer Agent and registrar for the shares of New USARE Common Stock will be Continental.

Listing

Pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), Inflection Point is required to cause the New USARE Common Stock issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. Following the Closing, the New USARE Common Stock and New USARE Warrants are intended to be listed, subject to Nasdaq approval, under the proposed symbols “USAR” and “USARW”, respectively. It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the New USARE Common Stock and New USARE Warrants or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the New USARE securities would not be listed on any nationally recognized securities exchange.

MARKET PRICE AND DIVIDENDS OF SECURITIES

Market Price of Inflection Point Units, Inflection Point Ordinary Shares and Public Warrants

Market Price and Ticker Symbol

Inflection Point’s Units, Public Shares and Public Warrants are currently listed on Nasdaq under the symbols “IPXXU”, “IPXX”, and “IPXXW”, respectively.

The closing price of Inflection Point’s Units, Public Shares and Public Warrants on August 20, 2024, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.87, $10.69 and $0.20, respectively. As of January 29, 2025, the Record Date for the extraordinary general meeting, the closing price for each Inflection Point Unit, Public Share and Public Warrant was $13.34, $12.58 and $0.87, respectively.

Holders

As of the Record Date, there was one holder of record of Inflection Point Units, one holder of record of Inflection Point Public Shares, one holder of record of Founder Shares, one holder of record of Public Warrants and two holders of record of Private Placement Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Inflection Point Units, Public Shares and Public Warrants are held of record by banks, brokers and other financial institutions.

Dividends

Inflection Point has not paid any cash dividends on the Inflection Point Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of an initial business combination. The payment of any cash dividends subsequent to an initial business combination will be within the discretion of our board of directors at such time. If we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

USARE

Recent Sales of Unregistered Securities of USARE

During the past three years, USARE has sold or issued the follow securities:

Equity Grants

During the past three years, USARE issued USARE Incentive Units to employees and other service providers in the following amounts: in 2024, USARE granted 1,168,186 USARE Incentive Units; in 2023, USARE granted 6,672,618 USARE Incentive Units and in 2022, USARE granted 7,855,000 USARE Incentive Units.

On January 2, 2023, USARE also issued 917,263 USARE Class A Units to its then-chief executive officer in connection with the officer’s commencement of employment.

Other Issuances

During 2023, USARE issued Class C-1 Convertible Preferred Units at a per unit price of approximately $1.73 for an aggregate offering price of $13.3 million, consisting of: 3,604,486 Class C-1 Convertible Preferred Units on September 1, 2023; and 4,083,849 Class C-1 Convertible Preferred Units on October 9, 2023. These units were issued to certain existing holders of Class C-1 Convertible Preferred Units.

On October 15, 2023, USARE sold an aggregate of 11,698,069 USARE Class A Units to certain new investors at a price per unit of approximately $1.73 for an aggregate offering price of $20.2 million.

On February 23, 2024, USARE issued an aggregate of 588,246 Convertible Preferred Class C Warrants with an exercise price of approximately $0.62 per warrant and 300,000 Convertible Preferred Class C Warrants with an exercise price of approximately $1.73 per warrant, to a previous service provider as compensation for their prior service.

Transactions Related to the Business Combination

On August 21, 2024, in connection with the Business Combination and as further discussed above in the sections entitled “The Business Combination Proposal — Series A SPA, Series A Preferred Stock and Series A Preferred Investor Warrants” and “The Business Combination Proposal — Class A Convertible Preferred Investment”, USARE issued an aggregate of 1,176,471 Class A-1 Convertible Preferred Units for an aggregate offering price of $12,000,000, an aggregate of 1,323,529 Class A-2 Convertible Preferred Units for an aggregate offering price of $13,500,000 and an aggregate of 3,000,000 Class A Preferred Investor Warrants, with an initial exercise price of $12.00 per warrant.

Securities Act Exemptions

USARE issued the securities in the foregoing transactions as private placements pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act.

Market Price of USARE Securities

Market price information regarding USARE is not provided because there is no public market for USARE’s securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of USARE — Liquidity and Capital Resources”.

Dividend Policy of New USARE Following the Business Combination

USARE does not intend to pay cash dividends after the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of our board of directors at such time. If we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to Inflection Point regarding (i) the beneficial ownership of Inflection Point Ordinary Shares as of December 31, 2024 (pre-Business Combination) and (ii) the expected beneficial ownership following the consummation of the Business Combination (post-Business Combination) of New USARE Common Stock (assuming a “no redemptions” scenario and a “maximum redemptions” scenario as described below) by:

•        each of Inflection Point’s current executive officers and directors, and all executive officers and directors of Inflection Point as a group, in each case pre-Business Combination;

•        each person who will become a named executive officer or director of New USARE, and all executive officers and directors of New USARE as a group, in each case post-Business Combination;

•        each person who is known to be the beneficial owner of more than 5% of a class of Inflection Point Ordinary Shares pre-Business Combination; and

•        each person who is expected to be the beneficial owner of more than 5% of a class of New USARE equity securities post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, Inflection Point believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

The beneficial ownership of Inflection Point ordinary shares pre-Business Combination is based on 2,205,349 Public Shares and 6,250,000 Founder Shares issued and outstanding as of December 31, 2024.

The expected beneficial ownership of New USARE Common Stock post-Business Combination is calculated as if Closing occurs on December 31, 2024, and assumes two scenarios: (i) no Public Shares are redeemed and, (ii) the maximum number of 2,205,349 Public Shares are redeemed. Based on the foregoing assumptions, we have estimated that there would be 82,613,884 shares of New USARE Common Stock issued and outstanding in the “no redemptions” scenario and 80,408,535 shares of New USARE Common Stock issued and outstanding in the “maximum redemptions” scenario. In each case, we have assumed that an aggregate of 73,281,035 shares of New USARE Common Stock are issued to USARE Members as the Aggregate Base Consideration (assuming (i) there is no aggregate indebtedness of USARE and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions) and (ii) the amount at which each Public Share may be redeemed pursuant to the Redemption is approximately $10.92). The expected beneficial ownership of Series A Preferred Stock post-Business Combination is calculated as if Closing occurs on December 31, 2024 and takes into account accrued payment-in-kind interest through that date. Based on the foregoing assumptions, we have estimated that there would be 4,360,417 shares of Series A Preferred Stock. Pursuant to SEC rules, shares of New USARE Common Stock underlying shares of Series A Preferred Stock owned by each person are deemed outstanding for the purpose of computing the percentage ownership of such person, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

	Pre-Business Combination				Post-Business Combination(1)
					No Additional Redemption					Maximum Additional Redemptions
Name and Address of Beneficial Owner+	Number of Inflection Point Class A Ordinary Shares	%	Number of Inflection Point Class B Ordinary Shares(2)%		Number of shares of New USARE Common Stock	%	Number of shares of Series A Preferred Stock	%	Total Voting %	Number of shares of New USARE Common Stock	%	Number of shares of Series A Preferred Stock	%	Total Voting %
Directors and Executive Officers of Inflection Point Before the Business Combination(3)
Michael Blitzer(4)	6,200,000	73.9%	50,000	100.0%	15,417,918	16.8%	1,594,389	36.6%	9.0%	15,417,918	17.2%	1,594,389	36.6%	9.3%
Nicholas Shekerdemian	—	—	—	—	*	*	*	*	*	*	*	*	*	*
Paula Sutter	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Elliot Richmond	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Erica Dorfman	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Samuel Sayegh	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Peter Ondishin	—	—	—	—	—	—	—	—	—	—	—	—	—	—
All officers and directors as a group (6 individuals)	6,200,000	73.9%	50,000	100.0%	15,466,938	16.8%	1,618,899	37.1%	9.0%	15,466,938	17.3%	1,618,899	37.1%	9.3%
Directors and Executive Officers of New USARE After the Business Combination(5)
Joshua Ballard(6)	—	—	—	—	50,000	*	—	—	*	50,000	*	—	—	*
Michael Blitzer	6,200,000	73.9%	50,000	100.0%	15,417,918	16.8%	1,594,389	36.6%	9.0%	15,417,918	17.2%	1,594,389	36.6%	9.3%
Mordechai Gutnick(10)	—	—	—	—	13,842,710	16.8%	—	—	15.9%	13,842,710	17.2%	—	—	16.3%
Paul Kern	—	—	—	—	165,744	*	—	—	*	165,744	*	—	—	*
David Kronenfeld	—	—	—	—	70,929	*	—	—	*	70,929	*	—	—	*
Steve Ridge	—	—	—	—	67,842	*	—	—	*	67,842	*	—	—	*
Otto Schwethelm	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Michael Senft	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Tready Smith(8)	—	—	—	—	15,542,661	18.8%	—	—	17.9%	15,542,661	19.3%	—	—	18.3%
Carolyn Trabuco	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Christopher Boling	—	—	—	—	—	—	—	—	—	—	—	—	—	—
All officers and directors as a group (11 individuals)	6,200,000	73.9%	50,000	100.0%	45,185,690	46.1%	1,594,389	36.6%	42.9%	45,185,690	47.6%	1,594,389	36.6%	44.2%
Five Percent Holders
Inflection Point Holdings II LLC(7)	6,200,000	73.8%	50,000	100.0%	12,250,000	13.8%	—	—	7.2%	11,350,000	14.2%	—	—	7.4%
Tready Smith(8)	—	—	—	—	15,542,661	18.8%	—	—	17.9%	15,542,661	19.3%	—	—	18.3%
U.S. Trading Metals RE, LLC(9)	—	—	—	—	4,573,559	5.5%	—	—	5.3%	4,573,559	5.7%	—	—	5.4%
Mordechai Gutnick(10)	—	—	—	—	13,842,710	16.8%	—	—	15.9%	13,842,710	17.2%	—	—	16.3%
The DinSha Dynasty Trust(11)	—	—	—	—	4,466,738	5.4%	—	—	5.1%	4,466,738	5.6%	—	—	5.3%
Inflection Point Fund I, LP(12)	—	—	—	—	2,586,718	3.0%	1,191,498	27.3%	1.4%	2,586,718	3.1%	1,023,328	27.3%	1.6%
Newtyn Management, LLC(13)	700,000	8.3%	—	—	3,684,112	4.3%	1,513,524	34.7%	2.5%	2,984,112	3.6%	1,513,524	34.7%	1.8%
Harraden Circle Investments, LLC(14)	700,000	8.3%	—	—	700,000	*	—	—	*	—	—	—	—	—
Bowon M&P Co., Ltd.(15)	—	—	—	—	1,548,438	1.8%	716,330	16.4%	*	1,548,438	1.9%	716,330	16.4%	*
LINEA Investment, Inc.(16)	—	—	—	—	1,106,027	1.3%	511,664	11.7%	*	1,106,027	1.4%	511,664	11.7%	*

––––––––––

+        Prior to the redemptions of Public Shares that took plan in connection with the Extension Amendment, certain unaffiliated persons filed beneficial ownership reports on Schedules 13G. Based on (i) the magnitude of the redemptions in connection with the Extension Amendment and (ii) the purchase of an aggregate of 1,700,000 Public Shares by the counterparties to the non-redemption agreements, Inflection Point has reason to believe that, as of December 31, 2024, the unaffiliated persons who previously filed beneficial ownership reports on Schedules 13G no longer hold the Inflection Point Class A Ordinary Shares reported in their respective beneficial ownership reports on Schedules 13G. Accordingly, such persons are not included as current holders of Inflection Point Class A Ordinary Shares in this table.

*        Less than one percent

(1)      The ownership percentages disclosed in this table may be impacted by the potential sources of dilution disclosed above in the sections entitled “What equity stake will current Inflection Point shareholders and USARE Members hold in New USARE immediately after the consummation of the Business Combination?” and “Ownership of New USARE”. The ownership percentages indicated with respect to the number of shares of New USARE Common Stock represent such person’s ownership calculated in accordance with Rule 13d-3. The ownership percentages with respect to the number of shares of Series A Preferred Stock represent such person’s ownership percentage of the series of Series A Preferred Stock. The ownership percentages indicated with respect to total voting percentage represent such person’s total voting power on an as-converted basis.

(2)      Interests shown consist solely of Founder Shares, classified as Inflection Point Class B Ordinary Shares. Such shares will automatically convert into Inflection Point Class A Ordinary Shares immediately prior to the Domestication on a one-for-one basis.

(3)      Unless otherwise noted, the business address of each of the following is c/o Inflection Point Acquisition Corp. II, 167 Madison Avenue Suite 205 #1017, New York, New York.

(4)      Pre-Business Combination interests consist of 6,250,000 Founder Shares held by the Sponsor. Post-Business Combination interests consist of (i) 6,250,000 shares of New USARE Common Stock held by the Sponsor, (ii) 6,000,000 shares of New USARE Common Stock underlying 6,000,000 New USARE Warrants held by the Sponsor (iii) 402,891 shares of Series A Preferred Stock to be held by Mr. Blitzer, (iv) 402,891 shares of New USARE Common Stock issuable upon conversion of 402,891 shares of Series A Preferred Stock to be held by Mr. Blitzer, at the initial conversion price, (v) 178,309 shares of New USARE Common Stock issuable upon exercise of a Series A Preferred Investor Warrant to be issued to Mr. Blitzer at Closing, (vi) 1,191,498 shares of Series A Preferred Stock to be held by Inflection Point Fund, (vii) 1,191,498 shares of New USARE Common Stock issuable upon conversion of 1,191,498 shares of Series A Preferred Stock to be held by Inflection Point Fund, at the initial conversion price and (viii) 1,395,220 shares of New USARE Common Stock issuable upon exercise of Series A Preferred Investor Warrants to be held by Inflection Point Fund at Closing. Conversion calculations of Series A Preferred Stock to New USARE Common Stock assume as $12 initial conversion price per share and no adjustments to such conversion price. Mr. Blitzer is the sole managing member of the Sponsor and holds voting and investment discretion with respect to the ordinary shares held of record by the Sponsor. Inflection Point Asset Management LLC and Inflection Point GP I LLC are the investment manager and general partner, respectively, of Inflection Point Fund. Mr. Blitzer controls each Inflection Point Fund, Inflection Point Asset Management LLC and Inflection Point GP I LLC, including the exercise of voting and investment discretion over the securities held or to be held by Inflection Point Fund. Mr. Blitzer disclaims any beneficial ownership of the securities held by the Sponsor, Inflection Point Fund, Inflection Point Asset Management LLC and Inflection Point GP I LLC other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(5)      Unless otherwise noted, the business address is 100 W Airport Road, Stillwater, Oklahoma 74075, c/o USARE.

(6)      Mr. Ballard is expected to receive 50,000 restricted stock units of New USARE that would be immediately vested upon issuance following and in connection with the Closing of the Business Combination.

(7)      Pre-Business Combination interests consist of 6,250,000 Inflection Point Class B Ordinary Shares held by the Sponsor. Post-Business Combination interests consist of (i) 6,250,000 shares of New USARE Common Stock held by the Sponsor, (ii) 6,000,000 shares of New USARE Common Stock underlying 6,000,000 New USARE Warrants held by the Sponsor. Mr. Blitzer is the sole managing member of Inflection Point Holdings II LLC and holds voting and investment discretion with respect to the ordinary shares held of record by Infection Point Holdings II LLC. Mr. Blitzer disclaims any beneficial ownership of the securities held by the Sponsor, other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(8)      Consists of: 11,792,046 shares held of record by Bayshore Rare Earths II, LLC, and Ms. Smith is the beneficial owner of such shares; 3,652,121 shares held of record by Bayshore Rare Earths, LLC, and Ms. Smith is the beneficial owner of such shares; 37,669 shares held of record by Tready Smith Revocable Trust and beneficially owned by Ms. Smith; and 60,825 shares held of record by Ms. Smith’s husband Thayer Smith, with respect to which shares Ms. Smith shares voting and dispositive control. The address for Bayshore Rare Earths II, LLC, Bayshore Rare Earths, LLC, and Ms. Smith is 1700 S. MacDill Avenue, Suite 340, Tampa, Florida 33629.

(9)      The address for U.S. Trading Metals RE, LLC (“US Trading Metals”) is 767 5th Avenue, 6th Floor-Water B, New York City, NY 10153. The Company was informed by US Trading Metals that it is the beneficial owner of the shares held of record by it. The Company has reason to believe that US Trading Metals may be beneficially owned by Steven Rosenfeld.

(10)    Consists of 13,842,710 shares held of record by The Critical Minerals Trust, of which Mordechai Gutnick is the trustee. Mr. Gutnick is the sole beneficial owner of such shares. The address for Mr. Gutnick is 100 W Airport Road, Stillwater, Oklahoma 74075, c/o USARE.

(11)   The address for The DinSha Dynasty Trust (the “DinSha Trust”) is 607 Patten Avenue, Long Branch, NJ 07740. The Company was informed by the DinSha Trust that (i) it is the beneficial owner of the shares held of record by it, (ii) the grantor of the trust is Stewart Kleiner (but he is not a trustee or beneficiary), (iii) the trust is an irrevocable trust and (iv) the trustees of the trust are Kerry (Gottlieb) Silverstrom, Shana Kleiner and Dina Kleiner. Each of the trustees may be deemed to beneficially own the shares held by the DinSha Trust.

(12)    Post-combination interests consist of (i) 1,191,498 shares of Series A Preferred Stock to be held by Inflection Point Fund, (ii) 1,191,498 shares of New USARE Common Stock issuable upon conversion of 1,191,498 shares of Series A Preferred Stock to be held by Inflection Point Fund, at the initial conversion price and (ii) 1,395,220 shares of New USARE Common Stock issuable upon exercise of Series A Preferred Investor Warrants to be held by Inflection Point Fund at Closing. Conversion calculations of Series A Preferred Stock to New USARE Common Stock assume a $12 initial price per share, and no adjustments to such conversion price. Inflection Point Asset Management LLC and Inflection Point GP I LLC are the investment manager and general partner, respectively, of Inflection Point Fund. Mr. Blitzer controls each of Inflection Point Fund, Inflection Point Asset Management LLC and Inflection Point GP I LLC, including the exercise of voting and investment discretion over the securities held or to be held by Inflection Point Fund. Mr. Blitzer disclaims any beneficial ownership of the securities held by the Sponsor, Inflection Point Fund, Inflection Point Asset Management LLC and Inflection Point GP I LLC other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(13)    According to a Schedule 13G filed on January 7, 2025, pre-Business Combination interests consist of 426,300 Inflection Point Class A Ordinary Shares held by Newtyn TE Partners, LP, a Delaware limited partnership and 273,700 Inflection Point Class A Ordinary Shares held by Newtyn Partners, LP, a Delaware limited partnership (collectively, the “Newtyn Entities”). Post-Business Combination interests consist of (i) (A) in the no redemptions scenario, 700,000 shares of New USARE Common Stock held by the Newtyn Entities and (B) in the max redemptions scenario, no shares of New USARE Common Stock held by the Newtyn Entities, (iii) 934,599 shares of Series A Preferred Stock to be held by Newtyn TE Partners, LP, (iv) 934,599 shares of New USARE Common Stock issuable upon conversion of 934,599 shares of Series A Preferred Stock to be held by Newtyn TE Partners, LP, at the initial conversion price, (v) 578,925 shares of Series A Preferred Stock to be held by Newtyn Partners, LP, (vi) 578,925 shares of New USARE Common Stock issuable upon conversion of 578,925 shares of Series A Preferred Stock to be held by Newtyn Partners, LP, at the initial conversion price, (vii) 907,549 shares of New USARE Common Stock issuable upon exercise of a Series A Preferred Investor Warrant to be issued to Newtyn TE Partners, LP at Closing and (viii) 563,039 shares of New USARE Common Stock issuable upon exercise of a Series A Preferred Investor Warrant to be issued to Newtyn Partners, LP at Closing. Newtyn Management, LLC as the investment manager to the Newtyn Entities may be deemed to beneficially own the securities owned by the Newtyn Entities. The principal business address of Newtyn Management, LLC and the Newtyn Entities is 60 East 42nd Street, 9th Floor, New York, NY 10165.

(14)    According to a Schedule 13G filed on January 7, 2025, interests shown are held by Harraden Circle Investors LP, a Delaware limited partnership (“Harraden Fund”) and Harraden Circle Special Opportunities LP, a Delaware limited partnership (“Harraden Special Op Fund”). Harraden Circle Investors GP, LP, a Delaware limited partnership (“Harraden GP”) is the general partner to Harraden Fund and Harraden Special Op Fund. Harraden Circle Investors GP, LLC, a Delaware limited liability company (“Harraden LLC”), is the general partner of Harraden GP. Harraden Circle Investments, LLC, a Delaware limited liability company (“Harraden Adviser”) serves as investment manager to Harraden Fund, Harraden Special Op Fund and other high net worth individuals. Frederick V. Fortmiller, Jr. is the managing member of each of Harraden LLC and Harraden Adviser. In such capacities, each of Harraden GP, Harraden LLC, Harraden Adviser and Mr. Fortmiller may be deemed to indirectly beneficially own the shares reported herein directly beneficially owned by Harraden Fund and Harraden Special Op Fund. The principal business address of Harraden Fund, Harraden Special Op Fund, Harraden GP, Harraden LLC, Harraden Adviser and Mr. Fortmiller is 299 Park Avenue, 21st Floor, New York, NY 10171.

(15)    The address for Bowon M&P Co., Ltd. (“Bowon”) is 15F, Kwangil Plaza, 331, Gangnam-daero, Seocho-gu, Seoul Korea 06627. The Company was informed by Bowon that the beneficial owner of the shares held of record by Bowon is Mr. Kwangshik Ma.

(16)    The address for LINEA Investment, Inc. (“LINEA”) is Nabul-Li 133, Samho-Eup, Youngam-Gun, Jeonnam, South Korea. The Company was informed by LINEA that the beneficial owner of the shares held of record by LINEA is Mr. Bon Hyuk Koo.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Inflection Point Related Person Transactions

Founder Shares

In March 2023, Inflection Point Holdings II LLC, the Sponsor, paid $25,000, or approximately $0.004 per share, to cover certain of Inflection Point’s offering costs in exchange for 5,750,000 Founder Shares. Subsequently on May 24, 2023, Inflection Point effected a share recapitalization with respect to the Inflection Point Class B Ordinary Shares, as a result of which the Sponsor then held 6,325,000 Founder Shares. As a result of the underwriters’ election to partially exercise their over-allotment option on May 30, 2023, 75,000 Founder Shares were forfeited resulting in the Sponsor holding 6,250,000 Founder Shares. On November 18, 2024, pursuant to the terms of the Cayman Constitutional Documents, the Sponsor elected to convert 6,200,000 outstanding Inflection Point Class B Ordinary Shares held by it on a one-for-one basis into Inflection Point Class A Ordinary Shares, resulting in the Sponsor owning an aggregate of 6,250,000 Founder Shares, consisting of 6,200,000 Inflection Point Class A Ordinary Shares and 50,000 Inflection Point Class B Ordinary Shares.

Pursuant to the Letter Agreements, the Sponsor and Inflection Point’s officers and directors have agreed not to transfer, assign or sell any of their Founder Shares and any Inflection Point Class A Ordinary Shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of the initial business combination, or (ii) the date on which Inflection Point completes a liquidation, merger, share exchange or other similar transaction after the initial business combination that results in all of Inflection Point’s shareholders having the right to exchange their Inflection Point Class A Ordinary Shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the lock-up). Notwithstanding the foregoing, if (1) the closing price of Inflection Point Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (2) if Inflection Point consummates a transaction after the initial business combination which results in Inflection Point’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up. However, in connection with the Business Combination, this provision of the Letter Agreements will be superseded by the Sponsor Lock-Up Agreement, pursuant to which the Sponsor and its permitted assigns will agree not to, without the prior written consent of the New USARE Board, Transfer the shares of New USARE Common Stock received upon conversion of the Founder Shares prior to the date that is six months after the Closing Date.

Private Placement Warrants

The Sponsor purchased an aggregate of 6,000,000 Private Placement Warrants, simultaneously with the initial closing of the IPO, at a price of $1.00 per Private Placement Warrant, or $6,000,000 in the aggregate. Each Private Placement Warrant is exercisable for one Inflection Point Class A Ordinary Share at a price of $11.50 per share (subject to adjustment). If Inflection Point does not complete an initial business combination by August 21, 2025 (or if such date is further extended at a duly called general meeting, such later date), the Private Placement Warrants will expire worthless. While they are held by the Sponsor or its permitted transferees, the Private Placement Warrants will be non-redeemable. The Sponsor agreed, and will agree in the Sponsor Lock-Up Agreement, subject to limited exceptions, not to transfer, assign or sell any of its Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial business combination.

Related Party Loans

On March 7, 2023, the Sponsor agreed to loan Inflection Point up to $300,000 to be used for a portion of the expenses of the IPO. The loan is non-interest bearing, unsecured and was due at the earlier of December 31, 2023 or the closing of the IPO. The outstanding balance of $179,665 was repaid at the closing of the IPO on May 30, 2023.

On August 13, 2024, to document existing and future Working Capital Loans, Inflection Point issued the Convertible Promissory Note to Michael Blitzer, Inflection Point’s Chairman and Chief Executive Officer, pursuant to which Inflection Point may borrow up to $2,500,000 from Mr. Blitzer, related to ongoing expenses reasonably related to the business of the Company and the consummation of the Business Combination. As of the date of this proxy statement/prospectus, approximately $1,200,000 was outstanding under the Convertible Promissory Note.

Arrangements for Forgiveness of Convertible Promissory Note

On August 21, 2024, pursuant to the Blitzer Class A SPA, USARE has issued 122,549 USARE Class A-2 Convertible Preferred Units (excluding accrued and unpaid payment-in-kind interest) and a USARE Class A Preferred Investor Warrant to purchase up to 31,250 USARE Class A Units in exchange for Mr. Blitzer’s forgiveness of the remaining 50% of the then-outstanding balance of the Convertible Promissory Note at Closing.

On August 21, 2024, pursuant to the Blitzer Series A SPA, Inflection Point has agreed to issue at Closing, 104,167 shares of Series A Preferred Stock ($1,250,000 in Stated Value) to Mr. Blitzer in exchange for his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note at Closing. On January 22, 2025, Inflection Point, Mr. Blitzer and USARE amended the Blitzer Series A SPA to provide that Inflection Point will issue to Mr. Blitzer, at Closing, a number of shares of Series A Preferred Stock equal to the number of Blitzer Conversion Preferred Shares (rather than a fixed 104,167 shares) in exchange for his forgiveness of 50% of the then-outstanding balance of the Convertible Promissory Note.

Services and Indemnification Agreement

On May 24, 2023, Inflection Point entered into a Services and Indemnification Agreement with the Sponsor, TVC, Peter Ondishin and Kevin Shannon, pursuant to which it pays TVC a total of $27,083.33 per month for the services of Peter Ondishin as chief financial officer of the Company and Kevin Shannon as chief of staff for the Company. On March 28, 2024, Inflection Point entered into the Amendment to the Services and Indemnification Agreement pursuant to which, the monthly fee paid to TVC, effective as of January 1, 2024, was reduced from $27,083 to (i) $17,708 for the period from January 1, 2024 to January 31, 2024 and (ii) $24,091 for the period starting February 1, 2024. On August 9, 2024, Inflection Point entered into the Amendment to the Services and Indemnification Agreement pursuant to which, the monthly fee paid to TVC, effective as of April 1, 2024, was reduced from $24,091 to $18,882 for the period starting April 1, 2024. Upon completion of a Business Combination or its liquidation, Inflection Point will cease paying the Monthly Fee.

For the three and nine months ended September 30, 2024, Inflection Point incurred $52,514 and $175,050 for these services, respectively, of which $14,746 was recorded as accrued expenses in the condensed balance sheets. For the three months ended September 30, 2023 and for the period from March 6, 2023 (inception) through September 30, 2023, Inflection Point incurred $81,250 and $115,555, respectively, and paid $115,555 for these services.

Series A SPA

Inflection Point Fund agreed to purchase 759,804 shares of Series A Preferred Stock and Series A Preferred Investor Warrants to purchase 759,804 shares of New USARE Common Stock at an initial exercise price of $12.00, subject to adjustment, for an aggregate purchase price of $9,117,648, in the Series A Preferred Stock Investment. However, on February 3, 2025, Inflection Point Fund pre-funded the Series A Preferred Stock Investment by purchasing an aggregate of 833,333 additional USARE Class A-2 Convertible Preferred Units and a USARE Class A Preferred Investor Warrant exercisable for an aggregate of 833,333 USARE Class A Units as part of the Additional Class A-2 Convertible Preferred Unit Investment. Pursuant to the Series A SPA Termination Agreement, upon the pre-funding of the Series A Preferred Stock Investment, the Series A SPA was terminated.

Non-Redemption Agreements

In connection with the Extension Meeting, on November 13, 2024, Inflection Point and Newtyn, entered into a non-redemption agreement pursuant to which Newtyn agreed not to redeem (or to validly rescind any redemption requests with respect to) an aggregate of 700,000 Public Shares in connection with the Extension Meeting in exchange for the Forward Purchase Option with respect to up to 700,000 Public Shares. Pursuant to the Forward Purchase Option, Newtyn will have the right, but not the obligation, to enter into a Forward Purchase Transaction with respect to up to 700,000 Public Shares in connection with the closing of the Business Combination.

On November 14, 2024, Inflection Point and Harraden entered into a non-redemption agreement pursuant to which Harraden agreed not to redeem (or to validly rescind any redemption requests with respect to) an aggregate of 700,000 Public Shares in connection with the Extension Meeting in exchange for the Forward Purchase Option with respect to up to 700,000 Public Shares. Pursuant to the Forward Purchase Option, Harraden will have the right, but not the obligation, to enter into a Forward Purchase Transaction with respect to up to 700,000 Public Shares in connection with the closing of the Business Combination.

Also on November 14, 2024, Inflection Point and L1 entered into a non-redemption agreement pursuant to which L1 agreed not to redeem (or to validly rescind any redemption requests with respect to) an aggregate of 300,000 Public Shares in connection with the Extension Meeting in exchange for the Forward Purchase Option with respect to up to 300,000 Public Shares. Pursuant to the Forward Purchase Option, L1 will have the right, but not the obligation, to enter into a Forward Purchase Transaction with respect to up to 300,000 Public Shares in connection with the closing of the Business Combination.

Inflection Point’s Policy for Approval of Related Party Transactions

The audit committee of the Inflection Point Board has adopted a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions”. A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which Inflection Point was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) the lesser of $120,000 or 1% of the average of Inflection Point’s total assets at year-end for the prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy include: (i) Inflection Point’s directors, nominees for director or executive officers or any person who has served in any of such roles since the beginning of the most recent fiscal year; (ii) any record or beneficial owner of more than 5% of any class of Inflection Point’s voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who may be a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act. Pursuant to the policy, the audit committee will consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes Inflection Point’s code of ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of Inflection Point and its shareholders, and (v) the effect that the transaction may have on a director’s status as an independent member of the Inflection Point Board and on his or her eligibility to serve on the Inflection Point Board’s committees. Each director, director nominee and executive officer of Inflection Point will, as applicable, present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, Inflection Point may consummate related party transactions only if its audit committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy does not permit any director or executive officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.

Seventh A&R Company Operating Agreement

In connection with the Business Combination, USARE will amend and restate its operating agreement by adopting the Seventh A&R Operating Agreement. The Seventh A&R Operating Agreement will, among other things, permit the issuance and ownership of the units of USARE as contemplated to be issued and owned upon consummation of the Business Combination and admit Inflection Point as the manager of USARE.

USARE Related Person Transactions

Arrangement with an Immediate Family Member of a member of the Board of Managers

Thayer Smith, the spouse, of Tready Smith and former President of USARE, entered into an agreement between USARE, Mr. Smith and Bayshore Capital Holdings Group, LLC, of which Mr. Smith and Ms. Smith are beneficial owners, dated December 1, 2022, regarding his transition from President of USARE. Pursuant to the agreement, Bayshore Capital Holdings Group, LLC is entitled to a payment equal to $766,665 on the closing of certain subsequent financings. USARE has determined that this payment will be payable to Bayshore Capital Holdings Group, LLC (and thereby to Mr. Smith and Ms. Smith) in connection with the Closing of the Business Combination.

Other Transactions

In September and October of 2023, Bayshore Rare Earths II, LLC, an entity beneficially owned by Tready Smith, purchased 2,889,839 USARE Class C-1 Convertible Preferred Units for an aggregate of $5.0 million and The Critical Mineral Trust, an entity beneficially owned by Mordechai Gutnick, purchased 2,889,839 USARE Class C-1 Convertible Preferred Units for an aggregate of $5.0 million, in each case at a price per unit of $1.7302.

Mordechai Gutnick is a founder of USARE. In connection with the formation of USARE in May 2019, Morzev Pty Ltd, an Australian corporation (“Morzev”, an entity beneficially owned by Mr. Gutnick) assigned to USARE its interest in an option agreement (the “Option”) with TMRC whereby Morzev had a right to earn a 70% interest in the Round Top mining project, with a potential increase to 80%, subject to the terms of the Option. In exchange for the Option, Morzev received Class A Units in USARE. USARE estimates that the value of the Option and the Class A Units were approximately $45 million at the time in 2019. USARE has determined the value of approximately $45 million for the Option and Class A Units of USARE by reference to the post-money valuation of USARE implied by the price of USARE’s prior Class B Units which were purchased in 2019 for approximately $4.9 million at an implied post-money valuation of USARE of $50 million. That pre-money $45 million valuation was determined at the time of the investment of the Class B Units by the management of USARE and the investors in the Class B Units. The Option was acquired by Morzev in 2018, subject to payment by Morzev for certain technical due diligence, for phased earn-in expenditures of up to $10 million. Additionally, Mr. Gutnick received, directly or indirectly, an aggregate of approximately $510,000 in consulting or service fees from USARE between 2019 and 2021, the value of which was determined by the then-executive officers of USARE. Consulting payments from USARE to Mr. Gutnick ceased in 2021.

Statement of Policy Regarding Transactions with Related Persons

New USARE will adopt a formal written policy that will be effective upon the Closing providing that New USARE’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of New USARE’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with New USARE without the approval of New USARE’s audit committee, subject to certain exceptions.

Indemnification of Directors and Officers

The Proposed By-Laws will provide that New USARE will be required to indemnify its directors and officers to the fullest extent permitted by the DGCL. In addition, the Proposed Certificate of Incorporation will provide that New USARE’s directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

EXECUTIVE AND DIRECTOR COMPENSATION OF USARE

In this section, “we”, “us” and “our” generally refer to USARE in the present tense or New USARE from and after the Business Combination.

USARE Executive Compensation

This section discusses the material components of the executive compensation program of USARE for our executive officers who are named in the “Summary Compensation Table” below. In 2024, our “named executive officers” and their positions (or former positions) were as follows:

•        Joshua Ballard, Chief Executive Officer;

•        Tom Schneberger, former Chief Executive Officer;

•        Effie Simanikas, former Chief Financial Officer;

•        Steve Ridge, Chief Operating Officer; and

•        David Kronenfeld, Chief Legal Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the Closing may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2024 and December 31, 2023.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total
Joshua Ballard(5) Chief Executive Officer	2024	$8,654	—	—	—	$8,654
Tom Schneberger	2024	$257,500	—	—	$39,104	$296,604
Former Chief Executive Officer	2023	$650,000	$716,667	—	$71,550	$1,438,217
Effie Simanikas	2024	$92,308	—	—	$646,311	$750,694
Former Chief Financial Officer	2023	$400,000	$300,000	—	$11,550	$711,550
Steve Ridge	2024	$207,692	—	$420,025	$8,018	$635,735
Chief Operating Officer	2023	$211,154	$100,000	$321,375	$7,067	$639,596
David Kronenfeld Chief Legal Officer	2024	$260,000	$100,000	$35,268	$8,400	$403,668

____________

(1)      The amount in this column reflects the amount of base salary actually paid during fiscal years 2024 and 2023 to the named executive officers. See “— Base Salaries” below for more details regarding the named executive officers’ salaries.

(2)      Represents: (i) a sign-on bonus equal to $500,000 paid to Mr. Schneberger on January 2, 2023, (ii) the cash component of the 2023 annual bonuses paid to Messrs. Schneberger and Ridge and Ms. Simanikas in 2024 for services performed during 2023 and (iii) a bonus equal to $100,000 paid to Mr. Kronenfeld on December 2, 2024 in recognition of his additional duties and responsibilities following Mr. Schneberger’s departure. Annual bonuses payable to Messrs. Ridge and Kronenfeld with respect to their services to USARE in 2024 are not calculable as of the date of this proxy statement/prospectus. The annual bonuses are further described below in “— Annual Bonuses”.

(3)      Amount reflects the aggregate grant date fair value of USARE Incentive Units, computed in accordance with FASB ASC Topic 718 as follows: (i) 750,000 USARE Incentive Units granted Mr. Ridge during the year ended December 31, 2023 and 923,587 USARE Incentive Units granted Mr. Ridge during the year ended December 31, 2024 and (ii) 75,221 USARE Incentive Units granted to Mr. Kronenfeld during the year ended December 31, 2024. For information regarding assumptions underlying the valuation of the USARE Incentive Units, see Note 15 to USARE’s consolidated financial statements included elsewhere in this proxy statement/prospectus. This amount does not correspond to the actual economic value that may be received by Messrs. Ridge and Kronenfeld from these awards.

(4)      For 2023, amounts reflect 401(k) plan matching contributions under the USA Rare Earth Management Co LLC 401(k) Plan to each of the named executive officers and with respect to Mr. Schneberger, a housing allowance equal to $60,000. For 2024, amounts reflect 401(k) plan matching contributions under the USA Rare Earth Management Co LLC 401(k) Plan to each of the named executive officers, other than Mr. Ballard who was not eligible to participate in the plan in 2024, and with respect to Mr. Schneberger, a housing allowance equal to $20,000. The amounts also reflect severance paid in 2024 as follows: (i) with respect to Mr. Schneberger, company-subsidized COBRA coverage for seven months equal to $9,616 and (ii) with respect to Ms. Simanikas, a separation payment equal to $200,000, company-subsidized COBRA coverage through December 31, 2024 equal to $6,474.29, payout of accrued but unused vacation equal to $17,486.75, transitional/career counseling services equal to $25,000, and accelerated vesting of 750,000 unvested USARE Incentive Units. The value of the acceleration of Ms. Simanikas’s USARE Incentive Units is assumed to equal $397,350, which is the difference between $2.26 (i.e., an estimated fair market value of a USARE Incentive Unit as of December 31, 2024 which may not be a fair market value of a USARE Incentive Unit for other purposes) and the distribution threshold of $1.7302, multiplied by the 750,000 USARE Incentive Units being accelerated.

(5)      Mr. Ballard was hired as Chief Executive Officer of USARE on December 16,2024.

Narrative to Summary Compensation Table

Departure of Certain Named Executive Officers

While the 2024 and 2023 compensation of Mr. Schneberger and Ms. Simanikas is disclosed above, their employment was terminated effective May 15, 2024 and March 16, 2024, respectively. A discussion of the payments and benefits they received in connection with the termination of their employment is discussed below in the section entitled “Executive Compensation Arrangements”.

Base Salaries

The named executive officers receive an annual base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Mr. Ballard and Mr. Ridge began employment with USARE on December 16, 2024 and April 24, 2023, respectively, and therefore, Mr. Ballard’s 2024 base salary and Mr. Ridge’s 2023 base salary were prorated based on their partial year of employment. In 2024, Mr. Schneberger and Ms. Simanikas were paid base salaries from January 1, 2024 until the termination of their employment effective May 15, 2024 and March 16, 2024, respectively. The actual base salaries earned by our named executive officers for services in 2024 and 2023 are set forth above in the Summary Compensation Table in the column entitled “Salary”.

Annual Bonuses

Our named executive officers were eligible to earn annual bonuses for calendar years 2024 and 2023, as determined in the discretion of the USARE Board based its review of USARE’s performance for the applicable year and each named executive officer’s individual performance and contributions to the success of USARE.

2023 Annual Bonuses

Ms. Simanikas was paid a minimum annual bonus equal to 75% of her base salary, as provided in her offer letter. Each of Messrs. Schneberger and Ridge earned a target annual bonus for 2023, equal to 100% of their annual base salary. In 2023, all of the members of USARE’s leadership team, including Messrs. Schneberger and Ridge, but excluding Ms. Simanikas, received one-third of their 2023 annual bonus in cash and two-thirds of their 2023 annual bonus in equity, specifically USARE Incentive Units granted under the USARE Equity Plan, which is discussed below. Mr. Schneberger was paid the cash portion of his 2023 annual bonus equal to $216,667 in 2024, but the equity portion of his 2023 annual bonus that was scheduled to be granted in 2024 was not granted due to his resignation effective May 15, 2024. Mr. Ridge was paid the cash portion of his 2023 annual bonus equal to $100,000 in 2024, and on April 25, 2024, he was awarded 173,587 USARE Incentive Units for the equity portion of his 2023 annual bonus.

The cash portion of the 2023 annual bonuses earned by the named executive officers is reflected in the Summary Compensation Table in the column entitled “Bonuses”. However, the equity portion of Messrs. Schneberger’s and Ridge’s 2023 annual bonuses were reported in the “Option Awards” column of the Summary Compensation Table for 2024 rather than 2023 since the equity portion of their 2023 annual bonuses were granted in 2024.

2024 Annual Bonuses

Mr. Ballard was not entitled to an annual bonus in 2024 since his employment with USARE commenced on December 16, 2024. Mr. Schneberger and Ms. Simanikas each did not earn an annual bonus for 2024 due to the termination of their respective employment in 2024.

Each of Messrs. Ridge and Kronenfeld are eligible for a bonus with respect to their services to USARE in 2024. The bonuses will be determined in the discretion of the USARE Board. However, bonuses for all USARE employees for 2024 have not been determined as of the date of this proxy statement/prospectus.

Equity Compensation

We currently maintain the Second Amended and Restated USA Rare Earth, LLC Incentive Plan, as amended (the “USARE Equity Plan”) in order to provide our service providers the opportunity to acquire an equity interest in USARE. Pursuant to the USARE Equity Plan, award agreements thereunder and the USARE OA, service providers (including managers, officers, employees, consultants and other service providers) may be granted USARE Incentive Units (references to incentive units below refer to USARE Incentive Units).

As discussed in this proxy statement/prospectus, in connection with the Business Combination, each USARE Incentive Unit awarded under the USARE Equity Plan will: (i) become fully vested if the holder remains employed through the Effective Time, (ii) be deemed exchanged or converted (on a cashless basis) into a number of USARE Class A Units equal to the number of USARE Incentive Units covered by the award multiplied by an exchange ratio based on the in-the-money value of the USARE Incentive Units determined in accordance with the Business Combination Agreement and (iii) after such deemed exchange or conversion, be cancelled and converted into the Per Unit Base Consideration and the right to receive, subject to the vesting conditions, a number of shares of New USARE Common Stock equal to the Per Unit Earn-out Consideration. In connection with the completion of the Business Combination and the adoption of the New Equity Incentive Plan, we will terminate the USARE Equity Plan. After Closing, New USARE is expected to grant equity awards in the discretion of the New USARE Board pursuant to the New Equity Incentive Plan.

The material terms of the USARE Equity Plan are described below:

•        The USARE Equity Plan is administered by the managers of USARE or a committee appointed by the managers of USARE (the “USARE Equity Plan Committee”). Subject to the provisions of the USARE Equity Plan, the USARE Equity Plan Committee has the authority and discretion to take any actions it deems necessary or advisable for the administration of the USARE Equity Plan. The number of incentive units that may be issued under the USARE Equity Plan may not exceed the greater of 50,000,000 incentive units or 10% of the aggregate total number of units of USARE (excluding the incentive units) that are outstanding. In the event that any incentive units are forfeited (or, in certain circumstances, repurchased by USARE), such incentive units will again become available for issuance under the USARE Equity Plan.

•        Eligible service providers may be granted incentive units under the USARE Equity Plan and an applicable incentive unit award agreement, which as of the date of grant, were intended to be “profits interests” for Federal income tax purposes. On February 10, 2024, the USARE Equity Plan was amended to reflect the Company’s conversion from a partnership to a corporation to, among other things, provide that the incentive units have voting rights. In connection with the conversion, the incentive units ceased to be “profits interests” for Federal income tax purposes; however, the distribution threshold applicable to outstanding awards of incentive units was unchanged.

•        Each incentive unit award agreement contains additional terms and conditions of the award, including a vesting schedule, forfeiture provisions and a distribution threshold. At grant, the incentive units had a distribution threshold so that they qualified as profits interests for Federal income tax purposes. The distribution threshold provided that the grantee would receive a percentage of USARE’s future profits and distributions in proportion to the grantee’s respective incentive units generally if the aggregate value of distributions to all other members exceeded the incentive unit’s distribution threshold. The vesting schedule applicable to the named executive officers’ incentive units is described below in the Outstanding Equity Awards at Fiscal Year-End Table.

•        Incentive units that are unvested on termination of employment are forfeited and incentive units that are vested on termination of employment are subject to potential repurchase by USARE. In addition, incentive units are subject to the terms of the USARE OA, including its transfer restrictions.

•        Pursuant to the USARE Equity Plan, if the incentive units are changed by reason of a change in corporate capitalization or exchanged for other securities as a result of merger, consolidation or reorganization, the USARE Equity Plan Committee will make appropriate adjustments to the maximum incentive units that may be granted. In the event of a “change in control”, the USARE Equity Plan Committee may provide that incentive units will become vested. “Change in control” generally means a sale of all or substantially all assets, a sale resulting in no less than a majority of the units being held by a third-party purchaser, or a merger, consolidation, recapitalization or reorganization of USARE with or into a third-party purchaser that results in the inability of the members to designate or elect a majority of the managers (or the board of directors (or its equivalent) of the resulting entity or its parent company).

Mr. Schneberger was awarded 2,000,000 incentive units on December 1, 2022, and Mr. Ridge was awarded 750,000 incentive units on April 19, 2023. The distribution thresholds applicable to these awards were reduced from $3.2706 to $1.7302, then the awards were subsequently cancelled on December 28, 2023.

On December 1, 2022, in connection with Tom Schneberger’s commencement of employment, he was awarded 917,263 USARE Class A Units pursuant to an award agreement and the USARE OA. The units were scheduled to vest in one-third increments on each of January 2, 2024, 2025 and 2026, subject to his continued employment through the applicable vesting dates. Effective November 8, 2023, the vesting schedule was amended such that 611,509 units were scheduled to vest on January 2, 2025 and 305,754 units were scheduled to vest on January 2, 2026, subject to his continued employment through the applicable vesting dates. However, the modification to the vesting schedule did not result in any incremental fair value (within the meaning of FASB ASC Topic 718), and accordingly, no value was reported in the Summary Compensation Table due to the change to the vesting schedule. Effective May 15, 2024, and in connection with Mr. Schneberger’s resignation and retirement, the units were forfeited.

On August 31, 2022, Mr. Kronenfeld was awarded 750,000 USARE Incentive Units with a distribution threshold of $1.7302 in connection with his commencement of employment with USARE. The award vested in increments of 250,000 incentive units on each of March 22, 2022, 2023 and 2024; accordingly, the award is fully vested.

Mr. Ridge was awarded 173,587 USARE Incentive Units on April 25, 2024 with a distribution threshold of $0.29, representing the equity portion of his 2023 annual bonus. Such USARE Incentive Units were fully vested on May 31, 2024. In addition, Mr. Ridge was awarded 750,000 USARE Incentive Units on April 26, 2024. Such USARE Incentive Units have a distribution threshold equal to $1.7302, and 500,000 of the USARE Incentive Units vested on May 31, 2024 and 250,000 of the USARE Incentive Units will vest on April 24, 2025, subject to his continued employment through the vesting date. Mr. Kronenfeld was awarded 75,221 USARE Incentive Units on May 13, 2024 with a distribution threshold of $0.29, representing the equity portion of his 2023 annual bonus. Such USARE Incentive Units were fully vested on June 15, 2024. The USARE Incentive Units granted to Messrs. Ridge and Kronenfeld are reported in the “Option Award” column of the Summary Compensation Table for 2024.

Other Elements of Compensation

Retirement Plans

Our employees, including our named executive officers, participate in the USA Rare Earth Management Co LLC 401(k) Plan (the “401(k) Plan”). Our named executive officers are eligible to participate in the 401(k) Plan on the same terms and conditions as other full-time employees, subject to the terms and eligibility requirements of the plan. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) Plan. Currently, we make safe harbor matching contributions to the 401(k) Plan equal to 100% of employee contributions not in excess of 1% of their compensation and 50% of employee contributions not in excess of 6% of their compensation, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan, and making matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•        medical, dental and vision benefits;

•        life insurance; and

•        short-term and long-term disability insurance.

We believe the health and welfare benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

We do not maintain any executive-specific benefits or perquisites for our named executive officers, other than Mr. Schneberger’s housing allowance described above in the Summary Compensation Table.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of incentive units awarded under the USARE Equity Plan for each named executive officer outstanding as of December 31, 2024.

	Option Awards(1)						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Joshua Ballard(2)	—		—	—	—	—	—	—
Effie Simanikas	08/31/2022	(3)	2,250,000	—	—	—	—	—
Steve Ridge	04/25/2024	(4)	173,587	—	—	—	—	—
	04/26/2024	(5)	500,000	250,000	—	—	—	—
David Kronenfeld	08/31/2022	(6)	—	—	—	—	—	—
	05/13/2024	(7)	75,221	—	—	—	—	—

____________

(1)      Amounts reported as “Option Awards” reflect grants of incentive units under the USARE Equity Plan that were outstanding as of December 31, 2024. Despite the fact that the incentive units do not require the payment of an exercise price and have no expiration date, they are economically similar to stock options because they obtain value only as the value of the underlying security rises above its grant date value (referred to as the “distribution threshold”). As such, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature” and reported in this table as option awards. Incentive units granted prior to February 10, 2024 were intended to constitute profits interests for Federal income tax purposes. However, in connection with USARE’s conversion from a partnership to a corporation in 2024, which is discussed above, incentive units ceased to be profits interests for Federal income tax purposes.

(2)      Mr. Ballard has not been granted any equity in USARE in connection with the commencement of his employment with USARE. However, as discussed below, his employment agreement provides for the grant of restricted stock units and performance stock units of New USARE in connection with the Closing.

(3)      Represents 2,250,000 USARE Incentive Units awarded to Ms. Simanikas with a distribution threshold of $1.7302. The award was scheduled to vest as to 750,000 incentive units on each of January 31, 2023, 2024 and 2025, subject to her continued employment through the applicable vesting date. However, the award became fully vested in connection with Ms. Simanikas’s termination of employment on March 16, 2024.

(4)      Represents 173,587 USARE Incentive Units awarded to Mr. Ridge on April 25, 2024 with a distribution threshold of $0.29. The award became fully vested on May 31, 2024.

(5)      Represents 750,000 USARE Incentive Units awarded to Mr. Ridge on April 26, 2024 with a distribution threshold equal to $1.7302. 500,000 of the USARE Incentive Units vested on May 31, 2024, and 250,000 of the USARE Incentive Units will vest on April 24, 2025, subject to his continued employment through the vesting date. However, the USARE Incentive Units will become fully vested in connection with the Closing.

(6)      Represents 750,000 USARE Incentive Units awarded to Mr. Kronenfeld on August 31, 2022 with a distribution threshold of $1.7302. The award vested in increments of 250,000 USARE Incentive Units on each of March 22, 2022, 2023 and 2024 and is now fully vested.

(7)      Represents 75,221 USARE Incentive Units awarded to Mr. Kronenfeld on May 13, 2024 with a distribution threshold of $0.29. The award became fully vested on June 15, 2024.

Executive Compensation Arrangements

USARE and Tom Schneberger entered into an executive employment agreement, dated November 4, 2022. Pursuant to the agreement, Mr. Schneberger was paid an annual base salary of $650,000, a sign on bonus of $500,000 and a housing allowance equal to $5,000 per month. He was eligible for an annual bonus based on the achievement of USARE’s and his performance, with performance targets established by the USARE Board in consultation with Mr. Schneberger. His target annual bonus was 100% of base salary, with a maximum annual bonus of 200% of base salary. The annual bonus was paid on or prior to March 31 of the calendar year following the calendar year in which the performance was measured, subject to his employment on the payment date. In addition, Mr. Schneberger was awarded 2,000,000 USARE Incentive Units and 917,263 USARE Class A Units in connection with his commencement of employment with USARE, as described above. On termination of his employment by USARE without “cause” and subject to his execution of a release of claims, he was entitled to certain severance payments and benefits, including continued payment of base salary for 12 months, a target bonus equal to 100% of base salary, continuation of certain employee benefits for 12 months and accelerated vesting of equity incentive grants to the next anniversary of the effective date of the agreement. However, effective May 15, 2024, Mr. Schneberger resigned and retired from the Company and entered into a Separation and Release Agreement pursuant to which he was entitled to company-subsidized COBRA coverage until December 31, 2024 and he waived any other severance entitlements in his employment agreement. The Separation and Release Agreement also modified the post-termination restrictive covenants contained in his employment agreement, such that there is no covenant not to compete, but Mr. Schneberger is prohibited from diverting USARE business or soliciting its customers for 12 months following his resignation and retirement.

For purposes of Mr. Schneberger’s employment agreement, “cause” generally means conviction of, or plea of nolo contendere to, a felony crime involving deceit, dishonesty or fraud, fraud on or misappropriation of any funds or property of USARE or customers or vendors personal dishonesty or breach of fiduciary duty which involves personal profit and damage to USARE, willful misconduct in connection with his duties or willful failure to perform his responsibilities, material and repeat violation of any USARE rule, regulation, procedure or policy or breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement, subject to certain notice and cure rights.

USARE and Effie Simanikas entered into an offer letter, dated January 28, 2022. Pursuant to the offer letter, Ms. Simanikas was paid an annual base salary of $400,000. She was eligible for an annual bonus based on the achievement of certain performance targets, with a minimum annual bonus of 75% of base salary, a target annual bonus of 100% of base salary and a maximum annual bonus of 200% of base salary. The performance targets were established by the USARE Board in consultation with Ms. Simanikas. The annual bonus was paid prior to February 28 of the calendar year following the calendar year in which the performance was measured. The offer letter provided for accelerated vesting of 50% of the unvested incentive units on certain involuntary terminations of employment and 100% of the unvested incentive units in connection with a termination by USARE without “cause” within nine months prior to, or 18 months after, a change in control or change in the composition of the USARE Board. The offer letter was amended, effective August 31, 2022, to provide for accelerated vesting of her unvested USARE Incentive Units generally if USARE became a public company. However, all of Ms. Simanikas’s unvested USARE Incentive Units became vested in connection with her termination of employment, as described below. On termination of her employment by USARE without “cause”, due to a change in control or a change in the composition of the USARE Board or by Ms. Simanikas for “good reason”, she was entitled to certain severance payments and benefits, including 12 months of base salary plus two months of base salary for each year of employment up to a maximum of 24 months (the “severance period”), a bonus equal to base salary for the number of months in the severance period, a prorated bonus for the year of termination, USARE’s payment of COBRA coverage during the severance period, 12 months of transitional/career counseling services up to a maximum of $50,000 and vesting of any unvested employer contributions to the 401(k) Plan. However, effective March 16, 2024, Ms. Simanikas’s employment was terminated and USARE and Ms. Simanikas entered into a Separation and Release Agreement which provided for severance as follows in lieu of the severance provided in her offer letter: (i) a separation payment of $200,000, (ii) a lump sum payment equal to $6,474.29 representing the cost of COBRA coverage through December 31, 2024, (iii) accelerated vesting of 750,000 USARE Incentive Units, (iv) 12 months of transitional/career counseling services up to a maximum of $50,000, (v) payout of accrued but unused vacation, and (vi) accelerated vesting of any unvested 401(k) Plan matching contributions since the 401(k) Plan was amended to provide that all participants vest in matching contributions after two years of service. The Separation and Release Agreement also modified the post-termination restrictive covenants contained in the offer letter, such that there is no covenant not to compete, but Ms. Simanikas is prohibited from diverting USARE business or soliciting its customers for 12 months following her termination.

For purposes of Ms. Simanikas’s offer letter, “cause” generally means wrongful misappropriation of USARE’s assets, a physical or mental impairment that renders Ms. Simanikas incapable of performing the essential functions of her position with reasonable accommodations for longer than six months unless due to an on-the-job injury, her conviction of, or pleading guilty or no contest to, a felony, intentionally causing USARE to violate a law, willful refusal to comply with a proper policy or directive or decision of USARE or willful refusal to perform her duties, subject to certain notice and cure rights. “Good reason” generally means a material reduction in duties and/or no longer serving as the Chief Financial Officer or equivalent or USARE’s failure to cure a breach.

USARE and Steve Ridge entered into an offer letter, dated March 17, 2023. Pursuant to the offer letter, he was paid an annual base salary of $300,000 and he was eligible for an annual bonus equal to 100% of his base salary, based on the achievement of annual performance goals. No severance is payable on termination of employment. In addition, Mr. Ridge was awarded 750,000 USARE Incentive Units in connection with his commencement of employment with USARE as described above. In connection with a change in Mr. Ridge’s role, his offer letter was amended, effective May 14, 2024, to reduce his base salary to $150,000, to provide eligibility for a bonus of $300,000 for the completion of an economically and technically feasible flow sheet and a bonus of $300,000 for completion of a funding of the first line of the magnet project via sale, strategic partnership, customer prepay, or other means, and to remove the covenant not to compete contained in his offer letter.

USARE and David Kronenfeld entered into an offer letter, dated March 14, 2021. Pursuant to the offer letter, Mr. Kronenfeld is paid an annual base salary and he is eligible for an annual bonus with a target equal to 50% of his base salary, based on the achievement of performance goals. In addition, Mr. Kronenfeld was awarded 750,000 USARE Incentive Units in connection with his commencement of employment with USARE, as described above. The offer letter provided for a potential tax gross-up if there was a delay in the grant of his incentive units and certain other conditions were met; however, the conditions to receive the gross-up no longer apply and therefore, no gross-up is payable. No severance is payable on termination of employment, but a 30-day notice period is required to terminate the agreement. The offer letter contains a covenant not to compete and a covenant not to solicit employees or contractors, each effective for two years after his termination of employment. USARE and Mr. Kronenfeld entered into an addendum to his offer letter, dated November 6, 2024. The addendum, among other things, provides that he will receive (i) a bonus equal to $100,000 in recognition of his additional duties and responsibilities following Mr. Schneberger’s departure, which was paid on December 2, 2024 and (ii) upon successful completion of the de-SPAC transaction and completion of certain tasks outlined in the addendum, a bonus equal to $100,000 and a grant of restricted stock units with a gross value of $200,000.

CEO Employment Agreement

USARE and Joshua Ballard entered into an employment agreement, dated December 16, 2024 pursuant to which he is employed as the Chief Executive Officer of USARE. Mr. Ballard is entitled to certain compensation and benefits pursuant to the agreement, including (i) an annual base salary of $450,000, (ii) commencing in calendar year 2025, eligibility for an annual bonus based on the achievement of performance targets established by the USARE Board, with a target opportunity of 100% of his base salary and a maximum payout of 150% of his base salary and (iii) temporary corporate housing until USARE’s permanent headquarters is established. In addition, while the Chief Executive Officer, he will be nominated for the USARE Board. As soon as reasonably practical following the Closing, USARE will recommend to the Board of New USARE that he be granted 150,000 restricted stock units (“RSUs”) that vest in one-third increments on each of the Closing and the second and third anniversaries of the effective date of the agreement, subject to his continued employment through the vesting dates, and 150,000 performance stock units (“PSUs”) that vest based on the attainment of performance goal and his continued employment through the vesting dates. The RSUs and PSUs will be granted under the New Equity Incentive Plan and will be subject to the terms of the New Equity Incentive Plan and an individual award agreement.

If Mr. Ballard’s employment is terminated by USARE without “cause” or by Mr. Ballard for “good reason” on or before December 31, 2025, then in addition to certain accrued amounts, he is entitled to the following severance, subject to his execution of a release of claims and continued compliance with certain restrictive covenants: continued payment of his base salary for 12 months following termination, payment of any earned but unpaid annual bonus, reimbursement of the monthly premium for coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for six months and vesting of any unvested PSUs based on actual achievement of the performance goals through the termination date. Any unvested RSUs and PSUs will be forfeited. Mr. Ballard will be eligible for severance under a change of control and severance plan to be established by New USARE (the “Severance Plan”), provided that he will receive the higher of the severance either under the Severance Plan or his employment agreement, but not both. The employment agreement contains restrictive covenants, including a non-solicitation covenants effective for 12 months following termination of employment.

For purposes of Mr. Ballard’s employment agreement, “cause” generally means, subject to certain notice and cure rights: (A) conviction of, or plea of nolo contendere to, a felony crime involving deceit, dishonesty or fraud; (B) embezzlement, theft, fraud or misappropriation of any funds or property of USARE or any subsidiary or any affiliate, customer or vendor of USARE or any subsidiary; (C) personal dishonesty or material breach of fiduciary duty that involves personal profit or damage to USARE or any affiliate; (D) misconduct in connection with his duties or failure to perform his responsibilities as reasonably directed by USARE (other than as a result of disability); (E) material and repeat violation of any company rule, regulation, procedure or policy; (F) refusal to perform his duties and responsibilities as reasonably directed by the USARE Board; (G) use of alcohol or drugs that substantially interferes with his ability to perform his duties; (H) any act or omission intended to harm or damage the business, property, operations, financial condition or reputation of USARE or any of its affiliates; or (I) breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement. “Good reason” generally means the occurrence of any of the following events without his prior written consent and subject to certain notice and cure rights: (A) material diminution in his base salary or annual bonus opportunity, other than a reduction of up to 10% in connection with a reduction that applies to all similarly situated executives; (B) material diminution in his authorities, duties or responsibilities; (C) reporting to a person other than USARE Board; (D) material breach by USARE of the employment agreement; or (E) failure to issue the RSUs or PSUs by the 90-day anniversary of the Closing.

Executive Compensation of New USARE Following the Business Combination

New USARE is currently developing an executive compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling New USARE to attract, retain, incentivize and reward individuals who contribute to New USARE’s long-term success. Decisions on the executive compensation program will be made by New USARE’s compensation committee. In addition to the guidance provided by its compensation committee, New USARE may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees.

New Equity Incentive Plan

Prior to the Closing, the Inflection Point Board will adopt the New Equity Incentive Plan, as described in this proxy statement/prospectus, subject to shareholder approval. The New Equity Incentive Plan will replace the USARE Equity Plan and provide a means by which New USARE can issue equity incentives to employees (including our named executive officers), directors and other service providers, which is essential to our long-term success. For additional information about the New Equity Incentive Plan, please see “The Incentive Plan Proposal” in this proxy statement/prospectus.

Manager Compensation

Individuals who served as managers of USARE during fiscal 2024, including those who are expected to serve as directors of New USARE, did not receive compensation for their service as managers, other than former manager Ted Senko. Mr. Senko received a board service retainer of $50,000 in 2024.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Ted Senko	$50,000	$50,000

Following the consummation of the Business Combination, New USARE intends to develop a board of directors’ compensation program that is designed to align compensation with New USARE’s business objectives and the creation of shareholder value, while enabling New USARE to attract, retain, incentivize and reward directors who contribute to the long-term success of New USARE. It is anticipated that the compensation committee will determine the annual compensation to be paid to the members of the New USARE Board upon completion of the Business Combination.

MANAGEMENT OF NEW USARE FOLLOWING THE BUSINESS COMBINATION

The Business Combination Agreement provides that the New USARE Board will initially be comprised of eight (8) directors, of whom the following have been identified as director nominees: Joshua Ballard, Michael Blitzer, Mordechai Gutnick, Paul Kern, Otto Schwethelm, Michael Senft, Tready Smith and Carolyn Trabuco. As described in the Business Combination Agreement: (a) the directors nominees will be those individuals named below as director nominees, with any replacement individuals to be mutually agreed by Inflection Point and USARE, (b) Joshua Ballard will be appointed as the Chief Executive Officer of the Company after Closing, and (c) the New USARE Board will declassified.

Each director will hold office until the first annual meeting of stockholders of New USARE to be held following the date of Closing and until any such director’s successor is elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

The Company and USARE are in the process of identifying the individual that will serve as the Chief Financial Officer following Closing. The identity of the Chief Financial Officer has not yet been determined by the relevant parties.

The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and officers following the completion of the Business Combination.

Name	Age	Position
Joshua Ballard	52	Chief Executive Officer and Director Nominee
David Kronenfeld	39	Chief Legal Officer and Corporate Secretary
Steve Ridge	61	Chief Operating Officer
Christopher Boling	55	Controller (currently serving as principal financial and accounting officer)
Michael Blitzer	47	Director Nominee
Mordechai Gutnick	47	Director Nominee
Paul Kern	79	Director Nominee
Otto Schwethelm	70	Director Nominee
Michael Senft	66	Director Nominee
Tready Smith	54	Director Nominee
Carolyn Trabuco	55	Director Nominee

Inflection Point believes that the below-mentioned attributes, along with the leadership skills and other experiences of the officers and board members described below, will provide New USARE with a diverse range of perspectives and judgment necessary to facilitate the goals of New USARE and be good stewards of capital.

Officers, Directors and Key Employees

For more information about the compensation of the members of the Inflection Point Board and the officers of Inflection Point prior to the Closing, see the section entitled “Information About Inflection Point — Directors and Executive Officers”. For more information about the anticipated members of the New USARE Board and the officers of New USARE following the Closing, see the section entitled “The Director Election Proposal — Information about Officers, Directors and Nominees”.

Joshua Ballard.    Joshua Ballard is Chief Executive Officer and a Manager of USARE. Prior to joining USARE, Joshua was the Chief Financial Officer at Energy Recovery, Inc. from 2018 to 2024, where he was responsible for the finance, accounting, information technology, human resources, program management and investor relations organizations for the Company. Mr. Ballard brings more than 20 years of finance and operations experience, both domestically and internationally, working across a variety of industries within complex organizations to successfully navigate high growth. Previously, Mr. Ballard held senior positions for nearly 15 years at private equity fund managers, including Orox Capital Management and SigmaBleyzer Investment Group, investing in the United States, Eastern Europe and the former Soviet Union. During this time, he was responsible for directly leading as well as collaborating with portfolio company teams to develop and implement long-term strategic plans, and to improve finance, back office and manufacturing operations in private and public companies. As Executive Director at SigmaBleyzer, he was also responsible for fund operations and investor relations. Mr. Ballard also held multiple CFO roles with pre-IPO venture-backed companies as Managing Director of Lanterne Advisors, LLC. Mr. Ballard is a Certified Financial Analyst and prior Chartered Management Accountant, and holds a Global MBA in Finance from Arizona State University Thunderbird School of Global Business and a BA in Russian Studies from the University of Iowa. At Closing, Mr. Ballard is expected to serve as Chief Executive Officer of New USARE and a director of the New USARE Board. USARE and Inflection Point believe that Mr. Ballard is qualified to serve as Chief Executive Officer of New USARE, and as a director of the New USARE Board, due to his extensive public and private company experience.

David Kronenfeld.    Currently, Mr. Kronenfeld serves as the Chief Legal Officer of USARE where he leads the in-house corporate team and acts as the corporate secretary. Mr. Kronenfeld joined USARE in March 2021. Prior to his role at USARE, Mr. Kronenfeld worked from April 2019 to May 2021 as an attorney in Hunter Business Law’s M&A and securities division. Mr. Kronenfeld received a Juris Doctor degree and Master of Laws degree in Taxation from Washington University in St. Louis and a Bachelor of Arts degrees in Chinese Language & Literature and European History from Washington & Lee University. Mr. Kronenfeld has a decade and a half of corporate legal experience both in private practice and as a former associate general counsel of a Nasdaq listed company. At Closing, Mr. Kronenfeld is expected to serve as Chief Legal Officer and Corporate Secretary of New USARE. USARE and Inflection Point believe that Mr. Kronenfeld is qualified to serve as Chief Legal Officer and Corporate Secretary of New USARE due to his role as the Chief Legal Officer of USARE and his extensive experience as a corporate legal attorney.

Steve Ridge.    Currently, Mr. Ridge serves as the Chief Operating Officer of USARE where he focuses on developing technology and producing rare earth magnets from a vertically integrated domestic supply chain. Mr. Ridge joined USARE in April 2023. Prior to his role at USARE, Mr. Ridge held the positions of (i) Senior Vice President of Global Supply Chain at Elementis, a global specialty chemical company, from March 2019 to August 2022, and (ii) Global Operations Director at FMC Corporation, a chemical manufacturing company, from March 2015 to March 2019. During his time at Elementis, Mr. Ridge was responsible for leading the EHS, quality, supply chain, procurement, engineering, and manufacturing functions. Relatedly, during his time at FMC Corporation, Mr. Ridge obtained substantial experience managing the safe and reliable operation of manufacturing plants in various countries. Mr. Ridge received his Master of Science degree in Chemical Engineering from Texas A&M University and Bachelor of Science degrees in Chemistry and Mathematics from Florida Southern University. Throughout his 30-plus years of international experience in multiple-site chemical and mining operations, Mr. Ridge has significant leadership experience in all aspects of integrated supply chains and capital project execution in the chemical and mining space. Mr. Ridge is also a Certified Six Sigma Green Belt. At Closing, Mr. Ridge is expected to serve as Chief Operating Officer of New USARE. USARE and Inflection Point believe that Mr. Ridge is qualified to serve as Chief Operating Officer of New USARE due to his role as the Chief Operating Officer of USARE, his extensive experience in the field and deep understanding of global supply chain management and manufacturing.

Christopher Boling.    Currently, Mr. Boling serves as the Chief Accounting Officer of USARE where he focuses on tax, accounting, audit compliance and financial systems. Mr. Boling joined USARE on November 1, 2024. Prior to his role at USARE, Mr. Boling held the positions of (i) Controller Consultant at SR Group from August 1, 2024 to October 31, 2024, (ii) Chief Financial Officer at Skorpios Technologies, an integrated silicon photonics company, from October 2021 to January 2024, (iii) Chief Financial Officer at Xymogen,a contract manufacturer serving the health sciences industry, from January 2021 to October 2021 and (iv) Chief Financial Officer at Alternate Health Corp, an international, vertically-integrated medical cannabis company, from July 2016 to January 2020. Mr. Boling received a Master of Business Administration from Berry College and a Bachelor of Business Administration in Accounting from the University of Georgia. Mr. Boling is a licensed Certified Public Accountant (CPA). At Closing, Mr. Boling is expected to serve as the Corporate Controller of New USARE. USARE and Inflection Point believe that Mr. Boling is qualified to serve as Corporate Controller of New USARE due to his role as the Chief Accounting Officer of USARE and his extensive experience as a finance executive for global firms.

Robert Fredette.    Currently, Mr. Fredette, aged 62, serves as the Director of Magnet Operations of USARE where he is responsible for establishing full process utilities for metal making, strip casting, hydrogen decrepitation, course milling, jet milling, pressing, sintering, grain boundary diffusion, heat treatment and finishing of sintered NdFeB magnets. Mr. Fredette joined USARE in March 2021. Prior to his role at USARE, Mr. Fredette worked from March 2015 to March 2021 as an Engineering and Quality Manager at Magnet Applications, Inc. (Bunting Magnetics). Mr. Fredette received a bachelor’s degree in Materials Engineering-Metallurgy from Penn State University. Mr. Fredette has four decades of experience in the powdered metals and magnetics industry, with significant expertise in process and applications engineering magnetic assemblies. Mr. Fredette is an expert in magnet materials and processes, including sintered NdFeB, SmCo, Alnico, ferrite, and compression bonded NdFeB. At Closing, Mr. Fredette is expected to continue to serve as the Director of Magnet Operations of New USARE. USARE and Inflection Point believe that Mr. Fredette is qualified to serve as Director of Magnet Operations due to his extensive expertise in magnet materials and processes.

Michael Blitzer.    Mr. Blitzer has served as Chairman and CEO of Inflection Point since March 2023, having previously served as co-CEO and director of Inflection Point Acquisition Corp. from February 2021 to February 2023. He has also served as Chairman and CEO of Inflection Point Acquisition Corp. III since October 2024. Mr. Blitzer is the founder and co-CEO of Kingstown Capital Management, which he founded in 2006 and grew to a multi-billion asset manager with some of the world’s largest endowments and foundations as clients. Over 19 years, Kingstown has invested in public and private equities, SPACs, PIPEs, and derivatives. At Kingstown, Mr. Blitzer oversaw and participated in nearly all the firm’s investment decisions including countless public and private investments in disruptive growth industries. Mr. Blitzer brings an in-depth understanding of public markets and has invested in a variety of corporate transactions such as spin-offs, rights offerings, public offerings, privatizations, and mergers & acquisitions. He currently sits on the board of directors and audit committee of Intuitive Machines, Inc. (Nasdaq: LUNR). He was also a public company director of Signature Group Holdings after its exit from bankruptcy in 2011, where he also sat on the audit committee, and was on the board of directors of the European mutual fund TREND AD. Mr. Blitzer began his Wall Street career at J.P. Morgan Securities in 1999 advising companies globally in private debt and equity capital raises followed by work at the investment fund Gotham Asset Management, which was founded by the author and investor Joel Greenblatt. Mr. Blitzer taught courses in Investing at Columbia Business School for five years in the 2010s. He holds an MBA from Columbia Business School and a B.S. from Cornell University where he received the Cornell Tradition Fellowship. Mr. Blitzer currently sits on the Executive Advisory Board of the Heilbrunn Center for Graham & Dodd Investing at Columbia Business School and is a trustee of Greens Farms Academy in Westport, CT where he is also Treasurer and Chair of the Investment Committee. At Closing, Michael Blitzer is expected to serve as a director and the Chairperson of the New USARE Board. USARE and Inflection Point believe that Mr. Blitzer is qualified to serve on the New USARE Board due to his extensive public company experience.

Mordechai Gutnick.    Mr. Gutnick is a founding investor in USARE and has served as a manager on the USARE Board from May 2019 to March 2021 and since October 2021. He brings multi-decade experience in various mining projects and is a long-time investor in the mining industry in both Australia and the United States. In connection with his investing and professional activities during the last five years, Mr. Gutnick has served as a director or officer of numerous private companies and other companies registered with the Australian Securities and Investments Commission (“ASIC”). Mr. Gutnick was also the managing director and chairman of Merlin Diamonds Limited, which entity was subject to an ASIC initiated Australian court ordered liquidation in 2019. Mr. Gutnick was also the director and joint chief executive officer of Legend International Holdings, Inc. (and its subsidiary Paradise Phosphate Limited), which entered bankruptcy and Australian liquidation in 2016 (and Paradise Phosphate Limited in 2019). At Closing, Mr. Gutnick is expected to serve as a director of the New USARE Board. USARE and Inflection Point believe Mr. Gutnick is qualified to serve on the New USARE Board due to his role as manager of the USARE Board and due to his industry experience.

General Paul Kern (Ret).    Mr. Kern has served as a director on the board of USARE since 2020. Mr. Kern is a senior counselor with The Cohen Group, a position he has held since 2005, and currently serves as chairman of the board of the non-profit, public-private partnership Advanced Functional Fabrics of America (AFFOA), a position he has held since 2016. Mr. Kern also currently serves on the Management Board of Integris and as a director of By Light. He served as president and chief operating officer of AM General LLC from 2008 to 2010. In 2005, Mr. Kern retired after almost 38 years with the US Army, last serving as the Commanding General of the Army Materiel Command. Mr. Kern graduated from West Point in 1967 with a Bachelor of Science degree. He holds master’s degrees in civil and mechanical engineering from the University of Michigan and was elected to the National Academy of Engineering in 2006. He was a National Security Fellow at the J.F. Kennedy School, Harvard University and was a member of the Defense Science Board for 14 years. At Closing, Mr. Kern is expected to serve as a director of the New USARE Board. USARE and Inflection Point believe Mr. Kern is qualified to serve on the New USARE Board due to his role as director of the USARE Board and due to his public service and professional experience.

Otto C. Schwethelm.    Mr. Schwethelm is the Founder and Principal of Schwethelm Financial LLC, a financial advisory and consulting firm where he has served since 2017. Currently, Mr. Schwethelm serves on the board of directors for Paint Rock Bancshares and First State Bank of Paint Rock, positions he has held since December 2020. With over 45 years of experience in the industry, Mr. Schwethelm has held significant positions such as CFO at Capital Precast Holdings LLC (from October 2022 to October 2024), MP Materials (from December 2017 to November 2019), M.S. Al Suwaidi Industrial Services Ltd., OQ (formerly Oman Oil Refineries and Petroleum Industries Company), and Tesoro Corporation. He has also been actively involved in various non-profit organizations, including Schreiner University, Peterson Health,

Junior Achievement of South Texas, and San Antonio Sports Foundation. Mr. Schwethelm holds credentials as a Certified Public Accountant (licensed in Texas), Certified Internal Auditor, and Certified Fraud Examiner. He earned his Bachelor of Business Administration degree in Accounting from the University of Texas at Austin. At Closing, Otto C. Schwethelm is expected to serve as director of the New USARE Board. USARE and Inflection Point believe that Mr. Schwethelm is qualified to serve on the New USARE Board due to his extensive experience in the rare earth industry.

Michael Senft.    Mr. Senft is a former CFO and investment banker who has served on multiple public company boards. Mr. Senft is currently the lead independent director for Molekule Group, Inc., a position he has held since 2020, and a senior advisor to Critical Response Group, a position he has held since 2019. Mr. Senft’s former positions include serving as an executive advisor to Lilium N.V. in 2023, and as the lead independent director at AeroClean Technologies, Inc. from 2019 until its merger with Molekule Group, Inc. in 2023. Earlier in his career, he was a director at B/E Aerospace, Inc. and CFO of KLX, Inc., a B/E Aerospace, Inc. spin-off, until its acquisition by The Boeing Company in 2018. Mr. Senft was an investment banker for over 30 years, including roles at Moelis & Company, CIBC World Markets Corp., and Merrill Lynch & Co. Mr. Senft received his Bachelor of Arts degree in Economics from Princeton University and his Master of Business Administration degree from the Stern School of Business at New York University. At Closing, Mr. Senft is expected to serve as a director of the New USARE Board. USARE and Inflection Point believe Mr. Senft is qualified to serve on the New USARE Board due to his extensive public and private company experience.

Tready Smith.    Ms. Smith is a seasoned executive with a distinguished career in investment management and strategic leadership. Since 2001, Ms. Smith has served as Chief Executive Officer of Bayshore Capital Advisors, LLC, a Florida-based investment firm she founded. Since 1998, she has served as Principal and Managing Member of ASAP Capital Partners, LLC, a family investment office. Ms. Smith has a proven track record of providing strategic direction and guidance to numerous companies and organizations. She currently serves as Chair of the USARE Board and is a member of the Board of Directors of Semantic Al. Additionally, she has served on the boards of the Arts and Sciences Foundation at the University of North Carolina at Chapel Hill, the Florida Wildlife Corridor Foundation, and the Tampa Museum of Art, and an independent day school where she chaired the Investment Committee. Ms. Smith is an active member of Young Presidents Organization (YPO), connecting with business leaders from around the world. She received her undergraduate degree in business from University of North Carolina at Chapel Hill. At Closing, Tready Smith is expected to serve as a director of the New USARE Board. USARE and Inflection Point believe that Ms. Smith is qualified to serve on the New USARE Board due to her role as Chair of the USARE Board.

Carolyn Trabuco.    Ms. Trabuco is a business and finance professional in the fields of global equity research, strategic advisory, commodities and governance. She has over 25 years of global growth investing and fund management experience, including over 10 years in the metals, mining, and resources sectors. Ms. Trabuco is co-founder of Azul Brazilian Airline, listed on the New York Stock Exchange since 2017, and has served on its board of directors since 2008. Ms. Trabuco also serves on the board of Shimmick Corp., a position she has held since November 2023, and Athena Technology Acquisition Corp. II, a position she has held since October 2024. She also served as the chief executive officer of Ligilo Inc. d/b/a Inclusively from 2021 to 2022. She is also the founder of Thistledown Advisory Group, LLC, a strategic advisory firm, a position she has held since 2017. Ms. Trabuco’s former public company board service includes from Critical Metals Corp., formerly known as Sizzle Acquisition Corp., from February 2024 to December 2024, and Sizzle Acquisition Corp. from 2021 to February 2024. She is also an adjunct professor of finance at Sacred Heart University. Ms. Trabuco holds a bachelor’s degree in art history from Georgetown University and a master’s degree in public administration from Sacred Heart University. At Closing, Mr. Trabuco is expected to serve as a director of the New USARE Board. USARE and Inflection Point believe Ms. Trabuco is qualified to serve on the New USARE Board based on her extensive financial markets and investor background and public company board experience.

Corporate Governance

Composition of the New USARE Board

Our business and affairs will be managed under the direction of the New USARE Board. The New USARE Board is expected to be chaired by Michael Blitzer and include as members the individuals named above as director nominees. The New USARE Board is expected to determine that Michael Blitzer, Mordechai Gutnick, Paul Kern, Otto Schwethelm, Michael Senft and Carolyn Trabuco qualify as independent in accordance with applicable Nasdaq rules. Subject to the terms of the Business Combination Agreement, the Proposed Certificate of Incorporation and the Proposed Bylaws, the number of directors will be fixed by the New USARE Board, and is expected to initially be fixed at eight (8) directors.

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the New USARE Board to satisfy its oversight responsibilities effectively in light of its business and structure, the New USARE Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Pursuant to the Business Combination Agreement and as set forth above, Inflection Point was granted rights to designate one director for election to the New USARE Board.

Director Independence

Under New USARE’s Corporate Governance Guidelines and the Nasdaq rules, a director will not be independent unless the New USARE Board affirmatively determines that the director does not have a direct or indirect material relationship with New USARE or any of its subsidiaries. In addition, the director must not be precluded from qualifying as independent under the per se bars set forth by the Nasdaq rules.

The New USARE Board will undertake a review of its composition, the composition of its committees and the independence of directors and consider whether any director has a material relationship with New USARE that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the New USARE Board is expected to determine that Michael Blitzer, Mordechai Gutnick, Paul Kern, Otto Schwethelm, Michael Senft, and Carolyn Trabuco of New USARE’s directors do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the Nasdaq rules. In making these determinations, the New USARE Board will consider the relationships that each non-employee director has with New USARE, the transactions otherwise set forth in this proxy statement/prospectus, and all other facts and circumstances the New USARE Board deemed relevant in determining their independence, including the director’s beneficial ownership of New USARE Common Stock.

Declassified Board of Directors

Subject to approval of the Director Election Proposal, the New USARE Board will initially consist of eight (8) directors. Pursuant to the Proposed Certificate of Incorporation, New USARE Board will not be classified, with each New USARE director holding office until the first annual meeting of stockholders of New USARE to be held following the date of Closing and until any such director’s successor is elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

Committees of the New USARE Board

The New USARE Board will direct the management of its business and affairs, as provided by Delaware law, and conduct its business through meetings of the New USARE Board and standing committees. The New USARE Board will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter and composed solely of independent directors.

In addition, from time to time, special committees may be established under the direction of the New USARE Board when the New USARE Board deems it necessary or advisable to address specific issues. Copies of New USARE’s committee charters will be posted on New USARE’s website, (https://www.usare.com), as required by applicable SEC and Nasdaq rules. The information contained on, or that may be accessed through, Inflection Point’s, USARE’s and New USARE’s website is not part of, and is not incorporated into, this proxy statement/prospectus or the registration statement of which it forms a part.

Audit Committee

New USARE’s audit committee will be responsible for, among other things:

•        overseeing our accounting and financial reporting process;

•        appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us;

•        discussing with our independent registered public accounting firm any audit problems or difficulties and management’s response;

•        pre-approving all audit and non-audit services provided to us by our independent registered public accounting firm (other than those provided pursuant to appropriate preapproval policies established by the audit committee or exempt from such requirement under the rules of the SEC);

•        reviewing and discussing our annual and quarterly financial statements with management and our independent registered public accounting firm;

•        discussing our risk management policies;

•        reviewing and approving or ratifying any related person transactions;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•        preparing the audit committee report required by SEC rules.

Our audit committee is expected to consist of Otto Schwethelm, Carolyn Trabuco, and Michael Senft, with Otto Schwethelm serving as chair. All members of our audit committee will meet the requirements for financial literacy under the applicable Nasdaq rules and regulations. The New USARE Board expects to affirmatively determine that each member of the audit committee qualifies as “independent” under Nasdaq’s additional standards applicable to audit committee members and Rule 10A-3 of the Exchange Act applicable audit committee members. In addition, the New USARE Board expects to determine that Otto Schwethelm qualifies as an “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

New USARE’s compensation committee will be responsible for, among other things:

•        reviewing and approving corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of these goals and objectives and setting our Chief Executive Officer’s compensation;

•        reviewing and setting or making recommendations to the New USARE Board regarding the compensation of our other executive officers;

•        reviewing and making recommendations to the New USARE Board regarding director compensation;

•        reviewing and approving or making recommendations to the New USARE Board regarding our incentive compensation and equity-based plans and arrangements;

•        appointing and overseeing any compensation consultants;

•        reviewing and discussing annually with management our “Compensation Discussion and Analysis”, to the extent required; and

•        preparing the annual compensation committee report required by SEC rules, to the extent required.

Our compensation committee is expected to consist of Carolyn Trabuco, Paul Kern, Otto Schwethelm and Michael Blitzer, with Carolyn Trabuco serving as chair. The New USARE Board expects to determine that each of these directors qualify as “independent” under Nasdaq’s additional standards applicable to compensation committee members, and we expect that the New USARE Board or the compensation committee will meet the requirements of Section 16b-3 of the Exchange Act with respect to acquisitions from the issuer.

Nominating and Corporate Governance Committee

New USARE’s nominating and corporate governance committee will be responsible for, among other things:

•        identifying individuals qualified to become members of the New USARE Board and ensure the New USARE Board has the requisite expertise and consists of persons with sufficiently diverse and independent backgrounds;

•        recommending to the New USARE Board the persons to be nominated for election as directors and to each committee of the New USARE Board;

•        developing and recommending to the New USARE Board corporate governance guidelines, and reviewing and recommending to the New USARE Board proposed changes to our corporate governance guidelines from time to time; and

•        overseeing the annual evaluations of the New USARE Board, its committees and management.

Our nominating and corporate governance committee is expected to consist of Michael Senft, Paul Kern, Mordechai Gutnick and Michael Blitzer, with Michael Senft serving as chair. The New USARE Board expects to determine that the members of our nominating and corporate governance committee qualify as “independent” under Nasdaq rules applicable to nominating and corporate governance committee members.

The nominating and corporate governance committee has not set specific minimum qualifications for director positions. Instead, the nominating and corporate governance committee will review nominations for election or re-election to the New USARE Board on the basis of a particular candidate’s merits and New USARE’s needs after taking into account the current composition of the New USARE Board. When evaluating candidates annually for nomination for election, the nominating and corporate governance committee will consider an individual’s skills, diversity, independence, experience in areas that address the needs of the New USARE Board and ability to devote adequate time to New USARE Board duties. The nominating and corporate governance committee does not specifically define diversity, but values diversity of experience, perspective, education, race, gender and national origin as part of its overall annual evaluation of director nominees for election or re-election. Whenever a new seat or a vacated seat on the New USARE Board is being filled, candidates that appear to best fit the needs of the New USARE Board and New USARE will be identified, interviewed and evaluated by the nominating and corporate governance committee. Candidates selected by the nominating and corporate governance committee will then be recommended to the full New USARE Board.

The New USARE Board may from time to time establish other committees.

Code of Ethics

In connection with Closing, New USARE will adopt a code of ethics that applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on our website, (https://www.usare.com).

New USARE intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

No anticipated member of the compensation committee was at any time during fiscal year 2023, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our board of directors or member of our compensation committee.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW USARE’s SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”) and subject to the requirements set forth under “— Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies” below, a Person who has beneficially owned restricted New USARE Common Stock or Preferred Stock or New USARE Warrants for at least six months would be entitled to sell their securities, provided that (a) such Person is not deemed to have been an affiliate of New USARE at the time of, or at any time during the three months preceding, a sale and (b) New USARE is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New USARE was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New USARE Common Stock, Preferred Stock or New USARE Warrants for at least six months but who are affiliates of New USARE at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the volume limitations set forth in Rule 144.

Sales by affiliates of New USARE under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New USARE.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if all the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell its Founder Shares pursuant to Rule 144 without registration one year after the Closing.

Inflection Point anticipates that following the Closing, New USARE will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Registration Rights Agreement”.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The Proposed By-Laws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed By-Laws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (a) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the New USARE Board or any authorized committee of the New USARE Board, (b) otherwise properly brought before such meeting by or at the direction of the New USARE Board, or (c) otherwise properly brought before such meeting by a stockholder present in person who (A) was a record owner of New USARE Common Stock at the time of giving the notice and is such a stockholder at the time of the such meeting, (B) is entitled to vote at such meeting, and (C) has complied with notice procedures specified in the Proposed By-Laws in all applicable respects. To be timely for the New USARE’s annual meeting of stockholders, a stockholder’s notice must be delivered to New USARE’s secretary at New USARE’s principal executive offices:

•        not later than the 120th day; and

•        not earlier than the 150th day,

prior to the first anniversary of the date on which New USARE’s definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting (which date shall, for purposes of New USARE’s annual meeting in the year of the closing of the Business Combination shall be deemed to have occurred on June 1 of such year).

In the event that no annual meeting was held in the previous year or New USARE holds its annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of a preceding year’s annual meeting, to be timely, notice of a stockholder proposal must be delivered not later than the 120th day prior to such annual meeting or, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. Nominations and proposals also must satisfy other requirements set forth in the Proposed By-Laws.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal (other than nominations) to be included in the proxy statement and proxy card for the 2025 annual meeting pursuant to Rule 14a-8 must be received at New USARE’s principal office at a reasonable time before New USARE begins to print and send its proxy materials and must comply with Rule 14a-8.

A stockholder must update and supplement its notice to New USARE’s secretary, if necessary, so that the information provided or required to be provided in such notice as described above will be true and correct as of the record date for notice of the annual meeting and as of the date that is 10 days prior to the annual meeting or any adjournment or postponement thereof, and such update and supplement will be delivered to, or mailed and received by, New USARE’s secretary as promptly as practical.

Stockholder Director Nominees

The Proposed By-Laws will permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of the Proposed Certificate of Incorporation. To nominate a director, the stockholder must provide the information required by the Proposed By-Laws. In addition, the stockholder must give timely notice to New USARE’s secretary in accordance with the Proposed By-Laws, which, in general, require that the notice be received by New USARE’s secretary within the time periods described above under the section “— Stockholder Proposals”.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the Inflection Point Board, any committee chairperson or the non-management directors as a group by writing to the Inflection Point Board or committee chairperson in care of Inflection Point Acquisition Corp. II, 167 Madison Avenue, Suite 205 #1017, New York, New York 10016. Following the Closing, such communications should be sent to USA Rare Earth, Inc. at 100 W Airport Road, Stillwater, Oklahoma 74075. Each communication will be forwarded, depending on the subject matter, to the Inflection Point Board, the appropriate committee chairperson or all non-management directors. Because other appropriate avenues of communication exist for matters that are not of shareholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not forwarded to the Inflection Point Board.

LEGAL MATTERS

White & Case LLP, legal counsel to Inflection Point, has provided a legal opinion regarding the validity of the securities of New USARE to be issued in connection with the Domestication.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Inflection Point Board does not know of any matters that will be presented for consideration at the extraordinary general meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the extraordinary general meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

CHANGE IN ACCOUNTANTS

On July 16, 2024, Ernst & Young LLP (“Ernst & Young”), the former independent auditor of USARE indicated it declined to stand for reappointment as USARE’s auditor for the fiscal year ended December 31, 2023. Ernst & Young’s report on USARE’s consolidated financial statements for the fiscal year ended December 31, 2022, which was conducted in accordance with auditing standards generally accepted in the United States of America (GAAS), did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles; however the report included an emphasis of matter related to substantial doubt about USARE’s ability to continue as a going concern.

Prior to Ernst & Young notifying USARE that it had declined to stand for reappointment as USARE’s auditor, there were no “disagreements” within the meaning of Item 304(a)(1)(iv) of Regulation S-K on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedures, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in its reports.

In accordance with Item 304(a)(3) of Regulation S-K, USARE provided Ernst & Young with a copy of the disclosures set forth above and requested that Ernst & Young furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with such disclosures. The registrant has filed such letter as Exhibit 16.1 to the registration statement of which this proxy statement/prospectus forms a part.

Effective August 27, 2024, at the direction of the USARE Board, USARE appointed Horne LLP (“Horne”) as its new independent registered public accounting firm for the fiscal years ended December 31, 2023 and 2022. During USARE’s two most recent fiscal years ended December 31, 2023 and 2022, and the subsequent interim period through August 27, 2024, neither USARE nor anyone acting on its behalf consulted with Horne regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on USARE’s financial statements, where either a written report or oral advice was provided that Horne concluded was an important factor considered by USARE in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a “disagreement” as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto; or (iii) any “reportable event” as defined in Item 304(a)(1)(v) of Regulation S-K.

EXPERTS

The financial statements of Inflection Point Acquisition Corp. II, as for the period from March 6, 2023 (inception) through December 31, 2023, included in this proxy statement/prospectus have been audited by UHY LLP, independent registered public accounting firm, as stated in their report, which includes an explanatory paragraph as to Inflection Point Acquisition Corp. II’s ability to continue as a going concern described in Note 1 to the financial statements, thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of USA Rare Earth, LLC as of December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023 included in this proxy statement/prospectus and elsewhere in the registration statement have been audited by HORNE LLP, an independent registered public accounting firm, as stated in their report thereon, which report expresses an unqualified opinion and includes an explanatory paragraph relating to USA Rare Earth LLC’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements, and included in this proxy statement/prospectus in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Inflection Point and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, Inflection Point will deliver a separate copy of this proxy statement/prospectus to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such document. Shareholders receiving multiple copies of such documents may likewise request that Inflection Point deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that Inflection Point deliver single copies of such document in the future. Shareholders may notify Inflection Point of their requests by calling or writing Inflection Point at its principal executive offices at 167 Madison Avenue, Suite 205 #1017, New York, New York 10016 or (212) 476-6908.

ENFORCEABILITY OF CIVIL LIABILITY

Inflection Point is a Cayman Islands exempted company. If Inflection Point does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon Inflection Point. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Inflection Point in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Inflection Point may be served with process in the United States with respect to actions against Inflection Point arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Inflection Point’s securities by serving Inflection Point’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

Inflection Point has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Inflection Point files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Inflection Point at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to Inflection Point has been supplied by Inflection Point, and all such information relating to USARE has been supplied by USARE, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.

This document is a proxy statement/prospectus of Inflection Point for the extraordinary general meeting. Inflection Point has not authorized anyone to give any information or make any representation about the Business Combination, Inflection Point or USARE that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date hereof unless the information specifically indicates that another date applies.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the business combination, you should contact via phone or in writing:

Inflection Point Acquisition Corp. II
167 Madison Avenue, Suite 205 #1017
New York, NY 10016
(212) 476-6908

You may also obtain these documents, without charge, by requesting them in writing or by telephone from Inflection Point’s proxy solicitation agent at the following address and telephone number:

Sodali & Co.
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Telephone: (800) 662-5200
(203) 658-9400 (Banks and brokers can call collect)
Email: IPXX.info@investor.sodali.com.

If you are a shareholder of Inflection Point and would like to request documents, please do so no later than March 3, 2025 (five business days before the extraordinary general meeting) in order to receive them before the extraordinary general meeting. If you request any documents from Inflection Point, Inflection Point will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

INDEX TO FINANCIAL STATEMENTS

Inflection Point Acquisition Corp. II

Page
Condensed Balance Sheets as of September 30, 2024 (Unaudited) and December 31, 2023	F-2

Condensed Statements of Operations for the three and nine months ended September 30, 2024, three months ended September 30, 2023 and for the period from March 6, 2023 (inception) through September 30, 2023 (Unaudited)

F-3

Condensed Statements of Changes in Shareholders’ Deficit for the three and nine months ended September 30, 2024, three months ended September 30, 2023 and for the period from March 6, 2023 (inception) through September 30, 2023 (Unaudited)

F-4
Condensed Statements of Cash Flows for the nine months ended September 30, 2024 and for the period from March 6, 2023 (inception) through September 30, 2023 (Unaudited)	F-5
Notes to Condensed Financial Statements (Unaudited)	F-6

Report of Independent Registered Public Accounting Firm (PCAOB ID: 1195)	F-27
Balance Sheet	F-28
Statement of Operations	F-29
Statement of Changes in Shareholders’ Deficit	F-30
Statement of Cash Flows	F-31
Notes to Financial Statements	F-32

USA RARE EARTH, LLC

INFLECTION POINT ACQUISITION CORP. II
CONDENSED BALANCE SHEETS

	September 30, 2024	December 31, 2023
	(Unaudited)
Assets:
Current assets:
Cash	$141,201	$275,665
Prepaid expenses	38,309	18,390
Prepaid insurance	43,438	205,604
Total Current Assets	222,948	499,659

Marketable securities held in Trust Account	269,138,646	258,971,518
Total Assets	$269,361,594	$259,471,177

Liabilities and Shareholders’ Deficit:
Current liabilities:
Accounts payable and accrued expenses	$2,026,173	$234,985
Accrued offering costs	—	75,000
Convertible promissory note – related party	700,000	—
Total Current Liabilities	2,726,173	309,985

Deferred underwriting fee payable	13,100,000	13,100,000
Total Liabilities	15,826,173	13,409,985

Commitments and Contingencies (Note 6)

Class A ordinary shares subject to possible redemption, 25,000,000 issued and outstanding shares at redemption value of $10.77 and $10.36 per share as of September 30, 2024 and December 31, 2023, respectively	269,138,646	258,971,518

Shareholders’ Deficit
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding (excluding 25,000,000 shares subject to possible redemption) as of September 30, 2024 and December 31, 2023	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,250,000 shares issued and outstanding as of September 30, 2024 and December 31, 2023	625	625
Additional paid-in capital	—	—
Accumulated deficit	(15,603,850)	(12,910,951)
Total Shareholders’ Deficit	(15,603,225)	(12,910,326)
Total Liabilities and Shareholders’ Deficit	$269,361,594	$259,471,177

The accompanying notes are an integral part of the unaudited condensed financial statements.

INFLECTION POINT ACQUISITION CORP. II
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30, 2024	For the Period from March 6, 2023 (inception) through September 30, 2023
	2024	2023
Formation and operating costs	$1,918,166	$420,837	$2,697,453	$655,690
Loss from operations	(1,918,166)	(420,837)	(2,697,453)	(655,690)

OTHER INCOME
Interest income from bank	440	7,709	4,554	7,709
Dividend income earned on marketable securities held in Trust Account	3,427,851	3,270,011	10,167,128	4,329,480
Total other income	3,428,291	3,277,720	10,171,682	4,337,189

NET INCOME	$1,510,125	$2,856,883	$7,474,229	$3,681,499

Basic and diluted weighted average shares outstanding, Redeemable shares	25,000,000	25,000,000	25,000,000	14,783,654
Basic and diluted net income per share	$0.08	$0.12	$0.32	$0.70
Basic and diluted weighted average shares outstanding, Non-redeemable shares	6,250,000	6,250,000	6,250,000	6,280,649
Basic and diluted net income per share	$(0.06)	$(0.01)	$(0.09)	$(1.05)

The accompanying notes are an integral part of the unaudited condensed financial statements.

INFLECTION POINT ACQUISITION CORP. II
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 1, 2024	—	$—	6,250,000	$625	$—	$(12,910,951)	$(12,910,326)
Accretion for redeemable shares to redemption value	—	—	—	—	—	(3,349,913)	(3,349,913)
Net income	—	—	—	—	—	2,919,167	2,919,167
Balance as of March 31, 2024	—	—	6,250,000	625	—	(13,341,697)	(13,341,072)
Accretion for redeemable shares to redemption value	—	—	—	—	—	(3,389,364)	(3,389,364)
Net income	—	—	—	—	—	3,044,937	3,044,937
Balance as of June 30, 2024	—	$—	6,250,000	$625	$—	$(13,686,124)	$(13,685,499)
Accretion for redeemable shares to redemption value	—	—	—	—	—	(3,427,851)	(3,427,851)
Net income	—	—	—	—	—	1,510,125	1,510,125
Balance as of September 30, 2024	—	$—	6,250,000	$625	$—	$(15,603,850)	$(15,603,225)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2023 AND
FOR THE PERIOD FROM MARCH 6, 2023 (INCEPTION) THROUGH SEPTEMBER 30, 2023

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of March 6, 2023 (inception)	—	$—	—	$—	$—	$—	$—
Class B ordinary shares issued to Sponsor	—	—	6,325,000	633	24,367	—	25,000
Net loss	—	—	—	—	—	(6,203)	(6,203)
Balance as of March 31, 2023	—	$—	6,325,000	$633	$24,367	$(6,203)	$18,797
Sale of Class A ordinary shares and over-allotment	25,000,000	2,500	—	—	249,997,500	—	250,000,000
Class A ordinary shares subject to possible redemption	(25,000,000)	(2,500)	—	—	(247,910,000)	—	(247,912,500)
Underwriters’ compensation	—	—	—	—	(17,500,000)	—	(17,500,000)
Offering costs	—	—	—	—	(861,877)	—	(861,877)
Sale of 7,650,000 private placement warrants	—	—	—	—	7,650,000	—	7,650,000
Allocation of offering costs related to redeemable shares	—	—	—	—	18,183,179	—	18,183,179
Forfeiture of founder shares	—		(75,000)	(8)	8	—	—
Accretion for redeemable shares to redemption value	—	—	—	—	(9,583,177)	(12,996,971)	(22,580,148)
Net income	—	—	—	—	—	830,819	830,819
Balance as of June 30, 2023	—	—	6,250,000	625	—	(12,172,355)	(12,171,730)
Accretion for redeemable shares to redemption value	—	—	—	—	—	(3,270,011)	(3,270,011)
Net income	—	—	—	—	—	2,856,883	2,856,883
Balance as of September 30, 2023	—	$—	6,250,000	$625	$—	$(12,585,483)	$(12,584,858)

The accompanying notes are an integral part of the unaudited condensed financial statements.

INFLECTION POINT ACQUISITION CORP. II
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30, 2024	For the Period from March 6, 2023 (inception) through September 30, 2023
Cash Flows from Operating Activities:
Net income	$7,474,229	$3,681,499
Adjustments to reconcile net income to net cash used in operating activities:
Formation costs paid by Sponsor in exchange for issuance of Class B ordinary shares	—	5,845
Dividend income earned on marketable securities held in Trust Account	(10,167,128)	(4,329,480)
Changes in operating assets and liabilities:
Prepaid expenses	(19,919)	(30,723)
Prepaid insurance	162,166	(335,917)
Accounts payable and accrued expenses	1,791,188	197,693
Net cash used in operating activities	(759,464)	(811,083)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	—	(251,250,000)
Net cash provided by (used in) investing activities	—	(251,250,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	245,600,000
Proceeds from sale of private placements warrants	—	7,650,000
Proceeds from convertible promissory note – related party	700,000	—
Repayment of promissory note – related party	—	(179,665)
Payment of offering costs	(75,000)	(671,664)
Net cash provided by (used in) financing activities	625,000	252,398,671

Net Change in Cash	(134,464)	337,588
Cash – Beginning of period	275,665	—
Cash – End of period	$141,201	$337,588

Supplemental disclosure of cash flow information:
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$11,000
Prepaid services contributed by Sponsor in exchange for issuance of Class B ordinary shares	$—	$8,607
Deferred offering costs paid through promissory note – related party	$—	$179,213
Accretion of Class A ordinary shares to redemption value	$10,167,128	$25,850,159
Deferred underwriting fee payable	$—	$13,100,000
Forfeiture of Founder Shares	$—	$8

The accompanying notes are an integral part of the unaudited condensed financial statements.

INFLECTION POINT ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(UNAUDITED)

Note 1 — Organization and Business Operations

Inflection Point Acquisition Corp. II (the “Company”) is a special purpose acquisition company incorporated as a Cayman Islands exempted corporation on March 6, 2023. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

On August 21, 2024, the Company entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “USARE Business Combination Agreement”), by and among the Company, USA Rare Earth, LLC, a Delaware limited liability company (“USARE”) and IPXX Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Merger Sub”).

As of September 30, 2024, the Company had not commenced any operations. All activity for the period from March 6, 2023 (inception) through September 30, 2024 relates to the Company’s formation and the initial public offering (the “IPO”), which is described below, and subsequent to the IPO, pursuing Business Combination opportunities. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents and dividend income on marketable securities held in Trust Account. The Company has selected December 31st as its fiscal year end.

The Company’s sponsor is Inflection Point Holdings II LLC, a Delaware limited liability company (the “Sponsor”).

On March 8, 2023, the Company issued 5,750,000 Class B ordinary shares to the Sponsor for $25,000, or approximately $0.004 per share. On May 24, 2023, the Company effected a share capitalization of 575,000, resulting in the Sponsor holding 6,325,000 Class B ordinary shares (such Class B ordinary shares, together with the Class A ordinary shares issued or issuable upon conversion of the Class B ordinary shares pursuant to the Company’s amended and restated memorandum and articles of association, the “Founder Shares”). All share and per-share amounts have been retroactively restated to reflect the share capitalization. The Founder Shares included an aggregate of up to 825,000 shares subject to forfeiture if the over-allotment option was not exercised by the underwriters. As a result of the underwriters election to partially exercise their over-allotment option on May 30, 2023, 75,000 Founder Shares were forfeited resulting in the Sponsor holding 6,250,000 Founder Shares. The remaining Founder Shares are no longer subject to forfeiture.

The registration statement for the Company’s IPO was declared effective on May 24, 2023. On May 30, 2023, the Company consummated the IPO of 25,000,000 units (the “Units”), which includes the partial exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250,000,000, which is discussed in Note 3. Each Unit consists of one Class A ordinary share (the “Public Shares”) and one half of one redeemable warrant (the “Public Warrants”) of the Company, with each whole warrant entitling the holder to purchase one Class A ordinary share for $11.50 per share, subject to adjustment. Simultaneously with the closing of the IPO, the Company consummated the sale of 7,650,000 private placement warrants (the “Private Placement Warrants”) to the Sponsor and Cantor Fitzgerald & Co., the representative of the underwriters of the IPO (“CF&CO”), at a price of $1.00 per Private Placement Warrant, or $7,650,000 in the aggregate, which is described in Note 4. Of those 7,650,000 Private Placement Warrants, the Sponsor purchased 6,000,000 Private Placement Warrants and CF&CO purchased 1,650,000 Private Placement Warrants. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the Private Placement Warrants, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination (less deferred underwriting commissions).

Transaction costs amounted to $18,361,877 consisting of $4,400,000 of cash underwriting discount, $13,100,000 of deferred underwriting fees, and $861,877 of other offering costs.

INFLECTION POINT ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(UNAUDITED)

Note 1 — Organization and Business Operations (cont.)

The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts and taxes payable on the income earned on the Trust Account) at the time of the signing of an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Following the closing of the IPO, on May 30, 2023, an amount of $251,250,000 ($10.05 per Unit) from the net proceeds of the sale of the Units in the IPO and the sales of the Private Placement Warrants was placed in the trust account (the “Trust Account”) and will be held as cash or invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the proceeds from the IPO and the sale of the Private Placement Warrants placed into the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of the Company’s initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination, (ii) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination within 18 months from the closing of the IPO, by such earlier liquidation date as the Company’s board of directors may approve or by such later liquidation date approved by the Company’s shareholders pursuant to an amendment to the Company’s amended and restated memorandum and articles of association (the “Completion Window”), subject to applicable law, or (iii) the redemption of the Company’s Public Shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Company’s Public Shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

The Company will provide the Company’s public shareholders with the opportunity to redeem all or a portion of their Public Shares in connection with the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations. The amount in the Trust Account is initially anticipated to be $10.05 per Public Share (without taking into account interest earned or taxes payable).

The ordinary shares subject to redemption were recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity”.

The Company will have only the duration of the Completion Window to complete the initial Business Combination. If the Company is unable to complete its initial Business Combination within the Completion Window, the Company will as promptly as reasonably possible but not more than ten business days thereafter, redeem the

INFLECTION POINT ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(UNAUDITED)

Note 1 — Organization and Business Operations (cont.)

Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will constitute full and complete payment for the Public Shares and completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation or other distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any Founder Shares held by them and any Public Shares purchased during or after the IPO (including in open market and privately-negotiated transactions) in favor of the initial Business Combination (subject to applicable law).

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company (except for the Company’s independent auditors), or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement (except for the Company’s independent auditors), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.

USARE Business Combination

On August 21, 2024 (the “Signing Date”) the Company entered into the USARE Business Combination Agreement by and among the Company, USARE and Merger Sub, pursuant to which, among other things and subject to the terms and conditions contained therein, Merger Sub will merge with and into USARE (the “Merger”), with USARE continuing as the surviving company and wholly owned subsidiary of the Company. The transactions contemplated by the Business Combination Agreement are referred to herein as the “USARE Business Combination”. The combined company’s business will continue to operate through USARE and its subsidiaries. In connection with the closing of the USARE Business Combination (the “Closing”), the Company will change its name to “USA Rare Earth, Inc.” (such company after the closing of the Business Combination, “New USARE”).

INFLECTION POINT ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(UNAUDITED)

Note 1 — Organization and Business Operations (cont.)

The Domestication

The Company will, subject to obtaining the required shareholder approvals and at least one day prior to the date of the closing of the USARE Business Combination (the “Closing” and the date of the Closing, the “Closing Date”), change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). At least one day prior to the Domestication, the Company will provide its public shareholders the opportunity to redeem their Public Shares on the terms and conditions set forth in the USARE Business Combination Agreement and the Company’s governing documents (the “Redemption”).

By virtue of the Domestication and subject to the satisfaction or waiver of the conditions of the USARE Business Combination Agreement, including approval of the Company’s shareholders: (i) immediately prior to the Domestication, pursuant to the Sponsor Support Agreement (as defined below) each of the then issued and outstanding Class B ordinary shares of the Company will convert automatically, on a one-for-one basis, into one (1) Class A ordinary share, par value of $0.0001 per share, of the Company (each a “Class A Ordinary Share”) (the “Sponsor Share Conversion”); and (ii) in connection with the Domestication, (x) each then issued and outstanding Class A Ordinary Share (that was not redeemed pursuant to the Redemption) shall convert automatically, on a one-for-one basis, into one (1) share of common stock, par value $0.0001 per share, of the Company (after the Domestication) (the “New USARE Common Stock”); (y) each of the then issued and outstanding warrants representing the right to purchase one Class A Ordinary Share shall convert automatically into a warrant to acquire one (1) share of New USARE Common Stock (each a “New USARE Warrant”); and (z) each of the then issued and outstanding units of the Company will be cancelled and each holder thereof will be entitled to one share of New USARE Common Stock and one-half (1/2) of one New USARE Warrant.

The Merger and Consideration

Subject to, and in accordance with the terms and conditions of the USARE Business Combination Agreement, immediately prior to the effective time of the Merger (the “Effective Time”), (i) each warrant to purchase Class C convertible preferred units of USARE (the “USARE Class C Convertible Preferred Units”) or Class C-1 convertible preferred units of USARE (the “USARE Class C-1 Convertible Preferred Units”) shall automatically be exercised on a cashless basis in full in accordance with its terms and (ii) immediately thereafter, each then-issued and outstanding USARE Class C Convertible Preferred Unit and each then-issued and outstanding USARE Class C-1 Convertible Preferred Unit (including each USARE Class C Convertible Preferred Unit and USARE Class C-1 Convertible Preferred Unit issued upon the automatic exercise described in the preceding clause (i)) shall automatically convert into such number of Class B units of USARE (the “USARE Class B Units”) into which such USARE Class C Convertible Preferred Unit or USARE Class C-1 Convertible Preferred Unit, as applicable, is convertible in connection with the Merger pursuant to USARE’s Sixth Amended and Restated Operating Agreement, as amended (the “USARE OA”).

Subject to, and in accordance with the terms and conditions of the USARE Business Combination Agreement, at the Effective Time:

(i)     each unit of USARE that is owned by the Company, Merger Sub or USARE (in treasury or otherwise) immediately prior to the Effective Time (each an “Excluded Unit”) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefore;

(ii)    each incentive unit (the “USARE Incentive Units”) that is issued and outstanding immediately prior to the Effective Time (other than Excluded Units) shall, by virtue of the occurrence of the Merger, (x) to the extent the holder of such USARE Incentive Unit is continuously employed by or providing services to USARE from the Signing Date through the Effective Time, be automatically deemed to be fully vested, (y) regardless of such employment or service status, be automatically deemed exchanged or converted

INFLECTION POINT ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(UNAUDITED)

Note 1 — Organization and Business Operations (cont.)

(on a cashless basis) into a fraction of one Class A unit of USARE (the “USARE Class A Units”) in accordance with the terms of such USARE Incentive Unit, the USARE OA and the Second Amended and Restated USA Rare Earth, LLC Incentive Plan and each USARE Class A Unit issued or issuable upon such deemed exchange or conversion shall be treated as being issued and outstanding immediately prior to the Effective Time;

(iii)   each warrant to purchase units of USARE (excluding the USARE Class A Preferred Investor Warrants (as defined below)) (the “USARE Warrants”) that is outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the occurrence of the Merger, automatically be exercised or deemed exercised on a cashless basis in full in accordance with its terms immediately prior to the Effective Time, and each USARE Class A Unit or USARE Class B Unit issued or issuable upon such exercise shall be treated as being issued and outstanding immediately prior to the Effective Time;

(iv)   each USARE Class A Unit that is issued and outstanding immediately prior to the Effective Time (including all USARE Class A Units outstanding or deemed outstanding (a) upon the deemed exchange or conversion of the USARE Incentive Units and (b) upon the deemed exercise of the USARE Warrants, but excluding the Excluded Units) shall be cancelled and converted into the right to receive a number of shares of New USARE Common Stock equal to the Exchange Ratio (as defined below) (the “Per Unit Base Consideration”) and the right to receive, subject to the vesting conditions described below, a number of shares of New USARE Common Stock equal to the Earn-out Exchange Ratio (as defined below) (the “Per Unit Earn-out Consideration”);

(v)    each USARE Class B Unit that is issued and outstanding immediately prior to the Effective Time (including all USARE Class B Units outstanding or deemed outstanding upon the deemed exercise of the USARE Warrants, but excluding the Excluded Units) shall be cancelled and converted into the right to receive the Per Unit Base Consideration and the Per Unit Earn-out Consideration;

(vi)   each Class A-1 convertible preferred unit of USARE (the “USARE Class A-1 Convertible Preferred Units”) and each Class A-2 convertible preferred unit of USARE (the “USARE Class A-2 Convertible Preferred Units,” and together with the USARE Class A-1 Convertible Preferred Units, the “USARE Class A Convertible Preferred Units”) that is issued and outstanding immediately prior to the Effective Time (other than Excluded Units) shall be cancelled and converted into the right to receive one share of Series A Preferred Stock (as defined below); and

(vii)  each USARE Class A Preferred Investor Warrant (as defined below) shall be cancelled and converted into the right to receive a Series A Preferred Investor Warrant (as defined below) exercisable for a number of shares of New USARE Common Stock equal to the aggregate number of USARE Class A Units that would be issued upon full exercise of such USARE Class A Preferred Investor Warrant (as defined below).

Pursuant to the USARE Business Combination Agreement, the aggregate consideration to be paid in, or in connection with, the Merger in respect of the outstanding equity securities of USARE (excluding the USARE Class A Convertible Preferred Units and the USARE Class A Preferred Investor Warrants (as defined below)) will be (A) (i) the number of shares of New USARE Common Stock equal to the quotient of (a) (i) the $800,000,000 minus (ii) the aggregate indebtedness of USARE and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions) divided by (b) the amount equal to the price at which each Public Share may be redeemed pursuant to the Redemption in connection with the Domestication (collectively, the “Aggregate Base Consideration”) plus (B) subject to the vesting and forfeiture effects of the Earn-out Exchange Ratio described below, up to 10,000,000 shares of New USARE Common Stock (the “Aggregate Earn-out Consideration”). The Aggregate Earn-out Consideration is subject to certain customary adjustments as described in the USARE Business Combination Agreement. The “Exchange Ratio” shall be equal to the quotient of (A) the Aggregate Base Consideration divided by the sum (without duplication) of the aggregate number of (i) USARE Class A Units that are issued and outstanding

INFLECTION POINT ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(UNAUDITED)

Note 1 — Organization and Business Operations (cont.)

immediately prior to the Effective Time, (ii) USARE Class B Units that are issued and outstanding immediately prior to the Effective Time (including all USARE Class B Units issued upon conversion of all outstanding USARE Class C Convertible Preferred Units and USARE Class C-1 Convertible Preferred Units), (iii) all USARE Class A Units and USARE Class B Units issuable upon full exercise of all issued and outstanding USARE Warrants (calculated using the treasury method of accounting on a cashless exercise basis) and (iv) all USARE Class A Units and USARE Class B Units issuable upon full exercise, exchange or conversion of all issued and outstanding USARE Incentive Units (calculated using the treasury method of accounting on a cashless exercise basis) (such sum, the “USARE Fully Diluted Capital”).

The “Earn-out Exchange Ratio” shall be equal to the quotient of (A) the Aggregate Earn-out Consideration divided by (B) the USARE Fully Diluted Capital. 50% of the Aggregate Earn-out Consideration shall vest and be issued if, during the five year period beginning on the first anniversary of the Closing Date (the “Earnout Period”) the closing sale price of one share of New USARE Common Stock as reported on the national securities exchange on which such shares are then listed is greater than or equal to $15.00 for a period of at least twenty out of thirty consecutive Trading Days (as defined in the Business Combination Agreement). The remaining 50% of the Aggregate Earn-out Consideration shall vest and be issued if, during the Earnout Period, the closing sale price of one share of New USARE Common Stock as reported on the national securities exchange on which such shares are then listed is greater than or equal to $20.00 for a period of at least twenty out of thirty consecutive trading days. The Aggregate Earn-out Consideration may also vest upon a Change of Control (as defined in the USARE Business Combination Agreement) pursuant to which New USARE or its shareholders have the right to receive consideration if the implied value per share of New USARE Common Stock is equal to or above such price targets, with the amount of such consideration dependent upon the implied per share value reaching the thresholds discussed above).

In connection with the Closing:

i.       USARE and New USARE will enter into a Seventh Amended and Restated Limited Liability Company Operating Agreement of USARE, to, among other things, admit New USARE as the managing member of USARE; and

ii.      The Company will file with the Secretary of State of the State of Delaware a Certificate of Designations of Preferences, Rights and Limitations of 12% Series A Cumulative Convertible Preferred Stock Series A Preferred Stock (the “Series A Preferred Stock Certificate of Designation”) which sets forth the rights, preferences and privileges of the Series A Preferred Stock (as defined below).

Series A Preferred Stock Investment

In connection with the transactions contemplated by the USARE Business Combination Agreement, on the Signing Date, the Company, USARE and Inflection Point Fund I, LP, an accredited investor that is an affiliate of the Company and the Sponsor (the “Series A Preferred Stock Investor”) entered into a Securities Purchase Agreement (the “Series A SPA”). Pursuant to the Series A SPA, the Series A Preferred Stock Investor has agreed, among other things, to purchase, at Closing, shares of New USARE’s 12% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, having the rights, preferences and privileges set forth in the Series A Preferred Stock Certificate of Designation (such stock the “Series A Preferred Stock”) and a warrant to purchase a number of shares of New USARE Common Stock equal to the amount of shares into which such shares of New USARE Common Stock underlying the Series A Preferred Stock are initially convertible (a “Series A Preferred Investor Warrant”), for an aggregate purchase price of $9,117,648 (the “Series A Preferred Stock Investment”). Each share of Series A Preferred Stock will have a stated value of $12.00 (the “Stated Value”).

In addition, pursuant to a Securities Purchase Agreement, dated as of August 21, 2024, by and among the Company, Michael Blitzer (the Company’s Chairman and Chief Executive Officer) and USARE, the Company has agreed to issue at Closing, $1,250,000 in Stated Value of Series A Preferred Stock to Mr. Blitzer exchange for his forgiveness of

INFLECTION POINT ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(UNAUDITED)

Note 1 — Organization and Business Operations (cont.)

50% of the then-outstanding balance of the convertible promissory note issued to him by the Company on August 13, 2024 (the “Note”). This Securities Purchase Agreement is in substantially the form of the Series A SPA, subject to appropriate changes to reflect that (i) the consideration to be paid by Mr. Blitzer is his forgiveness of 50% of the then-outstanding balance of the Note and (ii) Mr. Blitzer will not receive a Series A Preferred Investor Warrant.

Sponsor Support Agreement

Concurrently with the execution of the USARE Business Combination Agreement, the Sponsor, the Company and USARE entered into a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor has agreed to (i) vote to adopt and approve the USARE Business Combination Agreement and the other documents contemplated therein and the transactions contemplated therein and (ii) forfeit 60,000 New USARE Warrants for every $1,000,000 by which (x) the gross proceeds at the closing of the USARE Business Combination from the Trust Account (after giving effect to the Redemption plus (y) the gross proceeds from the Class A Preferred Unit Investment (as defined in the UASRE Business Combination Agreement), the Series A Preferred Stock Investment and any PIPE Investment (as defined in the USARE Business Combination Agreement) are below $50,000,000, up to a maximum of 1,500,000 New USARE Warrants forfeited.

Member Support Agreement

Concurrently with the execution of the USARE Business Combination Agreement, the Company, entered into a member support agreement (the “Member Support Agreement”) with USARE and certain members of USARE (the “Supporting USARE Members”) pursuant to which each such Supporting USARE Members have agreed to, among other things, support and vote in favor of the USARE Business Combination Agreement, and the transactions contemplated therein (including the Merger).

Fee Reduction Agreement

Pursuant to that certain Underwriting Agreement between the Company and CF&CO, as representative of the several underwriters (“CF&CO”), dated May 24, 2023 (as it may be amended from time to time, the “Underwriting Agreement”), the Company previously agreed to pay to CF&CO an aggregate cash amount of $13,100,000 as “deferred underwriting commissions” (the “Original Deferred Fee”) upon the consummation of an initial business combination, as contemplated by the final prospectus of the Company, filed with the SEC (File No. 333- 271128), and dated May 24, 2024. Solely in connection with the USARE Business Combination, the Company, CF&CO and USARE have entered into that certain fee reduction agreement, dated as of August 20, 2024 (the “Fee Reduction Agreement”), pursuant to which, upon consummation of the USARE Business Combination, CF&CO will accept, in lieu of such Original Deferred Fee: (i) either (at the Company’s option) (A) a cash fee of $4,000,000 or (B) (1) a cash fee of $2,000,000 plus (2) 400,000 shares of New USARE Common Stock, plus (ii) 2.0% of the amount by which the Total Capital Raised (as defined in the Fee Reduction Agreement) exceeds $50,000,000. Additionally, solely if the Company elects to pay the all-cash fee discussed above, CF&CO will forfeit 1,650,000 Private Placement Warrants (as defined by the Fee Reduction Agreement).

Going Concern Consideration

As of September 30, 2024, the Company had $141,201 of cash and working capital deficit of $2,503,225. The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. The Company’s cash and working capital are not sufficient to complete its planned activities one year from the issuance date of the financial statements. In addition, the Company has until November 30, 2024 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time or that the Company will obtain shareholder approval to extend the date by which the Company must consummate a Business Combination and implement such extension. If a Business Combination is not consummated by the Business

INFLECTION POINT ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(UNAUDITED)

Note 1 — Organization and Business Operations (cont.)

Combination deadline, there will be a mandatory liquidation of the Trust Account. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to address this uncertainty through a Business Combination. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful within the Completion Window. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the U.S. Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on April 2, 2024. The interim results for the three and nine months ended September 30, 2024 is not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for any future periods.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

INFLECTION POINT ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(UNAUDITED)

Note 2 — Significant Accounting Policies (cont.)

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company has $141,201 and $275,665 in cash as of September 30, 2024 and December 31, 2023, respectively.

Marketable Securities Held in Trust Account

At September 30, 2024 and December 31, 2023, all of the assets held in the Trust Account were held in money market funds which are invested only in U.S. government securities. Investments in money market funds are presented on the balance sheet at fair value at the end of each reporting period. Dividend income earned from investments in these securities are included in the accompanying unaudited condensed statements of operations.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees, cash underwriting discount, and deferred underwriting fees incurred through the balance sheet date that are related to the IPO. Offering costs were allocated to the separable financial instruments issued in the IPO based on relative fair value basis, compared to total proceeds received. Offering costs allocated to the Public Shares were charged against the carrying value of Class A ordinary shares subject to possible redemption upon the completion of the IPO and offering costs allocated to Public Warrants (as defined in Note 3) were charged to shareholders’ deficit upon the completion of the IPO.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to its short-term nature.

Class A Redeemable Share Classification

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Public Shares sold as part of the Units in the IPO were issued with other freestanding instruments (i.e., Public Warrants) and as such, the initial carrying value of Public Shares classified as temporary equity are the allocated proceeds determined in accordance with ASC 470-20. The Company recognizes changes in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital and accumulated deficit. Accordingly, at September 30, 2024 and December 31, 2023, Class A ordinary shares subject to possible redemption is presented at redemption value as

INFLECTION POINT ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(UNAUDITED)

Note 2 — Significant Accounting Policies (cont.)

temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares are affected by charges against additional paid in capital and accumulated deficit.

At September 30, 2024 and December 31, 2023, the Class A ordinary shares subject to redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$250,000,000
Less:
Proceeds allocated to Public Warrants	(2,087,500)
Class A ordinary shares issuance cost	(18,183,179)
Plus:
Accretion of carrying value to redemption value	29,242,197
Class A Ordinary Shares subject to possible redemption, December 31, 2023	$258,971,518
Plus:
Accretion of carrying value to redemption value	10,167,128
Class A Ordinary Shares subject to possible redemption, September 30, 2024	$269,138,646

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company accounts for income taxes under ASC 740. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2024 and December 31, 2023, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from income per ordinary share as the redemption value approximates fair value.

INFLECTION POINT ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(UNAUDITED)

Note 2 — Significant Accounting Policies (cont.)

The calculation of diluted income per ordinary share does not consider the effect of the warrants issued in connection with the (i) IPO, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 20,150,000 Class A ordinary shares in the aggregate. At September 30, 2024 and 2023, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):

	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2024
Net Income	1,510,125	7,474,229
Accretion of temporary equity to redemption value	—	—
Dividend income from Trust Account	(3,427,851)	(10,167,128)
Net loss including accretion of temporary equity to redemption value	(1,917,726)	(2,692,899)
	Three Months Ended September 30, 2024		Nine Months Ended September 30, 2024
	Redeemable shares	Non- redeemable shares	Redeemable shares	Non- redeemable shares
Basic and diluted net loss per ordinary share
Numerator:
Allocation of net loss	$(1,534,181)	$(383,545)	$(2,154,320)	$(538,580)
Accretion of temporary equity to redemption value	—	—	—	—
Net income including accretion of temporary equity to redemption value	3,427,851	—	10,167,128	—
Net income (loss)	1,893,670	(383,545)	8,012,808	(538,580)
Denominator:
Basic and diluted weighted average shares outstanding	25,000,000	6,250,000	25,000,000	6,250,000
Basic and diluted net income (loss) per ordinary share	$0.08	$(0.06)	$0.32	$(0.09)
	Three Months Ended September 30, 2023	For The Period from March 6, 2023 (Inception) Through September 30, 2023
Net Income	2,856,883	3,681,499
Accretion of temporary equity to redemption value	—	(21,520,679)
Interest income from Trust Account	(3,270,011)	(4,329,480)
Net loss including accretion of temporary equity to redemption value	(413,128)	(22,168,660)

INFLECTION POINT ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(UNAUDITED)

Note 2 — Significant Accounting Policies (cont.)

	Three Months Ended September 30, 2023		For The Period from March 6, 2023 (Inception) Through September 30, 2023
	Redeemable shares	Non- redeemable shares	Redeemable shares	Non- redeemable shares
Basic and diluted net loss per ordinary share
Numerator:
Allocation of net loss	$(330,502)	$(82,626)	$(15,558,730)	$(6,609,930)
Accretion of temporary equity to redemption value	—	—	21,520,679	—
Net income including accretion of temporary equity to redemption value	3,270,011	—	4,329,480	—
Net income (loss)	2,939,509	(82,626)	10,291,429	(6,609,930)
Denominator:
Basic and diluted weighted average shares outstanding	25,000,000	6,250,000	14,783,654	6,280,649
Basic and diluted net income (loss) per ordinary share	$0.12	$(0.01)	$0.70	$(1.05)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

Risks and Uncertainties

United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyber-attacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial business combination and any target business with which the Company may ultimately consummate an initial business combination.

INFLECTION POINT ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(UNAUDITED)

Note 3 — Initial Public Offering

Pursuant to the IPO on May 30, 2023, the Company sold 25,000,000 Units, which includes a partial exercise by the underwriter of their over-allotment option in the amount of 3,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share, and one-half of one redeemable Public Warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

Warrants — As of September 30, 2024, there are 20,150,000 warrants issued and outstanding. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. The warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, and cashless exercise is unavailable the purchaser of a Unit containing such warrant will have paid the full purchase price for the Unit solely for the Class A ordinary share underlying such Unit.

Under the terms of the warrant agreement, the Company has agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of its Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement for the IPO or a new registration statement covering the registration under the Securities Act of the Class A ordinary shares issuable upon exercise of the warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the Company’s initial Business Combination and to maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

If the holders exercise their warrants on a cashless basis, they would pay the warrant exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of the Class A ordinary shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” is

INFLECTION POINT ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(UNAUDITED)

Note 3 — Initial Public Offering (cont.)

the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00:    Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceedvbs $18.00 per share for any 20 trading days within a 30-trading day period commencing at least 150 days after completion of the Company’s initial Business Combination and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Additionally, if the number of outstanding Class A ordinary shares is increased by a share capitalization payable in Class A ordinary shares, or by a sub-division of ordinary shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor and Cantor Fitzgerald & Co., the representative of the underwriters, purchased an aggregate of 7,650,000 Private Placement Warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, or $7,650,000 in the aggregate, in a private placement. Of those 7,650,000 Private Placement Warrants, the Sponsor purchased 6,000,000 Private Placement Warrants and Cantor Fitzgerald & Co. purchased 1,650,000 Private Placement Warrants. Each Private Placement Warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.

The Private Placement Warrants are identical to the Public Warrants sold in the IPO except that, so long as they are held by the Sponsor, Cantor Fitzgerald & Co. or their permitted transferees, the Private Placement Warrants (i) may not (including the Class A ordinary shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (ii) will be entitled to registration rights and (iii) with respect to Private Placement Warrants held by Cantor Fitzgerald & Co. and/or its designees, will not be exercisable more than five years from the closing of the IPO in accordance with FINRA Rule 5110(g)(8).

INFLECTION POINT ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(UNAUDITED)

Note 4 — Private Placement (cont.)

The Company’s Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any Founder Shares held by them and any Public Shares purchased during or after the IPO (including in open market and privately-negotiated transactions) in favor of the initial Business Combination (subject to applicable law).

Note 5 — Related Party Transactions

Founder Shares

On March 8, 2023, the Sponsor made a capital contribution of $25,000, or approximately $0.004 per share, to cover certain of the Company’s expenses, for which the Company issued 5,750,000 Founders Shares to the Sponsor. On May 24, 2023, the Company effected a share capitalization of 575,000, resulting in the Sponsor holding 6,325,000 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the share capitalization. The Founder Shares included an aggregate of 825,000 shares that were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. As a result of the underwriters’ election to partially exercise their over-allotment option on May 30, 2023, 75,000 Founder Shares were forfeited resulting in the Sponsor holding 6,250,000 Founder Shares. The remaining Founder Shares are no longer subject to forfeiture.

The Company’s Sponsor, officers and directors have agreed not to transfer, assign or sell any of their Founder Shares (including any Class A ordinary shares issued upon conversion of Class B ordinary shares) until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s initial shareholders with respect to any Founder Shares (the “Lock-up”). Notwithstanding the foregoing, if (1) the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the Lock-up.

At the Closing, the Sponsor will enter into a Lock-Up Agreement (the “Sponsor Lock-Up Agreement”), pursuant to which the Sponsor and its permitted assigns will agree not to, prior to the date that is six (6) months after the Closing Date (the “Initial Common Stock Lock-Up Period”), (i) sell, pledge, grant any option to purchase or otherwise dispose of (a) any shares of New USARE Common Stock the Sponsor received upon conversion of its Founder Shares (following the automatic conversion of each of the issued and outstanding Class B ordinary shares of the Company immediately prior to the Domestication, on a one-for-one basis, into one (1) Class A ordinary share of the Company),

INFLECTION POINT ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(UNAUDITED)

Note 5 — Related Party Transactions (cont.)

in connection with the Domestication (the “Sponsor Lock-Up Shares”), (ii) enter into any swap or other transfer arrangement in respect of the Sponsor Lock-Up Shares or (iii) take any other similar actions (the actions specified in the foregoing clauses (i) through (iii), collectively, “Transfer” in each case, without the prior written consent of the board of directors of New USARE (the “New USARE Board”)). The Sponsor and its permitted assigns will also agree not to, prior to the date that is twelve (12) months after the Closing Date (the “Second Common Stock Lock-Up Period”), Transfer more than 50% of the Sponsor Lock-Up Shares in each case, without the prior written consent of the New USARE Board. In addition, the Sponsor will agree to not Transfer any warrants received upon conversion of Private Placement Warrants in connection with the Domestication (or the shares of New USARE Common Stock issuable upon exercise of such warrants), prior to the date that is 30 days after the Closing Date. The Sponsor Lock-Up Agreement will provide for certain permitted transfers, including but not limited to, transfers to certain affiliates or family members, transfers of shares acquired on the open market after the consummation of the Business Combination, subject to certain conditions, or the exercise of certain stock options and warrants.

Promissory Note — Related Party

The Sponsor agreed to loan the Company an aggregate of up to $300,000 to be used for a portion of the expenses of the IPO. The loan is non-interest bearing, unsecured and due at the earlier of December 31, 2023 or the closing of the IPO. The outstanding balance of $179,665 was repaid at the closing of the IPO on May 30, 2023.

Services and Indemnification Agreement

Commencing on May 24, 2023, the Company entered into an agreement pursuant to which it agreed to pay an aggregate of $27,083 per month to The Venture Collective LLC (“TVC”), an affiliate of one of the Company’s directors, Nicholas Shekerdemian, for the services of Peter Ondishin, Chief Financial Officer, and Kevin Shannon, Chief of Staff. In addition, the Company has agreed that it will indemnify the Sponsor and TVC from any claims arising out of or relating to the IPO or the Company’s operations or conduct of the Company’s business or any claim against the Sponsor and/or TVC alleging any expressed or implied management or endorsement by the Sponsor and/or TVC of any of the Company’s activities or any express or implied association between the Sponsor and/or TVC, on the one hand, and the Company or any of its other affiliates, on the other hand, which agreement provides that the indemnified parties cannot access the funds held in the Trust Account. The services and indemnification agreement also provides that Peter Ondishin and Kevin Shannon cannot access the funds held in the Trust Account.

On March 28, 2024, the Company entered into the First Amendment to the Services and Indemnification Agreement pursuant to which, the Monthly Fee paid to TVC, effective as of January 1, 2024, was reduced from $27,083 to (i) $17,708 for the period from January 1, 2024 to January 31, 2024 and (ii) $24,091 for the period starting February 1, 2024.

On August 9, 2024, the Company entered into the Second Amendment to the Services and Indemnification Agreement pursuant to which, the Monthly Fee paid to TVC, effective as of April 1, 2024, was reduced from $24,091 to $18,882 for the period starting April 1, 2024. The Monthly Fee was further reduced from $18,882 to $14,746 for the period starting September 1, 2024. Upon completion of a Business Combination or its liquidation, the Company will cease paying the Monthly Fee.

For the three and nine months ended September 30, 2024, the Company incurred $52,514 and $175,050 for these services, respectively, of which $14,746 was recorded as accrued expenses in the condensed balance sheets. For the three months ended September 30, 2023 and for the period from March 6, 2023 (inception) through September 30, 2023, the company incurred $81,250 and $115,555, respectively, and paid $115,555 for these services.

INFLECTION POINT ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(UNAUDITED)

Note 5 — Related Party Transactions (cont.)

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use amounts held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into private placement warrants of the post Business Combination entity at a price of $1.00 per private placement warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of September 30, 2024 and December 31, 2023, no such Working Capital Loans were outstanding.

On August 13, 2024, to document existing and future Working Capital Loans, the Company issued the Note to Michael Blitzer, the Company’s Chief Executive Officer, pursuant to which the Company may borrow up to $2,500,000 from Mr. Blitzer, related to ongoing expenses reasonably related to the business of the Company and the consummation of the Business Combination.

All unpaid principal under the Note shall be due and payable in full on the earlier of (i) November 30, 2024, or such later date by which the Company must consummate a Business Combination pursuant to its governing documents (as may be amended by a shareholder vote) and (ii) the effective date of a Business Combination (such earlier date, the “Maturity Date”), unless accelerated upon the occurrence of an event of default as set forth in the Note. Mr. Blitzer will have the option, at any time on or prior to the repayment of amounts owed under the Note, to convert up to $1,500,000 outstanding under the Note into warrants to purchase Class A ordinary shares at a conversion price of $1.00 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the Private Placement Warrants. As of September 30, 2024, the Company has an outstanding borrowing of $700,000 under the Note.

Pursuant to a Securities Purchase Agreement, dated as of August 21, 2024, by and among the Company, Michael Blitzer and USARE, the Company has agreed to issue at Closing, $1,250,000 in Stated Value of Series A Preferred Stock to Mr. Blitzer exchange for his forgiveness of 50% of the then-outstanding balance of the Note. In addition, pursuant to a Securities Purchase Agreement, dated as of August 21, 2024, by and between USARE and Mr. Blitzer, USARE issued 122,549 USARE Class A-2 Convertible Preferred Units and a warrant to purchase up to 31,250 USARE Class A Units in exchange for Mr. Blitzer’s promise to forgive, at Closing, the other 50% of the then-outstanding balance of the Note.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and the Class A ordinary shares underlying such Private Placement Warrants and Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans have registration rights to require the Company to register a sale of any of the Company’s securities held by them and any other securities of the Company acquired by them prior to the consummation of the initial Business Combination pursuant to a registration rights agreement signed on May 24, 2023. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

INFLECTION POINT ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(UNAUDITED)

Note 6 — Commitments and Contingencies (cont.)

Concurrently with the Closing, New USARE, the Sponsor, and other parties thereto will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, New USARE will agree that, promptly after the Closing Date, it will file with the SEC (at New USARE’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the parties thereto (the “Resale Registration Statement”), and New USARE will use its reasonable best efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof, and in any event within ninety (90) days after the Closing Date. Such holders will be entitled to customary piggyback registration rights and demand registration rights.

Underwriting Agreement

The underwriters had a 45-day option from the date of the IPO to purchase up to an additional 3,300,000 Units to cover over-allotments, if any. On May 30, 2023, simultaneously with the closing of the IPO, the underwriters elected to partially exercise the over-allotment option to purchase an additional 3,000,000 Units at a price of $10.00 per Unit. The underwriters determined to forfeit the right to purchase the remaining 300,000 Units.

The underwriters were entitled to a cash underwriting discount of $4,400,000 (2.0% of the gross proceeds of the Units offered in the IPO, excluding any proceeds from Units sold pursuant to the underwriters’ over-allotment option). Additionally, the underwriters are entitled to a deferred underwriting commission of 5.0% on the base deal and an additional 7.0% on the Units sold pursuant to the underwriters’ option to purchase additional Units (or $13,100,000 in the aggregate) of the gross proceeds of the IPO held in the Trust Account upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.

Pursuant to the Fee Reduction Agreement, solely in connection with the USARE Business Combination, upon consummation of the Business Combination, CF&CO will accept, in lieu of such Original Deferred Fee: (i) either (at the Company’s option) (A) a cash fee of $4,000,000 or (B) (1) a cash fee of $2,000,000 plus (2) 400,000 shares of New USARE Common Stock, plus (ii) 2.0% of the amount by which the Total Capital Raised (as defined in the Fee Reduction Agreement) exceeds $50,000,000. Additionally, solely if the Company elects to pay the all-cash fee discussed above, CF&CO will forfeit 1,650,000 Private Placement Warrants.

Business Combination Agreement

Refer to Note 1 for details.

Note 7 — Shareholders’ Deficit

Preferred Shares — The Company is authorized to issue a total of 5,000,000 preference shares at par value of $0.0001 each. At September 30, 2024 and December 31, 2023, there were no shares of preferred shares issued and outstanding.

Class A Ordinary Shares — The Company is authorized to issue a total of 500,000,000 Class A ordinary shares at par value of $0.0001 each. At September 30, 2024 and December 31, 2023, there were no shares of Class A ordinary shares issued and outstanding, excluding 25,000,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 each. On March 8, 2023, the Company issued 5,750,000 Class B ordinary shares to the Sponsor for $25,000, or approximately $0.004 per share. On May 24, 2023, the Company effected a share capitalization of 575,000, resulting in the Sponsor holding 6,325,000 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the share capitalization. The Founder Shares included an aggregate of up to 825,000 shares subject to forfeiture if the over-allotment option was not exercised by the underwriters. As a result of

INFLECTION POINT ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(UNAUDITED)

Note 7 — Shareholders’ Deficit (cont.)

the underwriters election to partially exercise their over-allotment option on May 30, 2023, 75,000 Founder Shares were forfeited resulting in the Sponsor holding 6,250,000 Founder Shares. The remaining Founder Shares are no longer subject to forfeiture.

The Founder Shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of the Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders.

Note 8 — Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At September 30, 2024 and December 31, 2023, assets held in the Trust Account were comprised of $269,138,646 and $258,971,518, respectively, in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. From March 6, 2023 (inception) through September 30, 2024, the Company did not withdraw any dividend earned on the Trust Account.

INFLECTION POINT ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(UNAUDITED)

Note 8 — Fair Value Measurements (cont.)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2024 and December 31, 2023 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2024	December 31, 2023
Assets:
Marketable securities held in Trust Account	1	$269,138,646	$258,971,518

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

On October 7, 2024, the Company filed a Proxy Statement seeking to obtain shareholder approval, among other things, approval of the Extension Proposal — To approve, as a special resolution, an amendment to the Company’s current Amended and Restated Memorandum of Association and Articles of Association (the “Articles”) in the form set forth in Annex A to the accompanying proxy statement, to extend the date by which the Company has to consummate a Business Combination (as defined in the Articles) (the “Extension”) from November 30, 2024 (the “Termination Date”) to August 21, 2025 (as extended, the “Extended Date” and such proposal, the “Extension Proposal”).

On November 4, 2024, the Company filed Proxy Statement supplement to announce the postponement of the scheduled meeting of shareholders to vote to November 18, 2024.

Amendment No. 1 to Business Combination Agreement

On November 12, 2024, the Company and USARE entered into that certain Amendment No. 1 to the Business Combination Agreement (the “BCA Amendment”). The BCA Amendment:

(i)     amends Section 2.02(b) and Section 2.03(b)(iii) to provide that in connection with the Business Combination, each USARE Class A Preferred Investor Warrant shall be cancelled and converted into the right to receive a Domesticated Purchaser Series A Preferred Investor Warrant (as defined in the Business Combination Agreement) exercisable for a number of shares of common stock of New USARE equal to the aggregate number of Class A units of USARE that would be issued upon full exercise of such USARE Class A Preferred Investor Warrant; and

(ii)   amends Article X to define the term “Expiration Time” with respect to the Member Support Agreement (as defined in the Business Combination Agreement) to mean the earlier of the closing of the Business Combination or the termination of the Business Combination Agreement.

Non-Redemption Agreement

On November 13 and 14, 2024, Inflection Point entered into several non-redemption agreements (the “Non-Redemption Agreements”) with certain counterparties (the “Counterparties”). Pursuant to the Non-Redemption Agreements, each Counterparty agreed not to redeem (or to validly rescind any redemption requests with respect to) certain publicly-held Class A ordinary shares of Inflection Point (“Non-Redeemed Shares”) in connection with the shareholder vote on the Extension Proposal. In exchange for the foregoing commitments not to redeem the Non-Redeemed Shares, Inflection Point granted such Counterparties options to enter into forward purchase agreements (the “Forward Purchase Agreements”) in connection with the closing of the Business Combination (the “Forward Purchase Options”) with

INFLECTION POINT ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2024
(UNAUDITED)

Note 9 — Subsequent Events (cont.)

respect to Class A ordinary shares of Inflection Point. Pursuant to the Forward Purchase Options, each Counterparty will have the right, but not the obligation, to enter into an over-the-counter Equity Prepaid Forward Transaction (a “Forward Purchase Transaction”) with respect to Class A ordinary shares of Inflection Point in connection with the closing of the Business Combination.

Note 10 — Events Subsequent to the Date of the Form 10-Q Filed on November 14, 2024

On November 18, 2024, the Company held an extraordinary general meeting (the “Extension Meeting”) during which shareholders approved, amongst other matters, an amendment to the Company’s amended and restated memorandum of association to extend the date by which the Company must consummate an initial business combination from November 30, 2024 to August 21, 2025 (or such earlier date as determined by the board of directors). In connection with the Extension Meeting, shareholders elected to redeem an aggregate of 22,794,651 Class A ordinary shares at a redemption price of approximately $10.83 per share. As a result, approximately $246.9 million was removed from the Trust Account and paid to such holders and approximately $23.9 million remained in the Trust Account.

On November 18, 2024, pursuant to the terms of the Cayman Constitutional Documents, the Sponsor elected to convert 6,200,000 outstanding Inflection Point Class B Ordinary Shares held by it on a one-for-one basis into Inflection Point Class A Ordinary Shares. Following such conversion and giving effect to the redemption of Public Shares in connection with the Extension Amendment, as of November 18, 2024, the Company had an aggregate of 8,405,349 Inflection Point Class A Ordinary Shares issued and outstanding and 50,000 Inflection Point Class B Ordinary Shares issued and outstanding.

As previously disclosed, on August 13, 2024, to document existing and future Working Capital Loans, the Company issued a convertible promissory note (the “Note”) to Michael Blitzer, the Company’s Chief Executive Officer, pursuant to which the Company may borrow up to $2,500,000 from Mr. Blitzer, related to ongoing expenses reasonably related to the business of the Company and the consummation of the Business Combination.

On each of November 12, 2024, December 2, 2024 and January 22, 2025, the Company drew $250,000 from the convertible note issued to Michael Blitzer, the Company’s Chief Executive Officer (the “Note”), respectively, resulting in the Note having an outstanding balance of $1,450,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Inflection Point Acquisition Corp. II.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Inflection Point Acquisition Corp. II (the “Company”) as of December 31, 2023, the related statement of operations, statement of changes in shareholders’ deficit and statement of cash flows for the period from March 6, 2023 (inception) through December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the period from March 6, 2023 (inception) through ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans and the Company’s cash and working capital are not sufficient to complete its planned activities one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2023.

New York, New York

April 1, 2024

INFLECTION POINT ACQUISITION CORP. II
BALANCE SHEET
DECEMBER 31, 2023

Assets:
Current assets:
Cash	$275,665
Prepaid expenses	18,390
Prepaid insurance	205,604
Total Current Assets	499,659
Marketable securities held in Trust Account	258,971,518
Total Assets	$259,471,177

Liabilities and Shareholders’ Deficit:
Current liabilities:
Accrued expenses	$234,985
Accrued offering costs	75,000
Total Current Liabilities	309,985
Deferred underwriting fee payable	13,100,000
Total Liabilities	13,409,985

Commitments and Contingencies (Note 6)

Class A ordinary shares subject to possible redemption, 25,000,000 issued and outstanding shares at redemption value of $10.36 per share	258,971,518

Shareholders’ Deficit
Preferred shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding (excluding 25,000,000 shares subject to possible redemption)	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,250,000 shares issued and outstanding	625
Additional paid-in capital	—
Accumulated deficit	(12,910,951)
Total Shareholders’ Deficit	(12,910,326)
Total Liabilities and Shareholders’ Deficit	$259,471,177

The accompanying notes are an integral part of these financial statements.

INFLECTION POINT ACQUISITION CORP. II
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM MARCH 6, 2023 (INCEPTION) THROUGH DECEMBER 31, 2023

Formation and operating costs	$985,212
Loss from operations	(985,212)

OTHER INCOME
Interest income from bank	11,763
Dividend income earned on marketable securities held in Trust Account	7,721,518
Total other income	7,733,281

NET INCOME	$6,748,069

Basic and diluted weighted average shares outstanding, Redeemable shares	17,916,667
Basic and diluted net income per share	$0.70
Basic and diluted weighted average shares outstanding, Non-redeemable shares	6,271,250
Basic and diluted net income per share	$(0.93)

The accompanying notes are an integral part of these financial statements.

INFLECTION POINT ACQUISITION CORP. II
STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE PERIOD FROM MARCH 6, 2023 (INCEPTION) THROUGH DECEMBER 31, 2023

	Class A Ordinary Shares		Class B Ordinary shares		Additional Paid-In Capital	Accumulated Deficit	Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of March 6, 2023 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of ordinary shares	—	—	6,325,000	633	24,367	—	25,000
Sale of Class A ordinary shares and over-allotment	25,000,000	2,500	—	—	249,997,500	—	250,000,000
Class A ordinary shares subject to possible redemption	(25,000,000)	(2,500)	—	—	(247,910,000)	—	(247,912,500)
Underwriters’ compensation	—	—	—	—	(17,500,000)	—	(17,500,000)
Offering costs	—	—	—	—	(861,877)	—	(861,877)
Sale of 7,650,000 private placement warrants	—	—	—	—	7,650,000	—	7,650,000
Allocation of offering costs related to redeemable shares	—	—	—	—	18,183,179	—	18,183,179
Forfeiture of Founder Shares	—	—	(75,000)	(8)	8	—	—
Accretion for redeemable shares to redemption value	—	—	—	—	(9,583,177)	(19,659,020)	(29,242,197)
Net income	—	—	—	—	—	6,748,069	6,748,069
Balance as of December 31, 2023	—	$—	6,250,000	$625	$—	$(12,910,951)	$(12,910,326)

The accompanying notes are an integral part of these financial statements.

INFLECTION POINT ACQUISITION CORP. II
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM MARCH 6, 2023 (INCEPTION) THROUGH DECEMBER 31, 2023

Cash Flows from Operating Activities:
Net income	$6,748,069
Adjustments to reconcile net income to net cash used in operating activities:
Formation costs paid by Sponsor in exchange for issuance of Class B ordinary shares	5,845
Dividend income earned on marketable securities held in Trust Account	(7,721,518)
Changes in operating assets and liabilities:
Prepaid expenses	(9,783)
Prepaid insurance	(205,604)
Accrued expenses	234,985
Net cash used in operating activities	(948,006)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(251,250,000)
Net cash used in investing activities	(251,250,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	245,600,000
Proceeds from sale of private placements warrants	7,650,000
Repayment of promissory note – related party	(179,665)
Refund of offering costs included in accrued offering costs	75,000
Payment of offering costs	(671,664)
Net cash provided by financing activities	252,473,671

Net Change in Cash	275,665
Cash – Beginning of period	—
Cash – End of period	$275,665

Supplemental disclosure of cash flow information:
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$11,000
Prepaid services paid by Sponsor in exchange for issuance of Class B ordinary shares	$8,155
Deferred offering costs paid through promissory note – related party	$179,213
Accretion of Class A ordinary shares to redemption value	$29,242,197
Deferred underwriting fee payable	$13,100,000
Forfeiture of Founder Shares	$8
Formation costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$5,845

The accompanying notes are an integral part of these financial statements.

INFLECTION POINT ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

Inflection Point Acquisition Corp. II (the “Company”) is a special purpose acquisition company incorporated as a Cayman Islands exempted corporation on March 6, 2023. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company has not selected any specific Business Combination target.

As of December 31, 2023, the Company had not commenced any operations. All activity for the period from March 6, 2023 (inception) through December 31, 2023 relates to the Company’s formation and the initial public offering (the “IPO”), which is described below, and subsequent to the IPO, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of dividend income on marketable securities held in Trust Account. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Inflection Point Holdings II LLC, a Delaware limited liability company (the “Sponsor”).

The registration statement for the Company’s IPO was declared effective on May 24, 2023. On May 30, 2023, the Company consummated the IPO of 25,000,000 units (the “Units”), which includes the partial exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250,000,000, which is discussed in Note 3. Each Unit consists of one Class A ordinary share (the “Public Shares”) and one half of one redeemable warrant (the “Public Warrants”) of the Company, with each whole warrant entitling the holder to purchase one Class A ordinary share for $11.50 per share, subject to adjustment. Simultaneously with the closing of the IPO, the Company consummated the sale of 7,650,000 private placement warrants (the “Private Placement Warrants”) to the Sponsor and Cantor Fitzgerald & Co., the representative of the underwriters of the IPO, at a price of $1.00 per Private Placement Warrant, or $7,650,000 in the aggregate, which is described in Note 4. Of those 7,650,000 Private Placement Warrants, the Sponsor purchased 6,000,000 Private Placement Warrants and Cantor Fitzgerald & Co. purchased 1,650,000 Private Placement Warrants. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the Private Placement Warrants, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination (less deferred underwriting commissions).

Transaction costs amounted to $18,361,877 consisting of $4,400,000 of cash underwriting discount, $13,100,000 of deferred underwriting fees, and $861,877 of other offering costs.

The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts and taxes payable on the income earned on the Trust Account) at the time of the signing of an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Following the closing of the IPO, on May 30, 2023, an amount of $251,250,000 ($10.05 per Unit) from the net proceeds of the sale of the Units in the IPO and the sales of the Private Placement Warrants was placed in the trust account (the “Trust Account”) and will be held as cash or invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the proceeds from the IPO and the sale of the Private Placement Warrants placed into the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of the Company’s initial Business Combination, (ii) the redemption of the Company’s Public Shares if the Company is unable to complete the initial Business Combination within 18 months from the closing of the IPO or by such earlier liquidation date as the Company’s board of directors may approve

INFLECTION POINT ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

(the “Completion Window”), subject to applicable law, or (iii) the redemption of the Company’s Public Shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Company’s Public Shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.

The Company will provide the Company’s public shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations. The amount in the Trust Account is initially anticipated to be $10.05 per Public Share (without taking into account interest earned or taxes payable).

The ordinary shares subject to redemption were recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will have only the duration of the Completion Window to complete the initial Business Combination. If the Company is unable to complete its initial Business Combination within the Completion Window, the Company will as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will constitute full and complete payment for the Public Shares and completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation or other distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and Public Shares in connection with the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any Public Shares purchased during or after the IPO (including in open market and privately-negotiated transactions) in favor of the initial Business Combination.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company (except for the Company’s independent auditors), or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement (except for the Company’s independent auditors), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual

INFLECTION POINT ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations (cont.)

amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.

Going Concern Consideration

As of December 31, 2023, the Company had $275,665 of cash and working capital of $189,674. The Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. The Company’s cash and working capital are not sufficient to complete its planned activities one year from the issuance date of the financial statements. In addition, the Company has until November 30, 2024 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time or that the Company will elect to seek shareholder approval to extend the date by which the Company must consummate a Business Combination. If a Business Combination is not consummated by the Business Combination deadline, there will be a mandatory liquidation and subsequent dissolution. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to address this uncertainty through a Business Combination. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful within the Completion Window. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial

INFLECTION POINT ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company has $275,665 in cash as of December 31, 2023.

Marketable Securities Held in Trust Account

At December 31, 2023, all of the assets held in the Trust Account were held in money market funds which are invested only in U.S. government securities. Investments in money market funds are presented on the balance sheet at fair value at the end of each reporting period. Dividend income earned from investments in these securities are included in the accompanying statements of operations.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees, cash underwriting discount, and deferred underwriting fees incurred through the balance sheet date that are related to the IPO. Offering costs were allocated to the separable financial instruments issued in the IPO based on relative fair value basis, compared to total proceeds received. Offering costs allocated to the Public Shares were charged against the carrying value of Class A ordinary shares subject to possible redemption upon the completion of the IPO and offering costs allocated to Public Warrants (as defined in Note 3) were charged to shareholders’ deficit upon the completion of the IPO.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.

Class A Redeemable Share Classification

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Public Shares sold as part of the Units in the IPO were issued with other freestanding instruments (i.e., Public Warrants) and as such, the initial carrying value of Public Shares classified as temporary equity are the allocated proceeds determined in accordance with ASC 470-20. The Company recognizes changes in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital and accumulated deficit. Accordingly, at December 31, 2023, Class A

INFLECTION POINT ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

ordinary shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares are affected by charges against additional paid in capital and accumulated deficit.

At December 31, 2023, the Class A ordinary shares subject to redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$250,000,000
Less:
Proceeds allocated to Public Warrants	(2,087,500)
Class A ordinary shares issuance cost	(18,183,179)
Plus:
Accretion of carrying value to redemption value	29,242,197
Class A Ordinary Shares subject to possible redemption, December 31, 2023	$258,971,518

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company accounts for income taxes under ASC 740. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2023, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from income per ordinary share as the redemption value approximates fair value.

The calculation of diluted income per ordinary share does not consider the effect of the warrants issued in connection with the (i) IPO, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 20,150,000 Class A ordinary shares in the aggregate.

INFLECTION POINT ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

At December 31, 2023, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):

For The Period from March 6, 2023 (Inception) Through December 31, 2023
Net income	$6,748,069
Accretion of temporary equity to redemption value	(21,520,679)
Dividend income from Trust Account	(7,721,518)
Net loss including accretion of temporary equity to redemption value	$(22,494,128)
	For The Period from March 6, 2023 (Inception) Through December 31, 2023
	Redeemable shares	Non-redeemable shares
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net loss	$(16,662,030)	$(5,832,098)
Accretion of temporary equity to redemption value	21,520,679	—
Net loss including accretion of temporary equity to redemption value	7,721,518	—
Net income (loss)	12,580,167	(5,832,098)
Denominator:
Basic and diluted weighted average shares outstanding	17,916,667	6,271,250
Basic and diluted net income (loss) per ordinary share	$0.70	$(0.93)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Risks and Uncertainties

United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the

INFLECTION POINT ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies (cont.)

ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyber-attacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial business combination and any target business with which the Company may ultimately consummate an initial business combination.

Note 3 — Initial Public Offering

Pursuant to the IPO on May 30, 2023, the Company sold 25,000,000 Units, which includes a partial exercise by the underwriter of their over-allotment option in the amount of 3,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share, and one-half of one redeemable Public Warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

Warrants — As of December 31, 2023, there are 20,150,000 warrants issued and outstanding. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. The warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a Unit containing such warrant will have paid the full purchase price for the Unit solely for the Class A ordinary share underlying such Unit.

Under the terms of the warrant agreement, the Company has agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of its Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement for the IPO or a new registration statement covering the registration under the Securities Act of the Class A ordinary shares issuable upon exercise of the warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the Company’s initial Business Combination and to maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in

INFLECTION POINT ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 3 — Initial Public Offering (cont.)

accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

If the holders exercise their Public Warrants on a cashless basis, they would pay the warrant exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of the Class A ordinary shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00:    Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•        if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period commencing at least 150 days after completion of the Company’s initial Business Combination and ending on the third trading day prior to the date on which the Company sends to the notice of redemption to the warrant holders.

Additionally, if the number of outstanding Class A ordinary shares is increased by a share capitalization payable in Class A ordinary shares, or by a sub-division of ordinary shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor and Cantor Fitzgerald & Co., the representative of the underwriters, purchased an aggregate of 7,650,000 Private Placement Warrants, each exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $1.00 per Private Placement Warrant, or $7,650,000 in the aggregate, in a private placement. Of those 7,650,000 Private Placement Warrants, the Sponsor purchased 6,000,000 Private Placement Warrants and Cantor Fitzgerald & Co. purchased 1,650,000 Private Placement Warrants. Each Private Placement Warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.

INFLECTION POINT ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 4 — Private Placement (cont.)

The Private Placement Warrants are identical to the Public Warrants sold in the IPO except that, so long as they are held by the Sponsor, Cantor Fitzgerald & Co. or their permitted transferees, the Private Placement Warrants (i) may not (including the Class A ordinary shares issuable upon exercise of these Private Placement Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (ii) will be entitled to registration rights and (iii) with respect to Private Placement Warrants held by Cantor Fitzgerald & Co. and/or its designees, will not be exercisable more than five years from the closing of the IPO in accordance with FINRA Rule 5110(g)(8).

The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and Public Shares in connection with the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares and Public Shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any Public Shares purchased during or after the IPO (including in open market and privately-negotiated transactions) in favor of the initial Business Combination.

Note 5 — Related Party Transactions

Founder Shares

On March 8, 2023, the Sponsor made a capital contribution of $25,000, or approximately $0.004 per share, to cover certain of the Company’s expenses, for which the Company issued 5,750,000 founders shares to the Sponsor. On May 24, 2023, the Company effected a share capitalization of 575,000, resulting in the Sponsor holding 6,325,000 founder shares. All share and per-share amounts have been retroactively restated to reflect the share capitalization. The founder shares included an aggregate of 825,000 shares that were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. As a result of the underwriters’ election to partially exercise their over-allotment option on May 30, 2023, 75,000 founder shares were forfeited resulting in the Sponsor holding 6,250,000 founder shares. The remaining founder shares are no longer subject to forfeiture.

The Company’s initial shareholders have agreed not to transfer, assign or sell any of their founder shares and any Class A ordinary shares issued upon conversion thereof until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s initial shareholders with respect to any founder shares (the “Lock-up”). Notwithstanding the foregoing, if (1) the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the founder shares will be released from the Lock-up.

INFLECTION POINT ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

Promissory Note — Related Party

The Sponsor agreed to loan the Company an aggregate of up to $300,000 to be used for a portion of the expenses of the IPO. The loan is non-interest bearing, unsecured and due at the earlier of December 31, 2023 or the closing of the IPO. The outstanding balance of $179,665 was repaid at the closing of the IPO on May 30, 2023.

Services and Indemnification Agreement

Commencing on May 24, 2023, the Company entered into an agreement pursuant to which it will pay an aggregate of $27,083 per month to The Venture Collective LLC (“TVC”), an affiliate of one of the Company’s directors, Nicholas Shekerdemian, for the services of Peter Ondishin, Chief Financial Officer, and Kevin Shannon, Chief of Staff. Upon completion of a Business Combination or its liquidation, the Company will cease paying the Monthly Fee. In addition, the Company has agreed that it will indemnify the Sponsor and TVC from any claims arising out of or relating to the IPO or the Company’s operations or conduct of the Company’s business or any claim against the Sponsor and/or TVC alleging any expressed or implied management or endorsement by the Sponsor and/or TVC of any of the Company’s activities or any express or implied association between the Sponsor and/or TVC, on the one hand, and the Company or any of its other affiliates, on the other hand, which agreement provides that the indemnified parties cannot access the funds held in the Trust Account. The services and indemnification agreement also provides that Peter Ondishin and Kevin Shannon cannot access the funds held in the Trust Account. For the period from March 6, 2023 (inception) through December 31, 2023, the Company incurred and paid $196,806 for these services.

On March 28, 2024, the Company entered into the Amendment to the Services and Indemnification Agreement pursuant to which, the Monthly Fee paid to TVC, effective as of January 1, 2024, was reduced from $27,083.33 to (i) $17,708.33 for the period from January 1, 2024 to January 31, 2024 and (ii) $24,091 for the period starting February 1, 2024. Upon completion of a business combination or its liquidation, the Company will cease paying the Monthly Fee (see Note 9).

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use amounts held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into private placement warrants of the post Business Combination entity at a price of $1.00 per private placement warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. As of December 31, 2023, no such Working Capital Loans were outstanding.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the founder shares, Private Placement Warrants and the Class A ordinary shares underlying such Private Placement Warrants and Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans have registration rights to require the Company to register a sale of any of the Company’s securities held by them and any other securities of the Company acquired by them prior to the consummation of the initial Business Combination pursuant to a registration rights agreement signed on May 24, 2023. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

INFLECTION POINT ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

Underwriters Agreement

The underwriters had a 45-day option from the date of the IPO to purchase up to an additional 3,300,000 Units to cover over-allotments, if any. On May 30, 2023, simultaneously with the closing of the IPO, the underwriters elected to partially exercise the over-allotment option to purchase an additional 3,000,000 Units at a price of $10.00 per Unit. The underwriters determined to forfeit the remaining 300,000 Units.

The underwriters were entitled to a cash underwriting discount of $4,400,000 (2.0% of the gross proceeds of the Units offered in the IPO, excluding any proceeds from Units sold pursuant to the underwriters’ over-allotment option). Additionally, the underwriters are entitled to a deferred underwriting commission of 5.0% on the base deal and an additional 7.0% on the Units sold pursuant to the underwriters’ option to purchase additional Units (or $13,100,000 in the aggregate) of the gross proceeds of the IPO held in the Trust Account upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.

Note 7 — Shareholders’ Deficit

Preferred Shares — The Company is authorized to issue a total of 5,000,000 preference shares at par value of $0.0001 each. At December 31, 2023, there were no shares of preferred shares issued and outstanding.

Class A Ordinary Shares — The Company is authorized to issue a total of 500,000,000 Class A ordinary shares at par value of $0.0001 each. At December 31, 2023, there were no shares of Class A ordinary shares issued and outstanding, excluding 25,000,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 each. On March 8, 2023, the Company issued 5,750,000 Class B ordinary shares to the Sponsor for $25,000, or approximately $0.004 per share. On May 24, 2023, the Company effected a share capitalization of 575,000, resulting in the Sponsor holding 6,325,000 founder shares. All share and per-share amounts have been retroactively restated to reflect the share capitalization. The founder shares included an aggregate of up to 825,000 shares subject to forfeiture if the over-allotment option was not exercised by the underwriters. As a result of the underwriters election to partially exercise their over-allotment option on May 30, 2023, 75,000 founder shares were forfeited resulting in the Sponsor holding 6,250,000 founder shares. The remaining founder shares are no longer subject to forfeiture.

The founder shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of the Working Capital Loans; provided that such conversion of founder shares will never occur on a less than one-for-one basis.

Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders.

INFLECTION POINT ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2023, assets held in the Trust Account were comprised of $258,971,518 in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. From March 6, 2023 (inception) through December 31, 2023, the Company did not withdraw any dividend earned on the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2023 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2023
Assets:
Marketable securities held in Trust Account	1	$258,971,518

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the financial statements were issued. Based upon this review, other than as disclosed below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On March 28, 2024, the Company entered into the Amendment to the Services and Indemnification Agreement pursuant to which, the Monthly Fee paid to TVC, effective as of January 1, 2024, was reduced from $27,083.33 to (i) $17,708.33 for the period from January 1, 2024 to January 31, 2024 and (ii) $24,091 for the period starting February 1, 2024. Upon completion of a business combination or its liquidation, the Company will cease paying the Monthly Fee.

Note 10 — Events (Unaudited) Subsequent to the Date of the Independent Auditor’s Report

On August 9, 2024, the Company entered into the Amendment to the Services and Indemnification Agreement pursuant to which, the Monthly Fee paid to TVC, effective as of April 1, 2024, was reduced from $24,091 to $18,882 for the period starting April 1, 2024. Upon completion of a Business Combination or its liquidation, the Company will cease paying the Monthly Fee.

INFLECTION POINT ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 10 — Events (Unaudited) Subsequent to the Date of the Independent Auditor’s Report (cont.)

On August 13, 2024, to document existing and future Working Capital Loans, the Company issued a convertible promissory note (the “Note”) to Michael Blitzer, the Company’s Chief Executive Officer, pursuant to which the Company may borrow up to $2,500,000 from Mr. Blitzer, related to ongoing expenses reasonably related to the business of the Company and the consummation of the Business Combination.

All unpaid principal under the Note shall be due and payable in full on the earlier of (i) November 30, 2024, or such later date by which the Company must consummate a Business Combination pursuant to its governing documents (as may be amended by a shareholder vote) and (ii) the effective date of a Business Combination (such earlier date, the “Maturity Date”), unless accelerated upon the occurrence of an event of default as set forth in the Note. Mr. Blitzer will have the option, at any time on or prior to the repayment of amounts owed under the Note, to convert up to $1,500,000 outstanding under the Note into warrants to purchase Class A ordinary shares at a conversion price of $1.00 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the Private Placement Warrants.

On August 21, 2024 (the “Signing Date”) the Company entered into the USARE Business Combination Agreement by and among the Company, USARE and Merger Sub, pursuant to which, among other things and subject to the terms and conditions contained therein, Merger Sub will merge with and into USARE (the “Merger”), with USARE continuing as the surviving company and wholly owned subsidiary of the Company. The transactions contemplated by the Business Combination Agreement are referred to herein as the “USARE Business Combination.” The combined company’s business will continue to operate through USARE and its subsidiaries. In connection with the closing of the USARE Business Combination (the “Closing”), the Company will change its name to “USA Rare Earth, Inc.” (such company after the closing of the Business Combination, “New USARE”).

Pursuant to a Securities Purchase Agreement, dated as of August 21, 2024, by and among the Company, Michael Blitzer and USARE, the Company has agreed to issue at Closing, $1,250,000 in Stated Value of Series A Preferred Stock to Mr. Blitzer exchange for his forgiveness of 50% of the then-outstanding balance of the Note. In addition, pursuant to a Securities Purchase Agreement, dated as of August 21, 2024, by and between USARE and Mr. Blitzer, USARE issued 122,549USARE Class A-2 Convertible Preferred Units and a warrant to purchase up to 31,250USARE Class A Units in exchange for Mr. Blitzer’s promise to forgive, at Closing, the other 50% of the then-outstanding balance of the Note.

On November 18, 2024, the Company held an extraordinary general meeting (the “Extension Meeting”) during which shareholders approved, amongst other matters, an amendment to the Company’s amended and restated memorandum of association to extend the date by which the Company must consummate an initial business combination from November 30, 2024 to August 21, 2025 (or such earlier date as determined by the board of directors). In connection with the Extension Meeting, shareholders elected to redeem an aggregate of 22,794,651 Class A ordinary shares at a redemption price of approximately $10.83 per share. As a result, approximately $246.9 million was removed from the Trust Account and paid to such holders and approximately $23.9 million remained in the Trust Account.

On November 18, 2024, pursuant to the terms of the Cayman Constitutional Documents, the Sponsor elected to convert 6,200,000 outstanding Inflection Point Class B Ordinary Shares held by it on a one-for-one basis into Inflection Point Class A Ordinary Shares. Following such conversion and giving effect to the redemption of Public Shares in connection with the Extension Amendment, as of November 18, 2024, the Company had an aggregate of 8,405,349 Inflection Point Class A Ordinary Shares issued and outstanding and 50,000 Inflection Point Class B Ordinary Shares issued and outstanding.

On each of November 12, 2024, December 2, 2024 and January 22, 2025, the Company drew $250,000 from the Note respectively, resulting in the Note having an outstanding balance of $1,450,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of USA Rare Earth, LLC and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of USA Rare Earth, LLC and its subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, members’ equity, and cash flows for each of the two years in the period ended December 31, 2023, and the related notes to the consolidated financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current audits of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Convertible Promissory Subscription

Critical Audit Matter Description

As described in Note 13, the Company entered into a convertible promissory subscription agreement whereby the investors subscribed to $20.2 million convertible into the Company’s common units upon the occurrence of specific events. The convertible promissory subscription liability was recorded at fair value, as the instrument obligates the Company to issue a variable number of units upon conversion. The fair value of convertible promissory subscription was remeasured each reporting period through the conversion date, and any changes in fair value recognized in earnings. During the year ended December 31, 2023, the Company and the investors reached agreement to convert the convertible promissory subscription into Class A Units with an estimated fair value of $3.4 million as of the conversion date resulting in a gain on conversion of $16.8 million.

The principal considerations for our determination that the valuation of the convertible promissory subscription is a critical audit matter were the significant judgments made by management in determining the fair value of the convertible promissory subscription each reporting period. This in turn led to a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions. Our audit also involved the use of professionals with specialized skill and knowledge.

How the Critical Audit Matter was Addressed in the Audits

Our audit procedures related to the valuation of the financial instruments included the following, among others:

•        Inspected the agreements associated with the convertible promissory subscription and evaluated management’s technical accounting analysis, including the application of relevant accounting literature.

•        With assistance of our valuation specialists, we audited the fair value of the convertible promissory subscription, valuation methodology, and key assumptions used in determining its fair value by:

•        Evaluating the appropriateness of the valuation models and techniques used in determining the fair value;

•        Assessing that the significant valuation assumption inputs in the back-solve method using the Black-Scholes option pricing model are consistent with those that would be used by market participants through the testing of source information; and

•        Checking the mathematical accuracy of the calculation and recalculating management’s fair value, verifying it was reasonable.

•        We audited the completeness and accuracy of the underlying data supporting the significant valuation assumption inputs.

/s/ HORNE LLP

We have served as the Company’s auditor since 2024.

November 7, 2024

USA Rare Earth, LLC
Consolidated Balance Sheets
(in thousands, except units)

	As of December 31,
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$13,199	$26,971
Prepaid expenses and other current assets	437	349
Total Current Assets	13,636	27,320

Non-current Assets:
Equity investments, at fair value	40	945
Property, plant and equipment, net	23,780	20,848
Mineral interests, at cost	16,800	16,800
Lease right-of-use assets	489	872
Equipment deposits	2,506	—
Other non-current assets	134	70
Total Non-current Assets	43,749	39,535
Total Assets	$57,385	$66,855

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities:
Accounts payable	385	2,381
Accrued liabilities	4,759	7,913
Lease liability, current	452	442
Total Current Liabilities	5,596	10,736

Non-current Liabilities:
Lease liability, non-current	21	460
Convertible subscription	—	20,240
Derivative liability	420	—
Notes payable, non-current	620	—
Deferred grants	8,200	3,374
Other liabilities	44
Total Non-current Liabilities	9,305	24,074
Total Liabilities	14,901	34,810

Commitments and contingencies (Note 10)

Members’ Equity:
Class A Common, no par value, 500,000,000 authorized; 207,620,542 and 195,922,473 units outstanding as of December 31, 2023 and 2022, respectively	3,704	312
Class B Common, no par value, 500,000,000 authorized;20,778,672 units outstanding as of December 31, 2023 and 2022	3,189	3,189
Class C Convertible preferred units, no par value, 54,592,019 and 51,245,587 authorized and outstanding as of December 31, 2023 and 2022, respectively	73,079	68,610
Class C-1 Convertible preferred units, no par value, 7,861,086 and nil authorized and outstanding as of December 31, 2023 and 2022, respectively	13,404	—
Additional paid-in-capital	—	—
Accumulated deficit	(54,223)	(44,635)
Non-controlling interests	3,331	4,569
Total Members’ Equity	42,484	32,045
Total Liabilities and Members’ Equity	$57,385	$66,855

The accompanying notes are an integral part of these consolidated financial statements.

USA Rare Earth, LLC
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except units)

	For the Years Ended December 31,
	2023	2022
Total Revenue	$—	$—

Operating Costs and Expenses
General and administrative	8,698	8,746
Mining exploration, development and other	1,762	4,005
Depreciation and amortization	308	210
Other employee compensation	11,013	9,408
Equity-based compensation	1,374	1,622
Research and development	1,638	271
Total Operating Costs and Expenses	24,793	24,262
Operating Loss	(24,793)	(24,262)

Other Income and (Expense)
Other (expense)/income, net	(77)	72
Dividend income	363	—
Loss on equity investments	(879)	(1,349)
Gain on fair market value of convertible debt	16,848	—
Total Other Income and Expense	16,255	(1,277)
Net Loss and Comprehensive Loss	(8,538)	(25,539)
Net Loss and Comprehensive Loss Attributable to Non-controlling interest	(1,123)	(1,695)
Net Loss and Comprehensive Loss Attributable to USARE Members	$(7,415)	$(23,844)
Weighted average units outstanding, Class A Common	197,364,701	195,922,473
Basic and diluted net loss per common unit, Class A	$(0.06)	$(0.14)
Weighted average units outstanding, Class B Common	20,778,672	20,778,672
Basic and diluted net loss per common unit, Class B	$(0.06)	$(0.14)

The accompanying notes are an integral part of these consolidated financial statements.

USA Rare Earth, LLC
Consolidated Statement of Members’ Equity
(in thousands, except units)

	Class A Common		Class B Common		Class C Convertible Preferred		Class C-1 Convertible Preferred		Additional Paid-In-Capital	Accumulated Deficit	Non-controlling Interest	Total Members’ Equity
	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Balances as of December 31, 2021	195,922,473	$312	20,778,672	$3,189	48,157,370	$62,247	—	$—	$2,469	$(18,519)	$4,246	$53,944
Equity-based compensation	—	—	—	—	—	—	—	—	1,622	—	—	1,622
Class C Convertible Preferred dividends	—	—	—	—	3,088,217	6,363	—	—	(4,091)	(2,272)	—	—
Capital contribution from Non-controlling interest	—	—	—	—	—	—	—	—	—	—	2,018	2,018
Net Loss	—	—	—	—	—	—	—	—	—	(23,844)	(1,695)	(25,539)
Balances as of December 31, 2022	195,922,473	312	20,778,672	3,189	51,245,587	68,610	—	—	—	(44,635)	4,569	32,045
Equity-based compensation	—	—	—	—	—	—	—	—	1,374	—	—	1,374
Class A Common – SAFE Conversion (with fair value adjustment)	11,698,069	3,392	—	—	—	—	—	—	—	—	—	3,392
Class A Common – Board issued units to CEO	—	—	—	—	—	—	—	—	—	—	—	—
Class C and C-1 Convertible Preferred dividends	—	—	—	—	3,346,432	5,355	172,751	292	(3,435)	(2,212)	—	—
Class C-1 Preferred Unit issuance, net of offering costs	—	—	—	—	—	—	7,688,335	13,112	—	—	—	13,112
Issuance of Incentive Units	—	—	—	—	—	—	—	—	2,061	—	—	2,061
Legal Settlement with Financial Advisor	—	—	—	—	—	(886)	—	—	—	—	—	(886)
Reduction of Non-controlling Interest	—	—	—	—	—	—	—	—	—	—	(115)	(115)
Lease accounting change cumulative adjustment	—	—	—	—	—	—	—	—	—	39	—	39
Net Loss	—	—	—	—	—	—	—	—	—	(7,415)	(1,123)	(8,538)
Balances as of December 31, 2023	207,620,542	$3,704	20,778,672	$3,189	54,592,019	$73,079	7,861,086	$13,404	$—	$(54,223)	$3,331	$42,484

The accompanying notes are an integral part of these consolidated financial statements.

USA Rare Earth, LLC
Consolidated Statements of Cash Flows
(in thousands)

	For the Years Ended December 31,
	2023	2022
Cash Flows From Operating Activities:
Net loss	$(8,538)	$(25,539)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	308	210
Amortization of right-of-use assets	410	461
Amortization on discount on other liability	66	—
Noncash lease expense	10	—
Equity-based compensation	1,374	1,622
Equity-based legal settlement	—	1,607
Loss on equity investments	879	1,349
Gain on fair market value of convertible debt	(16,848)	—

Changes in assets and liabilities:
Prepaid and other current assets	(88)	793
Other assets	146	(9)
Accounts payable	(1,996)	320
Accrued liabilities	(1,978)	1,467
Deferred grants	4,826	3,374
Lease liabilities	(429)	(455)
Other liabilities	(70)	—
Net Cash Used in Operating Activities	(21,928)	(14,800)

Cash Flows From Investing Activities:
Equipment deposits	(2,506)	—
Purchase of Stillwater assets	—	(10,041)
Purchase of property, plant and equipment	(3,450)	(5,113)
Cash Flows Used in Investing Activities	(5,956)	(15,154)

Cash Flows From Financing Activities:
Proceeds from issuance of convertible subscription	—	20,240
Proceeds from issuance of other debt	1,000	—
Proceeds from issuance of Class C-1 Convertible Preferred units	13,303	—
Payment of issuance costs of Class C-1 Convertible Preferred units	(191)	—
Capital contributions from non-controlling interest	—	2,018
Net Cash Provided by Financing Activities	14,112	22,258
Net decrease in cash	(13,772)	(7,696)
Cash and cash equivalents, Beginning of Year	26,971	34,667
Cash and cash equivalents, End of Year	$13,199	$26,971

Supplemental Disclosure of Noncash Investing and Financing Activities:
Conversion of convertible promissory subscription liability to Series A units	$3,392	$—
Lease liabilities arising from right-of-use asset	$—	$902
Class C convertible preferred stock dividends	$5,647	$6,363

The accompanying notes are an integral part of these consolidated financial statements.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 1. ORGANIZATION

USA Rare Earth, LLC (the “Company” or “USARE”) is a privately held company organized in 2019 under the laws of the State of Delaware. The Company’s mission is to establish a vertically integrated, domestic rare earth magnet supply chain that supports the future state of energy, mobility, and national security in the United States. USARE is developing a NdFeB magnet manufacturing plant in the United States, and establishing domestic rare earth and critical minerals supply, extraction, and processing capabilities to both supply its manufacturing plant and market surplus materials to third parties. Rare earth magnets are critical to various business sectors and industries, including the defense, automotive, aviation, industrial, medical and consumer electronics industries. USARE’s vertically integrated approach — from sourcing rare earth elements to producing finished NdFeB magnets — assists in strengthening the United States’ control over critical supply chains such as the supply of rare earth minerals and magnets and thus reduce domestic reliance on foreign, particularly Chinese, imports. The Company’s focus on developing domestic rare earth production aligns with national priorities, offering the future potential of a sustainable and secure domestic supply of materials critical to key industries.

On May 17, 2021, the Company completed the acquisition of 80% of the equity interests of Round Top Mountain Development LLC (“RTMD”) pursuant to a contribution agreement with the Company, Texas Mineral Resource Corp. (“TMRC”) and RTMD whereby TMRC and the Company contributed their respective rights and interests in and to Round Top to RTMD. Concurrently, the Company, TMRC, and RTMD entered into a limited liability company agreement of RTMD which documented the governance of RTMD. This acquisition resulted in the consolidation of RTMD, which is a variable interest entity (“VIE”), and the recording of a non-controlling interest for the remaining 20%. See Note 8 for further details.

These consolidated financial statements refer to the mining operations of the Company, conducted through RTMD, at Round Top Mountain in Texas (“Round Top”) and the Company’s research and development facility in Colorado as the “Round Top Project”. RTMD has mining rights in Texas and is developing processing technology for the rare earth minerals which are to be mined in Texas.

On June 9, 2022, the Company completed the asset acquisition of an industrial facility and related assets in Stillwater, Oklahoma (the “Stillwater Facility”). The Company is in the process of making structural improvements, renovations and purchasing and installing necessary equipment in order to enable magnet production at the Stillwater Facility.

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles (“U.S. GAAP”), which contemplates continuation of the Company as a going concern and the continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. The Company has generated no revenues since inception, continues to incur losses from operations, and has an accumulated deficit. For the year ended December 31, 2023 and year ended December 31, 2022, the Company had a net loss and comprehensive loss of $8.5 million and $25.5 million, respectively. For the year ended December 31, 2023 and year ended December 31, 2022, the Company had cash flow used in operations of $21.9 million and $14.8 million, respectively. These conditions raise substantial doubt about the Company’s ability to fund its operations and execute its business plan through one year after the date the consolidated financial statements are issued.

The Company expects that its cash and cash equivalents as of December 31, 2023 of $13.2 million, along with the subsequent financing of $25.5 million that closed in August and September 2024, will not be sufficient to implement its strategic business plan. The Company will need to raise substantial additional funds in the future to complete its strategic plans, which include capital investments related to the Phase 1 magnet plant. Based on its available cash resources and current business plan, there is substantial doubt regarding the Company’s ability to continue as a going concern for the twelve months following the issuance of these consolidated financial statements.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 1. ORGANIZATION (cont.)

The Company’s ability to continue as a going concern is dependent upon its ability to raise capital to implement the business plan, generate sufficient revenues, and to control operating expenses. The Company expects to raise additional capital through the issuance of debt and/or equity. However, there is no guarantee that any of these strategic or financing opportunities will be executed or realized on favorable terms, if at all. As a result, the Company has concluded that management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the issuance of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might be necessary if the Company were unable to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP and are expressed in U.S. dollars.

Principles of Consolidation

The accompanying consolidated financial statements include the Company’s accounts and operations and those of its subsidiaries in which it has a controlling interest and VIEs for which it is the primary beneficiary. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. The amounts that involve significant estimates include our equity-based compensation, asset and liability valuations, certain equity issuances and other fair value estimates reported.

Risks and Uncertainties

The Company operates in two related industries, magnet technology and mining, both of which are subject to intense competition, development risk, and changes in U.S. governmental policies related to green energy, defense spending and dependence on foreign suppliers. The Company’s operations are subject to significant risk and uncertainties including financial and operational risks, as well as the potential risk of business failure.

The magnet technology industry is still in its infancy in the U.S., and thus the technology, processes, and capabilities are still being developed. The magnet facility requires substantial capital commitment to complete and there may be unanticipated costs or delays associated with the construction. The Company’s plans for producing magnets are based on certain estimates and assumptions made about the business over the next few years, including the ability to obtain the equipment and materials needed to produce magnets on a timely basis from third party vendors. Some of the equipment and materials may be difficult to obtain and there can be no assurance that such equipment and materials will be procured on time or not be delayed due to circumstances beyond the Company’s control. Due to rapidly rising demand, there is also a risk that substitute products will become available and reduce the need for the type of high-performance magnet currently in use.

USARE has not yet established that Round Top contains any commercially exploitable quantities of proven and probable mineral reserves, nor can there be any assurance that USARE will be able to do so. Even if the Company does eventually establish commercially exploitable quantities of mineral reserves, there can be no assurance that Round Top can be developed into a producing mine or that the Company can extract those minerals economically. Both mineral exploration and development involve a high degree of risk, and few properties which are explored are

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ultimately developed into producing mines. The commercial viability of an established mineral deposit will depend on several factors including the size, grade, and other attributes of the mineral deposit, as well as proximity of the deposit to infrastructure, government regulation, market prices, and so on. Most of these factors will be beyond the Company’s control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

Cash and cash equivalents

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash deposits. The Company considers cash equivalents to be highly liquid investments, including U.S. treasury and agency securities, purchased with original maturities of three months or less. The Company maintains its cash in institutions insured by the Federal Deposit Insurance Corporation (“FDIC”). Management considers the risk of loss to be minimal.

Cash and cash equivalents consist of cash and liquid investments with an original maturity of three months or less. At December 31, 2023 and 2022, cash and cash equivalents consisted of $13.2 million and $27.0, respectively, of funds held in bank and investment accounts with financial institutions in the United States.

The Company continually monitors its cash positions with the financial institutions with which it invests. The Company maintains balances in various U.S. financial institutions in excess of U.S. federally insured limits.

Acquisitions

The Company evaluates each of its acquisitions under the accounting guidance framework to determine whether to treat an acquisition as an asset acquisition or a business combination. The Company accounts for a transaction as an asset acquisition when substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, or otherwise does not meet the definition of a business. For asset acquisitions, acquisition costs are capitalized as part of the purchase price and the purchase price is allocated to the assets acquired, with no recognition of goodwill. Acquisition-related costs may include finder’s fees, advisory, legal, accounting, valuation and other professional or consulting fees directly related to completing the transaction. The fair value of the assets acquired and liabilities assumed is typically determined by using either estimates of replacement costs or discounted cash flow valuation methods. When determining the fair value of tangible assets acquired, the Company estimates the cost to replace the asset with a new asset taking into consideration such factors as age, condition, and the economic useful life of the asset.

In estimating discounted cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of undiscounted cash flows from other asset groups. The Company’s estimates of undiscounted cash flows are based on numerous assumptions, and it is possible that actual cash flows may differ significantly from estimates, as actual production, prices, costs, and closure costs are each subject to significant risks and uncertainties.

Mineral Properties and Evaluation and Exploration Costs

Mining property acquisition costs, including indirectly related acquisition costs, are capitalized when incurred. The cost of mining properties is included in Mineral Interests on the consolidated balance sheets. Acquisition costs include cash consideration and the fair market value of units issued as consideration. Evaluation and exploration costs are expensed as incurred. When it is determined that a mining deposit can be economically and legally extracted or produced based on established proven and probable reserves under Item 1300 of Regulation S-K, development costs incurred after such determination will be considered for capitalization. The establishment of proven and probable reserves is based on results of feasibility studies, which indicate whether a property is economically feasible. The Company also capitalizes the cost for Value Beyond Proven and Probable (“VBPP”) reserves when it acquires the rights to mining properties. Upon commencement of commercial production, capitalized costs will be amortized over their estimated useful lives or units of production, whichever is a more reliable measure. Capitalized amounts relating to a property that is abandoned or otherwise considered uneconomic for the foreseeable future are written off.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The recoverability of the carrying values of mining properties is dependent upon economic reserves being discovered or developed on the properties. Development and/or start-up of a project will depend on, among other things, management’s ability to raise sufficient capital for these purposes.

The Company assesses the carrying value of mining properties for impairment whenever information or circumstances indicate the potential for impairment. This would include events and circumstances such as the inability to obtain all the necessary permits, changes in the legal status of mining properties, government actions, the results of exploration activities and technical evaluations, and changes in economic conditions, including the price of commodities or input prices. When impairment indicators are identified, a recoverability analysis is performed by comparing estimated future net cash flows with the carrying value and future obligations on an undiscounted basis. If it is determined that the estimated future undiscounted cash flows are less than the carrying value of the property, an impairment loss will be measured based on a discounted cash flow analysis. Where estimates of future net cash flows are not determinable and where other conditions indicate the potential for impairment, management uses available market information and/or third-party valuation experts to assess if the carrying value can be recovered and to estimate fair value. The Company has not identified any conditions that would indicate an impairment of the mineral interests. The Company did not record an impairment loss related to its mining interest for the twelve months ended December 31, 2023 and 2022.

Changes in Ownership Interest Without Loss of Control

Changes in a parent’s ownership interest that do not result in a change in control of the subsidiary that is a business are accounted for as equity transactions (i.e., no gain or loss is recognized in earnings) and are accounted for in accordance with Accounting Standards Codification (“ASC”) ASC 810, — Consolidation. The carrying amount of the non-controlling interest (“NCI”) is adjusted to reflect the change in the NCI’s ownership interest in the subsidiary. Any difference between the amount by which the NCI is adjusted and the fair value of the consideration received is attributed to members’ equity and recognized in additional paid-in capital (“APIC”).

Fair Value

GAAP defines fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and establishes a fair-value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

•        Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•        Level 2 — Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

•        Level 3 — Prices or valuation techniques requiring inputs that are both significant to the fair-value measurement and unobservable.

Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

See additional information in Note 3, “Fair Value Measurements”.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Long-Lived Assets

Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets of 3-15 years for lab equipment, 10-20 years for magnet plant equipment, and 20-30 years for buildings and land improvements. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the lease term.

The costs of normal maintenance, repairs, and minor replacements are expensed as incurred.

In accordance with ASC 360-10 — Impairment or Disposal of Long-Lived Assets, the Company periodically reviews the carrying value of its long-lived assets, such as property, plant and equipment, to test whether current events or circumstances indicate that such carrying value may not be recoverable. When evaluating assets for potential impairment, the Company compares the carrying value of the asset to its estimated undiscounted future cash flows. If an asset’s carrying value exceeds such estimated cash flows, the Company would record an impairment loss if the carrying amount exceeds the asset’s fair value. The Company did not record impairment related to long-lived assets for the years ended December 31, 2023 and 2022.

Leases

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Operating lease liabilities and their corresponding right-of-use (“ROU”) assets are recorded based on the present value of lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes its incremental borrowing rate, which is the rate incurred to borrow, on a collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment. Certain adjustments to the ROU assets may be required for items such as initial direct costs paid or incentives received. Leases with a term of 12 months or less and/or a purchase option that is not expected to be exercised are not recorded on the consolidated balance sheets.

Effective June 30, 2023, the Company elected to change its method of accounting for lease and non-lease components. Previously, the Company elected the practical expedient upon adoption of ASC 842, — Leases to not separate non-lease components from lease components and instead account for each separate lease component and non-lease component associated with that lease component as a single lease component. The new method of accounting will allocate the consideration paid separately to lease and non-lease components. Under the new accounting policy, these non-lease component costs will be recorded as lease expense when paid rather than capitalized to the ROU asset and recognized over the lease term. The new accounting policy more accurately aligns the non-lease component costs with the period in which they were incurred. In accordance with ASC 250-10, — Accounting Changes and Error Corrections, the cumulative effect of the change in accounting policy was applied to the carrying amounts of assets and liabilities as of January 1, 2023, with an offsetting adjustment recorded to the opening balance of retained earnings of approximately $39 thousand.

The Company recognizes lease expense for its leases on a straight-line basis over the lease term. The Company recognizes variable lease payments in the period in which the obligation for those payments is incurred. Variable lease payments that depend on an index or a rate are initially measured using the index or rate at the commencement date.

Government Grants

Government grants are not recognized until there is reasonable assurance that the Company will comply with the conditions of the grant and the Company will receive the grant. The Company has grants related to assets, which are government grants for the purchase or construction of long-lived assets. The Company presents grants received related to long-lived assets as non-current deferred grants liability on the consolidated balance sheets and recognizes revenue through profit or loss over the useful life of the asset. See Note 16 for further details.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Common Stock Warrants

The Company accounts for common stock purchase warrants issued in connection with its equity offerings in accordance with the provisions of ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging.

The Company classifies as equity any warrants that (i) require physical share settlement or net-share settlement or (ii) give the Company a choice of net-cash settlement (physical share settlement or net-share settlement). The Company classifies as liabilities any warrants that (i) require net-cash settlement, (ii) give the counterparty a choice of net-cash physical settlement or net-share settlement. In accordance with ASC 815, the Company also classifies as liabilities any warrants for which the shares underlying the contract are subject to stockholder approval before the warrant can be exercised.

For warrants that are classified as liabilities, the Company records the fair value of the warrants upon issuance and at each balance sheet date with changes in the estimated fair value recorded as a non-cash gain or loss in the consolidated statements of operations and comprehensive loss. The fair values of these warrants are determined using the Black-Scholes option pricing model. These values are subject to a significant degree of management’s judgment. See Note 14, “Members’ Equity”, subheading “Warrants” for additional information.

Amendments to warrant terms are recorded as a non-cash gain or loss on modification of common stock warrants. The gain or loss represents the decrease or increase in the fair value of the amended warrants when comparing the value immediately before and after amendment using the Black-Scholes option pricing model.

Equity-based Compensation

The Company expenses equity-based compensation to employees and non-employees in accordance with ASC 718, Compensation — Stock Compensation. The fair value of stock-based compensation awards is measured at the date of grant and amortized over the requisite service period, which is generally the vesting period, with a corresponding increase in additional paid-in capital. The Company uses the Black-Scholes option valuation model to calculate the fair value of awards granted.

In the case of a share-based compensation award that is either cancelled or forfeited prior to vesting, the amortized expense associated with the unvested awards is reversed. The Company has elected to account for forfeitures as they occur. See Note 15, “Equity-Based Compensation” for further information regarding stock-based compensation expense and the assumptions used in estimating the expense.

Dividends

As the Company has an accumulated deficit, dividends are recorded as a reduction to APIC. Once APIC is reduced to zero, dividends are recorded against accumulated deficit.

Loss per Unit

The following table sets forth the computation of the numerator for the loss per share attributable to common unit holders for the years ended December 31, 2023 and 2022:

	For the Years Ended December 31,
	2023	2022
Net Loss and Comprehensive Loss Attributable to USARE Members	$(7,415)	$(23,844)
Declared dividends	(5,647)	(6,363)
Net loss allocable to USARE Members	$(13,062)	$(30,207)

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company has two classes of common units, which are referred to as Class A common and Class B common. Basic and diluted net loss per common unit is presented in conformity with the two-class method required for participating securities. Undistributed losses are allocated based on the contractual participation rights of holders of Class A and Class B. As the two classes of common units share equally in the residual net assets, the undistributed losses are allocated on a proportionate basis. The potential common shares for outstanding warrants to acquire Class B common of 8,315,147 at December 31, 2023 and 2022 and for incentive units of 42,271,315 and 35,917,032 at December 31, 2023 and 2022, respectively, were excluded from diluted earnings per share because the inclusion would be anti-dilutive. As a result, diluted loss per share is the same as basic loss per share for the periods. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of common stock:

	For the Years Ended December 31,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted loss per share Numerator:
Allocation of net loss allocable to USARE Members	$(11,818)	$(1,244)	$(27,311)	$(2,896)

Denominator:
Weighted average shares outstanding	197,364,701	20,778,672	195,922,473	20,778,672
Basic and diluted net loss per unit	$(0.06)	$(0.06)	$(0.14)	$(0.14)

Variable Interest Entities

We assess our investments and other significant relationships to determine whether we have a variable interest in any legal entities and whether or not those entities are VIEs. A VIE is an entity with insufficient equity at risk for the entity to finance its activities without additional subordinated financial support or in which equity investors lack the characteristics of a controlling financial interest. If an entity is determined to be a VIE, we evaluate whether we are the primary beneficiary. The primary beneficiary analysis is a qualitative analysis based on power and economics. We conclude that we are the primary beneficiary and consolidate the VIE if we have both (i) the power to direct the activities of the VIE that most significantly influence the VIE’s economic performance and (ii) the obligation to absorb losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE.

Recently Issued Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07 — Segment Reporting (Topic 280) — Improvements to Reportable Segment Disclosures (“ASU 2023-07”). The amendments in ASU 2023-07 improve reportable segment disclosure requirements, primarily through enhanced disclosures about segment expenses. The guidance is effective for annual and interim periods beginning after December 15, 2023 and is to be adopted retrospectively to all prior periods presented in the consolidated financial statements. We do not expect the adoption of ASU 2023-07 to have a material effect on our consolidated financial statements.

In November 2021, the FASB issued ASU 2021-10, Government Assistance (“Topic 832”), Disclosures by Business Entities about Government Assistance, which requires business entities to disclose information about certain government assistance they receive. Such disclosure requirements include the nature of the transactions and the related accounting policy used, the line items on the balance sheet and income statement that are affected and the amounts applicable to each financial statement line item and significant terms and conditions of the transactions. The new guidance is effective for annual periods beginning after December 15, 2021, and early adoption was permitted. We adopted this standard as of January 1, 2022. See Note 16 for further disclosure related to the financial assistance we have received and may receive based on our current arrangements.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 3. FAIR VALUE MEASUREMENTS

The following tables present the Company’s financial instruments measured at fair value on a recurring basis as of December 31, 2023 and 2022 (in thousands):

	December 31, 2023
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$11,080	$—	$—	$11,080
Equity investments	40	—	—	40
Total assets, measured at fair value	$11,120	$—	$—	$11,120

Liabilities:
Convertible subscription	$—	$—	$—	$—
Derivative liability	—	—	420	420
Total liabilities, measured at fair value	$—	$—	$420	$420
	December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$—	$—	$—	$—
Equity investments	945	—	—	945
Total assets, measured at fair value	$945	$—	$—	$945

Liabilities:
Convertible subscription	$—	$—	$20,240	$20,240
Derivative liability	—	—	—	—
Total liabilities, measured at fair value	$—	$—	$20,240	$20,240

Money market funds are valued at cost, which approximates fair value. These amounts are included on the consolidated balance sheets in cash and cash equivalents at December 31, 2023 and 2022.

The balances of assets and liabilities categorized within Level 3 of the fair value hierarchy measured at fair value on a recurring basis are reconciled, as follows:

	Convertible subscription	Derivative liability	Total
Balance at January 1, 2022	$—	$—	$—
Issuance of convertible subscription	20,240	—	20,240
Balance at December 31, 2022	$20,240	$—	$20,240
Issuance of convertible note	—	446	446
Change in estimated fair value	(16,848)	(26)	(16,874)
Conversion of convertible subscription to common unit	(3,392)	—	(3,392)
Balance at December 31, 2023	$—	$420	$420

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 4. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following (in thousands):

	As of December 31,
	2023	2022
Prepaid insurance	$251	$91
Prepaid other	3	—
Prepaid professional services	183	258
Total Prepaid Expenses and Other Current Assets	$437	$349

NOTE 5. STILLWATER ACQUISITION

On June 9, 2022, the Company purchased land and related improvements, a building, and machinery and equipment in Stillwater, Oklahoma for $9.9 million for the purpose of developing the Stillwater Facility. The transaction was accounted for as an asset acquisition as the acquisition did not meet the definition of a business. The Company used valuation specialists to determine the fair value of the assets acquired. Assumed liabilities were immaterial.

The fair value of the acquired assets was estimated using the Market (Sales Comparison) Approach, the Income Approach and the Cost Approach. These approaches are respectively based upon the market exchanges for comparable assets (a Level 2 estimate), the capitalization of income and the cost to reproduce the assets (Level 3 estimates), subject to valuation adjustments. All methods were considered for the valuation of each asset. The purchase price of the acquired assets totaled approximately $10.0 million, comprised of cash paid to the sellers of $9.9 million and closing costs of $0.1 million. The purchase price was allocated as follows (in thousands):

Stillwater Asset Acquisition	Asset Value
Land	$502
Land improvements	408
Building	6,596
Machinery and equipment	2,535
Total Fair Value of Assets Acquired	$10,041

NOTE 6. INVESTMENT IN SEARCH MINERALS, INC.

On February 15, 2021, the Company purchased 9,000,000 shares of common stock of Search Minerals Inc. (“Search”) for a price of $0.07 CDN per share ($0.5 million USD). Search is a Canadian junior mining company with a deposit composition that complements the Company’s Round Top deposit.

The Company owned 13,500,000 shares of Search as of December 31, 2023 and 2022.

As of December 31, 2023, the Company owned less than 5% of the total outstanding shares in Search. As of December 31, 2023 and December 31, 2022, based on its publicly traded share price, the shares were worth less than $0.1 million and $0.9 million, respectively. As of December 31, 2023 and 2022, a loss of $0.9 million and $1.3 million, respectively is included in Loss on equity investments in the consolidated statements of operations and comprehensive loss.

The investment in Search is accounted for at fair value in accordance with ASC 321, Investments — Equity Securities, because this is an equity investment with a readily determinable fair value since Search is a public company, which is a Level 1 fair value measurement.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 7. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net is comprised of the following (in thousands):

	As of December 31,
	2023	2022
Land	$707	$703
Land improvements	403	413
Construction in progress – Buildings	14,634	11,991
Construction in progress – Magnet plant equipment	7,970	7,333
Mining leases	310	108
Lab equipment	500	483
Leasehold improvements	372	371
Furniture and fixtures	107	107
Property, plant and equipment, gross	$25,003	$21,509
Less: Accumulated depreciation and amortization	(1,223)	(661)
Property, plant and equipment, net	$23,780	$20,848

Depreciation and amortization expense for the years ended December 31, 2023 and 2022, was $0.3 million and $0.2 million, respectively.

NOTE 8. VARIABLE INTEREST ENTITY

Round Top Mountain Development

On May 17, 2021, RTMD, the Company, and TMRC entered into a limited liability company agreement that governs the business and affairs of RTMD. On May 17, 2021, RTMD, the Company, and TMRC also entered into a contribution agreement, whereby USARE and TMRC contributed certain assets and assigned certain liabilities to RTMD and USARE acquired 80% of the equity interests of RTMD.

Effective June 26, 2023, RTMD, the Company and TMRC entered into an amended and restated limited liability company agreement of RTMD pursuant to which, in the event that TMRC does not fund its share of mandatory capital contributions called for by USARE as the manager of RTMD, USARE is obligated to cover the shortfall by making additional capital contributions to RTMD (or in the event that USARE does not fund, the capital call will be withdrawn). If USARE does fund the capital contribution, additional equity interests in RTMD will be issued to USARE and TMRC will be proportionally diluted in accordance with the terms of the amended and restated limited liability company agreement. As of December 31, 2023, TMRC’s interest in RTMD had been reduced to 19.5982% as a result of failing to fund a call for mandatory cash contributions. RTMD recorded an equity only adjustment of $0.1 million to the value of non-controlling interest offset against the Additional Paid-in Capital attributed to USARE. See Note 2 for the Company’s accounting policy related to VIEs.

As of December 31, 2023, the Company’s ownership interest remains approximately 80%.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 8. VARIABLE INTEREST ENTITY (cont.)

The Company’s consolidated financial statements include assets and liabilities associated with RTMD. The following were recorded in the Company’s consolidated balance sheets related to RTMD (amounts in thousands):

	As of December 31,
	2023	2022
Cash and cash equivalents	$1,233	$2,723
Prepaid expenses and other current assets	205	262
Right-of-use asset	130	208
Mineral interests	16,800	16,800
Property, plant and equipment, net	472	596
Other assets	20	20
Consolidated assets	$18,860	$20,609

Accounts payable	128	207
Accrued liabilities	150	390
Lease liability	132	229
Consolidated liabilities	$410	$826

RTMD did not record depletion expense for the Mineral Interests for the years ended December 31, 2023 and 2022.

RTMD’s creditors have no recourse against the Company for the RTMD consolidated liabilities included within the Company’s consolidated balance sheets as of December 31, 2023 and 2022.

The assets of the consolidated VIE can only be used to settle the obligations of the consolidated VIE and not obligations of the Company.

NOTE 9. ACCRUED LIABILITIES

A summary of the Company’s accrued liabilities (in thousands):

	As of December 31,
	2023	2022
Accrued other liabilities	$1,859	$2,573
Accrued legal liabilities	—	2,660
Accrued payroll	2,900	2,680
Total Accrued Liabilities	$4,759	$7,913

NOTE 10. COMMITMENTS AND CONTINGENCIES

Potential Environmental Contingency

The Company’s exploration and development activities are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally have become more restrictive. The Company conducts its operations to protect public health and the environment and believes that its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations. The ultimate amount of reclamation and other future site-restoration costs to be incurred for existing mining interests is uncertain.

Litigation

From time to time, the Company may become subject to legal proceedings, claims or litigation arising in the ordinary course of business. In addition, the Company may receive notices alleging infringement of patents or other intellectual property rights. If an unfavorable outcome were to occur in litigation, the impact could be material to the Company’s

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 10. COMMITMENTS AND CONTINGENCIES (cont.)

business, financial condition, cash flow or results of operations, depending on the specific circumstances of the outcome. The Company accrues for loss contingencies when it is both probable that the Company will incur the loss and when it can reasonably estimate the amount of the loss or range of loss.

On February 23, 2024, the Company entered into a confidential settlement agreement with a former financial advisor (“Financial Advisor Settlement”), which includes cash payments to be completed by December 1, 2024 and the option to exercise Convertible Preferred Class B and Class C warrants within 5 years from the date of delivery. As a result, the Company recorded $1.2 million within Accrued Liabilities as of December 31, 2023.

In July 2022, a complaint was filed against the Company, which included a breach of contract claim. The company is engaged in discovery with the potential for pending litigation in 2025. The Company believes this case to be without merit.

Transaction Bonuses

The Company has agreements with certain individuals and entities that would require a payment of cash in the event of a change in control transaction or qualifying equity financing, as defined. A change in control includes, among other events, the accumulation of more than 50% of the Company’s voting shares by any Person, as defined, a complete liquidation or dissolution of the Company, and an initial public offering, in each case subject to the terms of the applicable agreement. As of December 31, 2023 and 2022, the Company is committed to pay up to $3.2 million, related to Transaction Bonuses if payment is triggered by the occurrence of any of the defined events. No amounts have been accrued for these Transaction Bonuses as of December 31, 2023 and 2022, as they were not deemed to be probable.

Other

The Company is subject to various legal or other proceedings that relate to the ordinary course of its business. The Company believes that the resolution of these proceedings, individually or in the aggregate, will not have a material adverse impact upon the Company’s consolidated financial statements.

NOTE 11. LEASES

The Company has operating leases for a regional office in Sierra Blanca, Texas (lease term 05/01/2023 to 05/01/2025 with no renewal option), Wheat Ridge, Colorado (lease term 01/01/2021 to 03/31/2025 with no renewal option), and for a corporate office in Tampa, Florida (lease term 02/01/2022 to 01/31/2025 with a renewal option for another three years). Right-of-use assets and lease liabilities for operating leases were recorded in the consolidated balance sheets as follows (amounts in thousands):

	As of December 31, 2023	As of December 31, 2022
Right-of-use asset, net	$489	$872
Lease liability, current	$452	$442
Lease liability, non-current	21	460
Total operating lease liabilities	$473	$902

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 11. LEASES (cont.)

Maturity analysis under the lease agreements for operating leases is as follows (in thousands):

Maturities of Lease Liabilities	Operating Leases
2024	$468
2025	21
Thereafter	—
Minimum lease payments	489
Less: Present value discount	(16)
Present value of lease payments	$473

Reported as:
Operating lease liability	$452
Operating lease liability – non-current	21
Total	$473

The following table presents certain information related to lease terms and discount rates:

	As of December 31, 2023	As of December 31, 2022
Weighted-average remaining lease term (in years)	1.14	2.09
Weighted-average discount rate	7.56%	7.53%

Operating lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the present value of lease payments, the Company used its incremental borrowing rate estimated at the date of each lease commencement.

Lease expense for operating leases recorded in the consolidated statements of operations and comprehensive loss is included in operating costs and expenses and is based on the future minimum lease payments recognized on a straight-line basis over the term of the lease. Lease costs for the years ended December 31, 2023 and 2022 were as follows (in thousands):

	For the Years Ended December 31,
	2023	2022
Operating lease – expense	$437	$435

NOTE 12. NOTE PAYABLE

On July 28, 2023, USARE and Hatch LTD (“Hatch”) entered into an unsecured $1.0 million Senior Convertible Promissory Note agreement (the “Note”) with a 10% simple interest rate, which will mature on July 28, 2025. Total interest of $200 thousand is payable at maturity. A Side Letter and Memorandum of Understanding, signed contemporaneously with the Note, provides for potential issuances of an aggregate amount of $4.0 million in additional Notes in two additional tranches.

The conversion option can be triggered under the following four scenarios;

•        Qualified financing — Capital issuance of at least $100 million. Upon the occurrence of a qualified financing, the principal and unpaid accrued interest under the Note will automatically convert, with the Company having the option to pay accrued interest in cash, to a number of securities equal to the outstanding balance divided by the lesser of: (i) discount of 80% times the per unit purchase price paid in the qualified financing, and (ii) the valuation cap of $600 million divided by the fully diluted capitalization just prior to closing.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 12. NOTE PAYABLE (cont.)

•        Non-qualified financing — Any capital issuance by the Company that does not constitute a qualified financing. Upon the occurrence of a non-qualified financing, the principal and unpaid accrued interest may be paid in full or converted, at Hatch’s option, to a number of securities equal to the outstanding balance divided by the lesser of: (i) discount of 80% times the per unit purchase price paid in the non-qualified financing, and (ii) the valuation cap of $600 million divided by the fully diluted capitalization just prior to closing; however, should the non-qualified financing be consummated based upon a post-money valuation of the Company of less than the valuation cap of $600 million, the conversion will be subject to the Company’s written consent.

•        Fundamental conversion — A sale, transfer, or other disposition of all or substantially all of the Company’s assets or exclusive license to all or substantially all of the Company’s material intellectual property, a merger or consolidation with another entity, or a transfer of equity of more than 50% of the outstanding voting securities. The principal and unpaid and accrued interest may be paid in full or converted, at Hatch’s option, to a number of securities equal to the outstanding balance divided by the quotient of the valuation cap of $600 million divided by the fully diluted capitalization just prior to closing.

•        Maturity Conversion — Conversion at maturity. The principal and unpaid accrued interest may be paid in full or converted, at Hatch’s option, to a number of securities equal to the outstanding balance divided by the quotient of the valuation cap of $600 million divided by the fully diluted capitalization just prior to closing.

The Company determined the conversion features of the Note were considered a compound embedded derivative in accordance with ASC 815-15 Derivatives and Hedging-Embedded Derivatives. A fair value analysis and valuation was completed by a third-party specialist as of July 28, 2023 and December 31, 2023 to determine the fair value of the compound embedded derivative at initial recognition and the subsequent reporting period. Based upon the initial valuation, the Company recorded a derivative liability as of July 28, 2023 of $446 thousand. The fair value of the embedded derivative at December 31, 2023 was $420 thousand, resulting in the recognition of a $26 thousand gain during the year ended December 31, 2023. A valuation of the compound embedded derivative will be completed for each reporting period. Changes to the fair value are recognized as fair market gains or losses in Other Income and Expense in the consolidated statements of operations and comprehensive loss.

A discount of $446 thousand on the Note was recorded as an offset to the initial recognition of the compound embedded derivative and will be recognized as interest expense over the remaining life of the Note. Interest expense recognized from the discount on the Note for the year ended December 31, 2023 was approximately $109 thousand. The effective interest rate of the Note is 44.875%.

The Unsecured Convertible Note is presented as follows as of December 31, 2023 (in thousands):

Principal amount	$1,000
Unamortized discount for proceeds allocated to embedded derivative liability	(380)
Total Unsecured Convertible Note, net	$620

The Unsecured Convertible Note, net, is classified as a non-current liability in the Company’s consolidated balance sheets.

As of December 31, 2023, the Company’s contractual maturity of the principal balance of the unsecured Convertible Note was as follows (in thousands):

2025	$1,000

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 13. CONVERTIBLE PROMISSORY SUBSCRIPTION AGREEMENT

On June 30, 2022, the Company entered into a Convertible Promissory Subscription Agreement (the “CPSA”) with JI ILHO JOHAP. The Subscription closed on July 29, 2022 for $20.2 million and is convertible into the Company’s common units upon the occurrence of specific events, including the next equity financing transaction or corporate transaction, as defined, or upon maturity. The CPSA had an original stated maturity date of December 30, 2022.

The CPSA liability was recorded at fair value in accordance with ASC 480, as the instrument obligates the Company to issue a variable number of units upon conversion. The fair value is remeasured each reporting period, and any changes in fair value are recognized in earnings.

The CPSA had a conversion price equal to the per unit price paid in the next equity financing or a per unit price paid to the holders of Class A Units in the event of a corporate transaction, and in the event of maturity, the liability will convert into Class A units at a fixed price per unit of $5.50.

The CPSA was amended on December 30, 2022 to extend the maturity date of the Subscription to March 30, 2023. All other terms remained unchanged. The fair value of the CPSA as of December 31, 2022 remained at $20.2 million, with no changes on remeasurement during the year ended December 31, 2022.

The fair value of the liability was determined using the fixed monetary value of the CPSA and falls under Level 3 of the fair value hierarchy under ASC 820. The significant inputs used in the fair value measurement include probability estimates for each settlement alternative and the settlement fair value for each alternative.

A third amendment was executed on March 30, 2023, to extend the maturity date of the CPSA to August 31, 2023. All other terms remained unchanged. Therefore, the fair value remained the same since the inputs to the fair value determination did not significantly change.

A fourth amendment was executed on August 31, 2023, to extend the maturity date by eight more days to September 8, 2023, and added a conversion provision linked with an “investment agreement with mutually agreeable terms.” All other terms remained unchanged. At that point in time, the closing of the investment transaction the Company was pursuing was considered to be the most likely outcome. Therefore, the CPSA Liability was remeasured on August 31, 2023 to a fair value of $3.2 million using the fixed monetary value of the CPSA weighted for probability estimates for each settlement alternative and the settlement fair value for each alternative, resulting in a gain on remeasurement of $17.1 million.

A fifth amendment was executed on September 8, 2023, to extend the maturity date from September 8, 2023 to October 30, 2023, and to change the conversion alternatives to be linked with the investment transaction the Company was pursuing and the conversion units to Class A Units only. All other terms remained unchanged. The fair value remained the same since the weighted probabilities of settlement alternatives and the conversion price used in the fair value determination did not change.

The Company and the CPSA investors consented to convert the CPSA at the C-1 Round price per unit of $1.7302 into Class A Units effective October 15, 2023. When the conversion agreement was reached between the parties, all other settlement alternatives were eliminated and the weighted probability inputs into the fair value measurement were updated to reflect the one remaining settlement scenario. Therefore, the CPSA liability was remeasured to a fair value of $3.4 million, resulting in a loss on remeasurement of $233 thousand. As a result of the conversion, the Company issued 11,698,069 Class A Units recorded in members’ equity at the estimated fair value of $3.4 million.

NOTE 14. MEMBERS’ EQUITY

Units Authorized

The Company originally authorized 500,000,000 Class A Common Units and 500,000,000 Class B Common Units. On October 15, 2020, a majority-in-interest of the unit holders approved the Second Amended and Restated Company Agreement that, among other things, authorized the issuance of 25,000,000 Class C Convertible Preferred Units.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 14. MEMBERS’ EQUITY (cont.)

On March 3, 2021, a majority-in-interest of the unit holders approved the Third Amended and Restated Company Agreement that, among other things, authorized the issuance of 50,000,000 Class C Convertible Preferred Units and set aside up to 75,000,000 of the previously authorized 500,000,000 Class B Common Units to be issued upon optional or mandatory conversion of the Class C Convertible Preferred Units plus paid and accrued dividends. The amended agreement also authorized the Company to issue the greater of 42,532,723 incentive units or 10% of the total number of units issued and outstanding at any time, pursuant to the Incentive Plan.

On November 2, 2022, a majority-in-interest of the combined Class A, Class B, and Class C Convertible Preferred Members approved the Fourth Amended and Restated Company Agreement, which among other things, authorized an increase in the number of Incentive Units that the Company could issue to 50,000,000, pursuant to the Incentive Plan. The designations, rights, and preferences of the units are determined in the Fourth Amended and Restated Company Agreement.

Class A Common Units

As of December 31, 2023, and 2022 there were 207,620,542 and 195,922,473 Class A Common Units issued and outstanding, respectively.

The Company from time-to-time issues Class A Common Units as compensation. On November 4, 2022, the Company hired a new Chief Executive Officer (“CEO”) and member of its Board of Managers, commencing December 1, 2022. As part of the CEO’s employment agreement, the Board of Managers authorized 917,263 Class A Common Units to be issued as compensation, with an estimated fair value of $0.6 million. The Class A Common Units issued to the CEO vest over a 3-year period of time beginning January 2, 2023, subject to the grantee’s continuing employment. On November 8, 2023, the Class A Common Units issued to the CEO were modified to vest two-thirds in two years and the remaining one third in three years. The Class A Common Units provide for accelerated vesting upon a change in control of the Company. At the end of December 31, 2023 and 2022, no units were vested.

Class B Common Units

As of December 31, 2023 and 2022, there were 20,778,672 Class B Common Units issued and outstanding.

Class C Convertible Preferred Units

On March 3, 2021, the Company received subscription agreements for a $51.0 million equity financing with two U.S.-based companies, the final tranche of which was received on March 30, 2021. The financing comprises:

•        32,157,309 Class C Convertible Preferred Units issued at $1.7302 per unit for proceeds to the Company of $51.0 million. The Class C Convertible Preferred Units will receive an annual dividend of 8% payable quarterly and accruing on a 30-day month, 360-day year basis.

•        The financing met the definition of a Qualified Transaction under the Second Amended & Restated Company Agreement, and therefore, the outstanding Class B Convertible Preferred Units mandatorily converted into Class C Convertible Preferred Units.

•        In accordance with the Fifth Amended and Restated Company Operating Agreement executed on September 1, 2023, the Class C Convertible Preferred Units may be converted into Class B Common Units at any time on a 1:1 basis, subject to normal dilution provisions. The Class C Convertible Preferred Units shall mandatorily convert into Class B Common Units upon the initial closing of a Qualifying Transaction or the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders

•        The Class C Convertible Preferred Units had a liquidation preference of $75.0 million and $69.2 million as of December 31, 2023 and 2022, respectively.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 14. MEMBERS’ EQUITY (cont.)

Class C-1 Convertible Preferred Units

During 2023, in accordance with the Fifth Amended and Restated Company Operating Agreement, the Company issued two rounds of Class C-1 Convertible Preferred Units for $13.3 million at a price per unit of $1.7302. The financing comprises:

•        7,688,335 Class C-1 Convertible Preferred Units were issued in exchange for gross proceeds of $13.3 million. The Company received net proceeds of $13.1 million after paying $0.2 million in related syndication costs to advisors.

•        The Class C-1 Convertible Preferred Units will receive an annual dividend of 8% payable quarterly and accruing on a 30-day month, 360-day year basis.

•        The Class C-1 Convertible Preferred Units may be converted into Class B Common Units at any time on a 1:1 basis, subject to normal dilution provisions. The Class C Convertible Preferred Units shall mandatorily convert into Class B Common Units upon the initial closing of a Qualifying Transaction or the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders.

•        The Class C-1 Convertible Preferred Unit holders will have one individual nominated by the Board of Managers and approved by the C-1 Holders as the Series C-1 Manager.

•        The Class C-1 Convertible Preferred Units had a liquidation preference of $13.6 million as of December 31, 2023.

Dividends — Class C and C-1 Convertible Preferred Units

Dividends are paid, in the sole discretion of the Company, in cash or in kind or a combination thereof, to holders of Class C and C-1 Convertible Preferred Units. During the years ended December 31, 2023 and 2022, the Company issued a combined total of 3,519,150 and 3,088,217 Class C and C-1 Convertible Preferred Units as dividends, respectively.

It is noted that the Company is registered in Delaware, and that Delaware state law prohibits companies from issuing dividends when there is an accumulated deficit. This statutory prohibition does not apply to the Company’s in-kind distributions of Class C and C-1 Convertible Preferred Units as these dividends serve as a re-allocation of ownership interest (both assets and liabilities) between the members, and not as a distribution of only assets from the Company to the harm of its creditors or other owners.

Warrants

The Company has historically granted warrants to acquire Class B Common Units and Class C Convertible Preferred Units. The Company accrues dividends on the Class C Convertible Preferred Units that provide for a cumulative 8% quarterly compounded annual dividend payable upon exercise of the warrant in additional units.

Each warrant may be exercised voluntarily by the holder from the day of issuance, subject to beneficial ownership limitations of 9.99% of the number of units of common equity outstanding immediately after giving effect to the issuance of units of common equity issuable upon exercise of the warrants. In the event that the Company offers equity securities, each warrant holder shall have a right of first refusal to purchase up to the same percentage of such offering as such holder is entitled to via the warrants; this right will terminate upon an event of an initial public offering. The warrants will be mandatorily exercised if the Company effects any merger, sale or other disposition of substantially all of its assets, an initial public offering, other business combination, or a capital transaction in which the Company receives in excess of $100 million in consideration at a pre money valuation of $1 billion and in which a closing requirement is the exercise of the warrant.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 14. MEMBERS’ EQUITY (cont.)

In accordance with the Company’s accounting policy, the fair value of the awards is determined on an annual basis. The warrants were granted in 2019, 2020, and 2021 as compensation for advisory services related to the sale and issuance of Class B Common Units and Class B and C Convertible Preferred Units. There were no new warrants granted during the years ended December 31, 2023 and 2022. Warrants are recorded as a reduction to the Class B Common Units and Class C Convertible Preferred Units proceeds with an equal amount recorded as an increase in Additional Paid in Capital.

At December 31, 2023 and 2022, the Company had 8,315,146 warrants to acquire Class B Units at an exercise price of $0.24 and intrinsic value of $0.9 million and $4.1 million, respectively. The following table summarizes the units outstanding, weighted average exercise price and intrinsic values related to the warrants to acquire Class C Convertible Preferred Units as of December 31, 2023 (intrinsic value in thousands):

	Units	Weighted Average Exercise Price	Intrinsic Value
Outstanding at December 31, 2021	883,826	$1.01	$1,462
Dividends	43,301	1.73
Outstanding at December 31, 2022	927,127	1.04	939
Dividends	46,916	1.73
Outstanding at December 31, 2023	974,043	$1.07	$559

NOTE 15. EQUITY-BASED COMPENSATION

Incentive Units

The Company also has a program to issue incentive units under the Amended and Restated Incentive Plan dated May 1, 2020 and the Second Amended and Restated Equity Incentive Plan dated August 26, 2022 and amended November 2, 2022. The incentive units are intended to constitute “profit interests” within the meaning of Internal Revenue Service (IRS) Revenue Procedures 93-27 and 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the IRS or other applicable law). The rights and preferences of the incentive units are defined in the respective incentive unit agreements. As of December 31, 2023, there were 7.7 million units available for future awards under the agreement.

The Company accounts for these equity-based compensation awards in accordance with the provisions of ASC 718, — Compensation — Stock Compensation. The guidance requires that the cost of employee equity awards, as well as other equity-based compensation arrangements, be reflected in the consolidated financial statements over the vesting period based on the estimated fair value of the awards. Forfeitures are accounted for as they occur. The incentive units do not have an expiration date.

The Company utilizes an independent valuation company to estimate the fair value of the incentive units granted on an annual basis. At December 31, 2023 and 2022, the estimated weighted average fair value of the incentive units was $0.51 and $0.35, respectively. The Company will recognize the associated costs across the vesting periods using the straight-line method. The Company uses the Black-Scholes pricing model to value the incentive units, which is considered to be a Level 3 fair value measurement. The weighted-average assumptions used in determining the value of incentive units are as follows:

	Years Ended December 31,
Valuation assumptions	2023	2022
Weighted Average Expected volatility	81.95%	82.10%
Expected dividends	—	—
Risk-free interest rate	3.89% – 4.01%	4.01%
Expected term of incentive unit	4 – 5 Years	5 Years

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 15. EQUITY-BASED COMPENSATION (cont.)

The following table summarizes the activity related to the Incentive Units as of December 31, 2023 and 2022, and changes during the years then ended:

(Intrinsic value in thousands(1))	Units	Weighted Average Distribution Threshold	Intrinsic Value
Outstanding at December 31, 2021	28,227,032	$0.73	$3,565
Grants	7,855,000	2.12
Forfeitures	(165,000)	1.73
Outstanding at December 31, 2022	35,917,032	1.11	$20,516
Grants	6,672,618	1.79
Cancellations due to modification	(4,700,000)	3.27
New awards due to modification	4,700,000	1.73
Forfeitures	(318,335)	1.73
Outstanding at December 31, 2023	42,271,315	$1.04	$7,753
Vested or expected to vest at December 31, 2023	42,271,315	$1.04	$7,753

____________

(1)      The distribution threshold amount refers to the value that would need to be exceeded before the holder would receive any consideration upon a liquidation event. The intrinsic value is calculated based upon the fair value of the incentive units as of the reported date.

Vesting Period of Incentive Units

The Company may utilize different vesting periods which generally range between one year and three years, depending on the specifics of the grant. If there is a change in control, unless otherwise expressly provided in the participant’s award agreement, the units will become 100% vested and any restrictions and limitations applicable to the participant’s incentive units shall lapse and such incentive units shall become fully transferable.

If any of the units are forfeited prior to vesting, the Company will reverse the associated compensation cost during the period in which the forfeiture occurs.

Conversion of Incentive Units

Upon a qualified equity offering or a reorganization, each incentive unit may be converted, effective immediately prior to the qualified equity offering or reorganization, as applicable, into Company Class A Common Units, determined by reference to the liquidating value of the incentive unit relative to the liquidating value of a Class A Common Unit, as defined in the associated agreements.

Incentive Unit and Class A Common Unit Compensation Expense

The following table summarizes compensation expense related to the Company’s equity based compensation:

	Years Ended December 31,
(In thousands)	2023	2022
Incentive units	$1,167	$1,604
Class A common units	207	18
Total	$1,374	$1,622

On March 25, 2023, the Company settled ongoing litigation with a former executive. The terms of the settlement provided issuance of 3,402,618 fully vested Incentive Units at a distribution threshold of $0.6165, with an estimated fair value of $2.1 million recorded as legal expense during the years ended December 31, 2023 and 2022. The Incentive Unit obligations were fully satisfied in the second quarter of 2023 and recorded in the Company’s additional paid in capital.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 15. EQUITY-BASED COMPENSATION (cont.)

The Class A common units expense relate to issuance of Class A common units as part of the Company’s CEO’s employment agreement (See Note 14 Members’ Equity for further information).

Total unrecognized compensation expense related to incentive units was $1.82 million and $1.67 million as of December 31, 2023 and 2022, respectively, which is expected to be recognized over 1.3 years and 2.5 years, respectively.

NOTE 16. GOVERNMENT GRANTS

Because there is no specific guidance under U.S. GAAP that addresses the recognition and measurement of government assistance received by non-government entities, the Company accounts for government assistance by analogy to IAS 20, Accounting for Government Grants. The guidance within IAS 20 allows for companies to choose between two options for how the associated profit or loss relating to the deferred income over the life of an underlying asset will be presented for grants related to assets. The Company has elected to account for these grants through profit and loss over the depreciable life of the asset. The guidance within IAS 20 also allows for companies to have two choices of accounting for grants related to income. The Company has elected to report this category of grants as a reduction to the related expense.

Tax Incremental Financing

On June 6, 2022, the Company executed a Tax Increment Financing Agreement (the “TIF Agreement”) with the Stillwater Economic Development Authority (the “Authority”), a public trust having as its beneficiary the City of Stillwater, Oklahoma (the “City”), whereby the Authority will provide upfront development financing assistance to the Company of up to $7.0 million for the development of the Stillwater Facility (the “Upfront Assistance”). Additionally, entry into the TIF Agreement made USARE eligible to receive a manufacturing and research and development ad valorem tax exemption for a period of five years and thereafter requires the Authority to disburse to the Company 90% of the incremental ad valorem taxes generated by the ad valorem taxes assessed against the Stillwater Facility and paid by the Company. Under the terms of the TIF agreement, among other things, the Company is required to complete the Stillwater Facility and in doing so to make an investment of approximately $140 million and to employ a specified number of employees at specified levels of median compensation at various stages of the development. Subject to agreed extensions, USARE is also required to commence certain phases of the development of the Stillwater Facility by no later than March 31, 2026 and complete that advanced development by no later than June 30, 2027. Should the Company default on its obligations under the Stillwater Redevelopment Agreement, the Authority may terminate the agreement and make demand for immediate repayment in full of the Upfront Assistance.

As of December 31, 2023, the Company recorded $7.0 million of deferred grant income related to cash received to date as part of the TIF Agreement, all of which is noncurrent as a component of Deferred Grants. During the years ended December 31, 2023, and 2022, the Company did not recognize any of the deferred grant income amounts in profit or loss related to the TIF Agreement as the associated long-lived asset has not yet been placed into service. Real and personal ad valorem taxes were not material at $0.1 million for the year ended December 31, 2022. The Company applied and received approval for the ad valorem tax exemption for the year ending December 31, 2023. As such, the Company did not incur any real and personal ad valorem taxes for fiscal year ending December 31, 2023.

Governor’s Fund

On April 15, 2022, the Company entered into an agreement with the Oklahoma Department of Commerce to receive a $1.2 million award to be used for the renovation of an existing building at the Stillwater Facility (the “Governor’s Fund Agreement”), to be paid in $0.6 million increments when the Company had cumulatively spent $1.0 million and $2.0 million, respectively, in qualifying costs related to developing the Stillwater Facility by March 31, 2023, and May 31, 2023, respectively. Per the terms of the Governor’s Fund Agreement, the award is subject to repayment if the Company does not comply with certain investment requirements and employee headcount and compensation standards.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 16. GOVERNMENT GRANTS (cont.)

As of December 31, 2023, the Company incurred qualifying costs that exceeded the cumulative $2.0 million threshold specified in the contract. The total award of $1.2 million was requested and received by the Company on April 6, 2023 and was recorded as deferred grant income at the time, which will be recognized over the useful life of the related assets once placed in service.

Jobs Program

In 2022, the Company was accepted for the Oklahoma Quality Jobs Program (“Jobs Program”), an incentive that provides qualifying companies quarterly cash rebates of up to 5% of the wages paid for new direct jobs created by the Company for a period of up to 10 years, with a maximum payout of approximately $2.8 million, subject to the Company fulfilling certain obligations pursuant to an agreement between USA Rare Earth Magnets, LLC and the State of Oklahoma, dated December 19, 2022 (the “Jobs Program Agreement”), including that the Company must meet or exceed applicable payroll and employee headcount requirements and that the Company maintain operations in Oklahoma for a specified period. To date USARE has not become eligible to make any claims under the Jobs Program; the terms of the Jobs Program Agreement require that the first claim be made on or prior to January 1, 2026.

As of and for the year ended December 31, 2023, the Company had not yet recognized any reductions in payroll expenses related to the Jobs Program as a claim is not yet eligible to be filed.

NOTE 17. GENERAL AND ADMINISTRATIVE

General and administrative comprised the following (in thousands):

	As of December 31,
	2023	2022
Professional fees	$2,721	$1,940
Legal expense	1,672	3,229
Technology, software and cybersecurity	329	466
Facilities	1,315	771
Insurance	1,049	829
Travel	727	479
Other general and administration	885	1,032
Total General and Administrative	$8,698	$8,746

NOTE 18. SEGMENT REPORTING

The Company operates in a single reportable operating segment; that segment being the vertically integrated, domestic rare earth element magnet production supply chain. The Company’s Board of Managers, who are the chief operating decision makers, review financial information on an aggregate basis for evaluating financial performance. All the Company’s long-lived assets are located in the United States.

NOTE 19. RELATED PARTY TRANSACTIONS

Consultant

USARE engaged Dan Gorski as a consultant to provide project management services for RTMD through February 2023. Mr. Gorski’s compensation for such services was $10 thousand per month. Mr. Gorski was previously the Chief Executive Officer of TMRC. During each of the years ended December 31, 2023 and 2022, the Company paid Mr. Gorski $20 thousand and $0.1 million, respectively.

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 19. RELATED PARTY TRANSACTIONS (cont.)

Members

As of December 31, 2023 and 2022, directly and indirectly through controlled entities, Stewart Kleiner owned and controlled Class A common units equal to 8.9% and 9.7% of the total outstanding common and convertible preferred units, respectively. On May 10, 2019, the Company entered into an agreement with Mr. Kleiner whereby Mr. Kleiner will provide financing and business advice and will receive Class A Common Units of the Company upon the earlier of completion of a preliminary feasibility study on the Round Top Mountain Project or upon commencement of a capital raise in conjunction with an initial public offering. The payment of the units is guaranteed by units from The Critical Minerals Trust (entity controlled by Mr. Gutnick) in the event of a dispute between the Company and Mr. Kleiner. As of December 31, 2023, The Critical Minerals Trust owns 65,265,773 Class A Common Units and 2,952,062 Class C-1 Convertible Preferred Units, or 23.4% of the total outstanding common and convertible preferred units. As of December 31, 2022, The Critical Minerals Trust owned 67,506,506 Class A Common Units or 25.2% of the total outstanding common and convertible preferred units. Mr. Gutnick is a member of the Company’s Board. The Company considers the completion of the preliminary feasibility study probable and has therefore recognized the costs of this equity-based award based on its estimated fair value as determined for Class A Common Units using the Black-Scholes model and relevant assumptions described in Note 14. Members’ Equity for the Company’s incentive units.

As of December 31, 2023, directly and indirectly through controlled entities, Tready Smith controlled 43,690,845 Class C Convertible Preferred Units, 2,952,062 Class C-1 Convertible Preferred Units, and 2,750,741 Class B Common Units or 16.9% of the total outstanding units. As of December 31, 2022, directly and indirectly through controlled entities, Tready Smith controlled 40,989,922 Class C Convertible Preferred Units and 2,750,741 Class B Common Units or 16.3% of the total outstanding units. Tready Smith is a member of the Company’s Board and the Founder and CEO of Bayshore Capital Advisors, LLC (“Bayshore”). Thayer Smith is the Company’s former President and the current Operating Partner of Bayshore and spouse of Tready Smith.

On December 1, 2022, the Company executed an agreement with the Company’s former President, Thayer Smith, for the purpose of providing compensation to Thayer Smith for his services in his role as President of the Company during 2021 and 2022. The agreement included the following terms:

•        Mr. Smith’s last day of engagement with the Company would be December 31, 2022.

•        Bayshore Capital Holdings Group (“BCHG”) would be paid $0.8 million in January 2023, which the Company paid in full in 2023, and an additional $0.8 million on the successful closing of a Series D fundraising round of greater than $50.0 million, or if a Series D fundraising round occurred of $50.0 million or less, then on the next subsequent fundraising round.

•        BCHG would be granted 1,250,000 incentive units with a threshold of $1.7302, granted on November 18, 2022, and fully vested as of December 14, 2022.

NOTE 20. SUBSEQUENT EVENTS

In accordance with ASC 855, — Subsequent Events, the Company has evaluated events or transactions occurring subsequent to December 31, 2023, the balance sheet date, through the date the consolidated financial statements were available to be issued on November 7, 2024, and determined there were no additional events or transactions which would impact these consolidated financial statements other than those disclosed below:

Conversion to C Corporation Classification

On February 12, 2024, the Company filed IRS Form 8832 (Entity Classification Election or “CTB Election”) to be classified as a corporation for federal tax purposes effective February 12, 2024 (the “Conversion”). Effective as of February 11, 2024, pursuant to the LLCA Amendment, the holders of the Units will hold the same class of equity

USA Rare Earth, LLC
Notes to the Consolidated Financial Statements

NOTE 20. SUBSEQUENT EVENTS (cont.)

(Class A, Class B, Class C, Class C-1 Units, and Incentive Units) or other securities (i.e., Class B and Class C Warrants) in the corporation. All holders of Units will be deemed to have received stock in the corporation with substantially similar terms to the Units of the corporation. Company management believes that USA Rare Earth, LLC’s previous pass-through tax structure (i.e., Classification as a partnership for federal income tax purposes) has historically limited the Company’s investor base due to significant complexities related to the tax reporting and compliance obligations of investing in a pass-through structure.

The Conversion is intended to simplify the tax organizational structure of the Company and expand the investor base. Company management also believes the elimination of the complexities of Schedule K-1 reporting will significantly reduce the administrative burden, complexity and cost of the tax reporting and compliance obligations of the Company and the holders of USA Rare Earth, LLC’s units.

As a result of this conversion, the Company recorded deferred tax assets of approximately $1.5 million. However, realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance.

Settlement Agreement

In February 2024, the Company entered into the Financial Advisor Settlement, which includes cash payments to be completed by December 2024, and the option to exercise Convertible Preferred Class B and Class C warrants within 5 years from the date of delivery.

Class A Common Units Issuance

The Company’s former CEO’s employment agreement was terminated effective March 16, 2024, and as part of the separation agreement, all unvested Class A Common Units were forfeited.

Merger Agreement

On August 21, 2024, the Company entered into a merger agreement (the “Merger Agreement”) with Inflection Point Acquisition Corp. II (“IPXX”), a special purpose acquisition company and IPXX Merger Sub (“Merger Sub”), a Delaware limited liability company and a direct wholly owned subsidiary of IPXX. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company with the Company continuing as the surviving company (the “Merger”). In connection with the closing of the Merger, IPXX will change its name to “USA Rare Earth, Inc”. Under the terms of the Merger Agreement, the Company’s existing equity holders will convert 100% of their equity ownership stakes into the combined company and are expected to own approximately 84% (excluding the affiliates of IPXX) of the post-combination company upon consummation of the Merger, excluding any IPXX investors who do not choose to redeem their shares. The Merger is expected to close in the first quarter of 2025, subject to the receipt of the required approvals by IPXXs shareholders and fulfilment of other customary closing conditions.

In connection with the transactions contemplated by the Merger Agreement, the Company and certain accredited investors, including certain funds related to IPXX entered into Securities Purchase Agreements to purchase (i) USARE Class A Convertible Preferred Units and (ii) USARE Class A Preferred Investor Warrants for an aggregate purchase price of $25.5 million.

USA Rare Earth, LLC
Condensed Consolidated Balance Sheets
(in thousands, except shares/units)

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$22,988	$13,199
Prepaid expenses and other current assets	533	437
Total Current Assets	23,521	13,636

Non-current Assets:
Equity investments, at fair value	405	40
Property, plant and equipment, net	23,486	23,679
Mineral interests, at cost	17,125	16,901
Lease right-of-use assets	55	489
Equipment deposits	4,676	2,506
Deferred offering costs	3,286	—
Other non-current assets	53	134
Total Non-current Assets	49,086	43,749
Total Assets	$72,607	$57,385

LIABILITIES AND SHAREHOLDERS’/MEMBERS’ EQUITY
Current Liabilities:
Accounts payable	$1,329	$385
Accrued liabilities	2,546	4,759
Notes payable	770	—
Derivative liability	420	—
Lease liability, current	51	452
Total Current Liabilities	5,116	5,596

Non-current Liabilities:
Lease liability, non-current	—	21
Derivative liability	—	420
Notes payable, non-current	—	620
Deferred grants	8,200	8,200
Other liabilities	—	44
Total Non-current Liabilities	8,200	9,305
Total Liabilities	13,316	14,901

Commitments and contingencies (Note 9)

Mezzanine Equity:
Class A-2 Convertible preferred shares/units, no par value, 25,000,000 authorized, 1,465,359 and nil authorized and outstanding as of September 30, 2024 and December 31, 2023, respectively	11,645	—
Subscription receivable	(967)	—

USA Rare Earth, LLC
Condensed Consolidated Balance Sheets — (Continued)
(in thousands, except shares/units)

	September 30, 2024	December 31, 2023
	(Unaudited)
Shareholders’/Members’ Equity:
Class A Common, no par value, 500,000,000 authorized; 206,520,542 shares/units outstanding as of September 30, 2024 and December 31, 2023	3,704	3,704
Class B Common, no par value, 500,000,000 authorized; 20,778,672 shares/units outstanding as of September 30, 2024 and December 31, 2023	3,189	3,189
Class A-1 Convertible preferred shares/units, no par value, 25,000,000 authorized, 1,192,157 and nil authorized and outstanding as of September 30, 2024 and December 30, 2023, respectively	9,240	—
Class C Convertible preferred shares/units, no par value, 57,286,730 and 54,592,019 authorized and outstanding as of September 30, 2024 and December 31, 2023, respectively	77,141	73,079
Class C-1 Convertible preferred shares/units, no par value, 30,000,000 authorized, 8,349,520 and 7,861,086 outstanding as of September 30, 2024 and December 31, 2023, respectively	14,140	13,404
Additional paid-in-capital	4,818	—
Subscription receivable	(283)	—
Accumulated deficit	(66,075)	(54,223)
Non-controlling interests	2,739	3,331
Total Shareholders’/Members’ Equity	48,613	42,484
Total Liabilities and Shareholders’/Members’ Equity	$72,607	$57,385

The accompanying notes are an integral part of these consolidated financial statements.

USA Rare Earth, LLC
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except shares/units)

	For the Nine Months Ended September 30,
	2024	2023
	(Unaudited)
Operating Costs and Expenses
General and administrative	$3,781	$7,111
Mining exploration, development and other	965	1,063
Depreciation	229	140
Other employee compensation	4,300	8,392
Equity-based compensation	192	1,063
Research and development	201	1,071
Total Operating Costs and Expenses	9,668	18,840

Operating Loss	(9,668)	(18,840)

Other Income and Expense
Other income, net	2	—
Investment income	171	195
Interest expense, net	(369)	(9)
Gain (loss) on equity investments	365	(628)
Gain on fair market value of convertible debt	—	17,080
Total Other Income and Expense	169	16,638

Net Loss	(9,499)	(2,202)
Net Loss Attributable to Non-controlling Interest	(561)	(746)

Net Loss Attributable to USARE Shareholders/Members	$(8,938)	$(1,456)
Weighted average shares/units outstanding, Class A Common	206,520,542	194,822,473
Basic and diluted net loss per common share/unit, Class A	$(0.06)	$(0.03)
Weighted average shares/units outstanding, Class B Common	20,778,672	20,778,672
Basic and diluted net loss per common share/unit, Class B	$(0.06)	$(0.03)

The accompanying notes are an integral part of these consolidated financial statements.

USA Rare Earth, LLC
Condensed Consolidated Statement of Mezzanine Equity (Unaudited)
(in thousands, except shares/units)

	Class A-2 Preferred		Subscription Receivable	Total
	Shares/Units	Amount
BALANCE AS OF DECEMBER 31, 2023	—	$—	$—	$—
Class A-2 Convertible Preferred Shares/Units and warrant Issuance, net of offering costs	1,446,078	11,415	(967)	10,448
Class A-2 Convertible Preferred dividends	19,281	230	—	230
BALANCE AS OF SEPTEMBER 30, 2024	1,465,359	$11,645	$(967)	$10,678

The accompanying notes are an integral part of these consolidated financial statements.

USA Rare Earth, LLC
Condensed Consolidated Statements of Shareholders’/Members’ Equity (Unaudited)
(in thousands, except shares/units)

	Class A Common		Class B Common		Class A-1 Convertible Preferred		Class C Convertible Preferred		Class C-1 Convertible Preferred		Additional Paid-In- Capital	Subscription Receivable	Accumulated Deficit	Non- controlling Interest	Total Shareholders’/ Members’ Equity
	Shares/Units	Amount	Shares/Units	Amount	Shares/Units	Amount	Shares/Units	Amount	Shares/Units	Amount
BALANCE AS OF DECEMBER 31, 2023	206,520,542	$3,704	20,778,672	$3,189	—	$—	54,592,019	$73,079	7,861,086	$13,404	$—	$—	$(54,223)	$3,331	$42,484
Equity-based compensation	—	—	—	—	—	—	—	—	—	—	192	—	—	—	192
Class A-1 Convertible Preferred Unit and warrant Issuance, net of offering costs	—	—	—	—	1,176,471	9,052	—	—	—	—	6,283	(283)	—	—	15,052
Class A-1 and A-2 Convertible Preferred dividends	—	—	—	—	15,686	188	—	—	—	—	(418)	—	—	—	(230)
Class C and C-1 Convertible Preferred dividends	—	—	—	—	—	—	2,694,711	4,062	488,434	736	(1,853)	—	(2,945)	—	—
Issuance of warrants	—	—	—	—	—	—	—	—	—	—	614	—	—	—	614
Dilution of Non-controlling interest	—	—	—	—	—	—	—	—	—	—	—	—	31	(31)	—
Net Loss	—	—	—	—	—	—	—	—	—	—	—	—	(8,938)	(561)	(9,499)
BALANCE AS OF SEPTEMBER 30, 2024	206,520,542	$3,704	20,778,672	$3,189	1,192,157	$9,240	57,286,730	$77,141	8,349,520	$14,140	$4,818	$(283)	$(66,075)	$2,739	$48,613

USA Rare Earth, LLC
Condensed Consolidated Statements of Shareholders’/Members’ Equity (Unaudited) — (Continued)
(in thousands, except shares/units)

	Class A Common		Class B Common		Class C Convertible Preferred		Class C-1 Convertible Preferred		Additional Paid-In- Capital	Accumulated Deficit	Non- controlling Interest	Total Shareholders’/ Members’ Equity
	Shares/Units	Amount	Shares/Units	Amount	Shares/Units	Amount	Shares/Units	Amount
BALANCE AS OF DECEMBER 31, 2022	194,822,473	$312	20,778,672	$3,189	51,245,587	$68,610	—	$—	$—	$(44,635)	$4,569	$32,045
Equity-based compensation	—	—	—	—	—	—	—	—	1,063	—	—	1,063
Class C and C-1 Convertible Preferred dividends	—	—	—	—	2,477,526	3,964	23,252	39	(3,124)	(879)	—	—
Issuance of Incentive Units	—	—	—	—	—	—	—		2,061	—	—	2,061
Class C-1 Preferred Unit Issuance, net of offering costs	—	—	—	—	—	—	3,663,086	6,275	—	—	—	6,275
Legal settlement with Financial Advisor	—	—	—	—	—	(147)	—	—	—	—	—	(147)
Lease accounting change cumulative adjustment	—	—	—	—	—	—	—	—	—	39	—	39
Dilution of Non-controlling interest	—	—	—	—	—	—	—	—	—	42	(42)	—
Net Loss	—	—	—	—	—	—	—	—	—	(1,456)	(746)	(2,202)
BALANCE AS OF SEPTEMBER 30, 2023	194,822,473	$312	20,778,672	$3,189	53,723,113	$72,427	3,686,338	$6,314	$—	$(46,889)	$3,781	$39,134

The accompanying notes are an integral part of these consolidated financial statements.

USA Rare Earth, LLC
Condensed Consolidated Statements of Cash Flows
(in thousands)

	For the Nine Months Ended September 30,
	2024	2023
	(Unaudited)
Cash Flows From Operating Activities:
Net loss	$(9,499)	$(2,202)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	229	140
Amortization of right-of-use assets	128	319
Amortization on discount on other liability	149	26
Equity-based compensation	192	1,063
(Gain) loss on equity investments	(365)	628
Loss on sale of property and equipment	39	—
Gain on fair market value of convertible debt	—	(17,080)
Changes in assets and liabilities:
Prepaid and other current assets	(63)	(206)
Other assets	(24)	(231)
Accounts payable	944	(1,923)
Accrued liabilities	(1,175)	(3,008)
Deferred grants	—	4,826
Lease liabilities	(117)	(325)
Other liabilities	75	18
Net Cash Used in Operating Activities	(9,487)	(17,955)

Cash Flows From Investing Activities:
Equipment deposits	(2,170)	(2,396)
Purchase of mineral interests	(213)	(147)
Purchase of property, plant and equipment	(86)	(3,132)
Cash Flows Used in Investing Activities	(2,469)	(5,675)

Cash Flows From Financing Activities:
Proceeds from issuance of A-1 Preferred shares/units	12,000	—
Proceeds from issuance of A-2 Preferred shares/units	13,500	—
Proceeds from issuance of other debt	—	1,000
Proceeds from issuance of Class C-1 Convertible Preferred shares/units	—	6,337
Payment of issuance costs of Class C-1 Convertible Preferred shares/units	(541)	(62)
Payment of securities issuance fees	(3,214)	—
Net Provided by Financing Activities	21,745	7,275
Net increase (decrease) in cash	9,789	(16,355)
Cash and cash equivalents, Beginning of Year	13,199	26,971
Cash and cash equivalents, End of Period	$22,988	$10,616

Supplemental Disclosure of Noncash Investing and Financing Activities:
Class C and C-1 convertible preferred stock and warrant dividends	$4,842	$4,003
Class A-1 and A-2 convertible preferred stock and warrant dividends	438	—

The accompanying notes are an integral part of these consolidated financial statements.

USA Rare Earth, LLC
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

NOTE 1. ORGANIZATION

USA Rare Earth, LLC (the “Company” or “USARE”) is a privately held company organized in 2019 under the laws of the State of Delaware. The Company’s mission is to establish a vertically integrated, domestic rare earth magnet supply chain that supports the future state of energy, mobility, and national security in the United States. USARE is developing a NdFeB magnet manufacturing plant in the United States, and establishing domestic rare earth and critical minerals supply, extraction, and processing capabilities to both supply its manufacturing plant and market surplus materials to third parties. Rare earth magnets are critical to various business sectors and industries, including the defense, automotive, aviation, industrial, medical and consumer electronics industries. USARE’s vertically integrated approach — from sourcing rare earth elements to producing finished NdFeB magnets — assists in strengthening the United States’ control over critical supply chains such as the supply of rare earth minerals and magnets and thus reduce domestic reliance on foreign, particularly Chinese, imports. The Company’s focus on developing domestic rare earth production aligns with national priorities, offering the future potential of a sustainable and secure domestic supply of materials critical to key industries.

On May 17, 2021, the Company completed the acquisition of 80% of the equity interests of Round Top Mountain Development LLC (“RTMD”) pursuant to a contribution agreement with the Company, Texas Mineral Resource Corp. (“TMRC”) and RTMD whereby TMRC and the Company contributed their respective rights and interests in and to Round Top to RTMD. Concurrently, the Company, TMRC, and RTMD entered into a limited liability company agreement of RTMD which documented the governance of RTMD. This acquisition resulted in the consolidation of RTMD, which is a variable interest entity (“VIE”), and the recording of a non-controlling interest for the remaining 20%. See Note 7 for further details.

These consolidated financial statements refer to the mining operations of the Company, conducted through RTMD, at Round Top Mountain in Texas (“Round Top”) and the Company’s research and development facility in Colorado as the “Round Top Project”. RTMD has mining rights in Texas and is developing processing technology for the rare earth minerals which are to be mined in Texas.

On February 12, 2024, the Company filed IRS Form 8832 (Entity Classification Election or “CTB Election”) to be classified as a corporation for federal tax purposes effective February 12, 2024 (the “Conversion”). The Conversion is intended to simplify the tax organizational structure of the Company and expand the investor base. Company Management also believes the elimination of the complexities of Schedule K-1 reporting will significantly reduce the administrative burden, complexity and cost of the tax reporting and compliance obligations of the Company and the holders of USA Rare Earth, LLC’s shares/units.

On August 21, 2024, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Inflection Point Acquisition Corp. II (“IPXX”), a special purpose acquisition company and IPXX Merger Sub (“Merger Sub”), a Delaware limited liability company and a direct wholly owned subsidiary of IPXX. Pursuant to the Business Combination Agreement, Merger Sub will merge with and into the Company with the Company continuing as the surviving company (the “Merger”). In connection with the closing of the Merger, IPXX will change its name to “USA Rare Earth, Inc”. Under the terms of the Business Combination Agreement, the Company’s existing equity holders will convert 100% of their equity ownership stakes into the combined company and are expected to own approximately 84% (excluding the affiliates of IPXX) of the post-combination company upon consummation of the Merger, excluding any IPXX investors who do not choose to redeem their shares. The Merger is expected to close in the first quarter of 2025, subject to the receipt of the required approvals by IPXX shareholders and fulfilment of other customary closing conditions.

In connection with the transactions contemplated by the Business Combination Agreement, the Company and certain accredited investors, including certain funds related to IPXX entered into Securities Purchase Agreements to purchase (i) USARE Class A Convertible Preferred Shares/Units and (ii) USARE Class A Preferred Investor Warrants for gross cash proceeds of $25.5 million and a subscription receivable of $1.25 million.

USA Rare Earth, LLC
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

NOTE 1. ORGANIZATION (cont.)

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with United States Generally Accepted Accounting Principles (“U.S. GAAP”), which contemplates continuation of the Company as a going concern and the continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. The Company has generated no revenues since inception, continues to incur losses from operations, and has an accumulated deficit. For the nine months ended September 30, 2024 and 2023, the Company had a net loss of $9.5 million and $2.2 million, respectively. For the nine months ended September 30, 2024 and 2023, the Company used $9.5 million and $18.0 million cash in operating activities, respectively. These conditions raise substantial doubt about the Company’s ability to fund its operations and execute its business plan through one year after the date the consolidated financial statements are issued.

The Company expects that its cash and cash equivalents as of September 30, 2024 of $23.0 million will not be sufficient to implement its strategic business plan. The Company will need to raise substantial additional funds in the future to complete its strategic plans, which include capital investments related to the Phase 1 magnet plant. Based on its available cash resources and current business plan, there is substantial doubt regarding the Company’s ability to continue as a going concern for the twelve months following the issuance of these consolidated financial statements.

The Company’s ability to continue as a going concern is dependent upon its ability to raise capital to implement the business plan, generate sufficient revenues, and to control operating expenses. The Company expects to raise additional capital through the issuance of debt and/or equity. However, there is no guarantee that any of these strategic or financing opportunities will be executed or realized on favorable terms, if at all. As a result, the Company has concluded that management’s plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the issuance of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might be necessary if the Company were unable to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying interim unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information and on a basis consistent with the annual consolidated financial statements and include all adjustments necessary for the presentation of the Company’s condensed consolidated financial position, results of operations and cash flows for the periods presented.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and VIEs for which it is the primary beneficiary. These financial statements have been prepared on a basis that assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. All intercompany transactions and balances have been eliminated in consolidation. The December 31, 2023 condensed consolidated balance sheet was derived from the audited financial statements but does not include all disclosures required by U.S. GAAP. These interim financial results are not necessarily indicative of the results to be expected for the year ending December 31, 2024, or for any other future annual or interim period. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s 2023 annual audited consolidated financial statements and the related notes thereto.

USA Rare Earth, LLC
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. The amounts that involve significant estimates include our equity-based compensation, asset and liability valuations, certain equity issuances and other fair value estimates reported.

Risks and Uncertainties

The Company operates in two related industries, magnet technology and mining, both of which are subject to intense competition, development risk, and changes in U.S. governmental policies related to green energy, defense spending and dependence on foreign suppliers. The Company’s operations are subject to significant risk and uncertainties including financial and operational risks, as well as the potential risk of business failure.

The magnet technology industry is still in its infancy in the U.S., and thus the technology, processes, and capabilities are still being developed. The magnet facility requires substantial capital commitment to complete and there may be unanticipated costs or delays associated with the construction. The Company’s plans for producing magnets are based on certain estimates and assumptions made about the business over the next few years, including the ability to obtain the equipment and materials needed to produce magnets on a timely basis from third party vendors. Some of the equipment and materials may be difficult to obtain and there can be no assurance that such equipment and materials will be procured on time or not be delayed due to circumstances beyond the Company’s control. Due to rapidly rising demand, there is also a risk that substitute products will become available and reduce the need for the type of high-performance magnet currently in use.

USARE has not yet established that Round Top contains any commercially exploitable quantities of proven and probable mineral reserves, nor can there be any assurance that USARE will be able to do so. Even if the Company does eventually establish commercially exploitable quantities of mineral reserves, there can be no assurance that Round Top can be developed into a producing mine or that the Company can extract those minerals economically. Both mineral exploration and development involve a high degree of risk, and few properties which are explored are ultimately developed into producing mines. The commercial viability of an established mineral deposit will depend on several factors including the size, grade, and other attributes of the mineral deposit, as well as proximity of the deposit to infrastructure, government regulation, market prices, and so on. Most of these factors will be beyond the Company’s control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

Cash and cash equivalents

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash deposits. The Company considers cash equivalents to be highly liquid investments, including U.S. treasury and agency securities, purchased with original maturities of three months or less. The Company maintains its cash in institutions insured by the Federal Deposit Insurance Corporation (“FDIC”). Management considers the risk of loss to be minimal.

Cash and cash equivalents consist of cash and liquid investments with an original maturity of three months or less. At September 30, 2024 and December 31, 2023, cash and cash equivalents consisted of $23.0 million and $13.2 million, respectively, of funds held in bank and investment accounts with financial institutions in the United States.

The Company continually monitors its cash positions with the financial institutions with which it invests. The Company maintains balances in various U.S. financial institutions in excess of U.S. federally insured limits.

USA Rare Earth, LLC
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Acquisitions

The Company evaluates each of its acquisitions under the accounting guidance framework to determine whether to treat an acquisition as an asset acquisition or a business combination. The Company accounts for a transaction as an asset acquisition when substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, or otherwise does not meet the definition of a business. For asset acquisitions, acquisition costs are capitalized as part of the purchase price and the purchase price is allocated to the assets acquired, with no recognition of goodwill. Acquisition related costs may include finder’s fees, advisory, legal, accounting, valuation and other professional or consulting fees directly related to completing the transaction. The fair value of the assets acquired and liabilities assumed is typically determined by using either estimates of replacement costs or discounted cash flow valuation methods. When determining the fair value of tangible assets acquired, the Company estimates the cost to replace the asset with a new asset taking into consideration such factors as age, condition, and the economic useful life of the asset.

In estimating discounted cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of undiscounted cash flows from other asset groups. The Company’s estimates of undiscounted cash flows are based on numerous assumptions, and it is possible that actual cash flows may differ significantly from estimates, as actual production, prices, costs, and closure costs are each subject to significant risks and uncertainties.

Mineral Interests and Evaluation and Exploration Costs

Mining property acquisition costs, including indirectly related acquisition costs, are capitalized when incurred. The cost of mining properties is included in mineral interests on the consolidated balance sheets. Acquisition costs include cash consideration and the fair market value of shares/units issued as consideration. Evaluation and exploration costs are expensed as incurred. When it is determined that a mining deposit can be economically and legally extracted or produced based on established proven and probable reserves under Item 1300 of Regulation S-K, development costs incurred after such determination will be considered for capitalization. The establishment of proven and probable reserves is based on results of feasibility studies, which indicate whether a property is economically feasible. The Company also capitalizes the cost for Value Beyond Proven and Probable (“VBPP”) reserves when it acquires the rights to mining properties. Upon commencement of commercial production, capitalized costs will be amortized over their estimated useful lives or units of production, whichever is a more reliable measure. Capitalized amounts relating to a property that is abandoned or otherwise considered uneconomic for the foreseeable future are written off.

The recoverability of the carrying values of mining properties is dependent upon economic reserves being discovered or developed on the properties. Development and/or start-up of a project will depend on, among other things, management’s ability to raise sufficient capital for these purposes.

The Company assesses the carrying value of mining properties for impairment whenever information or circumstances indicate the potential for impairment. This would include events and circumstances such as the inability to obtain all the necessary permits, changes in the legal status of mining properties, government actions, the results of exploration activities and technical evaluations, and changes in economic conditions, including the price of commodities or input prices. When impairment indicators are identified, a recoverability analysis is performed by comparing estimated future net cash flows with the carrying value and future obligations on an undiscounted basis. If it is determined that the estimated future undiscounted cash flows are less than the carrying value of the property, an impairment loss will be measured based on a discounted cash flow analysis. Where estimates of future net cash flows are not determinable and where other conditions indicate the potential for impairment, management uses available market information and/or third-party valuation experts to assess if the carrying value can be recovered and to estimate fair value.

USA Rare Earth, LLC
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Changes in Ownership Interest Without Loss of Control

Changes in a parent’s ownership interest that do not result in a change in control of the subsidiary that is a business are accounted for as equity transactions (i.e., no gain or loss is recognized in earnings) and are accounted for in accordance with Accounting Standards Codification (“ASC”) ASC 810, — Consolidation. The carrying amount of the non-controlling interest (“NCI”) is adjusted to reflect the change in the NCI’s ownership interest in the subsidiary. Any difference between the amount by which the NCI is adjusted and the fair value of the consideration received is attributed to shareholders’/members’ equity and recognized in additional paid-in capital (“APIC”).

Fair Value

U.S. GAAP defines fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and establishes a fair-value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

•        Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•        Level 2 — Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

•        Level 3 — Prices or valuation techniques requiring inputs that are both significant to the fair-value measurement and unobservable.

Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

See additional information in Note 3, “Fair Value Measurements”.

Long-Lived Assets

Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets of 3-15 years for lab equipment, 10-20 years for magnet plant equipment, and 20-30 years for buildings and land improvements. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the lease term.

The costs of normal maintenance, repairs, and minor replacements are expensed as incurred.

In accordance with ASC 360-10 — Impairment or Disposal of Long-Lived Assets, the Company periodically reviews the carrying value of its long-lived assets, such as property, plant and equipment, to test whether current events or circumstances indicate that such carrying value may not be recoverable. When evaluating assets for potential impairment, the Company compares the carrying value of the asset to its estimated undiscounted future cash flows. If an asset’s carrying value exceeds such estimated cash flows, the Company would record an impairment loss for the difference between the asset’s carrying amount and its fair value. The Company did not record impairment related to long-lived assets for the nine months ended September 30, 2024 and 2023.

USA Rare Earth, LLC
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Leases

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Operating lease liabilities and their corresponding right-of-use (“ROU”) assets are recorded based on the present value of lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes its incremental borrowing rate, which is the rate incurred to borrow, on a collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment. Certain adjustments to the ROU assets may be required for items such as initial direct costs paid or incentives received. Leases with a term of 12 months or less and/or a purchase option that is not expected to be exercised are not recorded on the consolidated balance sheets.

Effective June 30, 2023, the Company elected to change its method of accounting for lease and non-lease components. Previously, the Company elected the practical expedient upon adoption of ASC 842, — Leases to not separate non-lease components from lease components and instead account for each separate lease component and non-lease component associated with that lease component as a single lease component. The new method of accounting will allocate the consideration paid separately to lease and non-lease components. Under the new accounting policy, these non-lease component costs will be recorded as lease expense when paid rather than capitalized to the ROU asset and recognized over the lease term. The new accounting policy more accurately aligns the non-lease component costs with the period in which they were incurred. In accordance with ASC 250-10, — Accounting Changes and Error Corrections, the cumulative effect of the change in accounting policy was applied to the carrying amounts of assets and liabilities as of January 1, 2023, with an offsetting adjustment recorded to the opening balance of retained earnings of approximately $39 thousand.

The Company recognizes lease expense for its leases on a straight-line basis over the lease term. The Company recognizes variable lease payments in the period in which the obligation for those payments is incurred. Variable lease payments that depend on an index or a rate are initially measured using the index or rate at the commencement date.

Government Grants

Government grants are not recognized until there is reasonable assurance that the Company will comply with the conditions of the grant and the Company will receive the grant. The Company has grants related to assets, which are government grants for the purchase or construction of long-lived assets. The Company presents grants received related to long-lived assets as non-current deferred grants liability on the consolidated balance sheets and recognizes revenue through profit or loss over the useful life of the asset. See Note 15 for further details.

Common Stock Warrants

The Company accounts for common stock purchase warrants issued in connection with its equity offerings in accordance with the provisions of ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging.

The Company classifies as equity any warrants that (i) require physical share settlement or net-share settlement or (ii) give the Company a choice of net-cash settlement (physical share settlement or net-share settlement). The Company classifies as liabilities any warrants that (i) require net-cash settlement, (ii) give the counterparty a choice of net-cash physical settlement or net-share settlement. In accordance with ASC 815, the Company also classifies as liabilities any warrants for which the shares underlying the contract are subject to stockholder approval before the warrant can be exercised.

USA Rare Earth, LLC
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For warrants that are classified as liabilities, the Company records the fair value of the warrants upon issuance and at each balance sheet date with changes in the estimated fair value recorded as a non-cash gain or loss in the consolidated statements of operations. The fair values of these warrants are determined using the Black-Scholes option pricing model. These values are subject to a significant degree of management’s judgment. See Note 13, “Shareholders’/Members’ Equity”, subheading “Warrants” for additional information.

Amendments to warrant terms are recorded as a non-cash gain or loss on modification of common stock warrants. The gain or loss represents the decrease or increase in the fair value of the amended warrants when comparing the value immediately before and after amendment using the Black-Scholes option pricing model.

Equity-Based Compensation

The Company expenses equity-based compensation to employees and non-employees in accordance with ASC 718, Compensation — Stock Compensation. The fair value of stock-based compensation awards is measured at the date of grant and amortized over the requisite service period, which is generally the vesting period, with a corresponding increase in additional paid-in capital. The Company uses the Black-Scholes option valuation model to calculate the fair value of awards granted.

In the case of a share-based compensation award that is either cancelled or forfeited prior to vesting, the amortized expense associated with the unvested awards is reversed. The Company has elected to account for forfeitures as they occur. See Note 14, “Equity-Based Compensation” for further information regarding stock-based compensation expense and the assumptions used in estimating the expense.

Dividends

As the Company has an accumulated deficit, dividends are recorded as a reduction to APIC. Once APIC is reduced to zero, dividends are recorded against accumulated deficit.

Loss per Share/Unit

The following table sets forth the computation of the numerator for the loss per share attributable to common share/unit holders for the nine months ended September 30, 2024 and 2023 (dollars in thousands, except for basic and diluted net loss per share/unit):

	For the Nine months ended September 30,
	2024	2023
Net loss attributable to USARE Shareholders/Members	$(8,938)	$(1,456)
Declared dividends	(5,280)	(4,004)
Net loss allocable to USARE Shareholders/Members	$(14,218)	$(5,460)

The Company has two classes of common shares/units, which are referred to as Class A common and Class B common. Basic and diluted net loss per common share/unit is presented in conformity with the two-class method required for participating securities. Undistributed losses are allocated based on the contractual participation rights of holders of Class A and Class B. As the two classes of common shares/units share equally in the residual net assets, the undistributed losses are allocated on a proportionate basis. The potential common shares for outstanding warrants to acquire Class B common of 8,315,147 at September 30, 2024 and 2023 and for incentive shares/units of 39,316,166 and 42,047,983 at September 30, 2024 and 2023, respectively, were excluded from diluted earnings per share/unit

USA Rare Earth, LLC
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

because the inclusion would be anti-dilutive. As a result, diluted loss per share/unit is the same as basic loss per share/unit for the periods. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share/unit for each class of common stock:

	For the Nine Months Ended September 30,
	2024		2023
	Class A	Class B	Class A	Class B
Basic and diluted loss per share/unit Numerator:
Allocation of net loss allocable to USARE Shareholders/Members	$(12,924)	$(1,294)	$(4,936)	$(524)

Denominator:
Weighted average shares/units outstanding	206,520,542	20,778,672	194,822,473	20,778,672
Basic and diluted net loss per share/unit	$(0.06)	$(0.06)	$(0.03)	$(0.03)

Variable Interest Entities

We assess our investments and other significant relationships to determine whether we have a variable interest in any legal entities and whether or not those entities are VIEs. A VIE is an entity with insufficient equity at risk for the entity to finance its activities without additional subordinated financial support or in which equity investors lack the characteristics of a controlling financial interest. If an entity is determined to be a VIE, the Company evaluates whether it is the primary beneficiary. The primary beneficiary analysis is a qualitative analysis based on power and economics. We conclude that we are the primary beneficiary and consolidate the VIE if we have both (i) the power to direct the activities of the VIE that most significantly influence the VIE’s economic performance and (ii) the obligation to absorb losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE.

Recently Issued Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07 — Segment Reporting (Topic 280) — Improvements to Reportable Segment Disclosures (“ASU 2023-07”). The amendments in ASU 2023-07 improve reportable segment disclosure requirements, primarily through enhanced disclosures about segment expenses. The guidance is effective for annual and interim periods beginning after December 15, 2023 and is to be adopted retrospectively to all prior periods presented in the consolidated financial statements. The adoption of ASU 2023-07 did not have a material effect on our consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which is intended to enhance the transparency and decision usefulness of income tax disclosures. The amendments in this standard provide for enhanced income tax information primarily through changes to the rate reconciliation and income taxes paid. This ASU is effective for the Company prospectively to all annual periods beginning after December 15, 2024. The Company is currently evaluating the impact of this standard on its disclosures.

On March 6, 2024, the SEC adopted a new set of rules that require a wide range of climate-related disclosures, including material climate-related risks, information on any climate-related targets or goals that are material to the registrant’s business, results of operations or financial condition, Scope 1 and Scope 2 greenhouse gas emissions on a phased-in basis by certain larger registrants when those emissions are material and the filing of an attestation report covering the same, and disclosure of the financial statement effects of severe weather events and other natural conditions including costs and losses. Compliance dates under the final rule are phased in by registrant category.

USA Rare Earth, LLC
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Multiple lawsuits have been filed challenging the SEC’s new climate rules, which have been consolidated and will be heard in the U.S. Court of Appeals for the Eighth Circuit. On April 4, 2024, the SEC issued an order staying the final rules until judicial review is complete. The Company is currently evaluating the impact of the final rules on its disclosures.

In March 2024, the FASB issued ASU 2024-01, Compensation — Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards, which improves current GAAP by adding an illustrative example to demonstrate how an entity should apply the scope guidance to determine whether a profits interest award should be accounted for in accordance with Topic 718. The guidance is effective for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact on its consolidated financial statements.

Income Taxes

For the nine months ended September 30, 2023, the Company is treated as a flow-through entity for federal income tax purposes, and is not subject to federal income taxes with the exception of the subsidiary, USA Rare Earth Services, LLC, which elected to be treated as a C-Corp, effective January 1, 2022; therefore, no provision for federal income taxes has been provided in the accompanying financial statements for the nine months ended September 30, 2023, except for an immaterial amount for USA Rare Earth Services. The Company is not subject to state income taxes in most states in which it operates. In those states in which it is subject to income tax, the current year taxes are not material to the financials. The shareholders/members are responsible for federal and certain state income taxes on their respective share of the Company’s net income or loss.

In February 2024, the Company filed IRS Form 8832 (Entity Classification Election or “CTB Election”) to be classified as a corporation for federal tax purposes effective February 12, 2024 (the “Conversion”). As a result of this conversion, the Company recorded deferred tax assets of approximately $1.5 million. However, realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance as of September 30, 2024.

The Company reviews uncertain tax positions taken, or expected to be taken, in the course of preparing the Company’s tax returns to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority. Management of the Company is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, which include federal and certain states. The 2023 tax year is considered open. The Company has no examinations in progress, and none are expected at this time. As of September 30, 2024, management of the Company has reviewed the open tax years and major jurisdictions and concluded there is no tax liability, interest, or penalties resulting from unrecognized tax benefits relating to uncertain income tax positions taken, or expected to be taken, in future tax returns.

The Company accounts for income taxes under an asset-and-liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for tax and financial reporting purposes measured by applying enacted tax rates and laws that will be in effect when the differences are expected to reverse, net operating loss carryforwards and tax credits. Valuation allowances are provided when necessary to reduce net deferred tax assets to an amount that is more likely than not to be realized. The Company has provided a full valuation allowance against its net deferred tax assets as of September 30, 2024. In addition, and given the Company’s cumulative losses, no current income tax benefit has been recognized in the consolidated statements of operations. The Company’s policy is to include interest and penalties related to unrecognized tax benefits within the Company’s provision for income taxes.

USA Rare Earth, LLC
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

NOTE 3. FAIR VALUE MEASUREMENTS

The following tables present the Company’s financial instruments measured at fair value on a recurring basis as of September 30, 2024 and December 31, 2023 (in thousands):

	September 30, 2024
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$1,585	$—	$—	$1,585
Investments	405	—	—	405
Total assets, measured at fair value	$1,990	$—	$—	$1,990

Liabilities:
Derivative liability	$—	$—	$420	$420
Total liabilities, measured at fair value	$—	$—	$420	$420
	December 31, 2023
	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$11,080	$—	$—	$11,080
Investments	40		—	40
Total assets, measured at fair value	$11,120	$—	$—	$11,120

Liabilities:
Derivative liability	$—	$—	$420	$420
Total liabilities, measured at fair value	$—	$—	$420	$420

Money market funds are valued at cost, which approximates fair value. These amounts are included on the consolidated balance sheets in cash and cash equivalents at September 30, 2024 and December 31, 2023.

The balances of assets and liabilities categorized within Level 3 of the fair value hierarchy measured at fair value on a recurring basis are reconciled, as follows:

	Derivative liability	Total
Balance at December 31, 2023	$420	$420
Change in estimated fair value	—	—
Balance at September 30, 2024	$420	$420

NOTE 4. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following (in thousands):

	September 30, 2024	December 31, 2023
Prepaid insurance	$130	$251
Prepaid professional services	183	183
Prepaid other	220	3
Total prepaid expenses and other current assets	$533	$437

USA Rare Earth, LLC
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

NOTE 5. INVESTMENT IN SEARCH MINERALS, INC.

In February 2021, the Company purchased 9,000,000 shares of common stock of Search Minerals Inc. (“Search”) for a price of $0.07 CDN per share ($0.5 million USD). In August 2021, the Company exercised warrants for 4,500,000 shares at an exercise price of $0.10 CDN per share ($0.4 million USD). Search is a Canadian junior mining company with a deposit composition that complements the Company’s Round Top deposit.

The Company owned 13,500,000 shares of Search as of September 30, 2024 and December 31, 2023.

The Company currently owns less than 5% of the total outstanding shares in Search. As of September 30, 2024 and December 31, 2023, based on its publicly traded share price, the shares were worth $0.1 million and $40 thousand, respectively. For the nine months ended September 30, 2024 and 2023, a gain of $0.4 million and loss of $0.6 million, respectively is included in gain/(loss) on equity investments in the consolidated statements of operations.

The investment in Search is accounted for at fair value in accordance with ASC 321 — Investments — Equity Securities, because this is an equity investment with a readily determinable fair value since Search is a public company, which is a Level 1 fair value measurement.

NOTE 6. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net is comprised of the following (in thousands):

	September 30, 2024	December 31, 2023
Land	$707	$707
Land improvements	403	403
Construction in progress – Buildings	14,645	14,634
Construction in progress – Magnet plant equipment	8,044	7,970
Lab equipment	500	500
Leasehold improvements	346	372
Furniture and fixtures	—	107
Property, plant and equipment, gross	$24,645	$24,693
Less: Accumulated depreciation	(1,159)	(1,014)
Property, plant and equipment, net	$23,486	$23,679

Depreciation expense for the nine months ended September 30, 2024 and 2023 was $229 thousand and $140 thousand, respectively.

NOTE 7. VARIABLE INTEREST ENTITY

Round Top Mountain Development

On May 17, 2021, RTMD, the Company, and TMRC entered into a limited liability company agreement that governs the business and affairs of RTMD. On May 17, 2021, RTMD, the Company, and TMRC also entered into a contribution agreement, whereby USARE and TMRC contributed certain assets and assigned certain liabilities to RTMD and USARE acquired 80% of the equity interests of RTMD.

Effective June 26, 2023, RTMD, the Company and TMRC entered into an amended and restated limited liability company agreement of RTMD pursuant to which, in the event that TMRC does not fund its share of mandatory capital contributions called for by USARE as the manager of RTMD, USARE is obligated to cover the shortfall by making additional capital contributions to RTMD (or in the event that USARE does not fund, the capital call will be withdrawn). If USARE does fund the capital contribution, additional equity interests in RTMD will be issued to

USA Rare Earth, LLC
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

NOTE 7. VARIABLE INTEREST ENTITY (cont.)

USARE and TMRC will be proportionally diluted in accordance with the terms of the amended and restated limited liability company agreement. As of December 31, 2023 and September 30, 2024, TMRC’s interest in RTMD had been reduced to 19.5982% and 19.428%, respectively, as a result of failing to fund calls for mandatory cash contributions. See Note 2 for the Company’s accounting policy related to VIEs.

As of September 30, 2024, the Company’s ownership interest in RTMD is 80.572%.

The Company’s consolidated financial statements include assets and liabilities associated with RTMD. The following were recorded in the Company’s consolidated balance sheets (amounts in thousands):

	September 30, 2024	December 31, 2023
Cash and cash equivalents	$14	$1,233
Prepaid expenses and other current assets	191	205
Lease right-of-use asset	55	130
Mineral interests	17,125	16,901
Property, plant and equipment, net	287	371
Other assets	20	20
Consolidated assets	$17,692	$18,860

Accounts payable	$31	$128
Accrued liabilities	188	150
Lease liability	51	132
Consolidated liabilities	$270	$410

RTMD did not record depletion expense for the Mineral interests for the nine months ended September 30, 2024 and 2023.

RTMD’s creditors have no recourse against the Company for the RTMD consolidated liabilities included within the Company’s consolidated balance sheets as of September 30, 2024 and December 31, 2023.

Mineral Properties

The Company acquired two mineral rights leases along with an associated groundwater lease in Hudspeth County, Texas as part of the acquisition of RTMD. Mineral property acquisition costs, including acquired intangibles, licenses and lease payments, are capitalized. The net carrying value of the mineral rights were $17.1 million and $16.9 million as of September 30, 2024 and December 31, 2023, respectively.

Impairment losses are recorded on mineral interests when indicators of impairment are present and the carrying amount exceeds the associated estimated future undiscounted cash flows. As of September 30, 2024 and December 31, 2023, the Company had not recognized any impairment losses related to mineral interests held.

NOTE 8. ACCRUED LIABILITIES

A summary of the Company’s accrued liabilities (in thousands):

	September 30, 2024	December 31, 2023
Accrued other liabilities	$776	$1,859
Accrued legal liabilities	88	—
Accrued payroll	1,682	2,900
Total accrued liabilities	$2,546	$4,759

USA Rare Earth, LLC
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

NOTE 9. COMMITMENTS AND CONTINGENCIES

Potential Environmental Contingency

The Company’s exploration and development activities are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally have become more restrictive. The Company conducts its operations to protect public health and the environment and believes that its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations. The ultimate amount of reclamation and other future site-restoration costs to be incurred for existing mining interests is uncertain.

Litigation

From time to time, the Company may become subject to legal proceedings, claims or litigation arising in the ordinary course of business. In addition, the Company may receive notices alleging infringement of patents or other intellectual property rights. If an unfavorable outcome were to occur in litigation, the impact could be material to the Company’s business, financial condition, cash flow or results of operations, depending on the specific circumstances of the outcome. The Company accrues loss contingencies when it is both probable that the Company will incur the loss and when it can reasonably estimate the amount of the loss or range of loss.

On February 23, 2024, the Company entered into a confidential settlement agreement with a former financial advisor which includes cash payments to be completed by December 1, 2024 and the option to exercise Convertible Preferred Class B and Class C warrants within 5 years from the date of delivery. As a result, the Company recorded $1.2 million within accrued liabilities, and as of September 30, 2024, the remaining accrued balance was approximately $88 thousand.

In July 2022, a complaint was filed against the Company, which included a breach of contract claim. The Company is engaged in discovery with the potential for pending litigation in 2025. The Company believes this case to be without merit.

Transaction Bonuses

The Company has agreements with certain individuals and entities that would require a payment of cash in the event of a change in control transaction or qualifying equity financing, as defined by the applicable agreement. As of September 30, 2024, the Company has agreements in place regarding the potential payment of up to $4.1 million in cash and $0.2 million of restricted stock units related to transaction bonuses , if payment is triggered by the occurrence of any of the defined events. The Company has currently determined to pay up to $2.5 million of the transaction bonuses upon the consummation of the Merger pursuant to the applicable agreements. No amounts have been accrued for these transaction bonuses as of September 30, 2024 as the qualifying transaction has not been consummated. No amounts have been accrued for these transaction bonuses as of December 31, 2023, as they were not deemed to be probable.

Other

The Company is subject to various proceedings that relate to the ordinary course of its business. The Company believes that the resolution of these proceedings, individually or in the aggregate, will not have a material adverse impact upon the Company’s consolidated financial statements.

USA Rare Earth, LLC
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

NOTE 10. LEASES

The Company has operating leases for a regional office in Sierra Blanca, Texas, which expires May 1, 2025 and Wheat Ridge, Colorado, which expires March 31, 2025. Right-of-use assets and lease liabilities for operating leases were recorded in the balance sheets as follows (amounts in thousands):

	September 30 2024	December 31, 2023
Right-of-use asset, net	$55	$489

Lease liability, current	$51	$452
Lease liability, non-current	—	21
Total operating lease liabilities	$51	$473

Maturity analysis under the lease agreements for operating leases is as follows (in thousands):

As of September 30, 2024:	Operating Leases
2024 (three months remaining)	$28
2025	23
Thereafter	—
Total lease payments	51
Less current portion	(51)
Long-term lease obligations	$—

The following table presents certain information related to lease terms and discount rates:

	September 30, 2024	December 31, 2023
Weighted-average remaining lease term (in years)	0.53	1.14
Weighted-average discount rate	8.99%	7.56%

Operating lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the present value of lease payments, the Company used its incremental borrowing rate estimated at the date of each lease commencement.

Lease expense for operating leases recorded in the consolidated statements of operations included in operating costs and expenses and is based on the future minimum lease payments recognized on a straight-line basis over the term of the lease. Operating lease expenses, inclusive of short-term lease expenses, recognized in our consolidated statements of operations and are included in the rent expense total below.

Rent expense, inclusive of operating leases, for the nine months ended September 30, 2024 and 2023, was approximately $0.3 million and $0.4 million, respectively.

NOTE 11. NOTE PAYABLE

On July 28, 2023, USA Rare Earth, LLC and Hatch LTD entered into an unsecured $1.0 million Senior Convertible Promissory Note agreement (the “Note”) with a 10% interest rate, which will mature on July 28, 2025. Total interest of $200 thousand is payable at maturity. A Side Letter and Memorandum of Understanding, signed contemporaneously with the Note, provides for potential issuances of an aggregate amount of $4.0 million in additional Notes in two additional tranches.

USA Rare Earth, LLC
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

NOTE 11. NOTE PAYABLE (cont.)

The conversion option can be triggered under the following four scenarios;

•        Qualified financing — Capital issuance of at least $100 million. Upon the occurrence of a qualified financing, the principal and unpaid accrued interest under the Note will automatically convert, with the Company having the option to pay accrued interest in cash, to a number of securities equal to the outstanding balance divided by the lesser of: (i) discount of 80% times the per unit purchase price paid in the qualified financing, and (ii) the valuation cap of $600 million divided by the fully diluted capitalization just prior to closing.

•        Non-qualified financing — Any capital issuance by the Company that does not constitute a qualified financing. Upon the occurrence of a non-qualified financing, the principal and unpaid accrued interest may be paid in full or converted, at Hatch’s option, to a number of securities equal to the outstanding balance divided by the lesser of: (i) discount of 80% times the per unit purchase price paid in the non-qualified financing, and (ii) the valuation cap of $600 million divided by the fully diluted capitalization just prior to closing; however, should the non-qualified financing be consummated based upon a post-money valuation of the Company of less than the valuation cap of $600 million, the conversion will be subject to the Company’s written consent.

•        Fundamental conversion — A sale, transfer, or other disposition of all or substantially all of the Company’s assets or exclusive license to all or substantially all of the Company’s material intellectual property, a merger or consolidation with another entity, or a transfer of equity of more than 50% of the outstanding voting securities. The principal and unpaid and accrued interest may be paid in full or converted, at Hatch’s option, to a number of securities equal to the outstanding balance divided by the quotient of the valuation cap of $600 million divided by the fully diluted capitalization just prior to closing.

•        Maturity conversion — Conversion at maturity. The principal and unpaid accrued interest may be paid in full or converted, at Hatch’s option, to a number of securities equal to the outstanding balance divided by the quotient of the valuation cap of $600 million divided by the fully diluted capitalization just prior to closing.

The Company determined the conversion feature of the Note was considered an embedded derivative in accordance with ASC 815-15 Derivatives and Hedging-Embedded Derivatives. A fair value analysis and valuation was completed by a third-party specialist as of December 31, 2023 to determine the fair value of the derivative. Based upon this valuation, the Company’s derivative liability as of December 31, 2023 was $420 thousand. Management reviews the valuation of the embedded derivative quarterly to ensure no material change has occurred during the interim reporting period. Changes to the fair value are recognized as fair market gains or losses in other income and expense in the consolidated statements of operations.

A discount of $446 thousand on the Note was recorded as an offset to the initial recognition of the compound embedded derivative and will be recognized as interest expense over the remaining life of the Note. Interest expense recognized from the discount on the Note for the nine months ended September 30, 2024 and 2023 was approximately $149 thousand and $26 thousand, respectively. An additional $75 thousand and $18 thousand was recognized for the nine months ended September 30, 2024 and 2023, respectively, for the stated interest on the Note. The effective interest rate of the Note is 44.875%.

The unsecured convertible note is presented as follows as of September 30, 2024 (in thousands):

Principal amount	$1,000
Unamortized discount for proceeds allocated to embedded derivative liability	230
Total unsecured convertible note, net	$770

USA Rare Earth, LLC
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

NOTE 11. NOTE PAYABLE (cont.)

The unsecured convertible note, net, is classified as a current liability in the Company’s consolidated balance sheets.

As of September 30, 2024, the Company’s contractual maturity of the principal balance of the unsecured Convertible Note was as follows (in thousands):

2025	$1,000

NOTE 12. CONVERTIBLE PROMISSORY SUBSCRIPTION AGREEMENT

On June 30, 2022, the Company entered into a Convertible Promissory Subscription Agreement (the “CPSA”) with JI ILHO JOHAP. The Subscription closed on July 29, 2022 for $20.2 million and is convertible into the Company’s common shares/units upon the occurrence of specific events, including the next equity financing transaction or corporate transaction, as defined, or upon maturity. The CPSA had an original stated maturity date of December 30, 2022.

The CPSA liability was recorded at fair value in accordance with ASC 480, as the instrument obligates the Company to issue a variable number of shares/units upon conversion. The fair value is remeasured each reporting period, and any changes in fair value are recognized in earnings.

The CPSA had a conversion price equal to the per unit price paid in the next equity financing or a per unit price paid to the holders of Class A Shares/Units in the event of a corporate transaction, and in the event of maturity, the liability will convert into Class A shares/units at a fixed price per unit of $5.50.

The CPSA was amended on December 30, 2022 to extend the maturity date of the Subscription to March 30, 2023. All other terms remained unchanged.

The fair value of the liability was determined using the fixed monetary value of the CPSA and falls under Level 3 of the fair value hierarchy under ASC 820. The significant inputs used in the fair value measurement include probability estimates for each settlement alternative and the settlement fair value for each alternative.

A third amendment was executed on March 30, 2023, to extend the maturity date of the CPSA to August 31, 2023. All other terms remained unchanged. Therefore, the fair value remained the same since the inputs to the fair value determination did not significantly change.

A fourth amendment was executed on August 31, 2023, to extend the maturity date by eight more days to September 8, 2023, and added a conversion provision linked with an “investment agreement with mutually agreeable terms.” All other terms remained unchanged. At that point in time, the closing of the investment transaction the Company was pursuing was considered to be the most likely outcome. Therefore, the CPSA Liability was remeasured on August 31, 2023 to a fair value of $3.2 million using the fixed monetary value of the CPSA weighted for probability estimates for each settlement alternative and the settlement fair value for each alternative, resulting in a gain on remeasurement of $17.1 million during the nine months ended September 30, 2023.

A fifth amendment was executed on September 8, 2023, to extend the maturity date from September 8, 2023 to October 30, 2023, and to change the conversion alternatives to be linked with the investment transaction the Company was pursuing and the conversion shares/units to Class A Shares/Units only. All other terms remained unchanged. The fair value remained the same since the weighted probabilities of settlement alternatives and the conversion price used in the fair value determination did not change.

The Company and the CPSA investors consented to convert the CPSA at the C-1 Round price per unit of $1.7302 into Class A Shares/Units effective October 15, 2023. When the conversion agreement was reached between the parties, all other settlement alternatives were eliminated and the weighted probability inputs into the fair value measurement were updated to reflect the one remaining settlement scenario. Therefore, the CPSA liability was remeasured to a fair value of $3.4 million, resulting in a loss on remeasurement of $233 thousand. As a result of the conversion, the Company issued 11,698,069 Class A Shares/Units recorded in shareholders’/members’ equity at the estimated fair value of $3.4 million.

USA Rare Earth, LLC
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

NOTE 13. MEZZANINE AND SHAREHOLDERS’/MEMBERS’ EQUITY

Shares/Units Authorized

The Company originally authorized 500,000,000 Class A Common Shares/Units and 500,000,000 Class B Common Shares/Units. On October 15, 2020, a majority-in-interest of the share/unit holders approved the Second Amended and Restated Company Agreement that, among other things, authorized the issuance of 25,000,000 Class C Convertible Preferred Shares/Units.

On March 3, 2021, a majority-in-interest of the share/unit holders approved the Third Amended and Restated Company Agreement that, among other things, authorized the issuance of 50,000,000 Class C Convertible Preferred Shares/Units and set aside up to 75,000,000 of the previously authorized 500,000,000 Class B Common Shares/Units to be issued upon optional or mandatory conversion of the Class C Convertible Preferred Shares/Units plus paid and accrued dividends. The amended agreement also authorized the Company to issue the greater of 50,000,000 incentive shares/units or 10% of the total number of shares/units issued and outstanding at any time, pursuant to the Incentive Plan.

On November 2, 2022, a majority-in-interest of the combined Class A, Class B, and Class C Convertible Preferred Shareholders/Members approved the Fourth Amended and Restated Company Agreement, which among other things, authorized an increase in the number of Incentive Shares/Units that the Company could issue to 50,000,000, pursuant to the Incentive Plan. The designations, rights, and preferences of the shares/units are determined in the Fourth Amended and Restated Company Agreement.

On August 21, 2024, a majority-in-interest of the combined Class A, Class B, Class C and Class C-1 Convertible Preferred Shareholders/Members approved the First Amendment to the Sixth Amended and Restated Company Agreement, which among other things, authorized the issuance of 25,000,000 Class A-1 Convertible Preferred Units and 25,000,000 Class A-2 Convertible Preferred Units, increased the Class A Convertible Preferred Units authorized for issuance to 600,000,000 plus any additional Class A Units as would be necessary to allow for the conversion of Class A-1 and Class A-2 Convertible Preferred Units plus paid and accrued dividends.

Class A Common Shares/Units

As of September 30, 2024 and December 31, 2023, there were 206,520,542 Class A Common Shares/Units issued and outstanding.

The Company from time-to-time issues Class A Common Shares/Units as compensation. On November 4, 2022, the Company hired a new Chief Executive Officer (“CEO”) and member of its Board of Managers, commencing December 1, 2022. As part of the CEO’s employment agreement, the Board of Managers authorized 917,263 Class A Common Shares/Units to be issued as compensation, with an estimated fair value of $0.6 million. The Class A Common Shares/Units issued to the CEO vested over a 3-year period beginning January 2, 2023, subject to the grantee’s continuing employment. On November 8, 2023, the Class A Common Shares/Units issued to the CEO were modified to vest two-thirds in two years and the remaining one third in three years. The Class A Common Shares/Units provided for accelerated vesting upon a change in control of the Company.

With respect to the Class A Common Shares/Units issued to the CEO, none were vested as of December 31, 2023. The CEO’s employment agreement was terminated effective March 16, 2024, and as part of the separation agreement, all remaining unvested Class A Common Shares/Units were forfeited.

Class B Common Shares/Units

As of September 30, 2024 and December 31, 2023, there were 20,778,672 Class B Common Shares/Units issued and outstanding.

USA Rare Earth, LLC
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

NOTE 13. MEZZANINE AND SHAREHOLDERS’/MEMBERS’ EQUITY (cont.)

Class A-1 and A-2 Convertible Preferred Shares/Units

On August 21, 2024, the Company entered into Securities Purchase Agreements to issue Class A-1 and A-2 Convertible Preferred Units at a price per unit of $10.20 together with Class A Purchase Warrants at an exercise price per unit of $12.00 for gross cash proceeds of $25.5 million and a subscription receivable of $1.25 million. The financing comprises:

•        1,176,471 Class A-1 Convertible Preferred Shares/Units, 1,446,078 Class A-2 Convertible Preferred Shares/Units, and 3,000,000 Class A Purchase Warrants were issued in exchange for gross cash proceeds of $25.5 million and a subscription receivable of $1.25 million.

•        The Class A-1 and A-2 Convertible Preferred Units accrue dividends (whether or not declared) at the rate per annum of 12% of $12.00 per Class A-1 and A-2 Convertible Preferred Share/Unit, respectively (the “Original Issue Price”), plus the amount of previously accrued dividends, compounded quarterly and paid semiannually, in cash or Class A-1 and A-2 Convertible Preferred Shares/Units at the sole discretion of the Company. If the Company pays the dividends in cash, the amount paid will be as if the rate per annum were 10% in lieu of the 12%.

•        In accordance with the First Amendment to the Sixth Amended and Restated Company Agreement, the Class A-1 and A-2 Convertible Preferred Shares/Units may be converted into Class A Shares/Units calculated by dividing $12.00 by the applicable conversion price at the time of conversion, which is subject to certain dilution provisions, and initially is on a one for one (1:1) conversion basis. The Class A-1 and A-2 Convertible Preferred Shares/Units will mandatorily convert into shares of Series A Preferred Stock of New USARE on a one for one (1:1) basis, subject to certain dilution provisions upon Closing of the Merger.

•        If the Merger is not closed within 12 months of the date of the Business Combination Agreement and the delay is reasonably deemed to be due to factors within the Company’s control, the holders of Class A-2 Convertible Preferred Shares/Units have the option to require the Company to repurchase 100% of such holder’s Class A-2 Convertible Preferred Shares/Units, including all Class A-2 Convertible Preferred Shares/Units that had been issued to such holder as dividends, as well as all Class A-2 Convertible Preferred Shares/Units accrued by such holder as accrued but unpaid at the Original Issue Price.

•        The Class A-1 and A-2 Convertible Preferred Shares/Units had a liquidation preference of $12.2 million and $14.9 million respectively as of September 30, 2024.

A delay in the Business Combination beyond the 12-month deadline, where the delay is reasonably deemed to be due to factors within the Company’s control, could cause the shares to be redeemable at the option of the investing shareholder. The A-2 Convertible Preferred Shares/Units were determined by Management to be temporary equity classified in accordance with ASC 480-10-S99-3A, Distinguishing Liabilities from Equity, because the redemption feature of such shares is not solely within the control of the Company since, among other things, the option to exercise the redemption right is held by the shareholder and not the Company and the factors that would be “reasonably deemed” to be within USARE’s control are not known at this time. Class A-1 Convertible Preferred Shares/Units and Class A Purchase Warrants were determined to be equity classified. As such, none of the instruments are required to be remeasured at fair value. Accordingly, a relative fair value method was applied to allocate the proceeds between the three instruments as follows (in thousands):

Instrument	Amount
Class A-1 Convertible Preferred Shares/Units	$9,052
Class A-2 Convertible Preferred Shares/Units	11,415
Class A Purchase Warrants	6,283
Total	$26,750

USA Rare Earth, LLC
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

NOTE 13. MEZZANINE AND SHAREHOLDERS’/MEMBERS’ EQUITY (cont.)

Dividends — Class A-1 and A-2 Convertible Preferred Shares/Units

Dividends are paid, at the sole discretion of the Company, in cash or Class A-1 and A-2 Convertible Preferred Shares/Units, but not in combination. During the nine months ended September 30, 2024, the Company issued 15,686 Class A-1 and 19,281 A-2 Convertible Preferred Shares/Units as dividends.

The Company is registered in Delaware, and Delaware state law prohibits companies from issuing dividends when there is an accumulated deficit. This statutory prohibition does not apply to the Company’s in-kind distributions of Class A-1 and A-2 Convertible Preferred Shares/Units as these dividends serve as a re-allocation of ownership interest (both assets and liabilities) between the shareholders/members, and not as a distribution of only assets from the Company to the harm of its creditors or other owners.

Class C Convertible Preferred Shares/Units

On March 3, 2021, the Company received subscription agreements for a $51.0 million equity financing with two U.S.-based companies, the final tranche of which was received on March 30, 2021. The financing comprises:

•        32,157,309 Class C Convertible Preferred Shares/Units issued at $1.7302 per share/unit for proceeds to the Company of $51.0 million. The Class C Convertible Preferred Shares/Units will receive an annual dividend of 8% payable quarterly and accruing on a 30-day month, 360-day year basis.

•        The financing met the definition of a Qualified Transaction under the Second Amended & Restated Company Agreement, and therefore, the outstanding Class B Convertible Preferred Shares/Units mandatorily converted into Class C Convertible Preferred Shares/Units.

•        In accordance with the Fifth Amended and Restated Company Operating Agreement executed on September 1, 2023, the Class C Convertible Preferred Shares/Units may be converted into Class B Common Shares/Units at any time on a 1:1 basis, subject to normal dilution provisions. The Class C Convertible Preferred Shares/Units shall mandatorily convert into Class B Common Shares/Units upon the initial closing of a Qualifying Transaction or the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders.

•        The Class C Convertible Preferred Shares/Units had a liquidation preference of $79.7 million and $75.0 million as of September 30, 2024 and December 31, 2023.

Class C-1 Convertible Preferred Shares/Units

During 2023, in accordance with the Fifth Amended and Restated Company Operating Agreement, the Company issued two rounds of Class C-1 Convertible Preferred Shares/Units for $13.3 million at a price per unit of $1.7302. The financing comprises:

•        7,688,335 Class C-1 Convertible Preferred Shares/Units were issued in exchange for gross proceeds of $13.3 million. The Company received net proceeds of $13.1 million after paying $0.2 million in related syndication costs to advisors.

•        The Class C-1 Convertible Preferred Shares/Units will receive an annual dividend of 8% payable quarterly and accruing on a 30-day month, 360-day year basis.

•        The Class C-1 Convertible Preferred Shares/Units may be converted into Class B Common Shares/Units at any time on a 1:1 basis, subject to normal dilution provisions. The Class C-1 Convertible Preferred Shares/Units shall mandatorily convert into Class B Common Shares/Units upon the initial closing of a Qualifying Transaction or the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders.

•        The Class C-1 Convertible Preferred Share/Unit holders will have one individual nominated by the Board of Managers and approved by the C-1 Holders as the Series C-1 Manager.

USA Rare Earth, LLC
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

NOTE 13. MEZZANINE AND SHAREHOLDERS’/MEMBERS’ EQUITY (cont.)

•        The Class C-1 Convertible Preferred Shares/Units had a liquidation preference of $14.4 million and $13.6 million as of September 30, 2024 and December 31, 2023.

Dividends — Class C and C-1 Convertible Preferred Shares/Units

Dividends are paid, at the sole discretion of the Company, in cash, Class C and C-1 Convertible Preferred Shares/Units, or a combination of cash and Class C and C-1 Convertible Preferred Shares/Units. During the nine months ended September 30, 2024, the Company issued 2,694,711 Class C and 488,434 C-1 Convertible Preferred Shares/Units as dividends. During the nine months ended September 30, 2023, the Company issued 2,477,526 Class C and 23,252 Class C-1 Convertible Preferred Shares/Units as dividends.

The Company is registered in Delaware, and Delaware state law prohibits companies from issuing dividends when there is an accumulated deficit. This statutory prohibition does not apply to the Company’s in-kind distributions of Class C and C-1 Convertible Preferred Shares/Units as these dividends serve as a re-allocation of ownership interest (both assets and liabilities) between the shareholders/members, and not as a distribution of only assets from the Company to the harm of its creditors or other owners.

Warrants

The Company has historically granted warrants to acquire Class B Common Shares/Units and Class C Convertible Preferred Shares/Units. Additionally, in connection with the August 2024 issuance of Class A-1 and A-2 Convertible Preferred Shares/Units, the Company issued warrants to acquire Class A Common Shares/Units. The Company accrues dividends on Class C Convertible Preferred Shares/Units that provide for a cumulative 8% quarterly compounded annual dividend payable upon exercise of the warrant in additional shares/units.

Each warrant may be exercised voluntarily by the holder from the day of issuance, subject to beneficial ownership limitations of 9.99% of the number of shares/units of common equity outstanding immediately after giving effect to the issuance of shares/units of common equity issuable upon exercise of the warrants. In the event that the Company offers equity securities, each warrant holder shall have a right of first refusal to purchase up to the same percentage of such offering as such holder is entitled to via the warrants; this right will terminate upon an event of an initial public offering. The warrants will be mandatorily exercised if the Company effects any merger, sale or other disposition of substantially all of its assets, an initial public offering, other business combination, or a capital transaction in which the Company receives in excess of $100 million in consideration at a pre money valuation of $1 billion and in which a closing requirement is the exercise of the warrant.

Class A Common Warrants

On August 21, 2024, the Company granted warrants to Class A-1 and A-2 Convertible Preferred Share/Unit holders to acquire 3.0 million Class A Common Shares/Units as part of the financing. The warrants have an exercise price of $12.00 and an intrinsic value of $nil. The weighted average fair value for the warrants issued was approximately $3.22 per warrant based on a valuation performed by an independent valuation company. The Company uses the Black-Scholes pricing model to value the warrants, which is considered to be a Level 3 fair value measurement. The assumptions used in the Black-Scholes pricing model to determine the value of the warrants are as follows:

Nine Months Ended September 30, 2024
Expected volatility	78.93%
Expected dividends	0.00%
Risk Free interest rate	3.58%
Expected term of warrants	5 years

USA Rare Earth, LLC
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

NOTE 13. MEZZANINE AND SHAREHOLDERS’/MEMBERS’ EQUITY (cont.)

Class B Convertible Preferred Warrants

At September 30, 2024 and December 31, 2023, the Company had 8,315,146 warrants to acquire Class B Common Shares/Units at an exercise price of $0.24 and an intrinsic value of $1.4 million and $0.9 million, respectively.

Class C Convertible Preferred Warrants

In February 2024, the Company granted 888,246 warrants to acquire Class C Convertible Preferred Shares/Units as compensation for advisory services related to the sale and issuance of Class C Convertible Preferred Shares/Units. Additionally, the Company accrued warrants to acquire 69,021 Class C Convertible Preferred Shares/Units as paid in kind dividends. The weighted average fair value for the warrants granted was approximately $0.69 per warrant based on a valuation performed by an independent valuation company. The Company uses the Black-Scholes pricing model to value the warrants, which is considered to be a Level 3 fair value measurement. The weighted-average assumptions used in determining the value of the warrants were as follows:

Nine Months Ended September 30, 2024
Expected volatility	80.00%
Expected dividends	8.00%
Risk Free interest rate	3.89%
Expected term of warrants	4 years

The following table summarizes the activity related to the warrants to acquire Class C Convertible Preferred Shares/Units as of September 30, 2024, and changes during the nine months then ended (intrinsic value in thousands):

	Shares/Units	Weighted Average Exercise Price	Intrinsic Value
Outstanding as of January 1, 2024	974,043	$1.07	$599
Issuance of warrants	888,246	0.99
Dividends	63,077	1.73
Outstanding as of September 30, 2024	1,925,366	$1.05	$536

NOTE 14. EQUITY-BASED COMPENSATION

Incentive Shares/Units

The Company also has a program to issue incentive shares/units under the Amended and Restated Incentive Plan dated May 1, 2020 and the Second Amended and Restated Equity Incentive Plan dated August 26, 2022 and amended November 2, 2022 and February 10, 2024 (the “Incentive Plan”). The incentive shares/units are intended to constitute “profit interests” within the meaning of Internal Revenue Service (IRS) Revenue Procedures 93-27 and 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the IRS or other applicable law). The rights and preferences of the incentive shares/units are defined in the respective incentive shares/unit agreements. As of September 30, 2024, there were 10.7 million shares/units available for future awards under the Incentive Plan.

The Company accounts for these equity-based compensation awards in accordance with the provisions of ASC 718, — Compensation — Stock Compensation. The guidance requires that the cost of employee equity awards, as well as other equity-based compensation arrangements, be reflected in the consolidated financial statements over the vesting period based on the estimated fair value of the awards. The incentive shares/units do not have an expiration date.

USA Rare Earth, LLC
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

NOTE 14. EQUITY-BASED COMPENSATION (cont.)

The Company utilizes an independent valuation company to estimate the fair value of the incentive shares/units granted on a quarterly basis. During the nine months ended September 30, 2024, the fair value of incentive units granted was $0.39. The Company recognizes the associated costs across the vesting period using the straight-line method. The Company uses the Black-Scholes pricing model to value the incentive shares/units, which is considered to be a Level 3 fair value measurement. The weighted-average assumptions used in determining the value of incentive shares/units are as follows:

Valuation assumptions	Nine Months Ended September 30, 2024
Weighted-average expected volatility	82.86%
Expected dividends	—
Risk-free interest rate	4.34%
Expected term of incentive share/unit	5 Years

The following table summarizes the activity related to the Incentive Shares/Units as of September 30, 2024, and changes during the nine months then ended:

(Intrinsic value in thousands(1))	Shares/Units	Weighted Average Distribution Threshold	Intrinsic Value
Outstanding at December 31, 2023	42,271,315	$1.04	$7,753
Grants	1,168,186	1.21
Forfeitures	(4,123,335)	1.73
Outstanding at September 30, 2024	39,316,166	$0.97	$11,125
Vested or expected to vest at September 30, 2024	39,316,166	$0.97	$11,125

____________

(1)      The distribution threshold amount refers to the value that would need to be exceeded before the holder would receive any consideration upon a liquidation event. The intrinsic value is calculated based upon the fair value of the incentive shares/units as of the reported date.

Vesting Period of Incentive Shares/Units

The Company may utilize different vesting periods, generally ranging from one year to three years, depending on the specifics of the grant. If there is a change in control, unless otherwise expressly provided in the participant’s award agreement, the shares/units will become 100% vested and any restrictions and limitations applicable to the participant’s incentive shares/units shall lapse and such incentive shares/units shall become fully transferable.

If any of the shares/units are forfeited prior to vesting, the Company will reverse the associated compensation cost during the period in which the forfeiture occurs.

Conversion of Incentive Shares/Units

Upon a qualified equity offering or a reorganization, each incentive share/unit may be converted, effective as of immediately prior to the qualified equity offering or reorganization, as applicable, into Company Class A Common Shares/Units, determined by reference to the liquidating value of the incentive share/unit relative to the liquidating value of a Class A Common Shares/Unit, as defined in the associated agreements.

USA Rare Earth, LLC
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

NOTE 14. EQUITY-BASED COMPENSATION (cont.)

Incentive Share/Unit and Class A Common Share/Unit Compensation Expense

The following table summarizes compensation expense related to the Company’s equity-based compensation (in thousands):

	Nine Months Ended September 30,
(In thousands)	2024	2023
Incentive shares/units	$417	$908
Class A common shares/units	(225)	155
Total	$192	$1,063

The Class A common shares/units expense relates to the issuance of Class A common shares/units as part of the Company’s CEO’s employment agreement (See Note 13 for further information). During the nine months ended September 30, 2024, the Company reversed $0.2 million of share-based compensation related to the grant of Class A Common Shares/Units issued to the CEO upon forfeiture of the unvested Class A Common Shares/Units.

Total unrecognized compensation expense related to incentive shares/units was $0.4 million and $2.1 million as of September 30, 2024 and 2023, respectively, which is expected to be recognized over 1.1 years and 1.4 years, respectively.

NOTE 15. GOVERNMENT GRANTS

Because there is no specific guidance under U.S. GAAP that addresses the recognition and measurement of government assistance received by non-government entities, the Company accounts for government assistance by analogy to IAS 20, Accounting for Government Grants. The guidance within IAS 20 allows for companies to choose between two options for how the associated profit or loss relating to the deferred income over the life of an underlying asset will be presented for grants related to assets. The Company has elected to account for these grants through profit and loss over the depreciable life of the asset. The guidance within IAS 20 also allows for companies to have two choices of accounting for grants related to income. The Company has elected to report this category of grants as a reduction to the related expense.

Tax Incremental Financing

On June 6, 2022, the Company executed a Tax Increment Financing Agreement (the “TIF Agreement”) with the Stillwater Economic Development Authority (the “Authority”), a public trust having as its beneficiary the City of Stillwater, Oklahoma (the “City”), whereby the Authority will provide upfront development financing assistance to the Company of up to $7.0 million for the development of the Stillwater Facility (the “Upfront Assistance”). Additionally, entry into the TIF Agreement made USARE eligible to receive a manufacturing and research and development ad valorem tax exemption for a period of five years and thereafter requires the Authority to disburse to the Company 90% of the incremental ad valorem taxes generated by the ad valorem taxes assessed against the Stillwater Facility and paid by the Company. Under the terms of the TIF agreement, among other things, the Company is required to complete the Stillwater Facility and in doing so to make an investment of approximately $140 million and to employ a specified number of employees at specified levels of median compensation at various stages of the development. Subject to agreed extensions, USARE is also required to commence certain phases of the development of the Stillwater Facility by no later than March 31, 2026 and complete that advanced development by no later than June 30, 2027. Should the Company default on its obligations under the Stillwater Redevelopment Agreement, the Authority may terminate the agreement and make demand for immediate repayment in full of the Upfront Assistance.

As of September 30, 2024 and December 31, 2023, the Company recorded $7.0 million of deferred grant income related to cash received to date as part of the TIF Agreement, all of which is noncurrent as a component of Deferred grants. During the nine months ended September 30, 2024, and 2023, the Company did not recognize any of the deferred grant income amounts in profit or loss related to the TIF Agreement as the associated long-lived asset has

USA Rare Earth, LLC
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

NOTE 15. GOVERNMENT GRANTS (cont.)

not yet been placed into service. The Company filed the Ad Valorem Tax Exemption application for the year ending December 31, 2023, in March of 2023. Approval was received November 14, 2023 from the Stillwater Economic Development Authority for the Five-Year Ad Valorem Tax Exemption. As such, the Company did not incur any real and personal ad valorem taxes for fiscal year ending December 31, 2023.

Governor’s Fund

On April 15, 2022, the Company entered into an agreement with the Oklahoma Department of Commerce to receive a $1.2 million award to be used for the renovation of an existing building at the Stillwater Facility (the “Governor’s Fund Agreement”), to be paid in $0.6 million increments when the Company had cumulatively spent $1.0 million and $2.0 million, respectively, in qualifying costs related to developing the Stillwater Facility by March 31, 2023, and May 31, 2023, respectively. Per the terms of the Governor’s Fund Agreement, the award is subject to repayment if the Company does not comply with certain investment requirements and employee headcount and compensation standards.

As of September 30, 2024, the Company incurred qualifying costs that exceeded the cumulative $2.0 million threshold specified in the contract. The total award of $1.2 million was requested and received by the Company on April 6, 2023 and was recorded as deferred grant income at the time, which will be recognized over the useful life of the related assets once placed in service.

Jobs Program

In 2022, the Company was accepted for the Oklahoma Quality Jobs Program (“Jobs Program”), an incentive that provides qualifying companies quarterly cash rebates of up to 5% of the wages paid for new direct jobs created by the Company for a period of up to 10 years, with a maximum payout of approximately $2.8 million, subject to the Company fulfilling certain obligations pursuant to an agreement between USA Rare Earth Magnets, LLC and the State of Oklahoma, dated December 19, 2022 (the “Jobs Program Agreement”), including that the Company must meet or exceed applicable payroll and employee headcount requirements and that the Company maintain operations in Oklahoma for a specified period. To date USARE has not become eligible to make any claims under the Jobs Program; the terms of the Jobs Program Agreement require that the first claim be made on or prior to January 1, 2026.

As of and for the nine months ended September 30, 2024 and 2023, the Company had not yet recognized any reductions in payroll expense related to the Jobs Program as a claim is not yet eligible to be filed.

NOTE 16. GENERAL AND ADMINISTRATIVE

General and administrative comprised the following (in thousands):

	For the Nine Months Ended September 30,
	2024	2023
Professional fees	$1,576	$2,573
Legal expense	211	1,424
Technology, software and cybersecurity	136	270
Facilities	609	920
Insurance	798	755
Travel	119	572
Other general and administration	332	597
Total General and Administrative	$3,781	$7,111

USA Rare Earth, LLC
Notes to the Condensed Consolidated Financial Statements
(Unaudited)

NOTE 17. SEGMENT REPORTING

The Company operates in a single reportable operating segment; that segment being the vertically integrated, domestic rare earth element magnet production supply chain. The Company’s Board of Managers, who are the chief operating decision makers, review financial information on an aggregate basis for evaluating financial performance. All the Company’s long-lived assets are located within the United States.

NOTE 18. RELATED PARTY TRANSACTIONS

Shareholders/Members

On May 10, 2019, the Company entered into an agreement with Mr. Stewart Kleiner, a holder of equity in the Company, whereby Mr. Kleiner will provide financing and business advice and will receive a fee of 1,100,000 Class A Common Shares/Units of the Company upon the earlier of completion of a preliminary feasibility study on the Round Top Mountain Project or upon commencement of a capital raise in conjunction with an initial public offering. The payment of the shares/units is guaranteed by shares/units from The Critical Minerals Trust (entity controlled by Mr. Gutnick, a member of the Company’s Board) in the event of a dispute between the Company and Mr. Kleiner. As of September 30, 2024, The Critical Minerals Trust owns 62,415,773 Class A Common Shares/Units and 3,135,482 Class C-1 Convertible Preferred Shares/Units, or 19.7%; and as of December 31, 2023, The Critical Minerals Trust owns 65,265,773 Class A Common Shares/Units and 2,952,062 Class C-1 Convertible Preferred Shares/Units, or 23.4% of the total outstanding common and convertible preferred shares/units. The Company considers the completion of the preliminary feasibility study probable and has therefore recognized the costs of this equity-based award based on its estimated fair value as determined for Class A Common Shares/Units using the Black-Scholes model and relevant assumptions described in Note 13 Mezzanine and Shareholders’/Members’ Equity for the Company’s incentive shares/units.

As of September 30, 2024, directly and indirectly through controlled entities, Tready Smith controlled 46,017,453 Class C Convertible Preferred Shares/Units, 3,135,482 Class C-1 Convertible Preferred Shares/Units, and 2,750,741 Class B Common Shares/Units or 15.9%; and as of December 31, 2023 controlled 43,690,845 Class C Convertible Preferred Shares/Units, 2,952,062 Class C-1 Convertible Preferred Shares/Units, and 2,750,741 Class B Common Shares/Units or 16.3% of the total outstanding shares/units. Mrs. Smith is a member of the Company’s Board and the Founder and CEO of Bayshore Capital Advisors, LLC (“Bayshore”). Thayer Smith is the Company’s former President and the current Operating Partner of Bayshore and spouse of Tready Smith.

In connection with an agreement executed between the Company and Thayer Smith in December 2022, Bayshore Capital Holdings Group would be paid $0.8 million on the successful closing of a Series D fundraising round of greater than $50.0 million, or if a Series D fundraising round occurred of $50.0 million or less, then on the next subsequent fundraising round.

NOTE 19. SUBSEQUENT EVENTS

In accordance with ASC 855, — Subsequent Events, the Company has evaluated events or transactions occurring subsequent to September 30, 2024, the balance sheet date, through the date the consolidated financial statements were available to be issued on December 23, 2024, and determined there were no additional events or transactions which would impact these consolidated financial statements except as follows:

CEO Employment Agreement

On December 16, 2024, the Company and Joshua Ballard entered into an employment agreement pursuant to which he is employed as the Chief Executive Officer of USARE with an annual base salary of $450,000 and a bonus based on the achievement of performance targets established by the USARE Board. USARE will recommend to the New USARE Board that he be granted 150,000 restricted stock units (“RSUs”) that vest in one-third increments on each of the Closing and the second and third anniversaries of the effective date of the agreement, subject to his continued employment through the vesting dates, and 150,000 performance stock units (“PSUs”) that vest based on the attainment of performance goal and his continued employment through the vesting dates. The RSUs and PSUs will be granted under the New Equity Incentive Plan and will be subject to the terms of the New Equity Incentive Plan and an individual award agreement.

Annex A

Execution Version

Dated August 21, 2024

Business Combination Agreement

by and among

Inflection Point Acquisition Corp. II,

IPXX Merger Sub LLC

and

USA Rare Earth, LLC

Annex A-i

Annex A-ii

Exhibits

Exhibit A	Form of Purchaser Charter upon Domestication
Exhibit B	Form of Purchaser Bylaws upon Domestication
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Series A Preferred Stock Certificate of Designation
Exhibit E	Form of Domesticated Purchaser Series A Investor Warrants
Exhibit F	Form of A&R Registration Rights Agreement
Exhibit G	Form of Sponsor Lock-Up Agreement

Annex A-iii

Company Disclosure Letter

Section 4.03 — Capitalization

Section 4.04 — Subsidiaries

Section 4.05 — No Conflict; Governmental Consents and Filings

Section 4.06 — Financial Statements

Section 4.07 — Undisclosed Liabilities

Section 4.08 — Absence of Certain Changes

Section 4.09 — Compliance with Laws

Section 4.10 — Government Contracts

Section 4.11 — Company Permits

Section 4.12 — Litigation

Section 4.13 — Material Contracts

Section 4.14 — Intellectual Property

Section 4.15 — Taxes and Returns

Section 4.16 — Real Property

Section 4.17 — Personal Property

Section 4.18 — Title to Assets

Section 4.19 — Employee Matters

Section 4.20 — Benefit Plans

Section 4.21 — Environmental Matters

Section 4.22 — Transactions with Related Persons

Section 4.23 — Insurance

Section 4.24 — Top Customers and Suppliers

Section 4.26 — Mining

Section 4.28 — Finders and Brokers

Section 6.02 — Conduct of Business of the Company

Schedule 10-A — Closing Indebtedness Exceptions

Schedule 10-B — Knowledge Parties

Purchaser Disclosure Letter

Section 5.05 — Capitalization

Section 5.15 — Finders and Brokers

Section 5.17 — Insurance

Section 6.03 — Conduct of Business by the Purchaser

Schedule 10-A — Knowledge Parties

Schedule 10.01-B — Deferred Underwriting Expenses

Annex A-iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of August 21, 2024, by and among (i) Inflection Point Acquisition Corp. II, a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to Closing) (the “Purchaser”), (ii) IPXX Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Purchaser (“Merger Sub”) and (iii) USA Rare Earth, LLC, a Delaware limited liability company (the “Company”). The Purchaser, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, the Purchaser is a special purpose acquisition company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly incorporated Delaware limited liability company, wholly owned by the Purchaser, and was formed for the purpose of effectuating the Merger (as defined below);

WHEREAS, at least one (1) day prior to the Closing Date (as defined below) and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), the Purchaser shall transfer by way of continuation to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Section 206 of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act,” and such continuation and domestication, the “Domestication”);

WHEREAS, (i) immediately prior to the Domestication, each then issued and outstanding Purchaser Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) Purchaser Class A Ordinary Share (the “Sponsor Share Conversion”) and (ii) in connection with the Domestication, (x) each then issued and outstanding Purchaser Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock; (y) each then issued and outstanding warrant of the Purchaser (each a “Cayman Purchaser Warrant”) shall convert automatically into a warrant to acquire one (1) share of Domesticated Purchaser Common Stock (each a “Domesticated Purchaser Warrant”), pursuant to the Warrant Agreement; and (z) each then issued and outstanding unit of the Purchaser (the “Cayman Purchaser Units”) shall be cancelled and will thereafter entitle the holder thereof to one share of Domesticated Purchaser Common Stock and one-half (1/2) of one Domesticated Purchaser Warrant;

WHEREAS, in order to effectuate the Domestication, and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), the Purchaser shall (a) file all applicable notices, declarations, affidavits, statements of assets and liabilities, shareholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 of the Cayman Companies Act and in accordance therewith, (b) file a certificate of domestication and a certificate of incorporation in substantially the form attached hereto as Exhibit A (the “Purchaser Charter upon Domestication”) with the Secretary of State of Delaware and (c) adopt bylaws in substantially the form attached hereto as Exhibit B (the “Purchaser Bylaws upon Domestication”), and in each case with such changes to the forms attached hereto as Exhibits A and B as may be agreed in writing by the Purchaser and the Company;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware Limited Liability Company Act (“DLLCA”) and the Cayman Companies Act, as applicable, the Parties intend to enter into a business combination transaction by which the Company and Merger Sub will file with the Delaware Secretary of State a certificate of merger substantially in the form attached hereto as Exhibit C (the “Certificate of Merger”) in accordance with the applicable provisions of the DLLCA and pursuant thereto Merger Sub will merge with and into the Company (the “Merger,” and together with the Domestication and the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), with the Company being the surviving company of the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Company”);

Annex A-1

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things, (i) vote to adopt and approve this Agreement and the other documents contemplated hereby (including the applicable Ancillary Documents) and the transactions contemplated hereby and thereby and (ii) forfeit 60,000 Domesticated Purchaser Warrants for every $1,000,000 by which (A) the gross proceeds at Closing from the Trust Account (after giving effect to the Redemption (as defined herein)) plus (B) the gross proceeds from the Class A Preferred Unit Investment, the Series A Preferred Stock Investment and any PIPE Investment are below $50,000,000, up to a maximum of 1,500,000 Domesticated Purchaser Warrants forfeited (such forfeiture, if any, the “Sponsor Forfeiture”);

WHEREAS, as a condition and inducement to the Purchaser’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, certain Members of the Company have executed and delivered to the Purchaser the Member Support Agreement, pursuant to which such Members have agreed to, among other things, support the transactions contemplated by this Agreement and the Ancillary Documents and oppose any Acquisition Proposal or Alternative Transaction (each as defined herein);

WHEREAS, as a condition and inducement to the Parties’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, (i) the Company and the investors named therein (the “Class A-1 Preferred Unit Investors”) have executed and delivered that certain securities purchase agreement, dated as of the date of such agreement (the “Class A-1 Preferred SPA”), pursuant to which the Class A-1 Preferred Unit Investors have agreed, among other things, to purchase from the Company, and the Company has agreed, among other things, to sell to the Class A-1 Preferred Unit Investors, the Company Class A-1 Convertible Preferred Units and the Company Class A-1 Preferred Investor Warrants for an (the “Class A-1 Preferred Unit Investment”), and (ii) the Company and the investors named therein (the “Class A-2 Preferred Unit Investors”, and together with the Class A-1 Preferred Unit Investors, the “Class A Preferred Unit Investors”) have executed and delivered that certain securities purchase agreement, dated as of the date of such agreement, (the “Class A-2 Preferred SPA”, and together with the Class A-1 Preferred SPA, the “Class A Preferred SPA”), pursuant to which the Class A-2 Preferred Unit Investors have agreed, among other things, to purchase from the Company, and the Company has agreed, among other things, to sell to the Class A-2 Preferred Unit Investors, the Company Class A-2 Convertible Preferred Units and the Company Class A-2 Preferred Investor Warrants (the “Class A-2 Preferred Unit Investment”, and together with the Class A-1 Preferred Unit Investment, the “Class A Preferred Unit Investment”), substantially concurrently with the execution and delivery of this Agreement;

WHEREAS, as a condition and inducement to the Parties’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Purchaser, the Company and the investors named therein (the “Series A Preferred Stock Investors”) have executed and delivered that certain securities purchase agreement, dated as of the date hereof (the “Series A SPA”), pursuant to which the Series A Preferred Stock Investors have agreed, among other things, to purchase from the Purchaser, and the Purchaser has agreed, among other things, to sell to the Series A Preferred Stock Investors, shares of the Purchaser’s 12% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, having the rights, preferences and privileges set forth in the Purchaser’s Certificate of Designations of Preferences, Rights and Limitations of 12% Series A Cumulative Convertible Preferred Stock, in substantially the form attached hereto as Exhibit D (the “Series A Preferred Stock Certificate of Designation,” and such stock the “Domesticated Purchaser Series A Preferred Stock”) and warrants to purchase Domesticated Purchaser Common Stock in substantially the form attached hereto as Exhibit E (the “Domesticated Purchaser Series A Investor Warrants”), substantially concurrently with the Closing (such investment the “Series A Preferred Stock Investment”);

WHEREAS, from time to time following the date hereof and prior to the Closing, the Purchaser may enter into subscription, purchase or similar agreements with investors, pursuant to which, and on the terms and subject to the conditions of which, such investors will agree to participate in the PIPE Investment (as defined herein);

WHEREAS, simultaneously with the Closing, the Managers, the Members, the Company and the Purchaser shall adopt the Seventh Amended and Restated Operating Agreement of the Company (the “Seventh A&R Company OA”) to, among other things, permit the issuance and ownership of the Company Units as contemplated to be issued and owned upon consummation of the Transactions and admit the Purchaser as the managing member of the Company;

Annex A-2

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, the Sponsor, the Purchaser and the other parties thereto will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) in substantially the form attached hereto as Exhibit F, with such changes thereto as may be agreed in writing by the Purchaser and the Company;

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, (i) the Sponsor will enter into a lock-up Agreement (the “Sponsor Lock-Up Agreement”) in substantially the form attached hereto as Exhibit G, with such changes thereto as may be agreed in writing by the Purchaser and the Company;

WHEREAS, the Parties intend that, for U.S. federal, and applicable state and local, income tax purposes, (i) the Domestication qualifies as a “reorganization” described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder, (ii) the Sponsor Share Conversion is treated as a “reorganization” described in Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder, and (iii) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (each an “Intended Tax Treatment,” and collectively, the “Intended Tax Treatments”), and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the Managers of the Company have unanimously, pursuant to and in accordance with the Company OA: (a) determined that it is in the best interests of the Company and the Members of the Company, and declared it advisable, for the Company to enter into this Agreement and the Ancillary Documents and consummate the Merger and the other Transactions; and (b) approved this Agreement, the Ancillary Documents and the Transactions on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of the Purchaser has unanimously: (a) determined that the Merger is in the best interests of the Purchaser and the Purchaser Shareholders, as a whole, and declared it advisable for the Purchaser to enter into this Agreement and the Ancillary Documents providing for the Merger and the other Transactions; (b) approved this Agreement, the Ancillary Documents and the Transactions on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the Merger and the other Transactions be adopted by the Purchaser Shareholders;

WHEREAS, the Purchaser, as the sole member of Merger Sub, has approved and adopted this Agreement, the Ancillary Documents, the Merger and the other Transactions; and

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, the Purchaser shall provide an opportunity to the holders of its public shares to have their public shares redeemed on the terms and conditions set forth in this Agreement and the Purchaser’s Organizational Documents, which redemption shall occur at least one (1) day prior to the Domestication as set forth in this Agreement (the “Redemption”).

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other consideration, the receipt and sufficiency of which is acknowledged and agreed to by the Parties, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I

THE TRANSACTIONS

Section 1.01 The Domestication.

(a) Domestication. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), and in accordance with the DGCL and the Companies Act, at least one (1) day after the Redemption and at least one (1) day prior to the Closing, the Purchaser shall, in accordance with applicable Law, any applicable rules and regulations of the SEC, Nasdaq and the Purchaser’s Organizational Documents, as applicable, cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to the Purchaser and the Company, together with the Purchaser Charter upon Domestication, in each case, in accordance with the provisions thereof and applicable Law, (b) adopting the Purchaser Bylaws upon Domestication, (c) completing and making and procuring all those filings required to be made with

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the Cayman Registrar in connection with the Domestication, and (d) filing with the Cayman Registrar all applicable notices, declarations, affidavits, statements of assets and liabilities, shareholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 of the Cayman Companies Act and obtaining a certificate of de-registration from the Cayman Registrar.

(b) Effect on Purchaser Securities. (i) Immediately prior to the Domestication, (x) pursuant to the Sponsor Support Agreement, each then issued and outstanding Purchaser Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) Purchaser Class A Ordinary Share and (y) each Cayman Purchaser Private Placement Warrant forfeited to the Purchaser by the Sponsor in the Sponsor Forfeiture pursuant to the Sponsor Support Agreement shall be cancelled and shall cease to exist and (ii) in connection with the Domestication, (x) each then issued and outstanding Purchaser Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock; (y) each then issued and outstanding Cayman Purchaser Warrant shall convert automatically into one (1) Domesticated Purchaser Warrant, pursuant to the Warrant Agreement; and (z) each then issued and outstanding Cayman Purchaser Units shall be cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated Purchaser Common Stock and one-half (1/2) of one Domesticated Purchaser Warrant.

Section 1.02 The Merger.

(a) Effective Time. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), on the Closing Date the Company and Merger Sub shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company, Merger Sub and Purchaser and specified in the Certificate of Merger, being the “Effective Time”).

(b) Merger. At the Effective Time, upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company after the Merger and as a direct, wholly-owned subsidiary of the Purchaser. References to the Company for periods after the Effective Time shall include the Surviving Company.

(c) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

(d) Governing Documents. At the Effective Time, the operating agreement of the Surviving Company shall be amended and restated to be the Seventh A&R Company OA.

(e) Directors and Officers of the Surviving Company. Immediately after the Effective Time, the initial board of directors and executive officers of the Surviving Company shall be as be determined by the Company and the Purchaser (solely with respect to its designee) pursuant to Section 6.18 and otherwise in accordance with the terms of this Agreement.

Section 1.03 Further Assurances. From time to time after the Closing Date, upon the reasonable written request of any Party, each Party shall execute, acknowledge and deliver such further instruments and documents, and take such additional reasonable action, to effect, consummate, confirm or evidence the Transactions and carry out the purpose this Agreement.

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Article II

CONSIDERATION

Section 2.01 Pre-Effective Time Conversion of Company Class C and Class C-1 Convertible Preferred Units. Immediately prior to the Effective Time, (i) each Company Warrant exercisable for Company Class C Convertible Preferred Units or Company Class C-1 Convertible Preferred Units that is outstanding and unexercised immediately prior to the Effective Time shall automatically be exercised on a cashless basis in full in accordance with its terms and (ii) immediately thereafter, each issued and outstanding Company Class C Convertible Preferred Unit and each issued and outstanding Company Class C-1 Convertible Preferred Unit (including each Company Class C Convertible Preferred Unit and Company Class C-1 Convertible Preferred Unit issued upon the automatic exercise described in the preceding clause (i)) shall automatically convert into such number of Company Class B Units into which such Company Class C Convertible Preferred Unit or Company Class C-1 Convertible Preferred Unit, as applicable, are convertible in connection with the Merger pursuant to the Company’s Organizational Documents. Upon such conversion, all of the Company Class C Convertible Preferred Units and Company Class C-1 Convertible Preferred Units converted into Company Class B Units shall no longer be outstanding and shall cease to exist, and each holder of Company Class C Convertible Preferred Units and Company Class C-1 Convertible Preferred Units shall thereafter cease to have any rights with respect to such securities.

Section 2.02 Consideration.

(a) Class A Convertible Preferred Units. The consideration to be paid in, or in connection with, the Merger to a holder in respect of each Company Class A-1 Convertible Preferred Unit or Company Class A-2 Convertible Preferred Unit shall be one (1) share of Domesticated Purchaser Series A Preferred Stock (the “Per Class A Convertible Preferred Unit Consideration”).

(b) Company Class A Preferred Investor Warrants. The consideration to be paid in, or in connection with, the Merger to a holder in respect to each Company Class A-1 Preferred Investor Warrants or Company Class A-2 Preferred Investor Warrants shall be such number of Domesticated Purchaser Series A Investor Warrant(s) eligible to purchase a number of shares of Domesticated Purchaser Common Stock equal to the product of (i) the number of Company Class A Units that would be issued upon full exercise of such Company Class A-1 Preferred Investor Warrants or Company Class A-2 Preferred Investor Warrants immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio (the “Class A Preferred Investor Warrant Consideration”).

(c) All Other Company Securities. The aggregate consideration to be paid to holders of all other equity interests of the Company in, or in connection with, the Merger shall be the Aggregate Base Consideration plus, subject to the vesting and forfeiture conditions specified in Section 2.04, the Aggregate Earn-out Consideration. The consideration to be paid in, or in connection with, the Merger in respect of each Company Class A Unit and each Company Class B Unit that is issued and outstanding, or deemed to be issued and outstanding (after giving effect to the conversion described in Section 2.01 and including all Company Class A Units and Company Class B Units deemed to be issued and outstanding pursuant Section 2.03 and Section 2.03(b)(i)), immediately prior to the Effective Time shall be (i) a number of shares of Domesticated Purchaser Common Stock equal to the Exchange Ratio (the “Per Unit Base Consideration”) and (ii) the right to receive, subject to the vesting conditions specified in Section 2.04, a number of shares of Domesticated Purchaser Common Stock equal to the Earn-out Exchange Ratio (the “Per Unit Earn-out Consideration”).

Section 2.03 Conversion of Securities.

(a) Effect on Company Units. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing:

(i) each Company Unit that is owned by the Purchaser, Merger Sub or the Company (in treasury or otherwise) immediately prior to the Effective Time (each, an “Excluded Unit”) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefore;

(ii) each Company Incentive Unit that is issued and outstanding immediately prior to the Effective Time (other than Excluded Units) shall, by virtue of the occurrence of the Merger, (x) to the extent the holder of such Company Incentive Unit is continuously employed by or providing services to the Company from the date hereof through the Effective Time, shall be automatically deemed to be fully vested, (y) regardless of such employment or service status, shall be automatically deemed exchanged or converted (on a cashless basis) into the number of

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whole Company Class A Units determined in accordance with the Company Incentive Unit Exchange Calculation and in accordance with the terms of such Company Incentive Unit, the Company OA and the Company Incentive Plan, and (z) each Company Class A Unit issued or issuable upon such deemed exchange or conversion shall be treated as being issued and outstanding immediately prior to the Effective Time and, pursuant to Section 2.03(a)(iii) (and without duplication) shall be canceled and converted into the right to receive the Per Unit Base Consideration and the Per Unit Earn-out Consideration;

(iii) each Company Class A Unit that is issued and outstanding immediately prior to the Effective Time (other than Excluded Units) shall be cancelled and converted into the right to receive the Per Unit Base Consideration and the Per Unit Earn-out Consideration;

(iv) each Company Class B Unit that is issued and outstanding immediately prior to the Effective Time (other than Excluded Units) shall be cancelled and converted into the right to receive the Per Unit Base Consideration and the Per Unit Earn-out Consideration; and

(v) each Company Class A-1 Convertible Preferred Unit and each Company Class A-2 Convertible Preferred Unit that is issued and outstanding immediately prior to the Effective Time (other than Excluded Units) shall be cancelled and converted into the right to receive the Per Class A Convertible Preferred Unit Consideration.

(b) Effect on Company Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing:

(i) each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time shall automatically be exercised on a cashless basis in full in accordance with its terms immediately prior to the Effective Time, and each Company Class A Unit or Company Class B Unit issued or issuable upon such exercise shall be treated as being issued and outstanding immediately prior to the Effective Time and, pursuant to Section 2.03(a)(iii) or (iv) (and without duplication) shall be canceled and converted into the right to receive the Per Unit Base Consideration and the Per Unit Earn-out Consideration; and

(ii) each Company Class A-1 Preferred Investor Warrant and Company Class A-2 Preferred Investor Warrant shall be cancelled and converted into the right to receive a Domesticated Purchaser Series A Investor Warrant exercisable for a number of shares of Domesticated Purchaser Common Stock equal to the product of (i) the aggregate number of Company Class A Units that would be issued upon full exercise of such Company Class A-1 Preferred Investor Warrants or Company Class A-2 Preferred Investor Warrant multiplied by (ii) the Exchange Ratio.

Section 2.04 Earnout.

(a) Earn-out Consideration. Following the Closing, within five (5) Business Days after the occurrence of a Triggering Event, the Purchaser shall issue or cause to be issued to the Eligible Stockholders (based on their respective Pro Rata Shares), the following shares of Domesticated Purchaser Common Stock (which shall be equitably adjusted for any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to shares of Domesticated Purchaser Common Stock occurring after the Closing, the “Aggregate Earn-out Consideration”), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Documents:

(i) Upon the occurrence of Triggering Event I, a one-time issuance of 5,000,000 Earnout Shares; and

(ii) Upon the occurrence of Triggering Event II, a one-time issuance of 5,000,000 Earnout Shares.

(b) If, during the Earnout Period, there is a Change of Control pursuant to which the Purchaser or its stockholders have the right to receive consideration implying a value per share of Domesticated Purchaser Common Stock (as determined in good faith by the Post-Closing Purchaser Board) of:

(i) less than $15.00, then Section 2.04(a) and this Section 2.04(a)(b) shall terminate and no further shares of Domesticated Purchaser Common Stock shall be issuable thereunder or hereunder;

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(ii)  greater than or equal to $15.00 but less than $20.00, then, (A) immediately prior to such Change of Control, the Company shall issue 5,000,000 shares of Domesticated Purchaser Common Stock to the Eligible Stockholders (based on their respective Pro Rata Shares) (less any Earnout Shares issued prior to such Change of Control pursuant to Section 2.04(a)(i) or (ii); provided, that such reduction shall not reduce the number of shares required to be issued to a number that is below zero) and (B) thereafter, Section 2.04(a) and this Section 2.04(a)(b) shall terminate and no further Earnout Shares shall be issuable thereunder or hereunder;

(iii) greater than or equal to $20.00, then (A) immediately prior to such Change of Control, the Company shall issue 10,000,000 shares of Domesticated Purchaser Common Stock to the Eligible Stockholders (based on their respective Pro Rata Shares) (less any Earnout Shares issued prior to such Change of Control pursuant to Sections (i) or (ii); provided, that such reduction shall not reduce the number of shares required to be issued to a number that is below zero) and (B) thereafter, Section 2.04(a) and this Section 2.04(a)(b) shall terminate and no further Earnout Shares shall be issuable thereunder or hereunder;

(c) The Common Stock Price targets set forth in the definitions of Triggering Event I and Triggering Event II, and in Sections Section 2.04(a)(i) and (ii) shall be equitably adjusted for any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to shares of Domesticated Purchaser Common Stock occurring after the Closing.

(d) No certificates or scrip or shares representing fractional Earnout Shares shall be issued pursuant to this Section 2.04 and such fractional share interests will not entitle the owner thereof to vote or to have any rights of shareholder. In lieu of any fractional Earnout Shares to which any holder of Eligible Stockholder would otherwise be entitled, the Company shall round down to the nearest whole Earnout Share. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Section 2.05 No Fractional Shares. No fractional shares of Domesticated Purchaser Common Stock, or certificates or scrip representing fractional shares of Domesticated Purchaser Common Stock, will be issued upon the conversion of the Company Securities pursuant to the Merger, and any such fractional shares or interests therein will not entitle the owner thereof to vote or to any rights of a stockholder of Purchaser. Any fractional shares of Domesticated Purchaser Common Stock will be rounded down to the nearest whole number.

Section 2.06 Withholding. Notwithstanding any other provision to this Agreement, the Purchaser, Merger Sub, the Company, and the Surviving Company (and their respective Representatives) shall be entitled to deduct and withhold from any amount payable to any Person pursuant to this Agreement such Taxes that are required to be deducted or withheld with respect to such amounts under the Code, or under any provision of U.S. state or local or non-U.S. tax law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, the Purchaser, Merger Sub, the Company and the Surviving Company shall use commercially reasonable efforts to provide recipients of consideration with a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Merger treated as compensation, the Parties shall reasonably cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

Article III

CLOSING

Section 3.01 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Transactions (other than the transactions contemplated by this Agreement that by their nature are to be satisfied prior to the Closing) (the “Closing”) shall take place by electronic exchange of documents and signatures at a time and date to be specified in writing by the Parties, which date shall be no later than the third (3rd) Business Day after all the Closing conditions in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

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Section 3.02 Closing Documents.

(a) Purchaser Closing Certificate. Four (4) Business Days prior to the Closing, the Purchaser shall deliver to the Company a written notice setting forth the Purchaser’s good faith calculation of the following: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Redemptions; (ii) the aggregate amount of the Purchaser Transaction Costs as of the Closing; and (iii) the number of shares of Domesticated Purchaser Common Stock and Domesticated Purchaser Warrants, in each case, to be outstanding as of the Closing and after giving effect to the Domestication, the Redemption and the issuance of securities in connection with the consummation of the PIPE Investment and any forfeiture of Domesticated Purchaser Warrants pursuant to the Sponsor Support Agreement (but excluding any shares of Domesticated Purchaser Common Stock to be issued in the Merger).

(b) Company Closing Certificate. Four (4) Business Days prior to the Closing, the Company shall deliver to the Purchaser a written notice setting forth the Company’s good faith calculation of the aggregate amount of the Company Transaction Costs as of the Closing, including all invoices, wire instructions and applicable Tax forms for each Person owed (and any other supporting details reasonably requested by the Purchaser).

Section 3.03 Payment of Expenses.

(a) Company Transaction Costs. On the Closing Date, the Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all Company Transaction Costs.

(b) Purchaser Transaction Costs. On the Closing Date, the Purchaser shall pay or cause to be paid by wire transfer of immediately available funds all Purchaser Transaction Costs.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Company to the Purchaser (the “Company Disclosure Letter”) prior to or in connection with the execution and delivery of this Agreement or as are disclosed in the Company Financials, the Company hereby represents and warrants to the Purchaser and Merger Sub, as of the date hereof and as of the Closing, as follows:

Section 4.01 Organization and Standing. The Company is a Delaware limited liability company duly formed, validly existing and in good standing under the DLLCA and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to the Target Companies, taken as a whole. Each Subsidiary of the Company is a corporation, limited liability company or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to the Target Companies, taken as a whole. Each Subsidiary of the Company is duly qualified or licensed and in good standing in the jurisdiction in which it is formed or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has provided to the Purchaser accurate and complete copies of the Target Companies’ Organizational Documents, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

Section 4.02 Authorization; Binding Agreement. The Target Companies have all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Target Companies’ respective obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which each Target Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the applicable Target Company’s board of managers (or other similar governing body) in accordance with such Target Companies’ Organizational Documents, the DLLCA, any other applicable Law or any Contract to which such Target Company or any of its members is a party or by which it or its securities are bound and (b) no other proceedings on the part of the Target Companies are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Target Companies are or

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are required to be a party shall be when delivered, duly and validly executed and delivered by the Target Companies and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Target Companies, enforceable against the Target Companies in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of Managers, by resolutions duly adopted, has (i) determined that this Agreement, the Ancillary Documents and the Transactions are advisable, and in the best interests of, the Company and its Members and (ii) approved this Agreement and the Ancillary Documents and the Transactions in accordance with the DLLCA, the Company’s Organizational Documents and any other applicable Law. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Transactions do not require the approval of the Members in their capacity as such, or by any class or series of Members, or by holders of any other Company Securities, pursuant to the Company OA, the DLLCA and any other applicable Laws.

Section 4.03 Capitalization.

(a) Set forth on Section 4.03(a) of the Company Disclosure Letter is a true, correct and complete list of each record holder of Company Securities and the number and type of Company Securities held by each such holder as of the date hereof, subject to the additional information set forth on Section 4.03(a) of the Company Disclosure Letter.

(b) Prior to giving effect to the Transactions, all of the Company Securities are and will be owned free and clear of any Liens other than those imposed under the Company’s Organizational Documents, applicable securities Laws, or as set forth on Section 4.03(b)(i) of the Company Disclosure Letter, and other than such securities, the Company does not have any other issued or outstanding membership or any other securities. All of the issued and outstanding Company Securities have been duly authorized and validly issued in accordance with all applicable Laws, including applicable securities Laws, and the Company’s Organizational Documents, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, except where such violation or failure would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. Except as set forth on Section 4.03(b)(ii) of the Company Disclosure Letter, there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its security holders is a party or bound relating to any membership interests or other Company Securities, whether or not outstanding. Except as set forth on Section 4.03(b)(iii) of the Company Disclosure Letter, there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company Securities. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Target Companies to repurchase, redeem or otherwise acquire any equity interests or securities of such Target Company, nor has any Target Company granted any registration rights to any Person with respect to such Target Companies’ securities. Except as set forth on Section 4.03(b)(iv) of the Company Disclosure Letter, valid 83(b) election has been made with respect to each Company Incentive Unit that is intended to constitute a “profits interest” within the meaning of the Revenue Procedure 93-27, 1993-27 C.B 343 and Revenue Procedure 2001-43, 2001-2 C.B. 1991. Except as disclosed in the Company Financials, since December 31, 2021, the Company has not declared or paid any distribution in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of managers of the Company has not authorized any of the foregoing.

(c) Except as provided for in this Agreement, as a result of the consummation of the Transactions, no units, warrants, options or other securities of the Target Companies are issuable and no rights in connection with any units, warrants, options or other securities of the Target Companies accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 4.04 Subsidiaries. Section 4.04 of the Company Disclosure Letter sets forth the names of the Company’s direct and indirect Subsidiaries, and with respect to each Subsidiary (a) their jurisdiction of incorporation or organization, (b) all names other than its legal name under which any Subsidiary does business, as applicable, (c) its authorized shares or other equity interests (if applicable) and (d) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and
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were, in all material respects, offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than, if any, those imposed by such Subsidiary’s Organizational Documents, applicable securities Laws, Permitted Liens or immaterial Liens).

Section 4.05 No Conflict; Governmental Consents and Filings.

(a) Except as otherwise described in Section 4.05(a) of the Company Disclosure Letter, subject to the receipt of consents, approvals, authorizations and other requirements set forth in Section 4.02 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement (including the consummation by the Target Companies of the Transactions) and the other Ancillary Documents to which the Target Companies are a party by the Target Companies, do not and will not: (i) violate any provision of, or result in the breach of, any applicable Law to which any Target Company is subject or by which any property or asset of any Target Company is bound; (ii) conflict with or violate the Organizational Documents of any Target Company; (iii) violate any provision of or result in a breach, default or acceleration of, require a consent under, or create any right to payment under any Company Material Contract, material Company Real Property Lease (as defined in Section 4.16(b) herein) or Material Current Government Contract, or terminate or result in the termination of any Company Material Contract, material Company Real Property Lease or Material Current Government Contract, or result in the creation of any Lien (other than a Permitted Lien) under any Company Material Contract, material Company Real Property Lease or Material Current Government Contract upon any of the properties or assets of any Target Company, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien (other than a Permitted Lien); or (iv) result in a violation or revocation of any required Consents, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i), (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or to have a Company Material Adverse Effect.

(b) Assuming the truth and completeness of the representations and warranties of the Purchaser and Merger Sub contained in this Agreement, no consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Target Companies with respect to the Target Companies’ execution, delivery or performance of this Agreement, any of the other Ancillary Documents to which it is a party or the consummation by the Target Companies of the Transactions, except for: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) compliance with any applicable requirements of the securities Laws; and (iii) as otherwise disclosed on Section 4.05(b) of the Company Disclosure Letter.

Section 4.06 Financial Statements.

(a) The Company has provided to the Purchaser true, correct and complete copies of: (i) the unaudited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto) as of and for the (x) year ended December 31, 2023 and (y) six month periods ending June 30, 2024 and June 30, 2023, each consisting of the consolidated balance sheets of the Target Companies as of such dates and the related consolidated income statements and statements of cash flows for the periods then ended (the “Draft Company Financials”) and (ii) the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto) as of and for the year ended December 31, 2022, consisting of the consolidated audited balance sheet of the Target Companies as of such date and the related consolidated audited income statement, changes in member equity and statement of cash flows for the fiscal year then ended, audited in accordance with GAAP and PCAOB (the “Audited Company Financials”, together with the Draft Company Financials, the “Company Financials”). The Company Financials were derived in all material respects from the books and records of the Target Companies, which books and records are, in all material respects, true, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices. The Company Financials, when delivered, will have been prepared in all material respects, in accordance with GAAP consistently applied throughout the periods covered thereby and present fairly in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Target Companies as of the dates and for the periods indicated in such Company Financials in conformity with GAAP (except in the case of the Draft Company Financials that cover a period of less than one year for the absence of footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount) and were derived from and accurately reflect in all material respects, the books and records of each of the Target Companies. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

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(b) The Target Companies have established and maintain a system of internal controls. Such internal controls are designed to provide reasonable assurance that (i) transactions are executed in all material respects in accordance with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for each Target Company’s assets.

(c) The Company has not identified and has not received written notice from an independent auditor of (x) any significant deficiency or material weakness in the system of internal controls utilized by the Company (other than a significant deficiency or material weakness that has been previously disclosed in writing to Purchaser and is set forth on Section 4.06(c) of the Company Disclosure Letter), (y) any material fraud that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company or (z) any claim or allegation regarding any of the foregoing.

(d) There are no outstanding loans or other extensions of credit made by any Target Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of any Target Company.

Section 4.07 Undisclosed Liabilities. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any Target Company of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Company Financials or disclosed in the notes thereto; (b) incurred in the ordinary course of the operation of business of the Company since the date of the most recent balance sheet included in the Company Financials; (c) incurred in connection with the Transactions; or (d) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.08 Absence of Certain Changes. Except as set forth on Section 4.08 of the Company Disclosure Letter, and for activities conducted in connection with this Agreement and the transactions contemplated hereby, since June 30, 2024 through the date of this Agreement, (a) each Target Company has conducted its business in the ordinary course of business consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) no Target Company has taken any action or committed or agreed to take any action that would be prohibited by Section 6.02(b) (without giving effect to Section 6.02(b) of the Company Disclosure Letter) if such action were taken on or prior to the Closing without the consent of the Purchaser.

Section 4.09 Compliance with Laws. Provided that this Section 4.09 shall not apply with respect to the matters covered by Section 4.25:

(a) Each Target Company has, during the past five (5) years, complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and would not reasonably expected to be, material to the Target Companies, taken as a whole. Except as disclosed on Section 4.09 of the Company Disclosure Letter, no written, or to the Knowledge of the Company, oral notice of non-compliance with any applicable Law has been received that, individually or in the aggregate, would reasonably be expected to be material to the Target Companies, taken as a whole.

(b) Each Target Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders, or other Consents from Governmental Authorities and/or third Persons (the “Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted and is in compliance with all terms and conditions of such Approvals, in each case, except where the failure to have such Approvals or be in compliance therewith, individually or in the aggregate, have not been and would not reasonably be expected to be, material to the Target Companies, taken as a whole.

Section 4.10 Government Contracts. Section 4.10 of the Company Disclosure Letter sets forth a list of each Contract with a Governmental Authority in existence as of the date hereof that involves aggregate payments to the Target Companies that are reasonably expected to be in excess of $500,000 (each, a “Material Current Government Contract”). Each Material Current Government Contract was legally awarded to the Target Companies, as applicable. Except as would not reasonably be expected to be material to the Target Companies, taken as a whole, and except for any Material Current Government Contract that is terminated or expires following the date hereof in accordance with its terms, all Material Current Government Contracts are: (i) a legal, valid binding obligation of the Target Companies, as applicable; and (ii) in full force and effect and enforceable against the Target Companies, as applicable, in accordance with its terms, in each case subject to the Enforceability Exceptions.

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Section 4.11 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all material Permits required to own, lease and operate its assets and properties as presently owned, leased or operated (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all the Company Permits, all of which are listed on Section 4.11 of the Company Disclosure Letter. To the Knowledge of the Company, each Company Permit is in full force and effect and will upon its termination or expiration will be timely renewed or reissued upon terms and conditions substantially similar to its existing terms and conditions and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Company Permit. Each Target Company has at all times operated in material compliance with all Company Permits applicable to such Target Company.

Section 4.12 Litigation. Except as described on Section 4.12 of the Company Disclosure Letter, there is no (a) Legal Proceeding of any nature currently pending or, to the Knowledge of the Company, threatened, against any Target Company or any of its properties or assets, or, to the Knowledge of the Company, any of the directors or officers of any Target Company with regard to their actions as such, in which the reasonably expected damages are in excess of $1,000,000 or which otherwise is reasonably expected to result in an Order for specific performance, an injunction or other equitable relief; (b) to the Knowledge of the Company, there are no pending or threatened, audits, examinations or investigations by any Governmental Authority against any Target Company that, individually or in the aggregate, would reasonably be expected to be material to the Target Companies, taken as a whole; (c) pending or threatened in writing Legal Proceedings by any Target Company against any third party that, individually or in the aggregate, would reasonably be expected to be material to the Target Companies, taken as a whole; (d) settlements or similar agreements that impose any material ongoing obligations or restrictions on any Target Company that, individually or in the aggregate, would reasonably be expected to be material to the Target Companies, taken as a whole; and (e) Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon any Target Company or any of their respective properties or assets, or, to the Company’s Knowledge, any of the directors or officers of any Target Company with regard to their actions as such that, individually or in the aggregate, would reasonably be expected to be material to the Target Companies, taken as a whole.

Section 4.13 Material Contracts.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xviii) below, to which, as of the date of this Agreement, any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Section 4.13(a) of the Company Disclosure Letter, a “Company Material Contract”). True, correct, complete copies of the Company Material Contracts, including amendments thereto, have been delivered or made available to the Purchaser. The Company Material Contracts include:

(i) Each Contract that contains covenants that limit the ability of any Target Company (or purports to bind any Affiliate thereof) (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) Each joint venture Contract, profit-sharing agreement, partnership, limited liability company agreement with a third party or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) Each Contract that involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) Each Contract that is reasonably anticipated to involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

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(v) Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of any Target Company (other than in the ordinary course of business), in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business) occurring in the last three (3) years and/or relating to pending or future acquisitions or dispositions, in each case, involving aggregate payments in excess of $500,000;

(vi) Each obligation to make payments in excess of $1,000,000, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii) Each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property, and (B) involves aggregate annual payments in excess of $400,000 for agreements related to real property and $1,000,000 for agreements related to personal property;

(viii) Each Contract that by its terms, individually or with all related Contracts, that is reasonably anticipated to call for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $1,000,000 per year or $5,000,000 in the aggregate;

(ix) Each Contract with any Top Customer or Top Supplier (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice that do not contain any material terms relating to the Contract underlying the applicable Top Customer or Top Supplier relationship);

(x) Each collective bargaining (or similar) agreement or Contract between the Target Company on one hand, and any labor union or other body representing employees of the Target Company on the other hand;

(xi) Each Contract that is reasonably anticipated to obligate the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $1,000,000;

(xii) Each Contract that is between any Target Company and any directors, officers or employees of a Target Company that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions;

(xiii) Each Contract that obligates the Target Companies to make any capital commitment or expenditure in excess of $1,000,000 (including pursuant to any joint venture);

(xiv) Each Contract that relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations) in excess of $1,000,000;

(xv) Any Contract that provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney to act on behalf of any Target Company or to act on behalf of any manager, director or officer of any Target Company with respect to any Target Company;

(xvi) Each Contract which (A) contains any assignment or any covenant not to assert or enforce, any Intellectual Property material to the business of any Target Company; (B) pursuant to which any Intellectual Property material to the business of any Target Company is or was developed by, with or for any Target Company; or (C) pursuant to which any of the Target Companies either (1) grants to a third Person (I) a license, immunity, or other right in or to any Intellectual Property material to the business of any Target Company or (II) an exclusive license, immunity, or other right in or to any Owned Intellectual Property, or (2) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property or IT Assets material to the business of any Target Company, in the case of both (1) and (2) excluding (unless they otherwise qualify as Company Material Contracts under a different subsection of this Section 4.13): (w) non-exclusive licenses of Owned Intellectual Property granted to suppliers, customers or end users in the ordinary course of business; (x) licenses of Open Source Software; (y) Off-the-Shelf Software; and (z) invention assignment and confidentiality agreements with employees and contractors on standard forms made available to Purchaser and without any material deviations or exceptions;

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(xvii) Each Contract involving transactions with an Affiliate of any Target Company (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Organizational Documents); and

(xviii) Each Contract that is a settlement, conciliation, or similar agreement with any Governmental Authority or pursuant to which any Target Company will have material outstanding obligations after the date hereof, and excluding any such agreements that are releases entered into with former employees or independent contractors in the ordinary course of business.

(b) Except as disclosed in Section 4.13(b) of the Company Disclosure Letter, with respect to each Company Material Contract or for any Company Material Contract that is terminated or expires following the date hereof in accordance with its terms: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) except as would not reasonably be expected to be material to the Target Companies, taken as a whole the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach of or default under, in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach of or default under by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and, to the Knowledge of the Company no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

Section 4.14 Intellectual Property.

(a) Section 4.14(a)(i) of the Company Disclosure Letter sets forth a true, accurate, and complete list of: all U.S. and foreign registered or issued Intellectual Property and applications owned by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates. Each item of Company Registered IP is subsisting, and to the Knowledge of the Company, valid and enforceable. Each Target Company owns, free and clear of all Liens (other than Permitted Liens or any Liens set out on Section 4.14(a)(ii) of the Company Disclosure Letter), has valid and enforceable rights in, and has the right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid present assignments of inventions from each inventor. Except as set forth on Section 4.14(a)(iii) of the Company Disclosure Letter, all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP.

(b) Each Target Company has a valid and enforceable written license or other valid right to use all other Company IP, including Intellectual Property that is the subject of the inbound Company IP Licenses applicable to such Target Company. The inbound Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of any Company IP License in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. No Target Company is party to any Contract that requires a Target Company to assign to any Person any or all of its rights in any Intellectual Property developed by a Target Company under such Contract.

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(c) No Legal Proceeding has been made in the last six (6) years or is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Owned Intellectual Property, nor, to the Knowledge of the Company, is there any reasonable basis for any such Legal Proceeding. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the outbound Company IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Owned Intellectual Property or otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past six (6) years has infringed upon, misappropriated or otherwise violated any Owned Intellectual Property.

(d) No current or former officers, employees, independent contractors, or other third parties employed or engaged by a Target Company has any ownership interest in any Owned Intellectual Property and no Person has claimed or asserted in writing any ownership interest or other rights in or to any Owned Intellectual Property. To the Company’s Knowledge, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s reasonable efforts to promote the interests of the Target Companies, or that would conflict with the business of any Target Company as presently conducted. Each Target Company has taken commercially reasonable efforts and security measures in order to maintain, preserve and protect all material Owned Intellectual Property, including to protect the secrecy, confidentiality and value of the material Company IP. All Persons who have participated in or contributed to the creation or development of any material Owned Intellectual Property have executed written agreements pursuant to which all of such Person’s right, title and interest in and to any such Owned Intellectual Property has been irrevocably assigned (by a present tense assignment) to one or more of the Target Companies (or all such right, title, and interest vested in one or more of the Target Companies by operation of Law).

(e) Each Target Company is in all material respects in compliance with all licenses governing any Open Source Software that is incorporated into, used, intermingled, or bundled with any material Company Software. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any Company Software in a manner that requires any Target Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code to such Company Software; (ii) license any such Company Software or other material Owned Intellectual Property for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any such Company Software or other material Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents (“Copyleft Terms”).

(f) No government funding, resources or assistance, nor any facilities of a university, college, other educational institution, or similar institution, or research center or private or commercial third parties in their respective research and development activities were used by any Target Company in the development of any Owned Intellectual Property. No Governmental Authority has any (i) ownership interest or exclusive license in or to any Owned Intellectual Property, (ii) “unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and in 48 C.F.R. § 252.227-7013(a)) in or to any of the Company Software, or (iii) “march in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting material Owned Intellectual Property. No Target Company is a member of or party to, or has participated in any patent pool, industry standards body, trade association or other organization pursuant to the rules of which any Target Company is obligated to license or offer to license any existing or future Owned Intellectual Property to any Person.

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(g) To the Knowledge of the Company, no Person has obtained unauthorized access to information, data (including personally identifiable information), IT Assets or Software in the possession of a Target Company or in their custody, control, or otherwise held or processed on their behalf nor has there been any loss, damage, disclosure, use, breach of security, or other compromise of the security, confidentiality or integrity of such IT Assets, Software, information, or data. To the Knowledge of the Company, no Target Company has experienced any material information security incident that has compromised the integrity or availability of the information technology, operational technology, or software applications the Target Companies own, operate, or outsource or the information and data thereon. Except as would not reasonably be expected to have a Company Material Adverse Effect, no material written or oral complaint, or notice of any claims or investigations, relating to an improper use or disclosure of, or a breach in the security of, any such information or data or relating to any information security-related incident has been received by a Target Company nor has a Target Company notified in writing, or been required by applicable Laws or Contract to notify in writing, any person or entity of any personal data or information security-related incident.

(h) The consummation of any of the Transactions will not result in (i) any material violation of any data privacy or cybersecurity laws; or (ii) the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (a) any Contract providing for the license or other use of material Intellectual Property owned by a Target Company, or (b) any Company IP License.

Section 4.15 Taxes and Returns. Except in each case as set forth on Section 4.15 of the Company Disclosure Letter:

(a) Each Target Company (i) has or will have timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and all such Tax Returns are true, accurate, correct and complete in all material respects, and (ii) has timely paid, collected, withheld or remitted, or caused to be timely paid, collected, withheld or remitted, all income and other material Taxes required to be paid, collected, withheld or remitted by it, whether or not such Taxes are shown as due and payable on any Tax Return. Each Target Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Legal Proceeding currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file any Tax Returns or a particular type of Tax Return or pays any Tax or a particular type of Tax that it is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) There is no claim, assessment, audit, examination, investigation or other Legal Proceeding that is pending, or to the Knowledge of the Company, threatened against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claim, deficiency or assessment against it. No Target Company is currently contesting any material Tax liability before any Governmental Authority.

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has timely and properly collected or withheld all Taxes required to be collected or withheld by it, timely remitted such Taxes to the appropriate Governmental Authorities, and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(f) No Target Company has requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending.

(g) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date; (iv)any intercompany transaction described in Treasury Regulations under

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Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (v) any “closing agreement” pursuant to Section 7121 of the Code or any other agreement or arrangement with a Governmental Authority relating to Taxes.

(h) No Target Company has participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law).

(i) No Target Company has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes. No Target Company has any Liability or potential Liability for the Taxes of another Person (other than another Target Company) (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) or under any other applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes.

(j) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(k) The Company is, and has at all times since February 11, 2024 been, classified as a C corporation for U.S. federal state and local income tax purposes. The Company was at all times since its formation until and through February 10, 2024, classified as a disregarded entity or partnership for U.S. federal income tax purposes. The U.S. federal income tax classification of each of the Company’s Subsidiaries is as set forth on Section 4.15(k) of the Company Disclosure Letter.

(l) No Target Company has ever owned (directly or indirectly) (i) any interest in a “controlled foreign corporation” (within the meaning of Section 957 of the Code) or (ii) any interest in a “passive foreign investment company” (within the meaning of Section 1297 of the Code).

(m) No Target Company has ever had a permanent establishment, office, branch, fixed place of business or other taxable presence in any country other than the country of its organization.

(n) No Target Company has (i) made an election to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act or made any such deferral or election pursuant to the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 or (ii) obtained a loan under the Paycheck Protection Program under the CARES Act, in each case, that remains outstanding.

(o) No Target Company has been a party to any transaction that was purported or intended to be treated as a distribution of stock qualifying, in whole or in part, for tax-free treatment under Section 355 of the Code (or any corresponding or similar provision of U.S. state or local Tax Law) within the past three (3) years.

(p) No Target Company has knowingly taken any action, nor is aware of any fact or circumstance, that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments.

Section 4.16 Real Property.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a true, correct, and complete listing of all real property owned by the Target Companies (the “Company Owned Properties”), including the street address and owner thereof. The Company has made available to the Purchaser true, correct, and complete copies of the deeds and other instruments in its possession by which the applicable Target Company acquired such Company Owned Properties, together with any title insurance policies, the most recent title reports and surveys with respect to such Company Owned Property to the extent such items are in its possession. The applicable Target Company has good and indefeasible fee simple title to each such Company Owned Property free and clear of all Liens (other than Permitted Liens). Other than the Company Owned Properties, the Target Companies do not own any real property. There are

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no parties in possession, as tenants, licensees or, to the Knowledge of the Company, otherwise, or parties having any option, right of first offer or first negotiation or right of first refusal or other similar rights granted to third parties to purchase or lease the Company Owned Properties or any portion thereof or interest therein. There is no condemnation or eminent domain proceedings pending or, to the Knowledge of the Company, threatened with respect to any of the Company Owned Properties or any portion thereof.

(b) Section 4.16(b) of the Company Disclosure Letter contains a true, correct and complete list of all premises currently leased or subleased or otherwise used or occupied (but not owned) by a Target Company for the operation of the business of a Target Company (the “Company Leased Real Properties”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof, waivers thereto or guarantees thereof (collectively, the “Company Real Property Leases”), including the street address thereof (if applicable) and parties to such Company Real Property Leases. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases. Each Company Real Property Lease is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). With respect to each Company Real Property Lease, (i) no Target Company is in breach of or default, in any material respect, under any Company Real Property Lease, (ii) no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a material breach or default by a Target Company and, (iii) to the Knowledge of the Company, no other party to such Company Real Property Lease is in breach or default, in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Real Property Lease. No Target Company has leased, licensed or otherwise granted use or occupancy rights with respect to any Company Leased Real Property or any portion thereof to any third party. No party to any Company Real Property Lease has exercised any termination rights with respect thereto. To the Knowledge of the Company there is no condemnation or eminent domain proceedings pending or threatened with respect to any of the Company Leased Real Properties or any portion thereof.

Section 4.17 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than $500,000 is set forth on Section 4.17 of the Company Disclosure Letter, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Section 4.17 of the Company Disclosure Letter, all such items of Personal Property are in operating condition (reasonable wear and tear excepted), as are reasonably suitable for their intended use in the business of the Target Companies. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases. To the Knowledge of the Company, the Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

Section 4.18 Title to Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, or in the case of Company Owned Property good and indefeasible title to, its respective material tangible and intangible assets that are necessary to conduct the business of the Target Company as presently conducted, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under material leasehold interests and (c) Liens set forth on Section 4.18(a) of the Company Disclosure Letter. Except as set forth on Section 4.18(b) of the Company Disclosure Letter, the material assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are necessary, in all material respects, for the operation of the businesses of the Target Companies in all material respects as they are now conducted. The material tangible assets or personal property of the Target Companies have been maintained in all material respects in accordance with generally accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole.

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Section 4.19 Employee Matters.

(a) The Target Companies are not and have never been a party to any collective bargaining agreement or other Contract covering any group of employees with any labor organization or other representative of any of the employees of such Target Company, and to the Knowledge of the Company, there are not, and in the past three (3) years, there have not been, any activities or proceedings of any labor union to organize or represent such employees. In the past three (3) years, there has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Except as set forth on Section 4.19(a) of the Company Disclosure Letter, no current officer or other key employee of the Target Company, as of the date of this Agreement, has provided the Target Company with written notice of his or her intention to terminate his or her employment within the one (1) year period following the Closing.

(b) Except as set forth on Section 4.19(b) of the Company Disclosure Letter, the Target Companies are, and, within the past three (3) years have been, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, family and medical leave, and employee terminations, except for failures to comply which, individually or in the aggregate, have not been and would not reasonably expected to be, material to the Target Companies, taken as a whole. No Target Company has received written or, to the Knowledge of the Company, oral notice that there is any pending Legal Proceeding involving unfair labor practices against any Target Company. There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened against any Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) No employee is a party to a written employment arrangement with a Target Company and each is employed “at will”, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Knowledge of the Company, oral agreement, or commitment or any applicable Law, custom, trade or practice.

(d) In the past three (3) years, the Target Companies have not received (i) notice of any unfair labor practice charge or material complaint pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board against them, (ii) notice of any material grievances or arbitrations arising out of any collective bargaining agreement to which any Target Company is a party, or (iii) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, or immigration to conduct an investigation with respect to or relating to them or notice that such investigation is in progress.

(e) To the Knowledge of the Company, no present or former employee at level of vice president or above of any Target Company is in material violation of (i) any restrictive covenant or nondisclosure obligation to such Target Company or (ii) any restrictive covenant or nondisclosure obligation to a former employer of any such individual relating to (A) the right of any such individual to work for or provide services to such Target Company or (B) the knowledge or use of trade secrets.

(f) In the past three (3) years, the Target Companies have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Worker Adjustment and Retraining Notification Act or any similar state or local law.

(g) In the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the Knowledge of the Company, threatened to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of any Target Company, and (ii) the Target Companies have not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other key employee.

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Section 4.20 Benefit Plans.

(a) Set forth on Section 4.20(a) of the Company Disclosure Letter is a true and complete list of each material Company Benefit Plan. With respect to each Company Benefit Plan, all contributions that are due have been made or, to the extent not yet due, are properly accrued in accordance with GAAP on the Company Financials, in all material respects. The Target Companies are not required to provide employee benefits pursuant to a collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees.

(b) Each Company Benefit Plan is and has been operated, administered, maintained, and funded at all times in compliance with its terms and all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter from the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter upon which the Target Companies are entitled to rely) or (ii) the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Knowledge of the Company, no event has occurred or circumstance exists which could reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents, service agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Form 5500s, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter (or opinion letter) received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority within the last three (3) years.

(d) With respect to each Company Benefit Plan: (i) no Legal Proceeding is pending, or to the Knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration and administrative appeals of denied claims); (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iii) all contributions and premiums that are due have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials in accordance with GAAP.

(e) None of the Target Companies nor any ERISA Affiliate currently maintains, or within the preceding six (6) years has maintained or contributed to, a Company Benefit Plan which is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Target Companies have not incurred any Liability, could not otherwise have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. The Target Companies do not and have not ever maintained, and are not and have never been required to contribute to or otherwise participate in, (i) a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code or (ii) a “funded welfare plan” within the meaning of Section 419 of the Code.

(f) Except as set forth on Section 4.20(f) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or other service provider of the Target Companies to any severance pay or increase in severance pay or any other compensation payable by the Target Companies, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by the Target Companies, (iii) directly or indirectly cause the Target Companies to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Closing. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment, including with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

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(g) Except as set forth on Section 4.20(g) of the Company Disclosure Letter or to the extent required by Section 4980B of the Code or similar state Law, the Target Companies do not provide health or welfare benefits to any former or retired employee and are not obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(h) Each Company Benefit Plan can be terminated at any time without resulting in any material Liability to the Target Companies, the Purchaser, Merger Sub or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities, other than Liabilities with respect to participant accrued benefits through the effective date of such termination in accordance with the terms of such plan and ordinary administration costs typically incurred in a termination event.

(i) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies, taken as a whole, each Company Benefit Plan that is subject to Section 409A of the Code has been administered in compliance, and is in documentary compliance, in all respects with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder.

Section 4.21 Environmental Matters. Except as set forth in Section 4.21 of the Company Disclosure Letter:

(a) Each Target Company and its respective properties and facilities are and have, during the time that the applicable Target Company has owned, operated or leased such property or facility, been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all Permits required for their business and operations under any Environmental Laws (“Environmental Permits”).

(b) No Legal Proceeding is pending or, to the Knowledge of the Company, threatened against any Target Company or their respective assets or properties alleging a material violation of, or material liability under, any Environmental Law or Environmental Permit, including with respect to the revocation, modification or termination of any Environmental Permits, and, to the Knowledge of the Company, no facts, circumstances, or conditions currently exist that would reasonably be expected to adversely affect compliance with Environmental Laws and Environmental Permits or require material capital expenditures to achieve or maintain continued compliance with Environmental Laws and Environmental Permits.

(c) No Target Company or any of its respective properties, facilities or operations, is the subject of any outstanding material Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Law, (ii) Remedial Legal Proceeding, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any material Environmental Liabilities.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Environmental Liability or obligation under applicable Environmental Laws. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company, or any other property that could reasonably be expected to result in a Target Company incurring any material Environmental Liability.

(e) No Target Company has received written notification of any investigation of the business, operations, or currently or formerly owned, operated, or leased property of a Target Company that could lead to the imposition of any material Liens or Environmental Liabilities and, to the Knowledge of the Company, no such investigations are pending or threatened in writing.

(f) To the Knowledge of the Company, no Person has Released any Hazardous Material at, on, or under any facility currently or formerly owned or operated by any Target Company or any third-party site, in each case in a manner that would be reasonably likely to give rise to a material Environmental Liability of the Target Companies, including for Remedial Legal Proceeding costs, investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages, and attorney fees.

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(g) There are no (i) underground storage tanks, (ii) asbestos-containing materials, or (iii) equipment containing polychlorinated biphenyls located at any of the properties of a Target Company.

(h) The Company has provided to the Purchaser all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of, or conducted by, the Target Companies and concerning the environmental condition of any properties of the Target Company, Environmental Liabilities or compliance with Environmental Laws.

Section 4.22 Transactions with Related Persons. Except as set forth on Section 4.22 of the Company Disclosure Letter, and except for in the case of any employee, officer or director, of any employment Contract or Company Benefit Plans made in the ordinary course of business consistent with past practice or except as set forth in the Company Financials, no Target Company is a party to any transaction or Contract with any (a) present or former executive officer or director of any of the Target Companies, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Target Companies or (c) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing; provided that in each case of the foregoing, excluding any transaction or Contract between or among the Company’s Subsidiaries or between or among the Company and any of its Subsidiaries. Except as set forth in the Company Financials or as set forth on Section 4.22 of the Company Disclosure Letter: (x) to the Knowledge of the Company, no Related Person or any Affiliate of a Related Person has, directly or indirectly, a material economic interest in any Contract with any of the Target Companies (other than such Contracts that relate to any such Person’s ownership of the Company Units or other equity interests of any Target Company as set forth on Section 4.03(a) of the Company Disclosure Letter or such Person’s employment or consulting arrangements with the Target Companies), and (y) the assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

Section 4.23 Insurance.

(a) Section 4.23(a) of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the business of any Target Company (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy). As of the date hereof, all premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect, subject, in each case to the Enforceability Exceptions and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially similar terms following the Closing. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse material change, notice of cancellation, termination or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Section 4.23(b) of the Company Disclosure Letter identifies each individual insurance claim in excess of $500,000 made by a Target Company in the past three (3) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer has denied coverage.

Section 4.24 Top Customers and Suppliers.

(a) As of the date hereof the Company currently has no customers, including any off-takers.

(b) Section 4.24(b) of the Company Disclosure Letter lists as of the date of this Agreement, all suppliers or manufacturers of goods or services for the six months ended June 30, 2024 and the 12 months ended December 31, 2023 to which the Company made payments or accrued obligations in excess of $1,000,000 (the “Top Suppliers”). To the Knowledge of the Company as of the date hereof, no such Top Supplier has provided notice to the

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Target Companies (i) of its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Target Companies, taken as a whole, or (ii) that any Target Company is in material breach of the terms of any Company Material Contract with any such Top Supplier.

(c) Except as set forth on Section 4.24(c) of the Company Disclosure Letter, none of the Top Customers or Top Suppliers has, as of the date of this Agreement, notified any Target Companies in writing that it is in a material dispute with the Target Companies or their respective businesses.

Section 4.25 Certain Business Practices.

(a) No Target Company, nor any of their respective officers or directors, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf, has since April 24, 2019, directly or indirectly, offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office; or (iv) any Person, in any such case under circumstances where such Target Company or Representative thereof knew, or would have reasonably known after due and proper inquiry, that all or a portion of such thing of value would be offered, given, paid, or promised to an official or employee of a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for foreign or domestic political office for the purpose of influencing any act or decision of such official, employee, or candidate to obtain or retain business or direct business to any person (in each case in violation of any Anti-Bribery Laws). No Target Company, nor any of their respective officers and directors, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf, has, since April 24, 2019, directly or indirectly offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to any customer, supplier, or other Person who is or may be in a position to assist or hinder any Target Company in connection with any actual or proposed transaction for the purpose of influencing any act or decision of such customer, supplier, or other Person to obtain or retain business or direct business to any person. No Target Company, nor any of their respective officers and directors, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf, has, since April 24, 2019, been subject to or conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission relating to any noncompliance with any Anti-Bribery Laws. No Target Company, nor any of their respective officers and directors, nor, to the Knowledge of the Company, any Representatives acting on their behalf has, since April 24, 2019, received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Laws.

(b) The operations of each Target Company are and have been, since April 24, 2019, conducted at all times in material compliance with any International Trade Laws and Sanctions Laws of any jurisdiction in which any Target Company operates, and no Legal Proceeding between the Target Company and any Governmental Authority with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened in writing.

(c) No Target Company nor any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is or has been: (i) identified on any applicable sanctions-related list of designated or blocked persons (including without limitation the Specially Designated Nationals and Blocked Persons List (“SDN List”) maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”)); (ii) located, organized, or resident in any country, region or territory that is the subject of comprehensive territorial sanctions administered by the United States and any other jurisdiction in which any Target Company operates (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine) (each a “Sanctioned Jurisdiction”); or (iii) owned, directly or indirectly, individually or in the aggregate, 50 percent or more or otherwise controlled by any of the foregoing.

(d) The Target Companies have, since April 24, 2019, maintained in place and implemented risk-based controls and systems designed to promote compliance with economic sanctions administered and maintained by the U.S. government.

(e) No Target Company has, since April 24, 2019, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in a Sanctioned Jurisdiction or for the purpose of financing the activities (i) of any Person

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currently identified on any applicable sanctions-related list of designated or blocked persons maintained by OFAC, or (ii) in any other manner that would constitute a violation of any applicable U.S. sanctions administered by the U.S. government.

Section 4.26 Mining.

(a) Section 4.26(a) of the Company Disclosure Letter sets forth a true, correct, and complete list of all Mining Rights owned, leased, operated or used by the Target Companies or otherwise forming part of the Round Top Project, and identifies which entity is entitled to each Mining Right, and license number, area, expiry date, granting authority, counter party, and types of minerals covered for each Mining Right (the “Company Mining Rights”). The Company Mining Rights collectively constitute all Mining Rights that are reasonably required for the conduct of the Target Companies’ business as presently conducted.

(b) To the Knowledge of the Company, each Company Mining Right is valid, in good standing and is not liable to forfeiture, termination, cancellation or suspension for any currently existing reason.

(c) The Target Companies have not received notice of any unremedied material breach by any Target Company, nor has anything occurred or been omitted which would be a material breach by a Target Company but for the requirement of notice or lapse of time or both, of any statutory requirement or any other material conditions relating to each Company Mining Right.

(d) All material rent, royalties and other statutory and contractual payments due in respect of each Company Mining Right have been paid.

(e) The Target Companies are in exclusive possession or control of any existing rights to develop the minerals that are locatable, subject to applicable law, located in, on or under the Round Top Project.

(f) The Target Companies have not received notice of any conflicting Mining Rights owned by third parties which overlay with the Round Top Project.

(g) No Target Company is party to any, and to the Knowledge of such Target Company, there is no, joint venture agreement, stockholder agreement, partnership agreement, voting agreement, powers of attorney, co-ownership agreement, co-tenancy agreements, management agreements or any other existing oral or written agreement of any kind which does or would have any material adverse impact on record or possessory title to the mineral estate of the Company Mining Rights, or the access to, exploration, development or mining of same, and no other Person has any interest in the Company Mining Rights or any right to acquire or otherwise obtain any such interest.

(h) Except as set forth in Section 4.26(h) of the Company Disclosure Letter, there are no options, back-in rights, earn-in rights, rights of first refusal, rights of first offer, preemptive rights, off-take rights or similar provisions or rights which would materially affect the Target Companies’ interest in the Company Mining Rights after the Closing Date.

(i) No Target Company has received any notice in writing from any Governmental Authority or any Person with jurisdiction or applicable authority, of any revocation or intention to revoke the Target Companies’ interests in or file a contest action related to the Company Mining Rights.

(j) To the Knowledge of the Company, the Target Companies have made available to the Purchaser all material information and data pertaining to the Company Mining Rights in their possession, including, to the extent material: mining plans and plans of operation; reclamation plans; life of mine studies and reports; notices of intent; including those related to exploration drilling, pad and road construction; mining exploration; land and survey records; the existence of minerals within the Mining Rights, including relevant reserve and resource estimates; metallurgical testwork and sampling data; drill data and assay results; all reclamation and bond release information; financial assurances for reclamation and all information concerning record, possessory, legal or equitable title to the Mining Rights which is within its possession or control. Set forth in Section 4.26(j) of the Company Disclosure Letter is a list of all mining title opinions and title opinions and title policies of insurance relating to any of the real property interests in the Round Top Project, the Company Owned Properties and the Company Leased Real Properties to the extent such policies or opinions are in the Company’s possession.

(k) The Target Companies have the right to use all information and data pertaining to the Company Mining Rights in their possession.

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Section 4.27 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 4.28 Finders and Brokers. Except as reflected on Section 4.28 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which any Target Company would be liable in connection with the Transactions based upon arrangements made by any Target Company or any of their Affiliates.

Section 4.29 Independent Investigation. The Target Companies have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and Merger Sub, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser and Merger Sub set forth in Agreement (including the related portions of the Purchaser Disclosure Letter) and in any certificate delivered to the Company pursuant hereto; and (b) none of the Purchaser, Merger Sub or any of their respective Representatives have made any representation or warranty as to the Purchaser or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Letter) or in any certificate delivered to the Company pursuant hereto.

Section 4.30 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, the Target Companies expressly for inclusion or incorporation by reference in (i) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions or in the Proxy Statement/Registration Statement or (ii) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases of prospectus filed under Rule 425 of the Securities Act in connection to the Transactions contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time such information is filed with or furnished to the SEC (provided, that if such information is revised by any subsequently filed amendment or supplement, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (c) the time the Proxy Statement/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Purchaser Shareholders; or (d) the time of the Purchaser Shareholders’ Meeting. Notwithstanding the foregoing, the Target Companies make no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser, Merger Sub or their respective Affiliates.

Section 4.31 No Additional Representations or Warranties. Except as provided in this Article IV, none of the Target Companies nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Purchaser, Merger Sub or their respective Affiliates or any other Person and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Purchaser, Merger Sub or their respective Affiliates or any other Person.

Article V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND MERGER SUB

Except as set forth in (i) in any Purchaser SEC Reports filed or submitted on or prior to the date hereof, or (ii) in the disclosure letter delivered by the Purchaser to the Company (the “Purchaser Disclosure Letter”) on the date of this Agreement, the Purchaser and Merger Sub represent and warrant to the Company, as of the date hereof and as of the Closing, as follows:

Section 5.01 Organization and Standing.

(a) The Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or

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licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

(b) Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware. Merger Sub has heretofore made available to the Company accurate and complete copies of its Organizational Documents as currently in effect. Merger Sub is not in violation of any provision of its Organizational Documents in any material respect.

Section 5.02 Authorization; Binding Agreement. Each of the Purchaser and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly and validly authorized by the boards of directors (or equivalent governing body) of the Purchaser and Merger Sub, and (b) other than the Purchaser Shareholder Approval, no other corporate proceedings on the part of the Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Purchaser or Merger Sub are a party shall be when delivered, duly and validly executed and delivered by the Purchaser or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser or Merger Sub, as applicable, enforceable against the Purchaser or Merger Sub, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

Section 5.03 Governmental Approvals. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Consent of or with any Governmental Authority, on the part of the Purchaser or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser or Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser or Merger Sub of the Transactions, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.04 Non-Contravention. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, the execution and delivery by each of the Purchaser and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser and Merger Sub of the transactions contemplated hereby and thereby, and compliance by the Purchaser and Merger Sub with any of the provisions hereof and thereof, do not and will not (a) conflict with or violate any provision of their respective Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.02 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or Merger Sub or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser or Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser or Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate

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or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.05 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Purchaser is $55,500 divided into (i) 500,000,000 shares of Purchaser Class A Ordinary Shares, 25,000,000 of which are issued and outstanding, (ii) 50,000,000 shares of Purchaser Class B Ordinary Shares, of which 6,250,000 shares are issued and outstanding, and (iii) 5,000,000 preference shares, par value $0.0001 per share, of which no shares are issued and outstanding. All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party. None of the outstanding Purchaser Ordinary Shares have been issued in violation of any applicable securities Laws.

(b) Subject to the terms of conditions of the Warrant Agreement, in connection with the Domestication, the Cayman Purchaser Warrants will be converted into Domesticated Purchaser Warrants, which will be exercisable after giving effect to the Transactions for one share of Domesticated Purchaser Common Stock at an exercise price of $11.50 per share. As of the date of this Agreement, 20,150,000 Cayman Purchaser Warrants, consisting of 12,500,000 Cayman Purchaser Public Warrants and 7,650,000 Cayman Purchaser Private Placement Warrants are issued and outstanding. All outstanding Cayman Purchaser Warrants are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party. None of the outstanding Cayman Purchaser Warrants have been issued in violation of any applicable securities Laws.

(c) Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Section 5.05(c) of the Purchaser Disclosure Letter, there are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of Purchaser.

(d) All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Section 5.05(d) of the Purchaser Disclosure Letter. No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(e) Since the date of formation of the Purchaser, and except as contemplated by this Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

(f) Purchaser owns all of the membership interests in Merger Sub. No other membership interests or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding membership interests of Merger Sub are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DLLCA, Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any of its membership interests or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

Section 5.06 SEC Filings and Purchaser Financials.

(a) The Purchaser has, since the IPO, filed all forms, reports, schedules, statements and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Purchaser SEC Reports”) and will have filed all such forms, reports, schedules, statements

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and other documents (except for the Proxy Statement/Registration Statement and any other forms reports, schedules, statements and other documents filed or furnished with respect to the Transactions) required to be filed on or subsequent to the date of this Agreement through the Closing Date (the “Additional Purchaser SEC Reports”). All of the Purchaser SEC Reports, Additional Purchaser SEC Reports, any correspondence from or to the SEC or the Nasdaq Stock Market (“Nasdaq”) (other than such correspondence in connection with the IPO of the Purchaser) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Public Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction.

(b) The Purchaser SEC Reports were, and the Additional Purchaser SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Reports did not, and the Additional Purchaser SEC Reports will not, at the time they were or are filed (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each director and executive officer of Purchaser has filed with the SEC on a timely basis all statements required with respect to Purchaser by Section 16(a) of the Exchange Act and the rules and regulations thereunder. The Public Certifications are, or will be, each true and correct as of their respective dates of filing. As used in this Section 5.06(b), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.

(c) The financial statements and notes contained or incorporated by reference in the Purchaser SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Purchaser SEC Reports will fairly present, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the Purchaser as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

(d) The Purchaser has no off-balance sheet arrangements that are not disclosed in the Purchaser SEC Reports. No financial statements other than those of the Purchaser and Merger Sub are required by GAAP to be included in the consolidated financial statements of the Purchaser.

(e) The issued and outstanding Cayman Purchaser Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “IPXXU.” The issued and outstanding Purchaser Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “IPXX.” The issued and outstanding Cayman Purchaser Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “IPXXW.” The Purchaser is a listed company in good standing with Nasdaq. There is no action or proceeding pending or, to the Knowledge of the Purchaser, threatened in writing against the Purchaser by Nasdaq or the SEC with respect to any intention by such entity to deregister the Cayman Purchaser Units, the Purchaser Class A Ordinary Shares or the Cayman Purchaser Public Warrants or terminate the listing of the Purchaser on Nasdaq. Except in connection with the Transactions, none of the Purchaser or any of its Affiliates has taken any action in an attempt to terminate the registration of the Cayman Purchaser Units, the Purchaser Class A Ordinary Shares or Cayman Purchaser Public Warrants under the Exchange Act.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of the Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), the Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Purchaser is made known to the Purchaser’s principal executive officer and its principal financial officer by others within the entity, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Purchaser’s principal executive officer and principal financial officer to material information required to be included in the Purchaser’s periodic reports required under the Exchange Act. Since the consummation of the IPO, the Purchaser has established and maintained a system of internal controls over

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financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Purchaser’s financial reporting and the preparation of the financial statements included in the Purchaser SEC Reports for external purposes in accordance with GAAP.

Section 5.07 Absence of Certain Changes. As of the date of this Agreement, the Purchaser has, since the date of its formation (a) conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) not been subject to a Purchaser Material Adverse Effect. Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

Section 5.08 Undisclosed Liabilities. Except for any fees and expenses payable by Purchaser as a result of or in connection with the consummation of the Transactions, there is no liability, debt or obligation of or claim or judgment against Purchaser (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the Purchaser SEC Reports, (b) that have arisen since the date of the most recent balance sheet included in the Purchaser SEC Reports in the ordinary course of business of Purchaser, (c) incurred in connection with the Transactions or (d) which would not be, or would not reasonably be expected to be, material to Purchaser. Merger Sub has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the ancillary agreements to this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.09 Compliance with Laws. Each of the Purchaser and Merger Sub is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to be material to the Purchaser or Merger Sub, and neither the Purchaser nor Merger Sub has received written notice alleging any violation of applicable Law in any material respect by the Purchaser or Merger Sub.

Section 5.10 Legal Proceedings; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened Legal Proceeding to which the Purchaser or Merger Sub is subject which would reasonably be expected to have a Purchaser Material Adverse Effect or that would have a material adverse effect on the ability of the Purchaser to enter into and perform its obligations under this Agreement and consummate the Transactions. There is no material Legal Proceeding that the Purchaser or Merger Sub has pending against any other Person. Neither the Purchaser, nor Merger Sub, is subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Each of the Purchaser and Merger Sub holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.11 Taxes and Returns.

(a) The Purchaser (i) has timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and all such Tax Returns are true, accurate, correct and complete in all material respects, and (ii) has timely paid, collected, withheld or remitted, or caused to be timely paid, collected, withheld or remitted, all income and other material Taxes required to be paid, collected, withheld or remitted by it, whether or not such Taxes are shown as due and payable on any Tax Return. The Purchaser has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Legal Proceeding currently pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by a Governmental Authority in a jurisdiction where Purchaser does not file any Tax Returns or a particular type of Tax Return or pays any Tax or a particular type of Tax that it is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) There is no claim, assessment, audit, examination, investigation or other Legal Proceeding that is pending, or to the Knowledge of the Purchaser, threatened against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claim, deficiency or assessment against the Purchaser. Purchaser is not currently contesting any material Tax liability before any Governmental Authority.

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(d) There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens.

(e) The Purchaser has timely and properly collected or withheld all Taxes required to be collected or withheld by it, timely remitted such Taxes to the appropriate Governmental Authorities, and otherwise complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(f) The Purchaser has not requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending.

(g) The Purchaser will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting on or prior to the Closing Date; (iii) any prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (v) any “closing agreement” pursuant to Section 7121 of the Code or any other agreement or arrangement with a Governmental Authority relating to Taxes.

(h) The Purchaser has not participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law).

(i) The Purchaser has not been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes. The Purchaser does not have any Liability or potential Liability for the Taxes of another Person (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) or under any other applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Purchaser is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreements or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes.

(j) The Purchaser has not requested, and is not the subject of or bound by, any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(k) The Purchaser has not knowingly taken any action, nor is it aware of any fact or circumstance, that would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments.

Section 5.12 Properties. Neither the Purchaser, nor Merger Sub, owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. Neither the Purchaser, nor Merger Sub own or lease any material real property or material Personal Property (except for the Purchaser’s ownership of the Merger Sub membership interests).

Section 5.13 Investment Company Act. To the Knowledge of Purchaser, the Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 5.14 Trust Account. As of the date of this Agreement, Purchaser has at least $250,000,000 in the Trust Account, such monies held in cash or invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement (the “Trust Agreement”), dated as of May 24, 2023, between Purchaser and Continental, as trustee (the “Trustee”). There are no separate Contracts, side letters or other arrangements or understandings (whether

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written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser SEC Reports to be inaccurate or that would entitle any Person (other than Purchaser Shareholders who shall have properly elected to redeem their Purchaser Class A Ordinary Shares pursuant to Purchaser’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to the Redemption of Purchaser Class A Ordinary Shares properly submitted in connection with a shareholder vote to amend the Purchaser’s Organizational Documents to (A) modify the substance or timing of its obligation to allow redemption in connection with its initial business combination or to redeem 100% of its Purchaser Class A Ordinary Shares if it has not consummated an initial business combination within the prescribed window or (B) with respect to any other material provisions related to shareholders’ rights or pre-initial business combination activity. The Trust Agreement has not been amended or modified and is a valid and binding obligation of Purchaser and is in full force and effect and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. There are no claims or proceedings pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account. Purchaser has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Purchaser to dissolve or liquidate pursuant to Purchaser’s Organizational Documents shall terminate, and as of the Closing, Purchaser shall have no obligation whatsoever pursuant to Purchaser’s Organizational Documents to dissolve and liquidate the assets of Purchaser by reason of the consummation of the Transactions. To the Knowledge of Purchaser, as of the date hereof, following the Closing, no Purchaser Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Purchaser Shareholder is exercising their option to redeem Domesticated Purchaser Common Stock in connection with the Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Purchaser does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Purchaser on the Closing Date.

Section 5.15 Finders and Brokers. Except as reflected on Section 5.15 of the Purchaser Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, including any deferred underwriting commissions, for which the Purchaser or Merger Sub would be liable in connection with the Transactions based upon arrangements made by the Purchaser or any of their Affiliates.

Section 5.16 Certain Business Practices.

(a) To the Knowledge of the Purchaser, none of the Purchaser, Merger Sub or any of their Representatives acting on behalf of the Purchaser or Merger Sub, has offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office; or (iv) any Person, in any such case under circumstances the Purchaser, Merger Sub or the Representative thereof knew, or reasonably would have known after due and proper inquiry, that all or a portion of such thing of value would be offered, given, paid, or promised to an official of employee of a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for foreign or domestic political office, in each case in violation of any Anti-Bribery Laws. To the Knowledge of the Purchaser, none of the Purchaser, Merger Sub or any Representative thereof has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission relating to any noncompliance with any Anti-Bribery Laws. To the Knowledge of the Purchaser, none of the Purchaser, Merger Sub or any Representative thereof has received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Laws. The Purchaser has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(b) The operations of the Purchaser and Merger Sub are and have been conducted at all times in material compliance with Sanctions Laws, International Trade Laws, and money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Legal Proceeding involving the Purchaser or Merger Sub with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

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(c) None of the Purchaser, Merger Sub, or any of their respective directors or officers nor, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser or Merger Sub is or has been: (i) identified on any applicable sanctions-related list of designated or blocked persons (including without limitation the SDN List maintained by OFAC), (ii) otherwise the subject or target of any U.S. sanctions administered by OFAC, (iii) located, organized or resident in any Sanctioned Jurisdiction, or (iv) owned, directly or indirectly, individually or in the aggregate, 50% or more or otherwise controlled by any of the foregoing.

(d) The Purchaser and Merger Sub have maintained in place and implemented controls and systems designed to ensure compliance with economic sanctions administered and maintained by the U.S. government.

(e) Neither the Purchaser nor Merger Sub has directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in a Sanctioned Jurisdiction or for the purpose of financing the activities (x) of any Person currently the subject or target of U.S. sanctions administered by the U.S. government, or (y) in any other manner that would constitute a violation of, any U.S. sanctions administered by U.S. government.

Section 5.17 Insurance. Section 5.17 of the Purchaser Disclosure Letter lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser or Merger Sub or relating to the Purchaser or Merger Sub or their business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser and Merger Sub are otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser or Merger Sub. Each of the Purchaser and Merger Sub has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Purchaser Material Adverse Effect.

Section 5.18 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, Purchaser or Merger Sub expressly for inclusion or incorporation by reference in (i) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions or in the Proxy Statement/Registration Statement or (ii) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases or prospectuses filed under Rule 425 of the Securities Act in connection to the Transactions shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time such information is filed with or furnished to the SEC (provided, that if such information is revised by any subsequently filed amendment or supplement, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (c) the time the Proxy Statement/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Purchaser Shareholders; or (d) the time of the Purchaser Shareholders’ Meeting. Notwithstanding the foregoing, the Purchaser and Merger Sub make no representations, warranties or covenants with respect to any information supplied by or on behalf of the Target Companies or their respective Affiliates.

Section 5.19 Independent Investigation. The Purchaser and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser and Merger Sub acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the Transactions, they have relied solely upon their own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Letter) and in any certificate delivered to Purchaser or Merger Sub pursuant hereto, and the information provided by or on behalf of the Target Companies for the Proxy Statement/Registration Statement; and (b) neither the Company, nor its Representatives have made any representation or warranty as to Target Companies, or this Agreement, except as expressly set forth in Article IV (including the related portions of the Company Disclosure Letter) or in any certificate delivered to Purchaser or Merger Sub pursuant hereto. Without limiting the foregoing, the Purchaser and Merger Sub acknowledge that the Purchaser and Merger Sub or their advisors, have made their own

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investigation of the Target Companies and, except as provided in Article IV, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Target Companies, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Target Companies as conducted after the Closing, or as contained in any materials provided by the Target Companies or any of their respective Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Section 5.20 No Additional Representation or Warranties. Except as provided in this Article V, none of the Purchaser, Merger Sub, any their respective Affiliates, or any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Target Companies or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Target Companies or their Affiliates. Without limiting the foregoing, the Company acknowledges that the Target Companies or their advisors, have made their own investigation of the Purchaser and Merger Sub and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Purchaser and Merger Sub, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Purchaser and Merger Sub as conducted after the Closing, or as contained in any materials provided by the Purchaser or Merger Sub or any of their respective Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Article VI

COVENANTS

Section 6.01 Access and Information; Cooperation.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.01 or the Closing (the “Interim Period”), subject to Section 6.16, the Company shall give, and shall cause the Target Companies and its and their respective Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all officers, managers, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to the Target Companies as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Target Companies’ Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to Purchaser or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (C), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such Contract, obligation or Law and (y) provide such information in a manner without violating such Contract, obligation or Law), or (ii) if the Company, on the one hand, and Purchaser or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto. For the avoidance of doubt, the Company shall not be obligated under this Section 6.01(a) to permit the Purchaser or any of its Representatives to conduct any invasive, intrusive or subsurface sampling or testing of any media at the properties of any of the Target Companies.

(c) During the Interim Period, subject to Section 6.16, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all officers, directors, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may

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reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries. Notwithstanding the foregoing, the Purchaser shall not be required to provide, or cause to be provided, to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Purchaser is subject, (B) violate any legally-binding obligation of the Purchaser with respect to confidentiality, non-disclosure or privacy or (C) jeopardize protections afforded to the Purchaser under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (B), the Purchaser shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such Contract, obligation or Law and (y) provide such information in a manner without violating such Contract, obligation or Law), or (ii) if the Purchaser, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto.

(d) During the Interim Period, each of the Company and the Purchaser shall, and shall cause their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the transactions contemplated by this Agreement (including, in connection with the PIPE Investment), including, (i) by providing such information and assistance as the other Party may reasonably request, (ii) granting such access to the other Party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, the Purchaser, or their respective Representatives.

Section 6.02 Conduct of Business of the Company.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures), as set forth on Section 6.02(b) of the Company Disclosure Letter or as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its Subsidiaries to, (i) conduct its and their respective businesses, in all material respects, in the ordinary course of business, (ii) comply in all material respects with all Laws applicable to the Target Companies and their respective businesses and assets, and (iii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective businesses.

(b) Without limiting the generality of Section 6.02(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures) or as set forth on Section 6.02(b) of the Company Disclosure Letter, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except for any updates to Schedule A of the Company OA;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its units or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except in compliance with existing Company Benefits Plans or any Contract (including any warrant, option, or profits interest award) outstanding as of the date hereof which has been disclosed in writing to the Purchaser or through the virtual dataroom maintained by SecureDocs with respect to the Company (the “Dataroom”) or prior to the date of this Agreement;

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(iii) split, combine, recapitalize or reclassify any of its units or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except as may be required pursuant to the Company OA or the Organizational Documents of any Target Company in connection with the Transactions;

(iv) allow the aggregate Indebtedness of the Target Companies to exceed $5,000,000, excluding amounts that may be owed pursuant to those items set forth on Section 6.02(b) of the Company Disclosure Letter;

(v) except as otherwise required by Company Benefit Plans or award agreements thereunder, (A) grant any severance, retention, change in control or termination or similar pay, (B) terminate, adopt, enter into or materially amend or grant any new awards under any Company Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company Benefit Plan as of the date hereof, (C) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except for such increases to any such individuals who are not directors or officers of the Target Companies made in the ordinary course of business consistent with past practice, (D) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, (E) hire or engage any new employee or individual independent contractor if such new employee or individual independent contractor will receive annual base cash compensation in excess of $250,000, other than in the ordinary course of business consistent with past practice, (F) terminate the employment or engagement, other than for cause, death or disability, of any employee or individual independent contractor with an annual base cash compensation in excess of $250,000 or (G) enter into any written waiver of any restrictive covenants applying to any current or former employee or individual independent contractor;

(vi) enter into or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization, or group of employees of any Target Company as the bargaining representative for any employees of any Target Company;

(vii) (A) make, change or rescind any material election relating to Taxes, (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to material Taxes, (C) file any amended Income Tax or other material Tax Return, (D) surrender or allow to expire any right to claim a refund of material Taxes, (E) change (or request to change) any method of accounting for Tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Income Taxes or other material Taxes may be issued or in respect of any Income Taxes or other material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Target Companies, (G) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any Governmental Authority, (H) enter into any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes, or (I) surrender or knowingly allow to expire any right to claim a refund of material Taxes;

(viii) knowingly take any action, or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments;

(ix) transfer, sell, assign, license, sublicense, covenant not to assert, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, transfer or otherwise dispose of, any right, title or interest of any Target Company in or to any Owned Intellectual Property material to any of the businesses of the Target Companies (other than non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business or abandoning, allowing to lapse or otherwise disposing of Owned Intellectual Property registrations or applications that the Target Companies, in the exercise of their good faith business judgment, has determined to abandon, allow to lapse or otherwise dispose of), or otherwise materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose, divulge, furnish to or make accessible to any Person who has not entered into a confidentiality agreement sufficiently protecting the confidentiality thereof any

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material Trade Secrets constituting Owned Intellectual Property, or include, incorporate or embed in, link to, combine, make available or distribute with, or use in the development, operation, delivery or provision of any Company Software any Open Source Software in a manner that would subject such Company Software to Copyleft Terms;

(x) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xi) terminate or assign any Company Material Contract or any material Company Real Property Lease or enter into any Contract that would be a Company Material Contract or material Company Real Property Lease, in any case outside of the ordinary course of business consistent with past practice;

(xii) enter into any new line of business or establish any Subsidiary in connection therewith;

(xiii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect, or terminate without replacement or amend in a manner materially detrimental to the Target Companies, taken as a whole, any material insurance policy insuring any of the Target Companies;

(xiv) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with PCAOB standards;

(xv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $500,000 (individually or in the aggregate);

(xvi) effect any mass layoff or plant closing at any of its facilities that triggers the notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, except as would not be material to the Target Companies or any terminations for cause;

(xvii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, in each case, outside the ordinary course of business consistent with past practice, except pursuant to any Contract in existence as of the date hereof which has been disclosed in writing or in the Dataroom to the Purchaser;

(xviii) make capital expenditures outside of the ordinary course of business consistent with past practice (for the avoidance of doubt, expenditures with respect to completion of the Company’s Stillwater magnet project are in the ordinary course of business) in excess of $500,000 (individually for any project) or $2,500,000 in the aggregate in each case excluding the incurrence of any ordinary course administrative costs and expenses and other expenses incurred in connection with the consummation of Transactions (including legal or accounting);

(xix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(xx) voluntarily incur Liabilities or obligations (whether absolute, accrued, contingent or otherwise) in excess of $2,500,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan, in any case, outside of the ordinary course of business, taking into account the anticipated growth in the Target Companies’ businesses over the twelve months beginning on the date of this Agreement, and excluding the expenses incurred in connection with the consummation of Transactions (including legal or accounting);

(xxi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights other than land swaps in furtherance of the Round Top Project;

(xxii) enter into any written agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

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(xxiii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxiv) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, in the ordinary course of business consistent with past practice or any existing Contract (provided such Contract is not amended after the date of this Agreement) or its Organizational Documents);

(xxv) (A) limit the right of any Target Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Target Companies; or

(xxvi) authorize or agree to do any of the foregoing actions.

Section 6.03 Conduct of Business of the Purchaser.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures), as set forth on Section 6.03(b) of the Purchaser Disclosure Letter or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall, and shall cause Merger Sub to, (i) conduct its business, in all material respects, in the ordinary course of business, (ii) comply in all material respects with all Laws applicable to it and its businesses, assets and employees, and (iii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organizations. Notwithstanding anything to the contrary in this Section 6.03, nothing in this Agreement shall prohibit or restrict the Purchaser from extending, in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.03~~(a)~~(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Domestication or as contemplated by the PIPE Investment), as required by applicable Law (including COVID-19 Measures) or as set forth on Section 6.03(b) of the Purchaser Disclosure Letter, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause Merger Sub not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.03(b)(a)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Transactions (including the PIPE Investment and the costs and expenses necessary for an Extension, up to aggregate additional Indebtedness during the Interim Period of $2,500,000));

(v) (A) make, change or rescind any material election relating to Taxes, (B) settle any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding relating to material Taxes, (C) file any amended Income Tax or other material Tax Return, (D) surrender or allow to expire any

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right to claim a refund of material Taxes, (E) change (or request to change) any method of accounting for Tax purposes, (F) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Income Taxes or other material Taxes may be issued or in respect of any Income Taxes or other material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to Purchaser, (G) enter into any “closing agreement” as described in Section 7121 of the Code or any other agreement or arrangement with any Governmental Authority, (H) enter into any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes, or (I) surrender or allow to expire any right to claim a refund of material Taxes;

(vi) knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments;

(vii) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(viii) terminate, waive or assign any material right under any material Contract of Purchaser;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $500,000 (individually or in the aggregate);

(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xv) make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of Transactions, including legal or accounting (including the PIPE Investment and the costs and expenses necessary for an Extension));

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Transactions);

(xvii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate (excluding the incurrence of any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of Transactions, including legal or accounting (including the PIPE Investment and the costs and expenses necessary for an Extension)) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.03 during the Interim Period;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

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(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xx) grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of Purchaser; or

(xxi) authorize or agree to do any of the foregoing actions.

Section 6.04 Annual and Interim Financial Statements.

(a) To the extent not already delivered, as soon as reasonably practicable following the date of this Agreement, but in no event later than October 31, 2024, the Company shall deliver to the Purchaser audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Target Companies as of and for the years ended December 31, 2023, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant and which are have been audited in accordance with GAAP and PCAOB standards (collectively, the “PCAOB Financial Statements”); provided, that upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 4.06 shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement; provided further that there shall be no material changes between the Audited Financial Statements and the PCAOB Financial Statements with respect to the particular fixed period.

(b) To the extent not already delivered, as soon as reasonably practicable following the date of this Agreement, but in no event later than October 31, 2024, the Company shall deliver to the Purchaser unaudited reviewed consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Target Companies as of and for the six-month periods ending June 30, 2024 and 2023, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Updated 1H Financial Statements”) and as soon as reasonably practicable, the Company shall deliver to the Purchaser any other audited or unaudited financial statements of the Target Companies that are required by applicable law to be included in the Proxy Statement/Registration Statement; provided, that upon delivery of such Updated 1H Financial Statements and any other audited or unaudited financial statements of the Target Companies, the representation and warranties set forth in Section 4.06 shall be deemed to apply to the Updated 1H Financial Statements and any other audited or unaudited financial statements of the Target Companies, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

(c) Notwithstanding anything else in this Agreement, failure to provide the PCAOB Financial Statements and the Updated 1H Financial Statements by the deadlines specified in Section 6.04 shall not be a breach of this Agreement.

Section 6.05 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current all of its public filings with the SEC (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Class A Ordinary Shares and the Cayman Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that (i) if Purchaser fails to timely file any public filing with the SEC, such failure shall not be a breach of this Section 6.05 provided such public filing is made before the effectiveness of the Registration Statement or the earlier termination of this Agreement pursuant to Section 8.01(e) (even though such filing is late) and such late filing does not have a material adverse impact on the consummation of the Transactions and (ii) from and after the Closing, the Parties intend to list on Nasdaq only the Domesticated Purchaser Common Stock and the Domesticated Purchaser Warrants.

Section 6.06 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal (whether written or oral), from any Person or group at any time relating to an Alternative Transaction (other than the Purchaser and the Sponsor or their respective Representatives), and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Subsidiaries, a transaction or a series of transactions (other than the Transactions) concerning the sale (whether directly or indirectly) of (x) all or any part of the business or assets of the Target Companies, (y) any of the units or other equity interests

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or profits of any of the Target Companies, in any case, whether such transaction takes the form of a sale of units or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise or (z) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of any of the Target Companies and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a business combination involving Purchaser or any of its Affiliates.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate, engage or facilitate the making, submission or announcement of, or encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party, (vii) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Alternative Transaction or (viii) agree or otherwise commit to enter into or engage in any of the foregoing.

(c) Each Party shall notify the other Parties as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such Party or any of its Representatives of (i) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

Section 6.07 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not, it shall cause its Subsidiaries not to, and it shall instruct its other Affiliates and Representatives not to, purchase or sell any securities of the Purchaser (unless otherwise explicitly contemplated in this Agreement), communicate such information to any third party (other than (x) to Persons for the purpose of seeking consents related to the Transactions or (y) Persons subject to confidentiality restrictions in favor of the Company), take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.08 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging: (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Authority in connection with the Transactions; or (c) becomes aware of the commencement or threat, in writing, of any Legal Proceeding against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates, in each case, with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by

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the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. In the event that any litigation related to this Agreement, any Ancillary Documents or the Transactions is brought, or, to the Knowledge of the Parties, respectively, threatened, against such Party, or the board of directors (or similar governing body) of such Party or its Subsidiaries, respectively, by a third party prior to the Closing, such Party shall promptly notify the other Party of any such litigation and keep the other Party reasonably informed with respect to the status thereof. Each Party shall provide the other Party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other Party’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.09 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

(b) In furtherance and not in limitation of Section 6.09(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (except that any fees or other amounts charged by any Governmental Authorities relating to such filings or applications will be split equally between the Purchaser, on the one hand, and the Company, on the other hand), with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities any requests for approval, to the extent required, of the Transactions and shall use their reasonable best efforts to have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Legal Proceeding is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging

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any of the Transactions or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Legal Proceedings so as to timely permit consummation of the Transactions, including in order to resolve such objections or Legal Proceedings which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Legal Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d) Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

Section 6.10 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Trustee (which notice Purchaser shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, Purchaser (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to the Purchaser Shareholders pursuant to the Redemption, and (2) pay all remaining amounts then available in the Trust Account to Purchaser for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.11 Tax Matters.

(a) The Parties hereby agree and acknowledge that, for U.S. federal, and applicable state and local, income Tax purposes, it is intended that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments, and that this Agreement constitutes, and hereby is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder. No Party shall knowingly take or knowingly cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action, if such action or failure to act, as the case may be, would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments. The Parties hereby agree to file all Tax Returns on a basis consistent with the Intended Tax Treatments unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable Law. Each Party agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the qualification of any relevant portion of the Transactions for its Intended Tax Treatment by any Governmental Authority.

(b) Notwithstanding anything to the contrary herein, if the SEC requires that a Tax opinion be prepared and submitted in connection with the Proxy Statement/Registration Statement and any other filings to be made with the SEC in connection with the Transactions, whether as an exhibit to the Proxy Statement/Registration Statement or otherwise, and if such a Tax opinion is being provided by a Tax counsel, the Parties hereto shall, and shall cause their Affiliates to, (i) reasonably cooperate in order to facilitate the issuance of any such Tax opinion and (ii) deliver to such counsel, to the extent requested by such counsel, a duly executed certificate reasonably satisfactory to such Party and such counsel dated as of the date requested by such counsel, containing such customary representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion; provided, that, notwithstanding anything herein to the contrary, nothing in this Agreement shall require (x) any counsel to the Company or its advisors to provide an opinion with respect to any Tax matters relating to or affecting Purchaser or the Purchaser Shareholder, including that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments and (y) any counsel to Purchaser or its advisors to provide an opinion with respect to any Tax matters relating to or affecting the Company or the holders or beneficial owners of Company Securities, including that the relevant portions of the Transactions qualify for their respective Intended Tax Treatments; provided, further, that neither this provision nor any other provision in this Agreement shall require the provision of a Tax opinion by any Party’s counsel or advisors to be an express condition precedent to the Closing.

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(c) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (“Transfer Taxes”) shall be borne and paid by the relevant Target Companies. The Target Companies shall, at their own expense, timely file all necessary Tax Returns or other documentation with respect to such Transfer Taxes and, if required by applicable Law, the other Parties shall join in the execution of any such Tax Returns or other documentation.

(d) With respect to any audit, examination, claim or other Legal Proceeding with respect to Tax matters (“Tax Proceeding”) of the Company for U.S. federal, or applicable state or local, income tax purposes for any taxable period (or portion thereof) ending on or prior to the Closing Date and such Tax Proceeding is governed under subchapter C of Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015 (or any similar provision of state, local or non-U.S. Law), the Company shall, and shall cause its eligible Subsidiaries to, (i) timely make an election under Section 6226 of the Code (or any similar provision of state, local or non-U.S. Law) in accordance with applicable Law, and (ii) to the extent any Member has a prior consent right to the making of any such election, to use reasonable efforts cause each such Member to consent to the making of such election.

(e) The Company shall provide a certificate signed by an officer of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and that no interest in the Company is a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case in form and substance reasonably satisfactory to the Purchaser; provided, that the Company shall promptly notify Purchaser, and in all cases no later than 7 Business Days prior to the Closing, if it determines that it will not be able to deliver such certificate and form of notice as contemplated herein, and following such notice Purchaser and the Company shall reasonably cooperate to establish any other available exemption from withholding under Section 1445 of the Code.

Section 6.12 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to otherwise effect, consummate, confirm or evidence the Transactions and carry out the purposes of this Agreement.

Section 6.13 The Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement and receipt by the Purchaser of the PCAOB Financial Statements, the Updated 1H Financial Statements and any other audited or unaudited financial statements of the Target Companies that are required by applicable Law to be included in the Proxy Statement/Registration Statement, (x) the Purchaser and the Company shall jointly prepare and the Purchaser shall file with the SEC, mutually acceptable materials (such agreement not to be unreasonably withheld, conditioned or delayed by the Purchaser or the Company) that shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Purchaser Shareholders relating to the Purchaser Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the Purchaser shall prepare (with the Target Companies’ and their respective Representatives reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Purchaser Common Stock and Domesticated Purchaser Warrants to be issued in exchange for the issued and outstanding Purchaser Ordinary Shares and the Cayman Purchaser Warrants, respectively, in the Domestication, (B) the shares of Domesticated Purchaser Common Stock that constitute the Aggregate Consideration, (C) the shares of Domesticated Purchaser Common Stock issuable upon conversion of the shares of Domesticated Purchaser Series A Preferred Stock to be issued in exchange for Company Class A Convertible Preferred Units, in each case, to the extent such registration is permitted under the Securities Act and (D) the shares of Domesticated Purchaser Common Stock issuable upon exercise of the Domesticated Purchaser Series A Investor Warrants to be issued in exchange for

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Company Class A Preferred Investor Warrants (collectively, the “Registration Statement Securities”). The filing fees payable to the SEC in connection with the Proxy Statement/Registration Statement will be paid by the Purchaser as a Purchaser Transaction Cost. Each of the Purchaser and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. The Purchaser also agrees to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Target Companies and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of the Purchaser and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of the Purchaser or the Target Companies to any regulatory authority (including Nasdaq) in connection with the Transactions (the “Offer Documents”).

(ii) To the extent not prohibited by Law, the Purchaser will advise the Company, reasonably promptly after the Purchaser receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Domesticated Purchaser Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and the Purchaser shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, the Purchaser shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that the Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Purchaser to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of the Purchaser and the Company shall use reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Proxy Statement/Registration Statement will, at the time the Proxy Statement/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Purchaser Shareholders and at the time of the Purchaser Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Closing any information relating to the Company, the Purchaser or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or the Purchaser, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Proxy Statement/Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Purchaser Shareholders.

(b) Purchaser Shareholder Approval. The Purchaser shall (a) as promptly as practicable after the Proxy Statement/Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Purchaser Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of Purchaser Shareholders

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(the “Purchaser Shareholders’ Meeting”) in accordance with the Purchaser’s Organizational Documents and applicable Law, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Purchaser Ordinary Shares to vote in favor of each of the Transaction Proposals, and (b) provide its public shareholders with the opportunity to elect to effect a Redemption. The Purchaser shall, through its board of directors, recommend to the Purchaser Shareholders the (A) adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (B) approval of the Domestication, (C) adoption of the Purchaser Charter upon Domestication and the Purchaser Bylaws upon Domestication, including any separate or unbundled advisory proposals as are required to implement the foregoing, (D) approval of the issuance of shares of Domesticated Purchaser Common Stock as required by Nasdaq Listing Rule 5635, (E) approval of the adoption by the Purchaser of the Equity Incentive Plan, (F) appointment of the director nominees in accordance with Section 6.18 of this Agreement, (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by the Purchaser and the Company to be necessary or appropriate in connection with the Transactions, and (I) adjournment of the Purchaser Shareholders’ Meeting to a later date or dates, if necessary or convenient, (x) to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the foregoing, (y) if the Purchaser determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (z) to facilitate the Domestication, the Merger or any other Transaction (such proposals in (A) through (H), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The board of directors of Purchaser shall not, except as required by applicable Law, withdraw, amend, qualify or modify its recommendation to the Purchaser Shareholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the Purchaser Shareholders described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) the Purchaser’s obligations to establish a record date for, duly call, give notice of, convene and hold the Purchaser Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) the Purchaser agrees to establish a record date for, duly call, give notice of, convene and hold the Purchaser Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) the Purchaser agrees that if the Purchaser Shareholder Approval shall not have been obtained at any such Purchaser Shareholders’ Meeting, then the Purchaser shall promptly continue to take all such necessary actions, including the actions required by this Section 6.13(b), and hold additional Purchaser Shareholders’ Meetings in order to obtain the Purchaser Shareholder Approval provided, that, without the consent of the Company, the Purchaser Shareholders’ Meeting may not be adjourned to a date that is more than fifteen (15) days after the date for which the Purchaser Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law).

(c) Extension. As promptly as reasonably practicable after the execution of this Agreement, the Purchaser shall take all actions necessary to obtain an extension until the Outside Date to the deadline set forth in the Purchaser’s Organizational Documents for the Purchaser to consummate a Business Combination, including the preparation and filing of a proxy statement with the SEC (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”), to seek approval of the Purchaser Shareholders to extend such deadline to the Outside Date in accordance with the Purchaser’s Organizational Documents (as amended, supplemented or modified) (the “Purchaser Extension”). The preliminary Extension Proxy Statement shall be filed with the SEC no later than October 14, 2024. Each of the Purchaser and the Company agrees to promptly furnish to the other Party all information concerning itself, its Subsidiaries, Affiliates, officers, directors, managers, Purchaser Shareholders and other equityholders and information regarding such matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Extension Proxy Statement or the Purchaser Extension. Notwithstanding anything to the contrary in this Agreement, in connection with the Purchaser Extension, Purchaser shall be permitted, to the extent required by the Purchaser’s Organizational Documents, to use the proceeds held in the Trust Account to redeem the Purchaser Class A Ordinary Shares of holders who properly exercise their right to redemption in accordance with the Purchaser’s Organizational Documents.

Section 6.14 Employee Matters.

(a) The Purchaser and the Company shall use their commercially reasonable efforts to agree to a form of equity incentive plan that provides for grants of equity-based incentive of awards to eligible service providers of the Company (the “Equity Incentive Plan”), such agreement by either Party not to be unreasonably withheld, conditioned or delayed. If such Equity Incentive Plan is in agreed form prior to the effective date of the Registration Statement, the Purchaser shall, prior to the Closing Date, adopt such Equity Incentive Plan and submit it for approval of the Purchaser’s Shareholders at the Purchaser Shareholders’ Meeting. The Equity Incentive Plan shall have an initial

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share reserve which shall be mutually agreed between the Purchaser and the Company based upon benchmarking against peer public companies and in consultation with an independent outside compensation advisor, such consent not to be unreasonably withheld, conditioned or delayed. The Purchaser and the Company shall determine the initial award grants that shall be granted to eligible service providers identified by the Company and agreed to by the Purchaser as soon as reasonably practicable following the Effective Time and in a form of award agreement, in each case, as mutually agreed between the Purchaser and the Company based upon benchmarking against peer public companies (taking into account employee hiring needs and the development stage nature of the Company) and in consultation with an independent outside compensation advisor, such agreement by either Party not to be unreasonably withheld, conditioned or delayed.

(b) Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 6.14 are included for the sole benefit of Purchaser and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Purchaser, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.15 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four (4) Business Days after the Closing), the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Purchaser shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party or any Governmental Authority in connection with the transactions contemplated hereby.

Section 6.16 Confidential Information. (a) The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Affiliates and its and their respective Representatives to, except to the extent otherwise consented to by Purchaser: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their

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obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company or any of its Affiliates or its or their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose any Purchaser Confidential Information, (A) provide the Purchaser, to the extent legally permitted, with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at the Purchaser’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.16(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.16(a) furnish only that portion of such Purchaser Confidential Information; provided, that with respect to Purchaser Confidential Information constituting trade secrets under applicable Law and has been identified as such to the Company in writing prior to or promptly after its disclosure to the Company or its Representatives, such covenants shall apply for as long as such Purchaser Confidential Information constitutes a trade secret under applicable Law and continues to constitute Purchaser Confidential Information under this Agreement. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to the Purchaser or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, its Affiliates and its and their respective Representatives shall be entitled to keep any records required by (i) applicable Law or (ii) legal, fiduciary or professional obligation, (iii) in accordance with written document retention policies and procedures and/or (iv) contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) The Purchaser and Merger Sub hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Affiliates and their Representatives to, except to the extent otherwise consented to by the Company: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser, Merger Sub or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information; provided, that with respect to Company Confidential Information constituting trade secrets under applicable Law and that has been identified as such to the Purchaser in writing prior to or promptly after its disclosure to the Purchaser or its Representatives, such covenants shall apply for as long as such Company Confidential Information constitutes a trade secret under applicable Law and continues to constitute Company Confidential Information under this Agreement. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser, Merger Sub and their respective Affiliates and Representatives shall be entitled to keep any records required by applicable Law or legal, fiduciary or professional obligation, in accordance with written document retention policies and procedures and/or contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, (i) the Purchaser, Merger Sub and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the

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extent required by the Federal Securities Laws, (ii) no notice or further action shall be required in respect of disclosure of the Company Confidential Information (or provision of access thereto) to regulatory authorities or self-regulatory organizations having authority over the Purchaser, Merger Sub or their respective Representatives in connection with routine regulatory examinations or pursuant to statutory requirements that are not targeted at the Target Companies, the Transactions or the Company Confidential Information.

Section 6.17 Documents and Information. After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date and make the same available for inspection and copying by the Purchaser during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or its Subsidiaries (including any Target Company) without first advising a representative of the Sponsor (or its successors or assigns) in writing and giving such representative a reasonable opportunity to obtain possession thereof.

Section 6.18 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including the Purchaser causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of seven individuals (appointed in accordance and such that, as of the Closing, the Post-Closing Purchaser Board shall comply with Nasdaq rules) to be determined by the Company and which such Post-Closing Purchaser Board shall consist of three classes of directors that are as evenly sized as possible. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board (i) the one (1) Person that is designated by the Purchaser prior to the Closing, which Person shall be subject to the Company’s consent (such consent not to be unreasonably withheld, delayed or conditioned) and which shall serve in the class to be elected at the next annual meeting, (ii) the chief executive officer of the Purchaser after the Closing and (iii) the remaining Persons, all of whom will be designated by the Company prior to the Closing. At or prior to the Closing, the Company, if requested, and the Purchaser shall provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, the Company and the Purchaser.

(b) The Parties shall take all action necessary, including the Purchaser causing the executive officers of Purchaser to resign, so that the individuals serving as the executive officers of the Purchaser immediately after the Closing will be individuals the Company desires to appoint to such roles.

Section 6.19 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that for a period of six (6) years from the Closing Date, the Parties shall, and shall cause the Purchaser, Merger Sub and the Target Companies to, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of any individual who, at or prior to the Closing, was a director, officer, employee or agent of the Purchaser, Merger Sub and the Target Companies, as the case may be, or who, at the request of the Parties, as the case may be, served as a director, officer, member, manager, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”)), of the Purchaser’s, Merger Sub’s and the Target Companies’ respective Organizational Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of the Purchaser, Merger Sub or any of the Target Companies, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, and the Parties shall, and shall cause the Purchaser, Merger Sub and the Target Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, the Purchaser shall cause the Target Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.19 without limit as to time.

(b) At or prior to the Closing, the Purchaser shall purchase a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person that is a director or officer of the Purchaser or a Target Company currently covered by a directors’ and officers’ liability insurance policy of the Purchaser or one or more Target Companies, respectively, on terms with respect to

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coverage, deductibles and amounts no less favorable than those of such applicable policy in effect on the date of this Agreement for the six (6) year period following the Closing; provided that in no event shall the Purchaser be required to expend on the premium thereof in excess of 350% of the aggregate annual premiums currently payable by the Purchaser or the Target Companies, respectively, with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such D&O Tail is or becomes not available at the Premium Cap, then any such D&O Tail shall contain the maximum coverage available at the Premium Cap. The Purchaser shall maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Target Companies, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.19(b). No claims made under or in respect of the D&O Tail related to any fiduciary or employee of any Target Company shall be settled without the prior written consent of the Purchaser, such consent not to be unreasonably withheld, delayed or conditioned.

(c) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of the Purchaser or any Target Company, any other indemnification arrangement, any Law or otherwise. The obligations of the Purchaser and the Target Companies under this Section 6.19(c) shall not be terminated or modified after the Closing in such a manner as to materially and adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.19 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.19.

(d) If the Purchaser or, after the Closing, any Target Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the Purchaser or such Target Company, as applicable, assume the obligations set forth in this Section 6.19.

Section 6.20 PIPE Investment. The Purchaser shall use its reasonable best efforts to satisfy the conditions of the closing obligations contained in the subscription agreements relating to the PIPE Investment and consummate the transactions contemplated thereby.

Section 6.21 Redemption. In connection with the Purchaser Shareholders’ Meeting, the Purchaser agrees that it shall provide the holders of shares of Purchaser Class A Ordinary Shares the opportunity to elect redemption of such shares of Purchaser Class A Ordinary Shares, as required by the Purchaser’s Organizational Documents in the Redemption. Subject to receipt of the Purchaser Shareholder Approval, and at least one (1) day prior to the Domestication, the Purchaser shall carry out the Redemption and use the proceeds held in the Trust Account to redeem the Purchaser Class A Ordinary Shares of holders who properly exercise their right to redemption in accordance with the Purchaser’s Organizational Documents.

Section 6.22 Domestication. Subject to receipt of the Purchaser Shareholder Approval, at least one (1) day prior to the Closing, the Purchaser shall, in accordance with applicable Law, any applicable rules and regulations of the SEC, the Nasdaq and the Purchaser’s Organizational Documents, as applicable, cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to the Purchaser and the Company, together with the Purchaser Charter upon Domestication, in each case, in accordance with the provisions thereof and applicable Law, and (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication.

Section 6.23 Adoption of Proxy Statement/Registration Statement. Within one (1) Business Day of the Closing Date, the post-Domestication Purchaser, as the successor to the pre-Domestication Purchaser, shall file a post-effective amendment to the Proxy Statement/Registration Statement pursuant to Rule 414(d) of the Securities Act.

Section 6.24 Compliance. Within 120 days following the Closing, the Company will implement a compliance program, including the adoption and implementation of adequate risk-based policies and procedures reasonably designed in accordance with industry best practices and applicable published U.S. governmental guidance, including U.S. Department of Justice guidance on corporate compliance programs, to ensure compliance with (a) applicable Anti-Bribery Laws, including the internal-controls provisions imposed on issuers by the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the False Claims Act, (c) applicable federal and state Anti-Kickback laws, including the Anti-Kickback Statute, and (d) Sanctions Laws and International Trade Laws.

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Section 6.25 Seventh A&R Company OA. Prior to closing, the Company shall adopt the Seventh A&R Company OA in the form of a customary single member limited liability company agreement, in a form to be mutually agreed by the Purchaser and the Company, such agreement by either Party not to be unreasonably withheld, conditioned or delayed.

Article VII

CLOSING CONDITIONS

Section 7.01 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Shareholder Approval. The Purchaser Shareholder Approval shall have been obtained.

(b) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(c) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act by the SEC and shall remain effective as of the Closing, and no stop order or similar order suspending the effectiveness of the Registration Statement shall have been issued and be in effect with respect to the Registration Statement and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) Nasdaq Listing. The shares of Domesticated Purchaser Common Stock to be issued in connection with the Transactions shall be conditionally approved for listing upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of the Domesticated Purchaser Common Stock (provided that such condition shall not apply to the extent the shares of Domesticated Purchaser Common Stock have not been conditionally approved for listing due to a failure to meet any “market value of publicly held securities” or similarly titled requirement as a result of the Company not permitting a sufficient number of shares of Domesticated Purchaser Common Stock to be issued to non-Affiliates pursuant to Section 2.03 to be excluded from lock-up or other contractual restriction).

Section 7.02 Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.01, the obligations of the Company to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser and Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Purchaser Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) Agreements and Covenants. The Purchaser and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Purchaser Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d) Domestication. The Domestication shall have been completed as provided in Section 6.22 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

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(e) Trust Account. Purchaser shall have made appropriate arrangements to have the net proceeds remaining in the Trust Account (after giving effect to all Redemptions) available to Purchaser at the Closing.

(f) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(c).

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date (after giving effect to the Domestication) and (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions.

(iii) ANCILLARY DOCUMENTS. The Purchaser shall have delivered to the Company:

(A) A copy of the A&R Registration Rights Agreement, duly executed by the Purchaser and the Sponsor; and

(B) A copy of the Sponsor Lock-up Agreement, duly executed by the Purchaser and the Sponsor.

(g) Series A Preferred Stock Investment; Sponsor-Related Persons Investment. (i) The Purchaser shall have filed the Series A Preferred Stock Certificate of Designation with the Secretary of State of the State of Delaware, (ii) all conditions precedent to the closing of the Series A Preferred Stock Investment to be fulfilled by the Purchaser, Sponsor or the Sponsor-Related Persons, and any of their respective Affiliates shall have been satisfied (as determined by the parties to the Series A SPA in good faith) or waived in writing by the person(s) with the authority to make such waiver (other than those conditions which, by their nature, are to be satisfied at the Closing of the Transactions including to the extent that any such condition precedent is, or is dependent upon, the consummation of the Merger), and the closing of the Series A Preferred Stock Investment shall be scheduled to occur substantially concurrently with the Closing, and (iii) the Sponsor-Related Persons shall have delivered the purchase price for the Series A Preferred Stock and Preferred Investor Warrants to be purchased by the Sponsor-Related Persons pursuant to the Series A SPA to the Escrow Agent (as defined in the Series A SPA).

Section 7.03 Conditions to Obligations of the Purchaser and Merger Sub. In addition to the conditions specified in Section 7.01, the obligations of the Purchaser and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where available) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants (except for the requirement to provide the PCAOB Financial Statements and the Updated 1H Financial Statements by the deadlines specified in Section 6.04) under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred with respect to the Target Companies, taken as a whole, since the date of this Agreement that is continuing.

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(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.03(a), 7.03(b) and 7.03(c).

(ii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing) and (B) the requisite resolutions of the Company’s board of managers authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Transactions.

(iii) The Company shall have delivered to the Purchaser:

(A) a copy of the A&R Registration Rights Agreement, duly executed by the applicable Members; and

(B) A properly completed and duly executed IRS Form W-9 or IRS Form W-8 of the applicable series from each Member.

(C)

Secion 7.04 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII

TERMINATION AND EXPENSES

Section 8.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by the Company if there has been a Modification in Recommendation;

(c) by the Company if the extension set forth in Section 6.13(c) or the Purchaser Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the applicable Purchaser Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by August 21, 2025 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 8.01(d) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; provided, further, that, solely with respect to the Company’s right to terminate this Agreement pursuant to this Section 8.01(d), the “Outside Date” shall automatically be extended by one (1) calendar day for every calendar day after October 31, 2024 that the PCAOB Financial Statements or the Updated 1H Financial Statements are not delivered pursuant to Section 6.04;

(e) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(e) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

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(f) by written notice by the Company to Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if at such time the Company is in material uncured breach of this Agreement;

(g) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if at such time the Purchaser is in material uncured breach of this Agreement;

(h) by written notice by the Purchaser to the Company, if (i) all the conditions set forth in Section 7.01 and Section 7.02 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Company fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 3.01, (iii) the Purchaser shall have irrevocably confirmed in writing to the Company that it is ready, willing and able to consummate the Closing and (iv) the Company fails to effect the Closing within five (5) Business Days following delivery of such confirmation; or

(i) by written notice by the Company to the Purchaser, if (i) all the conditions set forth in Section 7.01 and Section 7.03 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Purchaser fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 3.01, (iii) the Company shall have irrevocably confirmed in writing to the Purchaser that it is ready, willing and able to consummate the Closing and (iv) the Purchaser fails to effect the Closing within five (5) Business Days following delivery of such confirmation.

Section 8.02 Expense Reimbursement.

(a) In the event this Agreement is terminated by the Purchaser pursuant to Section 8.01(g) or Section 8.01(h), at a time when the Company does not have a right to terminate this Agreement pursuant to Section 8.01(c), Section 8.01(f) or Section 8.01(i), then the Company shall pay or cause to be paid to Purchaser any amounts due and owing under the Convertible Promissory Note within two (2) Business Days after the date of such termination by wire transfer of same-day funds to one or more accounts designated by Purchaser.

(b) The parties acknowledge that the agreements contained in this Section 8.02 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement. In addition, if the Company fails to pay in a timely manner any amount due to Purchaser pursuant to this Section 8.02, then (i) the Company shall reimburse Purchaser for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts and (ii) the Company shall pay to Purchaser interest on the amounts payable pursuant to this Section 8.02 from and including the date payment of such amounts was due to but excluding the date of actual payment at a rate equal to three percent (3%) plus the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

(c) At Closing, so long as the Convertible Promissory Note is forgiven by the holder thereof, the Purchaser shall issue to such holder shares of Series A Preferred Stock with an aggregate Stated Value (as defined in the Series A Preferred Stock Certificate of Designation) equal to $1,250,000.

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Section 8.03 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.01 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.01 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 6.15, Section 6.16, Article IX, and this Section 8.03 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.15).

Article IX

MISCELLANEOUS

Section 9.01 No Survival. Except (x) as otherwise contemplated by Section 8.03 or (y) in the case of a Fraud Claim against a Person, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing, and then only with respect to any breaches occurring at or after the Closing.

Section 9.02 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or other electronic means (including email), with evidence of transmission, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice). Actual notice is effective notice for all purposes hereunder.

If to the Purchaser:	with a copy (which will not constitute notice) to:
Inflection Point Acquisition Corp. II	White & Case LLP
167 Madison Avenue	1221 Avenue of the Americas
Suite 205 #1017	New York, New York 10020
New York, New York 10016	Attn: Joel Rubinstein
Attn: Michael Blitzer	Email: joel.rubinstein@whitecase.com
Email:

If to the Company, to:	with a copy (which will not constitute notice) to:
USA Rare Earth, LLC	King & Spalding LLP
100 W Airport Road, Stillwater, OK 74075	1100 Louisiana Street, Suite 4100
Attn: David Kronenfeld	Houston, TX 77002
Email:	Attn: Timothy FitzSimons; Trevor G. Pinkerton
Email: tfitzsimons@kslaw.com; tpinkerton@kslaw.com

Section 9.03 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

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Section 9.04 Third Parties. Except for the Persons granted the rights set forth in Section 6.19, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

Section 9.05 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, provided that, for the avoidance of doubt, the laws of the Cayman Islands shall also apply to and, as applicable, govern the Domestication.

Section 9.06 Jurisdiction. Any proceeding or Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 9.06.

Section 9.07 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.08 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 9.09 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 9.10 Amendment; Waiver. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or managers or other equivalent body or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or

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conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

Section 9.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser, its shareholders under the Cayman Companies Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

Section 9.13 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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Section 9.14 Legal Representation.

(a) Conflicts and Privilege.

(i) The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders, shareholders or holders of other equity interests of the Purchaser or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “IPXX Group”), on the one hand, and (y) the Purchaser following the Closing, the Company and/or any member of the USARE Group, on the other hand, any legal counsel, including White & Case LLP (“W&C”), that represented the Purchaser and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the IPXX Group, in such dispute even though the interests of such Persons may be directly adverse to the Purchaser and its Affiliates (following the Closing), and even though such counsel may have represented the Purchaser in a matter substantially related to such dispute, or may be handling ongoing matters for the Purchaser and/or the Sponsor. The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby) between or among the Purchaser, the Sponsor and/or any other member of the IPXX Group, on the one hand, and W&C, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the IPXX Group after the Closing, and shall not pass to or be claimed or controlled by the Purchaser and its Affiliates (following the Closing). Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with the Purchaser or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Purchaser.

(ii) The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders, shareholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “USARE Group”), on the one hand, and (y) the Company (following the Closing) and/or any member of the IPXX Group, on the other hand, any legal counsel, including King & Spalding LLP (“K&S”) that represented the Company prior to the Closing may represent any member of the USARE Group in such dispute even though the interests of such Persons may be directly adverse to the Company (following the Closing), and even though such counsel may have represented the Purchaser and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company (following the Closing). The Purchaser and the Company, on behalf of their respective successors and assigns (including, after the Closing), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the Transactions) between or among the Company and/or any member of the USARE Group, on the one hand, and K&S, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions. Notwithstanding the foregoing, any privileged communications or information shared by the Purchaser prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Company (following the Closing).

(iii) K&S has represented the USARE Group and the Target Companies with respect to the Transactions. All Parties recognize the commonality of interest that exists and will continue to exist until the Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the IPXX Group and, following the Closing, the Company,

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agree that they shall not, and shall cause their Affiliates not to, seek to have K&S be disqualified from representing (a) any member of the USARE Group in connection with any dispute that may arise between such parties and the IPXX Group or the Target Companies or (b) the Purchaser or any of the Target Companies in connection with any dispute that may arise between such parties and the members of the USARE Group.

Section 9.15 Waiver of Claims Against Trust. The Company acknowledges that the Purchaser is a special purpose company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the IPO Prospectus available at www.sec.gov, substantially all of the Purchaser assets consist of the cash proceeds of the Purchaser’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of the Purchaser, its public shareholders and the underwriters of the Purchaser’s initial public offering. The Company acknowledges that it has been advised by the Purchaser that, except with respect to interest earned on the funds held in the Trust Account that may be released to the Purchaser to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if the Purchaser completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the IPO Prospectus; (ii) if the Purchaser fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to the Purchaser in limited amounts to permit the Purchaser to pay the costs and expenses of its liquidation and dissolution, and then to the Purchaser Shareholders; and (iii) if the Purchaser holds a shareholder vote to amend the Purchaser’s Organizational Documents to modify the substance or timing of the obligation to redeem 100% of the Purchaser Class A Ordinary Shares if the Purchaser fails to complete a Business Combination within the allotted time period or to otherwise modify any other material provision of the Purchaser’s Organizational Documents relating to its shareholders’ rights or its pre-initial Business Combination activity, then for the redemption of any Purchaser Ordinary Shares properly tendered in connection with such vote. For and in consideration of the Purchaser entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself, its Affiliates and its and their respective Representatives, hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom to the Purchaser’s public shareholders for any reason whatsoever; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against the Purchaser for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for the Purchaser to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect the Purchaser’s ability to fulfill its obligation to effectuate the redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against the Purchaser’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account other than to the Purchaser’s public shareholders and any assets that have been purchased or acquired with any such funds).

Section 9.16 Company and Purchaser Disclosure Letters. The Company Disclosure Letter and the Purchaser Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Purchaser Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

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Article X

DEFINITIONS

Section 10.01 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“A&R Registration Rights Agreement” has the meaning specified in the Recitals.

“Acquisition Proposal” has the meaning specified in Section 6.06(a).

“Additional Purchaser SEC Reports” has the meaning specified in Section 5.06(a).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Base Consideration” means the number of shares of Domesticated Purchaser Common Stock equal to the quotient of: (a) (i) the Base Purchase Price minus (ii) the Closing Indebtedness except as set forth in Schedule 10-A, divided by (b) the Redemption Price.

“Aggregate Consideration” means the Aggregate Base Consideration and the Aggregate Earn-out Consideration.

“Aggregate Earn-out Consideration” has the meaning specified in Section 2.04(a).

“Agreement” has the meaning specified in the Preamble.

“Alternative Transaction” has the meaning specified in Section 6.06(a).

“Ancillary Documents” means each of the agreements and instruments contemplated by this Agreement or otherwise related to the transactions contemplated in this Agreement, in each case to be executed and delivered on the date hereof or on or prior to the Closing Date, including this Agreement (together with the Company Disclosure Letter and the Purchaser Disclosure Letter).

“Anti-Bribery Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended; the UK Bribery Act 2010, and any rules or regulations promulgated thereunder; the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; and any other applicable Laws relating to bribery or corruption in any governing jurisdiction.

“Antitrust Laws” has the meaning specified in Section 6.09(b).

“Approvals” has the meaning specified in Section 4.09.

“Audited Company Financials” has the meaning specified in Section 4.06(a).

“Base Purchase Price” means $800,000,000.

“Business Combination” has the meaning specified in Article 1.1 of the Purchaser’s Organizational Documents as in effect on the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or, for so long as the Purchaser remains domiciled in Cayman Islands, Governmental Authorities in the Cayman Islands that are authorized or required by Law to close.

“CARES Act” means the Coronavirus, Aid, Relief and Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020), and any amendment thereof, successor law, or executive order, executive memo, administrative or other guidance or legislation published with respect thereto by any Governmental Authority.

“Cayman Companies Act” has the meaning specified in the Recitals.

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“Cayman Purchaser Private Placement Warrants” means the warrants to purchase Purchaser Class A Ordinary Shares, at an initial exercise price of $11.50 per share, purchased by the Sponsor concurrently with the Purchaser’s IPO.

“Cayman Purchaser Public Warrants” means the warrants to purchase Purchaser Class A Ordinary Shares, at an initial exercise price of $11.50 per share, included in the Cayman Purchaser Units sold in the Purchaser’s IPO.

“Cayman Purchaser Units” has the meaning specified in the Recitals.

“Cayman Purchaser Warrant” has the meaning specified in the Recitals.

“Cayman Registrar” means the Cayman Islands Registrar of Companies.

“Certificate of Merger” has the meaning specified in the Recitals.

“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of the Purchaser; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of the Purchaser or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of the Purchaser.

“Class A Preferred Investor Warrant Consideration” has the meaning specified in Section 2.02(b).

“Class A Preferred SPA” has the meaning specified in the Recitals.

“Class A-1 Preferred SPA” has the meaning specified in the Recitals.

“Class A-2 Preferred SPA” has the meaning specified in the Recitals.

“Class A Preferred Unit Investment” has the meaning specified in the Recitals.

“Class A-1 Preferred Unit Investment” has the meaning specified in the Recitals.

“Class A-2 Preferred Unit Investment” has the meaning specified in the Recitals.

“Class A Preferred Unit Investors” has the meaning specified in the Recitals.

“Class A-1 Preferred Unit Investors” has the meaning specified in the Recitals.

“Class A-2 Preferred Unit Investors” has the meaning specified in the Recitals.

“Closing” has the meaning specified in Section 3.01.

“Closing Date” has the meaning specified in Section 3.01.

“Closing Filing” has the meaning specified in Section 6.15(b).

“Closing Indebtedness” means the aggregate Indebtedness of the Target Companies as of immediately prior to the Effective Time.

“Closing Press Release” has the meaning specified in Section 6.15(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Common Stock Price” means the share price equal to the closing sale price of one share of Domesticated Purchaser Common Stock as reported on Nasdaq (or the exchange on which the shares of Domesticated Purchaser Common Stock are then listed) for a period of at least twenty (20) days out of thirty (30) consecutive Trading Days ending on the Trading Day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into the Domesticated Purchaser Common Stock), extraordinary cash dividend (which adjustment shall be subject to the

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reasonable mutual agreement of the Purchaser and the Company), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to the Domesticated Purchaser Common Stock).

“Company” has the meaning specified in the Preamble.

“Company Benefit Plan” means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by any Target Company for the benefit of any employee or terminated employee of any Target Company.

“Company Class A Convertible Preferred Units” means the Company Class A-1 Convertible Preferred Units and the Company Class A-2 Convertible Preferred Units.

“Company Class A-1 Convertible Preferred Units” means the Class A-1 convertible preferred units of the Company.

“Company Class A-2 Convertible Preferred Units” means the Class A-1 convertible preferred units of the Company.

“Company Class A Preferred Investor Warrants” means the Company Class A-1 Preferred Investor Warrants and the Company Class A-2 Preferred Investor Warrants.

“Company Class A-1 Preferred Investor Warrants” means the warrants of the Company sold to Class A-1 Preferred Unit Investors or others pursuant to the Class A-1 Preferred SPA or a similar securities purchase agreement executed prior to the date hereof.

“Company Class A-2 Preferred Investor Warrants” means the warrants of the Company sold to Class A-2 Preferred Unit Investors or others pursuant to the Class A-2 Preferred SPA or a similar securities purchase agreement executed prior to the date hereof.

“Company Class A Units” means the Class A units of the Company.

“Company Class B Units” means the Class B units of the Company.

“Company Class B Warrants” means the warrants outstanding as of the date of this Agreement to purchase Company Class B Units.

“Company Class C Convertible Preferred Units” means the Class C convertible preferred units of the Company.

“Company Class C Convertible Preferred Warrants” means the warrants outstanding as of the date of this Agreement to purchase Company Class B Units.

“Company Class C-1 Convertible Preferred Units” means the Class C-1 convertible preferred units of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Units” means the Company Class C Convertible Preferred Units and Company Class C-1 Convertible Preferred Units.

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“Company Disclosure Letter” has the meaning specified in the Preamble to Article IV.

“Company Financials” has the meaning specified in Section 4.06(a).

“Company Fully Diluted Capital” means the sum (without duplication) of the aggregate number of (i) Company Class A Units that are issued and outstanding immediately prior to the Effective Time, (ii) Company Class B Units that are issued and outstanding immediately prior to the Effective Time (including all Company Class B Units issued upon conversion of all outstanding Company Class C Convertible Preferred Units and Company Class C-1 Convertible Preferred Units pursuant to Section 2.01), (iii) all Company Class A Units and Company Class B Units issuable upon full exercise of all issued and outstanding Company Warrants (calculated using the treasury method of accounting on a cashless exercise basis) and (iv) all Company Class A Units and Company Class B Units issuable upon full exercise, exchange or conversion of all issued and outstanding Company Incentive Units (calculated using the treasury method of accounting on a cashless exercise basis).

“Company Incentive Plan” means the Second Amended and Restated USA Rare Earth, LLC Incentive Plan dated as of August 26, 2022, and approved by the Managers, as amended by the First Amendment dated as of November 2, 2022, and the Second Amendment, dated as of February 10, 2024, to the Second Amended and Restated USA Rare Earth, LLC Incentive Plan, and as may be further amended, supplemented or restated from time to time by the Managers.

“Company Incentive Units” means the incentive units of the Company.

“Company Incentive Unit Exchange Calculation” means (i) the number of Company Incentive Units held by a Person times a fraction where (x) the numerator equals the value of the Per Unit Base Consideration (assuming one share of Domesticated Purchaser Common Stock has a value equal to the Redemption Price) minus the Distribution Threshold (as defined in the Company Incentive Plan and provided for in the applicable Company Incentive Unit award agreement) applicable to such Company Incentive Unit (which may, for the avoidance of doubt, be $0), and (y) the denominator equals the value of the Per Unit Base Consideration (assuming one share of Domesticated Purchaser Common Stock has a value equal to the Redemption Price). To the extent the Company Incentive Unit Exchange Calculation would not result in a whole number, the number of Class A Units shall be rounded down as applicable so that only whole numbers of Class A Units are exchanged for Company Incentive Units pursuant to Section 2.03(a)(ii).

“Company IP” means any and all Intellectual Property that is owned or purported to be owned (in whole or in part), licensed, used or held for use by the Target Companies.

“Company IP Licenses” means any Intellectual Property licenses, sublicenses and other agreements or permissions that a Target Company is party to or is otherwise authorized to use or practice any Intellectual Property under, excluding Off-the-Shelf Software and non-exclusive licenses of Intellectual Property granted in agreements with suppliers, customers or end users in the ordinary course of business where the license is not the primary purpose of the agreement.

“Company Leased Real Properties” has the meaning specified in Section 4.16(b).

“Company Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “Events”), that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Target Companies, taken as a whole, or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Target Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement or any Ancillary Document, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including any COVID-19 Measures) or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Target Companies to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the

Annex A-62

industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Target Companies, (i) any matter set forth on the Company Disclosure Letter, or (j) any action taken by, or at the request of, the Purchaser; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations.

“Company Material Contract” has the meaning specified in Section 4.13(a).

“Company Mining Rights” has the meaning specified in Section 4.26(a).

“Company OA” means the limited liability operating agreement of the Company, as then currently in effect.

“Company Owned Properties” has the meaning specified in Section 4.16(a).

“Company Parties” has the meaning specified in Section 9.14(a)(iii).

“Company Permits” has the meaning specified in Section 4.11.

“Company Personal Property Leases” has the meaning specified in Section 4.17.

“Company Real Property Leases” has the meaning specified in Section 4.16(b).

“Company Registered IP” has the meaning specified in Section 4.14(a).

“Company Securities” means, collectively, the Company Class A Units, the Company Class A-1 Convertible Preferred Units, the Company Class A-2 Convertible Preferred Units, the Company Class B Units, the Company Class C Convertible Preferred Units, the Company Class C-1 Convertible Preferred Units, the Company Incentive Units, the Company Class B Warrants, the Company Class C Convertible Preferred Warrants and all other units, warrants and other securities of the Company.

“Company Software” means any and all Software which any of the Target Companies owns or purports to own, in whole or in part.

“Company Transaction Costs” means all fees, costs and expenses of the Target Companies, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions, including: (a) all change of control bonus payments, retention or similar payments payable solely as a result of the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing Date whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger” payments), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date and which are payable in connection with the consummation of the Transactions, whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger payments”), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (c) all professional or transaction, deal, brokerage, legal, accounting, financial advisory or any similar fees payable in connection with the consummation of the Transactions; and (d) all costs, fees and expenses related to the D&O Tail; but excluding (i) any and all costs, fees and expenses incurred in connection with the preparation and filing of the Registration Statement (and any registration statement filed with the SEC in connection therewith) and the review and/or approval thereof by the SEC, (ii) any and all costs, fees and expenses incurred in connection with the listing on Nasdaq of the shares of Domesticated Purchaser Common Stock issued in connection with the Transactions, (iii) Transfer Taxes, and (iv) any other amounts payable by the Purchaser hereunder.

Annex A-63

“Company Units” means, collectively, the Company Class A Units, the Company Class B Units, the Company Convertible Units, the Company Class A Convertible Preferred Units, the Company Incentive Units and all other units of the Company.

“Company Warrants” means the Company Class B Warrants, the Company Class C Convertible Preferred Warrants and all other warrants to purchase any units or other equity interests of the Company.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Continental” means the Continental Stock Transfer & Trust Company.

“Contracts” means all legally binding contracts, contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all Company IP Licenses and other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Convertible Promissory Note” means a convertible promissory note, issued by the Purchaser to the Sponsor or an Affiliate of the Sponsor, pursuant to which the Purchaser may borrow up to $2,500,000 from the Sponsor, related to ongoing expenses reasonably related to the business of the Purchaser and the consummation of a business combination.

“Copyleft Terms” has the meaning specified in Section 4.14(e).

“Copyrights” has the meaning set for in the definition of “Intellectual Property”.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or other Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act, Families First Act, the Payroll Tax Executive Order and IRS Notices 2020-22, 2020-65 and 2021-11.

“D&O Indemnified Party” has the meaning specified in Section 6.19(a).

“D&O Tail” has the meaning specified in Section 6.19(b).

“DGCL” has the meaning specified in the Recitals.

“Disclosure Letters” means, collectively, the Company Disclosure Letter and the Purchaser Disclosure Letter.

“DLLCA” has the meaning specified in the Recitals.

“Domesticated Purchaser Common Stock” means, following the Domestication, common stock of the Purchaser, par value $0.0001 per share.

“Domesticated Purchaser Series A Investor Warrants” has the meaning specified in the Recitals.

“Domesticated Purchaser Series A Preferred Stock” has the meaning specified in the Recitals.

“Domesticated Purchaser Warrant” has the meaning specified in the Recitals.

“Domestication” has the meaning specified in the Recitals.

“Draft Company Financials” has the meaning specified in Section 4.06(a).

“Earn-out Exchange Ratio” means the Earnout Shares divided by the Company Fully Diluted Capital.

“Earnout Period” means the time period beginning on the date that is first anniversary of the Closing Date and ending on the date that is the sixth anniversary of the Closing Date.

Annex A-64

“Earnout Shares” means the up to 10,000,000 shares of Domesticated Purchaser Common Stock that may be issued to the Eligible Stockholders pursuant to Section 2.04.

“Effective Time” has the meaning set forth in Section 1.02(a).

“Eligible Stockholder” means a holder of Company Class A Units, Company Class B Units, Company Convertible Units, Company Incentive Units or Company Warrants as of immediately prior to the Effective Time and each of their respective successors and assigns.

“Enforceability Exceptions” has the meaning as specified in Section 5.02.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the environment, (c) natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (d) pollution, or (e) Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §9601 et seq., the Resource Conservation and Recovery Act, 42 USC §6901 et seq., the Toxic Substances Control Act, 15 USC §2601 et seq., the Federal Water Pollution Control Act, 33 USC §1251 et seq., the Clean Air Act, 42 USC §7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC §136 et seq., the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC §2641 et seq., the Safe Drinking Water Act, 42 USC §300f et seq., the Oil Pollution Act of 1990, 33 USC §2701 et seq., and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Legal Proceedings, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 4.21(a).

“Equity Incentive Plan” has the meaning specified in Section 6.14(a).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) which together with a Target Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the Aggregate Base Consideration divided by the Company Fully Diluted Capital.

“Excluded Unit” has the meaning specified in Section 2.03(a)(i).

“Extension” has the meaning specified in Section 6.03(a).

“Extension Proxy Statement” has the meaning specified in Section 6.13(c).

“Federal Securities Law” has the meaning specified in Section 6.07.

“Fraud Claim” means any claim based upon intentional fraud as defined under the common law of the State of Delaware.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, municipal, local or other foreign or domestic governmental, quasi-governmental, or administrative body, instrumentality, department. or agency, any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body, or any government-owned entity.

Annex A-65

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed, classified or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, “toxic chemical”, or “waste” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including oil, petroleum, petroleum products and by-products, petroleum breakdown products, asbestos, radioactive materials, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation and per- and polyfluoroalkyl substances.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (other than real estate leases and any other leases that would be required to be capitalized only upon adoption of ASC 842), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien securing debt for borrowed money on any property of such Person (other than Permitted Liens), (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means any and all intellectual or proprietary property and all rights, title, and interest therein or thereto arising anywhere in the world, including all United States, international and foreign: (i) patents and patent applications, patent improvements, disclosures and inventions, (whether patentable or unpatentable and whether or not reduced to practice), including any continuations, divisions, continuations in part, renewals, divisionals, extensions, substitutions, reexaminations, reissues or foreign counterparts of any of the foregoing (“Patents”); (ii) all trade names, trade dress, trademarks, service marks, slogans, logos or internet domain name registrations, social media usernames, handles, and any other similar identifiers of source of origin, including all goodwill associated therewith, together with all registrations and applications relating thereto (“Trademarks”); (iii) copyrights (whether registered or unregistered), original works of authorship, copyrightable works and subject matter, together with all registrations and applications relating thereto (“Copyrights”); (iv) all proprietary databases and data; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) Trade Secrets, (vii) Software and data, databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise; (viii) rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world; (ix) any and all other intellectual or industrial property rights protectable by applicable law in any jurisdiction; and (x) all issuances, renewals, registrations and applications of or for any of the foregoing.

“Intended Tax Treatment(s)” has the meaning specified in the Recitals.

“Interim Period” has the meaning specified in Section 6.01(a).

“International Trade Laws” means (a) all U.S. import and export Laws (including those Laws administered by the U.S. Departments of Commerce (Bureau of Industry and Security)) codified at 15 C.F.R., Parts 700-774; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-192; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130; and the Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500-598) and (b) all comparable applicable Laws outside the United States.

“IPO” means the initial public offering of Cayman Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of May 24, 2023 (File No. 333-271128).

“IPXX Group” has the meaning specified in Section 9.14(a)(i).

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

Annex A-66

“IT Assets” technology, devices, computers, hardware, Software (including firmware and middleware), systems, sites, servers, networks, workstations, routers, hubs, circuits, switches, interfaces, websites, platforms, data communications lines, automated networks and control systems, cloud computing arrangements, and all other information or operational technology, telecommunications, or data processing assets, facilities, systems services, or equipment, and all data stored therein or processed thereby, and all associated documentation, in each case, owned or leased by, licensed to, or used by the Target Companies in the conduct of their respective businesses.

“JOBS Act” has the meaning specified in Section 5.06(f).

“K&S” has the meaning specified in Section 9.14(a)(ii).

“Knowledge” means, with respect to (i) the Company, the actual knowledge, after reasonable inquiry, of the individuals set forth on Schedule 10-B of the Company Disclosure Letter and (ii) the Purchaser, the actual knowledge, after reasonable inquiry, of the individuals set forth on Schedule 10-A of the Purchaser Disclosure Letter.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or examination, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards).

“Lien” means any mortgage, deed of trust, pledge, security interest, attachment, right of first refusal, right of first offer, option, proxy, voting trust, license, encumbrance, easement, covenant, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Managers” means the Persons who are managers of the Company pursuant to the Company OA.

“Material Current Government Contract” has the meaning specified in Section 4.10.

“Members” means the Persons who are member of the Company pursuant to the Company OA.

“Member Support Agreement” means that certain Member Support Agreement, dated as of the date hereof (as it may be amended or supplemented from time to time), by and between the Purchaser, the Company and the Members party thereto.

“Merger” has the meaning specified in the Recitals.

“Merger Sub” has the meaning specified in the Preamble.

“Mining Rights” means all interests and rights in mining claims, concessions, exploration, reconnaissance, exploitation or extraction rights, surface rights, subsurface rights, access rights or similar rights, that are held by way of Approvals, leases or otherwise.

“Modification in Recommendation” has the meaning specified in Section 6.13(b).

“Nasdaq” has the meaning specified in Section 5.06(a).

“OFAC” has the meaning specified in Section 4.25(c).

Annex A-67

“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public on standard terms and conditions with an annual cost of less than $100,000 per year.

“Offer Documents” has the meaning specified in Section 6.13(a)(i).

“Open Source Software” means any code or software governed by any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Outside Date” has the meaning specified in Section 8.01(d).

“Owned Intellectual Property” means any and all Intellectual Property which any of the Target Companies owns (or purports to own), in whole or in part, and includes the Company Software and all Company Registered IP.

“Party(ies)” has the meaning specified in the Preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Financial Statements” has the meaning specified in Section 6.04(a).

“Per Class A Convertible Preferred Unit Consideration” has the meaning specified in Section 2.02(a).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the applicable Target Company or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) zoning, entitlement, environmental or conservation restrictions and other land use and environmental regulations imposed by Governmental Authorities which, to the Knowledge of the Company, are not violated in any material respects; (d) non-monetary Liens of record, so long as such matters do not materially interfere with or detract from the Target Companies’ ability to conduct its business at such property; (e) all matters that would be disclosed on an accurate survey of the Target Companies’ real property; (f) Liens incurred or deposits made in the ordinary course of business in connection with social security; (g) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business; (h) Liens arising under this Agreement or any Ancillary Document; or (i) non-exclusive licenses of Owned Intellectual Property granted to customers, vendors or service providers in the ordinary course of business.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

Annex A-68

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Per Unit Base Consideration” has the meaning specified in Section 2.02(c).

“Per Unit Earn-out Consideration” has the meaning specified in Section 2.02(c).

“PIPE Investment” means the purchase from the Purchaser either shares of Domesticated Purchaser Common Stock, shares of one or more series of Purchaser preferred stock or convertible debt securities of Purchaser (excluding, for the avoidance of doubt, the Series A Preferred Stock Investment) with such purchases to be consummated prior to or substantially concurrently with the Closing (but, for the avoidance of doubt, no earlier than the calendar day after the day in which the Domestication is consummated) and solely considered “PIPE Investment” for purposes of this Agreement to the extent that the terms of any such purchase have been approved in writing by the Company

“Post-Closing Purchaser Board” has the meaning specified in Section 6.18(a).

“Premium Cap” has the meaning specified in Section 6.19(b).

“Pro Rata Share” means, for each Eligible Stockholder, a percentage determined by dividing (a) the total number of shares of Domesticated Purchaser Common Stock issued to such Eligible Stockholder in the Merger in exchange for such Eligible Stockholder’s Company Class A Units, Company Class B Units, Company Convertible Units, Company Incentive Units and Company Warrants divided by the total number of shares of Domesticated Purchaser Common Stock issued to all Eligible Stockholder in the Merger in exchange for the Company Class A Units, Company Class B Units, Company Convertible Units, Company Incentive Units and Company Warrants.

“Proxy Statement” has the meaning specified in Section 6.13(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 6.13(a)(i).

“Public Certifications” has the meaning specified in Section 5.06(a).

“Purchaser” has the meaning specified in the Preamble.

“Purchaser Bylaws upon Domestication” has the meaning specified in the Recitals.

“Purchaser Charter upon Domestication” has the meaning specified in the Recitals.

“Purchaser Class A Ordinary Shares” means prior to the Domestication, Class A ordinary shares of the Purchaser, par value $0.0001 per share.

“Purchaser Class B Ordinary Shares” means prior to the Domestication, Class B ordinary shares of the Purchaser, par value $0.0001 per share.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Disclosure Letter” has the meaning specified in the Preamble to Article V.

“Purchaser Extension” has the meaning specified in Section 6.13(c).

“Purchaser Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences has had a materially adverse effect on the business, assets, financial condition or results of operations of the Purchaser; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Purchaser Material Adverse Effect has occurred: (i) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to

Annex A-69

the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Purchaser or Merger Sub; (ii) the taking of any action required by this Agreement or any Ancillary Document; (iii) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (iv) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (v) the Redemption; (vi) any breach of any covenants, agreements or obligations of any Class A Preferred Units Investor, Series A Preferred Stock Investor or investor in any PIPE Investment, in each case who is not Inflection Point Asset Management or an Affiliate of Inflection Point Asset Management, under any Class A Preferred SPA, Series A SPA or other similar agreement related to financing the Company or Purchaser (including any breach of such Person’s obligations to fund any amounts thereunder when required); (vii) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority after the date of this Agreement; (viii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; or (ix) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world.

“Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and the Purchaser Class B Ordinary Shares.

“Purchaser SEC Reports” has the meaning specified in Section 5.06(a).

“Purchaser Shareholder Approval” means the approval of (i) those Transaction Proposals identified in clauses (B) and (C) and of Section 6.13(b), in each case, by special resolution under Cayman Islands Law, being an affirmative vote of the holders of a majority of at least two-thirds of the outstanding Purchaser Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Purchaser’s Organizational Documents) at the Purchaser Shareholders’ Meeting, (ii) those Transaction Proposals identified in clauses (A), (D) (F) and (G) of Section 6.13(b), in each case, by an ordinary resolution under Cayman Islands Law, being an affirmative vote of the holders of at least a majority of the outstanding Purchaser Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the Purchaser’s Organizational Documents), and (iii) with respect to any other proposal proposed to the Purchaser Shareholders, the requisite approval required under the Purchaser’s Organizational Documents, the Cayman Companies Act or any other applicable Law, in each case, at a Purchaser Shareholders’ Meeting.

“Purchaser Shareholders” means the holders of the Purchaser Ordinary Shares.

“Purchaser Shareholders’ Meeting” has the meaning specified in Section 6.13(b).

“Purchaser Transaction Costs” means: (a) all fees, costs and expenses of the Purchaser incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions and the Extension, whether paid or unpaid prior to the Closing, including any and all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers, including any deferred underwriting commissions being held in the Trust Account (with respect to deferred underwritten expenses, not to exceed the amount set forth in Schedule 10.01-B); and (b) any Indebtedness of the Purchaser owed to its Affiliates or shareholders; provided that, without the written consent of the Company, the Purchaser Transaction Costs shall not exceed the amount set forth in Schedule 10.01-B of the Purchaser Disclosure Letter. For the avoidance of doubt, Purchaser Transaction Costs shall not include any fees, costs or expenses incurred in connection with any other transaction engaged in by the Purchaser, including any fees (including any banker’s, broker’s or legal fees) of Purchaser, Sponsor or any of its their Affiliates, whenever incurred, to the extent such fees, costs or expenses exceed $400,000 in the aggregate.

“Redemption” has the meaning specified in the Recitals.

“Redemption Price” shall mean an amount equal to the price at which each Purchaser Class A Ordinary Share may be redeemed pursuant to the Redemption.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Purchaser under the Securities Act with respect to the Registration Statement Securities.

Annex A-70

“Registration Statement Securities” has the meaning specified in Section 6.13(a)(i).

“Related Person” means any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates and any immediate family member of any of the foregoing.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migrating or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Legal Proceeding” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct or otherwise respond to a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Sanctioned Jurisdiction” has the meaning specified in Section 4.25(c).

“Round Top Project” means the Company’s above-ground deposit, located in Round Top Mountain, Hudspeth County, Texas, which contains several rare earth elements and lithium.

“Sanctions Laws” means applicable trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury, or (v) any country in which the Purchaser or any Target Company or any agent acting on behalf of the forgoing is performing activities.

“SDN List” has the meaning specified in Section 4.25(c).

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock Certificate of Designation” has the meaning specified in the Recitals.

“Series A Preferred Stock Investment” has the meaning specified in the Recitals.

“Series A Preferred Stock Investors” has the meaning specified in the Recitals.

“Series A SPA” has the meaning specified in the Recitals.

“Seventh A&R Company OA” has the meaning specified in the Recitals.

“Signing Filing” has the meaning specified in Section 6.15(b).

“Signing Press Release” has the meaning specified in Section 6.15(b).

“Software” means any and all software, firmware and computer programs and applications, including any and all source code, descriptions, schematics, specifications, flow charts, object code, middleware, utilities, computer programs, application programming interfaces, algorithms, plugins, libraries, subroutines, tools, drivers, microcode, scripts, batch files, instruction sets and macros, models, methodologies and other work product used in design, plan, organize and develop any of the foregoing, in each case of the foregoing whether in source code, executable or object code form, documentation related thereto including user manuals, user documentation, and training materials, filed, records and other work product related to any of the foregoing and all software modules, tools and databases and collections of data.

“Sponsor” means Inflection Point Holdings II LLC, a Delaware limited liability company.

“Sponsor Forfeiture” has the meaning specified in the Recitals.

Annex A-71

“Sponsor Lock-Up Agreement” has the meaning specified in the Recitals.

“Sponsor-Related Persons” means Inflection Point Fund I LP, Newtyn Partners, LP and Newtyn TE Partners, LP.

“Sponsor Share Conversion” has the meaning specified in the Recitals.

“Sponsor Support Agreement” has the meaning specified in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Surviving Company” has the meaning specified in the Recitals.

“Target Companies” means, collectively, the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, form, declaration, election, disclosure, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto imposed by a Governmental Authority.

“Top Customers” has the meaning specified in Section 4.24(a).

“Top Suppliers” has the meaning specified in Section 4.24(b).

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to Copyright, Trademark, or trade secret protection).

“Trademarks” has the meaning set for in the definition of “Intellectual Property”.

“Trading Day” means any day on which shares of Domesticated Purchaser Common Stock are actually traded on the principal securities exchange or securities market on which shares of Domesticated Purchaser Common Stock are then traded.

“Transaction Proposals” has the meaning specified in Section 6.13(b).

“Transactions” has the meaning specified in the Recitals.

“Transfer Taxes” has the meaning specified in Section 6.11(c).

Annex A-72

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Triggering Event” means either Triggering Event I or Triggering Event II.

“Triggering Event I” shall occur if, within the Earnout Period, the Common Stock Price of the Domesticated Purchaser Common Stock is greater than or equal to $15.00 per share.

“Triggering Event II” shall occur if, within the Earnout Period, the Common Stock Price of the Domesticated Purchaser Common Stock is greater than or equal to $20.00 per share.

“Trust Account” means that certain trust account established pursuant to the Trust Agreement.

“Trust Agreement” has the meaning specified in Section 5.14.

“Trustee” has the meaning specified in Section 5.14.

“Updated 1H Financial Statements” has the meaning specified in Section 6.04(b).

“USARE Group” has the meaning specified in Section 9.14(a)(ii).

“W&C” has the meaning specified in Section 9.14(a)(i).

“Warrant Agreement” means that certain Warrant Agreement, dated as of May 24, 2023, by and between the Purchaser and Continental, as warrant agent.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

Annex A-73

IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The Purchaser:
INFLECTION POINT ACQUISITION CORP. II
By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Chairman and Chief Executive Officer
The Company:
USA RARE EARTH, LLC
By:	/s/ David Kronenfeld
Name:	David Kronenfeld
Title:	Chief Legal Officer
Merger Sub:
IPXX MERGER SUB, LLC
By:	Inflection Point Acquisition Corp. II, its sole and managing member
By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Chairman and Chief Executive Officer

{Signature Page to Business Combination Agreement}

Annex A-74

Exhibit A — Form of Purchaser Charter Upon Domestication

[See Annex C to this proxy statement/prospectus]

Annex A-75

Exhibit B — Form of Purchaser Bylaws upon Domestication

[See Annex D to this proxy statement/prospectus]

Annex A-76

Exhibit C — Form of Certificate of Merger

[See Annex B to this proxy statement/prospectus]

Annex A-77

Exhibit D — Form of Series A Preferred Stock Certificate of Designation

[See Annex E to this proxy statement/prospectus]

Annex A-78

Exhibit E — Form of Domesticated Purchaser Series A Investor Warrants

[See Annex F to this proxy statement/prospectus]

Annex A-79

Exhibit F — Form of A&R Registration Rights Agreement

[See Annex I to this proxy statement/prospectus]

Annex A-80

Exhibit G — Form of Sponsor Lock-Up Agreement

[See Annex J to this proxy statement/prospectus]

Annex A-81

Annex A-1

AMENDMENT NO. 1
TO
BUSINESS COMBINATION AGREEMENT

This AMENDMENT is made and entered into as of November 12, 2024 (this “Amendment”), by and between Inflection Point Acquisition Corp. II, a Cayman Islands exempted company (the “Purchaser”) and USA Rare Earth, LLC, a Delaware limited liability company (the “Company”). Each of the foregoing will individually be referred to herein as a “Party” and, collectively as the “Parties”. Capitalized terms used, but not otherwise defined, herein shall have the respective meanings assigned to such terms in the Agreement (as defined below).

RECITALS:

WHEREAS, the Parties and IPXX Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Purchaser entered into that certain Business Combination Agreement, dated as of August 21, 2024 (as amended from time to time in accordance with its terms, the “Agreement”);

WHEREAS, pursuant to Section 9.10 of the Agreement, the Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties; and

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises and the representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.      Amendment to Section 2.02(b). Section 2.02(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

(b) Company Class A Preferred Investor Warrants. The consideration to be paid in, or in connection with, the Merger to a holder in respect to each Company Class A-1 Preferred Investor Warrants or Company Class A-2 Preferred Investor Warrants shall be such number of Domesticated Purchaser Series A Investor Warrant(s) eligible to purchase a number of shares of Domesticated Purchaser Common Stock equal to the number of Company Class A Units that would be issued upon full exercise of such Company Class A-1 Preferred Investor Warrants or Company Class A-2 Preferred Investor Warrants immediately prior to the Effective Time (the “Class A Preferred Investor Warrant Consideration”).

2.      Amendment to Section 2.03(b)(ii). Section 2.03(b)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

(ii) each Company Class A-1 Preferred Investor Warrant and Company Class A-2 Preferred Investor Warrant shall be cancelled and converted into the right to receive a Domesticated Purchaser Series A Investor Warrant exercisable for a number of shares of Domesticated Purchaser Common Stock equal to the aggregate number of Company Class A Units that would be issued upon full exercise of such Company Class A-1 Preferred Investor Warrants or Company Class A-2 Preferred Investor Warrant.

3.      Amendment to Article X. Article X “Definitions” of the Agreement is hereby amended by adding the following defined term:

“Expiration Time” means, with respect to the Member Support Agreement, the earlier of the Closing or the termination of this Agreement in accordance with its terms.

4.      Counterparts; Electronic Delivery. This Amendment may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Amendment (in counterparts or otherwise) in pdf, docusign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

Annex A-1-1

5.      Effect of This Amendment. This Amendment is made a part of the Agreement. Except as otherwise expressly provided herein, the Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the date hereof all references in the Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Agreement shall mean the Agreement as amended by this Amendment. Any reference to the Agreement contained in any notice, request, certificate or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to refer to the Agreement as modified by this Amendment unless the context shall otherwise require. For the avoidance of doubt, references to the phrases “the date of this Agreement” or “the date hereof”, wherever used in the Agreement, as amended by this Amendment, shall mean August 21, 2024.

6.      Other Provisions. All other provisions of the Agreement not specifically amended by this Amendment shall remain in full force and effect. Section 9.03 (Binding Effect; Assignment), Section 9.05 (Governing Law), Section 9.06 (Jurisdiction), Section 9.07 (WAIVER OF JURY TRIAL), Section 9.09 (Severability), Section 9.10 (Amendment; Waiver) and Section 9.12 (Interpretation) of the Agreement are incorporated herein by reference and shall apply mutatis mutandis to this Amendment.

[Signature Pages Follow]

Annex A-1-2

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

The Purchaser:
INFLECTION POINT ACQUISITION CORP. II
By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Chairman and Chief Executive Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]

Annex A-1-3

The Company:
USA RARE EARTH, LLC
By:	/s/ David Kronenfeld
Name:	David Kronenfeld
Title:	Chief Legal Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]

Annex A-1-4

Annex A-2

Execution Version

AMENDMENT NO. 2
TO
BUSINESS COMBINATION AGREEMENT

This AMENDMENT is made and entered into as of January 30, 2025 (this “Amendment”), by and between Inflection Point Acquisition Corp. II, a Cayman Islands exempted company (the “Purchaser”) and USA Rare Earth, LLC, a Delaware limited liability company (the “Company”). Each of the foregoing will individually be referred to herein as a “Party” and, collectively as the “Parties”. Capitalized terms used, but not otherwise defined, herein shall have the respective meanings assigned to such terms in the Agreement (as defined below).

RECITALS:

WHEREAS, the Parties and IPXX Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Purchaser, entered into that certain Business Combination Agreement, dated as of August 21, 2024, as amended by the Amendment No. 1 to the Business Combination Agreement, dated as of November 12, 2024 (as the same may be further amended from time to time in accordance with its terms, the “Agreement”);

WHEREAS, in connection with the purchase of additional pre-Closing Company Class A-2 Convertible Preferred Units, the Company has agreed to forego the Sponsor Forfeiture;

WHEREAS, pursuant to Section 9.10 of the Agreement, the Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties; and

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises and the representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.      Amendment to Section 1.01(b). Section 1.01(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

(b) Effect on Purchaser Securities. (i) Immediately prior to the Domestication, pursuant to the Sponsor Support Agreement, each then issued and outstanding Purchaser Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) Purchaser Class A Ordinary Share and (ii) in connection with the Domestication, (x) each then issued and outstanding Purchaser Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Purchaser Common Stock; (y) each then issued and outstanding Cayman Purchaser Warrant shall convert automatically into one (1) Domesticated Purchaser Warrant, pursuant to the Warrant Agreement; and (z) each then issued and outstanding Cayman Purchaser Units shall be cancelled and will thereafter entitle the holder thereof to one (1) share of Domesticated Purchaser Common Stock and one-half (1/2) of one Domesticated Purchaser Warrant.

2.      Amendment to Section 1.02(e). Section 1.02(e) of the Agreement is hereby amended and restated in its entirety to read as follows:

(e) Managers and Officers of the Surviving Company. Immediately after the Effective Time, the Purchaser shall be the initial manager of the Surviving Company and the executive officers of the Surviving Company shall be the same as set forth in Section 6.18 and otherwise in accordance with the terms of this Agreement (or as otherwise may be determined by the Purchaser and the Company).

3.      Amendment to Section 3.02(a). Section 3.02(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

(a) Purchaser Closing Certificate. Four (4) Business Days prior to the Closing, the deliver to the Company a written notice setting forth the Purchaser’s good faith calculation of the following: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Redemptions; (ii) the aggregate amount of the Purchaser Transaction Costs as of the Closing; and (iii) the number of shares of Domesticated

Annex A-2-1

Purchaser Common Stock and Domesticated Purchaser Warrants, in each case, to be outstanding as of the Closing and after giving effect to the Domestication, the Redemption and the issuance of securities in connection with the consummation of the PIPE Investment.

4.      Amendment to Section 6.18. Section 6.18 of the Agreement is hereby amended and restated in its entirety to read as follows:

Subject to the terms and conditions of the Purchaser Charter upon Domestication and the Purchaser Bylaws upon Domestication:

(a) The Parties shall take all such action within their power as may be necessary or appropriate so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will not be classified as to term and will initially consist of the individuals listed on Schedule 6.18(a) to this Agreement (Directors of the Post-Closing Purchaser Board), one of whom will be appointed as initial chairperson of the Post-Closing Purchaser Board, one of whom will be appointed as initial chairperson of the audit committee and one of whom will be appointed as initial chairperson on the compensation committee as set forth on Schedule 6.18(a) (the “Designated Directors”). To the extent any Designated Director declines to serve, is unable to serve, or is anticipated to fail to meet the applicable independence and other requirements of Nasdaq and SEC rules (as mutually determined by the Company and the Purchaser with the advice of counsel), the Company and the Purchaser shall mutually agree upon a replacement individual to serve as a director on the Post-Closing Purchaser Board. The Purchaser shall use its reasonable best efforts to obtain resignations effective as of Closing from the directors of the Purchaser that are not to remain directors on the Post-Closing Purchaser Board.

(b) The Parties agree that (i) their mutual intent is that the initial offices and committees of the Post-Closing Purchaser Board, and certain initial actions of the Post-Closing Purchaser Board, will be as set forth on Schedule 6.18(b) (Designations and Appointments of the Post-Closing Purchaser Board) subject to the limitations therein, and (ii) they will use commercially reasonable efforts to prepare mutually agreeable written resolutions implementing such designations and appointments for the Post-Closing Purchaser Board to consider and, if thought fit, to adopt immediately following the Closing (or as soon thereafter as the Post-Closing Purchaser Board determines), provided, that each of the Parties acknowledges and agrees that such designations, appointments and actions (including with respect to clause (i) and (ii) above) shall be made by the Post-Closing Purchaser Board in its sole and absolute discretion.

(c) At or prior to the Closing, the Company, if requested, and the Purchaser shall provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, the Company and the Purchaser.

(d) The Parties shall take all action necessary, including the Purchaser causing the executive officers of Purchaser to resign, so that the individuals serving as the executive officers of the Purchaser immediately after the Closing will be (i) Joshua Ballard as Chief Executive Officer and (ii) such other individuals as mutually agreed by the Company and the Purchaser.

(e) Prior to the Closing, the Purchaser and the Company shall be permitted to revise, by mutual agreement, the forms of (i) the Purchaser Charter upon Domestication and (ii) the Purchaser Bylaws upon Domestication, as necessary or convenient, including to give effect to the provisions of this Section 6.18, and to provide for a declassified Post-Closing Purchaser Board.

5.      Amendment to Section 10.01. Section 10.01 of the Agreement is hereby amended by amending and restating the defined term “Company Class A-2 Convertible Preferred Units” as follows:

“Company Class A-2 Convertible Preferred Units” means the Class A-2 convertible preferred units of the Company.

6.      Amendment to Section 6.11. Section 6.11 of the Agreement is hereby amended by including the following provision as new sub-section Section 6.11(f):

(f) Prior to or on the Closing Date, the Company shall have delivered to the Purchaser a properly completed and duly executed IRS Form W-9 or IRS Form W-8 of the applicable series from each Member that has delivered such W-9 or W-8, as applicable, to the Company prior to the Closing Date. From the Closing

Annex A-2-2

Date until December 31, 2025, the Company shall use reasonable best efforts to cause any Member(s) that have not delivered IRS Form W-9 or IRS Form W-8 to the Company as of the Closing Date to deliver a properly completed and duly executed IRS Form W-9 or IRS Form W-8 of the applicable series from such Member(s), and the Company shall promptly deliver any such received W-9 or W-8 to the Purchaser.

7.      Amendment to Section 7.03(d)(iii). Section 7.03(d)(iii) of the Agreement is hereby amended and restated in its entirety to read as follows:

(iii) The Company shall have delivered to the Purchaser:

(A) a copy of the A&R Registration Rights Agreement, duly executed by the applicable Members.

8.      Counterparts; Electronic Delivery. This Amendment may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Amendment (in counterparts or otherwise) in pdf, docusign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

9.      Effect of This Amendment. This Amendment is made a part of the Agreement. Except as otherwise expressly provided herein, the Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the date hereof all references in the Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Agreement shall mean the Agreement as amended by this Amendment. Any reference to the Agreement contained in any notice, request, certificate or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to refer to the Agreement as modified by this Amendment unless the context shall otherwise require. For the avoidance of doubt, references to the phrases “the date of this Agreement” or “the date hereof”, wherever used in the Agreement, as amended by this Amendment, shall mean August 21, 2024.

10.    Other Provisions. All other provisions of the Agreement not specifically amended by this Amendment shall remain in full force and effect. Section 9.03 (Binding Effect; Assignment), Section 9.05 (Governing Law), Section 9.06 (Jurisdiction), Section 9.07 (WAIVER OF JURY TRIAL), Section 9.09 (Severability), Section 9.10 (Amendment; Waiver) and Section 9.12 (Interpretation) of the Agreement are incorporated herein by reference and shall apply mutatis mutandis to this Amendment.

[Signature Pages Follow]

Annex A-2-3

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

The Purchaser:
INFLECTION POINT ACQUISITION CORP. II
By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Chairman and Chief Executive Officer

[Signature Page to Amendment No. 2 to Business Combination Agreement]

Annex A-2-4

The Company:
USA RARE EARTH, LLC
By:	/s/ Joshua Ballard
Name:	Joshua Ballard
Title:	Chief Executive Officer and Manager

[Signature Page to Amendment No. 2 to Business Combination Agreement]

Annex A-2-5

Annex B

CERTIFICATE OF MERGER

OF

IPXX MERGER SUB, LLC

WITH AND INTO

USA RARE EARTH, LLC

__________________, 2025

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act, as amended, the undersigned has executed the following Certificate of Merger:

1.   The name and jurisdiction of formation of the surviving limited liability company is USA Rare Earth, LLC, a Delaware limited liability company (the “Surviving LLC”).

2.   The name and jurisdiction of formation of the limited liability company being merged into the Surviving LLC is IPXX Merger Sub, LLC, a Delaware limited liability company (the “Merging LLC”).

3.   The name of the Surviving LLC shall remain as USA Rare Earth, LLC.

4.   An agreement and plan of merger (the “Merger Agreement”) has been approved, adopted, certified, executed, and acknowledged by each of the Surviving LLC and the Merging LLC.

5.   The Merger Agreement is on file at the principal place of business of the Surviving LLC: c/o USA Rare Earth, LLC, 100 W Airport Road, Stillwater, OK 74075.

6.   A copy of the Merger Agreement will be furnished by the Surviving LLC, on request and without cost, to any member of the Surviving LLC or the Merging LLC.

7.   This Certificate of Merger shall become effective as of 11:59 P.M. Eastern Time on _______________, 2025.

[Signature Page Follows]

Annex B-1

IN WITNESS WHEREOF, the Surviving LLC has caused this Certificate of Merger to be duly executed as of the date first written above.

SURVIVING LLC:
USA Rare Earth, LLC,
a Delaware limited liability company
By:
Name:	David Kronenfeld
Title:	Chief Legal Officer

[Signature page to USA Rare Earth, LLC - Certificate of Merger]

Annex B-2

Annex C

CERTIFICATE OF INCORPORATION

OF

USA RARE EARTH, INC.

* * * * *

ARTICLE I

NAME

The name of the Corporation is USA Rare Earth, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is [•]. The name of the registered agent of the Corporation in the State of Delaware at such address is [•].

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

A. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 800,000,000, which shall be divided into two classes as follows:

750,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”); and

50,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

B. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, which number the Board of Directors may, except where otherwise provided in the designation of such series, increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) and as may be permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding. Except as otherwise expressly provided in this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate of Incorporation.

C. Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock that is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. The holders of shares of Common Stock shall not have cumulative voting rights. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereof, of one

Annex C-1

or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

D. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

E. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of stock of the Corporation, dividends and other distributions may be declared and paid ratably on the Common Stock out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

F. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

G. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto) on a one vote per share basis, and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A. In addition to any vote required by applicable law or this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), the amendment, alteration, repeal or rescission of, in whole or in part, or the adoption of any provision inconsistent with, the following provisions in this Certificate of Incorporation shall require the affirmative vote of the holders of at least 66⅔% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: this Article V, Article VI, Article VII, Article VIII, Article IX and Article X(B).

B. The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. In addition to any vote of the holders of any class or series of capital stock of the Corporation required by this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), by the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VI

BOARD OF DIRECTORS

A. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed from time to time solely by resolution of the majority of the Board of Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Annex C-2

B. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, at each annual meeting of stockholders, the directors of the Company shall be elected annually by stockholders and shall hold office until the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring on the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

D. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E. Pursuant to the Bylaws, the Board of Directors may establish one or more committees to which may be delegated any or all of the powers and duties of the Board of Directors to the full extent permitted by law.

ARTICLE VII

LIMITATION OF DIRECTOR AND OFFICER LIABILITY

A. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

B. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification and advancement of expenses) through provisions of the Bylaws, agreements with such persons, vote of stockholders or disinterested directors, or otherwise. Any repeal or modification of this provision shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

C. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director or officer of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in lieu of a meeting of stockholders by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate(s) of designation relating to such series of Preferred Stock.

B. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Chair of the Board of Directors or by a resolution adopted by the affirmative vote of a majority of the total number of directors that the Company would have if there were no vacancies on the Board of Directors (the “Whole Board”), but such special meetings may not be called by stockholders or any other Person or Persons.

Annex C-3

C. An annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution adopted by the affirmative vote of the Whole Board or a duly authorized committee thereof.

ARTICLE IX

CERTAIN STOCKHOLDER RELATIONSHIPS

A. In recognition and anticipation that certain members of the Board who are not employees of the Corporation or a majority owned subsidiary thereof (“Non-Employee Directors”) and their respective Affiliates or Affiliated Entities (each as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates or Affiliated Entities and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B. No Non-Employee Director or his or her Affiliates or Affiliated Entities (the Persons (as defined below) being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section C of this Article IX. Subject to Section C of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder or director of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.

C. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such Person solely in his or her capacity as a director of the Corporation, and the provisions of Section B of this Article IX shall not apply to any such corporate opportunity.

D. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

E. Solely for purposes of this Article IX, (i) “Affiliate” shall mean (1) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (2) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Affiliated Entity” shall mean (x) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (y) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (z) any Affiliate of any of the foregoing; and (iii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

Annex C-4

F. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

ARTICLE X

MISCELLANEOUS

A. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

B. Subject to the last sentence of this Article X(B), unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if such court does not have subject matter jurisdiction another state or federal court (as appropriate) located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any current or former director or officer of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America, including the Securities Act of 1933 and the Exchange Act of 1934.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X(B).

* * *

This Certificate of Incorporation shall be effective on [•], 2024 at [•] a.m. (Eastern Time).

[Remainder of Page Intentionally Left Blank]

Annex C-5

IN WITNESS WHEREOF, USA Rare Earth, Inc. has caused this Certificate of Incorporation to be executed by its duly authorized officer on this day of [•], 2025.

USA Rare Earth, Inc.
By:
Name:
Title:

Annex C-6

Annex D

USA Rare Earth, Inc.

BYLAWS

Annex D Page No.
STOCKHOLDERS MEETINGS		D-1
1.	Time and Place of Meetings	D-1
2.	Annual Meetings	D-1
3.	Special Meetings	D-1
4.	Notice of Meetings	D-1
5.	Inspectors	D-1
6.	Quorum	D-1
7.	Voting; Proxies	D-2
8.	Order of Business	D-2
9.	Notice of Stockholder Proposals	D-2
10.	Notice of Director Nominations	D-4
11.	Additional Provisions Relating to the Notice of Stockholder Business and Director Nominations	D-6
12.	Record Dates	D-7
13.	Recesses and Adjournments	D-7
DIRECTORS		D-7
14.	Function	D-7
15.	Number, Election and Terms	D-7
16.	Vacancies and Newly Created Directorships	D-8
17.	Removal	D-8
18.	Resignation	D-8
19.	Regular Meetings	D-8
20.	Special Meetings	D-8
21.	Quorum; Voting	D-8
22.	Participation in Meetings by Remote Communications	D-8
23.	Committees	D-8
24.	Compensation	D-9
25.	Rules	D-9
26.	Chairman of the Board	D-9
27.	Indemnification	D-9
NOTICES		D-11
28.	Generally	D-11
29.	Waivers	D-12
OFFICERS		D-12
30.	Generally	D-12
31.	Compensation	D-13
32.	Succession	D-13
33.	Authority and Duties	D-13
STOCK		D-13
34.	Certificates	D-13
35.	Lost, Stolen or Destroyed Certificates	D-13

Annex D-i

Annex D Page No.
TRANSFERS		D-13
36.	Transfers Generally	D-13
37.	Lock-Up	D-14
GENERAL		D-16
38.	Fiscal Year	D-16
39.	Reliance upon Books, Reports and Records	D-16
40.	Amendments	D-16
41.	Certain Defined Terms	D-17

Annex D-ii

STOCKHOLDERS MEETINGS

1. Time and Place of Meetings. All meetings of stockholders will be held at such time and place, within or without the State of Delaware, as may be designated by the Board of Directors (the “Board”) of USA Rare Earth, Inc. a Delaware corporation (the “Company”), from time to time in such manner as set forth in the Company’s Certificate of Incorporation (the “Certificate of Incorporation”). Notwithstanding the foregoing, the Board may, in its sole discretion, determine that a meeting of stockholders will not be held at any place, but may instead be held by means of remote communications in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), subject to such guidelines and procedures as the Board may adopt from time to time. The Board may cancel or reschedule to an earlier or later date any previously scheduled annual or special meeting of stockholders.

2. Annual Meetings. At each annual meeting of stockholders, the stockholders will elect the directors from the nominees for director and will transact such other business, in such case as may properly be brought before the meeting in accordance with Sections 8, 9, 10 and 11.

3. Special Meetings.

(a) General. A special meeting of stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation, in each case to transact only such business as is specified in the notice of such meeting.

(b) Meetings of Preferred Stockholders. Notwithstanding the foregoing provisions of this Section 3, special meetings of holders of any outstanding Preferred Stock may be called in the manner and for the purposes provided in the applicable Preferred Stock Designation.

4. Notice of Meetings. Notice of every meeting of stockholders, stating the place, if any, date and time thereof, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be given, in a form permitted by Section 28 or by the DGCL, not less than ten nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting, except as otherwise provided by law. When a meeting is recessed or adjourned to another place, date, or time, notice need not be given of the recessed or adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such recessed or adjourned meeting, are (a) announced at the meeting at which the recess or adjournment is taken (b) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (c) set forth in the notice of meeting; provided, however, that if the recess or adjournment is for more than 30 days, or if after the recess or adjournment a new record date is fixed for the recessed or adjourned meeting, written notice of the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such recessed or adjourned meeting, must be given in conformity herewith.

5. Inspectors. The Board will, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer of the meeting will appoint one or more inspectors to act at the meeting.

6. Quorum. Except as otherwise provided by law or in a Preferred Stock Designation, the holders of a majority in voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum at a meeting of stockholders for the transaction of business thereat. A quorum, once established, will not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. If, however, such a quorum shall not be present or represented at any meeting of the stockholders, the presiding officer of the meeting shall have the power to recess or adjourn the meeting from time to time, in the manner provided in Section 13, until a quorum is present or represented.

Annex D-1

7. Voting; Proxies.

(a) General. Except as otherwise provided by law, by the Certificate of Incorporation, or in a Preferred Stock Designation, each stockholder will be entitled at every meeting of the stockholders to one vote for each share of stock having voting power standing in the name of such stockholder on the books of the Company on the record date for the meeting and such votes may be cast either in person or by proxy. Every proxy must be authorized in a manner permitted by Section 212 of the DGCL (or any successor provision) and may be documented, signed and delivered in accordance with Section 116 of the DGCL (or any successor provision) provided that such authorization shall set forth, or be delivered with, information enabling the Company to reasonably determine the identity of the stockholder granting such authorization.

(b) Vote Required for Stockholder Action. When a quorum is present at any meeting of stockholders, the affirmative vote of a majority of the votes properly cast on the matter (excluding any abstentions or broker non-votes) will be the act of the stockholders with respect to all matters other than the election of directors (who will be elected by a plurality of all votes properly cast), except as otherwise provided in these Bylaws, the Certificate of Incorporation, a Preferred Stock Designation, the rules or regulations of any stock exchange applicable to the Corporation, or by law.

8. Order of Business. The Chairman, or an officer of the Company designated from time to time by a majority of the total number of directors that the Company would have if there were no vacancies on the Board of Directors (the “Whole Board”), will call meetings of stockholders to order and will act as presiding officer thereof. Unless otherwise determined by the Board prior to the meeting, the presiding officer of any meeting of stockholders will also determine the order of business and have the authority in his or her sole discretion to determine the rules of procedure and regulate the conduct of the meeting, including without limitation by: (a) imposing restrictions on the persons (other than stockholders of the Company or their duly appointed proxy holders) that may attend the meeting; (b) ascertaining whether any stockholder or his or her proxy holder may be excluded from the meeting based upon any determination by the presiding officer, in his or her sole discretion, that any such person has disrupted or is likely to disrupt the proceedings thereat; (c) determining the circumstances in which any person may make a statement or ask questions at the meeting; (d) ruling on all procedural questions that may arise during or in connection with the meeting; (e) determining whether any nomination or business proposed to be brought before the meeting has been properly brought before the meeting; and (f) determining the time or times at which the polls for voting at the meeting will be opened and closed.

9. Notice of Stockholder Proposals.

(a) Business to Be Conducted at Annual Meeting. At an annual meeting of stockholders, only such business may be conducted as has been properly brought before the meeting. To be properly brought before an annual meeting, business (other than the nomination of a person for election as a director, which is governed by Section 10, and, to the extent applicable, Section 11), must be (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the Board or any authorized committee of the Board, (ii) otherwise brought before the meeting by or at the direction of the Board or (iii) otherwise properly brought before the meeting by a stockholder who (A) has complied with all applicable requirements of this Section 9 and Section 11 in relation to such business, (B) was a stockholder of record of the Company at the time of giving the notice required by Section 11(a) and is a stockholder of record of the Company at the time of the annual meeting, and (C) is entitled to vote at the annual meeting. For the avoidance of doubt, the foregoing clause (iii) will be the exclusive means for a stockholder to submit business before an annual meeting of stockholders.

(b) Required Form for Stockholder Proposals. To be in proper form, regardless of whether the subject matter is already the subject of any notice to stockholders from the Board, a stockholder’s notice to the Secretary must set forth in writing, on the form provided to the stockholder upon written request to the Secretary and verification that the requesting party is a stockholder or is acting on behalf of a stockholder, the following information, which must be updated and supplemented, if necessary, so that the information provided or required to be provided will be true and correct on the record date of the annual meeting and as of such date that is ten business days prior to the annual meeting or any adjournment or postponement thereof; which update shall be delivered to the Secretary no later than five business days after the record date for the Annual Meeting and not later than eight business days prior to the date of the Annual Meeting.

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(i) Information Regarding the Proposing Person. As to each Proposing Person (as such term is defined in Section 11(d)(ii)):

(A) the name and address of such Proposing Person, as they appear on the Company’s stock transfer book;

(B) the class, series and number of shares of the Company directly or indirectly beneficially owned or held of record by such Proposing Person (including any shares of any class or series of the Company as to which such Proposing Person has a right to acquire beneficial ownership, whether such right is exercisable immediately or only after the passage of time);

(C) a representation (1) that the stockholder giving the notice is a holder of record of stock of the Company entitled to vote at the annual meeting and intends to appear at the annual meeting to bring such business before the annual meeting and (2) as to whether any Proposing Person intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of the Company entitled to vote and required to approve the proposal and, if so, identifying such Proposing Person;

(D) a description of any (1) option, warrant, convertible security, stock appreciation right or similar right or interest (including any derivative securities, as defined under Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other synthetic arrangement having characteristics of a long position), assuming for purposes of these Bylaws presently exercisable, with an exercise or conversion privilege or a settlement or payment mechanism at a price related to any class or series of securities of the Company or with a value derived in whole or in part from the value of any class or series of securities of the Company, whether or not such instrument or right is subject to settlement in whole or in part in the underlying class or series of securities of the Company or otherwise, directly or indirectly held of record or owned beneficially by such Proposing Person and whether or not such Proposing Person may have entered into transactions that hedge or mitigate the economic effects of such security or instrument and (2) each other direct or indirect right or interest that may enable such Proposing Person to profit or share in any profit derived from, or to manage the risk or benefit from, any increase or decrease in the value of the Company’s securities, in each case regardless of whether (x) such right or interest conveys any voting rights in such security to such Proposing Person, (y) such right or interest is required to be, or is capable of being, settled through delivery of such security, or (z) such Proposing Person may have entered into other transactions that hedge the economic effect of any such right or interest (any such right or interest referred to in this clause (D) being a “Derivative Interest”);

(E) any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which the Proposing Person has a right to vote any shares of the Company or which has the effect of increasing or decreasing the voting power of such Proposing Person;

(F) any contract, agreement, arrangement, understanding or relationship including any repurchase or similar so called “stock borrowing” agreement or arrangement, the purpose or effect of which is to mitigate loss, reduce economic risk or increase or decrease voting power with respect to any capital stock of the Company or which provides any party, directly or indirectly, the opportunity to profit from any decrease in the price or value of the capital stock of the Company;

(G) any material pending or threatened legal proceeding involving the Company, any affiliate of the Company or any of their respective directors or officers, to which such Proposing Person or its affiliates is a party;

(H) any rights directly or indirectly held of record or beneficially by the Proposing Person to dividends on the shares of the Company that are separated or separable from the underlying shares of the Company;

(I) any equity interests, including any convertible, derivative or short interests, in any principal competitor of the Company;

(J) any performance-related fees (other than an asset-based fee) to which the Proposing Person or any affiliate or immediate family member of the Proposing Person may be entitled as a result of any increase or decrease in the value of shares of the Company or Derivative Interests;

(K) a representation whether the stockholder, the beneficial owner, if any, on whose behalf the nomination or other business proposal is being made, any control person, or any other participant (as defined in Item 4 of Schedule 14A under the Exchange Act) will engage in a solicitation with respect to such nomination or

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other business proposal and, if so, the name of each participant in such solicitation; and a statement: (1) confirming whether, the stockholder, beneficial owner, or any control person intends, or is part of a group that (x) in the case of a nomination, intends to solicit proxies or votes in support of such director nominees or nomination in accordance with Rule 14a-19 under the Exchange Act, including but not limited to, delivering a proxy statement and form of proxy and soliciting at least the percentage of the voting power of all of the shares of the stock of the Company required by Rule 14a-19(a)(3) and by applicable law to elect the nominee, and (y) in the case of a business proposal, intends to deliver a proxy statement and form of proxy and solicit at least the percentage of voting power of all of the shares of stock of the Company required under applicable law to approve the proposal; and (2) whether or not any such stockholder, beneficial owner, or any control person intends to otherwise solicit proxies from stockholders in support of such nomination or other business proposal;

(L) reasonable evidence provided to the Company, promptly following the solicitation of proxies described in the foregoing section (K) and no later than five business days before the meeting, that the stockholder has (x) in the case of a nomination, solicited proxies or votes in support of such director nominees or nomination in accordance with Rule 14a-19 under the Exchange Act, including but not limited to, having delivered a proxy statement and form of proxy and solicited at least the percentage of the voting power of all of the shares of the stock of the Company required by Rule 14a-19(a)(3) and by applicable law to elect the nominee, or (y) in the case of a business proposal, has delivered a proxy statement and form of proxy and solicited at least the percentage of voting power of all of the shares of stock of the Company required under applicable law to approve the proposal; and

(M) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) of the Exchange Act to be made in connection with a general solicitation of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting.

(ii) Information Regarding the Proposal: As to each item of business that the stockholder giving the notice proposes to bring before the annual meeting:

(A) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons why such stockholder or any other Proposing Person believes that the taking of the action or actions proposed to be taken would be in the best interests of the Company and its stockholders;

(B) a description in reasonable detail of any material interest of any Proposing Person in such business and a description in reasonable detail of all agreements, arrangements and understandings among the Proposing Persons or between any Proposing Person and any other person or entity (including their names) in connection with the proposal; and

(C) the text of the proposal or business (including the text of any resolutions proposed for consideration).

(c) No Right to Have Proposal Included. A stockholder is not entitled to have its proposal included in the Company’s proxy statement and form of proxy solely as a result of such stockholder’s compliance with the foregoing provisions of this Section 9.

(d) Requirement to Attend Annual Meeting. If a stockholder does not appear at the annual meeting to present its proposal, such proposal will be disregarded (notwithstanding that proxies in respect of such proposal may have been solicited, obtained or delivered).

10. Notice of Director Nominations.

(a) Nomination of Directors. Subject to the rights, if any, of any series of Preferred Stock to nominate or elect directors under circumstances specified in a Preferred Stock Designation, only persons who are nominated in accordance with the procedures set forth in this Section 10 will be eligible to serve as directors. Nominations of persons for election as directors of the Company may be made only at an annual meeting of stockholders and only (i) by or at the direction of the Board or (ii) by a stockholder who (A) has complied with all applicable requirements of this Section 10 and Section 11 in relation to such nomination, (B) was a stockholder of record of the Company at the time of giving the notice required by Section 11(a) and is a stockholder of record of the Company at the time of the annual meeting, (C) is entitled to vote at the annual meeting and (D) subject to Section 11, has nominated a number of nominees that does not exceed the number of directors that will be elected at such meeting.

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(b) Required Form for Director Nominations. To be in proper form, a stockholder’s notice to the Secretary must set forth in writing, substantially in the form provided to the stockholder upon written request to the Secretary, which form shall be provided only upon the receipt of evidence reasonably satisfactory to the Secretary verifying that the requesting party is a stockholder or is acting on behalf of a stockholder:

(i) Information Regarding the Nominating Person. As to each Nominating Person (as such term is defined in Section 11(d)(iii)), the information set forth in Section 9(b)(i) (except that for purposes of this Section 10, the term “Nominating Person” will be substituted for the term “Proposing Person” in all places where it appears in Section 9(b)(i) and any reference to “business” or “proposal” therein will be deemed to be a reference to the “nomination” contemplated by this Section 10).

(ii) Information Regarding the Nominee: As to each person whom the stockholder giving notice proposes to nominate for election as a director:

(A) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to Section 9(b)(i) if such proposed nominee were a Nominating Person;

(B) all information relating to such proposed nominee that would be required to be disclosed in a proxy statement or other filing required pursuant to Section 14(a) under the Exchange Act to be made in connection with a general solicitation of proxies for an election of directors in a contested election (including such proposed nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected);

(C) a reasonably detailed description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings during the past three years, and any other material relationships, between or among such Nominating Person and its affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee and his or her affiliates, associates or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Items 403 and 404 under Regulation S-K if the stockholder giving the notice or any other Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant;

(D) a completed questionnaire (in the form provided by the Secretary upon written request) with respect to the identity, background, qualifications and independence of the proposed nominee and the background of any other person or entity on whose behalf the nomination is being made; and

(E) a written representation and agreement (in the form provided by the Secretary upon written request) that the proposed nominee (1) is qualified and if elected intends to serve as a director of the Company until the next annual meeting of stockholders and until such director’s successor is elected and qualified, (2) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the proposed nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (y) any Voting Commitment that could limit or interfere with the proposed nominee’s ability to comply, if elected as a director of the Company, with the proposed nominee’s fiduciary duties under applicable law, (3) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (4) has read and, if elected as a director of the Company, the proposed nominee would be in compliance and will comply, with all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

The Company may require any proposed nominee to furnish such other information as may be reasonably required by the Company to determine the qualifications and eligibility of such proposed nominee to serve as a director.

(c) No Right to Have Nominees Included. A stockholder is not entitled to have its nominees included in the Company’s proxy statement solely as a result of such stockholder’s compliance with the foregoing provisions of this Section 10.

(d) Requirement to Attend Annual Meeting. If a stockholder does not appear at the annual meeting to present its nomination, such nomination will be disregarded (notwithstanding that proxies in respect of such nomination may have been solicited, obtained or delivered).

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11. Additional Provisions Relating to the Notice of Stockholder Business and Director Nominations.

(a) Timely Notice. To be timely, a stockholder’s notice required by Section 9(a) or Section 10(a) must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company not less than 120 nor more than 150 days prior to the first anniversary of the date on which the Company’s definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders (which date shall, for purposes of the Corporation’s annual meeting of stockholders in the year of the closing of the transactions contemplated in the Business Combination Agreement be deemed to have occurred on June 1 of such year); provided, however, that if the date of the annual meeting is scheduled for a date more than 30 days prior to or more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 120th day prior to such annual meeting and the 10th day following the day on which public disclosure of the date of such meeting is first made. In no event will a recess or adjournment of an annual meeting (or any announcement of any such recess or adjournment) commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding the foregoing, in the event the number of directors to be elected to the Board at the annual meeting is increased by the Board, and there is no public announcement by the Company naming the nominees for the additional directors at least 100 days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting of stockholders, a stockholder’s notice pursuant to Section 10(a) will be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to or mailed and received by the Secretary at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company.

(b) Updating Information in Notice. A stockholder providing notice of business proposed to be brought before an annual meeting pursuant to Section 9 or notice of any nomination to be made at an annual meeting pursuant to Section 10 must further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to Section 9 or Section 10, as applicable, is true and correct as of the record date for notice of the meeting and as of the date that is ten days prior to the meeting or any recess, adjournment or postponement thereof. Any such update and supplement must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Company, as promptly as practicable.

(c) Determinations of Form, Effect of Noncompliance, Etc.

(i) The presiding officer of any annual meeting will, if the facts warrant, determine that a proposal was not made in accordance with the procedures prescribed by Section 9 and this Section 11 or that a nomination was not made in accordance with the procedures prescribed by Section 10 and this Section 11, and if he or she should so determine, he or she will so declare to the meeting and the defective proposal or nomination, as applicable, will be disregarded. Notwithstanding anything in these Bylaws to the contrary: (A) no nominations shall be made or business shall be conducted at any annual meeting or special meeting except in accordance with the procedures set forth in Sections 9, 10 and 11, and (B) unless otherwise required by law, if a Proposing Person intending to propose business or a Nominating Person intending to make nominations at an annual meeting or special meeting pursuant to Sections 9, 10 and 11, as applicable, does not provide the information required under Sections 9, 10 and 11 to the Company in accordance with the applicable timing requirements set forth in these Bylaws, or the Proposing Person or Nominating Person (or a qualified representative thereof) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Company.

(ii) Notwithstanding the provisions of Section 9, 10 and 11 and unless otherwise required by law, if any Proposing Person (A) provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any nomination or business proposal and (B) subsequently fails to comply with the requirements of Rule 14a-19 under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Company that such Proposing Person has met the requirements of Rule 14a-19(a)(3) under the Exchange Act), then each applicable nomination or business proposal shall be disregarded, notwithstanding that the applicable nominee is included as a nominee in the Company’s proxy statement, notice of meeting or other proxy materials for any annual meeting (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Company (which proxies and votes shall be disregarded).

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(d) Certain Definitions.

(i) For purposes of Section 9 and Section 10 and this Section 11, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Bloomberg, Associated Press or comparable national news service or in a document filed by the Company with the Securities and Exchange Commission pursuant to Exchange Act or furnished by the Company to stockholders.

(ii) For purposes of Section 9 and this Section 11, “Proposing Person” means (A) the stockholder providing the notice of business proposed to be brought before an annual meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is given, and (C) any Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or beneficial owner.

(iii) For purposes of Section 10 and this Section 11, “Nominating Person” means (A) the stockholder providing the notice of the nomination proposed made to be at an annual meeting, (B) the beneficial owner or beneficial owners, if different, on whose behalf the notice of nomination proposed to be made at the annual meeting is given, and (C) any Affiliate or Associate (each within the meaning of Rule 12b-2 under the Exchange Act) of such stockholder or beneficial owner.

12. Record Dates.

(a) Voting Record Dates. In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders, the Board may fix a record date, which will not precede the date upon which the Board resolution fixing the same is adopted and will not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders will apply to any recess or adjournment of the meeting; provided, however, that the Board may fix a new record date for the determination of stockholders entitled to vote at the recessed or adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to such notice of such recessed or adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 12(a) at the recessed or adjourned meeting.

(b) Payment Record Dates. In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date will not be more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c) Identity of Registered Holder. The Company will be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes, and will not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Company has notice thereof, except as expressly provided by applicable law.

13. Recesses and Adjournments. A meeting of stockholders may be recessed or adjourned from time to time by the presiding officer of the meeting. Upon any recessed or adjourned meeting being reconvened, any business may be transacted which properly could have been transacted in the absence of such recess or adjournment.

DIRECTORS

14. Function. The business and affairs of the Company will be managed under the direction of the Board.

15. Number, Election and Terms. Subject to the rights, if any, of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, and to the minimum and maximum number of authorized directors provided in the Certificate of Incorporation, the authorized number of directors may be fixed from time to time only by a resolution adopted by a majority of the Whole Board. The term that each director shall serve will be in accordance with the provisions of the Certificate of Incorporation.

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16. Vacancies and Newly Created Directorships. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified. No decrease in the authorized number of directors will shorten the term of any incumbent director.

17. Removal. . Except as prohibited by applicable law or the Certificate of Incorporation and subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

18. Resignation. Any director may resign at any time upon notice given in writing or by electronic transmission to the Chairman or the Secretary. Any resignation is effective when the resignation is delivered to the Company unless the resignation specifies a later effective date or an effective date that is contingent upon the occurrence or non-occurrence of one or more specified events.

19. Regular Meetings. Regular meetings of the Board may be held immediately after the annual meeting of the stockholders and at such other time and place either within or without the State of Delaware as may from time to time be determined by the Board. Notice of regular meetings of the Board need not be given.

20. Special Meetings. Special meetings of the Board may be called by the Chairman on one day’s notice to each director by whom such notice is not waived, given in a manner permitted by Section 28 or by the DGCL, and will be called by the Chairman, in like manner and on like notice, upon the request of a majority of the Whole Board. The time and place of any such special meeting shall be as specified in the notice of such meeting.

21. Quorum; Voting. At all meetings of the Board, a majority of the Whole Board will constitute a quorum for the transaction of business. Except for action to be taken by committees of the Board as provided in Section 23, and except for actions required by these Bylaws or the Certificate of Incorporation to be taken by a majority of the Whole Board, the act of a majority of the directors present at any meeting at which there is a quorum will be the act of the Board. If a quorum is not present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time to another place, time, or date, without notice other than announcement at the meeting, until a quorum is present. Except as otherwise provided in these Bylaws or in the Certificate of Incorporation or as required by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Unless otherwise restricted by the Certificate of Incorporation, these Bylaws or applicable law, any action required to be taken at a meeting of the Board or any committee thereof, may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken by unanimous written consent, such consent shall be filed with the minutes of proceedings for the Board or committee in accordance with applicable law.

22. Participation in Meetings by Remote Communications. Members of the Board or any committee designated by the Board may participate in a meeting of the Board or any such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.

23. Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, or in these Bylaws, will have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it; but no such committee will have the power or authority in reference to the following

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matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) making, adopting, amending or repealing any provision of these Bylaws. Unless the Board provides otherwise, each committee designated by the Board may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures, each committee shall conduct its business in the same manner as the Board conducts its business. Any resolution of the Board establishing or directing any committee of the Board or establishing or amending the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in these Bylaws and, to the extent that there is any inconsistency between these Bylaws and any such resolution or charter, the terms of such resolution or charter shall be controlling.

24. Compensation. The Board may establish the compensation of directors, including without limitation compensation for membership on the Board and on committees of the Board, attendance at meetings of the Board or committees of the Board, and for other services provided to the Company or at the request of the Board.

25. Rules. The Board may adopt rules and regulations for the conduct of meetings and the oversight of the management of the affairs of the Company.

26. Chairman of the Board. The Board, by a majority vote of the Whole Board, shall elect a Chairman from among the members of the Board. The Chairman shall not be considered an officer of the Company in his or her capacity as such. The Chairman may be removed from that capacity by a majority vote of the Whole Board. The Chairman shall preside at meetings of the Board and of the stockholders of the Company and exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Board or as may be prescribed by these Bylaws. In the absence of the Chairman, such other director of the Company designated by the Chairman or by the Board shall act as chairman of any such meeting. The Chairman or the Board may appoint a Vice Chairman of the Board to exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Chairman or by the Board.

27. Indemnification.

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Company to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, if permitted, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Company shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board. Any reference to an officer of the Company in this Section 27 shall be deemed to refer exclusively to the Chief Executive Officer, President, Chief Financial Officer, Chief Legal Officer and Secretary of the Company, as applicable, appointed pursuant to these Bylaws, and to any Vice President, Assistant Secretary, Assistant Treasurer or other officer of the Company appointed by the Board pursuant to these Bylaws, including, without limitation, any “executive officer” for purposes of Rule 3b-7 of the Exchange Act or “officer” for purposes of Section 16 of the Exchange Act, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Company or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other

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title that could be construed to suggest or imply that such person is or may be such an officer of the Company or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, such an officer of the Company or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Section 27.

(b) Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 27(a), an indemnitee shall also have the right to be paid by the Company, to the fullest extent not prohibited by applicable law, the expenses (including attorney’s fees) incurred by indemnitee in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Section 27 (which shall be governed by Section 27(c) (hereinafter an “advancement of expenses”)); provided, however, that, if the DGCL requires or in the case of an advancement of expenses made in a proceeding brought to establish or enforce a right to indemnification or advancement of expenses, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer of the Company (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Company of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified under Section 27(a) and Section 27(b) or otherwise.

(c) Right of Indemnitee to Bring Suit. If a claim under Section 27(a) or Section 27(b) is not paid in full by the Company within (a) sixty (60) days after a written claim for indemnification has been received by the Company or (b) thirty (30) days after a claim for an advancement of expenses has been received by the Company, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 27 or otherwise shall be on the Company.

(d) Indemnification Not Exclusive.

(i) The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Section 27, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Section 27, shall not limit or restrict in any way the power of the Company to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Company and as to action in any other capacity.

(ii) Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director and/or officer of the Company at the request of the indemnitee-related entities (as defined below), the Company shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of the Certificate of Incorporation or these Bylaws of the Company (or any other agreement between the Company and such persons, as applicable) in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Section 27, irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Any obligation on the part of any indemnitee-related entities to indemnify or advance expenses to any indemnitee shall be secondary to the Company’s obligation and shall be reduced by any amount that the indemnitee may collect as indemnification or advancement from the Company. The Company irrevocably waives, relinquishes and releases the indemnitee-related entities from any and all claims it may have against the indemnitee-related entities for contribution, subrogation or any other recovery of any kind in respect thereof. Under no circumstance shall the Company be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Company hereunder. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim,

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the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Company, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 27(d)(ii), entitled to enforce this Section 27(d)(ii).

For purposes of this Section 27(d)(ii), the following terms shall have the following meanings:

(A) The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Company or at the Company’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Company may also have an indemnification or advancement obligation (other than as a result of obligations under an insurance policy).

(B) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Company pursuant to Delaware law, any agreement or certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable document or agreement.

(e) Corporate Obligations; Reliance. The rights granted pursuant to the provisions of this Section 27 shall vest at the time a person becomes a director or officer of the Company and shall be deemed to create a binding contractual obligation on the part of the Company to the persons who from time to time are elected as officers or directors of the Company, and such persons in acting in their capacities as officers or directors of the Company or any subsidiary shall be entitled to rely on such provisions of this Section 27 without giving notice thereof to the Company. Such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Section 27 that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

(f) Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(g) Indemnification of Employees and Agents of the Company and Others. The Company may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company and to any person (in addition to an indemnitee) serving at the request of the Company as an officer, director, employee or agent of any other enterprise to the fullest extent of the provisions of this Section 27 with respect to the indemnification and advancement of expenses of indemnitees hereunder.

NOTICES

28. Generally.

(a) Form of Notices. Except as otherwise provided by law, these Bylaws, or the Certificate of Incorporation, whenever by law or under the provisions of the Certificate of Incorporation or these Bylaws notice is required to be given to any director or stockholder, it will not be construed to require personal notice, but such notice may be given in writing, by mail or courier service or, to the extent permitted by the DGCL, by electronic transmission, addressed to such director or stockholder. Any notice sent to stockholders by mail or courier service shall be sent to the address of such stockholder as it appears on the records of the Company, with postage thereon prepaid, and such notice will be deemed to be given at the time when the same is deposited in the United States mail or with the courier service. Notices sent by electronic transmission shall be deemed effective as set forth in Section 232 of the DGCL. For purposes of this Section 28, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

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(b) Notices to Directors. Notices to directors may be given by mail or courier service, telephone, electronic transmission or as otherwise may be permitted by these Bylaws.

29. Waivers. Whenever any notice is required to be given by law or under the provisions of the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person entitled to such notice, or a waiver by electronic transmission by the person entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

OFFICERS

30. Generally.

(a) The officers of the Company will be elected by the Board and will consist of officers with titles and duties as determined by the Board, but in any case shall include a Chief Executive Officer (which may be the President), a Treasurer and a Secretary. The Board may also choose one or more Vice Presidents (who may be given particular designations with respect to authority, function, or seniority), one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers as the Board may from time to time determine. Notwithstanding the foregoing, the Board may authorize the Chief Executive Officer to appoint any person to any office other than the Secretary or Treasurer. Any number of offices may be held by the same person. Any of the offices may be left vacant from time to time as the Board may determine. In the case of the absence or disability of any officer of the Company or for any other reason deemed sufficient by a majority of the Board, the Board may delegate the absent or disabled officer’s powers or duties to any other officer or to any director.

(b) Chief Executive Officer. Unless the Board has designated another person as the Company’s Chief Executive Officer, the President shall be the Chief Executive Officer of the Company. The Chief Executive Officer shall have general charge and supervision of the business of the Company subject to the direction of the Board, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board. The President, if such exists, shall perform such other duties and shall have such other powers as the Board or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe.

(c) Vice Presidents. Each Vice President shall have such powers and perform such duties as may be assigned to him or her from time to time by the Board or the Chief Executive Officer (or the President if there is no Chief Executive Officer). The Board or the Chief Executive Officer (or the President if there is no Chief Executive Officer) may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board.

(d) Secretary; Assistant Secretary. The Secretary, or an Assistant Secretary, shall attend all sessions of the Board and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board, and shall perform such other duties as may be assigned by the Board. The Secretary, or an Assistant Secretary, shall keep in safe custody the seal of the Company and have authority to affix the seal to all documents requiring it and attest to the same.

(e) Treasurer; Assistant Treasurer. The Treasurer, or an Assistant Treasurer, shall have the custody of the corporate funds and other property of the Company, except as otherwise provided by the Board, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer, or an Assistant Treasurer, shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and whenever requested by the Board, shall render an account of all his or her transactions as treasurer and of the financial condition of the Company, and shall perform such other duties as may be assigned by the Board.

(f) Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding the provisions herein.

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(g) Voting Securities Owned by the Company. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Company may be executed in the name of and on behalf of the Company by the Chief Executive Officer, the President, any Vice President or any other officer authorized to do so by the Board and any such officer may, in the name of and on behalf of the Company, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any company in which the Company may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Company might have exercised and possessed if present. The Board may, by resolution, from time to time confer like powers upon any other person or persons.

(h) Chairman of the Board. The Board, in its discretion, may choose a Chairman (who shall be a director but need not be elected as an officer). The Chairman of the Board shall preside at all meetings of the stockholders and all meetings of the Board. The Chairman of the Board shall perform such other duties and may exercise such other powers as may from time to time be assigned by these Bylaws or by the Board.

31. Compensation. The compensation of all directors and the executive officers of the Company will be fixed by the Board or by a committee of the Board. The Board may fix or delegate the power to fix, the compensation of other officers and agents of the Company to an officer of the Company.

32. Succession. The officers of the Company will hold office until their successors are elected and qualified or until such officer’s earlier death, resignation or removal. Any officer may be removed at any time by the affirmative vote of a majority of the Whole Board. Any vacancy occurring in any office of the Company may be filled by the Board or by the Chairman as provided in Section 30. Any officer of the Company may resign at any time by giving written notice of his or her resignation to the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless such notice provides that the resignation is effective at some later time or upon the occurrence of some later event.

33. Authority and Duties. Each of the officers of the Company will have such authority and will perform such duties as are customarily incident to their respective offices or as may be specified from time to time by the Board.

STOCK

34. Certificates. The Board may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Company shall be uncertificated shares. Certificates, if any, representing shares of stock of the Company will be in such form as is determined by the Board, subject to applicable legal requirements. Each such certificate shall be numbered and shall be signed by, or in the name of the Company by, the Chairman, or Chief Executive Officer or Chief Financial Officer, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary. Any or all of the signatures on a certificate may be a facsimile signature. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

35. Lost, Stolen or Destroyed Certificates. The Secretary may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact, satisfactory to the Secretary, by the person claiming the certificate of stock to be lost, stolen or destroyed. As a condition precedent to the issuance of a new certificate or certificates, the Secretary may require the owners of such lost, stolen or destroyed certificate or certificates to give the Company a bond in such sum and with such surety or sureties as the Secretary may direct as indemnity against any claims that may be made against the Company with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of the new certificate or uncertificated shares.

TRANSFERS

36. Transfers Generally.

(a) Transfers of shares shall be made (i) upon the books of the Company only by the holder of record thereof, or by a duly authorized agent, transferee or legal representative of such holder, and (ii) in the case of certificated shares, upon the surrender to the Company of the certificate or certificates for such shares. No transfer shall be made that is inconsistent with the provisions of applicable law.

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(b) The Company shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

37. Lock-Up.

(a) Subject to Section 37, the holders of Lock-Up Shares (the “Lock-Up Holders”), and their permitted transferees in accordance with this Section 37, may not effect any Transfer of any Lock-up Shares until the expiration of the Lock-Up Period.

(b) Permitted Transfers. The restrictions set forth in Section 37(a) shall not apply to Transfers permitted by this Section 37(b) or Transfers by any Lock-Up Holder following the expiration of the Lock-Up Period. Notwithstanding anything to the contrary contained in these Bylaws, the Transfer restrictions set forth in Section 37(a), during the Lock-Up Period, shall not apply to:

(i) in the case of an entity, Transfers to a stockholder, partner, member, equityholder or affiliate of such entity;

(ii) in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or an affiliate of such individual or to a trust, the sole owner of which affiliate or the beneficiary of which trust is a member of one of the individual’s immediate family;

(iii) Transfers to a charitable organization;

(iv) Transfers to any investment funds or vehicles controlled or managed by such Lock-Up Holder or any of his, her or its affiliates;

(v) in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(vi) in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(vii) in the case of an entity, Transfers by virtue of the laws of the jurisdiction of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii) the exercise of any options or warrants to purchase shares of common stock of the Company (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis), provided that the Lock-Up Holder shall comply with the Transfer restrictions set forth in this Section 37 applicable to such underlying shares of common stock of the Company;

(ix) Transfers to the Company to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements;

(x) Transfers to the Company pursuant to any contractual arrangement in effect at the consummation of the transactions contemplated in the Business Combination Agreement (such time is referred to in this Section 37 as, the “Closing”) that provides for the repurchase by the Company or forfeiture of the Lock-Up Holder’s shares in the Company or other securities convertible into or exercisable or exchangeable for shares in the Company in connection with the termination of the Lock-Up Holder’s service to the Company;

(xi) the entry, by the Lock-Up Holder, at any time after the Closing, into any trading plan providing for the sale of Lock-Up Shares by the Lock-Up Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any Lock-Up Shares during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(xii) transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their Lock-Up Shares for cash, securities or other property; and

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(xiii) transactions approved by the Board in its sole discretion to satisfy any U.S. federal, state, or local income tax obligations of the Lock-Up Holder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder after the date on which the Business Combination Agreement was executed by the parties thereto, and such change prevents such transaction from qualifying as a “reorganization” pursuant to Section 368 or as a transaction that qualifies for tax deferral under Section 351 of the Code (and such transaction does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case, solely and to the extent necessary to cover any tax liability as a direct result of the transactions contemplated by the Business Combination Agreement;

provided, however, that (x) in the case of clauses (i) through (vii), such Transfer does not involve a disposition for value and (y) in the case of clauses (i) through (vii), the permitted transferees must enter into a written agreement, in a form reasonably satisfactory to the Board (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Lock-Up Holder and not to the immediate family of the transferee), agreeing to be bound by the Transfer restrictions set forth in this Section 37.

(c) Authority.

(i) Notwithstanding the other provisions set forth in this Section 37, the Board may, in its sole discretion, determine to waive, amend, release or repeal the Lock-Up obligations set forth herein, in whole or in part (including, without limitation, any waiver, amendment, release or repeal, in connection with any agreement, investment, or otherwise); provided, that, any such waiver, amendment or repeal of any Lock-Up obligations set forth herein shall require, in addition to any other vote of the members of the Board required to take such action pursuant to these Bylaws or applicable law, the affirmative vote of the majority of the disinterested directors; provided, however, that, to the extent the applicable Lock-Up Holder is a stockholder or other person is party to a contractual lock-up, standoff, or similar agreement (a “Lock-Up Agreement”), no waiver, amendment or repeal of the Lock-Up obligations set forth herein by the Board shall affect any provisions, rights, obligations or restrictions applicable to such Lock-Up Holder in such Lock-Up Agreement, which provisions, rights, obligations and restrictions in the Lock-Up Agreement shall continue to apply to such Lock-Up Holder and Lock-Up Shares held by such Lock-Up Holder in accordance with the terms of such Lock-Up Agreement. In the event there is any conflict between these Bylaws and a Lock-Up Agreement, the terms of the Lock-Up Agreement shall prevail.

(d) Miscellaneous Provisions Relating to Transfers of Lock-Up Shares.

(i) The Company shall place customary restrictive legends on the certificates or book entries representing the Lock-Up Shares, in addition to any legends required by applicable law or these Bylaws, and remove such restrictive legends reasonably promptly after the expiration of the Lock-Up Period.

(ii) Any attempt to Transfer any Lock-Up Shares that is not in compliance with this Section 37 shall be null and void ab initio, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock records to such attempted Transfer and the purported transferee in any such purported Transfer shall not be treated as the owner of such Lock-Up Shares for purposes of these Bylaws (provided that this Section 37 shall continue to apply to such Lock-Up Shares).

(iii) Notwithstanding any other provision of this Section 37, the Lock-Up Shares, in each case, beneficially owned (as defined in Rule 13d-3 promulgated under the Exchange Act) by a Lock-Up Holder shall remain subject to any restrictions on Transfer under applicable federal, state, local or foreign securities laws, including all applicable holding periods under the Securities Act of 1933 and other rules of the Securities Exchange Commission, and, as applicable, these Bylaws and the Certificate of Incorporation.

(e) Definitions. For purposes of this Section 37:

(i) the term “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended;

(ii) The term “Former USARE Stockholders” means the stockholders of the Company, excluding the Inflection Point Entities, following the Closing that were formerly members of USA Rare Earth, LLC immediately prior to the Closing (and for the avoidance of doubt, shall include those stockholders that were issued shares of

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common stock of the Company as consideration pursuant to, and in accordance with, the Business Combination Agreement) and any stockholders of the Company with respect to shares of common stock of the Company that are received pursuant to the permitted transfers under Section 37(b);

(iii) the term “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Lock-Up Holder;

(iv) the term “Inflection Point Entities” shall mean, collectively, Inflection Point Asset Management LLC, Kingstown Capital Management L.P., Newtyn Management, LLC, and their respective affiliates (including, for the avoidance of doubt, the funds any of them manage) and permitted transferees.

(v) the term “Lock-Up” shall refer to the restrictions on the Transfers of Lock-Up Shares set forth in Section 37(a).

(vi) the term “Lock-Up Period” means the period beginning on the date of Closing and ending on the date that is twelve (12) months after the date of Closing.

(vii) the term “Lock-Up Shares” means any shares of common stock of the Company that are or will be issued or are or will be issuable to the Former USARE Stockholders in connection with the transactions contemplated by the Business Combination Agreement, excluding any (i) shares of common stock of the Company issuable upon conversion of any shares of the Company’s Preferred Stock and (ii) shares of common stock of the Company issuable upon exercise of any warrants that are or will be issued or are or will be issuable to the Former USARE Stockholders in connection with the transactions contemplated by the Business Combination Agreement; provided, however, (A) that after the expiration of six months following the date of Closing, fifty percent (50%) of the Lock-Up Shares of any Former USARE Stockholder that is subject to the Lock-Up shall cease to be Lock-Up Shares, and (B) that after the expiration of six months following the date of Closing, if at any time, the closing price of the Company’s common stock on the national securities exchange on which such securities are listed equals or exceeds $12.00 per share (subject to adjustment for any stock splits or stock dividends with respect to the Company’s common stock) for any 20 trading days within any 30 trading day period (such 30 trading day period to commence no earlier than the expiration of six months following the date of Closing), the remaining Lock-Up Shares shall cease to be Lock-Up Shares.

(viii) The term “Transfer” or “Transfers” means any action to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Lock-Up Shares, any Lock-Up Shares issuable upon the exercise of any options or warrants to purchase Lock-Up Shares, or any securities convertible into or exercisable or exchangeable for Lock-Up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Lock-up Shares or securities convertible into or exercisable or exchangeable for Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

GENERAL

38. Fiscal Year. The fiscal year of the Company will end on December 31 of each calendar year or such other date as may be fixed from time to time by the Board.

39. Reliance upon Books, Reports and Records. Each director, each member of a committee designated by the Board, and each officer of the Company will, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports, or statements presented to the Company by any of the Company’s officers or employees, or committees of the Board, or by any other person or entity as to matters the director, committee member, or officer believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

40. Amendments. Notwithstanding any other provision of these Bylaws, any alteration, amendment or repeal of these Bylaws, or the adoption of new Bylaws, shall require the approval of the Board or the stockholders of the Corporation as provided by the Certificate of Incorporation (including any applicable Preferred Stock Designation) and applicable law.

Annex D-16

41. Certain Defined Terms.

(a) Capitalized terms used herein and not otherwise defined have the meanings given to them in the Certificate of Incorporation. The use of the term “days” within these Bylaws, other than when referred to as “business days”, shall mean calendar days. The use of “business days” shall mean days other than Saturday, Sunday, and any day designated as a federal holiday as observed by the U.S. Securities and Exchange Commission. The use of “including” shall mean, including without limitation.

(b) “Business Combination Agreement” shall mean that certain Business Combination Agreement, dated as of August 21, 2024, by and among the Company, USA Rare Earth, LLC, and IPXX Merger Sub, LLC, as may be subsequently amended.

Annex D-17

Annex E

USA RARE EARTH, INC.
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
12.0% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151(g) OF THE
DELAWARE GENERAL CORPORATION LAW

The undersigned, [•], does hereby certify that:

1. He is the Chief Executive Officer of USA Rare Earth, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 50,000,000 shares of preferred stock, none of which have been issued.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 50,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, except as otherwise set forth in the Purchase Agreement, up to 50,000,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF 12.0% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Accrued Dividend” shall have the meaning set forth in Section 3(a).

“Accrued Value” means, as of any date, with respect to each share of Preferred Stock as of the determination date, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock, of (i) the Stated Value per share of Preferred Stock, plus (ii) the aggregate amount of any accrued PIK Dividends on such share of Preferred Stock as of such date, plus (iii) on each Semi-Annual Dividend Date and on a cumulative basis, an additional amount equal to the dollar value of all Cash Dividends that have accrued on such share pursuant to Section 3(a), but only to the extent such Cash Dividends have not been paid, whether or not declared, but that have not, as of such date, been added to the Accrued Value.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(f).

“Annual Rate” means with respect to a PIK Dividend, 12.0% of the Accrued Value and with respect to a Cash Dividend, 10% of the Accrued Value.

Annex E-1

“Applicable Price” shall have the meaning set forth in Section 7(c).

“Attribution Parties” shall have the meaning set forth in Section 6(d).

“Available Proceeds” shall have the meaning set forth in Section 5(c)(i).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of August 21, 2024, by and among the Corporation (or its predecessor), IPXX Merger Sub, LLC and USA Rare Earth, LLC, as amended.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

“Buy-In” shall have the meaning set forth in Section 6(c)(iv).

“Cash Dividend” shall have the meaning set forth in Section 3(a).

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1 of the Purchase Agreement.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each Holder’s obligations to pay for the Securities and (ii) the Corporation’s obligations to deliver the Securities have been satisfied or waived.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation that would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock;

“Corporation Notice” shall have the meaning set forth in Section 8(a).

“Deemed Liquidation Event” means: (i) a merger or consolidation in which (a) the Corporation is a constituent party or (b) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation; provided, that, a Deemed Liquidation Event shall not include any such merger or consolidation involving the Corporation or a subsidiary in which the shares

Annex E-2

of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (ii) (a) the sale, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (b) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale is to a wholly owned subsidiary of the Corporation.

“Delaware Courts” shall have the meaning set forth in Section 9(d).

“Dilutive Issuance” shall have the meaning set forth in Section 7(b).

“Distribution” shall have the meaning set forth in Section 7(e).

“Effective Date” means the date that the Registration Statement filed by the Corporation pursuant to the Registration Rights Agreement is first declared effective by the Commission.

“Equity Conditions” means (i) the Common Stock is duly authorized, listed and eligible for trading without restriction on a Trading Market, (ii) a resale registration statement shall be declared effective covering all Common Stock issuable to the Holders (assuming for this purpose that conversion occurs at a Conversion Price equal to the Floor Price), (iii) the Corporation’s filings with the U.S. Securities and Exchange Commission are current, (iv) issuance of additional shares of Common Stock to the applicable Holder will not violate such Holder’s Beneficial Ownership Limitation and (v) the Corporation is in compliance with the Transaction Documents in all material respects.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Shares” shall have the meaning set forth in Section 8(b)(ii).

“Exempt Issuance” means the issuance of (a) any securities of the Corporation to employees, officers or directors, consultants, contractors, vendors or other agents of the Corporation pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Corporation, (b) securities upon the exercise or exchange of or conversion of any Securities issued pursuant to the Purchase Agreements or the Business Combination Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Subscription Date, provided that such securities have not been amended since the Subscription Dates to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) the Underlying Shares, (d) securities issued pursuant to any merger, acquisition or strategic transaction or partnership approved by a majority of the directors of the Corporation, provided that (i) such securities are issued as “restricted securities” (as defined in Rule 144) or are issued pursuant to an effective registration statement pursuant to the Securities Act and (ii) any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds, and (e) any securities issued by the Corporation pursuant to any legal settlement or similar arrangement agreed or entered into by the Corporation, provided that, in the aggregate, not more than [•] shares of Common Stock are issued or deemed issued or issuable upon conversion, settlement, exercise or exchange of any such securities that are Options or Convertible Securities, but any such Exempt Issuance shall not include a transaction in which the Corporation is issuing securities (i) primarily for the purpose of raising capital, including an at-the-market offering, and (ii) to an entity whose primary business is investing in securities.

Annex E-3

“Floor Price” means the lesser of (i) $5.00 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the date of the Purchase Agreement) and (ii) the Conversion Price then in effect.

“Fundamental Transaction” shall have the meaning set forth in Section 7(f).

“Holder” shall have the meaning set forth in Section 2(a).

“Inflection Point Entities” means, collectively, Inflection Point Asset Management LLC, Kingstown Capital Management L.P., Newtyn Management, LLC, and their respective Affiliates (including, for the avoidance of doubt, the funds any of them manage).

“Junior Securities” shall have the meaning set forth in Section 5(a).

“New Issuance Price” shall have the meaning set forth in Section 7(c).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Option Value” means the value of an Option based on the Black and Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purpose and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest weighted average price of the Common Stock during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“PIK Dividend” shall have the meaning set forth in Section 3(a).

“Preferred Stock” shall have the meaning set forth in Section 2(a).

“Preferred Stock Liquidation Amount” shall have the meaning set forth in Section 5(b)(ii).

“Preferred Stock Register” shall have the meaning set forth in Section 2(b).

“Purchase Agreements” means the several Securities Purchase Agreements, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Purchase Rights” shall have the meaning set forth in Section 7(d).

Annex E-4

“Redemption Date” shall have the meaning set forth in Section 8(b)(i).

“Redemption Notice” shall have the meaning set forth in Section 8(b)(ii).

“Redemption Price” shall have the meaning set forth in Section 8(b)(i).

“Redemption Request” shall have the meaning set forth in Section 8(b)(i).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, among the Corporation and the original Holders, in the form of Exhibit B attached to the Purchase Agreement.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by each Holder as provided for in the Registration Rights Agreement, including the Initial Registration Statement (as defined in the Registration Rights Agreement) and any additional Registration Statements which may be required thereunder.

“Required Holders” shall have the meaning set forth in Section 4(c).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities” means the Preferred Stock, the Warrants and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Semi-Annual Dividend Date” shall mean June 1 and December 1 of each year.

“Share Delivery Date” shall have the meaning set forth in Section 6(c)(i).

“Standard Settlement Period” shall have the meaning set forth in Section 6(c)(i).

“Stated Value” shall have the meaning set forth in Section 2(a).

“Subscription Date” shall mean the date of the applicable Purchase Agreement.

“Subsidiary” means any subsidiary of the Corporation as of the Closing Date and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the earliest Subscription Date.

“Successor Entity” shall have the meaning set forth in Section 7(f).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, the Warrants, the Registration Rights Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Corporation, and any successor transfer agent of the Corporation.

Annex E-5

“Underlying Shares” means the Conversion Shares and the Warrant Shares.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for the 20 Trading Days preceding such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for the 20 Trading Days preceding such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price and the lowest closing ask price of the Common Stock for the 20 Trading Days preceding such date, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Preferred Stock then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

“Warrant Shares” means, collectively, the shares of Common Stock issuable upon exercise of the Warrants in accordance with the terms of the Warrants.

“Warrants” means, collectively, the warrants to purchase shares of Common Stock issued pursuant to the Purchase Agreement.

Section 2. Designation, Amount and Par Value.

(a) The series of preferred stock shall be designated as its “12.0% Series A Cumulative Convertible Preferred Stock” (the “Preferred Stock”) and the number of shares so designated shall be up to 12,000,000 (which shall not be subject to increase without the written consent of the holders of 50% of the then outstanding Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $12.00 (the “Stated Value”).

(b) The Corporation shall register, or cause its Transfer Agent to register, shares of the Preferred Stock upon records to be maintained by the Corporation or its Transfer Agent for that purpose (the “Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register, or cause its Transfer Agent to register, the transfer of any shares of Preferred Stock in the Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its address specified herein and after such Holder shall have provided to the Corporation such documentation and legal opinions, if any, as may be reasonably requested by the Corporation (including any documentation required by the Transfer Agent with respect to such transfer). Upon the registration of such transfer, a new certificate (to the extent such shares are certificated) evidencing the shares of Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days. The Board of Directors may provide by resolution or resolutions that some or all of the Preferred Stock shall be uncertificated shares. The Corporation shall not be required to register, or cause its Transfer Agent to register, or record any transfer of any shares of the Preferred Stock that would violate, conflict with, or fail to be in compliance with federal or state securities laws.

Section 3. Dividends.

(a) From and after the Closing, subject to the terms of this Section 3, cumulative dividends shall accrue on the Accrued Value of each share of Preferred Stock at the Annual Rate. Dividends on each share of Preferred Stock shall be cumulative and shall accrue daily from and after the Closing, but shall compound on a semi-annual basis on each Semi-Annual Dividend Date (each, an “Accrued Dividend”) whether or not earned or declared, and whether or not there are earnings or profits, surplus, or other funds or assets of the Corporation legally available for the payment of dividends. Each Accrued Dividend shall be paid, at the election of the Corporation, (i) in cash (a “Cash Dividend”), or (ii) in kind by increasing the Accrued Value of such share (a “PIK Dividend”).

Annex E-6

(b) The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation ranking junior to the “12.0% Series A Cumulative Convertible Preferred Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required in this Certificate of Designation or the Corporation’s certificate of incorporation) the Holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to the sum of (i) the amount of the aggregate Accrued Dividends then accrued on such share of Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series of capital stock of the Corporation ranking junior to the 12.0% Series A Cumulative Preferred Stock that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Accrued Value; provided that if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation that is junior to the “12.0% Series A Cumulative Convertible Preferred Stock, the dividend payable to the Holders of Preferred Stock pursuant to this Section 3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend.

(c) Subject to Section 5 and Section 7, the Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock (other than Accrued Dividends), on an as-converted basis, equal to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock.

Section 4. Voting Rights.

(a) The Holders shall be entitled to notice of any meeting of stockholders of the Corporation and, except as otherwise required by law, shall vote together with the holders of Common Stock as a single class upon any matter submitted to the stockholders for a vote.

(b) On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of the stockholders of the Corporation (or by written consent in lieu of a meeting), a Holder, together with its Attribution Parties, shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such Holder, together with its Attribution Parties, as are convertible on the record date for determining stockholders entitled to vote on such matter (as adjusted from time to time pursuant to Section 6 hereof and subject to the Beneficial Ownership Limitation), but without regard as to whether sufficient shares of Common Stock are available out of the Corporation’s authorized by unissued stock, for the purpose of effecting the conversion of the Preferred Stock.

(c) As long as the Inflection Point Entities hold 20% or more of the shares of Preferred Stock issued as of the closing of the Business Combination, the Corporation shall not, without the affirmative vote or action by written consent of the Holders of 80% of the issued and outstanding shares of the Preferred Stock (the “Required Holders”):

(i) liquidate, dissolve or wind-up the affairs of the Corporation;

(ii) amend, alter or repeal the Corporation’s certificate of incorporation or bylaws, this Certificate of Designation or any similar document of the Corporation in a manner that materially and adversely affects the powers, preferences or rights given to the Preferred Stock;

(iii) create any equity security, authorize the creation of any equity security, classify any equity security, reclassify any equity security, or issue any other security convertible into or exercisable for any equity security, unless such security ranks junior to the Preferred Stock with respect to its rights, preferences and privileges or increase the number of authorized shares of Preferred Stock;

Annex E-7

(iv) except as set forth in Section 3, purchase or redeem or pay any cash dividend on any capital stock of the Corporation ranking junior to the 12.0% Series A Cumulative Preferred Stock prior to payment of such cash dividend on the Preferred Stock or purchase or redeem and capital stock of the Corporation ranking junior to the 12.0% Series A Cumulative Preferred Stock, other than capital stock repurchased at cost from former employees and consultants in connection with the cessation of their service or pursuant to the terms of any equity incentive plan of the Corporation;

(v) enter into any transaction with an affiliate, other than the issuance of equity or awards to eligible participants under the Corporation’s incentive plan, equity plan or equity-based compensation plan, or with respect to employment, consulting or award agreements with respect to executive officers of the Corporation, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of the Corporation; or

(vi) incur or guarantee any indebtedness other than equipment leases or trade payables incurred in the ordinary course of business, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $5,000,000; provided, however, that the Preferred Stock shall not be considered indebtedness for purposes of this calculation.

(d) Notwithstanding anything to the contrary herein, Section 6(d) may not be amended, modified or waived.

Section 5. Ranking; Liquidation.

(a) The Preferred Stock shall rank senior to all of the Common Stock and any class or series of capital stock of the Corporation currently existing, (collectively, “Junior Securities”), in each case, as to dividends or distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

(b) Preferential Payments to Holders of Preferred Stock; Distribution of Remaining Assets.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event, the Holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Common Stock or other Junior Securities by reason of their ownership thereof, an amount per share equal to the greater of (i) 100% of the Accrued Value or (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event based on the then effective rate of conversion and without giving effect to the Beneficial Ownership Limitation or any other limitations on conversion set forth herein. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders of shares of Preferred Stock the full amount to which they shall be entitled under this Section 5(b), the Holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(ii) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all amounts required to be paid to the holders of shares of Preferred Stock pursuant to Section 5(b)(i), the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Preferred Stock pursuant to Section 5(b)(i) or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of the shares of Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Certificate of Designation immediately prior to such liquidation,

Annex E-8

dissolution or winding up of the Corporation. The aggregate amount which a holder of a share of Preferred Stock is entitled to receive under Sections 5(b)(i) and 5(b)(ii) is hereinafter referred to as the “Preferred Stock Liquidation Amount.”

(c) Deemed Liquidation Events.

(i) In the event of a Deemed Liquidation Event, if the Corporation does not effect a dissolution of the Corporation under the Delaware General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each Holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such Holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause to require the redemption of such shares of Preferred Stock, and (ii) if the Required Holders so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, or any other expenses associated with the Deemed Liquidation Event or the dissolution of the Corporation, in each case as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the Preferred Stock Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each Holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. The provisions of Section 8 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Section 5(c)(i). Prior to the distribution or redemption provided for in this Section 5(c)(i), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

(ii) In any Deemed Liquidation Event, if Available Proceeds are in a form of property other than in cash, the value of such distribution shall be deemed to be the fair market value of such property. The determination of fair market value of such property shall be made in good faith by the Board of Directors of the Corporation, provided that to the extent such property consists of securities, the fair market value of such securities shall be determined as follows:

For securities not subject to investment letters or other similar restrictions on free marketability covered by Section 5(c)(iii) below, the value shall be the VWAP of such securities.

(iii) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors of the Corporation) from the market value as determined pursuant to Section 5(c)(ii) above so as to reflect the approximate fair market value thereof.

(iv) If any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated in accordance with the foregoing Sections 5(b) or 5(c) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 5(b) and 5(c) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of

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this Section 5(c)(iv), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

Section 6. Conversion.

(a) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of whole shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the Accrued Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), unless the Corporation does not serve as its transfer agent, in which event the Notice of Conversion shall be delivered to the Corporation’s transfer agent. Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by e-mail attachment or by a nationally recognized overnight courier service such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued, and all rights (other than the right to receive the Conversion Shares) with respect to such shares will terminate. The Corporation’s stock ledger and transfer book shall serve as the exclusive record of outstanding shares of Preferred Stock.

(b) Conversion Price. The initial conversion price is $12.00, subject to adjustment herein (the “Conversion Price”).

(c) Mechanics of Conversion

(i) Delivery of Conversion Shares Upon Conversion. Not later than the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, which on or after the earlier of (i) the one year anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement or any other applicable lock-up agreement or similar agreement) and (B) cash in an amount equal to any accrued and unpaid dividends, if any. On or after the earlier of (i) the one year anniversary of the Original Issue Date or (ii) the Effective Date, the Corporation shall deliver the Conversion Shares required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion. Notwithstanding the foregoing, with respect to any Notice(s) of Conversion delivered at or prior to 12:00 p.m. (New York City time) on the Original Issue Date, the Corporation agrees to deliver the Conversion Shares subject to such notice(s) by 4:00 p.m. (New York City time) on the Original Issue Date.

(ii) Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as reasonably directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at

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any time on or before its receipt of such Conversion Shares, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

(iii) Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Accrued Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Accrued Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 6(c)(i) by 10th Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Accrued Value of Preferred Stock being converted, $25 per Trading Day (increasing to $50 per Trading Day on the third Trading Day and increasing to $100 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after the 10th Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv) Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason unrelated to the actions of the Holder or its Affiliates to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (excluding any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under

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Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon the request of the Corporation, evidence of the amount of such loss. If a Holder purchases shares of Common Stock having a total purchase price of $9,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any applicable brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the preceding sentence, the Corporation shall not be required to pay Holder any amount. For the avoidance of doubt, in the event of a Buy-In, the Holder shall use commercially reasonable efforts to purchase shares at the lowest available price, paying the lowest reasonably available brokerage commission. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver Conversion Shares upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

(v) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other Holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock (assuming for such purpose a Conversion Price equal to the Floor Price and any such conversions are made without regard to any limitations on conversion set forth herein). The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if a Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Registration Statement (subject to such Holder’s compliance with its obligations under the Registration Rights Agreement).

(vi) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Preferred Stock.

(vii) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

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(d) Beneficial Ownership Limitation. A Holder may notify the Corporation in writing in the event it elects to be subject to the provisions contained in this Section 6(d); however, no Holder shall be subject to this Section 6(d) unless he, she or it makes such election. If the election is made, (i) the Corporation shall not effect any conversion of the Preferred Stock, and such Holder shall not have the right to convert all or any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 4.9%, 9.9%, 19.9% of the Corporation’s Common Stock (or such other amount as a Holder may specify) (the “Beneficial Ownership Limitation”) and (ii) the Corporation shall not permit the Holder to vote, and such Holder shall not have the right vote pursuant to Section 4(b) of this Certificate of Designation, all or any portion of the Preferred Stock that such Holder is not permitted to convert pursuant to the preceding clause (i) (provided, however, that such Holder shall retain the right to vote pursuant to Section 4(c) of this Certificate of Designation to the extent that retaining such right does not cause such Holder to be deemed to beneficially own Conversion Shares within the meaning of Rule 13d-3 promulgated under the Exchange Act. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Accrued Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock or the Warrants) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The Holder shall provide the Corporation with any information reasonably requested by the Corporation in connection with this Beneficial Ownership Limitation and the provisions related thereto, in each case with respect to the Corporation’s reporting obligations pursuant to the Securities Act, the Exchange Act, or other federal or state securities regulations. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Corporation, a Holder may from time to time increase or decrease the Beneficial Ownership Limitation applicable to such Holder, provided, however, that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial

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Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Holder of Preferred Stock.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock or any cash distributions), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then each of the Conversion Price and the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) VWAP Reset. If on the twenty-first trading day following the date that is six months after the Closing Date, the VWAP (the “Measurement Price”) is less than the Conversion Price then in effect, then the Conversion Price then in effect shall be reduced to an amount equal to the greater of (i) the Measurement Price and (ii) $7.50.

(c) Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Closing Date until the first date on which no shares of Preferred Stock are outstanding the Corporation issues or sells, or in accordance with this Section 7(c) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation, but excluding shares of Common Stock deemed to have been issued or sold by the Corporation in connection with any Exempt Issuance) for a consideration per share (the “New Issuance Price”) less than the lesser of (i) $10.00 and (ii) the Conversion Price then in effect (such price thresholds described in clauses (i) and (ii), collectively, the “Applicable Price”, and each such issue, sale or deemed issuance or sale, a “Dilutive Issuance”), in issuances and sales conducted for the purpose of raising capital by the Corporation where the aggregate amount of consideration received by the Corporation, together with all prior issuances and sales conducted for the purpose of raising capital by the Corporation on or after the Closing Date that were excluded from this Section 7(c) by this clause, exceeds $500,000, then, immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the New Issuance Price under this Section 7(c)), the following shall be applicable:

(i) Options and Convertible Securities. The consideration per share received by the Corporation for Common Stock deemed to have been issued pursuant to Section 7(d)(ii), relating to Options and Convertible Securities, shall be determined by dividing:

a.            the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

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b.            the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) deemed to be issued pursuant to Section 7(c)(ii) upon the issuance of such Options or Convertible Securities.

(ii) Deemed Issuance of Options and Convertible Securities.

a.            If the Corporation at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be outstanding and to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

b.            If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Stock increases or decreases at any time (other than (i) proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 7(a) above and (ii) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein), the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 7(c), if the terms of any Option or Convertible Security that was outstanding as of the date of first issuance of a share of Preferred Stock are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 7(c)(ii) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iii) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Option Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Corporation less any consideration paid or payable by the Corporation pursuant to the terms of such other securities of the Corporation, less (II) the Option Value. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Corporation therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Corporation will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Corporation will be the VWAP

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of such publicly traded securities on the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Corporation and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation.

(iv) Record Date. If the Corporation takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(v) Expiration or Termination of Options or Convertible Securities. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Securities (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 7(c), the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Securities (or portion thereof) never been issued.

(d) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) or Section 7(b) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation). To the extent that the issue price of such Purchase Rights would result in an adjustment of the Conversion Price pursuant to Section 7(c), such adjustment shall not occur to the extent the Holders were granted the right to acquire such Purchase Rights on the applicable terms.

(e) Pro Rata Distributions. During such time as this Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), in each such case, the Holders shall be entitled to participate in such Distribution to the same extent that the Holders would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Preferred Stock (without regard to any limitations on conversion hereof, including without

Annex E-16

limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever such grant, issuance or sale, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(f) Fundamental Transaction. If, at any time while this Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock or 50% or more of the voting power of the common equity of the Corporation, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a stock split, combination or reclassification of shares of Common Stock covered by Section 7(a)), or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires 50% or more of the outstanding shares of Common Stock or 50% or more of the voting power of the common equity of the Corporation (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock), the number of shares of capital stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 7(e) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder of this Preferred Stock, deliver to the Holder in exchange for this Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common

Annex E-17

Stock acquirable and receivable upon conversion of this Preferred Stock (without regard to any limitations on the conversion of this Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the Conversion Price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Required Holders. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

(g) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(h) Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder by facsimile or email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation (and all of its Subsidiaries, taken as a whole), or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered by email to each Holder at its email address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K, unless determined by the Company that such filing would be harmful to the Company at such time, in which case the Company shall file such 8-K as soon as is reasonably practicable in its discretion. For the avoidance of doubt, and without limiting the conversion rights of any Holder, each Holder

Annex E-18

shall remain entitled to convert the Accrued Value of this Preferred Stock (or any part hereof) during the twenty (20)-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. Redemption.

(a) Redemption by the Corporation. Subject to the provisions of this Section 8 and unless prohibited by applicable law governing distributions to stockholders, the Corporation may, in its sole discretion, redeem all or a portion of the outstanding shares of Preferred Stock:

(i) on or after the Closing but prior to the first anniversary of the Closing, at a redemption price per share equal to 150% of the Accrued Value;

(ii) on or after the first anniversary of the Closing but prior to the second anniversary of the Closing, at a redemption price per share equal to 140% of the Accrued Value;

(iii) on or after the second anniversary of the Closing but prior to the third anniversary of the Closing, at a redemption price per share equal to 130% of the Accrued Value;

(iv) on or after the third anniversary of the Closing but prior to the fourth anniversary of the Closing, at a redemption price per share equal to 120% of the Accrued Value;

(v) on or after the fourth anniversary of the Closing but prior to the fifth anniversary of the Closing, at a redemption price per share equal to 110% of the Accrued Value; and

(vi) on or after the fifth anniversary of the Closing, at a redemption price per share equal to 100% of the Accrued Value.

If, on the date of such redemption, applicable law governing distributions to stockholders prevents the Corporation from redeeming all shares of Preferred Stock scheduled to be redeemed, the Corporation shall be entitled to ratably redeem the maximum number of shares that it may redeem consistent with such law and any Preferred Stock not so redeemed shall remain outstanding. The Corporation shall provide written notice (the “Corporation Notice”) by e-mail and first class mail postage prepaid, to each Holder of record (determined at the close of business on the Business Day next preceding the day on which the Corporation Notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such Holder, notifying such Holder of the redemption to be effected, specifying the number of shares to be redeemed from such Holder, specifying the date of such redemption, the redemption price, the place at which payment may be obtained and calling upon such Holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed; provided that the date of redemption shall be not less than 15 days from the date of the Corporation Notice. Except as otherwise provided herein, on or after the applicable date of redemption, each Holder to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Corporation Notice, and thereupon the price of redemption of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Notwithstanding anything herein to the contrary, each Holder shall remain entitled to convert the Accrued Value of its Preferred Stock (or any part thereof) during the 15-day period commencing on the date of the Corporation Notice through the applicable date of redemption.

(b) Redemption by the Holders.

(i) Unless prohibited by applicable law governing distribution to stockholders, shares of Preferred Stock shall be redeemed by the Corporation at a purchase price equal to the Accrued Value (the “Redemption Price”), if at any time and from time to time after the fifth (5th) anniversary of the Closing, the Required Holders deliver to the Corporation a written notice demanding redemption of all shares of Preferred Stock (the “Redemption Request”). The 20th day after the date of the Corporation Notice shall be referred to as the “Redemption Date.” Upon receipt of a Redemption

Annex E-19

Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, until the Redemption Price has been paid in full, except to the extent prohibited by Delaware law governing distributions to stockholders.

(ii) Following receipt of a Redemption Request, the Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each Holder of record of Preferred Stock not less than 15 days prior to the Redemption Date. The Redemption Notice shall state:

a.           the number of shares of Preferred Stock held by the Holder that the Corporation shall redeem on the Redemption Date;

b.           the Redemption Date and the Redemption Price;

c.           the date upon which the Holder’s right to convert such shares terminates; and

d.           for Holders of shares in certificated form, that the Holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

If the Corporation receives, on or prior to the 10th day after the date of delivery of the Redemption Notice to a Holder of Preferred Stock, written notice from a Holder of greater than 10% of the outstanding shares of Preferred Stock that such Holder elects to be excluded from the redemption provided in this Section 8(b), then the shares of Preferred Stock registered on the books of the Corporation in the name of such Holder at the time of the Corporation’s receipt of such notice shall thereafter be “Excluded Shares.” Excluded Shares shall not be redeemed or redeemable pursuant to this Section 8(b), whether on such Redemption Date or thereafter.

(iii) On the Redemption Date, the Corporation shall redeem the Preferred Stock owned by each Holder; provided, however, that Excluded Shares shall not be redeemed. If on the Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law. In the event that any portion of the Redemption Price has not been paid within five (5) Business Days following the Redemption Date, interest on such unpaid portion of the Redemption Price shall accrue thereon until such amount is paid in full at a rate equal to the lesser of (i) 24.0% per annum and (ii) the maximum rate permitted under applicable law. Such interest shall be paid by the Corporation, in its sole discretion, (i) in cash or (ii) subject to the satisfaction of the Equity Conditions at the time of payment, shares of Common Stock.

(c) Rights Subsequent to Redemption. Upon the redemption of shares of Preferred Stock pursuant to Section 8(a) or Section 8(b), all rights with respect to such shares of Preferred Stock shall immediately terminate, except with respect to the right of the Holders to receive the applicable redemption price with respect to such shares of Preferred Stock in accordance with Section 8(a) or Section 8(b), as applicable.

Section 9. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by e-mail, or sent by nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above the address or email address most recently provided to Holders by the Corporation for purposes of notice hereunder Attention: General Counsel, 100, W. Airport Road, Stillwater, OK 74075, e-mail address legal@usare.com, or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number, e-mail address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or

Annex E-20

deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall issue or cause to be issued, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation (which shall not include the posting of any bond). The applicant for a new certificate under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement certificate.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Wilmington, Delaware, County of New Castle (the “Delaware Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

Annex E-21

(f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(i) Status of Converted or Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as 12.0% Series A Cumulative Convertible Preferred Stock.

(j) Tax Withholding. The Corporation agrees that, provided that each Holder delivers to the Corporation a properly executed IRS Form W-9 or other certification satisfactory to the Corporation certifying as to such Holder’s status (or the status of such Holder’s beneficial owner(s)) as a United States person (within the meaning of Section 7701(a)(30) of the Code) and such Holder’s (or such beneficial owners’) eligibility for complete exemption from backup withholding (“U.S. Person Certification”), under current law the Corporation (including any paying agent of the Corporation) shall not be required to, and shall not, withhold on any payments or deemed payments to any such Holder. In the event that any Holder fails to deliver to the Corporation such properly executed U.S. Person Certification, the Corporation reasonably believes that a previously delivered U.S. Person Certification is no longer accurate and/or valid, or there is a change in law that affects the withholding obligations of the Corporation, the Corporation and its paying agent shall be entitled to withhold taxes on all payments made to the relevant Holder in the form of cash or otherwise treated, in the Corporation’s reasonable discretion, as a dividend for U.S. federal tax purposes or to request that the relevant Holder promptly pay the Corporation in cash any amounts required to satisfy any withholding tax obligations, in each case, to the extent the Corporation or its paying agent determines in good faith it is required to deduct and withhold tax on payments to the relevant Holder under applicable law; provided, that the Corporation shall use commercially reasonable efforts to notify the relevant Holder of any required withholding tax reasonably in advance of the date of the relevant payment. In the event that the Corporation does not have sufficient cash with respect to any Holder from withholding on cash payments otherwise payable to such Holder and cash paid to the Corporation by such Holder to the Corporation pursuant to the immediately preceding sentence, the Corporation and its paying agent shall be entitled to withhold taxes on deemed payments, including distributions of additional Preferred Stock in lieu of cash and constructive distributions on the Preferred Stock to the extent required by law, and the Corporation and its paying agent shall be entitled to satisfy any required withholding tax on non-cash payments (including deemed payments) through a sale of a portion of the Preferred Stock received as a dividend or from cash dividends or sales proceeds subsequently paid or credited on the Preferred Stock.

(k) Tax Treatment. Absent a change in law, Internal Revenue Service practice or a contrary determination (as defined in Section 1313(a) of the Internal Revenue Code, as amended (the “Code”)), each holder of Preferred Stock and the Corporation shall not treat the Preferred Stock (based on their terms as set forth in this Certificate of Designation) as “preferred stock” within the meaning of Section 305 of the Code and Treasury Regulation Section 1.305-5 for United States federal income tax and withholding tax purposes and shall not take any position inconsistent with such treatment.

*********************

Annex E-22

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this [•] day of [•].

USA RARE EARTH, INC.
By:
Name:
Title:

Annex E-23

ANNEX A

NOTICE OF CONVERSION
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF 12.0% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of 12.0% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of USA Rare Earth, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:_____________________________________________

Number of shares of Preferred Stock owned prior to Conversion:______________

Number of shares of Preferred Stock to be Converted:_______________________

Accrued Value of shares of Preferred Stock to be Converted:__________________

Number of shares of Common Stock to be Issued:___________________________

Applicable Conversion Price:___________________________________________

Number of shares of Preferred Stock subsequent to Conversion:_______________

Address for Delivery:_________________________________________________

or

DWAC Instructions:

Broker no:________

Account no:_______

[HOLDER]
By:
Name:
Title:

Annex E-24

Annex F

Final Form

[NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.]1

COMMON STOCK PURCHASE WARRANT

USA Rare Earth, Inc.

Warrant Shares: [_______]	Initial Exercise Date: [_______], 202[•]

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, [_____________] or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on [_____], 202[•] (the “Termination Date”) but not thereafter, to subscribe for and purchase from USA Rare Earth, Inc., a Delaware corporation (the “Company”), up to [______] shares (as subject to adjustment hereunder, the “Warrant Shares”) of common stock, par value $[0.0001] per share, of the Company (the “Common Stock”). The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of [•], by and among the Company and the purchasers signatory thereto.

Section 2. Exercise.

(a)  Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency that the Company may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company), as applicable, of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Not later than the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver to the Company the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day

____________

1       NTD: To be included on Warrants issued for new money on the Closing Date, but not on Warrants issued in exchange for USARE Class A Preferred Investor Warrants unless required by applicable securities law.

Annex F-1

of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b)  Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $12.00, subject to adjustment hereunder (the “Exercise Price”). Notwithstanding the foregoing, at any time that the Conversion Price (as defined in the Certificate of Designation) adjusts (or is otherwise lowered) pursuant to the terms of the Certificate of Designation (each, an “Adjustment Time”, and such adjusted Conversion Price related thereto, each, an “Adjusted Conversion Price”), if the Exercise Price then in effect immediately following such Adjustment Time is greater than such related Adjusted Conversion Price, immediately following such Adjustment Time the Exercise Price then in effect shall automatically be lowered by an amount equal to the difference between the Conversion Price immediately prior to the Adjustment Time and the Adjusted Conversion Price immediately after the Adjustment Time. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 2(b), the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased proportionately, so that after such adjustment, the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

(c)  Cashless Exercise. If at any time after the six (6) month anniversary of the Closing Date, there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the Warrant Shares by the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing ((A-B) multiplied by (X)) by (A), where:

(A) = as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. (“Bloomberg”) as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant. The Company agrees not to take any position contrary to this Section 2(c).

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted

Annex F-2

average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for the 20 Trading Day preceding such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for the 20 Trading Days preceding such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price per share and the lowest closing ask price per share of the Common Stock for the 20 Trading Days preceding such date, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(c).

(d)  Mechanics of Exercise.

(i)   Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system if the Company is then a participant in such system and there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder, and otherwise by physical delivery of a certificate, (or reasonable evidence of issuance by book entry of ownership of the Warrant Shares) registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the later of (i) the Standard Settlement Period after the delivery to the Company of the Notice of Exercise, and (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company (such date, the “Warrant Share Delivery Date”); provided, however, in any event, the Company shall not be obligated to deliver Warrant Shares until it has received the aggregate Exercise Price therefor. Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received no later than the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

(ii)  Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

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(iii) Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date (subject to receipt of the aggregate Exercise Price for the applicable exercise (other than in the case of a cashless exercise)), then the Holder will have the right to rescind such exercise prior to the delivery of the Warrant Shares.

(iv) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

(v)  Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares pursuant to the terms of this Warrant.

(vi) Closing of Books. The Company will not close its stockholder books or records in any manner intended to prevent the timely exercise of this Warrant, pursuant to the terms hereof.

(e)  Holder’s Exercise Limitations. The Holder may notify the Company in writing in the event it elects to be subject to the provisions contained in this Section 2(e); however, the Holder shall not be subject to this Section 2(e) unless he, she or it makes such election. If the election is made, the Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 4.9%, 9.9%, 19.9% (or such other amount as the Holder may specify) (the “Beneficial Ownership Limitation”). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder, its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and, of which portion of this Warrant is exercisable up to the Beneficial Ownership Limitation shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s good faith determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case, subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of this Warrant that are not in compliance with the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above

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shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of the Warrant that are not in compliance with the Beneficial Ownership Limitation. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Beneficial Ownership Limitation applicable to the Holder, provided, however, that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 3. Certain Adjustments.

(a)  Stock Dividends and Splits. If the Company at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant or any cash distributions), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)  VWAP Reset. If on the twenty-first trading day following the date that is six months after the Closing Date, the VWAP (as defined by Bloomberg) of the Common Stock for the twenty trading period commencing on the date that is six months after the Closing Date (the “Measurement Price”) is less than the Exercise Price then in effect, then the Exercise Price then in effect shall be reduced to an amount equal to the greater of (i) the Measurement Price and (ii) $7.50.

(c)  Adjustment Upon Issuance of Common Stock. If and whenever on or after the Closing Date, the Company issues or sells, or in accordance with this Section 3(c) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Exempt Issuance) for a consideration per share (the “New Issuance Price”) less than the lesser of (i) $10.00 and (ii) the Exercise Price then in effect (such price thresholds described in clauses (i) and (ii), collectively, the “Applicable Price”, and each such issue, sale or deemed issuance or sale, a “Dilutive Issuance”), in issuances and sales conducted for the purpose of raising capital by the Company where the aggregate amount of consideration received by the Company, together with all prior issuances and sales

Annex F-5

conducted for the purpose of raising capital by the Company on or after the Closing Date that were excluded from this Section 3(c) by this clause, exceeds $500,000, then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price.

As used in this Warrant, the following terms shall have the following meanings:

(I)        “Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock, and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive, Common Stock.

(II)      “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive, Common Stock.

(III)     “Exempt Issuance” means the issuance of (a) any securities of the Company to employees, officers or directors, consultants, contractors, vendors or other agents of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any Securities issued pursuant to the Purchase Agreement or the Business Combination Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Warrant, provided that such securities have not been amended since the date of this Warrant to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) the Underlying Shares, (d) securities issued pursuant to any merger, acquisition or strategic transaction or partnership approved by a majority of the directors of the Company, provided that (i) such securities are issued as “restricted securities” (as defined in Rule 144) or are issued pursuant to an effective registration statement pursuant to the Securities Act and (ii) any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, and (e) any securities issued by the Company pursuant to any legal settlement or similar arrangement agreed or entered into by the Company, provided that, in the aggregate, not more than [•]2 shares of Common Stock are issued or deemed issued or issuable upon conversion, settlement, exercise or exchange of any such securities that are Options or Convertible Securities, but any such Exempt Issuance shall not include a transaction in which the Company is issuing securities (i) primarily for the purpose of raising capital, including an at-the-market offering, and (ii) to an entity whose primary business is investing in securities.

(IV)     “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities; and

(V)      “Option Value” means the value of an Option based on the Black-Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i)

____________

2       NTD: To be 1,000,000 multiplied by the Exchange Ratio

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a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest weighted average price of the Common Stock during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

For purposes of determining the adjusted Exercise Price under this Section 3(c), the following shall be applicable:

(i)        Options and Convertible Securities. The consideration per share received by the Company for Common Stock deemed to have been issued pursuant to Section 3(c)(ii), relating to Options and Convertible Securities, shall be determined by dividing: (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) deemed to be issued pursuant to Section 3(c)(ii) upon the issuance of such Options or Convertible Securities.

(ii)       Deemed Issuance of Options and Convertible Securities. If the Company at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be outstanding and to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(iii)      Change in Option Price. If, after the Initial Exercise Date, the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Stock increases or decreases at any time, (other than (x) proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 3(a) above and (y) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein), the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price, which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 3(c)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Initial Exercise Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise,

Annex F-7

conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 3(c) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(iv)      Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for the Option Value of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration other than cash received therefor will be deemed to be the net amount received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the closing sale price of such publicly traded securities on the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and a majority in interest of the Securities then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and a majority in interest of the Securities then outstanding. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v)       Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vi)      Expiration or Termination of Options or Convertible Securities. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Securities (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Exercise Price pursuant to the terms of Section 3(b), the Exercise Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Securities (or portion thereof) never been issued.

(d)  Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time after the Initial Exercise Date the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, any applicable Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder

Annex F-8

exceeding any applicable Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding any applicable Beneficial Ownership Limitation). To the extent that the issue price of such Purchase Rights would result in an adjustment of the Conversion Price pursuant to Section 7(c), such adjustment shall not occur to the extent the Holders were granted the right to acquire such Purchase Rights on the applicable terms.

(e)  Pro Rata Distributions. During such time after the Initial Exercise Date as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, any applicable Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding any applicable Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding any applicable Beneficial Ownership Limitation).

(f)   Fundamental Transaction. If, at any time after the Initial Exercise Date while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in3 one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a stock split, combination or reclassification of shares of Common Stock covered by Section 3(a)), or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires 50% or more of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) or 50% or more of the voting power of the common equity of the Company (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of

Annex F-9

Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, that if holders of Common Stock of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Common Stock will be deemed to have received common stock or ordinary shares of the Successor Entity (which Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable contemplated Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest VWAP during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to this Section 3(f), (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date and (E) a zero cost of borrow. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five Business Days of the Holder’s election and (ii) the date of consummation of the Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(f) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the Exercise Price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

(g)  Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

Annex F-10

(h)  Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 3(a), the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

(i)   Notice to Holder.

(i)   Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

(ii)  Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company (or any of its subsidiaries) is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that, notwithstanding the foregoing, any notice delivery requirement hereunder shall also be deemed satisfied by filing or furnishing such communication with the Commission via the EDGAR system; provided, further, that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided to the Holder in accordance with the terms of this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K, unless determined by the Company that such filing would be harmful to the Company at such time, in which case the Company shall file such 8-K as soon as is reasonably practicable in its discretion. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(j)   Voluntary Adjustment By Company. Subject to the rules and regulations of the Trading Market, the Company may at any time during the term of this Warrant, subject to the prior written consent of the Holder, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

Section 4. Transfer of Warrant.

(a)  Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof and to the provisions of Section 4.1 of the Purchase Agreement, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent

Annex F-11

or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b)  New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Exercise Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

(c)  Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

(d)  Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Warrant, as the case may be, comply with the provisions of Section 5.7 of the Purchase Agreement.

(e) Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5. Miscellaneous.

(a)  No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3.

(b)  Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

(c)  Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

Annex F-12

(d)  Authorized Shares.

(i)   The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant (without regard to any limitation on exercise set forth herein and assuming an Exercise Price equal to the lower of (i) $[5.00] and (ii) the Exercise Price then in effect). The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(ii)  Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its Certificate of Incorporation (or any Certificate of Designation thereto) or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

(iii) Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(e)  Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Purchase Agreement.

(f)   Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

(g)  Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Purchase Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(h)  Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

Annex F-13

(i)   Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(j)   Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(k)  Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(l)   Amendment. This Warrant may be modified, waived or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(m) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(n)  Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

Annex F-14

IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Purchase Warrant to be duly executed by their respective authorized signatories as of the date first indicated above.

[USA RARE EARTH, INC.]	Address for Notice:
By:
Name:
Title:	Email:

With a copy to (which shall not constitute notice):

Annex F-15

IN WITNESS WHEREOF, the undersigned have caused this Common Stock Purchase Warrant to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:

Signature of Authorized Signatory of Purchaser:

Name of Authorized Signatory:

Title of Authorized Signatory:

Email Address of Authorized Signatory:

Address for Notice to Purchaser:

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Subscription Amount:

Shares of Preferred Stock:

Warrant Shares:

EIN Number:

Annex F-16

EXHIBIT A

NOTICE OF EXERCISE

To:

Attn:

Email:

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_________________________________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

_________________________________________________
_________________________________________________
_________________________________________________

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity: __________________________________________
Signature of Authorized Signatory of Investing Entity: ____________________
Name of Authorized Signatory ______________________________________
Title of Authorized Signatory: ______________________________________
Date: __________________________________________________________

Annex F-17

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)
Address:
(Please Print)
Phone Number:
Email Address:
Dated: _______________ __, ______
Holder’s Signature:
Holder’s Address:

Annex F-18

Annex G

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is dated as of August 21, 2024, by and among Inflection Point Holdings II LLC, a Delaware limited liability company (the “Sponsor”), Inflection Point Acquisition Corp. II, a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing) (the “Purchaser”), and USA Rare Earth, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 6,250,000 Purchaser Class B Ordinary Shares (which constitute all of the outstanding Purchaser Class B Ordinary Shares) and 6,000,000 Purchaser Private Placement Warrants (collectively, the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Purchaser, the Company and IPXX Merger Sub, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of the Purchaser, have entered into the Business Combination Agreement (as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other transactions, the Purchaser and the Company intend to consummate a business combination; and

WHEREAS, as an inducement to the Purchaser and the Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, hereby agree as follows:

ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. The Sponsor hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Sponsor shall be bound by, be subject to and comply with Sections 6.06 (No Solicitation), 6.15 (Public Announcements), 6.16 (Confidential Information) and 6.13(c) (Extension) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if the Sponsor was an original signatory to the Business Combination Agreement with respect to such provisions.

Section 1.2 No Transfer.

(a) Unless otherwise deemed a Permitted Transfer (as defined below), during the period commencing on the date hereof and ending on the earliest of (a) the Closing, (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 8.01 (Termination) thereof and (c) the liquidation of the Purchaser (the earliest of (a), (b) and (c), the “Expiration Time”), the Sponsor shall not, without the prior written consent of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Securities owned by the Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities owned by the Sponsor or (iii) take any action in furtherance of any of the matters described in the foregoing clause (i) or (ii) (each, a “Transfer”). The Sponsor agrees to promptly notify the Company in writing of any Permitted Transfer.

(b) “Permitted Transfer” means any Transfer of Subject Securities (i) to (A) any officer or director of the Purchaser, the Company or the Sponsor, (B) any Affiliates or family members of the officers or directors of the Purchaser, the Company or the Sponsor, or (C) any direct or indirect partners, members or equity holders of

Annex G-1

the Sponsor or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates (including, for the avoidance of doubt, where such Person is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership); (ii) to a nominee or custodian of a Person to whom a Transfer would be permitted under clause (i); (iii) in connection with any legal, regulatory or other order; (iv) to a third party in connection with any non-redemption, backstop arrangement or other similar arrangement, (v) as otherwise mutually agreed upon between the Sponsor, the Purchaser and the Company, or (vi) to the Purchaser, the Company or the Sponsor; provided, however, that in the case of clauses (i) through (vi), as a precondition to such Transfer, such transferee must enter into a written agreement with the Company and the Purchaser agreeing to assume all of the obligations under this Agreement with respect to such Subject Securities and to be bound by the transfer restrictions set forth in this Agreement (to the extent applicable); provided, further, that, no Transfer permitted under this Section 1.2 shall relieve Sponsor or any holder of Subject Securities pursuant to a Permitted Transfer of its obligations under this Agreement.

Section 1.3 New Shares. In the event that (a) any Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of the Purchaser are issued to the Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of, on or affecting the Purchaser Ordinary Shares or the Purchaser Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of the Purchaser after the date of this Agreement, or (c) the Sponsor acquires the right to vote or share in the voting of any Purchaser Ordinary Shares or other equity securities of the Purchaser after the date of this Agreement (such Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of the Purchaser, collectively, the “New Securities”), then such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by the Sponsor as of the date hereof.

Section 1.4 Closing Date Deliverables. On the Closing Date, the Sponsor shall deliver to the Purchaser and the Company a duly executed copy of the A&R Registration Rights Agreement and the Sponsor Lock-Up Agreement.

Section 1.5 Agreements.

(a) At any meeting of the Purchaser Shareholders, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the Purchaser Shareholders is sought, the Sponsor shall (i) appear at each such meeting or otherwise cause all of its Subject Securities, which are entitled to vote, to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Securities, which are entitled to vote:

(i) in favor of each Transaction Proposal;

(ii) against any Alternative Transaction or any proposal relating to an Alternative Transaction (in each case, other than the Transaction Proposals);

(iii) against any merger agreement or merger (other than the Business Combination Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Purchaser;

(iv) against any change in the business, management or board of directors of the Purchaser (other than in connection with the Transaction Proposals or pursuant to the Business Combination Agreement or the Ancillary Documents); and

(v) against any proposal, action or agreement that would (A) impede, interfere, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Purchaser under the Business Combination Agreement, (C) result in any of the conditions set forth in Article VII (Closing Conditions) of the Business Combination Agreement not being fulfilled, (D) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement or the Purchaser contained in the Business Combination Agreement or (E) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, the Purchaser.

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The Sponsor hereby agrees that the Sponsor shall not commit or agree to take any action inconsistent with the foregoing.

(b) The Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, the Insider Letter (as defined below), including the obligations of the Sponsor pursuant to Section 1 therein to not redeem any Purchaser Ordinary Shares owned by the Sponsor in connection with the Transactions.

Section 1.6 No Challenges. The Sponsor agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Purchaser, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into this Agreement, the Business Combination Agreement or the Transactions. Notwithstanding anything herein to the contrary, nothing in this Agreement shall limit or restrict the ability of the Sponsor to enforce its rights under this Agreement or any other Ancillary Document to which such Person is a party or seek any other remedies with respect to any breach of this Agreement or such other Ancillary Document by any other party hereto or thereto, including by commencing any action in connection therewith.

Section 1.7 Further Assurances. The Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws, or as reasonably requested by the Company, to effect the actions set forth herein and to consummate the transactions contemplated hereby on the terms and subject to the conditions set forth herein and the Transactions on the terms and subject to the conditions set forth in the Business Combination Agreement.

Section 1.8 No Inconsistent Agreement. The Sponsor hereby represents and covenants that the Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.

Section 1.9 Appraisal Rights. The Sponsor hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Transactions that it may have with respect to the Subject Securities under applicable Law.

Section 1.10 Insider Letter. Neither the Sponsor nor the Purchaser shall amend, terminate or otherwise modify that certain letter agreement, dated as of March 24, 2023, by and among the Purchaser, the Sponsor and certain of the Purchaser’s current and former officers and directors (the “Insider Letter”) without the Company’s prior written consent.

Section 1.11 Waiver of Anti-Dilution Provision. The Sponsor hereby (but subject to the consummation of the Transactions) waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the amended and restated memorandum and articles of association of the Purchaser (as may be amended from time to time, the “Articles”), any and all anti-dilution rights with respect to the rate that the Purchaser Class B Ordinary Shares held by the Sponsor convert into Purchaser Class A Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement. The waiver specified in this Section 1.11 shall be applicable only in connection with the Transactions and the transactions contemplated by this Agreement (and any Purchaser Class A Ordinary Shares, shares of Domesticated Purchaser Common Stock or equity-linked securities issued in connection with the Transactions and the transactions contemplated by this Agreement) and shall be void and of no force and effect if the Business Combination Agreement shall be terminated for any reason.

Section 1.12 Conversion of Purchaser Class B Ordinary Shares. The Sponsor hereby agrees that, not prior to the Business Day following the Redemption, and immediately prior to the Domestication, the Purchaser Class B Ordinary Shares held by the Sponsor shall automatically convert into Purchaser Class A Ordinary Shares pursuant to the Articles. The conversion specified in this Section 1.12 shall be applicable only in connection with the Transactions and the transactions contemplated by this Agreement and shall be void and of no force and effect if the Business Combination Agreement shall be terminated for any reason.

Section 1.13 Warrant Forfeiture. The Sponsor hereby agrees to forfeit, effective immediately prior to (and contingent upon) the Closing, 60,000 Purchaser Private Placement Warrants for every $1,000,000 by which (A) the gross proceeds at Closing from the Trust Account (after giving effect to the Redemption) plus (B) the gross proceeds from the Class A Preferred Unit Investment, the Series A Preferred Stock Investment and any PIPE Investment

Annex G-3

are below $50,000,000, provided, that, the notwithstanding anything to the contrary in the Business Combination Agreement, this Agreement or any other Ancillary Document, the Sponsor shall not be required to forfeit more than 1,500,000 Purchaser Private Placement Warrants.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsor. The Sponsor represents and warrants as of the date hereof to the Purchaser and the Company as follows:

(a) Organization; Due Authorization. The Sponsor is duly organized, validly existing and in good standing as a limited liability company under the Laws of the jurisdiction in which it is formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Sponsor. This Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Sponsor.

(b) Ownership. The Sponsor is the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of, and has good title to, all of the Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Agreement, (ii) the Purchaser’s Organizational Documents, (iii) the Business Combination Agreement, (iv) the Insider Letter, (v) the Sponsor’s Organizational Documents, (vi) agreements between the Sponsor and its members or (vii) any applicable securities Laws. The Subject Securities are the only equity securities in the Purchaser owned of record or beneficially by the Sponsor on the date of this Agreement, and none of the Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Insider Letter. Other than the Subject Securities, the Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Purchaser or any equity securities convertible into, or which can be exchanged for, equity securities of the Purchaser.

(c) No Conflicts. The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Sponsor or the Sponsor’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement.

(d) Adequate Information. The Sponsor has been furnished or given access to adequate information concerning the business and financial condition of Purchaser and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon Purchaser or the Company and based on such information as the Sponsor has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Sponsor acknowledges that Purchaser and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Sponsor acknowledges that the agreements contained herein with respect to the Subject Securities are irrevocable and result in the waiver of any right of the undersigned to demand appraisal in connection with the Business Combination under applicable Law.

(e) Litigation. There are no Legal Proceedings pending against the Sponsor, or to the knowledge of the Sponsor threatened against the Sponsor, before (or, in the case of threatened Legal Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement.

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(f) Brokerage Fees. Except as described on Section 5.15 (Finders and Broker) of the Purchaser Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Sponsor, for which the Purchaser or any of its Affiliates may become liable.

(g) Acknowledgment. The Sponsor understands and acknowledges that each of the Purchaser and the Company is entering into the Business Combination Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of the Purchaser and (c) the written agreement of the Sponsor, the Purchaser, and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.3 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.4 Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Purchaser, the Company and the Sponsor.

Section 3.5 Miscellaneous. Sections 9.02 (Notices), 9.05 (Governing Law), 9.06 (Jurisdiction), 9.07 (Waiver of Jury Trial), 9.09 (Severability), 9.11 (Entire Agreement), 9.12 (Interpretation), 9.13 (Counterparts) and 9.15 (Waiver of Claims Against Trust) of the Business Combination Agreement are each hereby incorporated into this Agreement (including any relevant definitions contained in any such Sections), mutatis mutandis.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the Sponsor, the Purchaser and the Company have each caused this Agreement to be duly executed as of the date first written above.

SPONSOR:
Inflection Point Holdings II LLC
By:	/s/ Michael Blitzer
	Name:	Michael Blitzer
	Title:	Managing Member

[Signature Page to Sponsor Support Agreement]

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IN WITNESS WHEREOF, the Sponsor, the Purchaser and the Company have each caused this Agreement to be duly executed as of the date first written above.

PURCHASER:
INFLECTION POINT ACQUISITION CORP. II
By:	/s/ Michael Blitzer
	Name:	Michael Blitzer
	Title:	Chairman and Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

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IN WITNESS WHEREOF, the Sponsor, the Purchaser and the Company have each caused this Agreement to be duly executed as of the date first written above.

COMPANY:
USA RARE EARTH, LLC
By:	/s/ David Kronenfeld
	Name:	David Kronenfeld
	Title:	Chief Legal Officer

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Annex G-1

Execution Version

AMENDMENT NO. 1

TO

SPONSOR SUPPORT AGREEMENT

This AMENDMENT is made and entered into as of January 31, 2025 (this “Amendment”), by and among Inflection Point Holdings II LLC, a Delaware limited liability company (the “Sponsor”), Inflection Point Acquisition Corp. II, a Cayman Islands exempted company (the “Purchaser”) and USA Rare Earth, LLC, a Delaware limited liability company (the “Company”). Each of the foregoing will individually be referred to herein as a “Party” and, collectively as the “Parties”. Capitalized terms used, but not otherwise defined, herein shall have the respective meanings assigned to such terms in the Business Combination Agreement (as defined below).

RECITALS:

WHEREAS, the Parties entered into that certain Sponsor Support Agreement, dated as of August 21, 2024 (as the same may be further amended from time to time in accordance with its terms, the “Agreement”);

WHEREAS, the Agreement was entered into contemporaneously with the execution and delivery by the Purchaser, the Company and IPXX Merger Sub, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of the Purchaser, a Business Combination Agreement dated as August 21, 2024 (as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, in connection with the purchase of additional pre-Closing Company Class A-2 Convertible Preferred Units, the Company has agreed to forego the potential forfeiture of Cayman Purchaser Private Placement Warrants contemplated by Section 1.13 of the Agreement;

WHEREAS, pursuant to Section 3.4 of the Agreement, the Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties; and

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises and the representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.  Amendment to Section 1.13. Section 1.13 of the Agreement is hereby amended and restated in its entirety to read as follows:

[Reserved.]

2.  Counterparts; Electronic Delivery. This Amendment may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each Party and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Amendment (in counterparts or otherwise) in pdf, docusign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

3.  Effect of This Amendment. This Amendment is made a part of the Agreement. Except as otherwise expressly provided herein, the Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the date hereof all references in the Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Agreement shall mean the Agreement as amended by this Amendment. Any reference to the Agreement contained in any notice, request, certificate or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to refer to the Agreement as modified by this Amendment unless the context shall otherwise require. For the avoidance of doubt, references to the phrases “the date of this Agreement” or “the date hereof”, wherever used in the Agreement, as amended by this Amendment, shall mean August 21, 2024.
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4. Other Provisions. All other provisions of the Agreement not specifically amended by this Amendment shall remain in full force and effect. Section 3.2 (Assignment), Section 3.4 (Amendment), and Section 3.5 (Miscellaneous) of the Agreement are incorporated herein by reference and shall apply mutatis mutandis to this Amendment.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

SPONSOR:
INFLECTION POINT HOLDINGS II LLC
By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Managing Member

[Signature Page to Amendment No. 1 to Sponsor Support Agreement]

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PURCHASER:
INFLECTION POINT ACQUISITION CORP. II
By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Chairman and Chief Executive Officer

[Signature Page to Amendment No. 1 to Sponsor Support Agreement]

Annex G-1-4

COMPANY:
USA RARE EARTH, LLC
By:	/s/ David Kronenfeld
Name:	David Kronenfeld
Title:	Chief Legal Officer

[Signature Page to Amendment No. 1 to Sponsor Support Agreement]

Annex G-1-5

Annex H

Execution Version

FORM OF MEMBER SUPPORT AGREEMENT

This MEMBER SUPPORT AGREEMENT (this “Agreement”), is dated as of August 21, 2024, by and among Inflection Point Acquisition Corp. II, a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing) (the “Purchaser”), the Persons set forth on Schedule I hereto (the “Supporting Members”) and USA Rare Earth, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, as of the date hereof, the Supporting Members are the holders of such number and type of Company Securities as are indicated opposite each of their names on Schedule I attached hereto (collectively, and together with any Company Securities issuable upon conversion, exchange, vesting or otherwise in respect of such Company Securities, the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Purchaser, the Company and IPXX Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Purchaser, are entering into the Business Combination Agreement (as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other transactions, the Purchaser and the Company intend to consummate a business combination; and

WHEREAS, as an inducement to the Purchaser and the Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, hereby agree as follows:

ARTICLE I
Voting and SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. Each of the Supporting Members hereby acknowledges that he, she or it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with his, her or its tax and legal advisors. Each of the Supporting Members shall be bound by and comply with Sections 6.06 (No Solicitation), 6.15 (Public Announcements) and 6.16 (Confidential Information) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if such Supporting Member was an original signatory to the Business Combination Agreement with respect to such provisions.

Section 1.2 New Shares. In the event that (a) any Company Units or other equity securities of the Company are issued to a Supporting Member after the date of this Agreement pursuant to any dividend, split, recapitalization, reclassification, combination or exchange of, on or affecting the Company Securities owned by such Supporting Member or otherwise, (b) a Supporting Member purchases or otherwise acquires beneficial ownership of any Company Securities after the date of this Agreement, or (c) a Supporting Member acquires the right to vote or share in the voting of any Company Units or other equity securities of the Company after the date of this Agreement (such Company Units or other equity securities of the Company, collectively, the “New Securities”), then such New Securities acquired or purchased by such Supporting Member shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by such Supporting Member as of the date hereof.

Section 1.3 Supporting Member Agreements. At any meeting of the members of the Company, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the members of the Company is sought, each of the Supporting Members shall (i) appear at each such

Annex H-1

meeting or otherwise cause all of its Subject Securities, which are entitled to vote, to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Securities, which are entitled to vote:

(a) to the extent any approval or adoption is required or sought, to approve and adopt the Business Combination Agreement and the consummation of the Transactions;

(b) against any Alternative Transaction or any proposal relating to an Alternative Transaction;

(c) against any merger agreement or merger (other than the Business Combination Agreement and the Transactions), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company;

(d) against any change in the business or board of managers of the Company (other than pursuant to the Business Combination Agreement or the Ancillary Documents); and

(e) against any proposal, action or agreement that would (A) impede, interfere, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement or the Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Business Combination Agreement, (C) result in any of the conditions set forth in Article VII (Closing Conditions) of the Business Combination Agreement not being fulfilled, (D) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Supporting Member contained in this Agreement or the Company contained in the Business Combination Agreement or (E) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, the Company.

Each Supporting Member hereby agrees that he, she or it shall not commit or agree to take any action inconsistent with the foregoing.

Section 1.4 No Challenges. Each Supporting Member agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Purchaser, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into this Agreement, the Business Combination Agreement or the Transactions.

Section 1.5 Further Assurances. Each Supporting Member shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws, or as reasonably requested by the Purchaser or the Company, to effect the actions set forth herein and to consummate the transactions contemplated hereby on the terms and subject to the conditions set forth herein and the Transactions on the terms and subject to the conditions set forth in the Business Combination Agreement and the Ancillary Documents.

Section 1.6 No Inconsistent Agreement. Each Supporting Member hereby represents and covenants that such Supporting Member has not entered into, and shall not enter into, any agreement that would restrict, limit, or interfere with the performance of such Supporting Member’s obligations hereunder. Each Supporting Member agrees to reasonably promptly notify the Purchaser in writing of any updates to Schedule I hereto after the date hereof and prior to Closing.

Section 1.7 Appraisal Rights. Each Supporting Member hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Transactions that he, she or it may have with respect to the Subject Securities under applicable Law.

Section 1.8 Consent to Disclosure. Each Supporting Member hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any documents or communications provided by the Purchaser or the Company to any Governmental Authority and to Purchaser Shareholders) of such Supporting Member’s identity and beneficial ownership of the Subject Securities and the nature of such Supporting Member’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Purchaser and the Company, a copy of this Agreement. Each Supporting Member will promptly provide any information reasonably requested by Purchaser or the Company that is reasonably necessary for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

Annex H-2

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Supporting Members. Each Supporting Member, severally and not jointly, represents and warrants as of the date hereof to the Purchaser and the Company, in each case, only with respect to itself, as follows:

(a) Organization; Due Authorization. (i) If the Supporting Member is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if the Supporting Member is not a natural person, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Supporting Member’s corporate, limited liability company or similar organizational powers and have been duly authorized by all necessary corporate, limited liability company, or similar organizational actions on the part of such Supporting Member. This Agreement has been duly executed and delivered by such Supporting Member and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legally valid and binding obligation of such Supporting Member, enforceable against such Supporting Member in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of such Supporting Member.

(b) Ownership. Such Supporting Member is the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of, and has good title to, all of its Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Agreement, (ii) the Company’s Organizational Documents, (iii) the Business Combination Agreement, (iv) if the Supporting Member is not a natural person, the Supporting Member’s Organizational Documents or (v) any applicable securities Laws. Such Supporting Member’s Subject Securities are the only securities of the Company owned of record or beneficially by such Supporting Member on the date of this Agreement, and none of such Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Company’s Organizational Documents. Other than the Subject Securities, such Supporting Member does not hold or own any rights to acquire (directly or indirectly) any securities of the Company or any securities convertible into, or which can be exchanged for, securities of the Company.

(c) No Conflicts. The execution and delivery of this Agreement by such Supporting Member does not, and the performance by such Supporting Member of its obligations hereunder will not, (i) conflict with or result in a violation of the Organizational Documents of such Supporting Member, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Supporting Member or such Supporting Member’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Supporting Member of its obligations under this Agreement.

(d) Adequate Information. Such Supporting Member has been furnished or given access to adequate information concerning the business and financial condition of Purchaser and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon the Purchaser or the Company and based on such information as such Supporting Member has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Supporting Member acknowledges that the Purchaser and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Supporting Member acknowledges that the agreements contained herein with respect to the Subject Securities held by such Supporting Member are irrevocable and result in the waiver of any right of the undersigned to demand appraisal in connection with the Business Combination under applicable Law.

Annex H-3

(e) Litigation. There are no Legal Proceedings pending against such Supporting Member or, to the knowledge of such Supporting Member, threatened against such Supporting Member, before (or, in the case of threatened Legal Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Supporting Member of its obligations under this Agreement.

(f) Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by such Supporting Member in his, her or its capacity as a member of the Company, for which the Company or any of its Affiliates may become liable.

(g) Acknowledgement. Such Supporting Member understands and acknowledges that each of the Purchaser and the Company is entering into the Business Combination Agreement in reliance upon the Supporting Members’ execution and delivery of this Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of the Company and (c) the written agreement of the Supporting Members, the Purchaser, and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.

Section 3.2 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.3 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.4 Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Purchaser, the Company and the Supporting Members.

Section 3.5 Miscellaneous. Sections 9.02 (Notices) (provided that notices to any Supporting Member shall be to such Supporting Member’s address as set forth in the Company’s books and records), 9.05 (Governing Law), 9.06 (Jurisdiction), 9.07 (Waiver of Jury Trial), 9.09 (Severability), 9.11 (Entire Agreement), 9.12 (Interpretation), 9.13 (Counterparts) and 9.15 (Waiver of Claims Against Trust) of the Business Combination Agreement are each hereby incorporated into this Agreement (including any relevant definitions contained in any such Sections), mutatis mutandis.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

Annex H-4

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PURCHASER:
Inflection Point Acquisition Corp. II
By:
Name:
Title:
COMPANY:
USA RARE EARTH, LLC
By:
Name:
Title:

[Signature Page to Member Support Agreement]

Annex H-5

IF SUPPORTING MEMBER IS AN ENTITY:
[ENTITY NAME]
By:
Name:
Title:
IF SUPPORTING MEMBER IS AN INDIVIDUAL:

Name:

[Signature Page to Member Support Agreement]

Annex H-6

Annex I

FORM OF

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2024, is made and entered into by and among USA Rare Earth, Inc. a Delaware corporation (formerly known as Inflection Point Acquisition Corp. II, a Cayman Islands exempted company limited by shares, prior to the Domestication (as defined herein)) (the “Company”), Cantor Fitzgerald & Co., a New York general partnership (“Cantor”), Inflection Point Holdings II LLC, a Delaware limited liability company (the “Sponsor”), the members of the Sponsor identified on the signature page hereto under “Other Sponsor Holder” (such members, together with the Sponsor, the “Sponsor Holders”) and each of the undersigned parties listed on the signature page hereto under “USARE Holders” (the “USARE Holders” and each such party, together with the Sponsor, the Sponsor Holders, Cantor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company, Cantor, and the Sponsor are party to that certain Registration Rights Agreement, dated as of May 24, 2023 (the “Original RRA”);

WHEREAS, the Company is party to that certain Business Combination Agreement, dated as of August 21, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, the “Business Combination”), by and between the Company, USA Rare Earth, LLC, a Delaware limited liability company (“Legacy Rare Earth”) and IPXX Merger Sub, LLC, a Delaware limited liability company;

WHEREAS, prior to the date hereof and subject to the conditions of the Business Combination Agreement, IPXX migrated to and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Cayman Islands Companies Law (As Revised) (the “Domestication”), and as part of the Domestication, (i) each Class A ordinary share, par value $0.0001 per share, of the Company converted into one share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and (ii) each warrant to purchase one Class A ordinary share of the Company converted into one warrant to purchase one share of Common Stock (the “Warrants”);

WHEREAS, pursuant to the Business Combination Agreement, on the date hereof, the holders Legacy Rare Earth’s Class A Convertible Preferred Units received shares of 12% Series A Cumulative Convertible Preferred Common Stock, par value $0.0001 per share, of the Company (the “Series A Preferred Stock”) in exchange for such units;

WHEREAS, pursuant to the Business Combination Agreement, on the date hereof, the holders of Legacy Rare Earth’s Class A Preferred Investor Warrants received warrants to purchase Common Stock (the “Series A Investor Warrants”) in exchange for such Class A Preferred Investor Warrants;

WHEREAS, pursuant to the transactions contemplated by the Business Combination Agreement and subject to the terms and conditions set forth therein, the USARE Holders and the other pre-Business Combination security holders of Legacy Rare Earth received an aggregate of [•] shares of Common Stock;

WHEREAS, on the date hereof, the Company issued an additional [•] shares of Series A Preferred Stock and additional Series A Investor Warrants to purchase an aggregate of [•] shares of Common Stock (subject to adjustment) to certain investors pursuant to that certain Securities Purchase Agreement, dated as of [•] 2024, by and among the Company and such investors or other securities purchase agreements regarding the Series A Preferred Stock and Series A Investor Warrants;

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) (the “Original Holders”) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) (the “Original Registrable Securities”) at the time in question, and the Sponsor Holders party hereto are Original Holders of at least a majority in interest of the Original Registrable Securities as of the date hereof; and

Annex I-1

WHEREAS, in connection with the consummation of the transactions described above, the Company and the Original Holders desire to amend and restate the Original RRA in its entirety as set forth herein, and the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The terms defined in this ARTICLE 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.11.

“Additional Holder Common Stock” shall have the meaning given in Section 5.11.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company or the Board, in each case, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Board” shall mean the board of directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cantor” shall have the meaning given in the Preamble hereto.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 5.8.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Earnout Shares” shall have the meaning given in the Business Combination Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Floor Price” shall mean $1.00.

Annex I-2

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble.

“Joinder” shall have the meaning given in Section 5.10.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, order or consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legacy Rare Earth” shall have the meaning given in the Recitals hereto.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Lock-Up Agreements” means the Company’s bylaws as may be in effect from time to time and the Sponsor Holder Lock-Up Agreement, collectively.

“Lock-Up Period” shall mean (a) with respect to the Sponsor Holder and their respective Permitted Transferees, the lock-up period specified with respect to a party in the Sponsor Holder Lock-Up Agreement and (b) with respect to the USARE Holders and their respective Permitted Transferees, the lock-up period specified with respect to a Person in the Company’s bylaws as may be in effect from time to time.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original Registrable Securities” shall have the meaning given in the Recitals hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” means persons to whom a holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-Up Period pursuant to the applicable Lock-Up Agreement.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

Annex I-3

“Registrable Security” shall mean: (i) any outstanding shares of Common Stock held by a Holder following the Closing that are issued in connection with the transactions contemplated by the Business Combination Agreement, including, for the avoidance of doubt, any shares of Common Stock issued in connection with the Domestication (other than the Earnout Shares); (ii) any shares of Common Stock that may be acquired by Holders upon the exercise, conversion or redemption of any other security of the Company or other right to acquire Common Stock held by a Holder following the Closing that are issued in connection with the transactions contemplated by the Business Combination Agreement, including, for the avoidance of doubt, the shares of Common Stock issuable upon exercise of Warrants, the Earnout Shares (provided that, prior to the release of such Earnout Shares to the Eligible Stockholders (as defined in the Business Combination Agreement) in accordance with the terms of the Business Combination Agreement, the Earnout Shares shall only be deemed to be “Registrable Securities” for purposes of Sections 2.1.1, 2.1.2 and 2.1.3) and only where the person receiving such Earnout Shares has executed and become a party to this Agreement, the shares of Common Stock issuable upon conversion of any outstanding shares of Series A Preferred Stock and the shares of Common Stock issuable upon exercise of Series A Investor Warrants; [(iii) any outstanding Warrants held by a Holder any outstanding shares of Common Stock]; (iv) any outstanding shares of Common Stock or warrants to purchase shares of Common Stock (including any shares of Common Stock issued or issuable upon the exercise of any such warrant) of the Company held by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; and (v) any other equity security of the Company issued or issuable with respect to any securities referenced in clause (i), (ii), (iii) or (iv) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of the following events: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder to a Person that is not an “affiliate” (as defined in Rule 144) of the Company and new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (ii) such securities shall have been otherwise transferred (or moved to a brokerage account), new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 (but with no volume or other restrictions or limitations including as to manner or timing of sale or current public information requirements); (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; (vi) after such time as the Holder of such securities holds less than 10% of the Registrable Securities issued to such Holder in connection with Closing, unless the Company consents otherwise and (vii) the expiration of five years after the closing of the Business Combination, which such five-year period may be extended the Company in its sole discretion.

“Registration” shall mean a registration, including related Shelf Takedowns, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any national securities exchange on which the Common Stock are then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

Annex I-4

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering or Other Coordinated Offering.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including any Shelf, and in each case, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Series A Investor Warrants” shall have the meaning given in the Recitals hereto.

“Series A Preferred Stock” shall have the meaning given in the Recitals hereto.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf, or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Holders” shall have the meaning given in the Preamble hereto.

“Sponsor Holder Lock-Up Agreement” means the lock-up agreement, dated [ ], entered into by the Company and the Sponsor.

“Sponsor Majority Holders” shall mean the Sponsor Holders holding in the aggregate a majority of the Registrable Securities then held by the Sponsor Holders on an as-converted to Common Stock basis.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“Total Limit” shall have the meaning given in Section 2.1.6.

“Transactions” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Lock-Up Period” shall have the meaning given in Section 2.3.

Annex I-5

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.1.4.

“USARE Holders” shall have the meaning given in the Preamble hereto.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

“Yearly Limit” shall have the meaning given in Section 2.1.4.

ARTICLE 2

REGISTRATIONS

2.1  Shelf Registration.

2.1.1 Filing. The Company shall, subject to Section 3.4, submit or file as promptly as practicable following the Closing Date a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such submission or filing and assuming that (i) all shares of Series A Preferred Stock are converted into shares of Common Stock at a conversion price equal to the Floor Price and (ii) all Series A Investor Warrants are exercised in full at an exercise price equal to the Floor Price) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as reasonably practicable after the filing thereof, but no later than the earlier of (a) the 90th calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Subject to Sections 2.1.3 and 3.4, the Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form S-3.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities under such Shelf (determined as of two (2) business days prior to such filing and assuming that (i) all shares of Series A Preferred Stock are converted into shares of Common Stock at a conversion price equal to the Floor Price and (ii) all Series A Investor Warrants are exercised in full at an exercise price equal to the Floor Price), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and

Annex I-6

in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3 New Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company shall, upon the written request of such Holder, promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then-available Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of (i) the Sponsor Holders, collectively and (ii) the USARE Holders, collectively.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, any Holder (a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $25 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed). Subject to Section 2.4.6, each of (i) the Sponsor Holders, collectively and (ii) the USARE Holders, collectively, may demand Underwritten Shelf Takedowns pursuant to this Section 2.1.4 (x) not more than two (2) times in any 12-month period (the “Yearly Limit”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then-effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by the Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata, as nearly as possible, based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown that can be sold without exceeding the Maximum Number of Securities). To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 10 Registrable Securities.

2.1.6 Underwritten Shelf Takedown Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority in interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal

Annex I-7

Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any other Demanding Holder(s) may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Demanding Holder(s). If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4 and shall count toward the Yearly Limit and the Total Limit, unless either (i) the Demanding Holder(s) making the withdrawal has not previously withdrawn any Underwritten Shelf Takedown or (ii) the Demanding Holder(s) making the withdrawal reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if any other Demanding Holder(s) elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such Demanding Holder(s) for purposes of Section 2.1.4 and shall count toward the Yearly Limit and the Total Limit. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Requesting Holders. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2  Piggyback Registration.

2.2.1    Piggyback Rights. If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, or Company equity securities for its own account or for the account of stockholders of the Company (or by the Company and by the securityholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing securityholders, (iii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iv) for an offering of debt that is convertible into equity securities of the Company, (v) for a dividend reinvestment plan, or (vi) a Block Trade or an Other Coordinated Offering (which shall be subject to Section 2.4), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than seven days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within two (2) business days after transmission of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2    Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount

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or number of shares of Common Stock or other equity securities that the Company or the Demanding Holders desire to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which Registration has been requested pursuant to this Section 2.2, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)  If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that such Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b)  If the Registration or registered offering is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of such Persons other than the Holder of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c)  If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3    Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring”

Annex I-9

prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4    Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as an Underwritten Shelf Takedown under Section 2.1.4 and shall not count toward the Yearly Limit or the Total Limit.

2.3  Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriter, each Holder that is an executive officer or director of the Company or a Holder in excess of 5.0% of the then-outstanding Common Stock or securities convertible thereinto (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering (the “Underwritten Lock-Up Period”), except (i) to Permitted Transferees, (ii) as expressly permitted in writing by the Company or (iii) in the event the Underwriters managing the offering otherwise consent in writing. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all other Holders). The Company will not be obligated to undertake an Underwritten Shelf Takedown during any Underwritten Lock-Up Period binding on the Holders, nor will the Company be obligated to include in any Piggyback Registration any Registrable Securities that are then subject to a “lock-up” agreement.

2.4  Block Trades; Other Coordinated Offerings.

2.4.1    Notwithstanding any other provision of this ARTICLE 2 but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with an anticipated aggregate offering price of, either (x) at least $25 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) Business Days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2    Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Demanding Holder shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3    Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

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2.4.4    The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5    Subject to Section 2.4.6, each of (i) the Sponsor Holders, as a group, and (ii) the USARE Holders, as a group, may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4.

2.4.6    Notwithstanding anything to the contrary in this Agreement, with respect to (i) the Sponsor Holders, as a group, or (ii) the USARE Holders, as a group, in no event may the number of Block Trades or Other Coordinated Offerings demanded pursuant to this Section 2.4 plus the number of Underwritten Shelf Takedowns demanded pursuant to Section 2.1.4 exceed a total of three (3) demands for such group in any twelve (12) month period.

2.5  Legends. In connection with any sale or other disposition of the Registrable Securities by a Holder pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) and upon compliance by the Holder with the requirements of this Section 2.5, if requested by the Holder, the Company shall use its commercially reasonable efforts to cause the transfer agent for the Registrable Securities (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Registrable Securities (if the requirements of Rule 144 have been met) and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends promptly after any such request therefor from the Holder; provided that the Company and the Transfer Agent have timely received from the Holder customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith. Subject to receipt from the Holder by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, the Holder may request that the Company remove any legend from the book entry position evidencing its Registrable Securities and the Company will, if required by the Transfer Agent, use its commercially reasonable efforts cause an opinion of the Company’s counsel be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Registrable Securities (i) are subject to or have been or are about to be sold pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission). If restrictive legends are no longer required for such Registrable Securities pursuant to the foregoing, the Company shall, in accordance with the provisions of this section promptly after any request therefor from the Holder accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry shares. The Company shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such issuance.

2.6  FINRA Compliance. Notwithstanding anything herein to the contrary, Cantor may not (i) exercise demand registration rights after five (5) years from the commencement of sales in the Company’s initial public offering, (ii) exercise demand rights on more than one occasion or (iii) exercise its “piggyback” registration rights after seven (7) years from the effective date of the Company’s initial public offering.

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ARTICLE 3

COMPANY PROCEDURES

3.1  General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1    prepare and file with the Commission, as soon as reasonably practicable, a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3    prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4    prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5    use commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

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3.1.7    advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8    prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus as may be (a) necessary in order to comply with the Securities Act, the Exchange Act and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4, furnish a copy thereof to each seller of such Registrable Securities and by means of one counsel on behalf of all such sellers (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9    notify the selling Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10  in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent that is registered pursuant to a Registration Statement, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders collectively, Underwriters or other financial institutions to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representative, Underwriters or financial institutions agree to confidentiality arrangements, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11  use commercially reasonable efforts to obtain a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or a sale by a broker, placement agent or sales agent pursuant to a Registration Statement (subject to such Underwriter or other financial institution facilitating such offering providing such certification or representation as reasonably requested by the Company’s independent registered public accountings and the Company’s counsel), to the extent customary, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request;

3.1.12  use commercially reasonable efforts to obtain, in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, to the extent customary, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, provided, in each case, that such participating Holders provide such information to such counsel as is customarily required for, or is reasonably requested by such counsel for purposes of, such opinion or negative assurance letter;

3.1.13  in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, purchase agreement, sales agreement or placement agreement in usual and customary form, with the managing Underwriter or broker, sales agent or placement agent of such offering or sale;

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3.1.14  make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15  with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested (in light of the circumstances of the Company at the time) by the Underwriter in such Underwritten Offering; and

3.1.16  otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders participating in such Registration, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2  Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3  Requirements for Participation in Underwritten Offerings. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to ARTICLE 2 and in connection with the Company’s obligation to comply with federal and applicable state securities Laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any arrangements approved by the Company and (ii) timely completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4  Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1    Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2    If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (iii) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company, and the majority of the Board concludes as a result that it is essential to defer such filing,

Annex I-14

initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3    Subject to Section 3.4.4, if (i) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration, or (ii) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, then, in each case, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4.

3.4.4    The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than 90 consecutive calendar days or more 120 total calendar days in each case, during any 12-month period.

3.5  Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether is has complied with such requirements.

ARTICLE 4

INDEMNIFICATION AND CONTRIBUTION

4.1  Indemnification.

4.1.1    The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto filed pursuant to this Agreement or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2    In connection with any Registration Statement filed pursuant to this Agreement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or

Annex I-15

incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3    Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5    If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection

Annex I-16

with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

4.2  Waiver of Medallion Guaranty. The Company agrees to use commercially reasonable efforts to enter into that certain indemnification agreement, substantially in the form attached as Exhibit B to this Agreement, in favor of Continental Stock Transfer & Trust Company (or any successor transfer agent or warrant agent of the Company) in connection with the waiver of any requirement to provide a medallion guarantee in connection with any Transfer of any equity securities of the Company by any Sponsor Holder or Cantor or any of their respective Permitted Transferees; provided that, in each case, as a prerequisite to the Company’s entry into such indemnification agreement, such Sponsor Holder or Cantor or their respective Permitted Transferee enters into an indemnification agreement, substantially in the form attached as Exhibit C to this Agreement, in favor of the Company.

ARTICLE 5

MISCELLANEOUS

5.1  Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email or other electronic means (including email), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice). Any notice or communication under this Agreement must be addressed, if to the Company, to: USA Rare Earth, Inc., Attention: [•], Email: [•], with a copy (which shall not constitute notice) to King & Spalding, 1100 Louisiana, Suite 4100, Houston, Texas 77002-5213, Attention: Trevor G. Pinkerton, Tim FitzSimons, Email: TPinkerton@kslaw.com, TFitzsimons@kslaw.com; and if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2  Assignment; No Third Party Beneficiaries.

5.2.1    This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2    This Agreement and the rights, duties and obligations of the Holders hereunder may not be assigned or delegated by the Holders in whole or in part; provided, however, that, subject to Section 5.2.5, a Holder may assign the rights and obligations of such Holder hereunder relating to particular Registrable Securities in connection with the transfer of such Registrable Securities to a Permitted Transferee of such Holder (it being understood that no such Transfer shall reduce any rights of the Holder with respect to Registrable Securities still held by such Holder). A Permitted Transferee receiving Registrable Securities from a Sponsor Holder shall become a Sponsor Holder, a Permitted Transferee receiving Registrable Securities from an USARE Holder shall become a USARE Holder and a Permitted Transferee receiving Registrable Securities from an Other Holder shall become an Other Holder.

5.2.3    This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4    This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

Annex I-17

5.2.5    No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless such assignment is permitted under Section 5.2.2 unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3  Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.4  Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

5.5  Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 5.5.

5.6  Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

5.7  Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects the Sponsor Holders shall also require the written consent of the Sponsor Majority Holders so long as the Sponsor Holders hold, in the aggregate, at least two percent (2%) of the outstanding shares of Common Stock (on an as converted to Common Stock basis); and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Annex I-18

5.8    Other Registration Rights. Other than as provided in the Warrant Agreement, dated as of May 24, 2023, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no Person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions, and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9    Term. This Agreement shall terminate upon the earlier of (i) the fifth anniversary of the date of this Agreement and (ii) with respect to any Holder, the date that such Holder no longer holds any Registrable Securities. The provisions of ARTICLE 4 shall survive any termination.

5.10  Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.11  Additional Holders; Joinder. In addition to Persons who may become Holders pursuant to Section 5.2, subject to the prior written consent of at least a majority in interest of the aggregate Registrable Securities at the time in question, the Company may make any Person who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such Person, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein, and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.12  Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

5.13  Entire Agreement; Restatement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties with respect to the subject matter contained herein. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[Signature Page Follows]

Annex I-19

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:
USA Rare Earth, Inc., a Delaware corporation
By:
Name:
Title:

Annex I-20

USARE HOLDERS:

[•]

[•]

[•]

Annex I-21

SPONSOR:
INFLECTION POINT HOLDINGS II LLC,
a Delaware limited liability company
By:
Name:
Title:
OTHER SPONSOR HOLDERS:
[•]
By:
Name:
Title:
[•]
By:
Name:
Title:

Annex I-22

CANTOR FITZGERALD & CO.
By:
Name:
Title:

Annex I-23

Exhibit A

AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [____], 2024 (as the same may hereafter be amended, the “Registration Rights Agreement”), among USA Rare Earth, Inc., a Delaware corporation (the “Company”), and the other Persons named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement as [a Sponsor Holder/a USARE Holder/an Other Holder], and the undersigned’s [shares of Common Stock] shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) [shares of Common Stock] shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [__________].

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:
Address:

Agreed and Accepted as of
____________, 20__

[•]
By:
Name:
Its:

Annex I-24

Exhibit B

USA Rare Earth, Inc.

[•]

[•]

[ ], 2024

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Re: Indemnification in-lieu-of Medallion Signature Guarantee

To whom it may concern:

This letter is in regards to the transfer by [Inflection Point Holdings II LLC/Name of Sponsor Holder] to [  ], of [  ] [shares of Common Stock/warrants] of USA Rare Earth, Inc. (the “Company”). Please be advised that the Company authorizes Continental Stock Transfer & Trust Company to process the subject transfer, which includes securities that have been duly endorsed by the registered holder but do not bear a customary medallion signature guarantee. The Company agrees to indemnify Continental Stock Transfer & Trust Company against all losses, liability or costs that may ensue as a result of its processing the above referenced transaction.

I, [•], a duly authorized officer of the Company, have the authority to execute this indemnification on behalf of the Company.

Very truly yours,
USA Rare Earth, Inc.
By:
Name:
Title:

Annex I-25

Exhibit C

[Inflection Point Holdings II LLC/Name of Sponsor Holder]

[•]

[•]

[ ], 2024

USA Rare Earth, Inc.

[•]

[•]

Re: Indemnification in-lieu-of Medallion Signature Guarantee

To whom it may concern:

This letter is in regards to the transfer by [Inflection Point Holdings II LLC/Name of Sponsor Holder] (the “Transferor”) to [  ], of [  ] [shares of Common Stock/warrants] of USA Rare Earth, Inc. (the “Company”). Please be advised that the Transferor authorizes the Company and Continental Stock Transfer & Trust Company to process the subject transfer, which includes securities that have been duly endorsed by the Transferor but do not bear a customary medallion signature guarantee. The Transferor agrees to indemnify the Company against all losses, liability or costs that may ensue as a result of its processing the above referenced transaction.

I, [•], a duly authorized officer of the Company, have the authority to execute this indemnification on behalf of the Company.

Very truly yours,
[Inflection Point Holdings II LLC/Name of Sponsor Holder]
By:
Name:
Title:

Annex I-26

Annex J

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of [•], is made and entered into by and among USA Rare Earth, Inc., a Delaware corporation (the “Company”) (formerly known as Inflection Point Acquisition Corp. II, a Cayman Islands exempted company limited by shares, prior to its domestication as a Delaware corporation), and Inflection Point Holdings II LLC, a Delaware limited liability company (the “Sponsor”), and, together with any Person who hereafter becomes a party to this Agreement pursuant to Section 2 or Section 7 of this Agreement, the “Securityholders” and each, a “Securityholder”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined herein).

WHEREAS, the Company is party to that certain Business Combination Agreement, dated as of [•], 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, IPXX Merger Sub, LLC (“Merger Sub”) and USA Rare Earth, LLC, a Delaware limited liability company (“Legacy USARE”), pursuant to which the Company, Merger Sub and Legacy USARE consummated a business combination (the “Business Combination”);

WHEREAS, immediately prior to the Business Combination, the Company transferred by way of continuation to and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and the Companies Act (As Revised) of the Cayman Islands (the “Domestication”);

WHEREAS, prior to the Domestication, the Sponsor owned (i) 6,250,000 Purchaser Class B Ordinary Shares and (ii) 6,000,000 Cayman Purchaser Warrants;

WHEREAS, (i) immediately prior to the Domestication, each then issued and outstanding Purchaser Class B Ordinary Share converted automatically, on a one-for-one basis, into a Purchaser Class A Ordinary Share and (ii) in connection with the Domestication, (a) each then issued and outstanding Purchaser Class A Ordinary Share converted automatically, on a one-for-one basis, into a share of Domesticated Purchaser Class A Common Stock and (b) each then issued and outstanding Cayman Purchaser Warrant converted automatically into a Domesticated Purchaser Warrant, following which the Sponsor owned (i) 6,250,000 shares of Domesticated Purchaser Common Stock (the “Lock-Up Shares”) and (ii) 6,000,000 Domesticated Purchaser Warrants (the “Lock-Up Warrants”);

WHEREAS, in connection with the Business Combination, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, hereby agree as follows:

1. Transfer Restrictions.

(i)       Subject to the exceptions set forth herein, each Securityholder agrees not to, without the prior written consent of the board of directors of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any Lock-Up Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Lock-Up Shares or (iii) take any action in furtherance of any of the matters described in the foregoing clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) prior to the date that is six (6) months after the consummation of the Merger (the “Initial Common Stock Lock-Up Period”).

(ii)      Subject to the exceptions set forth herein, each Securityholder further agrees not to, without the prior written consent of the board of directors of the Company, Transfer more than 50% of the Lock-Up Shares prior to the date that is one (1) year after the consummation of the Merger (the “Second Common Stock Lock-Up Period”).

Annex J-1

(iii)     Each Securityholder further agrees not to Transfer any Lock-Up Warrants (or any shares of Common Stock issued or issuable upon the exercise of such Lock-Up Warrants), prior to the date that is 30 days after the date hereof (the “Warrant Lock-Up Period” and, each of the Initial Common Stock Lock-Up Period, the Second Common Stock Lock-Up Period and the Warrant Lock-Up Period, a “Lock-Up Period”).

2. Permitted Transfers. The restrictions set forth in Section 1 shall not apply to:

(i)       Transfers of any securities other than the (a) Lock-Up Shares, (b) the Lock-Up Warrants, (c) any shares of Common Stock issued or issuable upon the exercise of such Lock-Up Warrants, (d) any securities that may be acquired by Securityholders upon the exercise, conversion or redemption of any of the securities described in clauses (a), (b) or (c), and (e) any other equity security of the Company issued or issuable with respect to any securities referenced in clause (a), (b), (c) or (d) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

(ii)      Transfers to the Company’s officers or directors, any Affiliate or family member of any of the Company’s officers or directors, any members or partners of the Sponsor or their Affiliates, any Affiliates of the Sponsor, or any employees of such Affiliates;

(iii)     In the case of an individual, Transfers to any Affiliates or family members of the Securityholder;

(iv)     Transfers to any investment funds or vehicles controlled or managed by the Securityholder or any of its Affiliates;

(v)      Transfers by gift to a trust, the beneficiary of which is a Person to whom a Transfer would be permitted under Section 2(iii), or to a charitable organization;

(vi)     in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of such individual;

(vii)    in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(viii)   Transfers to a nominee or custodian of a Person to whom a Transfer would be permitted under Section 2(iii);

(ix)     by private sales or transfers made in connection with any forward purchase agreement or similar arrangement at prices no greater than the price at which the Lock-Up Shares or Lock-Up Warrants (as applicable) were originally purchased;

(x)      Transfers in connection with any legal, regulatory or other order;

(xi)     in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(xii)    in the case of an entity, Transfers as part of a distribution to members, partners, shareholders or equityholders of the Securityholder;

(xiii)   in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(xiv)   the exercise of stock options or warrants to purchase shares of Common Stock or the vesting of stock awards relating to shares of Common Stock and any related Transfer of shares of Common Stock in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Common Stock, it being understood that all shares of Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period;

Annex J-2

(xv)    Transfers to the Company pursuant to any contractual arrangement in effect upon the consummation of the Merger that provides for the repurchase by the Company or forfeiture of Common Stock or other securities convertible into, or exercisable, redeemable or exchangeable for, Common Stock in connection with the termination of the Securityholder’s service to the Company;

(xvi)   the entry, by the Securityholder, at any time after the consummation of the Merger, of any trading plan providing for the sale of shares of Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during any applicable Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during any applicable Lock-Up Period;

(xvii)  Transfers in the event of the completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; and

(xviii) Transfers to satisfy any U.S. federal, state, or local income tax obligations of a Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Domestication or the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and such Transaction does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that (A) in the case of clauses (ii) through (xii), as a prerequisite to such Transfer, such permitted transferee(s) must enter into joinder to this Agreement, substantially in the form of Exhibit A hereto, in order to become a “Securityholder” for purposes of this Agreement. For purposes of this Section 2, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the Securityholder, and lineal descendant (including by adoption) of the Securityholder or of any of the foregoing persons.

3. Termination. This Agreement shall terminate upon the earlier of (i) the expiration of the Second Common Stock Lock-Up Period, (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the date hereof that results in all of the public stockholders of the Company having the right to exchange their shares of Common Stock for cash securities or other property and (iii) the liquidation of the Company.

4. Prohibited Transfers. In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

5. Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Company and the Securityholders holding a majority of the aggregate number of shares of Common Stock then held by all Securityholders as to which this Agreement has not been terminated, executed in the same manner as this Agreement and which makes reference to this Agreement.

6. Entire Agreement. This Agreement and the documents or instruments referred to herein embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties hereto with respect to the subject matter contained herein.

7. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the parties hereto, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder.

Annex J-3

8. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

9. Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 9.

10. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11. Counterparts. This Agreement (and any joinder to this Agreement) may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

13. Liability. The liability of any Securityholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Securityholder be liable for any other Securityholder’s breach of such other Securityholder’s obligations under this Agreement.

[Remainder of page intentionally left blank]

Annex J-4

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

USA RARE EARTH, INC.
By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex J-5

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SECURITYHOLDER:
INFLECTION POINT HOLDINGS II LLC
By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex J-6

EXHIBIT A

JOINDER TO LOCKUP AGREEMENT

[•], 20__

Reference is made to the Lockup Agreement, dated as of [•], by and among USA Rare Earth, Inc. (the “Company”) and the Securityholders (as defined therein) from time to time party thereto (as amended, supplemented or otherwise modified from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.

Each of the Company and the undersigned holder of equity interests in the Company (the “New Securityholder”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

The New Securityholder hereby agrees to and does become party to the Lockup Agreement as a Securityholder. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below, the New Securityholder is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank.]

Annex J-7

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

USA RARE EARTH, INC.
By:
Name:
Title:
new securityholder:
[•]
By:
Name:
Title:

[Signature Page to Joinder to Lock-Up Agreement]

Annex J-8

Annex K

SEVENTH AMENDED AND RESTATED OPERATING AGREEMENT OF
USA RARE EARTH, LLC

This SEVENTH AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of USA RARE EARTH, LLC, a Delaware limited liability company (the “Company”), effective as of [•], 2025 (the “Effective Date”), is entered into by and between the Company and INFLECTION POINT ACQUISITION CORP. II, a Delaware corporation, as the sole member of the Company (the “Member”).

RECITALS

WHEREAS, the Company was formed pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware effective as of May 6, 2019, pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”);

WHEREAS, the initial members of the Company entered into the Company Agreement of USA Rare Earth LLC, dated as of August 27, 2019 (the “Original Agreement”);

WHEREAS, from time to time, the members of the Company amended and restated the Original Agreement;

WHEREAS, on February 11, 2024, the members of the Company and the Company entered into the Sixth Amended and Restated Operating Agreement of the Company (the “6th OA”);

WHEREAS, the Company, the Member and IPXX Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”) and a wholly-owned subsidiary of the Member, entered into a Business Combination Agreement dated as of August 21, 2024 (as amended by Amendment No. 1 to the Business Combination Agreement, dated November 12, 2024, and Amendment No. 2 to the Business Combination Agreement, dated January 30, 2025, and as it may be amended, restated, supplemented or otherwise modified from time to time, the “BCA”);

WHEREAS, pursuant to the terms and subject to the conditions set forth in the BCA, on [•], 2025, Merger Sub merged with and into the Company, with the Company surviving such merger as a wholly-owned subsidiary of the Member; and

WHEREAS, the Member now desires to amend and restate the 6th OA in its entirety by virtue of this Agreement, which shall supersede the 6th OA in all respects, effective as of the Effective Date.

NOW, THEREFORE, the Member agrees as follows:

1.           Name. The name of the Company shall remain “USA Rare Earth, LLC.”

2.           Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

3.           Principal Office; Registered Agent.

(a)          Principal Office. The location of the principal office of the Company shall be [•], or such other location as the Member may from time to time designate.

(b)          Registered Agent. The registered agent of the Company for service of process in the State of Delaware and the registered office of the Company in the State of Delaware shall be designated by the Member and may be changed from time to time. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law.

4.           Members; Withdrawal; Membership Interests and Certificates.

(a)          Member. The Member owns 100% of the membership interests in the Company. The name and the business address of the Member are as follows:

Name	Address
USA Rare Earth, Inc.	[•]

Annex K-1

(b)          Additional Members. One or more additional members may be admitted to the Company with the consent of the Member. Prior to the admission of any such additional members to the Company, the Member shall amend this Agreement to make such changes as the Member shall determine appropriate to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a joinder or counterpart to this Agreement, as necessary.

(c)          Withdrawal of the Member. The Member may withdraw from the Company in accordance with the Act.

(d)          Membership Interests; Certificates. The Company shall not issue certificates to evidence ownership of the membership interests of the Company (the “Membership Interests”). The Member owns the number of Membership Interests as set forth on Exhibit A. The Member or any authorized Officer (as defined below) of the Company shall have the power to amend Exhibit A to reflect any additional issuances of Membership Interests on the date of such issuance. The Member may sell, assign, transfer, exchange, mortgage, pledge, grant, hypothecate or otherwise transfer, in whole or in part, its Membership Interest.

5.           Management.

(a)          Authority; Powers and Duties of the Member. Except as otherwise stated in this Agreement or provided by the Delaware Limited Liability Company Act, the business, property and affairs of the Company shall be managed by the manager, or such other Member as may be designated or become the manager pursuant to the terms of this Agreement (“Manager”). The Member shall be the initial sole Manager. The Member may increase or decrease the number of Managers and may appoint Managers. The actions of the Manager taken in accordance with the provisions of this Agreement shall bind the Company. No other Member of the Company shall have any authority or right to act on behalf of or bind the Company, unless otherwise provided herein or unless specifically authorized by the Manager pursuant to a duly adopted resolution expressly authorizing such action.

(b)          Election of Officers; Delegation of Authority. The Member may, from time to time, designate one or more authorized persons or other officers with such titles as may be designated by the Member to act in the name of the Company with such authority as may be delegated to such authorized persons or officers by the Member (each such person, an “Officer”). Any two or more offices may be held by the same person. Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Member. Any Officer may resign at any time by giving written notice of such resignation to the Member. Unless otherwise specified in such written notice, such resignation shall take effect upon receipt thereof by the Member and the acceptance of such resignation shall not be necessary to make it effective. Any action taken by an Officer designated by the Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such Officer and the authority delegated to him or her.

6.           Liability of Member; Indemnification.

(a)          Liability of Member. Except as otherwise required in the Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and neither the Member nor any Officer shall be obligated personally for any such debt, obligation, or liability of the Company solely by reason of being the Member, an Officer or otherwise participating in the management of the Company.

(b)          Indemnification. To the fullest extent permitted under the Act, the Member (irrespective of the capacity in which it acts, including as Manager) shall be entitled to indemnification and advancement of expenses from the Company for and against any loss, damage, claim, or expense (including attorneys’ fees) whatsoever incurred by the Member relating to or arising out of any act or omission or alleged acts or omissions (whether or not constituting negligence or gross negligence) performed or omitted by the Member on behalf of the Company. The Company may, at the discretion of the Member, indemnify and hold harmless the Officers and their respective partners, shareholders, officers, directors, managers, employees, agents and representatives, to the fullest extent permitted by applicable law, to the extent relating to or arising out of any

Annex K-2

act or omission performed or omitted by such person on behalf of the Company. Any indemnity under this Section 6(b) shall be provided out of and to the extent of Company assets only, and neither the Member nor any other person shall have any personal liability on account thereof.

7.           Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 11.

8.           Capital Contributions. The Member is not required to make any capital contributions to the Company but may from time to time contribute to the Company such cash, property, or services as determined by the Member in it is sole discretion.

9.           Tax Status; Income and Deductions. It is the intention of the Company and the Member that the Company be treated as a corporation for federal and all relevant state tax purposes, and neither the Company nor the Member shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company’s tax status as a corporation.

10.         Distributions. Distributions shall be made to the Member at the times and in the amounts as determined by the Member, in its sole discretion.

11.         Dissolution; Liquidation.

(a)          The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member; or (ii) any other event or circumstance giving rise to the dissolution of the Company under Section 18-801 of the Act, unless the Company’s existence is continued pursuant to the Act.

(b)          Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

(c)          In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); (ii) second, to the establishment of and additions to reserves that are determined by the Member to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and (iii) thereafter, to the Member.

(d)          Upon the completion of the winding up of the Company, the Member shall file a certificate of cancellation in accordance with the Act.

12.         Miscellaneous.

(a)          Amendments. Amendments to this Agreement may be made only with the consent of the Member.

(b)          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(c)          Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal, or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality, and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

[Signature page follows]

Annex K-3

IN WITNESS WHEREOF, the undersigned has executed this Agreement to be effective as of the date first above written.

MEMBER:
USA RARE EARTH, INC.,
a Delaware corporation
By:
Name: [•]
Title: [•]
COMPANY:
USA RARE EARTH, LLC,
a Delaware limited liability company
By: USA RARE EARTH, INC.
its sole member
By:
Name: [•]
Title: [•]

Signature Page to the Seventh Amended and Restated Operating Agreement of USA Rare Earth, LLC

Annex K-4

Exhibit A

Membership Interests

Name and Address:	Membership Interests:	Percentage of Membership Interests
USA RARE EARTH, INC.	100	100%
Total	100	100%

Exhibit A to the Seventh Amended and Restated Operating Agreement of USA Rare Earth, LLC

Annex K-5

Annex L

USA RARE EARTH, INC.

2024 OMNIBUS INCENTIVE PLAN

1.           ESTABLISHMENT OF THE PLAN

USA Rare Earth, Inc., a Delaware corporation (the “Company”), hereby establishes this incentive compensation plan to be known as the “USA Rare Earth, Inc. 2024 Omnibus Incentive Plan,” as amended from time to time (the “Plan”). Exhibit A, which is incorporated by reference, defines certain terms used in the Plan and includes certain operational rules related to those terms.

2.           PURPOSE

The purpose of the Plan is to provide a means through which the Company and its affiliates may attract and retain key personnel and to provide a means whereby certain directors, officers, employees, consultants and advisors (and certain prospective directors, officers, employees, consultants, and advisors) of the Company and its affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may be measured by reference to the value of the shares of Stock, thereby strengthening their commitment to the welfare of the Company and its affiliates and aligning their interests with those of the Company’s stockholders. The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock and Stock-based Awards. The Plan was adopted by the Board of Directors of the Company on [•], 2024. The Plan shall become and is effective as of the Effective Date.

3.           ADMINISTRATION

The Plan will be administered by the Administrator. The Administrator has discretionary authority, subject only to the express provisions of the Plan, to administer and interpret the Plan and any Awards; to determine eligibility for and grant Awards; to determine the exercise price, base value from which appreciation is measured, or purchase price, if any, applicable to any Award, to determine, modify, accelerate or waive the terms and conditions of any Award; to determine the form of settlement of Awards (whether in cash, shares of Stock, other Awards or other property); to prescribe forms, rules and procedures relating to the Plan and Awards; and to otherwise do all things necessary or desirable to carry out the purposes of the Plan or any Award. Determinations of the Administrator made with respect to the Plan or any Award are conclusive and bind all persons.

4.           LIMITS ON AWARDS UNDER THE PLAN

(a)         Number of Shares. Subject to adjustment as provided in Section 7(b), the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan as of the Effective Date is [•] shares (the “Share Pool”). Up to [•] shares of Stock from the Share Pool may be delivered in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. For purposes of this Section 4(a), the number of shares of Stock delivered in satisfaction of Awards will be determined (1) by reducing the Share Pool by the number of shares of Stock withheld by the Company in payment of the exercise price or purchase price of an Award or in satisfaction of tax withholding requirements with respect to an Award, (2) by reducing the Share Pool by the full number of shares covered by a SAR any portion of which is settled in Stock (and not only the number of shares of Stock delivered in settlement of a SAR), and (3) by increasing the Share Pool by any shares of Stock underlying any portion of an Award that is settled in cash or that expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance of Stock (or retention, in the case of Restricted Stock or Unrestricted Stock). For the avoidance of doubt, the Share Pool will not be increased by any shares of Stock delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Stock Option exercises. The limits set forth in this Section 4(a) will be construed to comply with any applicable requirements of Section 422.

(b)         Substitute Awards. The Administrator may grant Substitute Awards under the Plan. To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), shares of Stock delivered in respect of Substitute Awards will be in addition to and will not reduce the Share Pool. Notwithstanding the foregoing or anything in Section 4(a) to

Annex L-1

the contrary, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the delivery (or retention, in the case of Restricted Stock or Unrestricted Stock) of Stock, the shares of Stock previously subject to such Award will not increase the Share Pool or otherwise be available for future issuance under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all, provided, however, that Substitute Awards will not be subject to the limit described in Section 4(d) below.

(c)         Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock, treasury Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(d)         Director Limits. The maximum aggregate value of all compensation granted or paid to any Director with respect to any calendar year, including Awards granted under the Plan and cash fees or other compensation paid by the Company to such Director outside of the Plan, in each case, for services as a Director during such calendar year, may not exceed $[•] in the aggregate, calculating the value of any Awards based on the grant date fair value in accordance with the Accounting Rules and assuming maximum payout levels.

5.           ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among Employees and Directors of, and consultants and advisors to, the Company and its subsidiaries. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations. Consultants and advisors to the Company and its subsidiaries shall be eligible for Awards, provided that they may be offered securities pursuant to the Form S-8 under the Securities Act.

6.           RULES APPLICABLE TO AWARDS

(a)         All Awards.

(1)         Award Provisions. The Administrator will determine the terms and conditions of all Awards, subject to the limitations provided herein. No term of an Award shall provide for automatic “reload” grants of additional Awards upon the exercise of an Option or SAR. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms and conditions of the Award and the Plan. Notwithstanding any provision of the Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2)         Term of Plan. The Plan shall remain in effect, subject to the right of the Board or the Compensation Committee to amend or terminate the Plan at any time, until the earlier of (A) the earliest date as of which all Awards granted under the Plan have been satisfied in full or terminated and no shares of Stock approved for issuance under the Plan remain available to be granted under new Awards or (B) the earlier of the date on which the Plan was approved by the Board and the date on which the Plan was approved by the stockholders of the Company. No Awards may be made after such termination date, but previously granted Awards may remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

(3)         Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), SARs and NSOs may be exercised only by the Participant. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs, subject to applicable securities and other laws and such terms and conditions as the Administrator may determine.

Annex L-2

(4)         Vesting; Exercisability. The Administrator will determine the time or times at which an Award vests or becomes exercisable and the terms and conditions on which a Stock Option or SAR remains exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting and/or exercisability of an Award (or any portion thereof), regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(A)Except as provided in (B) and (C) below, immediately upon the cessation of the Participant’s Employment each Stock Option and SAR (or portion thereof) that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate and each other Award that is then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not then vested will be forfeited.

(B)         Subject to (C) and (D) below, each Stock Option and SAR (or portion thereof) held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then vested and exercisable, will remain exercisable for the lesser of (i) a period of three (3) months following such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C)         Subject to (D) below, each Stock Option and SAR (or portion thereof) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to death or by the Company due to Disability, to the extent then vested and exercisable, will remain exercisable for the lesser of (i) the one (1)-year period ending on the first (1st) anniversary of such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D)        All Awards (whether or not vested or exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause (in each case, without regard to the lapsing of any required notice or cure periods in connection therewith).

(5)         Recovery of Compensation. The Administrator may provide in any case that any outstanding Award (whether or not vested or exercisable), the proceeds from the exercise or disposition of any Award or Stock acquired under any Award, and any other amounts received in respect of any Award or Stock acquired under any Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted is not in compliance with any provision of the Plan or any applicable Award, or any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment, or other restrictive covenant by which the Participant is bound. Each Award will be subject to any policy of the Company or any of its subsidiaries applicable to the Participant that relates to trading on non-public information and permitted transactions with respect to shares of Stock, including limitations on hedging and pledging. In addition, each Award will be subject to any policy of the Company or any of its affiliates that provides for forfeiture, disgorgement, or clawback with respect to incentive compensation that includes Awards under the Plan and will be further subject to forfeiture and disgorgement to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees (or will be deemed to have agreed) to the terms of this Section 6(a)(5) and any clawback, recoupment or similar policy of the Company or any of its subsidiaries and further agrees (or will be deemed to have further agreed) to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement described in this Section 6(a)(5). Neither the Administrator nor the Company nor any other person, other than the Participant and the Participant’s permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or the Participant’s permitted transferees, if any, that may arise in connection with this Section 6(a)(5).

(6)         Taxes. The grant of an Award and the issuance, delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon the full satisfaction by the Participant of all tax and other withholding requirements with respect to the Award. The Administrator will prescribe rules for the withholding of

Annex L-3

taxes and other amounts with respect to any Award as it deems necessary. Without limitation to the foregoing, the Company or any parent or subsidiary of the Company will have the authority and the right to deduct or withhold (by any means set forth herein or in an Award agreement), or require a Participant to remit to the Company or a parent or subsidiary of the Company, an amount sufficient to satisfy all U.S. and non-U.S. federal, state and local income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and any Award hereunder and legally applicable to the Participant and required by law to be withheld (including, any amount deemed by the Company, in its discretion, to be an appropriate charge to the Participant even if legally applicable to the Company or any parent or subsidiary of the Company). The Administrator, in its sole discretion, may hold back shares of Stock from an Award or permit a Participant to tender previously-owned shares of Stock in satisfaction of tax or other withholding requirements (but not in excess of the maximum withholding amount consistent with the Award being subject to equity accounting treatment under the Accounting Rules). Any amounts withheld pursuant to this Section 6(a)(6) will be treated as though such amounts had been made directly to the Participant. In addition, the Company may, to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to a Participant from the Company or any parent or subsidiary of the Company.

(7)         Dividends; Dividend Equivalents. The Administrator may provide for the payment of amounts (on terms and subject to such restrictions and conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award; provided, however, that (A) dividends or dividend equivalents relating to an Award that, at the dividend payment date, remains subject to a risk of forfeiture (whether service-based or performance-based) shall be subject to the same risk of forfeiture as applies to the underlying Award and (B) no dividends or dividend equivalents shall be payable with respect to Stock Options or SARs. Any entitlement to dividend equivalents or similar entitlements will be established and administered in a manner that is intended to be either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A.

(8)         Rights Limited. Nothing in the Plan or any Award will be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or any of its subsidiaries, or any rights as a stockholder except as to shares of Stock actually delivered under the Plan. The loss of existing or potential profit in any Award will not constitute an element of damages in the event of a termination of a Participant’s Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its subsidiaries to the Participant.

(9)         Coordination with Other Plans. Shares of Stock and/or Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or any of its subsidiaries. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or any of its subsidiaries may be settled in Stock (including, without limitation, Unrestricted Stock) under the Plan if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the Share Pool).

(10)       Section 409A.

(A)        Without limiting the generality of Section 11(b) hereof, each Award will contain such terms as the Administrator determines and will be construed and administered such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(B)         Notwithstanding anything to the contrary in the Plan or any Award agreement, the Administrator may unilaterally amend, modify or terminate the Plan or any outstanding Award, including but not limited to changing the form of the Award, if the Administrator determines that such amendment, modification or termination is necessary or desirable to avoid the imposition of an additional tax, interest or penalty under Section 409A.

(C)         If a Participant is determined on the date of the Participant’s “separation from service,” as defined in Section 409A(a)(2)(A)(i) of the Code, from the Company to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code with respect to the Company, then, with regard

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to any payment that is considered nonqualified deferred compensation under and subject to Section 409A and that is payable on account of the Participant’s “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the first (1st) business day following the expiration of the six (6)-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(a)(10)(C) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid, without interest, on the first (1st) business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award agreement.

(D)        For purposes of Section 409A, each payment in a series of payments made under the Plan or any Award will be treated as a separate payment.

(E)         With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar event, to the extent required to avoid the imposition of an additional tax, interest or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

(b)         Stock Options and SARs.

(1)         Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be deemed to have been exercised until the Administrator receives a notice of exercise in a form acceptable to the Administrator that is signed by the appropriate person and accompanied by any payment required under the Award. The Administrator may limit or restrict the exercisability of any Stock Option or SAR in its discretion, including in connection with any Covered Transaction. Any attempt to exercise a Stock Option or SAR by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

(2)         Exercise Price. The exercise price (or the base value from which appreciation is to be measured) per share of each Award requiring exercise must be no less than one hundred percent (100%) (in the case of an ISO granted to a ten percent (10%) stockholder within the meaning of Section 422(b)(6) of the Code, one hundred and ten percent (110%)) of the Fair Market Value of a share of Stock, determined as of the date of grant of the Award, or such higher amount as the Administrator may determine in connection with the grant.

(3)         Payment of Exercise Price. Where the exercise of an Award (or portion thereof) is to be accompanied by a payment, payment of the exercise price must be made by cash or check acceptable to the Administrator or, if so permitted by the Administrator and if legally permissible, (A) through the delivery of previously acquired unrestricted shares of Stock, or the withholding of unrestricted shares of Stock otherwise deliverable upon exercise, in either case that have a Fair Market Value equal to the exercise price; (B) through a broker-assisted cashless exercise program acceptable to the Administrator; (C) by other means acceptable to the Administrator; or (D) by any combination of the foregoing permissible forms of payment. The delivery of previously acquired shares in payment of the exercise price under clause (A) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4)         Maximum Term. The maximum term of Stock Options and SARs must not exceed ten (10) years from the date of grant (or five (5) years from the date of grant in the case of an ISO granted to a ten percent (10%) stockholder described in Section 6(b)(2) above).

(5)         No Repricing. Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares) or as otherwise contemplated by Section 7 below, the Company may not, without obtaining stockholder approval, (A) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs, (B) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs that have an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs, or (C) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

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(6)         $100,000 Per Year Limitation for ISOs. To the extent the aggregate Fair Market Value (determined as of the date of grant) of Stock for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess ISOs shall be treated as NSOs.

7.           EFFECT OF CERTAIN TRANSACTIONS

(a)         Mergers, etc. Except as otherwise expressly provided in an Award agreement or other agreement or by the Administrator, the following provisions will apply in the event of a Covered Transaction:

(1)         Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for (A) the assumption or continuation of some or all outstanding Awards or any portion thereof or (B) the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2)         Cash-Out of Awards. Subject to Section 7(a)(5) below, the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof (including only the vested portion thereof, with the unvested portion terminating as provided in Section 7(a)(4) below), equal in the case of each applicable Award or portion thereof to the excess, if any, of (A) the Fair Market Value of one share of Stock multiplied by the number of shares of Stock subject to the Award or such portion, minus (B) the aggregate exercise or purchase price, if any, of such Award or such portion thereof (or, in the case of a SAR, the aggregate base value above which appreciation is measured), in each case on such payment and other terms and subject to such conditions (which need not be the same as the terms and conditions applicable to holders of Stock generally), as the Administrator determines, including that any amounts paid in respect of such Award in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate. For the avoidance of doubt, if the per share exercise or purchase price (or base value) of an Award or portion thereof is equal to or greater than the Fair Market Value of one share of Stock, such Award or portion may be cancelled with no payment due hereunder or otherwise in respect thereof.

(3)         Acceleration of Certain Awards. Subject to Section 7(a)(5) below, the Administrator may provide that any Award requiring exercise will become exercisable, in full or in part, that the restrictions applicable to any Award of Restricted Stock will lapse, in full or in part, and/or that the delivery of any shares of Stock remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated, in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following the exercise, lapse of restrictions or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

(4)         Termination of Awards upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) immediately upon the consummation of the Covered Transaction, other than (A) any Award that is assumed, continued or substituted for pursuant to Section 7(a)(1) above, and (B) any Award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction.

(5)         Additional Limitations. Any share of Stock and any cash or other property or other award delivered pursuant to Section 7(a)(1), Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate, including to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or an acceleration under Section 7(a)(3) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(6)         Uniform Treatment. For the avoidance of doubt, the Administrator need not treat Participants or Awards (or portions thereof) in a uniform manner, and may treat different Participants and/or Awards differently, in connection with a Covered Transaction.

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(b)         Changes in and Distributions with Respect to Stock.

(1)         Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization, spin-off or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules or in the case of an extraordinary cash dividend, the Administrator shall make appropriate adjustments to the Share Pool and to the limit described in Section 4(d), and shall make appropriate adjustments to the number and kind of shares of stock or securities underlying Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(2)         Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Sections 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan or any Award.

(3)         Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.           LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (a) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (b) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (c) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to the exercise of an Award or the delivery of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act, or any applicable state or non-U.S. securities law. Any Stock delivered under the Plan will be evidenced in such manner as the Administrator determines appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued in connection with Stock issued under the Plan, the Administrator may require that such certificates bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending the lapse of the applicable restrictions.

9.           AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by applicable law, and may at any time terminate the Plan as to any future grants of Awards; provided, however, that except as otherwise expressly provided in the Plan or the applicable Award, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so in the Plan or at the time the applicable Award was granted. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code) or stock exchange requirements, as determined by the Administrator. For the avoidance of doubt, without limiting the Administrator’s rights hereunder, the following shall not be treated as an amendment requiring a Participant’s consent: (a) adjustment to any Award pursuant to the terms of Section 7 or Section 12, (b) any amendment that the Administrator deems necessary or desirable for the purpose of complying the Plan or an Award with changes in accounting standards or applicable laws, regulations or rules, including, but not limited to, Section 409A or (c) any amendment that causes an ISO to become a NSO.

10.         OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not affect the right of the Company or any of its subsidiaries to grant any person bonuses or other compensation in addition to Awards under the Plan.

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11.         MISCELLANEOUS

(a)         Waiver of Jury Trial. By accepting or being deemed to have accepted an Award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any Award to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b)         Limitation of Liability. Notwithstanding anything to the contrary in the Plan or any Award, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to any Award.

(c)         Unfunded Plan. The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any Award. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

12.         ESTABLISHMENT OF SUB-PLANS

The Administrator may at any time and from time to time (including before or after an Award is granted) establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan for Participants based outside of the U.S. and/or subject to the laws of countries other than the U.S., including by establishing one or more sub-plans, supplements or appendices under the Plan or any Award agreement for the purpose of complying or facilitating compliance with non-U.S. laws or taking advantage of tax favorable treatment or for any other legal or administrative reason determined by the Administrator. Any such sub-plan, supplement or appendix may contain, in each case, (a) such limitations on the Administrator’s discretion under the Plan and (b) such additional or different terms and conditions, as the Administrator deems necessary or desirable and will be deemed to be part of the Plan but will apply only to Participants within the group to which the sub-plan, supplement or appendix applies (as determined by the Administrator); provided, however, that no sub-plan, supplement or appendix, rule or regulation established pursuant to this provision shall increase Share Pool.

13.         GOVERNING LAW

(a)         Certain Requirements of Corporate Law. Awards and shares of Stock will be granted, issued and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(b)         Other Matters. Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 or as provided in Section 13(a) above, the domestic substantive laws of the State of Delaware govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c)         Jurisdiction. Subject to Section 11(a) and except as may be expressly set forth in an Award agreement, by accepting (or being deemed to have accepted) an Award, each Participant agrees or will be deemed to have agreed to (1) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located

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within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (2) not commence any suit, action or other proceeding arising out of or based upon the Plan or any Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware; and (3) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that the Participant is not subject personally to the jurisdiction of the above-named courts that the Participant’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or any Award or the subject matter thereof may not be enforced in or by such court.

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EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, have the meanings and are subject to the provisions set forth below:

“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Administrator”: The Compensation Committee, except with respect to such matters that are not delegated to the Compensation Committee by the Board (whether pursuant to committee charter or otherwise). The Compensation Committee (or the Board, with respect to such matters over which it retains authority under the Plan or otherwise) may delegate (i) to one or more of its members (or one or more other members of the Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by Section 152 or 157(c) of Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. For purposes of the Plan, the term “Administrator” will include the Board, the Compensation Committee, and the person or persons delegated authority under the Plan to the extent of such delegation, as applicable. With respect to any Award to which Section 16 of the Exchange Act applies, the Administrator shall consist of either the Board or a committee of the Board, which committee shall consist of two or more directors, each of whom is intended to be, to the extent required by Rule 16b-3 of the Exchange Act, a “non-employee director” as defined in Rule 16b-3 of the Exchange Act and an “independent director” to the extent required by the rules of the national securities exchange that is the principal trading market for the Stock; provided, that with respect to Awards made to a member of the Board who is not an employee of the Company, “Administrator” means the Board. Any member of the Administrator who does not meet the foregoing requirements shall abstain (or be deemed to have abstained) from any decision regarding an Award and shall not be considered a member of the Administrator to the extent required to comply with Rule 16b-3 of the Exchange Act.

“Award”: Any or any combination of the following:

(i)          Stock Options.

(ii)         SARs.

(iii)        Restricted Stock.

(iv)        Unrestricted Stock.

(v)         Stock Units, including Restricted Stock Units.

(vi)        Performance Awards.

(vii)       Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cause”: In the case of any Participant who is party to an employment agreement, change of control, severance-benefit or similar agreement that contains a definition of “Cause,” the definition set forth in such agreement applies with respect to such Participant for purposes of the Plan for so long as such agreement is in effect. In every other case, “Cause” means, as determined by the Administrator, termination of a Participant’s employment or other service because of: (i) the Participant’s being charged with a felony (or similar crime in a foreign jurisdiction) or crime of dishonesty or moral turpitude, (ii) insubordination, gross negligence or willful misconduct in the performance of the Participant’s duties, (iii) illegal use of controlled substances during the performance of the Participant’s duties or that adversely affects the reputation or best interests of the Company or any of its subsidiaries, (iv) the Participant’s commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or a material act of dishonesty against the Company or any of its subsidiaries, (v) material breach by the Participant of any written employment,

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non-competition, non-solicitation, confidentiality or similar agreement with the Company or any of its subsidiaries, (vi) the Participant’s material noncompliance with Company policy or code of conduct, (vii) the Participant’s persistent neglect of duty or chronic unapproved absenteeism, (viii) the Participant’s willful and deliberate failure in the performance of the Participant’s duties in any material respect, in each case, as determined in good faith by the Compensation Committee in its sole discretion, or (ix) any other conduct by a Participant that could be expected to be harmful to the business, interests or reputation of the Company or any of its subsidiaries.

“Closing Date”: The date of the closing of the transactions contemplated by that certain Business Combination Agreement made and entered into as of August 21, 2024, by and among Inflection Point Acquisition Corp. II, a Cayman Islands exempted company, IPXX Merger Sub, LLC, a Delaware limited liability company and USA Rare Earth, LLC, a Delaware limited liability company.

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect, including any applicable regulations and formal guidance issued thereunder.

“Compensation Committee”: The Compensation Committee of the Board.

“Covered Transaction”: Any of the following:

(i)          The consummation of a reorganization, merger, share exchange or consolidation of the Company, or sale of all or substantially all of the assets of the Company, other than: (a) a reorganization, merger, share exchange or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such reorganization, merger, share exchange or consolidation; or (b) a merger or capitalization effected to implement a recapitalization of the Company (or similar transaction) in which no entity or person is or becomes the beneficial owner, directly or indirectly (as determined under Rule 13d-3 promulgated under the Exchange Act), of securities representing more than the amounts set forth in (ii) below;

(ii)         Acquisition of direct or indirect beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), in the aggregate, of securities of the Company representing thirty-five percent (35%) or more of the total combined voting power of the Company’s issued and outstanding voting securities by any entity or person (other than the Company or any of its subsidiaries, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Stock) acting in concert; or

(iii)        During any period of not more than twelve (12) months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

(iv)        Liquidation or dissolution of the Company.

Notwithstanding anything herein to the contrary, for Awards that are subject to Section 409A, the Administrator may, in its sole discretion, prescribe in an applicable Award agreement or other written agreement approved by the Administrator, an alternative definition of “Covered Transaction” that is intended to satisfy the requirements of Section 409A and, to the extent required by Section 409A, provides that a Covered Transaction shall not be deemed to occur unless such event constitutes a “change in control event” within the meaning of Section 409A of the Code.

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“Director”: A member of the Board who is not an Employee.

“Disability”: In the case of any Participant who is party to an employment, change of control, severance-benefit or similar agreement that contains a definition of “Disability” (or a corollary term), the definition set forth in such agreement applies with respect to such Participant for purposes of the Plan for so long as such agreement is in effect. In every other case, “Disability” means, as determined by the Administrator, absence from work due to a disability for a period in excess of ninety (90) days in any twelve (12)-month period that would entitle the Participant to receive benefits under the Company’s long-term disability program as in effect from time to time (if the Participant were a participant in such program).

“Effective Date”: The later of the date the Plan was approved by the Company’s stockholders or the Closing Date.

“Employee”: Any person who is employed by the Company or any of its subsidiaries.

“Employment”: A Participant’s employment or other service relationship with the Company or any of its subsidiaries. Employment will be deemed to continue, unless the Administrator otherwise determines, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or any of its subsidiaries. If a Participant’s employment or other service relationship is with any subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Participant transfers Employment to the Company or one of its remaining subsidiaries. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Fair Market Value”: As of a particular date, (i) the closing price for a share of Stock reported on the Nasdaq Stock Market (or any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO in the applicable Award agreement.

“NSO”: A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.

“Participant”: An eligible Employee, Director, consultant, advisor to whom an Award has been granted pursuant to the Plan.

“Performance Award”: An Award subject to performance vesting conditions, which may include Performance Criteria.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to a Participant individually, or to a business unit or division of the Company or to the Company as a whole and may relate to any or any combination of any criterion

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or criteria determined by the Administrator (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or the performance of one or more companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Administrator specifies. A Performance Criterion may also be based on individual performance and/or subjective performance criteria. The Administrator may provide that one or more of the Performance Criteria applicable to such Award will be adjusted in a manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria. Performance Criteria may be based upon one or more of the following (including adjusted versions of the following), without limitation, as determined by the Administrator; provided, however, that the Administrator retains discretion to select any other Performance Criteria whether or not listed herein: (i) revenue; (ii) sales; (iii) expenses; (iv) operating income; (v) gross margin; (vi) operating margin; (vii) earnings or adjusted earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; (viii) pre-tax profit; (ix) net operating income; (x) net income; (xi) economic value added; (xii) free cash flow or adjusted free cash flow; (xiii) operating cash flow; (xiv) balance of cash, cash equivalents and marketable securities; (xv) stock price; (xvi) earnings per share; (xvii) return on stockholder equity; (xviii) return on capital; (xix) return on assets; (xx) return on investment; (xxi) total stockholder return; (xxii) employee satisfaction; (xxiii) employee retention; (xxiv) market share; (xxv) customer satisfaction; (xxvi) product development; (xxvii) research and development expenses; (xxviii) completion of an identified special project; (xxix) completion of a joint venture or other corporate transaction; and (xxx) personal performance objectives established for an individual Participant or group of Participants.

“Person”: Any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter, initial purchaser or placement agent temporarily holding the capital stock of the Company pursuant to a registered public offering.

“Restricted Stock”: Stock subject to restrictions requiring that it be forfeited, redelivered or offered for sale to the Company if specified performance or other vesting conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or of cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.

“Securities Act”: The Securities Act of 1933, as amended

“Share Pool”: The number of shares of Stock available for issuance under the Plan as set forth in Section 4(a).

“Stock”: The Company’s Common Stock, par value $[•] per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Substitute Awards”: Awards granted under the Plan in substitution for one or more equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

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